As filed with the Securities and Exchange Commission on December 10, 2001

                                                     Registration No. 333-70888
                                                  Registration No. 333-70888-01
===============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------

                            AMENDMENT NO. 4 TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                          PRUDENTIAL FINANCIAL, INC.
            (Exact name of registrant as specified in its charter)

             New Jersey                              6719                              22-3703799
  (State or Other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)         Classification Code Number)            Identification Number)

                     PRUDENTIAL FINANCIAL CAPITAL TRUST I
            (Exact name of registrant as specified in its charter)

              Delaware                               6719                              22-6899432
  (State or Other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)         Classification Code Number)            Identification Number)

                                --------------
                               751 Broad Street
                           Newark, New Jersey 07102
                                (973) 802-6000
  (Address, including Zip code, and telephone number, including area code, of registrant's principal executive offices)
                             John M. Liftin, Esq.
                                General Counsel
                          Prudential Financial, Inc.
                               751 Broad Street
                           Newark, New Jersey 07102
                                (973) 802-6000
(Name, address, including Zip code, and telephone number, including area code, of agent for service)
                                --------------
                                  Copies to:

                Andrew S. Rowen, Esq.                                   Alan L. Beller, Esq.
               Donald C. Walkovik, Esq.                                  Yong G. Lee, Esq.
                 Sullivan & Cromwell                             Cleary, Gottlieb, Steen & Hamilton
                   125 Broad Street                                      One Liberty Plaza
               New York, New York 10004                               New York, New York 10006
                    (212) 558-4000                                         (212) 225-2000

                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                --------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

===============================================================================
                                               Proposed Maximum    Amount of
            Title of Each Class                   Aggregate       Registration
      of Securities to Be Registered         Offering Price(7)(8)     Fee
-------------------------------------------------------------------------------
Equity Security Units......................      $575,000,000       $143,750(9)
Debentures of Prudential Financial,
 Inc.(1)...................................          --               --
Redeemable Capital Securities of Prudential
 Financial Capital Trust I(2)..............          --               --
Common Stock ($0.01 par value per
 share)(3)(4)..............................      $575,000,000       $143,750(9)
Stock Purchase Contracts(5)................          --               --
Prudential Financial, Inc. Guarantee with
 respect to Redeemable Capital
 Securities(6).............................          --               --
===============================================================================

(1) Up to $575,000,000 in aggregate principal amount of Debentures of Prudential Financial, Inc. may be issued and sold by Prudential Financial, Inc. to Prudential Financial Capital Trust I in connection with the issuance by the trust of up to 11,500,000 of its Redeemable Capital Securities. The Debentures may be distributed, under certain circumstances, to the holders of the Redeemable Capital Securities for no additional consideration.
(2) The Redeemable Capital Securities of Prudential Financial Capital Trust I are offered as a component of the Equity Security Units for no additional consideration.
(3) Shares of Common Stock of Prudential Financial, Inc. may be issued to the holders of Equity Security Units upon settlement or termination of the Stock Purchase Contracts, for a purchase price of $50 per unit. The actual number of shares of Common Stock to be issued will not be determined until the date of settlement or termination of the related Stock Purchase Contract.
(4) Each share of Common Stock includes one Shareholder Protection Right as described under "Description of Capital Stock".
(5) The Stock Purchase Contracts are offered as a component of the Equity Security Units for no additional consideration.
(6) No separate consideration will be received for the Prudential Financial, Inc. Guarantee.
(7) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(n) under the Securities Act of 1933, as amended.
(8) Exclusive of accrued interest, distributions and dividends, if any.
(9) Previously paid.
                                --------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              Subject to Completion. Dated December 10, 2001.


                          [LOGO] Prudential Financial

                                10,000,000 Units

                           Prudential Financial, Inc.
                      Prudential Financial Capital Trust I
                            % Equity Security Units

                                  ----------

  This is an initial public offering of equity security units of Prudential Financial, Inc.

  Each equity security unit has a stated amount of $50 and will initially consist of

  . a contract to purchase, for $50, shares of Common Stock of Prudential
    Financial, Inc. on      , 2004; and

  . a redeemable capital security of Prudential Financial Capital Trust I with a stated liquidation amount of $50.

  The redeemable capital security will initially be pledged to secure your obligation to purchase Common Stock under the related purchase contract. The capital security is redeemable by Prudential Financial Capital Trust I for cash only after approximately five years as described in this prospectus (and for this reason is referred to as redeemable).


  We will make quarterly contract fee payments to you under the purchase contract at the annual rate of % of the stated amount of $50 per purchase contract. In addition, you will receive quarterly distributions on the redeemable capital security at the annual rate of % of the stated liquidation amount of $50 per redeemable capital security. We have the right to defer the contract fee payments and the distributions on the redeemable capital securities, as described in this prospectus. The distribution rate on the redeemable capital securities will be reset, and the redeemable capital securities remarketed, as described in this prospectus.

  Prudential Financial, Inc. will, on a senior and unsecured basis, irrevocably guarantee payments on the redeemable capital securities to the extent of available trust funds.

  Prior to this offering and the concurrent initial public offering of Common Stock, there has been no public market for the units or Common Stock. We intend to list the units on the New York Stock Exchange under the symbol "PFA". We also intend to list the Common Stock that we will issue in the concurrent public offering on the New York Stock Exchange under the symbol "PRU".

  In addition to these offered units, we will make an initial public offering of 110,000,000 shares of Common Stock of Prudential Financial, Inc. We are offering the shares of Common Stock in connection with the reorganization of The Prudential Insurance Company of America from a mutual life insurance company owned by its policyholders to a stock life insurance company that will be a wholly owned subsidiary of Prudential Financial, Inc. in a process known as a demutualization. To the extent the underwriters sell more than 110,000,000 shares of Common Stock, the underwriters have the option to purchase up to an additional 16,500,000 shares from Prudential Financial, Inc. at the initial public offering price less the underwriting discount.

  We will also issue an estimated 456,300,000 shares of Common Stock of Prudential Financial, Inc. to policyholders of The Prudential Insurance Company of America and some of its subsidiaries as part of the demutualization. In addition, we plan to issue up to 2,000,000 shares of Class B Stock to institutional investors in a private placement. The closing of this offering is subject to the completion of the demutualization of The Prudential Insurance Company of America, the initial public offering of Common Stock and the private placement of the Class B Stock.

  See "Risk Factors" beginning on page 34 to read about certain factors you should consider before buying units.

                                  ----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  ----------

                                                                      Per
                                                                      Unit Total
                                                                      ---- -----
Initial public offering price........................................ $    $
Underwriting discount................................................ $    $
Proceeds, before expenses, to Prudential Financial, Inc.............. $    $

  The initial public offering price set forth above does not include accumulated distributions, if any. Contract fee payments on the purchase contracts and distributions on the redeemable capital securities will accrue
from the date of original issuance of the units, expected to be      , 2001.

  To the extent that the underwriters sell more than 10,000,000 units, the underwriters have the option to purchase up to an additional 1,500,000 units from Prudential Financial, Inc. at the initial public offering price less the underwriting discount.

                                  ----------

  The underwriters expect to deliver the units in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York, on      , 2001.

Goldman, Sachs & Co.                                       Prudential Securities
Credit Suisse First Boston
     Deutsche Banc Alex. Brown
           Lehman Brothers
                Merrill Lynch & Co.
                      Morgan Stanley
                           Salomon Smith Barney
                                The Williams Capital Group, L.P.

                                  ----------

                         Prospectus dated      , 2001.

                               PROSPECTUS SUMMARY

  We currently conduct our business through The Prudential Insurance Company of America and its subsidiaries. In connection with the demutualization, Prudential Financial, Inc. will become the ultimate holding company for all of our companies. "Prudential", "we", "us", and "our" refer to our consolidated operations before and after demutualization. "The Prudential Insurance Company of America" also refers to its stock life insurance company successor upon completion of the demutualization.

  We have included a glossary of insurance and other terms commencing on page G-1. These terms are printed in boldface type the first time they appear in this prospectus summary and the first time they appear after the prospectus summary.

  Information regarding the number of shares of Prudential Financial, Inc. Common Stock to be outstanding after this offering of the units, the concurrent initial public offering of Common Stock and the concurrent distribution of Common Stock to the policyholders of The Prudential Insurance Company of America does not include shares of Common Stock issuable upon the settlement of the purchase contracts that are a part of the units offered by this prospectus.

  References to the capital stock and the Common Stock of Prudential Financial, Inc. in this prospectus do not include shares of its Class B Stock.

                                   Prudential

  We are one of the largest financial services institutions in the United States. We provide a wide range of insurance, investment management and other financial products and services and have more than 15 million individual and institutional customers in the United States and over 30 foreign countries.

  We have a leading or significant market presence in most of the markets we serve. The Prudential name and "Rock" logo are among the most widely recognized in the United States.

  At September 30, 2001, we had $22.1 billion in total equity and $295.7 billion in total assets. For the nine months ended September 30, 2001, our total revenues were $20.4 billion and our net income was $352 million, and for the year ended December 31, 2000, our total revenues were $26.5 billion and our net income was $398 million. As of September 30, 2001, we had

  . total assets under management and administration of $564.2 billion, consisting of:

   . total assets under management (including assets in our general and separate accounts) of approximately $373.3 billion, and

   . additional assets in securities brokerage and bank custodial accounts and other assets under administration of $190.9 billion,

  . total gross life insurance in force in the United States of $1.3 trillion (including individual and group insurance), and

  . total gross life insurance in force in Japan and other countries outside the United States of $457.8 billion (including individual and group insurance).

  At December 31, 2000 (the latest date for which information is available), we had the second largest individual life insurance business in the United States in terms of statutory net written premiums and were the second largest U.S. life insurer in terms of total gross life insurance in force in the United States according to A.M. Best.


  We have one of the largest distribution forces in the financial services industry, with approximately 21,900 sales people worldwide at September 30, 2001, including approximately

  . 4,900 Prudential Agents, who are insurance agents in our insurance operations in the United States,

  . 4,000 Life Planners and 6,600 Gibraltar Life Advisors, who are insurance agents in our insurance operations outside the United States, and

  . 6,400 domestic and international Financial Advisors, who are financial advisors and securities brokers in our Prudential Securities operations.

                        Business Divisions and Segments

  We conduct our principal businesses through four divisions: U.S. Consumer, Employee Benefits, International and Asset Management. We also conduct other activities in Corporate and Other operations. We refer to the businesses that comprise our four operating divisions and our Corporate and Other operations, collectively, as our "Financial Services Businesses". We also have a Traditional Participating Products segment primarily composed of our domestic participating products. We will cease offering these participating products in connection with the demutualization.

Financial Services Businesses

  U.S. Consumer Division. Our U.S. Consumer division consists of four segments:
Individual Life Insurance, Private Client Group, Retail Investments and Property and Casualty Insurance.

  Our Individual Life Insurance segment manufactures and distributes variable life, term life and other non-participating life insurance protection products to the U.S. retail market and distributes investment and protection products for our other segments.

  . As of June 30, 2001, we were the largest U.S. variable life insurer according to Tillinghast-Towers Perrin, with $15.4 billion of variable life insurance assets, representing a market share of 20%.

  . For the six months ended June 30, 2001, we were the seventh largest seller of individual variable life insurance and the ninth largest seller of individual term life insurance, including participating term life policies, in the United States, in terms of new annualized premiums according to LIMRA.

  We distribute our individual life insurance products in the United States primarily through our Prudential Agents. Increasingly, we also distribute individual life insurance domestically through PruSelect, which targets the affluent and, more recently, the mass affluent markets, through third-party distribution channels. In 2000, our PruSelect channel accounted for 33% of our total domestic individual life insurance sales, including traditional participating policies, as measured by statutory first year premiums and deposits, up from 12% in 1996.

  Our Private Client Group segment provides full service securities brokerage and financial advisory services to U.S. retail customers through our Financial Advisors. At December 31, 2000, Prudential Securities, with approximately 5,900 domestic Financial Advisors, was the eighth largest securities brokerage firm in the United States based on the number of retail registered representatives according to the Securities Industry Association. At September 30, 2001, we had approximately 5,600 domestic Financial Advisors.

  Our Retail Investments segment provides mutual funds, variable and fixed annuities and wrap-fee products to U.S. retail customers. At June 30, 2001, we were the seventh largest mutual fund wrap provider based on market share according to Cerulli Associates, Inc., and the 24th largest mutual fund management company in the United States in terms of assets under management according to the Investment Company Institute. Our Retail Investments segment distributes primarily through our Financial Advisors and Prudential Agents and through third-party channels.

  Our Property and Casualty Insurance segment manufactures and distributes personal lines property and casualty insurance products, principally automobile and homeowners insurance, to the U.S. retail market. We distribute these products through our Prudential Agents and through alternative distribution channels.

  Employee Benefits Division. Our Employee Benefits division, currently known in the marketplace as Prudential Institutional, consists of two segments: Group Insurance and Other Employee Benefits. Our Group Insurance segment manufactures and distributes group life, disability and related insurance products in connection with employee and member benefit plans. For the six months ended June 30, 2001, we were the second largest seller of group life insurance in the United States based on new sales according to LIMRA. The principal sales channel for our group life and disability insurance is our institutional sales force, which distributes through the independent broker and consultant market. Our Other Employee Benefits segment provides products and services for defined contribution and other retirement plans as well as guaranteed investment contracts and group annuities. We distribute employee benefits products primarily through our own specialized institutional sales forces, third-party distributors and Financial Advisors. At December 31, 2000, we were the second largest provider of relocation services to employers according to Relocation Information Service Incorporated. We also market real estate brokerage franchises to regional and local real estate brokers.

  International Division. Our International division consists of two segments:
International Insurance and International Securities and Investments. Our International Insurance segment manufactures and distributes individual life insurance products through approximately 4,000 Life Planners to affluent markets in Japan, Korea and six other Asian, Latin American and European countries. In Japan, which, according to Moody's, has the largest insurance market of any country in the world based on total premium income as a percentage of the gross domestic product, we ranked second based on absolute growth in Japanese yen of life insurance in force in 2000. In April 2001, we completed the acquisition of Kyoei Life Insurance Co., Ltd., a financially troubled Japanese life insurer now renamed "Gibraltar Life Insurance Company, Ltd.", following reorganization proceedings which substantially restructured its assets and liabilities. Gibraltar Life's financial results from April 2, 2001 to August 31, 2001 are included in our consolidated financial results as of and for the nine months ended September 30, 2001. Our initial investment in Gibraltar Life totaled approximately $1.2 billion. Gibraltar Life manufactures and distributes individual life insurance products through approximately 6,600 Life Advisors. Within our International Securities and Investments segment we provide full service securities brokerage, asset management and financial advisory services to retail and institutional clients outside the United States, primarily through approximately 640 international Financial Advisors.

  Asset Management Division. Our Asset Management division consists of two segments: Investment Management and Advisory Services and Other Asset Management. The Investment Management and Advisory Services segment provides asset management products and services to unaffiliated institutional clients as well as management services for assets supporting products offered by our other businesses. At September 30, 2001, this segment managed approximately $288 billion of our $373 billion of total assets under management, as follows:

  . $93 billion of retail customer assets, including mutual funds and variable insurance and variable annuity products,

  . $85 billion of institutional customer assets, and

  . $110 billion of general account assets.

  The Other Asset Management segment engages in equity securities sales and trading, investment research, investment activities and syndications.

  Corporate and Other Operations. Corporate and Other operations includes corporate-level activities, including investment activities and international ventures that we do not allocate to our business segments.

  During the last five years, we have divested or stopped pursuing a number of under-performing businesses, including healthcare, reinsurance, commercial insurance and home mortgage businesses. Additionally, we restructured the capital markets activities of Prudential Securities, exiting its lead-managed equity underwriting for corporate issuers and institutional fixed income businesses. Corporate and Other operations also include these divested and wind-down businesses, except for our divested healthcare business, which is treated as a discontinued operation.

Traditional Participating Products

  As a mutual insurance company, we issued most of our individual life insurance products on a "participating" basis, whereby policyholders are eligible to receive policyholder dividends reflecting experience. These life insurance products have historically been included in our Traditional Participating Products segment. In connection with the demutualization, we will cease offering domestic participating products. The liabilities for our individual in force participating products will then be segregated, together with assets which will be used exclusively for the payment of benefits and policyholder dividends, expenses and taxes with respect to these products, in a regulatory mechanism referred to as the "Closed Block". We have selected the amount and type of Closed Block Assets and Closed Block Liabilities included in the Closed Block so that the Closed Block Assets initially will have a lower book value than the Closed Block Liabilities. We expect that the Closed Block Assets will generate sufficient cash flow, together with anticipated revenues from the Closed Block policies, over the life of the Closed Block to fund payments of all expenses, taxes and policyholder benefits to be paid to, and the reasonable dividend expectations of, policyholders of the Closed Block products. We also will segregate, for accounting purposes, the Surplus and Related Assets that we will need to hold outside the Closed Block to meet capital requirements related to the products included within the Closed Block. No policies sold after demutualization will be added to the Closed Block and its in force business is expected to ultimately decline as we pay policyholder benefits in full. We expect the proportion of our business represented by the Closed Block to decline as we grow other businesses. A minor portion of our Traditional Participating Products segment has consisted of other traditional insurance products that will not be included in the Closed Block.

  Historically, the participating products to be included in the Closed Block, as well as the other products included in the Traditional Participating Products segment, have yielded lower returns on capital invested than many of our other businesses. The separation, for segment reporting purposes, of the Traditional Participating Products segment from our Financial Services Businesses permits us to better identify the results of these businesses. However, the relatively lower returns to us on traditional participating products will continue to affect our consolidated results of operations for many years.

  As discussed below, concurrent with this offering and the initial public offering of Common Stock, we plan to issue, in a private placement, shares of Class B Stock that will be designed to reflect the performance of our participating products to be included in the Closed Block and other related assets and liabilities. Following such issuance, we will refer to this business as the "Closed Block Business". The Common Stock issued in the initial public offering and issuable under the purchase contracts offered as a part of the units is expected to reflect the performance of our Financial Services Businesses, which will include the capital previously included in the Traditional Participating Products segment in excess of the amount necessary to support the Closed Block Business. The Financial Services Businesses will also include other traditional insurance products previously included in the Traditional Participating Products segment but which will not be included in the Closed Block.

                                    Strategy

  Our goal is to be a worldwide financial services leader in both the growth and protection of our clients' assets. We seek to achieve this goal by providing our customers with the advice and information that they seek through the distribution options of their choice, offering investment and insurance products supported by excellent service. We seek to achieve this goal through the following strategies:

  . Build on our brand name and leading market positions. We have been in business for over 125 years, and the Prudential name and "Rock" logo are among the most widely recognized in the United States. Our "Rock" logo has long been associated with trust and financial strength. We believe that our brand will continue to be a significant competitive advantage in an increasingly crowded financial services marketplace. In the United States, we are among the most diversified organizations in the financial services industry, with leading or significant positions in life insurance, annuities, securities brokerage, mutual funds, 401(k) plan products, asset management and residential real estate brokerage franchise and relocation services. We have built a customer base of over 11 million households in the United States, or one in every 10 U.S. households. We will continue to focus aggressively on customer service and retention as we attempt to maximize the value of our customer base. In addition, we have in excess of 24,000 institutional relationships and over one million international retail customers.

  . Grow our U.S. retail mass affluent customer base. Our customer base includes approximately 3.6 million U.S. retail households with incomes or investable assets in excess of $100,000. We believe that the mass affluent market offers the best opportunity for growth in revenues and profit margins and we seek to expand our presence in the "mass affluent" market, which we define as households with incomes or investable assets between $100,000 and $250,000, as well as in the emerging affluent and pre-retirement markets. We have taken several steps to improve the quality of services provided to the mass affluent market by our Prudential Agent and Financial Advisor distribution system. First, we are targeting new hires for our Prudential Agent force with college educations and prior experience and are enhancing the training and product choices available to them. Second, we have increased the productivity standards for our Prudential Agents several times in the past few years. The actions we have taken to improve the quality and productivity of our Prudential Agent force have resulted in a reduction in the size of the agency force. In 2001, we have again increased the productivity standards. Third, we have begun to transition our Prudential Agents from a transaction focus using proprietary products to meet our customers' financial needs to an approach of offering advice on an array of products manufactured by Prudential as well as other companies. This advice-based approach enables our customers to make more informed decisions about investment and insurance choices. We also have begun to transition our Financial Advisors from a transaction focus to an approach emphasizing fee-based financial advisory services to better meet the needs of the mass affluent market.

      The productivity of our Prudential Agents, as measured by average commissions on new sales of all products by agents employed the entire year, has increased 86% from $18,700 in 1996 to $34,700 in 2000. The productivity of our domestic Financial Advisors, as measured by gross revenues, has increased 26% from $319,000 in 1996 to $401,000 in 2000. Productivity on an annualized basis declined during the first nine months of 2001 to $29,480 from $30,320 for the first nine months of 2000 for our Prudential Agents and to $338,000 from $412,000 for the first nine months of 2000 for our domestic Financial Advisors, due in large part to the slowdown of the economy and the decline of the stock market.

  . Improve the profitability of our existing U.S. consumer franchise. In addition to our affluent and mass affluent customers, we have an existing customer base of nearly eight million U.S. households which we refer to as the "mass market". We seek to improve the profitability of this customer base by reducing the cost of our operations infrastructure.

  . Expand distribution channels to meet customer needs. In addition to our Prudential sales forces, we are expanding our distribution channels to allow U.S. retail customers to access us through the distribution methods of their choice. Our distribution platform now includes multiple points of access including independent financial advisors, affinity programs, workplace marketing and the Internet. PruSelect, our third-party distribution channel, which has historically focused on serving the intermediaries who provide insurance solutions in support of estate and wealth transfer planning for affluent individuals, is expanding its focus to include mass affluent individuals in addition to affluent individuals. We have begun to establish additional third-party channels for life insurance products, including broker-dealers and independent producers. We sell our retail investment products such as mutual funds, annuities and wrap-fee products through third-party intermediaries, including national and regional broker-dealers and independent financial advisors. Net sales of investment products, other than money market funds, through this channel totaled $2.0 billion in the first nine months of 2001. We also seek to expand distribution of our retail investment products and investment management capabilities by participating in other companies' multi-manager investment platforms. We have invested in workplace/payroll deduction models with our minority investment in an Internet-based employee benefits broker.

      Prudential Securities was one of the first full-service brokerage firms to develop and offer electronic choices in connection with full-service brokerage accounts. We believe that Internet technology and electronic commerce will continue to provide us with new and more efficient ways to communicate with and distribute products to our customers.

  . Continue profitable growth of our international operations. We believe that many of our best opportunities for growth lie outside of the United States. We have a well-established international presence with a client base in excess of one million individuals.

      The compound annual growth rate in our international annualized new business premiums for individual life insurance was 25% per year from 1998 to 2000, excluding Gibraltar Life, on a constant exchange rate basis. In Japan, we pioneered a highly effective Life Planner distribution model that targets affluent market segments. We believe that this distribution model contributed to a second year persistency level of 90% in 2000 in comparison to the Japanese industry average of 74% according to Gyomu Kondan-Kai, a Japanese life insurance industry trade association. We have expanded our presence in other international markets, including Korea and Taiwan, where we have successfully implemented the Life Planner model. We have also entered five other markets in Asia, Latin America and Europe.

      Our international insurance expansion historically has involved "exporting" the successful Life Planner distribution model of Prudential of Japan to other countries. With our acquisition of Gibraltar Life in April 2001, we are broadening our strategy to include the mass and affinity markets in Japan. Our acquisition of the restructured Gibraltar Life significantly increases the scale of our International Insurance segment. However, Gibraltar Life is not expected to grow at the rate of our other international insurance businesses that target the affluent market.

      We seek to expand our position internationally in securities brokerage, financial advisory and asset management services for the affluent market. We have made several acquisitions and investments in international asset management firms, and we intend to continue to grow our international businesses significantly in the future.

  . Strengthen institutional relationships to grow our employee benefits businesses and enhance access to retail customers. We are a leading provider of life and disability insurance, retirement services, relocation services and other benefits to employees through group contracts and our relationships with institutional clients. We have relationships with over 24,000 institutions of all sizes, representing over 30 million employees and members with over 12 million participants. Our Group Insurance segment has grown significantly since 1997, with a compound annual growth rate in revenues of 13% from 1998 to 2000. We also believe that the workplace channel is an effective way to acquire additional individual customers. By using our employee and group benefits marketing skills, we seek to strengthen our relationships with institutions of all sizes and increase the distribution of voluntary benefits products to their employees. We seek to use technology to accelerate revenue growth and improve cost efficiencies. Through our voluntary benefits website, we offer employees of our institutional customers Prudential voluntary benefits products as well as selected products from other leading companies in a convenient, easy to use, on-line format with call center support. Our business arrangements with an Internet-based employee benefits service provider are intended to broaden our distribution of Prudential products and services.

  . Grow fee-based assets under management. We are a leading asset manager with $373 billion of assets under management at Sepember 30, 2001, including $288 billion managed by our Asset Management division. We seek to increase fee-based assets under management by expanding our sales of investment and insurance products such as variable annuities, mutual funds, variable life insurance and wrap-fee products that provide customers with a variety of investment options, as well as providing investment management services to institutions. During 2000, we consolidated resources in our public equity asset management businesses into Jennison Associates, our widely recognized manager of institutional assets. By doing so, we seek to enhance our competitive position, increase sales of proprietary products through our distribution channels and expand distribution through outside channels.

  . Improve our financial performance. We are seeking to improve our operating performance, especially in our mature businesses, in two primary ways: by focusing on capital management and by eliminating certain expenses.

   We have improved capital efficiency by exiting under-performing businesses, such as lead-managed equity underwriting for corporate issuers and institutional fixed income, healthcare, reinsurance and residential first mortgage lending, as well as by focusing on asset accumulation, variable insurance products and other businesses that offer attractive returns for the capital that they require. We continue to seek opportunities to improve capital efficiency as evidenced by our decision to raise less capital through this offering and our initial public offering of Common Stock than is provided to policyholders receiving cash or policy credits in our demutualization and thereby reduce the excess capital supporting our Financial Services Businesses. In addition, we plan to issue securities, in private placements, which will represent economic interests in the Closed Block Business.

   We are also implementing strategies to improve our performance by eliminating certain expenses, including overhead in our corporate and field offices. In particular, beginning in 1999 we commenced an initiative to restructure our field operations in our Individual Life Insurance segment by reducing the number of sales territories, from 16 to 6, and by consolidating our field offices, which we reduced from 266 to 79. This resulted in the elimination of 600 management positions and approximately 1,100 non-agent positions. In the Private Client Group segment, we have taken actions in 2001 to reduce staffing levels, occupancy costs, and other overhead costs. We have also taken actions in the Retail Investments and Property and Casualty Insurance segments to reduce staffing levels and overhead costs and have targeted cost reductions in several of our other businesses and in Corporate and Other operations.

   While there can be no assurance, we intend our actions to achieve company-wide expense eliminations of over $500 million. The principal component of these expense eliminations will be attributable to our Financial Services Businesses, where we intend to reduce certain operating expenses to below 2000 levels by more than $400 million on an annual basis in 2002, and believe that reduced expenses resulting from these initiatives will benefit results of the Financial Services Businesses thereafter. We expect approximately $150 million of this $400 million reduction in operating expenses to benefit adjusted operating income of the Financial Services Businesses in 2001 as compared to 2000 including approximately $110 million that is reflected in results for the first nine months of the year, and that the remainder of the reduction in operating expenses will further benefit adjusted operating income of the Financial Services Businesses in 2002 as compared to 2001. During 2001 and, with respect to a minor amount, early 2002, we expect the Financial Services Businesses to incur costs of about $170 million in connection with these actions. Of this amount, about $60 million is reflected in results of the first nine months of the year. The remaining portion of the company-wide expense eliminations, amounting to approximately $100 million, will be attributable to the Closed Block Business. Partially offsetting these expense eliminations, we expect to incur additional expenses associated with servicing our stockholder base following demutualization, including mailing and printing fees, of up to $60 million annually, which will be attributed to the Financial Services Businesses.

      We seek growth internally and through acquisition, joint venture or other forms of business combination or investment. Our principal acquisition focus is in our current business lines, both domestically and internationally.

  . Reposition Prudential Securities' domestic businesses to focus on investors rather than issuers. In late 2000 we announced a restructuring of Prudential Securities' capital markets activities to implement a fundamental shift in our business strategy. We exited our lead-managed equity underwriting for corporate issuers and institutional fixed income businesses. Prudential Securities' investment bank historically aspired to lead-manage capital raising transactions in the new issues market. We have exited that business, and we will redirect some of its resources to act as a co-manager for equity new issues and engage in underwritings led by investment banks to generate new issue market products for our investor clients. In addition, our equity research staff, which previously focused on coverage of potential issuer customers, is shifting its focus to cover companies and other topics of interest to our investor clients. We believe that our new strategy, through which we seek to provide advice and quality execution to our retail and institutional customers, will differentiate us from our competitors.

  . Strengthen performance-based culture. We are committed to aligning the incentives and rewards of our senior management team with shareholders' interests. A portion of our managers' compensation is directly linked to market-based measures for their businesses. We will implement stock and option ownership programs for employees that will allow them to become shareholders as soon as possible following the initial public offering. We believe this will strengthen our performance-based culture throughout the organization.

                     Terrorist Attacks on the United States

  Our losses for insurance claims arising in connection with the terrorist attacks on the United States on September 11, 2001 reduced our net income for the nine months ended September 30, 2001 by approximately $30 million after taxes, release of existing reserves and reinsurance coverages.

                    Demutualization and Related Transactions

  We are conducting this offering concurrently with the initial public offering of our Common Stock. The initial public offering of Common Stock is being made in connection with the demutualization of The Prudential Insurance Company of America. In this process, The Prudential Insurance Company of America will convert, pursuant to our plan of reorganization, from a mutual life insurance company owned by policyholders to a stock life insurance company that is a wholly owned indirect subsidiary of Prudential Financial, Inc. The demutualization will extinguish policyholders' membership interests in The Prudential Insurance Company of America, and eligible policyholders will receive compensation in the form of shares of Prudential Financial, Inc.'s Common Stock, cash or policy credits, which are increases in policy values or increases in other policy benefits. We believe the demutualization will allow us to compete more effectively in the global financial services industry by providing full access to the capital markets to fund growth in our businesses. Access to equity will make it easier for us to build new products, services or sales channels that are consistent with our strategy. We will also be able to use our stock to pay for possible acquisitions. In addition, we will be able to use stock-based compensation programs to recruit and retain management and sales personnel whose long-term interests can be aligned with shareholders' interests. Once the conditions to the demutualization have been met, the demutualization will become effective when we complete the initial public offering of Common Stock.

  At the time of demutualization, the Financial Services Businesses and the Closed Block Business will be reported separately for financial reporting purposes and some of the equity capital previously used in our Traditional Participating Products segment will be reallocated to our Financial Services Businesses.

  Based on the assumptions in the pro forma information, the demutualization and the initial public offering of Common Stock will reduce the equity capital of the Financial Services Businesses by approximately $1.558 billion. We estimate the amount of capital needed to compensate policyholders receiving cash or policy credits and fund additional expenses of the demutualization and related transactions is $4.447 billion, while this offering of 10,000,000 equity security units and the concurrent initial public offering of Common Stock is expected to raise only $3.369 billion (assuming the initial public offering price for the Common Stock is $27.50 per share). Although we may raise additional equity capital, as discussed in "--Other Concurrent Offerings" below, we do not expect to raise the full $4.447 billion.

  In connection with the demutualization, we plan to implement two significant changes to our organization and capital structure designed to increase the value of demutualization compensation received by eligible policyholders and enhance our financial flexibility. These intended changes are:

  . Destacking: We plan to "destack" or reorganize the ownership of various subsidiaries of The Prudential Insurance Company of America so that they become direct or indirect subsidiaries of Prudential Financial, Inc. rather than The Prudential Insurance Company of America. The destacking will be accomplished as an extraordinary dividend concurrently with, or within 30 days following, the demutualization. The principal subsidiaries that we are planning to destack, together with certain related assets and liabilities, are:

   . our property and casualty insurance companies,

   . our principal securities brokerage companies,

   . our international insurance companies,

   . our principal asset management operations, and

   . our international securities and investments, domestic banking, residential real estate brokerage franchise and relocation services operations.

      The destacking itself will not affect Prudential Financial, Inc.'s consolidated results or financial reporting. One of the principal purposes of the destacking is to diversify the sources of cash flow that may be paid to Prudential Financial, Inc. by permitting the destacked subsidiaries to pay dividends to Prudential Financial, Inc. directly rather than through The Prudential Insurance Company of America. In addition, we believe that destacking will permit a more efficient use of our capital and will create a better platform for possible acquisitions.

  . Class B Stock and IHC Debt Issuances: We plan to issue shares of Class B
    Stock of Prudential Financial, Inc. to institutional investors in a private placement concurrently with this offering and the initial public offering of our Common Stock. We also plan to issue debt securities through a newly-formed intermediate holding company of The Prudential Insurance Company of America, which debt we refer to as the "IHC debt". A portion of the IHC debt will be insured by a bond insurer. The Class B Stock will be designed to reflect the performance of the Closed Block Business, including the Closed Block Assets and Closed Block Liabilities and the Surplus and Related Assets, as well as other related assets and liabilities noted below, including the IHC debt. We expect that the IHC debt will be serviced by, and the dividends to the holders of the Class B Stock will reflect, the net cash flows of the Closed Block Business over time.

     We believe the sale of the Class B Stock and IHC debt will improve the value and investment attributes of the Common Stock distributed to eligible policyholders in our demutualization and in the initial public offering of Common Stock, and this is the purpose of their issuances. We expect the Common Stock will reflect the performance of our post-demutualization Financial Services Businesses without reflecting the relatively lower returns of the participating products included in the Closed Block. Further, we will allocate the entire net proceeds from the issuances of the Class B Stock and the IHC debt to our Financial Services Businesses. We will use most of these proceeds in our Financial Services Businesses, which should further increase the value of the Financial Services Businesses, although we will use a minority portion of the proceeds of the IHC debt to service payments on that debt.

     For this purpose, on April 25, 2001, we entered into a subscription agreement with institutional investors to purchase 2.0 million shares of Class B Stock at the time of our demutualization, which will generate aggregate gross proceeds of $175 million. On July 31, 2001, we entered into a commitment letter with a bond insurer to insure up to $1.75 billion of IHC debt. The subscription agreement and commitment letter contain conditions to the investors' and the bond insurer's respective commitments. The closing of the private placement of the Class B Stock is a condition to this offering and the initial public offering of Common Stock, but the issuance of the IHC debt is not a condition to this offering and the initial public offering of Common Stock.

     Dividends declared and paid on the Common Stock will depend upon the financial performance of the Financial Services Businesses. Dividends declared and paid on the Common Stock will not depend upon or be affected by the financial performance of the Closed Block Business, unless the Closed Block Business is in financial distress. Dividends declared and paid on the Common Stock also will not be affected by decisions with respect to dividend payments on the Class B Stock except as indicated in the following paragraph.

     Dividends declared and paid on the Class B Stock will depend upon the financial performance of the Closed Block Business and, as the Closed Block matures, the holders of the Class B Stock will receive the surplus of the Closed Block Business no longer required to support the Closed Block for regulatory purposes. Dividends on the Class B Stock will be payable in a specified amount per year, not to exceed specified cash flows of the Closed Block Business. Notwithstanding this, as with any common stock, we will retain the flexibility to suspend dividends on the Class B Stock. However, if we choose not to pay dividends on the Class B Stock when specified cash flows permit us to pay dividends, then we cannot pay cash dividends on the Common Stock. For a detailed discussion of dividends on Common Stock and when they may be affected by decisions regarding dividend payments on the Class B Stock, you should read "Dividend Policy" and "Description of Capital Stock--Common Stock--Dividend Rights".

     The Common Stock and the Class B Stock will be separate classes of common stock under New Jersey corporate law. The shares of Common Stock will vote together with the shares of Class B Stock on all matters (one share, one vote) except as otherwise required by law and except that holders of the Class B Stock will have class voting or consent rights with respect to specified matters directly affecting the Class B Stock. Upon completion of the demutualization, this offering, the concurrent initial public offering of Common Stock and the private placement of Class B Stock, Prudential Financial, Inc. will have approximately 568.3 million total shares of Common Stock and Class B Stock outstanding, with the shares of Class B Stock representing less than 1% of the outstanding shares, based on our assumptions regarding the number of shares issued in the demutualization.

     The issuer of the IHC debt will be Prudential Holdings, LLC. Prudential Holdings, LLC will distribute most of the net proceeds to Prudential Financial, Inc. for general corporate purposes. Prudential Holdings, LLC will deposit a minority portion of the net proceeds of the IHC debt in a debt service coverage account which, together with reinvested earnings thereon, will constitute a source of payment and security for the IHC debt.

     We believe that the proceeds of issuances of the Class B Stock and IHC debt will reflect capital in excess of that necessary to support the Closed Block Business and that the Closed Block Business will have sufficient assets and cash flows to service the IHC debt.

     For a more detailed discussion of the Class B Stock, and the rights of the holders of Common Stock, you should read "Risk Factors--Additional risks relevant to you as holder of our Common Stock due to our issuance of Class B Stock", "Demutualization and Related Transactions--Related Transactions--Class B Stock and IHC Debt Issuances" and "Description of Capital Stock--Common Stock".

  In order to separately reflect the financial performance of the Financial Services Businesses and the Closed Block Business, we will allocate all our assets and liabilities and earnings between the two Businesses and account for them as if they are separate legal entities. Assets and liabilities allocated to the Closed Block Business will be those that we consider appropriate to operate that business. After giving effect to the demutualization and the issuances of Class B Stock and the IHC debt, the Closed Block Business would consist principally of:

  . Within The Prudential Insurance Company of America, Closed Block Assets,
    Surplus and Related Assets and deferred policy acquisition costs and other assets and, with respect to liabilities, Closed Block Liabilities.

  . Within Prudential Holdings, LLC, the principal amount of the IHC debt and related unamortized debt issuance costs and hedging activities.

  . Within Prudential Financial, Inc., dividends received from Prudential
    Holdings, LLC, and reinvestment thereof, and other liabilities of Prudential Financial, Inc., in each case as attributable to the Closed Block Business.

The Financial Services Businesses will bear any expenses and liabilities from litigation affecting the Closed Block policies, subsequent reserve reestimations (if any) with respect to specified incurred but not reported death claims recorded as of demutualization and the consequences of certain adverse tax determinations. These expenses would therefore be reflected in the Financial Services Businesses, and not in the Closed Block Business. In connection with the sale of the Class B Stock and IHC debt, we have agreed, or expect to agree, to indemnify the investors with respect to certain matters, and such indemnification will be borne by the Financial Services Businesses.

  The following diagram reflects the planned allocation of Prudential Financial, Inc.'s consolidated assets and liabilities between the Financial Services Businesses and the Closed Block Business after giving effect to the demutualization and the destacking:

                                  [FLOW CHART]

  You should understand that there will be no legal separation of the two Businesses and that holders of Common Stock and holders of Class B Stock will both be common stockholders of Prudential Financial, Inc. Holders of Common Stock will have no interest in a legal entity representing the Financial Services Businesses, holders of Class B Stock will have no interest in a legal entity representing the Closed Block Business and holders of each class of common stock will be subject to all of the risks associated with an investment in Prudential Financial, Inc. and all of our businesses, assets and liabilities.

  As described herein, the Class B Stock will be exchangeable for or convertible into shares of Common Stock at any time at our discretion, at the discretion of the holders of Class B Stock in the event of certain regulatory events, or mandatorily in the event of a change of control of Prudential Financial, Inc. or a sale of all or substantially all of the Closed Block Business. Commencing in 2016, the Class B Stock will be convertible at the discretion of the holders of the Class B Stock. Upon exchange or conversion of the Class B Stock, the Businesses would cease to be separated and the intended benefits of the separation would also cease.

  Having two classes of common stock could result in potential conflicts of interest between the two classes. Prudential Financial, Inc.'s Board of Directors would have a fiduciary duty to all holders of Common Stock and Class B Stock and intends to resolve such conflicts in a manner it deems fair to such holders.

                      Prudential Financial Capital Trust I

  Prudential Financial Capital Trust I is a statutory business trust created under Delaware law. The trust will issue two classes of trust securities:

  .  redeemable capital securities, which are offered by this prospectus; and

  .  common securities, which will be issued to Prudential Financial, Inc.

The trust securities represent undivided beneficial ownership interests in the assets of the trust. These assets consist solely of debentures issued by Prudential Financial, Inc. to the trust. A holder of units will initially be the beneficial owner of the redeemable capital securities. Those redeemable capital securities will be pledged to secure the obligations of the unit holder under the related purchase contracts. The redeemable capital securities will be held by the collateral agent.

  The trust's redeemable capital securities rank equally with the trust's common securities. Payments upon redemption, liquidation or otherwise will be made on a proportionate basis between the two classes. During the continuance of an event of default under the debenture indenture, the rights of the holders of the redeemable capital securities to receive periodic distributions and payments upon liquidation, redemption and otherwise will be senior to the rights of the holders of the common securities. The aggregate stated liquidation amount of the common securities will equal at least 3% of the total capital of the trust.

  Prudential Financial, Inc. will guarantee distributions on the redeemable capital securities to the extent of available trust funds.

                Accounting Treatment of the Trust and the Units

  The financial statements of Prudential Financial Capital Trust I will be consolidated in our consolidated financial statements, with the redeemable capital securities shown on our consolidated balance sheets under the caption "Guaranteed minority interest in trust holding solely debentures of Parent". The notes to our consolidated financial statements will disclose that the sole asset of the trust will be the debentures issued by Prudential Financial, Inc. to the trust. Distributions on the redeemable capital securities will be reported as a charge to minority interest in our consolidated statements of income, whether paid or accrued.

  Prior to settlement of the purchase contracts through the issuance of Common Stock, the units will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of Common Stock used in calculating earnings per share for any period will be deemed to be increased by the excess, if any, of the number of shares that would be required to be issued upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market, at the average market price during that period, using the proceeds that would be required to be paid upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share, except during periods when the average market price of Common Stock is above $ per share.

                                ----------------

                          Principal Executive Offices

  Prudential Financial Inc.'s principal executive offices are located at 751 Broad Street, Newark, New Jersey 07102. Our telephone number is (973) 802-6000. The principal office of the trust is c/o Chase Manhattan Bank USA, National Association, 500 Stanton Christiana Road, Building 4, 3rd Floor, Newark, Delaware 19713, and its telephone number is (302) 552-6279.

                                  The Offering

What are the units?

  Each equity security unit will have a stated amount of $50 and will initially consist of:

  .  a purchase contract, under which you agree to purchase, for $50, shares
     of Common Stock of Prudential Financial, Inc. on       , 2004 (which we
     refer to as the "stock purchase date"); and

  . a redeemable capital security of Prudential Financial Capital Trust I with a stated liquidation amount of $50.

What are the purchase contracts?

  The purchase contract underlying a unit obligates you to purchase, and us to
sell, for $50, on        2004, a number of newly issued shares of Common Stock
equal to the settlement rate described below.

  We will pay you quarterly contract fee payments on the purchase contracts at
the annual rate of   % of the stated amount of $50 per purchase contract,
subject to our right to defer these payments. We will determine the number of shares you will receive by the settlement rate described below, based on the average closing price of the Common Stock during a specified period prior to the stock purchase date.

  We will make contract fee payments only to the earlier of       , 2004 or the
most recent quarterly payment date on or before any early settlement of the related purchase contracts.

What are the redeemable capital securities?

  The redeemable capital securities, and the common securities issued concurrently to Prudential Financial, Inc., represent undivided beneficial ownership interests in the assets of Prudential Financial Capital Trust I. The property trustee of the trust will hold legal title to the assets. The trust's
assets consist solely of debentures maturing on     , 2006, issued by
Prudential Financial, Inc. to the trust. Because each holder has an "undivided" beneficial interest in the trust's assets, the holder has a proportional interest in the collective assets of the trust, rather than in any specific debenture.

  The debentures will have an interest rate and principal amount that are the same as the distribution rate and stated liquidation amount of the trust securities.

  We will pay you quarterly cumulative cash distributions at the annual rate of % of the stated liquidation amount of $50 per redeemable capital security, subject to our right to defer these distributions.

  Upon payment of the debentures issued by Prudential Financial, Inc. to the trust on their maturity date, the trust will use the cash proceeds from the repayment to redeem the redeemable capital securities at their aggregate stated liquidation amount plus any accrued and unpaid distributions, payable in cash only. Prudential Financial Capital Trust I may not redeem the redeemable capital securities at any other time, for any other reason or under any other circumstances.

  The trustees may amend the declaration of trust governing the redeemable capital securities without the consent of their holders to:

  . cure ambiguities,

  . correct inconsistencies,

  . add to Prudential Financial, Inc.'s obligations,

  . conform to any changes in the Investment Company Act of 1940,

  . further modify the declaration as and to the extent necessary, unless such a modification is otherwise prohibited by the declaration or otherwise requires the consent of a majority of the holders of the redeemable capital securities or a majority of the holders of the liquidation amount of the trust's common securities, and

  . cause the trust to continue to be classified as a grantor trust for tax purposes.

Any change that would materially and adversely affect the rights of the holders requires the consent of a majority of the holders of the redeemable capital securities.

What are normal units and what are stripped units?

  Normal Units. The redeemable capital securities will initially be pledged to secure your obligations under the purchase contract that you will receive as a component of the units. We refer to a purchase contract--together with the pledged redeemable capital security--as a "normal unit".

  Each holder of a normal unit may elect to withdraw the pledged redeemable capital security (or, after a remarketing, pledged treasury security) underlying the normal unit, and thereby create a "stripped unit".

  Stripped Units. To create a stripped unit, the holder must substitute, as the pledged security, a zero-coupon U.S. treasury security that will pay $50 on
      , 2004, which is the amount then due under the purchase contract. The pledged redeemable capital security or, after a remarketing, the pledged treasury security will then be released from the pledge agreement and delivered to the holder. Because treasury securities are issued in integral multiples of $1,000, holders of normal units may make this substitution only in integral multiples of 20 normal units.

  A stripped unit will have a stated amount of $50 and will consist of:

  .  a purchase contract; and

  . an undivided beneficial ownership interest in the zero-coupon U.S. Treasury security described in the paragraph above.

  Stripped units will not generate cash payments to the holder other than the quarterly contract fee payments. In addition, original issue discount will accrue on the pledged zero-coupon treasury securities. See "U.S. Federal Income Tax Consequences--Substitution of Treasury Securities to Create Stripped Units."

  Holders of redeemable capital securities separated from the units will receive quarterly cash distributions on the redeemable capital securities.

  A holder might consider it beneficial to either hold the redeemable capital securities directly or to realize income from their sale. These investment choices are facilitated by creating stripped units.

  After you have created stripped units, you may recreate normal units by re-substituting redeemable capital securities you have withdrawn or by delivering other treasury securities for the zero-coupon treasury securities underlying the stripped units.

What are the settlement rate and the applicable market value?

  The settlement rate is the number of newly issued shares of Prudential Financial, Inc. Common Stock that Prudential Financial, Inc. is obligated to sell and you are obligated to buy upon settlement of a purchase contract on
      , 2004.

  The settlement rate for each purchase contract will be as follows, subject to adjustment under the terms of the purchase contract:

  .  if the applicable market value of Common Stock is equal to or greater
     than $   , the settlement rate will be     shares of Common Stock per
     purchase contract;

  .  if the applicable market value of Common Stock is less than $   but
     greater than $    , the settlement rate will be equal to $50 divided by
     the applicable market value of Common Stock per purchase contract; and

  .  if the applicable market value of Common Stock is less than or equal to
     $    , the settlement rate will be     shares of Common Stock per
     purchase contract.

  The "applicable market value" means the average of the closing price per share of Common Stock on each of the twenty consecutive trading days ending on
the third trading day preceding       , 2004.

What distributions or payments will be made to holders of the normal units, stripped units and redeemable capital securities?

  Normal Units. If you hold normal units, you will receive total payments at the annual rate of % of the stated amount of $50. The payments consist of:

  . quarterly contract fee payments on the purchase contracts at the annual rate of % of the stated amount of $50 per purchase contract; and

  . quarterly cumulative cash distributions on the redeemable capital securities, at the annual rate of % of the stated liquidation amount of
     $50 per redeemable capital security through and including       , 2004.
     On       , 2004 you will receive a quarterly payment at the same annual rate.

  Both these payments are subject to the deferral provisions described below.

  Stripped Units. If you hold stripped units you will receive the quarterly contract fee payments. In addition, original issue discount will accrue on the pledged zero-coupon U.S. treasury securities. See "U.S. Federal Income Tax Consequences--Substitution of Treasury Securities to Create Stripped Units."

  Redeemable Capital Securities. If you hold redeemable capital securities separated from the units, you will receive the applicable quarterly cash distributions on the redeemable capital securities.

  In addition, all redeemable capital securities, whether held separately from
or as part of units, will initially pay distributions at the annual rate of   %
of the stated liquidation amount of $50 per redeemable capital security,
payable quarterly, through       , 2004. After       , 2004, the redeemable
capital securities will pay distributions at the reset rate described below. If the reset agent cannot establish a reset rate meeting the requirements described in this prospectus, the reset agent will not reset the distribution rate. In this case, the reset rate will continue to be the initial annual rate
of   % until the reset agent can establish such a reset rate meeting the requirements described in this prospectus on a later remarketing date prior to , 2004.

  If no remarketing occurs prior to       , 2004, the initial distribution rate
on the redeemable capital securities will be automatically reset to the rate described below, and that automatic reset rate will be the distribution rate on
the redeemable capital securities through       , 2006.

  The trust must pay distributions on the redeemable capital securities on the dates payable to the extent that it has funds available for distributions. The trust's funds available for distribution to you as a holder of the redeemable capital securities will be limited to payments received from Prudential Financial, Inc. on the debentures. Prudential Financial, Inc. will guarantee the payment of distributions on the redeemable capital securities out of moneys held by the trust to the extent of available trust funds.

What are the contract fee payment dates and distribution dates?

  Subject to the deferral provisions described below, contract fee payments and distributions on the redeemable capital securities will be paid quarterly in
arrears on each       ,       ,       , and       , commencing       , 2002.

When can we defer contract fee payments and distributions?

  Purchase Contracts. We have the option to defer contract fee payments on the purchase contracts. We may elect the option to defer payments on more than one
occasion. In no event may we defer payments beyond       , 2004. Deferred
contract fee payments will accrue additional contract fee payments until paid,
compounded quarterly, at the annual rate of   %. This annual rate is equal to
the sum of the applicable distribution rate on the capital securities and the rate of the contract fee payments on the purchase contracts.


  Redeemable Capital Securities. We can also defer the interest payments due on the debentures, unless an event of default under the debentures is continuing. We may elect the option to defer interest payments on more than one occasion. In no event may we defer interest payments beyond the maturity date of the debentures. If we defer interest payments on the debentures, the trust will also defer distributions on the redeemable capital securities.

  During any deferral period, distributions on the redeemable capital securities will continue to accumulate quarterly at the initial annual rate of
  % of the stated liquidation amount of $50 per redeemable capital security
through and including       , 2004, and at the initial rate or, if a resetting
is successful, the reset rate, from that date to       , 2006. If no
remarketing occurs prior to       , 2004, however, the distribution rate will
be automatically reset to the rate described below. The deferred distributions will themselves accumulate additional distributions at the applicable rate, to the extent permitted by law. Distributions may be deferred if we do not have funds available to make the interest payments on the debentures or for any other reason.

  Restrictions resulting from a Deferral. During any period in which we defer contract fee payments or interest payments on the debentures, in general Prudential Financial, Inc. cannot:

  . declare or pay any dividend or distribution on its capital stock, or redeem, purchase, acquire or make a liquidation payment on any of its capital stock;

  . make any interest, principal or premium payment on--or repurchase or redeem--any of its debt securities that rank equally with or junior to the debentures; or

  . make any payment on any guarantee of the debt securities of any of its subsidiaries if the guarantee ranks equal or junior to the debentures.

References to the capital stock and the Common Stock of Prudential Financial, Inc. in this prospectus do not include shares of its Class B Stock.

  Deferred contract fee payments may constitute taxable ordinary income to you when received or accrued, in accordance with your regular method of tax accounting. If a payment deferral on the debentures occurs, you will continue to recognize interest income for United States federal income tax purposes in advance of your receipt of any corresponding cash distribution. For more extensive U.S. federal income tax disclosure, see "U.S. Federal Income Tax Consequences".

What is a remarketing?

  We will enter into a remarketing agreement with a nationally recognized investment banking firm. The investment banking firm will agree to use its commercially reasonable best efforts as remarketing agent to sell the redeemable capital securities included in normal units at a price equal to 100.5% of the remarketing value. The initial remarketing is to occur, and
settle, on       , 2004, which is the last quarterly payment date before the stock purchase date. A holder may elect not to participate in a remarketing.

  The remarketing agent will use the proceeds from the sale of the redeemable capital securities to purchase U.S. treasury securities, which the participating normal unitholders will pledge to secure their obligations under the related purchase contracts. After the remarketing, a normal unit will consist of a purchase contract and the specified pledged U.S. treasury security.

  After a remarketing, we will use the cash payments from the pledged treasury securities underlying the normal units to satisfy the obligations of holders to
purchase Common Stock on       , 2004. We have set the initial remarketing date
to be       , 2004, unless the remarketing is delayed to a later date as described below.

  The "remarketing value" will be equal to the sum of:

  (a) the value at the remarketing date of the amount of U.S. treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate distributions that are scheduled to be payable on that quarterly payment date on each redeemable capital security which is included in a normal unit and which is participating in the remarketing. We will assume for this purpose, even if not true, that
       (i) no distribution will then have been deferred and (ii) the distribution rate on the redeemable capital securities remains at the initial rate;

  (b) the value at the remarketing date of the amount of U.S. treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $50 for each redeemable capital security included in a normal unit which is participating in the remarketing; and

  (c) if distributions are being deferred at the remarketing date, an amount of cash equal to the aggregate unpaid deferred distributions on each redeemable capital security which is included in a normal unit and
       which is participating in the remarketing, accrued to       , 2004.

  The remarketing agent will use the proceeds from the sale of redeemable capital securities in a successful remarketing to purchase in open market transactions or at treasury auction, the amount and the types of treasury securities described in (a) and (b) above. It will deliver these treasury securities through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the unitholders whose redeemable capital securities participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from such remarketing. The remarketing agent will remit any remaining portion of the proceeds for the benefit of the holders of the normal units participating in a remarketing.

  Alternatively, a holder of normal units may elect not to participate in a remarketing. The holder may retain the redeemable capital securities underlying those units by delivering the treasury securities described in (a) and (b) above, in the amount and types specified by the remarketing agent, applicable to the holder's redeemable capital securities, to the purchase contract agent prior to the remarketing date.

What is the reset rate and can there be subsequent remarketings?

  In order to facilitate a remarketing of redeemable capital securities, we will appoint a nationally recognized investment firm to act as the reset agent. The reset agent will reset the rate of distribution on the redeemable capital
securities for the quarterly distributions payable on and after       , 2004.
The reset rate will become the new interest rate on the debentures, and therefore the distribution rate on the redeemable capital securities, after
      , 2004.

  The reset rate will be the rate sufficient to cause the then current aggregate market value of the redeemable capital securities to be equal to 100.5% of the remarketing value described above. The reset agent will assume for this purpose, even if not true, that all of the redeemable capital securities continue to be components of normal units and will be remarketed.

  Resetting the distribution rate of the redeemable capital securities at this rate should enable the remarketing agent to sell the redeemable capital securities in a remarketing and purchase the treasury securities described in the section above. The cash generated by these treasury securities will be applied to the settlement of the purchase contracts and to the quarterly
payment on the normal units due on       , 2004.

  The reset agent will attempt to determine the reset rate during a five
business-day period ending three business days prior to       , 2004, the
initial remarketing date. We refer to such a five business-day period or any similar five business-day period preceding a subsequent remarketing date described below as a "remarketing period" in this prospectus. If the reset agent cannot so establish a reset rate meeting the requirements described above, and if as a result the redeemable capital securities cannot be sold in a
remarketing that settles on       , 2004, the distribution rate will not be
reset but will continue to be the initial distribution rate of the redeemable capital securities. However, the reset agent will thereafter attempt to establish a reset rate meeting the above requirements during subsequent remarketing periods, and the remarketing agent will attempt to remarket the redeemable capital securities, settling on subsequent remarketing dates. The reset agent and the remarketing agent will follow the same procedures as for the initial remarketing period. If a reset rate cannot be established during a given remarketing period, a remarketing will not settle on the corresponding remarketing date.

  The resetting of the distribution rate on the redeemable capital securities will not change the rate of distributions received by holders of the normal units. The rate of distributions on normal units will remain at the initial
rate of   % of $50 for the quarterly payment payable on       , 2004.

What happens if the remarketing agent does not sell the redeemable capital securities?

  If the reset agent cannot establish a reset rate during the remarketing period preceding the initial remarketing date that will be sufficient to cause the then current aggregate market value of all the outstanding redeemable capital securities to be equal to 100.5% of the remarketing value, and the remarketing agent cannot sell and settle the redeemable capital securities offered for remarketing on the remarketing date at a price equal to 100.5% of the remarketing value, the reset agent will thereafter attempt to establish a new reset rate meeting these requirements during subsequent remarketing periods. The remarketing agent will then attempt to remarket the redeemable capital securities, settling on the subsequent remarketing dates, which are
   ,    ,    ,    ,     and    , 2004. Any remarketing of the redeemable
capital securities will settle on the corresponding remarketing date. However, a remarketing of the redeemable capital securities during the remarketing period immediately preceding the stock purchase date, if applicable, must settle no later than the business day immediately preceding the stock purchase date. Any such remarketing will be at a price equal to 100.5% of the remarketing value, determined on the basis of the redeemable capital securities being remarketed.

  If the remarketing agent fails to remarket the redeemable capital securities underlying the normal units at that price by the business day immediately preceding the stock purchase date, the following will apply:

  Redeemable Capital Securities held in Normal Units. If you hold redeemable capital securities as part of the normal units, we will be entitled to exercise our rights as a secured party on the stock purchase date and, subject to applicable law, retain the securities pledged as collateral or sell them in one or more private sales. Your obligation to purchase shares of Common Stock under the purchase contract will then be fully satisfied and you will receive the appropriate number of shares of Common Stock based upon the settlement rate.

  Redeemable Capital Securities not held in Normal Units. If you hold redeemable capital securities which are not part of normal units, you will keep your redeemable capital securities. For all distributions on your redeemable
capital securities after       , 2004, however, the distribution rate will be
reset to be equal to the sum of


  .  the "two-year benchmark treasury rate", plus

  .  the "applicable spread".

We sometimes refer to this distribution rate as the "automatic reset rate" in this prospectus.

  The "two-year benchmark treasury rate" means the bid side rate at 10:00 a.m.,
New York City time, on the third business day preceding       , 2004 for direct
obligations of the United States of America with a maturity comparable to the remaining term to maturity of the debentures held by Prudential Financial Capital Trust I, as agreed upon by us and the remarketing agent.

  The "applicable spread" means the spread determined as set forth below, based on the prevailing rating, as defined below, of Prudential Financial, Inc.'s senior unsecured debt in effect at the close of business on the business day immediately preceding the date of the last failed remarketing:

       Prevailing
       Rating of
       Senior
       Unsecured Debt   Applicable Spread
       --------------   -----------------
         A/a
         A/A
         BBB/Baa
         Below BBB/Baa

  We are using the rating on Prudential Financial, Inc.'s senior unsecured debt as a convenient benchmark to ascertain the "applicable spread." If a rating were given to your redeemable capital securities by a nationally recognized rating agency, it may or may not be the same as the rating on Prudential Financial Inc.'s senior unsecured debt.

  The "prevailing rating" of Prudential Financial Inc.'s senior unsecured debt shall be:

  . AA/Aa if the senior unsecured debt has a credit rating of AA- or better by Standard & Poor's Ratings Services and Aa3 or better by Moody's Investors Service, Inc. or the equivalent of these ratings by those agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent, after consultation with us;

  . A/A if the senior unsecured debt has a credit rating of A- or better by S&P and A3 or better by Moody's or the equivalent of these ratings by those agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent, after consultation with us;

  . BBB/Baa if the senior unsecured debt has a credit rating of BBB- or better by S&P and Baa3 or better by Moody's or the equivalent of these ratings by those agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent, after consultation with us; or

  .  if none of the above applies, then Below BBB/Baa.

In addition:

  . if (i) the credit rating of the senior unsecured debt by S&P is on the "Credit Watch" of S&P with a designation of "negative implications" or "developing," or (ii) the credit rating of the senior unsecured debt by Moody's is on the "Corporate Credit Watch List" with a designation of "downgrade" or "uncertain," or, in each case, on any successor list of S&P or Moody's with a comparable designation, the prevailing ratings of the senior unsecured debt shall be deemed to be within a range one full level lower in the above table than those actually assigned to the senior notes by Moody's and S&P;

  . if the senior unsecured debt is rated by only one rating agency on or before the remarketing date, the prevailing rating will at all times be determined without reference to the rating of any other rating agency; and

  . if no rating agency has a rating of the senior unsecured debt in effect and the remarketing agent is unable to identify a substitute rating agency or rating agencies, the prevailing rating shall be deemed to be Below BBB/Baa.

If I am not a party to a purchase contract, may I still participate in a remarketing of my redeemable capital securities?

  Holders of redeemable capital securities that are not part of normal units may elect to have their redeemable capital securities included in a remarketing in the manner described in "Description of the Equity Security Units-- Description of the Purchase Contracts--Optional Remarketing of Redeemable Capital Securities not included in Normal Units".

  The remarketing agent will use its commercially reasonable best efforts to remarket the separately held redeemable capital securities included in a remarketing on the remarketing date at a price equal to 100.5% of the remarketing value, determined on the basis of the separately held redeemable capital securities being remarketed.

  After deducting the remarketing fee, an amount not exceeding 25 basis points (.25%) of the total proceeds from the remarketing, the remaining portion of the proceeds will be remitted to the holders whose separate redeemable capital securities were sold in the remarketing.

  If a holder of redeemable capital securities elects to have its redeemable capital securities remarketed but the remarketing agent fails to sell the redeemable capital securities during any remarketing period, the redeemable capital securities will be promptly returned to the holder after the end of the last remarketing period.

If I do not participate in a remarketing, how can I satisfy my obligations under the purchase contract?

  You may also satisfy your obligations under the purchase contract:

  . if you have created stripped units or elected not to participate in a remarketing by delivering specified treasury securities in substitution for the redeemable capital securities, through the application of the cash payments received on the pledged treasury securities;

  . through the early delivery of cash to the purchase contract agent in the manner described in "Description of the Equity Security Units-- Description of the Purchase Contracts--Early Settlement"; and

  . if Prudential Financial, Inc. is involved in a merger or consolidation prior to the stock purchase date in which at least 30% of the consideration for Prudential Financial, Inc.'s Common Stock consists of cash or cash equivalents, through an early settlement of the purchase contract as described in "Description of the Equity Security Units-- Description of the Purchase Contracts--Early Settlement upon Merger".

  In addition, the purchase contracts, our related rights and obligations and those of the holders of the units, including their obligations to purchase Common Stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged redeemable capital securities or treasury securities will be released and distributed to you.

  If you hold a unit and settle the related purchase contract early, or if a purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, you will have no right to receive any accrued or deferred contract fee payments.

What is the maturity of the redeemable capital securities?

  The redeemable capital securities do not have a stated maturity. However, the debentures issued by Prudential Financial, Inc. to the trust will mature on
      , 2006. Upon payment of the debentures on that date, the trust will use the cash proceeds from the repayment to redeem the redeemable capital securities at their aggregate stated liquidation amount plus any accrued and unpaid distributions, payable in cash only. Prudential Financial Capital Trust I may not redeem the redeemable capital securities at any other time, for any other reason or under any other circumstances.

When may Prudential Financial, Inc. dissolve Prudential Financial Capital Trust
I?

  We, as the holder of all the common securities of the trust, have the right at any time to dissolve the trust.

  If we dissolve the trust, holders of the redeemable capital securities will receive, after satisfaction of liabilities of creditors of the trust, debentures of Prudential Financial, Inc. having a principal amount equal to the stated liquidation amount of the redeemable capital securities they hold. In this case, the redeemable capital securities will no longer be deemed to be outstanding, and a normal unit that had included redeemable capital securities would thereafter include a debenture with a $50 principal amount, which will be pledged to secure the unitholder's obligations under the related purchase contract.

  Following dissolution, the distributed debentures would be subject to the remarketing, settlement and other provisions of the normal units. In addition, if in this case you hold redeemable capital securities separately from the units, you will receive the debentures in exchange for your redeemable capital securities.

What is the extent of Prudential Financial, Inc.'s guarantee?

  Prudential Financial, Inc. will irrevocably guarantee, on a senior and unsecured basis, the payment in full of the following:

  . distributions that are required to be paid on the redeemable capital securities to the extent of available trust funds; and

  . the stated liquidation amount of the redeemable capital securities to the extent of available trust funds.

  The guarantee will be unsecured and rank equally in right of payment to all other senior unsecured debt of Prudential Financial, Inc. In addition, Prudential Financial, Inc. is a holding company and its assets will consist primarily of the common stock of its subsidiaries. Accordingly, Prudential Financial, Inc. will depend on dividends and other distributions from its subsidiaries in order to make the principal and interest payments on the debentures. See "Risk Factors--Our ability to pay shareholder dividends may be affected by limitations imposed on The Prudential Insurance Company of America and our other subsidiaries". Prudential Financial, Inc.'s guarantee is effectively junior to the debt and other liabilities of its subsidiaries. Prudential Financial, Inc. currently has no outstanding secured or other debt that would rank senior to the guarantee.

  The redeemable capital securities, the guarantee and the debentures do not limit Prudential Financial, Inc.'s ability or the ability of its subsidiaries to incur additional indebtedness. This would include indebtedness that ranks equally with the debentures and the guarantee.

  The guarantee, when taken together with Prudential Financial Inc.'s obligations under the debentures and the indenture and its obligations under the declaration of trust for Prudential Financial Capital Trust I, including the obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to the trust securities, has the effect of providing a full and unconditional guarantee of amounts due on the redeemable capital securities.

What are the United States federal income tax consequences related to the units and redeemable capital securities?

  If you purchase units in the offering, you will be treated for United States federal income tax purposes as having acquired the redeemable capital securities and purchase contracts constituting those units. You must allocate the purchase price of the units between those redeemable capital securities and purchase contracts in proportion to their respective fair market values, which will establish your initial tax basis. We expect to report the fair market
value of each redeemable capital security as $   and the fair market value of
each purchase contract as $ . The redeemable capital securities will be treated as representing undivided beneficial ownership interests in the debentures.

  For United States federal income tax purposes, the treatment of contract fee payments and deferred contract fee payments is unclear. They may constitute taxable ordinary income to you as a holder of normal units or stripped units when received or accrued, in accordance with your usual method of tax accounting.

  For United States federal income tax purposes, the debentures will be classified as contingent payment debt instruments subject to the "noncontingent bond method" of accruing original issue discount. As discussed more fully under "U.S. Federal Income Tax Consequences--Redeemable Capital Securities--Interest Income and Original Issue Discount", the effects of this method will be (1) to require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the debentures, (2) for all accrual periods
through       , 2004, and possibly thereafter, the accrual of interest income by you in excess of distributions actually received by you and (3) generally to result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or disposition of the units to the extent attributable to the redeemable capital securities. See "U.S. Federal Income Tax Consequences".

Will the units be listed on a stock exchange?

  We intend to list the normal units on the New York Stock Exchange under the symbol "PFA".

  Neither the stripped units nor the redeemable capital securities will initially be listed. If, however, either of the stripped units or the redeemable capital securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will endeavor to cause those securities to be listed on the exchange on which the normal units are then listed.

What are your expected uses of proceeds from the offering of the units?

  Based upon an assumed initial public offering price of $50 per unit, our net
proceeds from the offering of the units are estimated to be $   million, or $
million if the underwriters' options to purchase additional units as described under "Underwriting" are exercised in full, after deducting an assumed underwriting discount and estimated offering expenses payable by us.

  Prudential Financial Capital Trust I will invest substantially all of the proceeds from the sale of the redeemable capital securities comprising part of the units and all of the proceeds from the sale of the common securities in the debentures issued by Prudential Financial, Inc. The remainder of the proceeds from the sale of the units will be paid directly to Prudential Financial, Inc. as consideration for entering into the purchase contracts, which we will use for general corporate purposes.

                       The Offering--Explanatory Diagrams

  The following diagrams demonstrate some of the key features of the purchase contracts, normal units, stripped units and the redeemable capital securities, and the transformation of normal units into stripped units and redeemable capital securities. The hypothetical prices and percentages below are for illustration only. There can be no assurance that the actual prices and percentages will be limited by the range of hypothetical prices and percentages shown.

Purchase Contracts

  . Normal units and stripped units both include a purchase contract under which the holder agrees to purchase shares of Prudential Financial, Inc. Common Stock on the stock purchase date. In addition, under these purchase contracts, we agree to make contract fee payments as shown in the diagrams on the following pages.

[FLOWCHART]
--------
(1) For each of the percentage categories shown, the percentage of shares to be delivered at maturity to a holder of normal units or stripped units is determined by dividing (a) the related number of shares to be delivered, as indicated in the footnote for each such category, by (b) an amount equal to $50, the stated amount of the unit, divided by the reference price.
(2)  If the applicable market value of Common Stock is less than or equal to
     $   , the number of shares to be delivered will be calculated by dividing the stated amount by the reference price. The "applicable market value" means the average of the closing price per share of Common Stock on each of the twenty consecutive trading days ending on the third trading day
     preceding       , 2004.
(3)  If the applicable market value of Common Stock is between $    and $   ,
     the number of shares to be delivered will be calculated by dividing the stated amount by the applicable market value.
(4)  If the applicable market value of Common Stock is greater than $   , the
     number of shares to be delivered will be calculated by dividing the stated amount by the threshold appreciation price.
(5)  The "reference price" is $   , which is the initial public offering price
     of Common Stock.
(6)  The "threshold appreciation price" is equal to $   , which is   % of the
     reference price.

Normal Units

  .  A normal unit consists of two components as described below:


                                  [FLOWCHART]


  . The redeemable capital securities represent undivided beneficial ownership interests in Prudential Financial, Inc.'s debentures. The interest on the debentures is subject to deferral. After remarketing, the normal units will include specified U.S. treasury securities in lieu of the redeemable capital securities.

  . The holder owns the redeemable capital securities and, after remarketing, the U.S. treasury securities. The holder will pledge them to us to secure its obligations under the purchase contract.

Stripped Units

  .  A stripped unit consists of two components as described below:

                                  [FLOWCHART]


  . The holder owns the zero-coupon U.S. treasury security. The holder will pledge it to us to secure its obligations under the purchase contract. The treasury security is a zero-coupon U.S. treasury security (CUSIP No.
        ) that matures on       , 2004.

Redeemable Capital Securities

  .  Redeemable capital securities have the terms described below:

                                  [FLOWCHART]

  . The redeemable capital securities represent undivided beneficial ownership interests in Prudential Financial, Inc.'s debentures.

  . The holder of a redeemable capital security that is a component of a normal unit has the option to either:

   . allow the redeemable capital security to be included in the remarketing process. The proceeds of the redeemable capital securities sold in the remarketing will be used to purchase U.S. treasury securities, which will be applied to settle the purchase contract; or

   . elect not to participate in a remarketing by delivering treasury securities in substitution for the redeemable capital security. The proceeds of the delivered treasury securities will be applied to settle the purchase contract.

  . The holder of a redeemable capital security that is separate and not a component of a normal unit has the option to either:

   .  continue to hold the redeemable capital security whose rate has been
      reset for the quarterly distributions payable on and after       ,
      2004; or

   . deliver the redeemable capital security to the remarketing agent to be included in a remarketing.

Transforming Normal Units into Stripped Units and Redeemable Capital Securities

  . To create a stripped unit, the holder combines the purchase contract with the specified zero-coupon U.S. treasury security that matures on
           , 2004.

  . The holder owns the zero-coupon U.S. treasury security but will pledge it to us to secure the holder's obligations under the purchase contract.

  . The zero-coupon U.S. treasury security together with the purchase contract constitutes a stripped unit. The redeemable capital security (or, after remarketing, U.S. treasury securities), which was previously a component of the normal unit, is tradeable as a separate security.

                                  [FLOWCHART]

  . After remarketing, the normal units will include specified U.S. treasury securities in lieu of redeemable capital securities.

  . The holder can also transform stripped units and redeemable capital securities (or, after remarketing, U.S. treasury securities), into normal units. Following that transformation, the specified zero-coupon U.S. treasury security, which was previously a component of the stripped units, is tradeable as a separate security.

  . The transformation of normal units into stripped units and redeemable capital securities (or, after remarketing, U.S. treasury securities) and the transformation of stripped units and redeemable capital securities (or, after remarketing, U.S. treasury securities) into normal units requires certain minimum amounts of securities, as more fully provided in this prospectus.

                              Concurrent Offerings

 Common Stock Offering............  The Common Stock will be offered in separate, concurrent U.S. and international offerings as follows:


                                    U.S. Offering...................... 93.5 million shares
                                    International Offering............. 16.5 million shares
                                    Total............................. 110.0 million shares


                                    The shares do not include 16.5 million shares of Common
                                    Stock issuable upon exercise of the underwriters'
                                    options to purchase additional shares as described
                                    under "Underwriting".

                                    We estimate that Prudential Financial, Inc. will
                                    receive net proceeds from the offering of $2,889
                                    million, or $3,322 million if the underwriters' options
                                    to purchase additional shares as described under
                                    "Underwriting" are exercised in full, assuming an
                                    initial public offering price of $27.50 per share.
                                    Prudential Financial, Inc. will:

                                    . use the net proceeds of the offering, other than
                                      proceeds obtained from any exercise of the
                                      underwriters' options to purchase additional shares,
                                      to make certain cash payments to eligible
                                      policyholders receiving cash in the demutualization,
                                      and

                                    . retain any remaining net proceeds for general
                                      corporate purposes.


                               We based the information above on assumptions we
                             have made as to the number of shares of Common Stock and the amount of cash and policy credits that we will distribute to eligible policyholders in our demutualization. We discuss these assumptions in "--Summary Unaudited Pro Forma Condensed Consolidated Financial Information" below.

                               Acquisitions of 5% or more shares of our common
                             stock or the total voting power of the Common Stock and Class B Stock will be subject to certain legal restrictions as described under "Business-- Regulation--Regulation Affecting Prudential
                             Financial, Inc.--Insurance Holding Company
                             Regulation--Acquisition of Control".

Class B Stock............... We expect to sell up to 2.0 million shares of
                             Class B Stock in a private placement concurrently with this offering and the offering of Common Stock.

IHC debt.................... Up to $1.75 billion of IHC debt is expected to be offered and sold in a private placement
                             concurrently with this offering and the offering of Common Stock.

Additional Concurrent
Financings.................. In addition to this offering, the initial public offering of Common Stock and the private placements of Class B Stock and the IHC debt, the plan of reorganization permits us, subject to any required regulatory approval, to raise funds for use in connection with the plan of reorganization prior to, on or within 30 days after the effective date of the demutualization through one or more of the following transactions: (i) the offering of public or private debt; (ii) the offering of preferred stock or other equity securities or options, warrants or other securities convertible, exchangeable or exercisable for any of the foregoing; and (iii) bank borrowings. We retain flexibility to raise funds for general corporate purposes at any time.

  The closing of the Common Stock Offering is subject to the completion of the demutualization of The Prudential Insurance Company of America and the private placement of the Class B Stock. The closing of this initial public offering of the equity security units is subject to the closing of the Common Stock Offering. The issuance of the IHC debt is not a condition to this offering or the Common Stock Offering.

              Summary Consolidated Financial and Other Information

  All financial data and ratios presented in this prospectus have been prepared using generally accepted accounting principles unless otherwise indicated. The consolidated financial statements of The Prudential Insurance Company of America prior to the demutualization will become Prudential Financial, Inc.'s consolidated financial statements upon demutualization. References to our financial results or condition refer to our consolidated results or condition unless otherwise indicated.

  We derived the summary consolidated income statement data, balance sheet data and division operating results as of and for the annual periods shown below from our audited consolidated financial statements which, for years 2000 and 1999, are included in this prospectus. We derived the summary consolidated income statement data and division operating results for the interim nine-month 2001 and 2000 periods and selected consolidated balance sheet data as of September 30, 2001 from our unaudited interim consolidated financial statements included in this prospectus. We derived the summary consolidated balance sheet data as of September 30, 2000 from our unaudited interim consolidated financial statements not included in this prospectus. In the opinion of management, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement. Results for the nine-month periods may not be indicative of the results for the full year or any other interim period.

  In April 2001 we completed the acquisition of Gibraltar Life, which has adopted a November 30 fiscal year end. Consolidated balance sheet data as of September 30, 2001 includes Gibraltar Life assets and liabilities as of August 31, 2001, and consolidated income statement data includes Gibraltar Life results for the period April 2, 2001 through August 31, 2001. Statistics for Gibraltar Life are based on these dates as well.

  We have made several dispositions that materially affect the comparability of the data presented below. In the fourth quarter of 2000 we restructured the capital markets activities of Prudential Securities, exiting its lead-managed equity underwriting for corporate issuers and institutional fixed income businesses. These businesses recorded a pre-tax loss of $122 million in the nine months ended September 30, 2001, a pre-tax loss of $50 million in the nine months ended September 30, 2000, a pre-tax loss of $620 million in the year ended December 31, 2000, pre-tax income of $23 million in 1999, a pre-tax loss of $73 million in 1998 and pre-tax income of $55 million in 1997. The loss from these operations in the year 2000 included charges of $476 million associated with our termination and wind-down of these businesses. In 2000, we sold Gibraltar Casualty Company, a commercial property and casualty insurer that we placed in wind-down status in 1985. Gibraltar Casualty had no impact on results in the nine months ended September 30, 2001 and recorded pre-tax losses of $7 million in the nine months ended September 30, 2000, $7 million in the year ended December 31, 2000, $72 million in 1999, $76 million in 1998, $24 million in 1997 and $29 million in 1996. In 1996, we sold substantially all of our Canadian life insurance operations and policies in force and our Canadian property and casualty insurer. These divested Canadian businesses generated pre-tax income of $85 million in 1996, which reflects a $116 million gain on disposal. In 1996, we sold substantially all of the remaining mortgage servicing rights from our residential first mortgage banking business that we had previously sold, which resulted in a pre-tax gain of $229 million. We also recognized a pre-tax loss of $41 million in 1998 and a pre-tax profit of $9 million in 1997 primarily related to our remaining obligations with respect to this business.

  You should read this summary consolidated financial and other data in conjunction with "Selected Consolidated Financial and Other Information", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Condensed Consolidated Financial Information" and our consolidated financial statements included in this prospectus.

                         As of or for the
                         Nine Months Ended
                           September 30,       As of or for the Year Ended December 31,
                         ------------------  ------------------------------------------------
                           2001      2000      2000      1999      1998      1997      1996
                         --------  --------  --------  --------  --------  --------  --------
Income Statement Data:                           (in millions)
Revenues:
 Premiums............... $  9,112  $  7,509  $ 10,221  $  9,528  $  9,048  $  9,043  $  9,999
 Policy charges and fee
  income................    1,298     1,192     1,639     1,516     1,465     1,423     1,490
 Net investment income..    6,895     7,057     9,497     9,367     9,454     9,458     9,461
 Realized investment
  gains (losses), net...     (270)     (151)     (288)      924     2,641     2,168     1,128
 Commissions and other
  income................    3,332     4,272     5,475     5,233     4,416     4,381     4,512
                         --------  --------  --------  --------  --------  --------  --------
 Total revenues.........   20,367    19,879    26,544    26,568    27,024    26,473    26,590
                         --------  --------  --------  --------  --------  --------  --------
Benefits and expenses:
 Benefits and expenses
  other than sales
  practices remedies and
  costs.................   19,985    18,534    25,817    24,213    23,277    23,073    23,925
 Sales practices
  remedies and costs....      --        --        --        100     1,150     2,030     1,125
                         --------  --------  --------  --------  --------  --------  --------
 Total benefits and
  expenses..............   19,985    18,534    25,817    24,313    24,427    25,103    25,050
                         --------  --------  --------  --------  --------  --------  --------
Income from continuing
 operations before
 income taxes...........      382     1,345       727     2,255     2,597     1,370     1,540
                         --------  --------  --------  --------  --------  --------  --------
Income taxes............       30       679       406     1,042       970       407       180
                         --------  --------  --------  --------  --------  --------  --------
Income from continuing
 operations.............      352       666       321     1,213     1,627       963     1,360
                         --------  --------  --------  --------  --------  --------  --------
Net gain (loss) from
 discontinued
 operations, net of
 taxes..................      --        --         77      (400)     (521)     (353)     (282)
                         --------  --------  --------  --------  --------  --------  --------
Net income.............. $    352  $    666  $    398  $    813  $  1,106  $    610  $  1,078
                         ========  ========  ========  ========  ========  ========  ========
Division Data:
Income (loss) from
 continuing operations
 before income taxes(1):
 U.S. Consumer
  Division.............. $    261  $    802  $    744  $    659  $    980
 Employee Benefits
  Division..............      106       187       269       485       936
 International
  Division..............      405       282       307       242       166
 Asset Management
  Division..............      147       238       277       253       167
 Corporate and Other....     (154)     (212)   (1,063)      272    (1,319)
                         --------  --------  --------  --------  --------
  Total--Financial
   Services Businesses..      765     1,297       534     1,911       930
                         --------  --------  --------  --------  --------
 Traditional
  Participating Products
  segment...............     (383)       48       193       344     1,667
                         --------  --------  --------  --------  --------
  Total................. $    382  $  1,345  $    727  $  2,255  $  2,597
                         ========  ========  ========  ========  ========
Balance Sheet Data:
Total assets............ $295,711  $304,202  $272,753  $285,094  $279,422  $259,571  $228,867
Long-term debt..........    3,214     3,445     2,502     5,513     4,734     4,273     3,760
Total liabilities.......  273,606   283,838   252,145   265,803   259,027   239,853   210,344
Equity..................   22,105    20,364    20,608    19,291    20,395    19,718    18,523
Equity excluding net
 unrealized investment
 gains and losses on
 available-for-sale
 securities.............   20,560    20,571    20,249    19,951    19,123    17,966    17,387

--------
(1) Prepared in accordance with GAAP. Operating results by division for periods prior to 1998 are neither readily available nor practicable to obtain.

  In managing our business, we analyze our operating performance separately for our Financial Services Businesses and our Traditional Participating Products segment using a non-GAAP measure we call "adjusted operating income". We calculate adjusted operating income by adjusting our income from continuing operations before income taxes shown above to exclude certain items. The items we exclude are:

  . realized investment gains, net of losses and related charges;

  . sales practices remedies and costs;

  . the gains, losses and contribution to income/loss of divested businesses that do not qualify for "discontinued operations" accounting treatment under GAAP; and

  . demutualization costs and expenses.

Wind-down businesses that we have not divested remain in adjusted operating income. We exclude our discontinued healthcare operations from income from continuing operations before income taxes, as shown above.

  The excluded items are important to an understanding of our overall results of operations. You should not view adjusted operating income as a substitute for net income determined in accordance with GAAP, and you should note that our definition of adjusted operating income may differ from that used by other companies. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses. We exclude realized investment gains, net of losses and related charges, from adjusted operating income, because the timing of transactions resulting in recognition of gains or losses is largely at our discretion and the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities. Including the fluctuating effects of these transactions could distort trends in the underlying profitability of our businesses. We exclude sales practices remedies and costs because they relate to a substantial and identifiable non-recurring event. We exclude the gains and losses and contribution to income/loss of divested businesses because, as a result of our decision to dispose of these businesses, these results are not relevant to the profitability of our ongoing operations and could distort the trends associated with our ongoing businesses. We exclude demutualization costs and expenses because they are directly related to our demutualization and could distort the trends associated with our business operations.

  We show our revenues and adjusted operating income by division and for the Traditional Participating Products segment, as well as a reconciliation of both measures on a consolidated basis to their corresponding GAAP amounts, below.

                                       Nine Months
                                          Ended
                                      September 30,    Year Ended December 31,
                                     ----------------  -------------------------
                                      2001     2000     2000     1999     1998
                                     -------  -------  -------  -------  -------
                                                  (in millions)
Operating Results:
Financial Services Businesses:
 Revenues(1):
 U.S. Consumer Division............  $ 5,658  $ 6,039  $ 8,015  $ 7,530  $ 7,335
 Employee Benefits Division........    4,431    4,216    5,686    5,442    5,463
 International Division............    3,369    1,953    2,624    2,102    1,622
 Asset Management Division.........      931    1,005    1,344    1,137      993
 Corporate and Other...............      123      214      283      566      313
                                     -------  -------  -------  -------  -------
  Total............................   14,512   13,427   17,952   16,777   15,726
                                     -------  -------  -------  -------  -------
 Other amounts included in
  consolidated revenues:
 Realized investment gains
  (losses), net....................        3     (216)    (379)     586      944
 Revenues from divested
  businesses.......................      (15)     272      269      511      325
                                     -------  -------  -------  -------  -------
  Total revenues--Financial
   Services Businesses.............   14,500   13,483   17,842   17,874   16,995
                                     -------  -------  -------  -------  -------
Traditional Participating Products
 segment:
 Revenues(1).......................    6,140    6,331    8,611    8,356    8,332
 Other amounts included in
  consolidated revenues:
 Realized investment gains
  (losses), net....................     (273)      65       91      338    1,697
                                     -------  -------  -------  -------  -------
  Total revenues--Traditional
   Participating Products
   segment.........................    5,867    6,396    8,702    8,694   10,029
                                     -------  -------  -------  -------  -------
Total consolidated revenues........  $20,367  $19,879  $26,544  $26,568  $27,024
                                     =======  =======  =======  =======  =======
Financial Services Businesses:
 Adjusted operating income
  (loss)(2):
 U.S. Consumer Division............  $   323  $   802  $   740  $   667  $   852
 Employee Benefits Division........      159      311      387      400      440
 International Division............      398      262      322      233      157
 Asset Management Division.........      155      236      276      252      166
 Corporate and Other...............       55       77       (4)     137      (34)
                                     -------  -------  -------  -------  -------
  Total adjusted operating
   income..........................    1,090    1,688    1,721    1,689    1,581
                                     -------  -------  -------  -------  -------
 Items excluded from adjusted
  operating income:
 Realized investment gains, net of
  losses and related charges:
  Realized investment gains
   (losses), net...................        3     (216)    (379)     586      944
  Related charges(3)...............       (7)       7      (29)    (142)    (225)
                                     -------  -------  -------  -------  -------
   Total realized investment gains,
    net of losses and related
    charges........................       (4)    (209)    (408)     444      719
                                     -------  -------  -------  -------  -------
 Sales practices remedies and
  costs............................      --       --       --      (100)  (1,150)
 Divested businesses...............     (122)     (69)    (636)     (47)    (196)
 Demutualization costs and
  expenses.........................     (199)    (113)    (143)     (75)     (24)
                                     -------  -------  -------  -------  -------
  Income from continuing
   operations before income
   taxes--Financial Services
   Businesses......................      765    1,297      534    1,911      930
                                     -------  -------  -------  -------  -------
Traditional Participating Products
 segment:
 Adjusted operating income(2)......      289      301      547      316      206
 Items excluded from adjusted
  operating income:
 Realized investment gains, net of
  losses and related charges:
  Realized investment gains
   (losses), net...................     (273)      65       91      338    1,697
  Dividends to policyholders(4)....     (399)    (318)    (445)    (310)    (236)
                                     -------  -------  -------  -------  -------
   Total realized investment gains,
    net of losses and related
    charges........................     (672)    (253)    (354)      28    1,461
                                     -------  -------  -------  -------  -------
  Income (loss) from continuing
   operations before income
   taxes--Traditional
   Participating Products
   segment.........................     (383)      48      193      344    1,667
                                     -------  -------  -------  -------  -------
Consolidated income from continuing
 operations before income taxes....  $   382  $ 1,345  $   727  $ 2,255  $ 2,597
                                     =======  =======  =======  =======  =======

--------
(1) Revenues by division exclude (i) realized investment gains, net and (ii) revenues from divested businesses. Revenues for the Traditional Participating Products segment exclude realized investment gains, net.
(2) Adjusted operating income equals revenues as defined above in footnote (1) less benefits and expenses excluding (i) the impact of net realized investment gains on deferred acquisition cost amortization, reserves and dividends to policyholders; (ii) sales practices remedies and costs; (iii) the benefits and expenses of divested businesses; and (iv) demutualization costs and expenses.

(3) Net realized investment gains impact our reserves for future policy benefits, our deferred policy acquisition costs, and our policyholder dividends. We refer to these impacts collectively as the "related charges". Related charges for the Financial Services Businesses consist of the following:

                                              Nine Months
                                                 Ended           Year Ended
                                             September 30,      December 31,
                                             ---------------  ------------------
                                              2001     2000   2000  1999   1998
                                             -------  ------  ----  -----  -----
                                                     (in millions)
   Reserves for future policy benefits.....  $     2  $    2  $(36) $(147) $(218)
   Amortization of deferred policy
    acquisition costs......................        1       5     7      5     (7)
   Dividends to policyholders..............      (10)    --    --     --     --
                                             -------  ------  ----  -----  -----
    Total..................................  $    (7) $    7  $(29) $(142) $(225)
                                             =======  ======  ====  =====  =====

    We adjust the reserves for some of our policies when cash flows related to these policies are affected by net realized investment gains and the related charge for reserves for future policy benefits represents that adjustment. We amortize deferred policy acquisition costs for certain investment-type products based on estimated gross profits, which include net realized investment gains on the underlying invested assets, and the related charge for amortization of deferred policy acquisition costs represents the amortization related to net realized investment gains. As part of our acquisition of Gibraltar Life, we will pay existing Gibraltar Life policyholders a dividend generally equal to 70% of any net realized investment gains from the collection or disposition of loans and investment real estate in excess of the value of such assets included in the Reorganization Plan. The related charge for dividends to policyholders represents the portion of our expense charge for policyholder dividends attributable to net realized investment gains on these assets during the period.
(4) Net realized investment gains is one of the elements that we consider in establishing the dividend scale, and the related charge for dividends to policyholders represents the estimated portion of our expense charge for policyholder dividends that is attributable to net realized investment gains that we consider in determining our dividend scale. These gains are reflected in the dividend scale over a number of years.

  We have included below, on an adjusted operating income basis, supplemental condensed financial information for the Financial Services Businesses and the Traditional Participating Products segment. The Common Stock is expected to reflect the performance of the Financial Services Businesses only. The Financial Services Businesses will include the capital presently included in the Traditional Participating Products segment in excess of the amount necessary to support the Closed Block Business and the minor portion of traditional insurance products historically included within the Traditional Participating Products segment but which will not be included in the Closed Block. Accordingly, the results of the Financial Services Businesses and the Traditional Participating Products segment following the demutualization and the issuances of the Common Stock and Class B Stock will not be comparable to, and may vary materially from, the results reflected below. In periods subsequent to issuance of the Class B Stock and the establishment of the Closed Block Business, the measure of earnings used by management to evaluate results of the Closed Block Business will not include any adjustments to reflect results on an adjusted operating income basis.

                                 Nine Months Ended            Year Ended
                                 September 30, 2001       December 31, 2000
                              ------------------------ ------------------------
                                          Traditional              Traditional
                              Financial  Participating Financial  Participating
                               Services    Products     Services    Products
                              Businesses    Segment    Businesses    Segment
                              ---------- ------------- ---------- -------------
                                                (in millions)
Revenues(1)..................  $14,512      $6,140      $17,952      $8,611
Expenses(2)..................   13,422       5,851       16,231       8,064
                               -------      ------      -------      ------
Adjusted operating income....  $ 1,090      $  289      $ 1,721      $  547
                               =======      ======      =======      ======

--------
(1) Excludes realized investment gains, net, and revenues from divested businesses.
(2) Excludes impact of net realized investment gains on deferred acquisition cost amortization, reserves and dividends to policyholders;
     demutualization costs and expenses; and benefits and expenses of divested businesses.

Other Data:

                                                  As of      As of December 31,
                                              September 30, --------------------
                                                  2001       2000   1999   1998
                                              ------------- ------ ------ ------
Assets Under Management and Administration
(at fair market value):                                 (in billions)
Managed by Asset Management division:
 Retail customers(1)........................     $ 92.8     $107.4 $108.5 $ 96.5
 Institutional customers(2).................       84.9       95.1   96.8   92.0
 General account............................      110.1      110.0  107.9  119.8
                                                 ------     ------ ------ ------
 Total proprietary assets under management..      287.8      312.5  313.2  308.3
Managed by Retail Investments or Private
 Client Group segments:
 Non-proprietary wrap-fee and other domestic
  assets under management(3)................       45.0       50.5   44.8   36.9
 International(4)...........................       40.5        8.1    5.3    3.6
                                                 ------     ------ ------ ------
 Total assets under management..............      373.3      371.1  363.3  348.8
Client assets under administration..........      190.9      221.8  232.9  197.7
                                                 ------     ------ ------ ------
 Total assets under management and
  administration............................     $564.2     $592.9 $596.2 $546.5
                                                 ======     ====== ====== ======

--------
(1) Consists of individual mutual funds, including investments in our mutual funds through wrap-fee products, and both variable annuities and variable life insurance assets in our separate accounts. Fixed annuities and the fixed rate options of both variable annuities and variable life insurance are included in our general account.
(2) Consists of third-party institutional assets and group insurance contracts.
(3) Consists of wrap-fee assets gathered by the Private Client Group and Retail Investments segments and funds invested in the non-proprietary options of our investment products other than wrap-fee products.
(4) Consists primarily of general account assets supporting our International Insurance segment, assets gathered by the International Securities and Investments segment, and wind-down Canadian insurance operations. September 30, 2001 amount includes $30.9 billion assets of Gibraltar Life, acquired in April 2001.


                                  As of             As of December 31,
                              September 30, ----------------------------------
Employees and                     2001       2000   1999   1998   1997   1996
Representatives:              ------------- ------ ------ ------ ------ ------
Prudential Agents............     4,928      6,086  7,818  8,868 10,115 12,126
Life Planners................     3,999      3,495  2,884  2,332  1,908  1,603
Gibraltar Life Advisors (as
 of August 31, 2001).........     6,596         --     --     --     --     --
Financial Advisors...........     6,366      6,676  6,898  6,820  6,613  6,439
Total employees(1)...........    63,265     56,925 59,530 61,793 60,777 59,824

--------
(1)  All periods exclude employees of our discontinued healthcare operations.

  We discuss our net income and adjusted operating income under "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  Our principal executive offices are located at 751 Broad Street, Newark, New Jersey 07102. Our telephone number is (973) 802-6000.

    Summary Unaudited Pro Forma Condensed Consolidated Financial Information

  The following summary unaudited pro forma condensed consolidated financial information summarizes the unaudited pro forma condensed consolidated financial information and the accompanying notes included in this prospectus. This information gives effect to the demutualization, this offering, the initial public offering of Common Stock and the issuances of the Class B Stock and IHC debt, as if they each had occurred as of September 30, 2001 for purposes of the unaudited pro forma statement of financial position information and as of January 1, 2000 for purposes of the unaudited pro forma statement of operations information. We have provided this information for informational purposes only and it is not necessarily indicative of our consolidated financial position or results of operations had the demutualization, this offering, the initial public offering of Common Stock and the issuances of the Class B Stock and IHC debt been consummated on the dates assumed. It also does not project or forecast our consolidated financial position or results of operations for any future date or period.

  Under the plan of reorganization, we have allocated approximately 616.4 million notional shares of Common Stock to eligible policyholders. The information set forth below assumes that 160.1 million shares of these allocated notional shares of Common Stock are not issued to eligible policyholders who, under the plan of reorganization, are required to receive payments in the form of cash or policy credits.

                                               Number     Percentage Ownership
                                              of Shares   of Shares Outstanding
                                            ------------- ---------------------
                                            (in millions)
Common Stock Share Data:
Shares notionally allocated to eligible
 policyholders............................      616.4
Less shares allocated to eligible
 policyholders who receive cash or policy
 credits..................................      160.1
                                                -----
Shares issued to eligible policyholders...      456.3              81%
Shares issued in the initial public
 offering.................................      110.0              19%
                                                -----             ----
Total shares of Common Stock outstanding..      566.3             100%
                                                =====             ====

  The data set forth below under Pro Forma for Demutualization, this Offering, the Offering of the Common Stock and the Issuances of Class B Stock and IHC Debt, give effect to the following:

 . gross proceeds of $3,025 million from the issuance of Common Stock in the initial public offering less assumed underwriting discount and estimated offering expenses aggregating $136 million, or net proceeds from the offering of $2,889 million, in each case based on an assumed initial public offering price of $27.50 per share without giving any effect to exercise of the underwriters' options to purchase additional shares;

 . gross proceeds of $500 million from the offering of the units less assumed underwriting discount and estimated offering expenses aggregating $20 million, or net proceeds from the offering of the units of $480 million;

 . gross proceeds of $175 million, or $171 million of net proceeds, are raised from the issuance of the Class B Stock, all of which will be allocated to the Financial Services Businesses; and

 . gross proceeds of $1,750 million, or $1,730 million of net proceeds, are raised from the issuance of the IHC debt, all of which will be allocated to the Financial Services Businesses, and 25% of which initially will be deposited in a debt service coverage account as security for payment of principal and interest on the IHC debt.

                                           As of or for the Nine Months Ended September 30, 2001
                          -----------------------------------------------------------------------------------------------
                                                      Financial Services Businesses            Closed Block Business
                                                      ----------------------------------   ------------------------------
                                      Pro Forma for                      Pro Forma for                    Pro Forma for
                                     Demutualization,                  Demutualization,                  Demutualization,
                                      this Offering,                    this Offering,                    this Offering,
                                     the Offering of                    the Offering of     Historical   the Offering of
                                     the Common Stock                  the Common Stock     Traditional  the Common Stock
                                     and Issuances of                  and Issuances of    Participating and Issuances of
                                      Class B Stock                      Class B Stock       Products     Class B Stock
                          Historical   and IHC Debt   Historical         and IHC Debt         Segment      and IHC Debt
                          ---------- ---------------- --------------   -----------------   ------------- ----------------
                                                    (in millions, except per share data)
Income (loss) from
 continuing operations..   $   352       $     60      $          705      $          381     $ (353)        $   (321)
Income (loss) from
 continuing operations
 per share of:
 Common Stock...........       --        $   0.67                 --       $         0.67        --               --
 Class B Stock..........       --        $(160.50)                --                  --         --          $(160.50)
Attributed equity.......   $22,105       $ 20,692      $       14,683      $       19,729     $7,422         $    963
Book value per share of:
 Common Stock...........       --        $  34.84                 --       $        34.84        --               --
 Class B Stock..........       --        $ 481.50                 --                  --         --          $ 481.50

                                                    For the Year Ended December 31, 2000
                          --------------------------------------------------------------------------------------------------
                                                      Financial Services Businesses               Closed Block Business
                                                      -----------------------------------     ------------------------------
                                      Pro Forma for                       Pro Forma for                      Pro Forma for
                                     Demutualization,                   Demutualization,                    Demutualization,
                                      this Offering,                     this Offering,                      this Offering,
                                     the Offering of                     the Offering of       Historical   the Offering of
                                     the Common Stock                   the Common Stock       Traditional  the Common Stock
                                     and Issuances of                   and Issuances of      Participating and Issuances of
                                      Class B Stock                       Class B Stock         Products     Class B Stock
                          Historical   and IHC Debt   Historical          and IHC Debt           Segment      and IHC Debt
                          ---------- ---------------- --------------    -----------------     ------------- ----------------
                                                    (in millions, except per share data)
Income (loss) from
 continuing operations..     $321        $   304         $          234      $           463       $87          $  (159)
Income (loss) from
 continuing operations
 per share of:
 Common Stock...........      --         $  0.82                    --       $          0.82       --               --
 Class B Stock..........      --         $(79.50)                   --                   --        --           $(79.50)

  On a pro forma basis (reflecting the demutualization, this offering, the initial public offering of Common Stock and the issuances of the Class B Stock and IHC debt) adjusted operating income, which is a non-GAAP measure, for the Financial Services Businesses would have been $1,014 million and $1,882 million for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively. The pro forma adjusted operating income of the Financial Services Businesses does not reflect, in either period, earnings on the $480 million of net proceeds from the units, or earnings on the $1,730 million of net proceeds from the IHC debt and $171 million of net proceeds from the Class B Stock.

  The closing of the initial public offering of Common Stock is subject to the completion of the demutualization of The Prudential Insurance Company of America and the private placement of the Class B Stock. The closing of this initial public offering of the equity security units is subject to the closing of the initial public offering of Common Stock. The issuance of the IHC debt is not a condition to this offering or the initial public offering of Common Stock.

                                 RISK FACTORS

  Before investing in the units, you should carefully consider the following risk factors relating to us. These risks could materially affect our business, results of operations or financial condition and cause the trading price of the units and our Common Stock to decline. You could lose part or all of your investment.

We could incur income statement charges if our insurance and annuity reserves are inadequate.

  Our reserves for future policy benefits and claims may prove to be inadequate. We establish and carry, as a liability, reserves based on estimates by actuaries of how much we will need to pay for future benefits and claims. For our life insurance and annuity products, we calculate these reserves based on many assumptions and estimates, including estimated premiums we will receive over the assumed life of the policy, the timing of the event covered by the insurance policy, the amount of benefits or claims to be paid and the investment returns on the assets we purchase with the premiums we receive. We establish property and casualty reserves based on assumptions and estimates of damages and liabilities incurred. We establish disability and long-term care reserves based on assumptions and estimates of morbidity rates, policy and claim termination rates, benefit amounts, investment returns and other factors. Our reserving assumptions and estimates are inherently uncertain. Accordingly, we cannot determine with precision the ultimate amounts that we will pay for, or the timing of payment of, actual benefits and claims or whether the assets supporting the policy liabilities will grow to the level we assume prior to payment of benefits or claims. If our actual experience is different from our assumptions or estimates, our reserves could be inadequate. This could result in income statement charges from benefit or claim payments greater than the level used to establish or increase our reserves.

We have retained contingent liabilities from discontinued, divested and wind-down businesses that may require us to incur income statement charges.

  We have retained insurance or reinsurance obligations and other contingent liabilities in connection with our divestiture or winding down of various businesses, and our reserves for these obligations and liabilities may prove to be inadequate. In particular, in connection with the sale of our healthcare operations, we retained all liabilities associated with litigation arising from or related to the healthcare business that existed at August 6, 1999 or that commenced within two years after that date with respect to claims relating to events that occurred prior to August 6, 1999, as discussed in relation to legal and regulatory matters below. In connection with the sale of Gibraltar Casualty Company, we entered into a stop-loss agreement whereby we reinsured the buyer for up to 80% of the first $200 million of adverse loss development in excess of Gibraltar Casualty's reserves on the closing date of the sale. Gibraltar Casualty's remaining insurance and reinsurance liabilities primarily include significant exposure to asbestos, environmental and product liability claims which involve substantial uncertainty as to, among other things, the number and value of possible claims, the timing of resolution of possible claims, responsibility for damages and other matters. While we believe that as of September 30, 2001 we had adequately reserved in all material respects for remaining costs and liabilities associated with our divested and wind-down businesses, including the costs associated with the healthcare litigation and the Gibraltar Casualty exposure, retained and contingent liabilities in connection therewith could cause us to take additional charges that could be material to our results of operations. See "Business--Discontinued Operations--Healthcare" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Consolidated Results of Operations--Discontinued Operations" for a further discussion of our discontinued healthcare business and "Business--Corporate and Other Operations--Divested Businesses" and "--Wind-down Businesses" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Consolidated Results of Operations--Divested Businesses" and "-- Results of Operations for Financial Services Businesses by Division and Traditional Participating Products Segment--Corporate and Other Operations" for a further discussion of Gibraltar Casualty and other divested and wind-down businesses.

Catastrophe losses could materially reduce our profitability or cash flow.

  Our personal lines property and casualty insurance operations expose us to claims arising out of catastrophes, principally arising under our homeowners insurance policies. Hurricanes, earthquakes, tornadoes, wind, hail, fires, explosions and other events may cause catastrophes, and the occurrence and severity of catastrophes are inherently unpredictable. In accordance with generally accepted accounting principles, we do not establish reserves for catastrophes in advance of their occurrence, and the loss or losses from a single or multiple catastrophes could be material to our results of operations or cash flow in particular quarterly or annual periods. Our catastrophe exposure risk management program relies heavily on reinsurance to reduce our catastrophe exposure, and the loss of availability of all or portions of our reinsurance program could subject us to increased exposure, which could be material. The cost of reinsurance affects the profitability of our property and casualty insurance business. There have been, and in the future may be, periods when reinsurance has not been available or at least not at acceptable rates and levels. We also face credit risk with respect to our reinsurers and other risk bearers, such as the Florida Hurricane Catastrophe Fund, in all lines of our insurance business, including property and casualty insurance, because the ceding of risk to them does not relieve us of our liability to insureds. Our recovery of less than contracted amounts from our reinsurers and other risk bearers could have a material adverse effect on our results of operations.

Interest rate fluctuations could negatively affect our profitability.

  Changes in interest rates may reduce both our profitability from spread businesses and our return on invested capital. Some of our products, principally traditional whole life insurance, fixed annuities and guaranteed investment contracts, expose us to the risk that changes in interest rates will reduce our "spread", or the difference between the amounts that we are required to pay under the contracts and the rate of return we are able to earn on our general account investments intended to support our obligations under the contracts. Declines in our spread from these products or other spread businesses we conduct could have a material adverse effect on our businesses or results of operations.

  In periods of increasing interest rates, we may not be able to replace the assets in our general account with higher yielding assets needed to fund the higher crediting rates necessary to keep our interest sensitive products competitive. We therefore may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts and related assets. In periods of declining interest rates, we have to reinvest the cash we receive as interest or return of principal on our investments in lower yielding instruments then available. Moreover, borrowers may prepay fixed-income securities, commercial mortgages and mortgage-backed securities in our general account in order to borrow at lower market rates, which exacerbates this risk. Because we are entitled to reset the interest rates on our fixed rate annuities and guaranteed investment contracts only at limited, pre-established intervals, and since many of our policies have guaranteed minimum interest or crediting rates, our spreads could decrease and potentially become negative.

  A decline in market interest rates available on investments could also reduce our return from investments of capital that do not support particular policy obligations, which also could have a material adverse effect on our results of operations.

  Increases in interest rates may cause increased surrenders and withdrawals of insurance products. In periods of increasing interest rates, policy loans and surrenders and withdrawals of life insurance policies and annuity contracts may increase as policyholders seek to buy products with perceived higher returns. This process may lead to a flow of cash out of our businesses. These outflows may require investment assets to be sold at a time when the prices of those assets are lower because of the increase in market interest rates, which may result in realized investment losses. A sudden demand among consumers to change product types or withdraw funds could lead us to sell assets at a loss to meet the demand for funds. In addition, unanticipated withdrawals and terminations also may require us to accelerate the amortization of deferred policy acquisition costs. This would increase our current expenses.

  Changes in interest rates may reduce profitability or result in potential losses in non-insurance businesses where we take principal risk on fixed-income investments. We operate two fixed-income securities hedge portfolios in our Other Asset Management segment in which we take principal positions that we hedge with short positions and support through securities repurchase, reverse repurchase and lending transactions. As of September 30, 2001, the hedge portfolios had a total carrying value of approximately $4.0 billion, reflecting both principal positions and securities financing positions. We also run a commercial mortgage banking business in our Asset Management division in which we make or purchase loans secured by commercial mortgages and hold them until they can be aggregated in a combined investment fund, the securities of which we sell to investors in a securitization transaction. Similarly, we hold or "warehouse" other loan receivables pending sale in securitization transactions. As of September 30, 2001, we held approximately $1.2 billion of commercial mortgages and other loan receivables pending securitization, substantially all of which is supported by financing. We hold other inventory in our securities operations principally in connection with our business with customers. We engage in corporate investment activities, in which we borrow funds and use our asset/liability management techniques to earn additional spread income on the borrowed funds. As of September 30, 2001, the total indebtedness supporting these activities was approximately $1.5 billion.

Losses due to defaults by others could reduce our profitability or negatively affect the value of our investments.

  Third parties that owe us money, securities or other assets may not pay or perform their obligations. These parties include the issuers whose securities we hold, borrowers under the mortgage loans we make, customers, trading counterparties, counterparties under swaps and other derivative contracts, reinsurers, clearing agents, exchanges, clearing houses and other financial intermediaries. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, downturns in the economy or real estate values, operational failure or other reasons. The current uncertain trend in the U.S. and other economies has resulted in rising investment impairments, and a further downturn could result in increased impairments. We recognized consolidated impairments of fixed maturities of $540 million in 2000 as compared to $266 million in 1999. We recognized consolidated impairments of fixed maturities of $757 million in the first nine months of 2001 as compared to $301 million in the first nine months of 2000. We currently expect, if present economic and financial conditions persist, continued impairments in the 2001 fourth quarterly roughly comparable to the average rate of impairments in the first three quarters of 2001.

  The default of a major market participant could disrupt the securities markets or clearance and settlement systems in the United States or abroad. A failure of a major market participant could cause some clearance and settlement systems to assess members of that system, including our broker-dealer subsidiaries, or could lead to a chain of defaults that could adversely affect us. A default of a major market participant could disrupt various markets which could in turn cause market declines or volatility.

Other market fluctuations and general economic, market and political conditions may also negatively affect our business and profitability.

  Our investment returns, and thus our profitability, may also be adversely affected from time to time by conditions affecting our specific investments and, more generally, by stock, real estate and other market fluctuations and general economic, market and political conditions.

  Our ability to make a profit on insurance products, fixed annuities and guaranteed products depends in part on the returns on investments supporting our obligations under these products and the value of specific investments may fluctuate substantially depending on the foregoing conditions.

  We also make investments in securities to support our customer operations in our securities operations, including our market-making and other principal trading activities to facilitate customer transactions, and our commercial mortgage securitization operations. We also engage in proprietary trading of equities, commodities and futures and take proprietary positions in our hedge portfolios and our proprietary investment and syndication activities. The foregoing activities expose us to significant market risk as we buy securities or other assets, including assets to be repackaged, all of which are subject to market fluctuation. Even though we generally buy the securities or other assets for resale and the risk in most, but not all, cases is short-term, our exposure is often for large amounts. We use a variety of strategies to hedge our exposure to interest rate and other market risk. However, hedging strategies are not always available, and our hedging could be ineffective. As a result of exiting the lead-managed equity underwriting for corporate issuers and institutional fixed income businesses, we are winding down related portfolios of loans and loan commitments to clients of these businesses which, at September 30, 2001, aggregated approximately $0.9 billion. We could incur material losses from these activities.

  The current uncertain trends in the U.S. and international economic and investment climates have adversely affected our businesses and profitability in 2001, and can be expected to continue to do so unless conditions improve. Our profitability benefited from strong equity markets in 1998 through 2000, and the decline in global stock markets has adversely affected, and can be expected to continue to adversely affect, profitability of many of our businesses.


A decline or increase in volatility in the securities markets may negatively affect our businesses.

  Our investment-based and asset management products and services and our investment advisory and securities brokerage services expose us to the risk that sales will decline and lapses of variable life and annuity products and withdrawals of assets from other investment products will increase if, as a result of a failure of the market to maintain its rate of growth, a market downturn, increased market volatility or other market conditions, customers become dissatisfied with their investments. A market downturn also would result in lower account balances as a result of decreases in market value and lower margin account balances. In many cases our fees in these businesses are based on a percentage of the assets we manage and, if account values decline, our fee revenue would decline. Declines in margin account balances would result in a decline in our net interest revenues. A market downturn also could result in a decline in the volume of transactions that we execute for our customers, and therefore a decline in our commission and fee revenue.

  Our results of operations for the nine months ended September 30, 2001 illustrate this risk. The substantial declines in U.S. and international securities markets have resulted in substantially lower securities transaction volume and asset valuations, resulting in substantial declines in commission and related revenue in our U.S. Consumer, International and Asset Management divisions and lower asset management fee income in our U.S. Consumer and Asset Management divisions.

A downgrade in our claims-paying or credit ratings could limit our ability to market products, increase the number or value of policies being surrendered and/or hurt our relationships with creditors or trading counterparties.

  Our claims-paying ratings, which are intended to measure our ability to meet policyholder obligations, are an important factor affecting public confidence in most of our products and, as a result, our competitiveness. The interest rates we pay on our borrowings are largely dependent on our credit ratings. You can read about our claims-paying ratings under "Business--Ratings".

  On November 8, 2001, S&P downgraded Prudential Property & Casualty Insurance Company's claims-paying rating, citing the potential for it to not meet our operating performance objectives.

  Following this downgrade, we believe that our claims-paying ability and credit ratings are stable. However, downgrading of our claims-paying ratings would limit our ability to sell our insurance and annuity products and guaranteed contracts and would reduce our profitability. Downgrading of our credit ratings would increase the cost of borrowing and reduce our profitability.

Intense competition could negatively affect our ability to maintain or increase our profitability.

  Our businesses are intensely competitive. We compete based on a number of factors including name recognition, service, the quality of investment advice, investment performance, product features, price, perceived financial strength, and claims-paying and credit ratings. Our competitors include insurers, broker-dealers, financial advisors, asset managers and other financial institutions. A number of our business units face competitors that have greater market share, offer a broader range of products or have higher claims-paying or credit ratings than we do.

  In recent years, there has been substantial consolidation and convergence among companies in the financial services industry, particularly as the laws separating banking, insurance and securities have been relaxed, resulting in increased competition from large, well-capitalized financial services firms. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired other financial services businesses such as a broker-dealer or an insurance company. Many of these firms also have been able to increase their distribution systems through mergers or contractual arrangements. We expect consolidation to continue and perhaps accelerate in light of the adoption of the Gramm-Leach-Bliley Act, which we discuss below.

  In recent years our rankings against competitors in sales of certain investment and insurance products have declined. We continue our efforts to strengthen and broaden both our distribution channels and our product offerings but we cannot assure they will be successful. In particular, the marketplace may make a more significant or rapid shift to non-affiliated and direct distribution alternatives than we anticipate or are able to achieve ourselves. If this happens, our rankings against competitors' market shares and results of operations could be adversely affected.

We may be unable to attract and retain sales representatives and other employees, particularly Financial Advisors.

  We compete to attract and retain Prudential Agents, Financial Advisors, Life Planners, asset managers, research analysts, investment bankers and other employees, as well as independent distributors of our products. Intense competition exists for persons and independent distributors with demonstrated ability. We compete with other financial institutions primarily on the basis of our products, compensation, support services and financial position. In particular, we have experienced continuing turnover among Financial Advisors, including experienced Financial Advisors, due in part to greater industry competition for productive Financial Advisors and the lack of a stock-based compensation program. While we have undertaken several initiatives with respect to our Financial Advisors, these initiatives have resulted in increased expenses and may not succeed in attracting or retaining new Financial Advisors. In addition, our decision to exit the lead-managed equity underwriting for corporate issuers and institutional fixed income businesses of Prudential Securities, and to pursue our strategy of providing research of interest to our investor clients is new, and its effect on our ability to attract and retain Financial Advisors and research analysts is uncertain. Sales and persistency in our businesses and our results of operations and financial condition could be materially adversely affected if we are unsuccessful in attracting and retaining sales representatives.

Fluctuations in foreign currency exchange rates and foreign securities markets could negatively affect our profitability.

  Our foreign insurance operations generally write policies denominated in local currencies and invest in local currencies. Although investing in local currencies limits the effect of currency exchange rate fluctuation on local operating results, fluctuations in such rates affect the translation of these results into our consolidated financial statements. Our foreign securities operations transact business in both local currencies and U.S. dollars. Accordingly, fluctuations in foreign currency exchange rates may directly affect these operations.

  Our domestic and international insurance and securities businesses own foreign securities and are subject to fluctuations in foreign securities markets, which can be volatile. In the last several years, various emerging market countries have experienced severe economic and financial disruptions, including significant devaluations of their currencies and low or negative growth rates in their economies. Interest rates in Japan have been at historically low levels in recent years, and continued low or declining rates could affect the profitability of our international insurance operations. The possible effects of these conditions include losses in our securities inventory positions and in our general account.

Our international operations face political, legal, operational and other risks that could negatively affect those operations or our profitability.

  Our international operations face political, legal, operational and other risks that we do not face in our domestic operations. We face the risk of discriminatory regulation, nationalization or expropriation of assets, price controls and exchange controls or other restrictions that prevent us from transferring funds from these operations out of the countries in which they operate or converting local currencies we hold into U.S. dollars or other currencies. Some of our foreign insurance operations are, and are likely to continue to be, in emerging markets where these risks are heightened. In addition, we rely on local sales forces in these countries and we may encounter labor problems resulting from workers' associations and trade unions in some countries. If our business model is not successful in a particular country, we may lose all or most of our investment in building and training the sales force in that country.

The terrorist attacks on the United States and ensuing events may have a continuing negative impact on certain of our businesses.

  Our losses arising from insurance claims in connection with the terrorist attacks on September 11, 2001 had a negative effect on income from continuing operations before income taxes, after release of existing policy reserves and expected reinsurance recoveries, of approximately $50 million, and on net income of approximately $30 million, for the nine months ended September 30, 2001. Gross losses from individual life, group life, accidental death and dismemberment, disability and property and casualty insurance claims were approximately $220 million. Our reinsurance programs provide coverage, with stated deductible amounts and subject to contractual limits, for portions of the risks we assume under some of our individual life insurance policies and for catastrophic events that result in group insurance and individual life insurance claims.


  We cannot assess the future effects of the terrorist attacks, the ensuing U.S. military and other responsive actions and the possibility of further terrorist attacks on our businesses at this time. The terrorist attacks and responsive actions have significantly adversely affected general economic, market and political conditions, increasing many of the risks in our businesses noted in the previous risk factors. This may have a negative effect on our businesses and results of operations over time. In particular, the declines and volatility in share prices experienced following the reopening of the United States equity markets following the attacks have contributed and may continue to contribute to a decline in assets under management and administration, which in turn could have a negative effect on fees we earn based on asset values in our U.S. Consumer, Employee Benefits and Asset Management divisions. The transaction volume of our Private Client Group may continue to be negatively affected if there is a decreased level of investor activity as a result of continuing uncertainties.


  Our general account investment portfolios include investments, primarily comprised of debt securities, in industries that we believe may be adversely affected by the terrorist attacks and responsive actions including airlines, lodging and entertainment companies and non-life insurance companies, with a total carrying value as of September 30, 2001 of approximately $3.0 billion, excluding securities maturing within one year. We also have equity securities in these industries with a carrying value of approximately $0.1 billion as of September 30, 2001. The effect of these events on the valuation of these investments is uncertain and could lead to increased impairments. The cost, and possibly the availability, in the future of reinsurance covering terrorist attacks for our individual life, group life, accidental death and dismemberment, disability and property and casualty insurance operations is uncertain. Although our ratings have not been affected by the terrorist attacks on the United States and remain stable as discussed above, over time the rating agencies could reexamine the ratings affecting the insurance industry generally, including our companies.

Our businesses are heavily regulated and changes in regulation may reduce our profitability.

  Our insurance operations are subject to state insurance laws regulating all aspects of our business and are regulated and supervised principally by state insurance departments in the fifty states and U.S. territories and possessions. Our principal insurance regulatory authorities are the New Jersey Department of Banking and Insurance and the state insurance authorities in other states where our insurance subsidiaries are organized. The purpose of the state regulation of insurance is to protect policyholders and not our shareholders. Foreign insurance regulatory authorities regulate our international insurance operations. Products that are also "securities", such as variable life insurance and variable annuities, are also subject to federal and state securities laws and are regulated and supervised by the SEC, the NASD and state securities commissions.

  On November 11, 1999, the Gramm-Leach-Bliley Act was adopted. This federal law permits the creation of financial services firms that can include commercial banking, merchant banking, securities, insurance and investment management activities under one holding company that would be subject to federal regulation. We expect the legislation will result in increased consolidation within the financial services industry. We cannot predict the effect of this legislation or further consolidation on our competitive position.

  State insurance regulators and the National Association of Insurance Commissioners regularly re-examine existing laws and regulations applicable to insurance companies. Existing or future insurance-related laws and regulations may become more restrictive and may adversely affect our profitability.

  State insurance guaranty associations have the right to assess insurance companies doing business in their state for funds to help pay the obligations of insolvent insurance companies to policyholders and claimants. Because the amount and timing of an assessment is beyond our control, the reserves that we have currently established for these potential liabilities may not be adequate.

  Our asset management, securities, banking and other operations are subject to extensive regulation at the federal and/or state level by regulators including the SEC, the NASD, the NYSE, the CFTC, the Department of Labor, the FDIC, the OTS, the FTC, the Georgia Department of Banking and Finance, the Pennsylvania Department of Banking, and state securities authorities, and are subject to regulation in those jurisdictions outside the United States in which the businesses operate. The requirements imposed by regulators are generally designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us, and are not designed to protect our shareholders. As a result, regulatory requirements often limit our activities, and we face the risk of significant intervention by regulatory authorities.

  Many of the foregoing regulatory or governmental bodies have the authority to review our products and business practices and those of our agents and employees and to bring regulatory or other legal actions against us if, in their view, our practices, or those of our agents or employees, are improper. These actions can result in substantial fines, penalties or prohibitions or restrictions on our business activities and could have a material adverse effect on our business, results of operations or financial condition.


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

Legal and regulatory actions are inherent in our businesses and could result in financial losses or harm our businesses.

  We are, and in the future may be, subject to legal and regulatory actions in the ordinary course of our insurance, asset management, securities, investing and other operations, both domestically and internationally. Pending legal and regulatory actions include proceedings relating to aspects of our businesses and operations that are specific to us and proceedings that are typical of the businesses in which we operate, including in both cases businesses that we have divested or placed in wind-down status. Some of these proceedings have been brought on behalf of various alleged classes of complainants. In certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. Substantial legal liability in these or future legal or regulatory actions could have a material financial effect or cause significant reputational harm which in turn could seriously harm our business prospects.

  Regulatory authorities and customers brought significant regulatory actions and civil litigation against us in the past involving sales of individual permanent life insurance policies that we issued in the United States from 1982 to 1995. These proceedings alleged principally that we made misrepresentations concerning the use of existing life insurance policies to fund additional policies, the number of annual out-of-pocket cash premium payments required to fund life insurance policies and the characterization of policies as investments rather than life insurance policies. These proceedings, substantial related negative publicity and our actions to improve sales practice controls caused significant turnover and reduced headcount in our Prudential Agent sales force, principally in 1996 and 1997. Primarily as a result of this turnover, reduced headcount and negative publicity, we lost policies, customer accounts and assets in our individual life insurance and property and casualty insurance businesses. In 1996 we settled the insurance regulatory proceedings and the principal life insurance sales practices class action lawsuit. Pursuant to these settlements, we have distributed final remedies to virtually all eligible class members through the alternative dispute resolution process that we established. In addition, as of September 30, 2001, we remained a party to approximately 44 individual sales practices actions filed by class members who "opted out" of the class settlement relating to permanent life insurance policies we issued in the United States between 1982 and 1995, as well as 36 sales practices actions filed by class members who failed to "opt out" of the class settlement. Many of these suits seek substantial punitive damages in addition to compensatory damages. You can read about the life insurance related litigation in greater detail under "Business--Litigation and Regulatory Proceedings--Insurance--Life Insurance Sales Practices Issues".

  We remain liable for certain litigation involving our divested healthcare operations. This litigation includes purported class actions and individual suits involving various issues, including payment of claims, denial of benefits, vicarious liability for malpractice claims, contract disputes with provider groups and former policyholders, and class actions challenging practices of our former managed care operations. The class actions involve purported nationwide classes of participants and multiple defendants and allege, among other things, misrepresentation of the level and quality of services, failure to disclose financial incentive agreements with physicians, interference with the physician-patient relationship, breach of contract and fiduciary duty, violations of ERISA, violations of and conspiracy to violate RICO, deprivation of plaintiffs' rights to the delivery of honest medical services and industry-wide conspiracy to defraud physicians by failing to pay under provider agreements and by unlawfully coercing providers to enter into agreements with unfair and unreasonable terms. The class actions are only in the preliminary stage and the remedies sought include unspecified damages, restitution, disgorgement of profits, treble damages, punitive damages and injunctive relief. You can read about the healthcare related litigation in greater detail under "Business--Litigation and Regulatory Proceedings-- Discontinued Operations".

  Although we believe we have adequately reserved in all material respects for the costs of our litigation and regulatory matters, we can provide no assurance of this. It is possible that our results of operations or cash flow in particular quarterly or annual periods could materially decline due to an ultimate unfavorable outcome of these matters.

Employee misconduct is difficult to detect and deter and could harm our business, results of operations or financial condition.

  Employee misconduct could result in violations of law by us, regulatory sanctions and/or serious reputational or financial harm. Employee misconduct can occur in each of our businesses and could include:

  . binding us to transactions that exceed authorized limits,

  . hiding unauthorized or unsuccessful activities resulting in unknown and unmanaged risks or losses,

  . improperly using or disclosing confidential information,

  . recommending transactions that are not suitable,

  . engaging in fraudulent or otherwise improper activity,

  . engaging in unauthorized or excessive trading to the detriment of customers, particularly in our Private Client Group segment, or

  . otherwise not complying with laws or our control procedures.

  We cannot always deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. We cannot assure you that employee misconduct will not lead to a material adverse effect on our business, results of operations or financial condition.

Changes in federal income tax law could make some of our products less attractive to consumers and increase our tax costs.

  In June 2001, the Economic Growth and Tax Relief Reconciliation Act of 2001 was enacted. The 2001 Act contains provisions that will, over time, significantly lower individual tax rates. This will have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products. The 2001 Act also includes provisions that will eliminate, over time, the estate, gift and generation-skipping taxes and partially eliminate the step-up in basis rule applicable to property held in a decedent's estate. Some of these changes might hinder our sales and result in the increased surrender of insurance products. We cannot predict the overall effect on the sales of our products of the tax law changes included in the 2001 Act.

  Congress has, from time to time, also considered other tax legislation that could make our products less attractive to consumers, including legislation that would reduce or eliminate the benefit of the current federal income tax rule under which tax on the build-up of value of annuities and life insurance products can generally be deferred until payments are actually made to the policyholder or other beneficiary and excluded when paid as a death benefit under a life insurance contract.

  Congress, as well as foreign, state and local governments, also consider from time to time legislation that could increase our tax costs. If such legislation is adopted, our consolidated net income could decline.

  We cannot predict whether any such legislation will be enacted, what the specific terms of any such legislation will be or how, if at all, it might affect sales of our products.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect our businesses or result in losses.

  We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective. Many of our methods of managing risk and exposures are based upon our use of observed historical market behavior or statistics based on historical models. As a result, these methods may not predict future exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

Allocation of inadequate assets to the Closed Block could reduce net income available to our shareholders.

  The plan of reorganization requires us to establish and operate a Closed Block for the benefit of holders of certain participating individual insurance and annuity policies issued by The Prudential Insurance Company of America. The Closed Block is a mechanism designed to provide for the reasonable expectations for future policy dividends after demutualization of the holders of the policies included in the Closed Block by allocating assets that will be used for the payment of guaranteed benefits and policyholder dividends, expenses and taxes on those policies. The policies that we will include in the Closed Block are certain individual life insurance policies and individual annuity contracts that are in force on the effective date of the demutualization on which we are currently paying or expect to pay experience-based policy dividends.

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

  We initially will allocate assets to the Closed Block equal to approximately 26% of The Prudential Insurance Company of America's general account invested assets as of December 31, 2000. This amount, together with the investment cash flows they produce and the anticipated revenue from the Closed Block policies, are expected to be reasonably sufficient to provide for all guaranteed Closed Block policy benefits and expenses and taxes charged to the Closed Block, as well as future policy dividends after demutualization in accordance with the dividend scales in effect for 2000 (i.e. the dividend scales in effect on December 15, 2000, the date the Board of Directors of The Prudential Insurance Company of America adopted Prudential's plan of reorganization) if the experience underlying these scales continues. These assets include public and private fixed maturities, commercial and agricultural mortgages, public and private equities and real estate. On November 13, 2001, The Prudential Insurance Company of America's Board of Directors acted to reduce dividends, effective January 1, 2002, on Closed Block policies to reflect unfavorable investment experience that has emerged since July 1, 2000, the date the Closed Block was originally funded. Closed Block dividends for 2002 are expected to be approximately $240 million less than if the 2001 dividend scales (which were a continuation of the year 2000 dividend scales) were maintained. See "Unaudited Pro Forma Condensed Consolidated Financial Information--Unaudited Pro Forma Closed Block Information" for a description of the establishment and funding of the Closed Block.

  We will operate the Closed Block for the benefit of the holders of the policies included in the Closed Block, and cash flows provided by the Closed Block Assets will solely benefit the holders of those policies and will not be available for dividends to our shareholders. However, in the unlikely event that poor results from business operations outside of the Closed Block completely deplete The Prudential Insurance Company of America's surplus, The Prudential Insurance Company of America may be required to use Closed Block Assets to pay guaranteed benefits on policies not included in the Closed Block. Closed Block policies will continue to be the obligation of The Prudential Insurance Company of America, and we will remain obligated to pay guaranteed policy benefits on these policies in accordance with their terms should the assets of the Closed Block be insufficient to satisfy the claims. If, over the period the Closed Block remains in existence, performance of the Closed Block Assets is more favorable than we originally expected, we will pay the excess to Closed Block policyholders as additional policyholder dividends, and it will not be available to our shareholders. If performance is less favorable, The Prudential Insurance Company of America will not be required to support the payment of dividends on Closed Block policies from its general funds, although it could choose to provide such support. If we were to make substantial payments to the benefit of Closed Block policies from our general funds, either in support of the payment of policyholder dividends or to satisfy claims, a lower amount of assets and net income would be available to our shareholders and the market price of our Common Stock could decline. The Closed Block will continue in effect as long as any policy in the Closed Block remains in force, which we currently expect will be at least 100 years.

  We will also establish a separate closed block for the benefit of the owners of the participating insurance policies issued by our remaining Canadian branch. We will operate this closed block, which, because of the substantially smaller number of outstanding Canadian policies, will be insignificant in size, in a similar manner as the U.S. Closed Block and reflect it in our Corporate and Other operations of our Financial Services Businesses.

Our ability to pay shareholder dividends may be affected by limitations imposed on The Prudential Insurance Company of America and our other subsidiaries.

  Prudential Financial, Inc. will act as a holding company for all our operations, and we do not intend that Prudential Financial, Inc. will have significant operating businesses. Prudential Financial, Inc.'s principal sources of revenues to meet its obligations, including the payment of shareholder dividends and operating expenses, will be dividends and interest from its subsidiaries. Prudential Financial, Inc.'s regulated insurance, broker-dealer and various other subsidiaries are subject to regulatory limitations on their payment of dividends and other transfers of funds to affiliates.

  New Jersey insurance law provides that, except in the case of extraordinary dividends or distributions, all dividends or distributions paid by The Prudential Insurance Company of America may be declared or paid only from unassigned surplus, as determined pursuant to statutory accounting principles, less unrealized capital gains and revaluation of assets. The Prudential Insurance Company of America also must notify the New Jersey insurance regulator prior to paying a dividend and if the dividend, together with other dividends or distributions made within the preceding twelve months, would exceed a specified statutory limit based on financial results under statutory accounting principles, obtain a non-disapproval from the New Jersey insurance regulator. You should note that results under statutory accounting principles may not be as favorable as results under generally accepted accounting principles. For a description of the statutory dividend limit, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". Upon demutualization, unassigned surplus will be reduced to zero, thereby constraining The Prudential Insurance Company of America's ability to pay dividends in the initial years following demutualization. Unassigned surplus is expected to grow thereafter in the ordinary course of business over time, including gains from operations and any realized capital gains.

  The laws regulating dividends of the other states in which our other insurance companies are organized are similar, but not identical, to New Jersey's. In addition, the net capital rules to which our broker-dealer subsidiaries are subject may limit their ability to pay dividends to Prudential Financial, Inc. The laws of foreign countries may also limit the ability of our insurance and other subsidiaries organized in those countries to pay dividends to Prudential Financial, Inc.

  We cannot assure that Prudential Financial, Inc.'s subsidiaries will have enough earnings to support dividend payments to Prudential Financial, Inc. in an amount sufficient to fund Prudential Financial, Inc.'s cash requirements and shareholder dividends. From time to time the National Association of Insurance Commissioners and various state insurance regulators have considered, and may in the future consider, proposals to further limit dividend payments that an insurance company may make without regulatory approval. These proposals, if enacted, could further restrict the ability of our insurance companies to pay dividends to Prudential Financial, Inc.

A legal challenge to the plan of reorganization could adversely affect the terms of the demutualization and the market price of our Common Stock.

  After a public hearing held on July 17 and 18, 2001, and subsequent approval of the plan of reorganization by policyholder vote which closed on July 31, 2001, on October 15, 2001, the Commissioner of Banking and Insurance of the State of New Jersey issued a Decision and Order approving our plan of reorganization as well as an order approving our request for a destacking extraordinary dividend in connection with our plan. Certain policyholders sought a stay of the Decision and Order from the Commissioner which was denied on October 30, 2001.

  Before the Commissioner issued the Decision and Order, purported class action lawsuits were commenced asserting that various aspects of the plan of reorganization or the demutualization law are unfair or illegal on various theories and seeking, among other things, to enjoin implementation of the plan of reorganization and/or damages. In particular, purported class action lawsuits have been filed in the Superior Court of New Jersey on behalf of policyholders alleging that the plan of reorganization's provision for the distribution of demutualization consideration to non-participating policyholders and policyholders of subsidiaries violates the New Jersey demutualization law and rights of participating policyholders and alleging deficient disclosure to policyholders. These actions seek to enjoin implementation of the demutualization and the payment of compensatory damages to class members. In September and October 2001, we filed motions to dismiss these lawsuits. In one of these actions, an amended complaint was filed and now focuses on the distribution of demutualization consideration to policyholders of subsidiaries and requests a declaration that, were such distribution permitted by the New Jersey law governing the demutualization, such law would be unconstitutional. We believe the actions filed are meritless and will vigorously oppose them. Additional lawsuits may be filed.


  The New Jersey law governing the demutualization provides that a Commissioner's order approving or disapproving a plan of reorganization shall be a final agency decision subject to appeal in accordance with, and within the time period specified by, the rules governing the courts of the state of New Jersey. Certain of the above policyholders have filed a notice of appeal with the New Jersey appellate court that challenges the Commissioner's approval of the plan, including the plan's provision for distribution of consideration to non-participating policyholders. On December 6, 2001, these policyholders made an application to stay the consummation of the demutualization. The application will be briefed and submitted to the New Jersey appellate court on December 10, 2001. We currently expect the court to act on the application expeditiously. Other policyholders have also filed a notice of appeal challenging various aspects of the plan.


  Other litigants could request that the New Jersey courts stay or otherwise enjoin consummation of the demutualization. Unless stayed or otherwise enjoined, we plan to complete the demutualization and this offering. However, a successful challenge to the plan or the Commissioner's Decision and Order (including following consummation of the demutualization) could result in monetary damages, a modification of the plan, or the Commissioner's approval of the plan being set aside. In addition, a successful challenge would likely result in substantial uncertainty relating to the terms and effectiveness of the plan of reorganization, and a substantial period of time might be required to reach a final determination. Such an outcome would likely negatively affect holders of Common Stock and could have a material adverse effect on our business, results of operations or financial condition.



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

Regulatory requirements, provisions of our certificate of incorporation and by-laws and our shareholder rights plan could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests.

  Under the New Jersey statute governing the demutualization and our plan of reorganization, for the three years after the effective date of the demutualization, no person other than Prudential Financial, Inc., certain of its subsidiaries or any employee benefit plans or trusts sponsored by us may acquire 5% or more of the total voting power of Prudential Financial, Inc.'s Common Stock and, if issued, Class B Stock without the prior approval of the New Jersey insurance regulator. In addition, various states in which our insurance companies are organized, including New Jersey, must approve any change of control of insurance companies organized in those states. Under most states' statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. Federal, and in some cases state, banking authorities would also have to approve the indirect change of control of our banking operations. The federal securities laws could also require reapproval by customers of our investment advisory contracts to manage mutual funds, including mutual funds included in annuity products. In addition, the New Jersey Business Corporation Act prohibits certain business combinations with interested shareholders. These regulatory and other restrictions may delay a potential merger or sale of Prudential Financial, Inc., even if the Board of Directors decides that it is in the best interests of shareholders to merge or be sold. These restrictions also may delay sales or acquisitions of our subsidiaries.

  Prudential Financial, Inc.'s certificate of incorporation and by-laws also contain provisions that may delay, deter or prevent a takeover attempt that shareholders might consider in their best interests. These provisions may adversely affect prevailing market prices for our Common Stock and include:

  . classification of Prudential Financial, Inc.'s Board of Directors into three classes that serve staggered three-year terms,

  . a prohibition on the removal of directors without cause,

  . a restriction on the filling of vacancies on the Board of Directors by shareholders,

  . restrictions on the calling of special meetings by shareholders,

  . a requirement that shareholders may take action without a meeting only by unanimous written consent,

  . advance notice procedures for the nomination of candidates to the Board of Directors and shareholder proposals to be considered at shareholder meetings, and

  . supermajority voting requirements for the amendment of certain provisions of the certificate of incorporation and by-laws.

  Prudential Financial, Inc.'s Board of Directors also has authorized a shareholders rights plan that will be effective upon the effective date of the demutualization. This rights plan may also create obstacles that may delay, deter or prevent a takeover attempt that shareholders might consider in their best interests.

The price of our Common Stock may decline due to the large number of shares that will be eligible for public sale following the demutualization.

  Substantially all of the shares of our Common Stock distributed in the demutualization will be eligible for resale in the public market without restriction. It is possible that many of our policyholders might want to sell their shares. Policyholders will not be able to sell their shares of Common Stock until they receive a confirmation of the issuance of their shares. We expect that policyholders will receive such confirmation within 45 days of the effective date of the demutualization but it may happen earlier. Once a policyholder receives this confirmation, the policyholder will be able to sell shares either through the sales facility described below or by transferring the shares to a brokerage account for sale.

  Pursuant to the requirements of the New Jersey demutualization statute, we will provide a program for a period of time beginning some time prior to the second anniversary of the effective date of the demutualization that permits each policyholder who receives 99 or fewer shares of Common Stock in the demutualization, and other shareholders holding 99 or fewer shares, to sell, at market prices and without brokerage commissions or similar fees, all of his or her shares, or purchase shares to obtain ownership of 100 shares. We estimate that when we complete the demutualization we will have approximately 4 million policyholders who will in total receive in excess of 166 million shares that we believe would be eligible to participate in this commission-free

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

program. In addition to the commission-free program, our transfer agent is expected to offer a sales facility for policyholders holding 1,000 shares of Common Stock or less to sell shares, at their own expense, through the transfer agent. The sales facility will not be available until at least 30 days after the effective date of the demutualization, and a policyholder may not use the sales facility until receiving the confirmation noted above. The terms of the commission-free program and these sales procedures will be designed in accordance with SEC requirements.

  Sales of substantial amounts of Common Stock, or uncertainty as to whether sales of substantial amounts may occur, may adversely affect the price of the Common Stock. We cannot predict what the effect, if any, on our Common Stock price will be of future sales, or the availability of shares for future sales, under the commission-free program, the foregoing sales procedures or otherwise. We believe that in excess of 200 policyholders will be receiving allotments in the demutualization equal to or in excess of 100,000 shares of Common Stock. These policyholders typically are pension plans or other entities which are subject to special fiduciary obligations and legal requirements such as ERISA which may influence their decisions whether to retain or sell shares. Significant sales by these larger holders could adversely affect the price of the Common Stock.

Risks Related to our Acquisition of Kyoei Life Insurance Co., Ltd., now Gibraltar Life.

  In April 2001, we completed the acquisition of Kyoei Life Insurance Co., Ltd., a financially troubled Japanese life insurer now renamed "Gibraltar Life Insurance Company, Ltd.", following reorganization proceedings which substantially restructured its assets and liabilities. Gibraltar Life's financial results from April 2, 2001 to August 31, 2001 are included in our consolidated financial results as of and for the nine months ended September 30, 2001. Our initial financial commitment to Gibraltar Life totaled approximately $1.2 billion. This acquisition involves a number of risks:

  . Kyoei's results of operations and financial condition had deteriorated over recent years, and this deterioration accelerated in 2000 prior to Kyoei's filing for reorganization proceedings on October 20, 2000. There is no assurance that we will be able to continue to operate Gibraltar Life profitably or as to the level of such profitability.

  . Gibraltar Life could experience post-reorganization policyholder surrenders and withdrawals materially different from those we anticipate, which could adversely affect our results. In addition, Gibraltar Life could incur material losses, including deterioration of assets or lower than expected investment returns.

  See "Acquisition of Kyoei Life Insurance Co., Ltd." and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Consolidated Results of Operations--International Division--International Insurance" for a discussion of Gibraltar Life and the acquisition.

Additional risks relevant to you as holder of our Common Stock, which you will receive upon the settlement of the Purchase Contracts due to our issuance of Class B Stock.

  Holders of Common Stock will be common stockholders of Prudential Financial, Inc. and will be subject to risks associated with an investment in Prudential Financial, Inc. as a whole, including the Closed Block Business. We cannot assure you that the market value of Common Stock will in fact reflect the performance of the Financial Services Businesses as we expect. Even though we will allocate all our consolidated assets, liabilities, revenue, expenses and cash flow between the Financial Services Businesses and the Closed Block Business in order to prepare the supplemental combining financial information regarding the Businesses, that allocation will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any of our creditors. Further, holders of the Common Stock will not have any legal rights related to specific assets of the Financial Services Businesses. In any liquidation, holders of the Common Stock and Class B Stock will be entitled to receive a proportionate share of the net assets of Prudential Financial, Inc. that remains after paying all liabilities and the liquidation preferences of any preferred stock. This liquidation proportion will be based on the average market value per share of Common Stock, determined over a specified trading period ending 60 days after the initial public offering of Common Stock, and the issuance price per share of the Class B Stock. Holders of Common Stock will be common stockholders of Prudential Financial, Inc., and as such will be subject to all risks associated with an investment in Prudential Financial, Inc. and all of our businesses, assets and liabilities, including the Closed Block Business. For example, if the cash flow of the Closed Block Business is insufficient to satisfy its liabilities, the Financial Services Businesses and the holders of Common Stock would be adversely affected.

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

  If the Closed Block Business runs into financial difficulty, the value of Common Stock may suffer for reasons having nothing to do with the prospects for the Financial Services Businesses. Financial results of the Closed Block Business, including debt service on the IHC debt, will affect Prudential Financial, Inc.'s consolidated results of operations, financial position and borrowing costs. Prudential Holdings, LLC's assets, including the net proceeds of the IHC debt initially deposited in the debt service coverage account established for the security of the holders of the IHC debt, and any reinvested earnings thereon, and any other assets of Prudential Holdings, LLC allocated to the Financial Services Businesses, could be used to satisfy such debt service. This could affect the results of operations, financial position or borrowing costs of the Financial Services Businesses or the market price of the Common Stock. Repayment to the Financial Services Businesses of any inter-business loan created upon use of the debt service coverage account to service the IHC debt or to pay dividends to Prudential Financial, Inc. for purposes of the Closed Block Business will be subordinate to repayment of the IHC debt. In addition, any net losses of the Closed Block Business, and any dividends or distributions on, or repurchases of, the Class B Stock, will reduce the assets of Prudential Financial, Inc. legally available for dividends on the Common Stock. Accordingly, you should read financial information for the Financial Services Businesses together with financial information for Prudential Financial, Inc. as a whole. For a more detailed discussion of the IHC debt, you should read "Demutualization and Related Transactions--Related Transactions--Class B Stock and IHC Debt Issuances--IHC debt".

  Having two classes of common stock could create potential conflicts of interest and the Board of Directors could make decisions that adversely affect holders of Common Stock. Having two classes of common stock could give rise to occasions when the interests of holders of one class might diverge or appear to diverge from the interests of holders of the other class. Examples include:

  . our decisions as to whether and when to issue shares of Common Stock in exchange for Class B Stock,

  . our decisions as to whether and when to approve dispositions of assets of either the Financial Services Businesses or the Closed Block Business, and

  . our decisions as to whether to pay dividends on Common Stock and Class B
    Stock.

  Principles of corporate law may protect decisions of the Board of Directors that have a disparate impact upon holders of Common Stock and Class B
Stock. To our knowledge New Jersey courts have not considered the duties of a board of directors to holders of separate classes of common stock. However, general principles of corporate law involving different treatment of two classes of common stock, which we believe would apply in New Jersey, provide that a board of directors has a fiduciary duty to all common stockholders regardless of class or series. Under these principles and the related principle known as the "business judgment rule", you may not be able to challenge decisions that have a disparate impact upon holders of Common Stock and Class B Stock if the Board of Directors:

  . is disinterested and adequately informed with respect to such decisions, and

  . acts in good faith and in the belief that it is acting in the best interests of Prudential Financial, Inc.'s stockholders.

  The Board of Directors has sole discretion to allocate proceeds upon issuances of Common Stock, or the costs of repurchases of Class B Stock, to the Financial Services Businesses or the Closed Block Business. We may not necessarily allocate proceeds from future issuances of Common Stock to the equity of the Financial Services Businesses and we may not necessarily allocate the costs of repurchases of Class B Stock to the equity of the Closed Block Business. Although this is our present intention, the Board of Directors retains discretion, subject to its fiduciary duties, whether to allocate the proceeds of issuances of Common Stock, or the costs of repurchases of Class B Stock, to the Financial Services Businesses or to the equity of the Closed Block Business.

  Exchanges or conversions of Class B Stock for or into Common Stock may be disadvantageous to holders of Common Stock. We may exchange, in our discretion at any time (including in anticipation of a merger or adverse regulatory or accounting treatment of the separation of the Businesses or the tax treatment of the Class B Stock or IHC debt), the Class B Stock for shares of Common Stock. The Class B Stock is also mandatorily exchangeable in the event of a sale of all or substantially all of the Closed Block Business or a "change of control" of Prudential Financial, Inc. Any such exchange will provide for delivery of shares of Common Stock having an aggregate average market value equal to 120% of the then appraised "Fair Market Value" of the Class B Stock. In addition, holders of Class B Stock may in their discretion, commencing in 2016, and in the event of specified regulatory events at any time, convert their shares of Class B Stock into shares of Common Stock having an aggregate average market value equal to 100% of the then appraised Fair Market Value of the Class B Stock. Any exchange or conversion could occur at a time when either or both of the Common Stock and Class B Stock may be considered to be overvalued or undervalued. Accordingly, any such exchange or conversion may be disadvantageous to holders of the Common Stock. In the future, if the Class B Stock is exchanged for or converted into Common Stock, the number of shares of Common Stock then obtainable by the Class B Stockholders might constitute a higher proportion of the total shares of Common Stock then outstanding than the proportion represented by (x) the number of shares of Class B Stock initially issued divided by (y) the total number of shares of Common Stock outstanding upon completion of the demutualization (which is expected to be less than 1%). The degree of any such proportionate increase would depend principally on: the performance of the Closed Block Business over time and the valuation of the Closed Block Business at the time of exchange or conversion; whether the exchange or conversion implemented involves a premium; the number of any new shares of Common Stock we issue after the demutualization for financing, acquisition or other purposes or any repurchases of Common Stock that we may make; and the market value of our Common Stock at the time of exchange or conversion. In particular, in the event the Closed Block Business performs well but the Financial Services Businesses and, accordingly, the market value of our Common Stock, do not perform well, the number of new shares of Common Stock issued upon an exchange or conversion would increase and, dependent on the foregoing factors, could increase as a percentage of total outstanding shares of Common Stock. For discussion of the specific exchange and conversion rights, including the manner by which the appraised Fair Market Value of the Class B Stock and the average market value of the Common Stock will be determined for purposes of exchange or conversion and limitations on the proportionate interest in the Common Stock which a holder of Class B Stock can obtain upon exchange or conversion, see "Description of Capital Stock--Common Stock--Exchange and Conversion Provisions".

  Stockholders will not vote on how to allocate consideration received in connection with a merger among holders of Common Stock and holders of Class B Stock. Our certificate of incorporation will contain provisions governing how holders of Class B Stock will be treated in connection with certain mergers, consolidations or other business combinations involving Prudential Financial, Inc. See "Description of Capital Stock--Common Stock--Exchange and Conversion Provisions". Unless otherwise required by law, neither holders of Common Stock nor holders of Class B Stock will have a separate class vote in any merger, consolidation or other business combination.

  We may dispose of assets of either the Financial Services Businesses or the Closed Block Business without your approval. New Jersey law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Prudential Financial, Inc. As long as the assets attributed to the Financial Services Businesses or the Closed Block Business represent less than substantially all of Prudential Financial, Inc.'s assets, we may approve sales and other dispositions of any amount of the assets of either the Financial Services Businesses or the Closed Block Business without any stockholder approval. In addition, if we sell all or substantially all of the assets of the Closed Block Business, we will be required to exchange all outstanding shares of Class B Stock into shares of Common Stock at 120% of the appraised Fair Market Value of the Class B Stock. Because such an exchange of Common Stock for Class B Stock would be at a premium, and the exchange could occur at a time when either or both of the Common Stock and Class B Stock may be considered to be overvalued or undervalued, any such exchange may be disadvantageous to holders of the Common Stock.

  We will not pay dividends equally on Common Stock and Class B Stock. We have the right to, and expect to, pay dividends on Common Stock or Class B Stock, or both, in unequal amounts. Dividends declared on either class of stock may not reflect:

  . the performance of either the Financial Services Businesses or the Closed
    Block Business,

  . the amount of assets available for dividends on either class,

  . the amount of prior dividends declared on either class, or

  . any other factor.

  Furthermore, we cannot pay cash dividends on the Common Stock for any period if we choose not to pay dividends on the Class B Stock in an aggregate amount at least equal to the lesser of the CB Distributable Cash Flow or the Target Dividend Amount on the Class B Stock for that period. For a description of CB Distributable Cash Flow and the Target Dividend Amount, see "Description of Capital Stock--Common Stock--Dividend Rights".


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  In addition, net losses of the Closed Block Business, and any dividends or distributions on, or repurchases of, Class B Stock, will reduce the assets of Prudential Financial, Inc. legally available for dividends on Common Stock.

  The Board of Directors may make operational and financial decisions affecting the Financial Services Businesses and the Closed Block Business differently. The Board of Directors, in its sole discretion, will make operational and financial decisions and implement policies that affect the businesses of the Financial Services Businesses and the Closed Block Business differently. Examples include:

  . any transfers of funds between the Financial Services Businesses and the Closed Block Business as discussed below,

  . the manner of accounting for any transfers of funds between the Financial
    Services Businesses and the Closed Block Business,

  . allocation of funds for capital expenditures,

  . other transactions between the Financial Services Businesses and the Closed Block Business, and

  . the allocation of business opportunities, resources and personnel.

  Decisions of the Board of Directors may favor either the Financial Services Businesses or the Closed Block Business at the expense of the other. For example, a decision to provide funds for the Closed Block Business may adversely affect the ability of the Financial Services Businesses to obtain funds sufficient to implement its growth strategies.

  The Board of Directors will have discretion to transfer assets between the Businesses and to allocate earnings between the Businesses and to make such transfers or allocations in a manner that is disadvantageous to holders of Common Stock. While all our assets and liabilities will be allocated between the Businesses, we will be permitted to make transfers of assets and liabilities between the Businesses in order to accomplish cash management objectives, to fund, if necessary, unsatisfied liabilities of one Business with the assets of the other, to pay taxes and to achieve other objectives which we may deem appropriate, subject to regulatory oversight. In addition, we will retain discretion over accounting policies and the appropriate allocation of earnings between the two Businesses.

  The Board of Directors will adopt certain policies with respect to inter-business transfers and accounting matters, including allocation of earnings. For a discussion of these policies, see "Demutualization and Related Transactions--Related Transactions--Class B Stock and IHC Debt Issuances-- Inter-Business Transfers and Allocation Policies". In the future, the Board of Directors may modify, rescind or add to any of these policies, although it has no present intent to do so. However, the decision of the Board of Directors to modify, rescind or add to any of these policies would be subject to the Board of Directors' general fiduciary duties. In addition, we have agreed with the investors in the Class B Stock and the insurer of the IHC debt that, in most instances, the Board of Directors may not change these policies without their consent. As a result of the Board of Directors' discretion in these areas, an investment in the Common Stock is riskier than an investment in the Common Stock if the Class B Stock were not issued.

  With respect to inter-business cash management transfers, the Board of Directors has discretion to determine, among other things, whether a transfer of cash from one Business to the other Business will be treated as either reimbursement of expenses, investment income, return of principal or a subordinated loan. The determination of the Board of Directors as to how to account for a cash transfer will affect the amount of interest expense and interest income reflected in the supplemental combining financial information of the Financial Services Businesses and the Closed Block Business. Any inter-business loan established to reflect usage of Prudential Holdings, LLC's debt service coverage account to pay debt service on the IHC debt or dividends to Prudential Financial, Inc. would accrete in principal amount by a floating percentage per annum. Any such loan would not pay cash interest and the Closed Block Business would repay the loan to the Financial Services Businesses when earnings from the Closed Block Business replenish funds in the debt service coverage account to a specified level. We retain the flexibility to lend additional funds from the Financial Services Businesses to the Closed Block Business for other purposes, including funding debt service on the IHC debt if the funds in the debt service coverage account are insufficient.

  If the Closed Block Business is unable to repay advances or loans owed to the Financial Services Businesses, the Financial Services Businesses would be adversely affected. Also, if the Financial Services Businesses extends an advance or loan to the Closed Block Business at an interest rate below the Financial

Services Businesses' cost of funds or opportunity cost, the Financial Services Businesses' results would be adversely affected to the extent of the difference.

  The Board of Directors has discretion to transfer assets of the Financial Services Businesses to the Closed Block, or use such assets for the benefit of Closed Block policyholders, if it believes such transfer or usage is in the best interests of the Financial Services Businesses. We may make any such transfer or usage without requiring the Closed Block Business to repay any amounts so transferred or used.

  The Financial Services Businesses will bear any expenses and liabilities from litigation affecting the Closed Block policies, subsequent reserve reestimations (if any) with respect to specified incurred but not reported death claims recorded as of demutualization and the consequences of certain adverse tax determinations.

  Holders of Common Stock will vote together with holders of Class B Stock and will have limited separate voting rights. The Common Stock and Class B Stock are separate classes of common stock under the New Jersey Business Corporation Act. Holders of Common Stock and Class B Stock will vote together as a single class, except as otherwise required by law and except that the holders of the Class B Stock will have class voting or consent rights with respect to specified matters directly affecting the Class B Stock. Such matters include the selection of the appraisal firm for determining the Fair Market Value of the Class B Stock for purposes of an exchange or conversion.

  If an exchange or conversion of all outstanding shares of Class B Stock takes place, the separation of the two Businesses will cease. Upon an exchange or conversion of all Class B Stock for or into Common Stock as herein described, the Businesses would cease to be separated and the intended benefits of the separation would also cease.

  Holders of Common Stock and Class B Stock will participate in any liquidation of Prudential Financial, Inc. based on the relative values of the Common Stock and Class B Stock determined at the time of the offering, not at the time of liquidation. In the event of a liquidation, dissolution or winding-up of Prudential Financial, Inc., holders of Common Stock and holders of Class B Stock will be entitled to receive a proportionate share of the net assets of Prudential Financial, Inc. that remain after paying all liabilities and the liquidation preferences of any preferred stock. This proportion will be based on the average market value per share of the Common Stock determined over a specified trading period ending 60 days after the initial public offering of Common Stock and the issuance price per share of the Class B Stock. Since this proportion is not determined at the time of liquidation, the proportionate interests of the holders of Common Stock and Class B Stock in the remaining assets of Prudential Financial, Inc. will not reflect subsequent growth or decline in the market value of either the Financial Services Businesses or the Closed Block Business. Accordingly, holders of Common Stock could be disadvantaged in any liquidation of Prudential Financial, Inc. if, following the offering, the Financial Services Businesses achieve disproportionately greater growth in market value than the Closed Block Business. See "Description of Capital Stock--Common Stock--Liquidation Rights".

  We cannot predict the market price for Common Stock. We cannot predict the prices at which the Common Stock will trade after the initial public offering. Certain terms of the Common Stock and Class B Stock may adversely affect the trading price of Common Stock. These terms include:

  . the potential that shares of Class B Stock will be exchanged for or converted into Common Stock, and

  . the discretion of the Board of Directors in making determinations relating to a variety of cash management and earnings allocation matters.

  Having two classes of common stock may inhibit or prevent acquisition bids for Prudential Financial, Inc. The existence of two classes of common stock could present complexities and could in certain circumstances pose obstacles, financial or otherwise, to an acquiring person. The existence of two classes of common stock could, under certain circumstances, prevent holders of Common Stock from profiting from an increase in the market value of their shares as a result of a change in control of Prudential Financial, Inc. by delaying or preventing such change in control.

Additional risks relevant to you as holder of the units.

  You will bear the entire risk of a decline in the price of Common Stock. The
market value of the shares of Common Stock you will receive on      , 2004,
the stock purchase date, may be materially different from the effective price per share paid by you on the stock purchase date. If the average trading price
of Common Stock on the stock purchase date is less than $    per share, you
will, on the stock purchase date, be required to purchase shares of Common Stock at a loss. Accordingly, a holder of units assumes the entire risk that the market value of Common Stock may decline. Any such decline could be substantial.

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

  You will receive only a portion of any appreciation in Common Stock price. The number of shares of Common Stock that we will issue upon settlement
may decline by up to   % as the market value of Common Stock increases.
Therefore, your opportunity for equity appreciation will be less than if you invested directly in Common Stock. In addition, if the average trading price
of Common Stock at the stock purchase date exceeds $    but is less than $
per share, you will receive no equity appreciation on Common Stock.

  The trading price for Common Stock and the general level of interest rates and our credit quality will directly affect the trading price for the units. The trading prices of Common Stock, the general level of interest rates and our credit quality will directly affect the trading prices of units in the secondary market. It is impossible to predict whether the price of Common Stock or interest rates will rise or fall. Our operating results and prospects and economic, financial and other factors will affect trading prices of Common Stock. In addition, market conditions can affect the capital markets generally, therefore affecting the price of Common Stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of Common Stock in the market after the offering of the units or the perception that those sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of Common Stock underlying the purchase contracts and of the other components of the units. The arbitrage could, in turn, affect the trading prices of the units and Common Stock.

  You may suffer dilution of Common Stock issuable upon settlement of your purchase contract. The number of shares of Common Stock issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions. The number of shares of Common Stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of Common Stock for cash or in connection with acquisitions or other transactions which may adversely affect the price of Common Stock. The terms of the units do not restrict our ability to offer Common Stock in the future or to engage in other transactions that could dilute Common Stock. We have no obligation to consider the interests of the holders of the units in engaging in any such offering or transaction.

  You do not have the same rights as holders of Common Stock. Until you acquire shares of Common Stock upon settlement of your purchase contract, you will have no rights with respect to Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on Common Stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of Common Stock only as to actions for which the record date occurs after the stock purchase date.

  Your pledged securities will be encumbered. Although holders of units will be beneficial owners of the underlying redeemable capital securities or pledged treasury securities, the holders will pledge those securities with the collateral agent to secure their obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged redeemable capital securities or treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus.

  The purchase contract agreement will not be qualified under the Trust Indenture Act; the obligations of the purchase contract agent are limited. The purchase contract agreement relating to the units will not be qualified under the Trust Indenture Act. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the units, will not be qualified as a trustee under the Trust Indenture Act. Accordingly, holders of the units will not have the benefits of the protections of the Trust Indenture Act. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the units.

  If a security is issued under an indenture, you as a holder would generally have the following protections:

  . the disqualification of the indenture trustee for "conflicting interests" defined in the Trust Indenture Act;

  . provisions that prevent a trustee which is also a creditor of the issuer from improving its own credit position at the expense of you as the security holder immediately before or after an indenture default; and

  . the requirement that the indenture trustee deliver reports at least once a year with respect to the indenture trustee and the securities issued under the indenture.

  The secondary market for the units may be illiquid. We are unable to predict how the units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the units. We will apply to list the normal units on the New York Stock Exchange. We will not initially list either the stripped units or the redeemable capital securities; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to list those securities on the exchange on which the normal units are then listed. The underwriters may make a market for the normal units; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance as to the liquidity of any market that may develop for the normal units, the stripped units or the redeemable capital securities, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that you were to substitute treasury securities for pledged redeemable capital securities or treasury securities, thereby converting your normal units to stripped units, the liquidity of normal units could be adversely affected. We cannot provide assurance that a listing application for stripped units or redeemable capital securities will be accepted or, if accepted, that the normal units, stripped units or redeemable capital securities will not be delisted from the New York Stock Exchange or that trading in the normal units, stripped units or redeemable capital securities will not be suspended as a result of elections to create stripped units or recreate normal units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the New York Stock Exchange.

  A dissolution of Prudential Financial Capital Trust I may affect the normal units' market prices. A dissolution of Prudential Financial Capital Trust I may affect the normal units' market prices. We will have the right to dissolve the trust at any time.

  We cannot provide assurance as to the impact on the market prices for normal units if we dissolve the trust and distribute the debentures to holders of redeemable capital securities in exchange for those redeemable capital securities. Because normal units would then consist of debentures and related purchase contracts, you are also making an investment decision with regard to the debentures if you purchase units and should carefully review all the information regarding the debentures contained in this prospectus.

  Prudential Financial, Inc. guarantees distributions on the redeemable capital securities only if Prudential Financial Capital Trust I has cash available. Except as described below, you, as a holder of redeemable capital securities, will not be able to exercise directly any other rights with respect to the debentures.

  The guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee, JPMorgan Chase Bank, will act as indenture trustee under the guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The guarantee trustee will hold the guarantee for your benefit if you hold any of the redeemable capital securities.

  If you hold any of the redeemable capital securities, the guarantee will guarantee you, on a senior and unsecured basis, the payment of the following:

  . any accumulated and unpaid distributions that are required to be paid on the redeemable capital securities, to the extent the trust has funds available for this purpose; and

  . upon a voluntary or involuntary dissolution of the trust, other than in connection with the distribution of debentures to you, the lesser of (a) the total of the stated liquidation amount and all accumulated and unpaid distributions on the redeemable capital securities to the date of payment to the extent the trust has funds available for this purpose and
     (b) the amount of assets of the trust remaining available for distribution to holders of the redeemable capital securities in liquidation of the trust.

  The holders of a majority in stated liquidation amount of the redeemable capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee or if Prudential Financial, Inc. has failed to make a guarantee payment, any holder of the redeemable capital securities may institute a legal proceeding directly against Prudential Financial, Inc. to enforce the holder's rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

  If Prudential Financial, Inc. were to default on its obligation to pay amounts payable on the debentures or otherwise, the trust would lack funds for the payment of distributions or amounts payable on redemption of the redeemable capital securities or otherwise, and, in that event, a holder of redeemable capital securities would not

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

be able to rely upon the guarantee for payment of these amounts. Instead, the holder would rely on the enforcement:

  . by the property trustee of its rights as registered holder of the debentures against Prudential Financial, Inc. pursuant to the terms of the indenture and the debentures; or

  . by that holder of the property trustee's or that holder's own rights against Prudential Financial, Inc. to enforce payments on the debentures.

  As a holder of redeemable capital securities, you will, by your acceptance, be deemed to have agreed to be bound by the provisions of the guarantee and the indenture.

  The right of the holders of redeemable capital securities to receive distributions is subject to the prior claims of creditors of our subsidiaries with respect to those creditors' claims.

  Because Prudential Financial, Inc. operates as a holding company, its right to participate in any distribution of assets of any subsidiary upon that subsidiary's dissolution, winding-up, liquidation reorganization or otherwise (and thus the ability of the holders of the redeemable capital securities to participate indirectly from the distribution) is subject to the prior claims of the creditors of that subsidiary, except to the extent that Prudential Financial, Inc. may be recognized as a creditor of that subsidiary. Therefore, the debentures will be effectively subordinated to all indebtedness and other obligations of Prudential Financial, Inc.'s subsidiaries. The subsidiaries of Prudential Financial, Inc. are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amounts due on the debentures, the redeemable capital securities or the guarantee.

  The deferral of contract fee payments and distributions on the redeemable capital securities may have an adverse effect on the trading price of the units and redeemable capital securities. If no event of default under the debentures has occurred and is continuing, we may defer the payment of
interest on the debentures, on one or more occasions, but not beyond       ,
2006. Similarly, we have the option to defer contract fee payments. If we defer interest payments on the debentures, Prudential Financial Capital Trust I will defer quarterly distributions on the redeemable capital securities. However, contract fee payments and distributions on the redeemable capital securities will still accumulate quarterly and the deferred distributions will themselves accumulate additional distributions at the deferred rate, to the extent permitted by law. There is no limitation on the number of times that we may elect to defer interest payments.


  We have no current intention to defer any of those payments and distributions. However, if we exercise our right in the future, the units and, if they are separately traded, the redeemable capital securities, may trade at prices that do not fully reflect the value of deferred interest on the debentures or of the deferred contract fee payments in the case of the units. If you sell your units or redeemable capital securities during a deferral period, you may not receive the same return on your investment as a holder who continues to hold the securities. In addition, our right to defer distributions may mean that the market price of the units and the redeemable capital securities may be more volatile than the market prices of other comparable investments that do not have these rights. If a deferral occurs, you will continue to recognize interest income for United States federal income tax purposes in advance of your receipt of any corresponding cash distribution. See "U.S. Federal Income Tax Consequences--Interest Income and Original Issue Discount."

  Holders of redeemable capital securities have limited rights under the debentures. Except as described below, you, as a holder of redeemable capital securities, will not be able to exercise directly any other rights with respect to the debentures.

  If an event of default under the declaration of trust of Prudential Financial Capital Trust I were to occur and be continuing, holders of redeemable capital securities would rely on the enforcement by the property trustee of its rights as registered holder of the debentures against Prudential Financial, Inc. In addition, the holders of a majority in stated liquidation amount of the redeemable capital securities would have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the declaration, including the right to direct the property trustee to exercise the remedies available to it as the holder of the debentures.

  The indenture provides that the debenture trustee must give holders of debentures notice of all defaults or events of default within 90 days after it becomes known to the trustee. However, except in the cases of a default or an event of default in payment on the debentures, the debenture trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

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

  If the property trustee were to fail to enforce its rights under the debentures in respect of an indenture event of default after a holder of record of redeemable capital securities had made a written request, that holder of record of redeemable capital securities may, to the extent permitted by applicable law, institute a legal proceeding against Prudential Financial, Inc. to enforce the property trustee's rights under the debentures. In addition, if Prudential Financial, Inc. were to fail to pay interest or principal on the debentures on the date that interest or principal is otherwise payable, except for deferrals permitted by the declaration of trust and the indenture, and this failure to pay were continuing, holders of redeemable capital securities may directly institute a proceeding for enforcement of payment of the principal of or interest on the debentures having a principal amount equal to the aggregate stated liquidation amount of their redeemable capital securities (a direct action) after the respective due dates specified in the debentures. In connection with a direct action, Prudential Financial, Inc. would have the right under the indenture to set off any payment made to that holder by us.

  The property trustee, as holder of the debentures, has only limited rights of acceleration. The property trustee, as holder of the debentures, may accelerate payment of the principal and accrued and unpaid interest on the debentures only upon the occurrence and continuation of an indenture event of default. An indenture event of default is generally limited to payment defaults, breaches of specific covenants and specific events of bankruptcy, insolvency and reorganization relating to us. There is no right to acceleration upon default of our payment obligations under the guarantee.

  Some of the statements contained in this prospectus, including those using words such as "believes", "expects", "intends", "estimates", "assumes", "anticipates" and "seeks", are forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed in this section. In particular, statements contained in this prospectus regarding our business strategies involve risks and uncertainties, and we can provide no assurance that we will be able to execute our strategies effectively or achieve our financial and other objectives.

  The price of the units, their components and, as with any common stock investment, the price of our Common Stock may fluctuate widely depending on many factors, including:

  . the perceived prospects of our business in particular and the insurance, asset management, securities and financial services industries generally;

  . differences between our actual financial and operating results and those expected by investors and analysts;

  . changes in analysts' recommendations or projections;

  . changes in general economic market conditions; and

  . broad market fluctuations.

  After the offering, because Prudential Securities is a member of the NYSE and because of its relationship to Prudential Financial, Inc., it will not be permitted under the rules of the NYSE to make markets in or recommendations regarding the purchase or sale of the units, their components or the Common Stock.

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

                                USE OF PROCEEDS

  Prudential Financial Capital Trust I will invest substantially all of the proceeds from the sale of the redeemable capital securities comprising part of the units and all of the proceeds from the sale of the common securities in the debentures issued by Prudential Financial, Inc.

  Based on an assumed initial public offering price of $50 per unit, our net proceeds from the offering of the units are estimated to be $480 million, or $552 million if the underwriters' options to purchase additional units as described under "Underwriting" are exercised in full, after deducting an assumed underwriting discount and estimated offering expenses payable by us.

  With respect to the related public offering of Common Stock, we estimate that, based upon an assumed initial public offering price of $27.50 per share, Prudential Financial, Inc. will receive net proceeds of $2,889 million, or $3,322 million if the underwriters' options to purchase additional shares are exercised in full, after deducting the underwriting discount and estimated offering expenses payable by us.

  Prudential Financial, Inc. will use the net proceeds of this offering and the initial public offering of Common Stock, other than proceeds obtained from any exercise of the underwriters' options to purchase additional shares and units, to make certain cash payments to eligible policyholders in the demutualization, and Prudential Financial, Inc. will retain any remaining net proceeds, which we estimate will be $1,680 million if the underwriters' options to purchase additional shares and units are exercised in full, for general corporate purposes, including lending to subsidiaries.

  We will satisfy our needs for cash payments in the demutualization from the net proceeds of the public offering of Common Stock as well as any proceeds from other financing transactions and/or internally generated funds.

  In addition to this offering, the public offering of Common Stock and the private placements of Class B Stock and the IHC debt, the plan of reorganization governing the demutualization permits us, subject to any required regulatory approvals, to raise funds for use in connection with the plan of reorganization prior to, on or within 30 days after the effective date of the demutualization through one or more of the following transactions:

  .  the offering of public or private debt;

  . the offering of preferred stock or other equity securities or options, warrants or other securities convertible, exchangeable or exercisable for any of the foregoing; and

  .  bank borrowings.

  We retain flexibility to raise funds for general corporate purposes at any time.

                                DIVIDEND POLICY


  Prudential Financial, Inc.'s Board of Directors currently intends to declare dividends on the Common Stock, payable once annually, and expects that the first annual dividend will be $0.30 per share, which will be declared in fourth quarter of 2002. The declaration of dividends is subject to the discretion of Prudential Financial, Inc.'s Board of Directors and will depend on our financial condition, results of operations, cash requirements, future prospects, regulatory restrictions on the payment of dividends by Prudential Financial, Inc.'s subsidiaries and such other factors as the Board of Directors may deem relevant. Dividends payable by Prudential Financial, Inc. are limited to the amount that would be legally available for payment under New Jersey corporate law.

  The declaration and payment of dividends on the Common Stock will depend upon the financial condition, results of operations, cash requirements, future prospects and other factors relating to the Financial Services Businesses, as well as regulatory restrictions on the payment of dividends by Prudential Financial, Inc.'s subsidiaries. Dividends declared and paid on the Common Stock will not depend upon or be affected by the financial performance of the Closed Block Business, unless the Closed Block Business is in financial distress. Dividends declared and paid on the Common Stock also will not be affected by decisions with respect to dividend payments on the Class B Stock except as indicated in the following paragraph. Furthermore, dividends on the Common Stock will be limited to the amount that would be legally available for payment under New Jersey corporate law if the Financial Services Businesses were treated as a separate corporation thereunder.

  Dividends on the Class B Stock will be payable in an aggregate amount per year at least equal to the lesser of (i) a "Target Dividend Amount" of $19.25 million or (ii) the amount of the "CB Distributable Cash Flow" for such year. Notwithstanding this formula, as with any common stock, we will retain the flexibility to suspend dividends on the Class B Stock; however, if CB Distributable Cash Flow exists for any period and Prudential Financial, Inc. chooses not to pay dividends on the Class B Stock in an aggregate amount at least equal to the lesser of the CB Distributable Cash Flow or the Target Dividend Amount for that period, then cash dividends cannot be paid on the Common Stock with respect to such period. See "Description of Capital Stock-- Common Stock--Dividend Rights" for a discussion of the definition of CB Distributable Cash Flow and the limited circumstances in which the Target Dividend Amount may be adjusted.

  In addition, the indenture governing the terms of Prudential Financial, Inc.'s debentures issued to Prudential Financial Capital Trust I in connection with this offering will prohibit, with limited exceptions, the payment of dividends on our capital stock during a deferral by us of interest payments on the debentures or an event of default under the indenture or the related guarantee of Prudential Financial, Inc. We also have the option to defer contract fee payments on the purchase contracts. If we elect to defer contract fee payments, we will not be permitted, with limited exceptions, to pay dividends on our capital stock during a deferral period. Dividends on the Class B Stock could continue during a deferral of interest payments on the debentures or a default or during a deferral of contract fee payments. See "Description of the Equity Security Units--Description of the Debentures-- Restrictions on Certain Payments" and "Description of the Equity Security Units--Description of the Purchase Contracts--Option to Defer Contract Fee Payments."

  Prudential Financial, Inc.'s principal source of revenues to pay dividends on the Common Stock and Class B Stock and meet its obligations will be dividends and interest income from its subsidiaries. There are regulatory limits on the ability of Prudential Financial, Inc.'s regulated insurance, broker-dealer and various other subsidiaries to pay dividends or otherwise transfer funds to Prudential Financial, Inc. See "Risk Factors--Our ability to pay shareholder dividends may be affected by limitations imposed on The Prudential Insurance Company of America and our other subsidiaries" and "-- Additional risks relevant to you as holder of our Common Stock due to our issuance of Class B Stock" for an explanation of the risks that may affect our ability to pay dividends on the Common Stock.

                                CAPITALIZATION


  The following table sets forth our consolidated short-term debt and capitalization as of September 30, 2001:
  . on an historical basis;
  . on a pro forma basis to reflect (a) the demutualization, (b) the sale of
    110.0 million shares of Common Stock in the initial public offering at an assumed initial public offering price of $27.50 per share, after deduction of assumed underwriting discount and estimated offering expenses, and (c) the issuances of 2.0 million shares of Class B Stock in a private placement and of $1,750 million of IHC debt, as if they had occurred on September 30, 2001; and
  . on a pro forma basis to reflect (a) the demutualization, (b) the initial public offering of Common Stock, (c) the issuances of Class B Stock and IHC debt, and (d) the sale of 10.0 million equity security units at an assumed price of $50.00 per unit, after deduction of assumed underwriting discount and estimated offering expenses, as if they had occurred on September 30, 2001.

  We based the pro forma information below on the assumptions we have made about (1) the number of shares of Common Stock and the amount of cash and policy credits that will be distributed to eligible policyholders in the demutualization; (2) the number of shares of Common Stock that will be issued to investors in the initial public offering; (3) the issuances of Class B Stock and IHC debt; and (4) the number of equity security units that will be issued to investors in this offering. We describe these assumptions in "Unaudited Pro Forma Condensed Consolidated Financial Information". The closing of the initial public offering of Common Stock is subject to the completion of the demutualization of The Prudential Insurance Company of America and the private placement of the Class B Stock. The closing of this initial public offering of the equity security units is subject to the closing of the initial public offering of Common Stock. The issuance of the IHC debt is not a condition to this offering or the initial public offering of Common Stock. The pro forma information does not give effect to any other financing transaction that may be consummated at the time of the demutualization. You should read the following table together with the audited consolidated financial statements and the information under the caption "Unaudited Pro Forma Condensed Consolidated Financial Information" elsewhere in this prospectus.

                                                            As of September 30, 2001
                         -----------------------------------------------------------------------------------------------
                                                                                Pro Forma for
                                                                               Demutualization,
                                                                               the Offering of
                                                     Common Stock    Class B   the Common Stock
                                                    Initial Public  Stock and  and Issuances of
                                    Demutualization    Offering     IHC Debt    Class B Stock      Unit     Consolidated
                         Historical   Adjustments    Adjustments   Adjustments   and IHC Debt   Adjustments  Pro Forma
                         ---------- --------------- -------------- ----------- ---------------- ----------- ------------
                                                (in millions, except per share data)
Short-term debt:
 Commercial paper......   $ 7,260      $    --          $  --        $  --         $ 7,260         $--        $ 7,260
 Notes payable.........     1,530           --             --           --           1,530          --          1,530
 Current portion of
  long-term debt.......     1,058           --             --           --           1,058          --          1,058
                          -------      --------         ------       ------        -------         ----       -------
 Total short-term
  debt.................   $ 9,848      $    --          $  --        $  --         $ 9,848         $--        $ 9,848
                          =======      ========         ======       ======        =======         ====       =======
Long-term debt:
 Senior debt...........   $ 2,225      $    --          $  --        $  --         $ 2,225         $--        $ 2,225
 Surplus notes.........       989           --             --           --             989          --            989
 IHC debt..............       --            --             --         1,750          1,750          --          1,750
                          -------      --------         ------       ------        -------         ----       -------
 Total long-term debt..     3,214           --             --         1,750          4,964          --          4,964
                          -------      --------         ------       ------        -------         ----       -------
Guaranteed minority
 interest in trust
 holding solely
 debentures of Parent
 ......................       --            --             --           --             --           500           500
Equity:
 Preferred stock, par
  value $.01 per share;
  10 million shares
  authorized; no shares
  issued and
  outstanding..........       --            --             --           --             --           --            --
 Common Stock, par
  value $.01 per share;
  1.5 billion shares
  authorized; 566.3
  million shares issued
  and outstanding for
  pro forma............       --              5              1          --               6          --              6
 Class B Stock, par
  value $.01 per share;
  10 million shares
  authorized; 2 million
  shares issued and
  outstanding for pro
  forma................       --            --             --             1              1          --              1
 Capital in excess of
  par value............       --         16,274          2,888          170         19,332          (26)       19,306
 Net unrealized
  investment gains and
  losses on available-
  for-sale securities..     1,545           --             --           --           1,545          --          1,545
 Accumulated other
  comprehensive income
  excluding net
  unrealized investment
  gains and losses on
  available-for-sale
  securities...........      (166)          --             --           --            (166)         --           (166)
 Retained earnings.....    20,726       (20,726)           --           --             --           --            --
                          -------      --------         ------       ------        -------         ----       -------
 Total equity..........    22,105        (4,447)         2,889          171         20,718          (26)       20,692(1)
                          -------      --------         ------       ------        -------         ----       -------
 Total capitalization..   $25,319      $ (4,447)        $2,889       $1,921        $25,682         $474       $26,156(1)
                          =======      ========         ======       ======        =======         ====       =======

-------
(1) If the IHC debt was not issued, consolidated pro forma equity would not be impacted and consolidated pro forma capitalization would have decreased by $1,750 million to $24,406 million.

  For an allocation of capital between the Financial Services Businesses and the Closed Block Business, see the supplemental unaudited pro forma condensed consolidated statement of financial position as of September 30, 2001 appearing in "Unaudited Pro Forma Condensed Consolidated Financial Information".

                      RATIO OF EARNINGS TO FIXED CHARGES

                                        Nine Months
                                           Ended
                                       September 30, Year Ended December 31,
                                       ------------- ------------------------
                                           2001      2000 1999 1998 1997 1996
                                       ------------- ---- ---- ---- ---- ----
     Ratio of earnings to fixed
      charges.........................     1.18      1.23 1.80 1.83 1.44 1.53

  For purposes of this computation, earnings are defined as income from continuing operations before income taxes excluding undistributed income from equity method investments, fixed charges and interest capitalized. Fixed charges are the sum of gross interest expense, interest credited to policyholders' account balances and an estimated interest component of rent expense.

             SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION


  We derived the selected consolidated income statement data and division and segment operating results for the years ended December 31, 2000, 1999 and 1998 and the selected consolidated balance sheet data as of December 31, 2000 and 1999 from our audited consolidated financial statements included in this prospectus. We derived the selected consolidated income statement data for the years ended December 31, 1997 and 1996 and the selected consolidated balance sheet data as of December 31, 1998, 1997 and 1996 from audited consolidated financial statements not included in this prospectus.

  We derived the selected consolidated income statement data and division and segment operating results for the interim nine-month periods ended September 30, 2001 and September 30, 2000 and selected consolidated balance sheet data as of September 30, 2001 from our unaudited interim consolidated financial statements included in this prospectus. We derived the selected consolidated balance sheet data as of September 30, 2000 from unaudited interim consolidated financial statements not included in this prospectus. In the opinion of management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement. Results for the nine-month periods may not be indicative of the results for the full year or any other interim period.

  In April 2001 we completed the acquisition of Gibraltar Life, which has adopted a November 30 fiscal year end. Consolidated balance sheet data as of September 30, 2001 includes Gibraltar Life assets and liabilities as of August 31, 2001, and consolidated income statement data includes Gibraltar Life results for the period April 2, 2001 through August 31, 2001. Statistics reported for Gibraltar Life are based on these dates as well.

  We have made several dispositions that materially affect the comparability of the data presented below. In the fourth quarter of 2000 we restructured the capital markets activities of Prudential Securities, exiting its lead-managed equity underwriting for corporate issuers and institutional fixed income businesses. These businesses recorded a pre-tax loss of $122 million in the nine months ended September 30, 2001, a pre-tax loss of $50 million in the nine months ended September 30, 2000, a pre-tax loss of $620 million in the year ended December 31, 2000, pre-tax income of $23 million in 1999, a pre-tax loss of $73 million in 1998 and pre-tax income of $55 million in 1997. The loss from these operations in the year 2000 included charges of $476 million associated with our termination and wind-down of these businesses. In 2000, we sold Gibraltar Casualty Company, a commercial property and casualty insurer that we placed in wind-down status in 1985. Gibraltar Casualty had no impact on results in the nine months ended September 30, 2001 and recorded pre-tax losses of $7 million in the nine months ended September 30, 2000, $7 million in the year ended December 31, 2000, $72 million in 1999, $76 million in 1998, $24 million in 1997 and $29 million in 1996. In 1996, we sold substantially all of our Canadian life insurance operations and policies in force and our Canadian property and casualty insurer. These divested Canadian businesses generated pre-tax income of $85 million in 1996, which reflects a $116 million gain on disposal. In 1996 we sold substantially all of the remaining mortgage servicing rights from our residential first mortgage banking business that we had previously sold, which resulted in a pre-tax gain of $229 million. We also recognized a pre-tax loss of $41 million in 1998 and a pre-tax profit of $9 million in 1997 primarily related to our remaining obligations with respect to this business.

  You should read this selected consolidated financial and other information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Condensed Consolidated Financial Information" and our consolidated financial statements included in this prospectus.

                           As of or for the
                              Nine Months
                          Ended September 30,     As of or for the Year Ended December 31,
                          --------------------  ------------------------------------------------
                            2001       2000       2000      1999      1998      1997      1996
                          ---------  ---------  --------  --------  --------  --------  --------
                                                   (in millions)
Income Statement Data:
Revenues:
 Premiums...............  $   9,112  $   7,509  $ 10,221  $  9,528  $  9,048  $  9,043  $  9,999
 Policy charges and fee
  income................      1,298      1,192     1,639     1,516     1,465     1,423     1,490
 Net investment income..      6,895      7,057     9,497     9,367     9,454     9,458     9,461
 Realized investment
  gains (losses), net...       (270)      (151)     (288)      924     2,641     2,168     1,128
 Commissions and other
  income................      3,332      4,272     5,475     5,233     4,416     4,381     4,512
                          ---------  ---------  --------  --------  --------  --------  --------
  Total revenues........     20,367     19,879    26,544    26,568    27,024    26,473    26,590
                          ---------  ---------  --------  --------  --------  --------  --------
Benefits and expenses:
 Policyholders'
  benefits..............      9,394      7,753    10,640    10,226     9,786     9,956    11,094
 Interest credited to
  policyholders' account
  balances..............      1,338      1,321     1,751     1,811     1,953     2,170     2,251
 Dividends to
  policyholders.........      2,108      2,050     2,724     2,571     2,477     2,422     2,339
 General and
  administrative
  expenses..............      6,946      7,297    10,083     9,530     9,037     8,525     8,241
 Capital markets
  restructuring.........        --         --        476       --        --        --        --
 Sales practices
  remedies and costs....        --         --        --        100     1,150     2,030     1,125
 Demutualization
  expenses..............        199        113       143        75        24       --        --
                          ---------  ---------  --------  --------  --------  --------  --------
  Total benefits and
   expenses.............     19,985     18,534    25,817    24,313    24,427    25,103    25,050
                          ---------  ---------  --------  --------  --------  --------  --------
Income from continuing
 operations before
 income taxes...........        382      1,345       727     2,255     2,597     1,370     1,540
                          ---------  ---------  --------  --------  --------  --------  --------
Income taxes............         30        679       406     1,042       970       407       180
                          ---------  ---------  --------  --------  --------  --------  --------
Income from continuing
 operations.............        352        666       321     1,213     1,627       963     1,360
                          ---------  ---------  --------  --------  --------  --------  --------
Discontinued operations:
 Loss from healthcare
  operations, net of
  taxes.................        --         --        --        --       (298)     (353)     (282)
 Gain (loss) on disposal
  of healthcare
  operations, net of
  taxes.................        --         --         77      (400)     (223)      --        --
                          ---------  ---------  --------  --------  --------  --------  --------
  Net gain (loss) from
   discontinued
   operations, net of
   taxes................        --         --         77      (400)     (521)     (353)     (282)
                          ---------  ---------  --------  --------  --------  --------  --------
Net income..............  $     352  $     666  $    398  $    813  $  1,106  $    610  $  1,078
                          =========  =========  ========  ========  ========  ========  ========
Division and Segment
 Data:
Income (loss) from
 continuing operations
 before income taxes(1):
 Individual Life
  Insurance.............  $     219  $     141  $    108  $     94  $    196
 Private Client Group...       (162)       278       237       224       114
 Retail Investments.....         91        207       233       180       343
 Property and Casualty
  Insurance.............        113        176       166       161       327
                          ---------  ---------  --------  --------  --------
  Total U.S. Consumer...        261        802       744       659       980
                          ---------  ---------  --------  --------  --------
 Group Insurance........         36         86       156       143       221
 Other Employee
  Benefits..............         70        101       113       342       715
                          ---------  ---------  --------  --------  --------
  Total Employee
   Benefits.............        106        187       269       485       936
                          ---------  ---------  --------  --------  --------
 International
  Insurance.............        446        231       281       227       153
 International
  Securities and
  Investments...........        (41)        51        26        15        13
                          ---------  ---------  --------  --------  --------
  Total International...        405        282       307       242       166
                          ---------  ---------  --------  --------  --------
 Investment Management
  and Advisory
  Services..............         83        130       155       156       145
 Other Asset
  Management............         64        108       122        97        22
                          ---------  ---------  --------  --------  --------
  Total Asset
   Management...........        147        238       277       253       167
                          ---------  ---------  --------  --------  --------
 Corporate and Other....       (154)      (212)   (1,063)      272    (1,319)
                          ---------  ---------  --------  --------  --------
  Total--Financial
   Services Businesses..        765      1,297       534     1,911       930
                          ---------  ---------  --------  --------  --------
 Traditional
  Participating Products
  segment...............       (383)        48       193       344     1,667
                          ---------  ---------  --------  --------  --------
  Total.................  $     382  $   1,345  $    727  $  2,255  $  2,597
                          =========  =========  ========  ========  ========
Balance Sheet Data:
Total investments
 excluding policy
 loans..................   $160,501  $ 164,334  $140,469  $151,338  $148,837  $146,594  $134,123
Separate account
 assets.................     74,523     83,629    82,217    82,131    80,931    73,451    62,840
Total assets............    295,711    304,202   272,753   285,094   279,422   259,571   228,867
Future policy benefits,
 policyholders' account
 balances and unpaid
 claims and claim
 adjustment expenses....    134,667    103,263   104,130   102,887   104,301   105,615   105,816
Separate account
 liabilities............     74,523     83,629    82,217    82,131    80,931    73,451    62,840
Short-term debt.........      9,848     13,660    11,131    10,858    10,082     6,774     6,562
Long-term debt..........      3,214      3,445     2,502     5,513     4,734     4,273     3,760
Total liabilities.......    273,606    283,838   252,145   265,803   259,027   239,853   210,344
Equity..................     22,105     20,364    20,608    19,291    20,395    19,718    18,523
Equity excluding net
  unrealized investment
  gains and losses on
  available-for-sale
  securities............     20,560     20,571    20,249    19,951    19,123    17,966    17,387

--------
(1) Prepared in accordance with GAAP. Operating results by division and segment for periods prior to 1998 are neither readily available nor practicable to obtain.

  In managing our business, we analyze our operating performance by separately considering our Financial Services Businesses and our Traditional Participating Products segment. In addition, within the Financial Services Businesses and the Traditional Participating Products segment we analyze our operating performance using a non-GAAP measure we call "adjusted operating income". We calculate adjusted operating income by adjusting our income from continuing operations before income taxes shown above to exclude certain items. The items we exclude are:

  . realized investment gains, net of losses and related charges;

  . sales practices remedies and costs;

  . the gains, losses and contribution to income/loss of divested businesses that we have sold but that do not qualify for "discontinued operations" accounting treatment under GAAP; and

  . demutualization costs and expenses.

Wind-down businesses that we have not divested remain in adjusted operating income. We exclude our discontinued healthcare operations from income from continuing operations before income taxes, as shown above.

  The excluded items are important to an understanding of our overall results of operations. You should not view adjusted operating income as a substitute for net income determined in accordance with GAAP and you should note that our definition of adjusted operating income may differ from that used by other companies. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our business. We exclude realized investment gains, net of losses and related charges, from adjusted operating income because the timing of transactions resulting in recognition of gains or losses is largely at our discretion and the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities. Including the fluctuating effects of these transactions could distort trends in the underlying profitability of our businesses. We exclude sales practices remedies and costs because they relate to a substantial and identifiable non-recurring event. We exclude the gains and losses and contribution to income/loss of divested businesses because, as a result of our decision to dispose of these businesses, these results are not relevant to the profitability of our ongoing operations and could distort the trends associated with our ongoing businesses. We also exclude demutualization costs and expenses because they are directly related to our demutualization and could distort the trends associated with our business operations.

  We show our revenues and adjusted operating income by division and segment, as well as a reconciliation of both measures on a consolidated basis to their corresponding GAAP amounts, below.

                                      Nine Months
                                         Ended
                                     September 30,    Year Ended December 31,
                                    ----------------  -------------------------
                                     2001     2000     2000     1999     1998
                                    -------  -------  -------  -------  -------
                                                 (in millions)
Division and Segment Operating
 Results:
Financial Services Businesses:
Revenues(1):
  Individual Life Insurance.......  $ 1,394  $ 1,362  $ 1,855  $ 1,723  $ 1,674
  Private Client Group............    1,630    2,095    2,689    2,509    2,317
  Retail Investments..............    1,115    1,229    1,631    1,551    1,532
  Property and Casualty
   Insurance......................    1,519    1,353    1,840    1,747    1,812
                                    -------  -------  -------  -------  -------
    Total U.S. Consumer...........    5,658    6,039    8,015    7,530    7,335
                                    -------  -------  -------  -------  -------
  Group Insurance.................    2,412    2,039    2,801    2,428    2,205
  Other Employee Benefits.........    2,019    2,177    2,885    3,014    3,258
                                    -------  -------  -------  -------  -------
    Total Employee Benefits.......    4,431    4,216    5,686    5,442    5,463
                                    -------  -------  -------  -------  -------
  International Insurance.........    2,956    1,408    1,920    1,522    1,090
  International Securities and
   Investments....................      413      545      704      580      532
                                    -------  -------  -------  -------  -------
    Total International...........    3,369    1,953    2,624    2,102    1,622
                                    -------  -------  -------  -------  -------
  Investment Management and
   Advisory Services..............      618      647      874      768      740
  Other Asset Management..........      313      358      470      369      253
                                    -------  -------  -------  -------  -------
    Total Asset Management........      931    1,005    1,344    1,137      993
                                    -------  -------  -------  -------  -------
  Corporate and Other.............      123      214      283      566      313
                                    -------  -------  -------  -------  -------
    Total.........................   14,512   13,427   17,952   16,777   15,726
                                    -------  -------  -------  -------  -------
Other amounts included in
 consolidated revenues:
  Realized investment gains
   (losses), net..................        3     (216)    (379)     586      944
  Revenues from divested
   businesses.....................      (15)     272      269      511      325
                                    -------  -------  -------  -------  -------
    Total revenues--Financial
     Services Businesses..........   14,500   13,483   17,842   17,874   16,995
                                    -------  -------  -------  -------  -------
Traditional Participating Products
 segment:
Revenues(1).......................    6,140    6,331    8,611    8,356    8,332
Other amounts included in
 consolidated revenues:
  Realized investment gains
   (losses), net..................     (273)      65       91      338    1,697
                                    -------  -------  -------  -------  -------
    Total revenues--Traditional
     Participating Products
     segment......................    5,867    6,396    8,702    8,694   10,029
                                    -------  -------  -------  -------  -------
    Total consolidated revenues...  $20,367  $19,879  $26,544  $26,568  $27,024
                                    =======  =======  =======  =======  =======
Financial Services Businesses:
Adjusted operating income (loss)
 (2):
  Individual Life Insurance.......  $   242  $   145  $   114  $   117  $   178
  Private Client Group............     (160)     278      237      224      114
  Retail Investments..............      143      214      239      174      249
  Property and Casualty
   Insurance......................       98      165      150      152      311
                                    -------  -------  -------  -------  -------
    Total U.S. Consumer...........      323      802      740      667      852
                                    -------  -------  -------  -------  -------
  Group Insurance.................       49       90      158      128       98
  Other Employee Benefits.........      110      221      229      272      342
                                    -------  -------  -------  -------  -------
    Total Employee Benefits.......      159      311      387      400      440
                                    -------  -------  -------  -------  -------
  International Insurance.........      439      211      296      218      144
  International Securities and
   Investments....................      (41)      51       26       15       13
                                    -------  -------  -------  -------  -------
    Total International...........      398      262      322      233      157
                                    -------  -------  -------  -------  -------
  Investment Management and
   Advisory Services..............       91      128      154      155      144
  Other Asset Management..........       64      108      122       97       22
                                    -------  -------  -------  -------  -------
    Total Asset Management........      155      236      276      252      166
                                    -------  -------  -------  -------  -------
  Corporate and Other.............       55       77       (4)     137      (34)
                                    -------  -------  -------  -------  -------
    Total.........................    1,090    1,688    1,721    1,689    1,581
                                    -------  -------  -------  -------  -------
Items excluded from adjusted
 operating income:
Realized investment gains, net of
 losses and related charges:
  Realized investment gains
   (losses), net..................        3     (216)    (379)     586      944
  Related charges(3)..............       (7)       7      (29)    (142)    (225)
                                    -------  -------  -------  -------  -------
    Total realized investment
     gains, net of losses and
     related charges..............       (4)    (209)    (408)     444      719
                                    -------  -------  -------  -------  -------
  Sales practices remedies and
   costs..........................      --       --       --      (100)  (1,150)
  Divested businesses.............     (122)     (69)    (636)     (47)    (196)
  Demutualization costs and
   expenses.......................     (199)    (113)    (143)     (75)     (24)
                                    -------  -------  -------  -------  -------
Income from continuing operations
 before income taxes--Financial
 Services Businesses..............      765    1,297      534    1,911      930
                                    -------  -------  -------  -------  -------
Traditional Participating Products
 segment:
Adjusted operating income(2)......      289      301      547      316      206
Items excluded from adjusted
 operating income:
Realized investment gains, net of
 losses and related charges:
  Realized investment gains
   (losses), net..................     (273)      65       91      338    1,697
  Dividends to policyholders(4)...     (399)    (318)    (445)    (310)    (236)
                                    -------  -------  -------  -------  -------
    Total realized investment
     gains, net of losses and
     related charges..............     (672)    (253)    (354)      28    1,461
                                    -------  -------  -------  -------  -------
Income (loss) from continuing
 operations before income taxes--
 Traditional Participating
 Products segment.................     (383)      48      193      344    1,667
                                    -------  -------  -------  -------  -------
Consolidated income from
 continuing operations before
 income taxes.....................  $   382  $ 1,345  $   727  $ 2,255  $ 2,597
                                    =======  =======  =======  =======  =======

--------
(1) Revenues by segment exclude (i) realized investment gains, net and (ii) revenues from divested businesses. Revenues for the Traditional Participating Products segment exclude realized investment gains, net.
(2) Adjusted operating income equals revenues as defined above in footnote (1) less benefits and expenses excluding (i) the impact of net realized investment gains on deferred acquisition cost amortization, reserves and dividends to policyholders; (ii) sales practices remedies and costs; (iii) the benefits and expenses of divested businesses; and (iv) demutualization costs and expenses.
(3) Net realized investment gains impact our reserves for future policy benefits, our deferred policy acquisition costs, and our policyholder dividends. We refer to these impacts collectively as the "related charges". Related charges for the Financial Services Businesses consist of the following:

                                             Nine Months
                                                Ended         Year Ended
                                            September 30,    December 31,
                                            -------------- ------------------
                                             2001    2000  2000  1999   1998
                                            ------  ------ ----  -----  -----
                                                    (in millions)
   Reserves for future policy benefits..... $    2  $    2 $(36) $(147) $(218)
   Amortization of deferred policy
    acquisition costs......................      1       5    7      5     (7)
   Dividends to policyholders..............    (10)    --   --     --     --
                                            ------  ------ ----  -----  -----
     Total................................. $   (7) $    7 $(29) $(142) $(225)
                                            ======  ====== ====  =====  =====

    We adjust the reserves for some of our policies when cash flows related to these policies are affected by net realized investment gains and the related charge for reserves for future policy benefits represents that adjustment. We amortize deferred policy acquisition costs for certain investment-type products based on estimated gross profits, which include net realized investment gains on the underlying invested assets, and the related charge for amortization of deferred policy acquisition costs represents the amortization related to net realized investment gains. As part of our acquisition of Gibraltar Life, we will pay existing Gibraltar Life policyholders a dividend generally equal to 70% of any net realized investment gains from the collection or disposition of loans and investment real estate in excess of the value of such assets included in the Reorganization Plan. The related charge for dividends to policyholders represents the portion of our expense charge for policyholder dividends attributable to net realized investment gains on these assets during the period.
(4) Net realized investment gains is one of the elements that we consider in establishing the dividend scale, and the related charge for dividends to policyholders represents the estimated portion of our expense charge for policyholder dividends that is attributable to net realized investment gains that we consider in determining our dividend scale. These gains are reflected in the dividend scale over a number of years.

  We have included below, on an adjusted operating income basis, supplemental condensed financial information for the Financial Services Businesses and the Traditional Participating Products segment. The Common Stock is expected to reflect the performance of the Financial Services Businesses only. The Financial Services Businesses will include the capital presently included in the Traditional Participating Products segment in excess of the amount necessary to support the Closed Block Business and the minor portion of traditional insurance products historically included within the Traditional Participating Products segment but which will not be included in the Closed Block. Accordingly, the results of the Financial Services Businesses and the Traditional Participating Products segment following the demutualization and the issuances of the Common Stock and Class B Stock will not be comparable to, and may vary materially from, the results reflected below. In periods subsequent to issuance of the Class B Stock and the establishment of the Closed Block Business, the measure of earnings used by management to evaluate results of the Closed Block Business will not include any adjustments to reflect results on an adjusted operating income basis.

                                 Nine Months Ended            Year Ended
                                 September 30, 2001       December 31, 2000
                              ------------------------ ------------------------
                                          Traditional              Traditional
                              Financial  Participating Financial  Participating
                               Services    Products     Services    Products
                              Businesses    Segment    Businesses    Segment
                              ---------- ------------- ---------- -------------
                                                (in millions)
Revenues(1)..................  $14,512      $6,140      $17,952      $8,611
Expenses(2)..................   13,422       5,851       16,231       8,064
                               -------      ------      -------      ------
Adjusted operating income....  $ 1,090      $  289      $ 1,721      $  547
                               =======      ======      =======      ======

(1) Excludes realized investment gains, net, and revenues from divested businesses.
(2) Excludes impact of net realized investment gains on deferred acquisition cost amortization, reserves and dividends to policyholders;
    demutualization costs and expenses; and benefits and expenses of divested businesses.

Other Data:

                                                As of      As of December 31,
                                            September 30, --------------------
                                                2001       2000   1999   1998
                                            ------------- ------ ------ ------
                                                      (in billions)
Assets Under Management and Administration
 (at fair market value):
Managed by Asset Management division:
 Retail customers(1).......................    $ 92.8     $107.4 $108.5 $ 96.5
 Institutional customers(2)................      84.9       95.1   96.8   92.0
 General account...........................     110.1      110.0  107.9  119.8
                                               ------     ------ ------ ------
  Total proprietary .......................     287.8      312.5  313.2  308.3
Managed by Retail Investments or Private
 Client Group segments:
 Non-proprietary wrap-fee and other assets
  under management(3)......................      45.0       50.5   44.8   36.9
 International(4)..........................      40.5        8.1    5.3    3.6
                                               ------     ------ ------ ------
  Total assets under management............     373.3      371.1  363.3  348.8
Client assets under administration.........     190.9      221.8  232.9  197.7
                                               ------     ------ ------ ------
  Total assets under management and
  administration...........................    $564.2     $592.9 $596.2 $546.5
                                               ======     ====== ====== ======

--------
(1) Consists of individual mutual funds, including investments in our mutual funds through wrap-fee products, and both variable annuities and variable life insurance assets in our separate accounts. Fixed annuities and the fixed rate options of both variable annuities and variable life insurance are included in general account.
(2) Consists of third-party institutional assets and group insurance contracts.
(3) Consists of wrap-fee assets gathered by the Private Client Group and Retail Investments segments and funds invested in the non-proprietary options of our investment products other than wrap-fee products.
(4) Consists primarily of general account assets supporting our International Insurance segment, assets gathered by the International Securities and Investments segment, and wind-down Canadian operations. September 30, 2001 amount includes $30.9 billion assets of Gibraltar Life, acquired in April 2001.


                                  As of             As of December 31,
                              September 30, ----------------------------------
                                  2001       2000   1999   1998   1997   1996
                              ------------- ------ ------ ------ ------ ------
Employees and
 Representatives:
Prudential Agents............     4,928      6,086  7,818  8,868 10,115 12,126
Life Planners................     3,999      3,495  2,884  2,332  1,908  1,603
Gibraltar Life Advisors (as
 of August 31, 2001).........     6,596        --     --     --     --     --
Financial Advisors...........     6,366      6,676  6,898  6,820  6,613  6,439
Total employees(1)...........    63,265     56,925 59,530 61,793 60,777 59,824

--------
(1) All periods exclude employees of our discontinued healthcare operations.

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

  The unaudited pro forma condensed consolidated financial information presented below gives effect to the demutualization, this offering, the initial public offering of Common Stock, and the issuances of the Class B Stock and IHC debt as if they had occurred as of September 30, 2001 for purposes of the unaudited pro forma condensed consolidated statement of financial position and as of January 1, 2000 for purposes of the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000. We prepared the pro forma information based on the plan of reorganization and the assumptions set forth below. See "Demutualization and Related Transactions" for a description of the demutualization, a summary of the plan of reorganization and the issuances of the Class B Stock and IHC debt.

  The basic assumptions that we used in the pro forma information are as follows:

  . a total of 616.4 million notional shares of Common Stock are allocated to eligible policyholders under the plan of reorganization; in this allocation of notional shares we have assumed a price of $27.50 per share of Common Stock:

    . 35.6 million of these notionally allocated shares are not issued to eligible policyholders who, under the plan of reorganization, are required to receive payments in the form of policy credits rather than in shares of Common Stock;

    . 11.9 million of these notionally allocated shares are not issued to eligible policyholders of certain policies that The Prudential Insurance Company of America transferred to London Life Insurance Company in connection with the sale of most of its Canadian branch operations who, under the plan of reorganization, are required to receive payments in the form of cash;

    . 5.8 million of these notionally allocated shares, including 3.1 million allocated to eligible existing Canadian policyholders, are not issued to eligible policyholders located outside of the United States who, under the plan of reorganization, are required to receive payments in the form of cash;

    . 29.7 million of these notionally allocated shares are not issued to eligible policyholders because we cannot locate them; therefore they are entitled, under the plan of reorganization, to receive payments in the form of cash and a liability is established;

    . 77.1 million of these notionally allocated shares are not issued to eligible policyholders who are allocated 30 or fewer shares and who, under the plan of reorganization, will receive cash unless the eligible policyholder affirmatively elected to receive Common Stock; and

    . 456.3 million of these notionally allocated shares are issued to eligible policyholders under the plan of reorganization;

  . 110.0 million shares of Common Stock are sold to investors at an assumed initial public offering price of $27.50 per share, resulting in $3,025 million of gross proceeds, or $2,889 million of net proceeds;

  . 10.0 million equity security units are sold to investors in this offering at an assumed offering price of $50.00 per unit, resulting in $500 million of gross proceeds, or $480 million of net proceeds;

  . the underwriters do not exercise their options to purchase additional shares of Common Stock or additional equity security units in these offerings;

  . $175 million of gross proceeds, or $171 million of net proceeds, are raised from the issuance of the Class B Stock, which are allocated to the Financial Services Businesses;

  . $1,750 million of gross proceeds, or $1,730 million of net proceeds, are raised from the issuance of the IHC debt by the Closed Block Business, which are allocated to the Financial Services Businesses;

  . income tax rates of 39.5% and 41.87% are used to compute the income tax effects of the pro forma adjustments for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively; and

  . the Closed Block is established and operated as described below.

  The closing of the initial public offering of Common Stock is subject to the completion of the demutualization of The Prudential Insurance Company of America and the private placement of the Class B Stock. The closing of this initial public offering of the equity security units is subject to the closing of the initial public offering of Common Stock. The issuance of the IHC debt is not a condition to this offering or the initial public offering of Common Stock.

  Prudential Financial, Inc. will use the net proceeds of this offering and the initial public offering of the Common Stock to make cash payments to certain eligible policyholders who will receive cash and will retain any remaining proceeds for general corporate purposes, including lending to affiliates. The pro forma information below does not give effect to any financing transaction other than the issuances of the Common Stock, Class B Stock, IHC debt, and units, that may be consummated at the time of the demutualization.

  We will account for the demutualization using the historical carrying values of the assets and liabilities of The Prudential Insurance Company of America including those attributable to the Closed Block. At the time of the demutualization we are required to establish a Closed Block for the benefit of holders of certain participating insurance and annuity policies. The establishment of the Closed Block will have no impact on our consolidated financial position or results of operations as of the date of demutualization. Pro forma information for the Closed Block is presented below under "-- Unaudited Pro Forma Closed Block Information". The characteristics of the major types of invested assets allocated to the Closed Block will be substantially similar to the general account of The Prudential Insurance Company of America.

  We will determine the amount of cash or policy credits an eligible policyholder will receive by multiplying the number of notional shares allocated by the greater of:

  . the initial public offering price, or

  . an amount equal to the initial public offering price plus, if the average closing price of the Common Stock for the first 20 days of trading is greater than 110% of the initial public offering price, such excess above 110%, but not to exceed 10% of the initial public offering price.

  For purposes of the pro forma financial statements, we have assumed the amount of cash or policy credits is determined based upon an initial public offering price of $27.50 per share.

  The plan of reorganization provides that we will make cash payments in lieu of Common Stock to each eligible policyholder who is allocated 50 or fewer shares, or some other maximum cut-off number less than 50 that the Board of Directors of The Prudential Insurance Company of America may specify, unless the eligible policyholder affirmatively elected to receive shares. For purposes of the unaudited pro forma condensed consolidated statement of financial position, we assume that the Board of Directors establishes a cut-off of 30 shares or less. The actual amount of cash payments to eligible policyholders will depend on the actual initial public offering price per share and whether the Board of Directors of The Prudential Insurance Company of America lowers below 50 the cut-off number of shares for which cash payments will be made in lieu of Common Stock.

  We will allocate the entire net proceeds from the issuance of the Class B Stock and the issuance of the IHC debt to our Financial Services Businesses, which we believe should increase the value of the Financial Services Businesses. The pro forma information does not reflect earnings on the net proceeds of the Class B Stock or IHC debt, which would be included in the Financial Services Businesses. Prudential Holdings, LLC will distribute most of the net proceeds to Prudential Financial, Inc. for general corporate purposes. Prudential Holdings, LLC will deposit 25% of the gross proceeds of the IHC debt in a debt service coverage account which, together with reinvested earnings thereon, will constitute a source of payment and security for the IHC debt. To the extent we use such net proceeds to service payments with respect to the IHC debt or to pay dividends to Prudential Financial, Inc. for purposes of the Closed Block Business, a loan from the Financial Services Businesses to the Closed Block Business would be established. We believe that the proceeds of issuances of the Class B Stock and IHC debt will reflect capital in excess of that necessary to support the Closed Block Business and that the Closed Block Business will have sufficient assets and cash flows to service the IHC debt. The investors in the Class B Stock and the bond insurer have agreed to this allocation and usage of issuance proceeds. The Closed Block Business will be financially leveraged through the issuance of the IHC debt, and dividends on the Class B Stock will be subject to prior servicing of the IHC debt.

  We based the pro forma information on available information and assumptions we believe are reasonable. The pro forma information is not necessarily indicative of our consolidated financial position or results of operations had the demutualization, this offering, the initial public offering of the Common Stock and the issuances of the Class B Stock and IHC debt actually occurred on the dates assumed, and does not project or forecast our consolidated financial position or results of operations for any future date or period.

  Income (loss) from continuing operations for the Common Stock and Class B Stock is determined based on the earnings allocated to those shares in accordance with their terms and represents the earnings legally available for the payment of dividends to those shares, respectively. For a discussion of our policies with respect to inter-business transfers and accounting matters, including the allocation of earnings, see "Demutualization and Related Transactions--Related Transactions--Class B Stock and IHC Debt Issuances--Inter-Business Transfers and Allocation Policies".

  Dividends declared and paid on the Class B Stock will depend upon the financial performance of the Closed Block Business and, as the Closed Block matures, the holders of the Class B Stock will receive the surplus of the Closed Block Business no longer required to support the Closed Block for regulatory purposes. Dividends on the Class B Stock will be payable in an aggregate amount per year at least equal to the lesser of (i) a "Target Dividend Amount" of $19.25 million or (ii) the "CB Distributable Cash Flow" for such year, which is a measure of the net cash flows of the Closed Block Business. Notwithstanding this formula, as with any common stock, we will retain the flexibility to suspend dividends on the Class B Stock; however, if CB Distributable Cash Flow exists and Prudential Financial, Inc. chooses not to pay dividends on the Class B Stock in an aggregate amount at least equal to the lesser of the CB Distributable Cash Flow or the Target Dividend Amount for that period, then cash dividends cannot be paid on the Common Stock with respect to such period. The principal component of "CB Distributable Cash Flow" will be the amount by which Surplus and Related Assets, determined according to statutory accounting principles, exceed surplus that would be required for the Closed Block Business considered as a separate insurer; provided, however, that "CB Distributable Cash Flow" counts such excess only to the extent distributable as a dividend by The Prudential Insurance Company of America under specified (but not all) provisions of New Jersey insurance law. Subject to the discretion of the Board of Directors of Prudential Financial, Inc., we currently anticipate that CB Distributable Cash Flow will substantially exceed the Target Dividend Amount. For a detailed definition of CB Distributable Cash Flow, see "Description of Capital Stock--Common Stock-- Dividend Rights".

  In the event of a liquidation, dissolution or winding-up of Prudential Financial, Inc., holders of Common Stock and holders of Class B Stock will be entitled to receive a proportionate share of the net assets of Prudential Financial, Inc. that remains after paying all liabilities and the liquidation preferences of any preferred stock. This liquidation proportion will be based on the market value per share of the Common Stock, determined over a specified trading period ending 60 days after the initial public offering of Common Stock, and the issuance price per share of the Class B Stock. Assuming the Common Stock were to have an average market value during the foregoing period of $27.50 per share, each share of Common Stock would have one liquidation unit and each share of Class B Stock would have 3.182 liquidation units (i.e., the $87.50 issuance price of the Class B Stock divided by $27.50). Since the number of liquidation units of the Common Stock and Class B Stock is not determined at the time of liquidation, the proportionate interests of the holders of Common Stock and Class B Stock in the remaining assets of Prudential Financial, Inc. in any liquidation will not reflect subsequent growth or decline in the equity or market value of either the Financial Services Businesses or the Closed Block Business. Accordingly, future changes in total attributed equity for the Financial Services Businesses and the Closed Block Business presented according to generally accepted accounting principles will not impact the proportion of liquidation units afforded the Common Stock and the Class B Stock.

  You should read the pro forma information together with the consolidated financial statements included in this prospectus and with the information under "Demutualization and Related Transactions", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business".

 Unaudited Pro Forma Condensed Consolidated Statement of Financial Position as
                             of September 30, 2001

                                                                                                   Pro Forma for
                                                                                                 Demutualization,
                                                                                                   the Offering
                                                                                    Issuances         of the
                                                                     Common Stock   of Class B     Common Stock
                                                                    Initial Public  Stock and    and the Issuances
                                   Demutualization   Pro Forma for     Offering      IHC Debt    of Class B Stock      Unit
                    Historical (A)   Adjustments    Demutualization  Adjustments    Adjustments    and IHC Debt    Adjustments
                    -------------- ---------------  --------------- -------------- ------------  ----------------- -----------
                                                                        (in millions)
ASSETS
 Total
  investments.....     $169,251       $    --          $169,251         $  --         $  --          $169,251         $ --
 Cash and cash
  equivalents.....       17,401         (2,120)(G)       14,794          2,889(B)        171 (N)       19,584           480 (C)
                                          (327)(E)                                     1,730 (O)
                                          (160)(F)
 Deferred policy
  acquisition
  costs...........        6,751            --             6,751            --            --             6,751           --
 Other assets.....       27,785            --            27,785            --             20 (O)       27,805            20 (C)
 Separate account
  assets..........       74,523            --            74,523            --            --            74,523           --
                       --------       --------         --------         ------        ------         --------         -----
TOTAL ASSETS......     $295,711       $ (2,607)        $293,104         $2,889        $1,921         $297,914         $ 500
                       ========       ========         ========         ======        ======         ========         =====
LIABILITIES AND
 EQUITY
 LIABILITIES
 Future policy
  benefits........     $ 88,982       $    979 (H)     $ 89,961         $  --         $  --          $ 89,961         $ --
 Policyholders'
  account
  balances........       43,680            --            43,680            --            --            43,680           --
 Unpaid claims and
  claim adjustment
  expenses and
  policyholders'
  dividends.......        4,242            --             4,242            --            --             4,242           --
 Securities sold
  under agreements
  to repurchase...       15,171            --            15,171            --            --            15,171           --
 Short-term and
  long-term debt..       13,062            --            13,062            --          1,750 (O)       14,812           --
 Other
  liabilities.....       33,946            817 (I)       34,807            --            --            34,807            26 (C)
                                            44 (J)
 Separate account
  liabilities.....       74,523            --            74,523            --            --            74,523           --
                       --------       --------         --------         ------        ------         --------         -----
  Total
   liabilities....      273,606          1,840          275,446            --          1,750          277,196            26
                       --------       --------         --------         ------        ------         --------         -----
Guaranteed
 minority interest
 in trust holding
 solely debentures
 of Parent........          --             --               --             --            --               --            500 (C)
COMMITMENTS AND
 CONTINGENCIES
                    Consolidated
                     Pro Forma
                    --------------
ASSETS
 Total
  investments.....    $169,251
 Cash and cash
  equivalents.....      20,064
 Deferred policy
  acquisition
  costs...........       6,751
 Other assets.....      27,825
 Separate account
  assets..........      74,523
                    --------------
TOTAL ASSETS......    $298,414
                    ==============
LIABILITIES AND
 EQUITY
 LIABILITIES
 Future policy
  benefits........    $ 89,961
 Policyholders'
  account
  balances........      43,680
 Unpaid claims and
  claim adjustment
  expenses and
  policyholders'
  dividends.......       4,242
 Securities sold
  under agreements
  to repurchase...      15,171
 Short-term and
  long-term debt..      14,812
 Other
  liabilities.....      34,833
 Separate account
  liabilities.....      74,523
                    --------------
  Total
   liabilities....     277,222
                    --------------
Guaranteed
 minority interest
 in trust holding
 solely debentures
 of Parent........         500
COMMITMENTS AND
 CONTINGENCIES

EQUITY
 Common Stock.....          --               5 (K)            5              1(B)        --                 6           --
 Class B Stock....          --             --               --             --              1 (N)            1           --
 Additional paid-
  in capital .....          --          16,274 (K)       16,274          2,888(B)        170 (N)       19,332           (26)(C)
 Net unrealized
  investment gains
  and losses on
  available-for-
  sale
  securities......        1,545            --             1,545            --            --             1,545           --
 Accumulated other
  comprehensive
  income excluding
  net unrealized
  investment gains
  and losses on
  available-for-
  sale
  securities......         (166)           --              (166)           --            --              (166)          --
 Retained
  earnings........       20,726        (20,726)(K)          --             --            --               --            --
                       --------       --------         --------         ------        ------         --------         -----
  Total equity....       22,105         (4,447)          17,658          2,889           171           20,718           (26)
                       --------       --------         --------         ------        ------         --------         -----
TOTAL LIABILITIES
 AND EQUITY.......     $295,711       $ (2,607)        $293,104         $2,889        $1,921         $297,914         $ 500
                       ========       ========         ========         ======        ======         ========         =====
EQUITY
 Common Stock.....           6
 Class B Stock....           1
 Additional paid-
  in capital .....      19,306
 Net unrealized
  investment gains
  and losses on
  available-for-
  sale
  securities......       1,545
 Accumulated other
  comprehensive
  income excluding
  net unrealized
  investment gains
  and losses on
  available-for-
  sale
  securities......        (166)
 Retained
  earnings........         --
                    --------------
  Total equity....      20,692 (1)
                    --------------
TOTAL LIABILITIES
 AND EQUITY.......    $298,414
                    ==============

-------
(1) If the IHC debt were not issued, consolidated pro forma equity would not be impacted.

    The accompanying Notes are an integral part of this Unaudited Pro Forma
             Condensed Consolidated Statement of Financial Position

  Unaudited Pro Forma Condensed Consolidated Statement of Operations for the
                     Nine Months Ended September 30, 2001

                                                                                                            Pro Forma for
                                                                                                          Demutualization,
                                                                                             Issuances   the Offering of the
                                                                              Common Stock  of Class B      Common Stock
                                                                             Initial Public  Stock and    and the Issuances
                                             Demutualization  Pro Forma for     Offering     IHC Debt     of Class B Stock
                              Historical (A)   Adjustments   Demutualization  Adjustments   Adjustments     and IHC Debt
                              -------------- --------------- --------------- -------------- -----------  -------------------
                                                             (in millions, except per share information)
REVENUES
 Premiums........                $ 9,112          $ --           $ 9,112         $ --          $ --              $ 9,112
 Policy charges
  and fee
  income.........                  1,298            --             1,298           --            --                1,298
 Net investment
  income.........                  6,895            (22)(L)        6,873           --            --                6,873
 Realized
  investment
  losses, net....                   (270)           --              (270)          --            --                 (270)
 Commissions and
  other income...                  3,332            --             3,332           --            --                3,332
                                 -------          -----          -------         -----         -----         -----------
 Total
  revenues.......                 20,367            (22)          20,345           --            --               20,345
                                 -------          -----          -------         -----         -----         -----------
BENEFITS AND
 EXPENSES
 Policyholders'
  benefits.......                  9,394            --             9,394           --            --                9,394
 Interest
  credited to
  policyholders'
  account
  balances.......                  1,338            --             1,338           --            --                1,338
 Dividends to
  policyholders..                  2,108            --             2,108           --            --                2,108
 General and
  administrative
  expenses.......                  6,946            --             6,946           --            105 (O)           7,051
 Demutualization
  expenses.......                    199            --               199           --            --                  199
                                 -------          -----          -------         -----         -----         -----------
 Total benefits
  and expenses...                 19,985            --            19,985           --            105              20,090
                                 -------          -----          -------         -----         -----         -----------
INCOME FROM
 CONTINUING
 OPERATIONS
 BEFORE INCOME
 TAXES...........                    382            (22)             360           --           (105)                255
                                 -------          -----          -------         -----         -----         -----------
 Income taxes ...                     30            200 (M)          221           --            (41)(O)             180
                                                     (9)(L)
                                 -------          -----          -------         -----         -----         -----------
INCOME FROM
 CONTINUING
 OPERATIONS......                $   352          $(213)         $   139         $ --          $ (64)            $    75
                                 =======          =====          =======         =====         =====         ===========
EARNINGS PER
 SHARE
 INFORMATION
Common Stock:
 Shares used in
  the calculation
  of basic and
  diluted
  income per share (D)..                                                                                     566,300,000
                                                                                                             -----------
 Basic and
  diluted income
  from continuing
  operations per
  share..........                                                                                               $   0.70 (1)
                                                                                                             -----------
Class B Stock:
 Shares used in
  the calculation
  of basic and
  diluted loss per share (N)..                                                                                 2,000,000
                                                                                                             -----------
 Basic and
  diluted loss
  from continuing
  operations per
  share..........                                                                                               $(160.50)(1)
                                                                                                             -----------
                                 Unit      Consolidated
                              Adjustments   Pro Forma
                              ------------ ----------------
REVENUES
 Premiums........                $ --          $ 9,112
 Policy charges
  and fee
  income.........                  --            1,298
 Net investment
  income.........                  --            6,873
 Realized
  investment
  losses, net....                  --             (270)
 Commissions and
  other income...                  --            3,332
                              ------------ ----------------
 Total
  revenues.......                  --           20,345
                              ------------ ----------------
BENEFITS AND
 EXPENSES
 Policyholders'
  benefits.......                  --            9,394
 Interest
  credited to
  policyholders'
  account
  balances.......                  --            1,338
 Dividends to
  policyholders..                  --            2,108
 General and
  administrative
  expenses.......                   24 (C)       7,075
 Demutualization
  expenses.......                  --              199
                              ------------ ----------------
 Total benefits
  and expenses...                   24          20,114
                              ------------ ----------------
INCOME FROM
 CONTINUING
 OPERATIONS
 BEFORE INCOME
 TAXES...........                  (24)            231
                              ------------ ----------------
 Income taxes ...                   (9)(C)         171
                              ------------ ----------------
INCOME FROM
 CONTINUING
 OPERATIONS......                $ (15)         $   60 (3)
                              ============ ================
EARNINGS PER
 SHARE
 INFORMATION
Common Stock:
 Shares used in
  the calculation
  of basic and
  diluted
  income per share (D)..                   566,300,000
                                           ----------------
 Basic and
  diluted income
  from continuing
  operations per
  share..........                             $   0.67 (2)
                                           ----------------
Class B Stock:
 Shares used in
  the calculation
  of basic and
  diluted loss per share (N)..               2,000,000
                                           ----------------
 Basic and
  diluted loss
  from continuing
  operations per
  share..........                            $ (160.50)(2)
                                           ----------------

-------
(1) In the calculation of earnings per share, income (loss) from continuing operations applicable to the Common Stock and Class B Stock is $396 million and $(321) million, respectively.
(2) In the calculation of earnings per share, income (loss) from continuing operations applicable to the Common Stock and Class B Stock is $381 million and $(321) million, respectively.
(3) If the IHC debt were not issued, consolidated pro forma income from continuing operations would increase by $64 million to $124 million.

    The accompanying Notes are an integral part of this Unaudited Pro Forma
                Condensed Consolidated Statement of Operations

  Unaudited Pro Forma Condensed Consolidated Statement of Operations for the
                         Year Ended December 31, 2000

                                                                                                Pro Forma for
                                                                                              Demutualization,
                                                                                  Issuances    the Offering of
                                                                   Common Stock  of Class B   the Common Stock
                                                                  Initial Public  Stock and   and the Issuances
                                  Demutualization  Pro Forma for     Offering     IHC Debt    of Class B Stock      Unit
                   Historical (A)   Adjustments   Demutualization  Adjustments   Adjustments    and IHC Debt     Adjustments
                   -------------- --------------- --------------- -------------- -----------  -----------------  -----------
                                                 (in millions, except per share information)
REVENUES
 Premiums........     $10,221          $ --           $10,221         $ --          $ --             $10,221        $ --
 Policy charges
  and fee
  income.........       1,639            --             1,639           --            --               1,639          --
 Net investment
  income.........       9,497            (30)(L)        9,467           --            --               9,467          --
 Realized
  investment
  losses, net....        (288)           --              (288)          --            --                (288)         --
 Commissions and
  other income...       5,475            --             5,475           --            --               5,475          --
                      -------          -----          -------         -----         -----        -----------        -----
 Total revenues..      26,544            (30)          26,514           --            --              26,514          --
                      -------          -----          -------         -----         -----        -----------        -----
BENEFITS AND
 EXPENSES
 Policyholders'
  benefits.......      10,640            --            10,640           --            --              10,640
 Interest
  credited to
  policyholders'
  account
  balances.......       1,751            --             1,751           --            --               1,751          --
 Dividends to
  policyholders..       2,724            --             2,724           --            --               2,724          --
 General and
  administrative
  expenses.......      10,083            --            10,083           --            140 (O)         10,223           32(C)
 Capital markets
  restructuring..         476            --               476           --            --                 476
 Demutualization
  expenses.......         143            --               143           --            --                 143          --
                      -------          -----          -------         -----         -----        -----------        -----
 Total benefits
  and expenses...      25,817            --            25,817           --            140             25,957           32
                      -------          -----          -------         -----         -----        -----------        -----
INCOME FROM
 CONTINUING
 OPERATIONS
 BEFORE INCOME
 TAXES...........         727            (30)             697           --           (140)               557          (32)
                      -------          -----          -------         -----         -----        -----------        -----
 Income taxes ...         406           (100)(M)          293           --            (59)(O)            234          (13)(C)
                                         (13)(L)
                      -------          -----          -------         -----         -----        -----------        -----
INCOME FROM
 CONTINUING
 OPERATIONS......     $   321          $  83          $   404         $ --          $ (81)           $   323        $ (19)
                      =======          =====          =======         =====         =====        ===========        =====
EARNINGS PER
 SHARE
 INFORMATION
Common Stock:
 Shares used in
  the calculation
  of basic and
  diluted income
  per share (D)..                                                                                566,300,000
                                                                                                 -----------
 Basic and
  diluted income
  from continuing
  operations per
  share..........                                                                                    $  0.85 (1)
                                                                                                 -----------
Class B Stock:
 Shares used in
  the calculation
  of basic and
  diluted loss
  per share (N)..                                                                                  2,000,000
                                                                                                 -----------
 Basic and
  diluted loss
  from continuing
  operations per
  share..........                                                                                   $ (79.50)(1)
                                                                                                 -----------
                   Consolidated
                    Pro Forma
                   ----------------
REVENUES
 Premiums........      $10,221
 Policy charges
  and fee
  income.........        1,639
 Net investment
  income.........        9,467
 Realized
  investment
  losses, net....         (288)
 Commissions and
  other income...        5,475
                   ----------------
 Total revenues..       26,514
                   ----------------
BENEFITS AND
 EXPENSES
 Policyholders'
  benefits.......       10,640
 Interest
  credited to
  policyholders'
  account
  balances.......        1,751
 Dividends to
  policyholders..        2,724
 General and
  administrative
  expenses.......       10,255
 Capital markets
  restructuring..          476
 Demutualization
  expenses.......          143
                   ----------------
 Total benefits
  and expenses...       25,989
                   ----------------
INCOME FROM
 CONTINUING
 OPERATIONS
 BEFORE INCOME
 TAXES...........          525
                   ----------------
 Income taxes ...          221
                   ----------------
INCOME FROM
 CONTINUING
 OPERATIONS......      $   304 (3)
                   ================
EARNINGS PER
 SHARE
 INFORMATION
Common Stock:
 Shares used in
  the calculation
  of basic and
  diluted income
  per share (D)..  566,300,000
                   ----------------
 Basic and
  diluted income
  from continuing
  operations per
  share..........      $  0.82 (2)
                   ----------------
Class B Stock:
 Shares used in
  the calculation
  of basic and
  diluted loss
  per share (N)..    2,000,000
                   ----------------
 Basic and
  diluted loss
  from continuing
  operations per
  share..........     $ (79.50)(2)
                   ----------------

-------
(1) In the calculation of earnings per share, income (loss) from continuing operations applicable to the Common Stock and Class B Stock is $482 million and $(159) million, respectively.
(2) In the calculation of earnings per share, income (loss) from continuing operations applicable to the Common Stock and Class B Stock is $463 million and $(159) million, respectively.
(3) If the IHC debt were not issued, consolidated pro forma income from continuing operations would increase by $81 million to $385 million.

    The accompanying Notes are an integral part of this Unaudited Pro Forma
                Condensed Consolidated Statement of Operations

  Our consolidated financial statements will contain supplemental combining financial information separately reporting the financial position and results of operations of the Financial Services Businesses and the Closed Block Business. Presented below is supplemental unaudited pro forma condensed consolidated financial information which gives effect to the separate allocation of results to the Financial Services Businesses and the Closed Block Business. Historical results of the Financial Services Businesses and the Closed Block Business are presented within the Supplemental Combining Financial Information within the consolidated financial statements of The Prudential Insurance Company of America. The supplemental unaudited pro forma condensed consolidated financial information presented below gives effect to the demutualization, this offering, the initial public offering of Common Stock and the issuances of Class B Stock and IHC debt as if they had occurred as of September 30, 2001 for purposes of the unaudited pro forma condensed consolidated statement of financial position and as of January 1, 2000 for purposes of the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000. We prepared the supplemental pro forma information based on the plan of reorganization and the assumptions set forth above.

 Unaudited Pro Forma Condensed Consolidated Statement of Financial Position as
                             of September 30, 2001

                           Financial Services Businesses                            Closed Block Business
                   ----------------------------------------------------- ----------------------------------------------
                                                        Pro Forma for                                  Pro Forma for
                                                       Demutualization,                               Demutualization,
                                                      this Offering, the                             this Offering, the
                                                       Offering of the    Historical                  Offering of the
                                                       Common Stock and   Traditional                 Common Stock and
                                                      Issuances of Class Participating               Issuances of Class
                                                       B Stock and IHC     Products                   B Stock and IHC
                   Historical (A) Adjustments                Debt           Segment    Adjustments          Debt
                   -------------- -----------         ------------------ ------------- -----------   ------------------
                                                                  (in millions)
ASSETS
 Total
  investments....     $106,566      $ 5,449 (P)            $112,015         $62,685      $(5,449)(P)      $57,236
 Cash and cash
  equivalents....       13,209          862 (P)              16,734           4,192         (862)(P)        3,330
                                        282 (B,E,F,G)
                                        480 (C)
                                      1,901 (Q)
 Deferred policy
  acquisition
  costs..........        5,525          --                    5,525           1,226          --             1,226
 Other assets....       23,894        1,798 (P)              25,712           3,891       (1,798)(P)        2,113
                                         20 (C)                                               20 (O)
 Separate account
  assets.........       74,523          --                   74,523             --           --               --
                      --------      -------                --------         -------      -------          -------
TOTAL ASSETS.....     $223,717      $10,792                $234,509         $71,994      $(8,089)         $63,905
                      ========      =======                ========         =======      =======          =======
LIABILITIES AND
 ATTRIBUTED
 EQUITY
LIABILITIES
 Future policy
  benefits.......     $ 41,932      $   350 (P)            $ 43,261         $47,050      $  (350)(P)      $46,700
                                        979 (H)
 Policyholders'
  account
  balances.......       38,206          127 (P)              38,333           5,474         (127)(P)        5,347
 Unpaid claims
  and claim
  adjustment
  expenses and
  policyholders'
  dividends......        2,968          --                    2,968           1,274          --             1,274
 Securities sold
  under
  agreements to
  repurchase.....        9,479        1,046 (P)              10,525           5,692       (1,046)(P)        4,646
 Short-term and
  long-term
  debt...........       12,703          352 (P)              13,055             359         (352)(P)        1,757
                                                                                           1,750 (O)
 Other
  liabilities....       29,223        1,505 (P)              31,615           4,723       (1,505)(P)        3,218
                                         26 (C)
                                        861 (I,J)
 Separate account
  liabilities....       74,523          --                   74,523             --           --               --
                      --------      -------                --------         -------      -------          -------
 Total
  liabilities....      209,034        5,246                 214,280          64,572       (1,630)          62,942
                      --------      -------                --------         -------      -------          -------
Guaranteed
 minority
 interest in
 trust holding
 solely
 debentures of
 Parent..........          --           500 (C)                 500             --           --               --
COMMITMENTS AND
 CONTINGENCIES
ATTRIBUTED EQUITY
Common Stock.....          --             6 (B,R)                 6             --           --               --
Class B Stock....          --           --                      --              --             1 (N)            1
Net unrealized
 investment gains
 and losses on
 available-for-
 sale
 securities......        1,250          (61)(P)               1,189             295           61 (P)          356
Accumulated other
 comprehensive
 income/(loss)
 excluding
 unrealized
 investment gain
 and losses on
 available-for-
 sale
 securities......         (148)         (28)(P)                (176)            (18)          28 (P)           10
Other attributed
 equity..........       13,581        4,818 (P)              18,710           7,145       (4,818)(P)          596
                                      2,888 (B)                                              170 (N)
                                        (26)(C)                                           (1,901)(Q)
                                     (4,452)(R)
                                      1,901 (Q)
                      --------      -------                --------         -------      -------          -------
 Total attributed
  equity.........       14,683        5,046                  19,729(1)        7,422       (6,459)             963(1)
                      --------      -------                --------         -------      -------          -------
TOTAL LIABILITIES
 AND ATTRIBUTED
 EQUITY..........     $223,717      $10,792                $234,509         $71,994      $(8,089)         $63,905
                      ========      =======                ========         =======      =======          =======
                   Consolidated
                    Pro  Forma
                   ------------
ASSETS
 Total
  investments....    $169,251
 Cash and cash
  equivalents....      20,064
 Deferred policy
  acquisition
  costs..........       6,751
 Other assets....      27,825
 Separate account
  assets.........      74,523
                   ------------
TOTAL ASSETS.....    $298,414
                   ============
LIABILITIES AND
 ATTRIBUTED
 EQUITY
LIABILITIES
 Future policy
  benefits.......    $ 89,961
 Policyholders'
  account
  balances.......      43,680
 Unpaid claims
  and claim
  adjustment
  expenses and
  policyholders'
  dividends......       4,242
 Securities sold
  under
  agreements to
  repurchase.....      15,171
 Short-term and
  long-term
  debt...........      14,812
 Other
  liabilities....      34,833
 Separate account
  liabilities....      74,523
                   ------------
 Total
  liabilities....     277,222
                   ------------
Guaranteed
 minority
 interest in
 trust holding
 solely
 debentures of
 Parent..........         500
COMMITMENTS AND
 CONTINGENCIES
ATTRIBUTED EQUITY
Common Stock.....           6
Class B Stock....           1
Net unrealized
 investment gains
 and losses on
 available-for-
 sale
 securities......       1,545
Accumulated other
 comprehensive
 income/(loss)
 excluding
 unrealized
 investment gain
 and losses on
 available-for-
 sale
 securities......        (166)
Other attributed
 equity..........      19,306
                   ------------
 Total attributed
  equity.........      20,692
                   ------------
TOTAL LIABILITIES
 AND ATTRIBUTED
 EQUITY..........    $298,414
                   ============

-------
(1) If the IHC debt were not issued, pro forma attributed equity of the Financial Services Businesses would decrease by $1,730 million and pro forma attributed equity of the Closed Block Business would increase by $1,730 million.

    The accompanying Notes are an integral part of this Unaudited Pro Forma
             Condensed Consolidated Statement of Financial Position

  Unaudited Pro Forma Condensed Consolidated Statement of Operations for the
                     Nine Months Ended September 30, 2001

                              Financial Services Businesses                   Closed Block Business
                         ----------------------------------------   -------------------------------------------
                                                  Pro Forma for                                 Pro Forma for
                                                 Demutualization,                              Demutualization,
                                                  this Offering,                                this Offering,
                                                 the Offering of     Historical                the Offering of
                                                 the Common Stock    Traditional               the Common Stock
                                                 and Issuances of   Participating              and Issuances of
                         Historical               Class B Stock       Products                  Class B Stock    Consolidated
                            (A)     Adjustments    and IHC Debt        Segment    Adjustments    and IHC Debt     Pro Forma
                         ---------- -----------  ----------------   ------------- -----------  ----------------  ------------
                                                   (in millions, except per share information)
REVENUES
 Premiums..............    $6,013      $ --        $      6,013        $3,099        $ --         $   3,099      $      9,112
 Policy charges and fee
  income...............     1,298        --               1,298           --           --               --              1,298
 Net investment
  income...............     3,944        120 (P)          4,042         2,951         (120)(P)        2,831             6,873
                                         (22)(L)
 Realized investment
  gains (losses), net..         3        (29)(P)            (26)         (273)          29 (P)         (244)             (270)
 Commissions and other
  income...............     3,242         38 (P)          3,280            90          (38)(P)           52             3,332
                           ------      -----       ------------        ------        -----        ---------      ------------
 Total revenues........    14,500        107             14,607         5,867         (129)           5,738            20,345
                           ------      -----       ------------        ------        -----        ---------      ------------
BENEFITS AND EXPENSES
 Policyholders'
  benefits.............     5,930        165 (P)          6,095         3,464         (165)(P)        3,299             9,394
 Interest credited to
  policyholders'
  account balances.....     1,236          3 (P)          1,239           102           (3)(P)           99             1,338
 Dividends to
  policyholders........       136          2 (P)            138         1,972           (2)(P)        1,970             2,108
 General and
  administrative
  expenses.............     6,234         18 (P)          6,276           712          (18)(P)          799             7,075
                                          24 (C)                                       105 (O)
 Demutualization
  expenses.............       199        --                 199           --           --               --                199
                           ------      -----       ------------        ------        -----        ---------      ------------
 Total benefits and
  expenses.............    13,735        212             13,947         6,250          (83)           6,167            20,114
                           ------      -----       ------------        ------        -----        ---------      ------------
INCOME (LOSS) FROM
 CONTINUING OPERATIONS
 BEFORE INCOME TAXES...       765       (105)               660          (383)         (46)            (429)              231
                           ------      -----       ------------        ------        -----        ---------      ------------
 Income taxes..........        60         37 (P)            279           (30)         (37)(P)         (108)              171
                                          (9)(C)                                       (41)(O)
                                         200 (M)
                                          (9)(L)
                           ------      -----       ------------        ------        -----        ---------      ------------
INCOME (LOSS) FROM
 CONTINUING
 OPERATIONS............    $  705      $(324)      $        381 (1)    $ (353)       $  32        $    (321)(1)  $         60
                           ======      =====       ============        ======        =====        =========      ============
EARNINGS PER SHARE
 INFORMATION
Common Stock:
 Shares used in the
  calculation of basic
  and diluted income
  per share (D)........                             566,300,000                                                   566,300,000
                                                   ------------                                                  ------------
 Basic and diluted
  income from
  continuing operations
  per share ...........                            $       0.67                                                  $       0.67
                                                   ------------                                                  ------------
Class B Stock:
 Shares used in the
  calculation of basic
  and diluted loss per
  share (N)............                                                                           2,000,000         2,000,000
                                                                                                  ---------      ------------
 Basic and diluted loss
  from continuing
  operations per
  share................                                                                           $ (160.50)     $    (160.50)
                                                                                                  ---------      ------------

-------
(1) If the IHC debt were not issued, pro forma income from continuing operations of the Financial Services Businesses would not be impacted and pro forma loss from continuing operations of the Closed Block Business would decrease by $64 million.

    The accompanying Notes are an integral part of this Unaudited Pro Forma
                Condensed Consolidated Statement of Operations

  Unaudited Pro Forma Condensed Consolidated Statement of Operations for the
                         Year Ended December 31, 2000

                              Financial Services Businesses                   Closed Block Business
                         ----------------------------------------   -------------------------------------------
                                                  Pro Forma for                                 Pro Forma for
                                                 Demutualization,                              Demutualization,
                                                  this Offering,                                this Offering,
                                                 the Offering of     Historical                the Offering of
                                                 the Common Stock    Traditional               the Common Stock
                                                 and Issuances of   Participating              and Issuances of
                         Historical               Class B Stock       Products                  Class B Stock    Consolidated
                            (A)     Adjustments    and IHC Debt        Segment    Adjustments    and IHC Debt     Pro Forma
                         ---------- -----------  ----------------   ------------- -----------  ----------------  ------------
                                                   (in millions, except per share information)
REVENUES
 Premiums..............   $ 5,901      $ 12 (P)    $      5,913        $4,320        $ (12)(P)    $   4,308      $     10,221
 Policy charges and fee
  income...............     1,639       --                1,639           --           --               --              1,639
 Net investment
  income...............     5,325       342 (P)           5,637         4,172         (342)(P)        3,830             9,467
                                        (30)(L)
 Realized investment
  gains (losses), net..      (379)      111 (P)            (268)           91         (111)(P)          (20)             (288)
 Commissions and other
  income...............     5,356        42 (P)           5,398           119          (42)(P)           77             5,475
                          -------      ----        ------------        ------        -----        ---------      ------------
 Total revenues........    17,842       477              18,319         8,702         (507)           8,195            26,514
                          -------      ----        ------------        ------        -----        ---------      ------------
BENEFITS AND EXPENSES
 Policyholders'
  benefits.............     6,157        21 (P)           6,178         4,483          (21)(P)        4,462            10,640
 Interest credited to
  policyholders'
  account balances.....     1,618       --                1,618           133          --               133             1,751
 Dividends to
  policyholders........        18       --                   18         2,706          --             2,706             2,724
 General and
  administrative
  expenses.............     8,896       152 (P)           9,080         1,187         (152)(P)        1,175            10,255
                                         32 (C)                                        140 (O)
 Capital markets
  restructuring........       476       --                  476           --           --               --                476
 Demutualization
  expenses.............       143       --                  143           --           --               --                143
                          -------      ----        ------------        ------        -----        ---------      ------------
 Total benefits and
  expenses.............    17,308       205              17,513         8,509          (33)           8,476            25,989
                          -------      ----        ------------        ------        -----        ---------      ------------
INCOME (LOSS) FROM
 CONTINUING OPERATIONS
 BEFORE INCOME TAXES...       534       272                 806           193         (474)            (281)              525
                          -------      ----        ------------        ------        -----        ---------      ------------
 Income taxes..........       300       169 (P)             343           106         (169)(P)         (122)              221
                                        (13)(C)                                        (59)(O)
                                       (100)(M)
                                        (13)(L)
                          -------      ----        ------------        ------        -----        ---------      ------------
INCOME (LOSS) FROM
 CONTINUING
 OPERATIONS............   $   234      $229        $        463 (1)    $   87        $(246)       $    (159)(1)  $        304
                          =======      ====        ============        ======        =====        =========      ============
EARNINGS PER SHARE
 INFORMATION
Common Stock:
 Shares used in the
  calculation of basic
  and diluted income
  per share (D)........                             566,300,000                                                   566,300,000
                                                   ------------                                                  ------------
 Basic and diluted
  income from
  continuing operations
  per share ...........                            $       0.82                                                  $       0.82
                                                   ------------                                                  ------------
Class B Stock:
 Shares used in the
  calculation of basic
  and diluted loss per
  share (N)............                                                                           2,000,000         2,000,000
                                                                                                  ---------      ------------
 Basic and diluted loss
  from continuing
  operations per
  share................                                                                           $  (79.50)     $     (79.50)
                                                                                                  ---------      ------------

-------
(1) If the IHC debt were not issued, pro forma income from continuing operations of the Financial Services Businesses would not be impacted and pro forma loss from continuing operations of the Closed Block Business would decrease by $81 million.

    The accompanying Notes are an integral part of this Unaudited Pro Forma
                Condensed Consolidated Statement of Operations

              Notes to Unaudited Pro Forma Financial Information

Gibraltar Life Acquisition

(A) In April 2001 we completed the acquisition of Kyoei Life Insurance Co., Ltd., a financially troubled Japanese life insurer now renamed Gibraltar Life Insurance Company, Ltd. and hereafter referred to as Gibraltar Life. For accounting purposes we have used April 2, 2001, as the date of acquisition. Gibraltar Life has adopted a November 30 fiscal year end. The historical column of the Unaudited Pro Forma Condensed Consolidated Statement of Financial Position as of September 30, 2001 includes Gibraltar Life assets and liabilities as of August 31, 2001. The amounts included under the historical column of the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2001 include the results of operations of Gibraltar Life from April 2, 2001 through August 31, 2001. The amounts included under the historical column of the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2000 do not include any results of Gibraltar Life since this was prior to the acquisition date. No pro forma adjustments have been made for any of the periods presented related to our acquisition of Gibralter Life.

  See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Consolidated Results of Operations--International Division-- International Insurance" and "Acquisition of Kyoei Life Insurance Co., Ltd." for further discussion of the Gibraltar Life acquisition, including a discussion of the restructuring of Gibraltar Life in accordance with the Reorganization Plan.

Adjustments for the Demutualization, the Offering of the Equity Security Units, the Initial Public Offering of Common Stock and Issuances of Class B Stock and IHC Debt

(B) The pro forma financial statements assume net proceeds of $2,889 million from the initial public offering of Common Stock, resulting from gross proceeds of $3,025 million from the issuance of 110,000,000 shares of $.01 par value Common Stock at an assumed initial public offering price of $27.50 per share, less an assumed underwriting discount and estimated offering expenses aggregating $136 million.

(C) In connection with the offering of the equity security units, we have assumed net proceeds of $480 million resulting from gross proceeds of $500 million from the issuance of 10,000,000 equity security units at an assumed offering price of $50 per unit, less an assumed underwriting discount and estimated offering expenses aggregating $20 million. Each unit will consist of (1) a purchase contract, under which the holder agrees to purchase, for $50, shares of Common Stock of Prudential
    Financial, Inc. on       , 2004; and (2) a redeemable capital security of
    Prudential Financial Capital Trust I, with a stated liquidation amount of $50. The financial statements of Prudential Financial Capital Trust I will be consolidated in our consolidated financial statements, with the redeemable capital securities shown on our consolidated statement of financial position under the caption "Guaranteed minority interest in trust holding solely debentures of Parent".

  For purposes of the unaudited pro forma condensed consolidated statement of financial position, we have allocated all of the assumed proceeds of $500 million from the issuance of the equity security units to the redeemable capital securities, which represents the assumed fair value of the redeemable capital securities. Further, we have assumed the present value of the contract fee payments on the purchase contracts, which represents the assumed fair value of the purchase contracts, to be $26 million. Initially, we will charge the fair value of the purchase contracts to equity with a corresponding credit to liabilities. Contract fee payments will be allocated between the liability account established and interest expense based on a constant rate calculation over the life of the transaction. The notes to our consolidated financial statements will disclose that the sole asset of the trust will be the debentures. The pro forma statement of financial position also reflects estimated issuance costs related to the equity security units of $20 million, which have been allocated to the redeemable capital securities, to be deferred and amortized over the life of the redeemable capital securities of 5 years.

  Distributions on the redeemable capital securities will be reported as a charge to minority interest in our consolidated statements of operations, whether paid or accrued. The pro forma statements of operations reflect this charge to minority interest, within general and administrative expenses, at an assumed rate of 5.25%. The pro forma statement of operations for the nine months ended September 30, 2001 reflects distributions on the redeemable capital securities of $20 million; amortization of issuance costs of $3 million; interest expense related to the contract fee payments on the purchase contracts of $1 million and a tax benefit related to these charges of $9 million. The pro forma statement of operations for the year ended December 31, 2000 reflects distributions on the redeemable capital securities of $26 million; amortization of issuance costs of $4 million; interest expense related to the contract fee payments on the purchase contracts of $2 million and a tax benefit related to these charges of $13 million.

  A summary of the interest expense, charge to minority interest and amortization of issuance costs noted above, which are reflected within general and administrative expenses in the pro forma statements of operations, is as follows:

                                                Nine Months Ended  Year Ended
                                                  September 30,   December 31,
                                                      2001            2000
                                                ----------------- ------------
                                                        (in millions)
     Distributions on the redeemable capital
      securities...............................        $20            $26
     Amortization of issuance costs............          3              4
     Interest expense related to the contract
      adjustment payments on the purchase
      contracts................................          1              2
                                                       ---            ---
       Total gross charges related to the
        equity security units..................         24             32
     Tax benefit for distributions on the
      redeemable capital securities and
      amortization of issue costs..............          9             13
                                                       ---            ---
       Total charges, net of tax benefit.......        $15            $19
                                                       ===            ===

  Earnings on the net proceeds from the issuance of the equity security units proceeds are not reflected in the pro forma operating results.

  Prior to settlement of the purchase contracts through the issuance of Common Stock, the units will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of Common Stock used in calculating earnings per share for any period will be deemed to be increased by the excess, if any, of the number of shares that would be required to be issued upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market, at the average market price during that period, using the proceeds that would be required to be paid upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our Common Stock is above 120% of its initial public offering price per share.

(D) The number of shares of Common Stock used in the calculation of the pro forma basic and diluted income per share, assuming that 20% of policyholders eligible to elect to receive shares actually elect to receive shares, is as follows:

     Shares notionally allocated to eligible policyholders......... 616,400,000
      Less:
        Shares notionally allocated to eligible policyholders who
         receive cash or policy credits............................ 130,400,000
        Shares notionally allocated to eligible policyholders whom we cannot locate..........................................  29,700,000
                                                                    -----------
     Shares issued to eligible policyholders....................... 456,300,000
                                                                    -----------
      Plus:
        Shares issued in the initial public offering............... 110,000,000
                                                                    -----------
     Total shares of Common Stock outstanding after the initial public offering.............................................. 566,300,000
                                                                    ===========

    The pro forma financial information assumes that we use the net proceeds of the offering of Common Stock (1) to fund cash payments to those eligible policyholders receiving cash who, although eligible to affirmatively elect to receive Common Stock, do not so elect; (2) to make cash payments to eligible policyholders located outside of the United States, excluding Canadian policyholders, who are required to receive payments in the form of cash; and (3) for general corporate purposes. If we issue more than 110,000,000 shares of Common Stock (including, but not limited to, any shares issued pursuant to the underwriters' options to purchase additional shares) and the additional net proceeds are not used to fund payments to policyholders receiving cash, then the pro forma basic and diluted income per share would decline.

(E) Assuming an initial public offering price of $27.50 per share of Common Stock, we expect to pay $327 million to holders of certain policies that The Prudential Insurance Company of America transferred to London Life Insurance Company in connection with the sale of most of its Canadian branch operations in lieu of 11,900,000 notionally allocated shares of Common Stock. See "Demutualization and Related Transactions--The Demutualization--Allocation and Payment of Compensation to Eligible Policyholders".

    These payments have been reflected as a reduction in cash and retained earnings in the unaudited pro forma condensed consolidated statement of financial position. The cash payments to certain former Canadian branch policyholders will be recorded as an expense at the time of the demutualization but have not been reflected within the pro forma statements of operations as they will not have a continuing impact.

(F) Represents the cash payment in lieu of 5,800,000 notionally allocated shares of Common Stock not issued to eligible policyholders located outside of the United States who, under the plan of reorganization, are required to receive payments in the form of cash, at an assumed price of $27.50 per share.

(G) Represents the cash payment in lieu of 77,100,000 notionally allocated shares of Common Stock not issued to eligible policyholders who, under the plan of reorganization, will receive cash, at an assumed price of $27.50 per share, unless the eligible policyholder affirmatively elected to receive Common Stock.

(H) Represents a liability of the Financial Services Businesses established to fund policy credits in lieu of the distribution of 35,600,000 notionally allocated shares of Common Stock.

(I) Represents a liability of the Financial Services Businesses of $817 million, to be settled through a cash payment, established to reflect policyholders whom we cannot locate in lieu of the distribution of 29,700,000 notionally allocated shares of Common Stock. This liability will be paid to policyholders as they are located. To the extent we are unable to locate a policyholder within a prescribed period of time, generally up to seven years, we will make a cash payment to the state of the policyholder's last known address in accordance with that state's escheat laws.

(J) Reflects estimated additional non-recurring expenses of $44 million, net of tax benefit of $8 million, related to demutualization costs and expenses assumed to be incurred at the date of the pro forma statement of financial position. We have shown the additional non-recurring expenses as the establishment of a liability and a decrease to retained earnings within the pro forma statement of financial position. The additional non-recurring expenses have not been reflected within the pro forma statements of operations as they will not have a continuing impact.

    In addition, subsequent to the demutualization we will incur additional expenses associated with servicing our stockholder base, including mailing and printing fees. These costs are expected to range from $30 million to $60 million annually, depending on the number of shareholders, and will decrease in future periods if there is a decrease in the number of shareholders. As these expenses are not directly related to the transaction, they have not been reflected within the pro forma condensed consolidated statements of operations.

(K) Represents the reclassification of retained earnings of The Prudential Insurance Company of America to reflect the demutualization, as follows:

                                                     Assuming 100% Assuming 120%
                                                       of Common     of Common
                                                     Stock Initial Stock Initial
                                                        Public        Public
                                                       Offering      Offering
                                                         Price         Price
                                                     ------------- -------------
                                                            (in millions)
     Historical retained earnings...................    $20,726       $20,726
      Less:
        Payment of cash in lieu of Common Stock to
         former Canadian branch policyholders
         (Note E)...................................        327           360
        Payment of cash in lieu of Common Stock to
         eligible policyholders located outside of
         the United States (Note F).................        160           175
        Payment of cash in lieu of Common Stock
         (Note G)...................................      2,120         2,332
        Provision for policy credits in lieu of
         Common Stock (Note H)......................        979         1,077
        Establishment of a liability for
         policyholders whom we cannot locate (Note
         I).........................................        817           899
        Additional demutualization expenses (net of
         tax benefit of $8 million) (Note J)........         44            44
                                                        -------       -------
     Retained earnings related to eligible
      policyholders receiving Common Stock and
      reclassified to Common Stock ($5 million) and
      additional paid-in capital ($16,274 and
      $15,834 million, respectively)................    $16,279       $15,839
                                                        =======       =======

  We will determine the amount of cash or policy credits an eligible policyholder receives by multiplying the number of notional shares allocated to the policyholder by the greater of:

    . the initial public offering price of the Common Stock; or

    . an amount equal to the initial public offering price of the Common
      Stock plus, if the average closing price of the Common Stock for the first 20 days of trading is greater than 110% of the initial public offering price, such excess above 110%, but not to exceed 10% of the initial public offering price.

    The pro forma financial statements have assumed that the amount of cash or policy credits is determined based upon 100% of the assumed initial public offering price, or $27.50 per share of Common Stock. We have also presented above the impact on the amount of cash, liability for policyholders whom we cannot locate and policy credits, if the average closing price for the first 20 days is equal to or greater than 120% of the initial public offering price and cash and policy credits are determined based upon a share price of 110% of the assumed initial public offering price, or $30.25 per share.

(L) Represents the decrease in net investment income of $22 million and a related tax benefit of $9 million for the nine months ended September 30, 2001, and $30 million and a related tax benefit of $13 million for the year ended December 31, 2000, on the cash to be paid from existing assets to former Canadian branch policyholders and to eligible existing Canadian policyholders by The Prudential Insurance Company of America. The decrease in net investment income assumes a rate of return on those assets of 7.2%.

(M) Represents the elimination of the equity tax benefit for the nine months ended September 30, 2001 and the equity tax expense for the year ended December 31, 2000. The equity tax is a federal tax applicable to mutual life insurance companies. The Prudential Insurance Company of America will no longer be subject to the equity tax after the effective date of the plan of reorganization.

(N) Represents gross proceeds of $175 million from the issuance of 2,000,000 shares of $.01 par value Class B Stock at an issuance price of $87.50 per share, less a placement agent discount and estimated offering expenses aggregating $4 million. Net proceeds from the issuance of the Class B Stock are attributed to the Financial Services Businesses.

(O) Represents proceeds from the issuance of the IHC debt at an assumed annual interest rate of 8.0%. The assumed interest rate reflects expenses related to insurance we expect to purchase to insure timely payment of IHC debt principal and interest as well as hedging activities. The actual interest rate will be dependent on market conditions at the time of debt issuance and may be different than the rate assumed for these pro forma financial statements. The pro forma statement of operations for the nine months ended September 30, 2001 reflects interest expense on the debt of $105 million and a related tax benefit of $41 million. The pro forma statement of operations for the year ended December 31, 2000 reflects interest expense on the debt of $140 million, and a related tax benefit of $59 million.

    A one-eighth percentage point change in the interest rate assumed of 8.0% would result in a change in the amount of interest expense of $1.6 million ($1.0 million net of related tax benefit) for the nine months ended September 30, 2001 and $2.2 million ($1.3 million net of related tax benefit) for the year ended December 31, 2000.

    The pro forma statement of financial position also reflects debt issuance costs estimated to be $20 million to be deferred and amortized over the life of the debt of 22 years. Amortization of these costs, to be included within general and administrative expenses within the statement of operations, has not been reflected within the pro forma statements of operations for either the nine months ended September 30, 2001 or the year ended December 31, 2000, as the amount is less than $1 million per year.

    Net proceeds from the issuance of the IHC debt of $1,730 million are allocated to the Financial Services Businesses. Earnings on these proceeds are not reflected in the pro forma operating results.

(P) The amounts within the historical column of these pro forma financial statements for the Closed Block Business include the historical results of the Traditional Participating Products segment. In order to establish the Closed Block Business, it is necessary to remove certain items from the Traditional Participating Products segment which are not components of the Closed Block Business. After removal of these items, the Closed Block Business will consist of assets, liabilities, attributed equity and related revenues and expenses necessary for the funding of expenses, taxes and guaranteed benefits and policyholder dividends of the Closed Block, as well as assets, liabilities and related revenues and expenses supporting the IHC debt service and dividends on the Class B Stock.

    The items to be transferred from the Traditional Participating Products segment to the Financial Services Businesses as part of the establishment of the Closed Block Business consist primarily of net assets historically included in the Traditional Participating Products segment that are in excess of the amount necessary to support the operations of the Closed Block Business, which will be reflected in the Financial Services Businesses along with the earnings on these net assets. Additionally, assets, liabilities, attributed equity, revenues and expenses associated with the minor portion of traditional insurance products historically included in the Traditional Participating Products segment but which will not be included in the Closed Block, will be reflected in the Financial Services Businesses.

    In the nine months ended September 30, 2001, a reserve of $160 million was recorded in the Traditional Participating Products segment for death and other benefits due with respect to policies for which we have not received a death claim but where death has occurred. Upon demutualization, this reserve will become a liability of the Financial Services Businesses and any subsequent reestimation of this reserve (upward or downward) will be included in adjusted operating income of the Financial Services Businesses. Accordingly, in the pro forma financial statements as of and for the nine months ended September 30, 2001, this reserve is reflected as an expense and liability of the Financial Services Businesses. This reserve is subject to uncertainty and adjustments may be required in future periods.

(Q) Represents the allocation of the net proceeds of the Class B Stock and the IHC debt to the Financial Services Businesses, as follows:

                                                                 (in millions)
     Net proceeds of issuance of the Class B Stock (Note N) ....    $  171
     Net proceeds of issuance of the IHC debt (Note O) .........     1,730
                                                                    ------
     Total proceeds transferred to the Financial Services
      Businesses................................................    $1,901
                                                                    ======

(R) Represents the reclassification and distribution of attributed equity of the Financial Services Businesses to reflect the demutualization, as follows:

                                                                 (in millions)
                                                                 -------------
     Payment of cash in lieu of Common Stock (Notes E, F, G) ...    $2,607
     Provision for policy credits in lieu of Common Stock (Note
      H) .......................................................       979
     Establishment of a liability for policyholders whom we
      cannot locate (Note I) ...................................       817
     Additional demutualization costs and expenses (net of
      income tax benefit of $8 million) (Note J) ...............        44
     Reclassification of amount to par value of Common Stock
      (Note K) .................................................         5
                                                                    ------
                                                                    $4,452
                                                                    ======

                 Unaudited Pro Forma Closed Block Information

  Under the plan of reorganization, The Prudential Insurance Company of America will establish a Closed Block for certain individual life insurance policies and annuities issued by The Prudential Insurance Company of America. The policies that we will include in the Closed Block are specified individual life insurance policies and individual annuity contracts that are in force on the effective date of the reorganization and on which we are currently paying or expect to pay experience-based policy dividends. The purpose of the Closed Block is to provide for the reasonable expectations for future policy dividends after demutualization of the holders of the policies included in the Closed Block. The establishment of the Closed Block, including the Closed Block Assets and Closed Block Liabilities, is subject to the review and approval of the New Jersey Department of Banking and Insurance. The Closed Block will continue in effect until the date none of the included policies is in force unless the Commissioner of the New Jersey Department of Banking and Insurance consents to an earlier termination.

  Presented below is GAAP pro forma financial information for the Closed Block Assets and Closed Block Liabilities as of September 30, 2001, as well as Closed Block revenues, benefits and expenses for the nine months ended September 30, 2001 and the year ended December 31, 2000. This pro forma information gives effect to the establishment of the Closed Block as if it occurred as of September 30, 2001 for the pro forma Closed Block Assets and Closed Block Liabilities and as of January 1, 2000 for the pro forma Closed Block Revenues, Benefits and Expenses. The Closed Block Assets and Closed Block Liabilities, as well as the Surplus and Related Assets outside the Closed Block, are reflected in our Traditional Participating Products segment. We are generally prohibited from distributing Closed Block Assets to our stockholders and from using Closed Block Assets for any purpose other than to fund Closed Block Liabilities.

                                                                    As of
                                                                 September 30,
                                                                     2001
Closed Block Assets and Closed Block Liabilities                 -------------
                                                                 (in millions)
Closed Block Liabilities:
 Future policy benefits.........................................    $46,700
 Policyholders' dividends payable...............................      1,274
 Policyholders' account balances................................      5,347
 Other Closed Block liabilities.................................      7,763
                                                                    -------
   Total Closed Block Liabilities...............................     61,084
                                                                    -------
Closed Block Assets:
 Total investments..............................................     53,565
 Cash...........................................................      3,330
 Accrued investment income......................................        773
 Other Closed Block assets......................................      1,154
                                                                    -------
   Total Closed Block Assets....................................     58,822
                                                                    -------
Excess of reported Closed Block Liabilities over Closed Block
 Assets.........................................................      2,262
Portion of above representing other comprehensive income........      1,086
                                                                    -------
Maximum future earnings to be recognized from Closed Block
 Assets and Closed Block Liabilities(1).........................    $ 3,348
                                                                    =======

                                                                    Year Ended
                                                Nine Months Ended  December 31,
                                                September 30, 2001     2000
Closed Block Revenues, Benefits and Expenses    ------------------ ------------
                                                         (in millions)
Revenues:
 Premiums......................................       $3,099          $4,308
 Net investment income.........................        2,612           3,558
 Realized investment losses, net...............         (244)            (20)
 Other income..................................           52              77
                                                      ------          ------
   Total Closed Block revenues.................        5,519           7,923
                                                      ------          ------
Benefits and Expenses:
 Policyholders' benefits.......................        3,299           4,462
 Interest credited to policyholders............           99             133
 Dividends to policyholders....................        1,970           2,706
 General & administrative expense charge.......          661             856
                                                      ------          ------
   Total Closed Block benefits and expenses....        6,029           8,157
                                                      ------          ------
 Closed Block benefits and expenses, net of
  Closed Block revenues, before income taxes...         (510)           (234)
                                                      ------          ------
Income Tax Benefit.............................          185             109
                                                      ------          ------
Closed Block benefits and expenses, net of
 Closed Block revenues and income taxes........       $ (325)         $ (125)
                                                      ======          ======

--------
(1) Component of future earnings to be recognized for the Traditional Participating Products segment, which will also include earnings from other assets and equity outside the Closed Block.

  The Closed Block will have an excess of Closed Block Liabilities over Closed Block Assets. The Closed Block Business will include additional assets and liabilities not included within the Closed Block which, we believe, will result in sufficient capital to support the Closed Block Business and adequate assets and cash flows to service the IHC debt. For a description of the Closed Block Business assets and liabilities, see "Unaudited Pro Forma Condensed Consolidated Information" and "Demutualization and Related Transactions-- Related Transactions--Class B Stock and IHC Debt Issuances".

  The Closed Block will reflect those revenues, benefit payments, policyholder dividends, expenses and taxes that we considered in funding the Closed Block. Under the terms of the Closed Block, expenses of the Closed Block will be based on a formula representing historical expenses attributable to the Closed Block. To the extent such expenses vary in the future from those established pursuant to formula, the variance (positive or negative) will inure to the financial results of our Financial Services Businesses.

  We will record the assets and liabilities that we allocate to the Closed Block in our consolidated financial statements at their historical carrying amount, which is on the same basis as similar other assets and liabilities. The carrying amount of the Closed Block Assets will be less than the carrying amount of the Closed Block Liabilities at the effective date of the demutualization. The excess of the carrying amount of Closed Block Liabilities over the carrying amount of Closed Block Assets at the effective date, adjusted to eliminate the impact of related amounts in accumulated other comprehensive income, represents the maximum future earnings from the assets and liabilities designated to the Closed Block that we can recognize in our consolidated net income over the period the policies in the Closed Block remain in force. As indicated above, these earnings will be included in our Traditional Participating Products segment.

  As required by AICPA Statement of Position 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and for Certain Long-Duration Participating Contracts," we will develop an actuarial calculation of the timing of such maximum future earnings. If actual cumulative earnings in any given period are greater than the cumulative earnings we expect, we will only recognize the expected earnings in income. Any excess of actual cumulative earnings over cumulative earnings we expect will represent undistributed accumulated earnings attributable to policyholders. We will record this excess, if any, as a policyholder dividend obligation because we will pay it to Closed Block policyholders as an additional policyholder dividend unless it is otherwise offset by future Closed Block performance that is less favorable than we originally expected. If actual cumulative performance is less favorable than we expected, we will only recognize actual earnings in income.


  The principal cash flow items that will impact the amount of Closed Block Assets and Closed Block Liabilities are premiums, net investment income, purchases and sales of investments, policyholders' benefits, policyholders' dividends, premium taxes, expenses and income taxes. The principal income and expense items that we will exclude from the Closed Block are a portion of management and maintenance expenses, commissions and net investment income and realized investment gains and losses on invested assets outside the Closed Block that support the Closed Block policies, all of which enter into the determination of total gross margins of Closed Block policies for the purpose of determining periodic amortization of deferred acquisition costs. The amounts shown in the table above for Closed Block Assets and Closed Block Liabilities are those that enter into the determination of amounts that are to be paid to policyholders.

  The pro forma Closed Block Assets reflect an allocation of assets necessary to fund the Closed Block Liabilities. The Closed Block Liabilities reflect the GAAP policyholder benefit reserves derived from our records for all policies to be included in the Closed Block under the plan of reorganization. We determined the Closed Block Assets necessary to fund the Closed Block Liabilities as of July 1, 2000 based on actuarial cash flow models and related assumptions that we believe are reasonable and which are documented in the plan of reorganization. We used cash flow models to project all insurance cash flows from the policies included in the Closed Block, which include premiums and policy loans activity, less policy benefits, dividends and expenses. The actuarial cash flow models contain various assumptions concerning mortality, persistency, expenses, investment experience and other factors. After projecting the insurance cash flows, we identified Closed Block Assets so that cash flows from the assets, including both principal and income, together with insurance cash flows and assets purchased with reinvested cash, would reasonably be expected to fund all Closed Block Liabilities as well as continuation of the dividend scales in effect in 2000 (i.e., the dividend scales in effect on December 15, 2000, the date the Board of Directors of the Prudential Insurance Company of America adopted Prudential's plan of reorganization) assuming the experience underlying the 2000 dividend scales continues and assuming that the actual reinvestment rate on our Closed Block invested assets is approximately 8.10%. The final funding and selection of assets included in the Closed Block were subject to the approval of the New Jersey Department of Banking and Insurance.

  On November 13, 2001, The Prudential Insurance Company of America's Board of Directors acted to reduce dividends effective January 1, 2002, on Closed Block policies to reflect unfavorable investment experience that has emerged since July 1, 2000, the date the Closed Block was originally funded. The Closed Block will experience a modest amount of claims as a result of the recent terrorist attacks in the United States. In addition, the downward movement of the stock market, combined with the general slowing of the economy over the past year, has had a negative impact on the investment returns and values of the diversified portfolio of assets that are included in the Closed Block. Closed Block dividends for 2002 are expected to be approximately $240 million less than if the 2001 dividend scales (which were a continuation of the year 2000 dividend scales) were maintained.

  We will also establish a separate closed block for the benefit of the owners of participating individual life insurance policies issued by our Canadian branch that we did not transfer to London Life. Because of the substantially smaller number of outstanding Canadian policies, this separate closed block will be insignificant in size, and it will be managed among our corporate level activities rather than with the U.S. Closed Block. Accordingly, it is not included in our Traditional Participating Products segment or the Closed Block Business or reflected above. Dividends for Canadian closed block policies will be modestly reduced for 2002.

  The opinion of Daniel J. McCarthy, M.A.A.A., independent consulting actuary associated with Milliman USA, formerly Milliman & Robertson, Inc., dated December 12, 2000, as attached hereto as Annex A, states that the establishment and operation of the Closed Block as the plan of reorganization contemplates makes adequate provision for allocating assets to the Closed Block that will be reasonably sufficient to enable the Closed Block to provide for the benefits we have guaranteed, and certain expenses and taxes associated with Closed Block policies, and to provide for the continuation of the dividend scales in effect for 2000 if the experience underlying those scales continues.

                 UNAUDITED PRO FORMA SUPPLEMENTARY INFORMATION

  We derived the pro forma supplementary information from our unaudited pro forma condensed consolidated financial information and related notes. The pro forma supplementary information gives effect to the demutualization, this offering, the initial public offering of the Common Stock and the issuance of Class B Stock and IHC debt, as if they had occurred as of September 30, 2001 and December 31, 2000, for purposes of the information derived from our unaudited pro forma condensed consolidated statements of financial position and as of January 1, 2000 for purposes of the information derived from our unaudited pro forma condensed consolidated statements of operations. The pro forma supplementary information is not necessarily indicative of our consolidated financial position or results of operations had the demutualization, this offering, the initial public offering of our Common Stock and the issuance of Class B Stock and IHC debt actually occurred on the dates assumed and does not project or forecast our consolidated financial position or results of operations for any future date or period. The pro forma supplementary information set forth below should be read in conjunction with the information set forth under, or referred to in, "Unaudited Pro Forma Condensed Consolidated Financial Information".

  The plan of reorganization provides that we will make cash payments in lieu of Common Stock to each eligible policyholder who is allocated 50 or fewer shares, or some other maximum cut-off number less than 50 that the Board of Directors of The Prudential Insurance Company of America may specify, unless the eligible policyholder affirmatively elects to receive shares. For purposes of the unaudited pro forma supplementary information, we have assumed that the Board of Directors establishes a maximum cut-off of 30 shares or less.

  The information set forth in the table below gives effect to the sale of 110 million shares of Common Stock in the initial public offering of our Common Stock and Common Stock allocated to eligible policyholders, assuming 20% of policyholders eligible to elect to receive shares actually elect to receive shares, which assumption we believe is consistent with past demutualizations. The information reflects assumed initial public offering prices per share of Common Stock of $25.00, $27.50, and $30.00. These prices are for illustrative purposes and are not intended to predict either the initial range of public offering prices at the time of the offering or the actual public offering price. For purposes of the unaudited pro forma supplementary information, we have assumed the amount of cash or policy credits is determined based upon 100% of the initial public offering price. The information is intended to illustrate how the Unaudited Pro Forma Condensed Consolidated Financial Information would be affected by varying the price per share in the offering of our Common Stock. In addition to the initial public offering of Common Stock, this information also gives effect to the issuance of 2 million shares of Class B Stock at an offering price of $87.50 per share, the issuance of the IHC debt, and to the sale of 10 million equity security units at $50 per unit.

  The closing of the initial public offering of Common Stock is subject to the completion of the demutualization of The Prudential Insurance Company of America and the private placement of the Class B Stock. The closing of this initial public offering of the equity security units is subject to the closing of the initial public offering of Common Stock. The issuance of the IHC debt is not a condition to this offering or the initial public offering of Common Stock.

                                         As of and for the Nine Months Ended
                                                 September 30, 2001
                                         -------------------------------------
                                               Assuming the Following
                                             Common Stock Initial Public
                                                   Offering Price
                                         -------------------------------------
                                           $25.00       $27.50       $30.00
                                         -----------  -----------  -----------
                                         (Share data in millions, dollars in
                                         millions except per share amounts)
DEMUTUALIZATION, THE OFFERING OF THE
 COMMON STOCK AND ISSUANCES OF CLASS B
 STOCK AND IHC DEBT
Income from continuing operations......  $       352  $       352  $       352
Adjustments for demutualization(1).....         (212)        (213)        (214)
Adjustments for issuances of Class B
 Stock and IHC debt(2).................          (64)         (64)         (64)
                                         -----------  -----------  -----------
Pro forma income from continuing
 operations............................  $        76  $        75  $        74
                                         ===========  ===========  ===========
Total equity...........................  $    22,105  $    22,105  $    22,105
                                         -----------  -----------  -----------
 Transaction adjustments for
  demutualization, the offering of
  Common Stock and issuances of Class B
  Stock and IHC debt:
 Gross proceeds from the initial public
  offering of Common Stock.............        2,750        3,025        3,300
 Underwriting and offering expenses....         (124)        (136)        (149)
 Issuances of Class B Stock and IHC
  debt(3)..............................          171          171          171
 Payment to eligible policyholders who
  did not elect stock..................       (1,927)      (2,120)      (2,313)
 To support policy credits.............         (890)        (979)      (1,068)
 To support unknown addresses..........         (742)        (817)        (891)
 To support amounts owed to transferred
  Canadian branch policyholders........         (298)        (327)        (357)
 To support amounts owed to other
  policyholders located outside the
  United States........................         (145)        (160)        (174)
 Estimated demutualization expenses....          (44)         (44)         (44)
                                         -----------  -----------  -----------
 Subtotal of transaction adjustments...       (1,249)      (1,387)      (1,525)
                                         -----------  -----------  -----------
Pro forma equity(5)....................  $    20,856  $    20,718  $    20,580
                                         ===========  ===========  ===========
Pro forma book value per share of:
Common Stock...........................  $     35.13  $     34.88  $     34.64
                                         ===========  ===========  ===========
Class B Stock..........................  $    481.50  $    481.50  $    481.50
                                         ===========  ===========  ===========
DEMUTUALIZATION, THIS OFFERING, THE
 OFFERING OF THE COMMON STOCK AND
 ISSUANCES OF CLASS B STOCK AND IHC
 DEBT
Pro forma income from continuing
 operations............................  $        76  $        75  $        74
Adjustments for the issuance of the
 equity security units(4)..............          (15)         (15)         (15)
                                         -----------  -----------  -----------
Adjusted pro forma income from
 continuing operations.................  $        61  $        60  $        59
                                         ===========  ===========  ===========
Pro forma equity.......................  $    20,856  $    20,718  $    20,580
Fair value of purchase contracts.......          (26)         (26)         (26)
                                         -----------  -----------  -----------
Adjusted pro forma equity(5)...........  $    20,830  $    20,692  $    20,554
                                         ===========  ===========  ===========
Pro forma book value per share:
Common Stock...........................  $     35.08  $     34.84  $     34.59
                                         ===========  ===========  ===========
Class B Stock..........................  $    481.50  $    481.50  $    481.50
                                         ===========  ===========  ===========
Share Data
Shares allocated to eligible
 policyholders.........................        616.4        616.4        616.4
 Less:
 Estimated shares allocated to eligible
  policyholders who did not elect
  stock................................        (77.1)       (77.1)       (77.1)
 Estimated shares allocated to eligible
  policyholders who receive cash or
  policy credits.......................        (83.0)       (83.0)       (83.0)
                                         -----------  -----------  -----------
Shares issued to eligible
 policyholders.........................        456.3        456.3        456.3
                                         -----------  -----------  -----------
Shares issued in the offering of Common
 Stock.................................        110.0        110.0        110.0
                                         -----------  -----------  -----------
Total shares of Common Stock
 outstanding...........................        566.3        566.3        566.3
                                         ===========  ===========  ===========
Total shares of Class B Stock
 outstanding...........................          2.0          2.0          2.0
                                         ===========  ===========  ===========
Common Stock Ownership Percentage
 (excluding any Class B Stock)
Eligible policyholders.................         80.6%        80.6%        80.6%
Purchasers in the offering of Common
 Stock.................................         19.4%        19.4%        19.4%

-------
(1) Represents the elimination of equity tax benefit of $200 million, which is applicable only to mutual life insurance companies, and net investment income of $12 million, $13 million and $14 million, net of related tax benefit of $8 million, $9 million and $10 million for the $25.00, $27.50 and $30.00 price scenarios, respectively, assumed to be foregone due to cash payments to certain eligible policyholders. The equity tax can vary significantly from year to year and will not be applicable after we convert to a stock life insurance company.
(2) Represents interest expense of $64 million on the IHC debt, net of related tax benefit of $41 million.
(3) Represents gross proceeds of $175 million from the issuance of the Class B Stock, less a placement agent discount and estimated offering expenses aggregating $4 million.
(4) Represents distributions on the redeemable capital securities, amortization of issuance costs and interest expense related to the contract fee payments on the purchase contracts, in aggregate, of $15 million, net of related tax benefit of $9 million.
(5) Adjusted pro forma equity attributed to the Closed Block Business is $963 million. The remainder is attributed to the Financial Services Businesses.

                                            As of and for the Year Ended
                                                 December 31,  2000
                                         -------------------------------------
                                               Assuming the Following
                                             Common Stock Initial Public
                                                   Offering Price
                                         -------------------------------------
                                           $25.00       $27.50       $30.00
                                         -----------  -----------  -----------
                                         (Share data in millions, dollars in
                                         millions except per share amounts)
DEMUTUALIZATION, THE OFFERING OF THE
 COMMON STOCK AND ISSUANCES OF CLASS B
 STOCK AND IHC DEBT
Income from continuing operations......  $       321  $       321  $       321
Adjustments for demutualization(1).....           84           83           81
Adjustments for issuances of Class B
 Stock and IHC debt(2).................          (81)         (81)         (81)
                                         -----------  -----------  -----------
Pro forma income from continuing
 operations............................  $       324  $       323  $       321
                                         ===========  ===========  ===========
Total equity...........................  $    20,608  $    20,608  $    20,608
                                         -----------  -----------  -----------
 Transaction adjustments for
  demutualization, the offering of
  Common Stock and issuances of Class B
  Stock and IHC debt:
 Gross proceeds from the initial public
  offering of Common Stock.............        2,750        3,025        3,300
 Underwriting and offering expenses....         (124)        (136)        (149)
 Issuances of Class B Stock and IHC
  debt(3)..............................          171          171          171
 Payment to eligible policyholders who
  did not elect stock..................       (1,927)      (2,120)      (2,313)
 To support policy credits.............         (890)        (979)      (1,068)
 To support unknown addresses..........         (742)        (817)        (891)
 To support amounts owed to transferred
  Canadian branch policyholders........         (298)        (327)        (357)
 To support amounts owed to other
  policyholders located outside the
  United States........................         (145)        (160)        (174)
 Estimated demutualization expenses....         (222)        (222)        (222)
                                         -----------  -----------  -----------
 Subtotal of transaction adjustments...       (1,427)      (1,565)      (1,703)
                                         -----------  -----------  -----------
Pro forma equity(5)....................  $    19,181  $    19,043  $    18,905
                                         ===========  ===========  ===========
Pro forma book value per share of:
Common Stock...........................  $     31.89  $     31.64  $     31.40
                                         ===========  ===========  ===========
Class B Stock..........................  $    562.00  $    562.00  $    562.00
                                         ===========  ===========  ===========
DEMUTUALIZATION, THIS OFFERING, THE
 OFFERING OF THE COMMON STOCK AND
 ISSUANCES OF CLASS B STOCK AND IHC
 DEBT
Pro forma income from continuing
 operations............................  $       324  $       323  $       321
Adjustments for the issuance of the
 equity security units(4)..............          (19)         (19)         (19)
                                         -----------  -----------  -----------
Adjusted pro forma income from
 continuing operations.................  $       305  $       304  $       302
                                         ===========  ===========  ===========
Pro forma equity.......................  $    19,181  $    19,043  $    18,905
Fair value of purchase contracts.......          (26)         (26)         (26)
                                         -----------  -----------  -----------
Adjusted pro forma equity(5)...........  $    19,155  $    19,017  $    18,879
                                         ===========  ===========  ===========
Pro forma book value per share:
Common Stock...........................  $     31.84  $     31.60  $     31.35
                                         ===========  ===========  ===========
Class B Stock..........................  $    562.00  $    562.00  $    562.00
                                         ===========  ===========  ===========
Share Data
Shares allocated to eligible
 policyholders.........................        616.4        616.4        616.4
 Less:
 Estimated shares allocated to eligible
  policyholders who did not elect
  stock................................        (77.1)       (77.1)       (77.1)
 Estimated shares allocated to eligible
  policyholders who receive cash or
  policy credits.......................        (83.0)       (83.0)       (83.0)
                                         -----------  -----------  -----------
Shares issued to eligible
 policyholders.........................        456.3        456.3        456.3
                                         -----------  -----------  -----------
Shares issued in the offering of Common
 Stock.................................        110.0        110.0        110.0
                                         -----------  -----------  -----------
Total shares of Common Stock
 outstanding...........................        566.3        566.3        566.3
                                         ===========  ===========  ===========
Total shares of Class B Stock
 outstanding...........................          2.0          2.0          2.0
                                         ===========  ===========  ===========
Common Stock Ownership Percentage
 (excluding any Class B Stock)
Eligible policyholders.................         80.6%        80.6%        80.6%
Purchasers in the offering of Common
 Stock.................................         19.4%        19.4%        19.4%

-------
(1) Represents the elimination of equity tax expense of $100 million, which is applicable only to mutual life insurance companies, and net investment income of $16 million, $17 million and $19 million, net of related tax benefit of $11 million, $13 million and $13 million for the $25.00, $27.50 and $30.00 price scenarios, respectively, assumed to be foregone due to cash payments to certain eligible policyholders. The equity tax can vary significantly from year to year and will not be applicable after we convert to a stock life insurance company.
(2) Represents interest expense of $81 million on the IHC debt, net of related tax benefit of $59 million.
(3) Represent gross proceeds of $175 million from the issuance of the Class B Stock, less a placement agent discount and estimated offering expenses aggregating $4 million.
(4) Represents distributions on the redeemable capital securities, amortization of issuance costs and interest expense related to the contract fee payments on the purchase contracts, in aggregate, of $19 million, net of related tax benefit of $13 million.
(5) Adjusted pro forma equity attributed to the Closed Block Business is $1,124 million. The remainder is attributed to the Financial Services Businesses.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


  You should read the following analysis of our consolidated financial condition and results of operations in connection with the "Selected Consolidated Financial and Other Information" and the consolidated financial statements included elsewhere in this prospectus. Our consolidated financial condition and results of operations for all periods prior to the effective date of the demutualization, including the nine months ended September 30, 2001 and 2000 and the years ended December 31, 2000, 1999 and 1998, represent the financial condition and results of operations of The Prudential Insurance Company of America and its consolidated subsidiaries. On the effective date of the demutualization, The Prudential Insurance Company of America will become a wholly owned indirect subsidiary of Prudential Financial, Inc. The consolidated financial statements of The Prudential Insurance Company of America prior to the demutualization will become Prudential Financial, Inc.'s consolidated financial statements upon demutualization.

                                   Overview

Business Divisions and Segments

  Financial Services Businesses

  We refer to the businesses in our four operating divisions and our Corporate and Other operations, collectively, as our Financial Services Businesses. The U.S. Consumer division consists of our Individual Life Insurance, Private Client Group, Retail Investments and Property and Casualty Insurance segments. The Employee Benefits division consists of our Group Insurance and Other Employee Benefits segments. The International division consists of our International Insurance and International Securities and Investments segments. The Asset Management division consists of our Investment Management and Advisory Services and Other Asset Management segments. We also have Corporate and Other operations, which contain corporate items and initiatives that are not allocated to the business segments. Corporate and Other operations also include businesses that we have divested or placed in wind-down status (other than our divested healthcare business, which is treated as a discontinued operation). The principal corporate items are the expense of corporate management and earnings on equity not allocated to our businesses.

  We attribute financing costs to each segment based on its use of financing and reflect financing costs in each segment's results. The net investment income of each segment includes earnings on the amount of equity which management believes is necessary to support the risks of that segment.

  Traditional Participating Products Segment

  In connection with the demutualization, we will cease offering domestic participating products. The liabilities for our individual in force participating products will then be segregated, together with assets which will be used exclusively for the payment of benefits and policyholder dividends, expenses and taxes with respect to these products, in a regulatory mechanism referred to as the "Closed Block". We have selected the amount and type of Closed Block Assets and Closed Block Liabilities included in the Closed Block so that the Closed Block Assets initially will have a lower book value than the Closed Block Liabilities. We expect that the Closed Block Assets will generate sufficient cash flow, together with anticipated revenues from the Closed Block policies, over the life of the Closed Block to fund payments of all expenses, taxes and policyholder benefits to be paid to, and the reasonable dividend expectations of, policyholders of the Closed Block products. We also will segregate for accounting purposes the Surplus and Related Assets that we will need to hold outside the Closed Block to meet capital requirements related to the products included within the Closed Block. No policies sold after demutualization will be added to the Closed Block and its in force business is expected to ultimately decline as we pay policyholder benefits in full. We expect the proportion of our business represented by the Closed Block to decline as we grow other businesses. A minor portion of our Traditional Participating Products segment has consisted of other traditional insurance products that will not be included in the Closed Block.

Revenues and Expenses

  We earn our revenues principally from insurance premiums; mortality, expense, and asset management fees from insurance and investment products; commissions and other revenues from securities brokerage transactions; and investment of general account and other funds. We earn premiums primarily from the sale of individual life insurance, group life and disability insurance and automobile and homeowners insurance. We earn mortality, expense, and asset management fees from the sale and servicing of separate account products including variable life insurance and variable annuities. We also earn asset management and administrative fees from the sale and servicing of mutual funds, retirement products and other asset management products and services. Our operating expenses principally consist of insurance benefits provided, general business expenses, dividends to policyholders, commissions and other costs of selling and servicing the various products we sell and interest credited on general account liabilities.

Profitability

  Our profitability depends principally on our ability to price and manage risk on insurance products, our ability to attract and retain customer assets, and our ability to manage expenses. Specific drivers of our profitability include:

  . our ability to manufacture and distribute products and services and to introduce new products gaining market acceptance on a timely basis;

  . our ability to price our insurance products at a level that enables us to earn a margin over the cost of providing benefits and the expense of acquiring customers and administering those products;

  . our mortality and morbidity experience on individual and group life insurance, annuity and group disability insurance products;

  . our persistency experience, which affects our ability to recover the cost of acquiring new business over the lives of the contracts;

  . our management of our exposure to catastrophic and other losses on our property and casualty insurance products;

  . our cost of administering insurance contracts and providing asset management products and services;

  . our returns on invested assets, net of the amounts we credit to policyholders' accounts;

  . our ability to earn commissions and fees from the sale and servicing of mutual funds, annuities, defined contribution and other investment products at a level that enables us to earn a margin over the expense of providing such services;

  . the amount of our assets under management and changes in their fair value, which affect the amount of asset management fees we receive;

  . our ability to generate commissions and fees from securities activities at a level that enables us to earn a margin over the expenses of providing such services; and

  . our ability to generate favorable investment results through asset-liability management and strategic and tactical asset allocation.

  In addition, factors such as regulation, competition, interest rates, taxes, foreign exchange rates, securities market conditions and general economic conditions affect our profitability. In some of our product lines, particularly those in the Traditional Participating Products segment, we share experience on mortality, morbidity, persistency and investment results with our customers, which can offset the impact of these factors on our profitability from those products.

  Historically, the participating products to be included in the Closed Block, as well as the other products included in the Traditional Participating Products segment, have yielded lower returns on capital invested than many of our other businesses. Following the demutualization, we expect that the proportion of the traditional participating products in our in force business will gradually diminish as these older policies age and we grow other businesses. However, the relatively lower returns to us on this existing block of business will continue to affect our consolidated results of operations for many years. The Common Stock is expected to reflect the performance of our Financial Services Businesses, which will include the capital previously included in the Traditional Participating Products segment in excess of the amount necessary to support the Closed Block Business. The Financial Services Businesses will also include other traditional insurance products previously included in the Traditional Participating Products segment but which will not be included in the Closed Block. The Class B Stock will be designed to reflect the financial performance of our Closed Block Business.


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  In February 1998, we announced our intention to seek legislation that would permit our demutualization. The publicity about our possible demutualization may have contributed to improvements in our sales, our persistency experience or both in a number of product lines since that time, although we cannot be certain of this.

                   Demutualization and Related Transactions

  On the effective date of the demutualization, which will occur at the time of closing of the offering, The Prudential Insurance Company of America will convert from a mutual life insurance company owned by its policyholders to a stock life insurance company and become a wholly owned indirect subsidiary of Prudential Financial, Inc.

  The plan of reorganization requires us to establish and operate a mechanism known as the Closed Block. The Closed Block is designed generally to provide for the reasonable expectations for future policy dividends after demutualization of the holders of the policies included in the Closed Block by allocating assets that will be used for the payment of benefits on those policies. We will initially allocate assets to the Closed Block equal to approximately 26% of The Prudential Insurance Company of America's general account invested assets, in a mix approximately proportional to the invested assets of Prudential's general account supporting our Traditional Participating Products segment. See "Unaudited Pro Forma Condensed Consolidated Financial Information--Unaudited Pro Forma Closed Block Information" and "Demutualization and Related Transactions--The Demutualization--The Closed Block" below for additional information regarding the terms of the Closed Block and the assets and liabilities allocated thereto. In connection with the demutualization, we intend, but are not required, to "destack" or reorganize the ownership of various subsidiaries of The Prudential Insurance Company of America so that they become indirect or direct subsidiaries of Prudential Financial, Inc. rather than The Prudential Insurance Company of America. See "Demutualization and Related Transactions-- Related Transactions--The Destacking" below for additional information regarding the terms of the destacking and its pro forma effect on The Prudential Insurance Company of America. Additionally, in connection with our demutualization, we plan to issue shares of Class B Stock of Prudential Financial, Inc. and the IHC debt in private placements. See "Unaudited Pro Forma Condensed Consolidated Financial Information", "Unaudited Pro Forma Supplementary Information" and "Demutualization and Related Transactions-- Related Transactions--Class B Stock and IHC Debt Issuances" for information regarding the terms of these securities and the pro forma effect of their issuances.

                      Consolidated Results of Operations

  In managing our business, we analyze our operating performance by separately considering our Financial Services Businesses and our Traditional Participating Products segment. In addition, within both the Financial Services Businesses and the Traditional Participating Products segment, we analyze our operating performance using a non-GAAP measure we call "adjusted operating income". We calculate adjusted operating income by adjusting our income from continuing operations before income taxes to exclude certain items. The items excluded are:

  . realized investment gains, net of losses and related charges;

  . sales practices remedies and costs;

  . the gains, losses and contribution to income/loss of divested businesses that we have sold but that do not qualify for "discontinued operations" accounting treatment under GAAP; and

  . demutualization costs and expenses.

  Wind-down businesses that we have not divested remain in adjusted operating income. We exclude our discontinued healthcare operations from income from continuing operations before income taxes.

  The excluded items are important to an understanding of our overall results of operations. You should not view adjusted operating income as a substitute for net income determined in accordance with GAAP, and you should note that our definition of adjusted operating income may differ from that used by other companies. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. We exclude realized investment gains, net of losses

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and related charges, from adjusted operating income, because the timing of transactions resulting in recognition of gains or losses is largely at our discretion and the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities. Including the fluctuating effects of these transactions could distort trends in the underlying profitability of our businesses. We exclude sales practices remedies and costs because they relate to a substantial and identifiable non-recurring event. We exclude the gains and losses and contribution to income/loss of divested businesses because, as a result of our decision to dispose of these businesses, these results are not relevant to the profitability of our ongoing operations and could distort the trends associated with our ongoing operations. We also exclude demutualization expenses because they are directly related to our demutualization and could distort the trends associated with our business operations.

  In the discussion below of our consolidated results of operations, we separately discuss income from continuing operations before income taxes and adjusted operating income for the Financial Services Businesses, as well as the divisions thereof and Corporate and Other operations, and the Traditional Participating Products segment. We also discuss the items excluded from adjusted operating income, i.e., realized investment gains, sales practices remedies and costs, demutualization expenses and divested businesses, as well as items not included in income from continuing operations before taxes, i.e., taxes and discontinued operations. Realized investment gains are allocated between the Financial Services Businesses and the Traditional Participating Products segment. Sales practices remedies and costs and divested businesses are allocated entirely to the Financial Services Businesses. For purposes of analyzing our results, taxes and discontinued operations are not allocated to our segments or divisions. Following this consolidated discussion, you will find a detailed discussion of our results of operations by division and by the segments of each division, as well as the Traditional Participating Products segment.

Net Income

  2001 to 2000 Nine-Month Comparison. Net income decreased $314 million, or 47%, from $666 million in the first nine months of 2000 to $352 million in the first nine months of 2001. The decrease reflects a $963 million decrease in income from continuing operations before income taxes, partially offset by a $649 million decrease in the related provision for income taxes as discussed below under "--Taxes". Our $352 million net income for the first nine months of 2001 included a net loss of $280 million for the third quarter of 2001. The $280 million net loss reflects a loss from continuing operations before income taxes of $497 million, including net realized investment losses of $574 million and adjusted operating income of $283 million. The net realized investment losses in the third quarter of 2001 included $601 million of recognized impairments.

  The $963 million decrease in income from continuing operations before income taxes resulted from a $532 million decrease from the Financial Services Businesses and a $431 million decrease from the Traditional Participating Products segment. The $532 million decrease from the Financial Services Businesses came primarily from a $541 million decline from our U.S. Consumer division, a $91 million decline from our Asset Management division, and an $81 million decline from our Employee Benefits division, partially offset by an increase of $123 million from our International division and a $58 million reduction in losses from Corporate and Other operations.

  The $541 million decline from our U.S. Consumer division and the $91 million decline from our Asset Management division came primarily from decreases in adjusted operating income. The $81 million decline from our Employee Benefits division came primarily from a $152 million decline in adjusted operating income, which was partially offset by a $71 million decrease in realized investment losses, net of related charges. The $123 million increase from our International division came from an increase in adjusted operating income. Results for our International division include the results of Gibraltar Life, which we acquired in April 2001, from April 2, 2001 through August 31, 2001. The $58 million reduction in losses from Corporate and Other operations came primarily from a $219 million increase in realized investment gains, net of losses, which was partially offset by an $86 million increase in demutualization expenses, a $53 million increase in losses from divested businesses, and a $22 million decrease in adjusted operating income.

  In the 2001 fourth quarter, we will recognize an after-tax charge of $327 million with respect to our payment of demutualization consideration to our former Canadian branch policyholders and, in addition, we currently anticipate, if present economic and financial conditions continue, a 2001 fourth quarter net loss, prior to such after-tax charge, roughly comparable to our 2001 third quarter net loss.

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  See "--Adjusted Operating Income" below for a discussion of the adjusted operating income results of our divisions, Corporate and Other operations and our Traditional Participating Products segment.

  See "--Realized Investment Gains" below for a discussion of realized investment gains, net of losses, and charges related to net realized investment gains.

 Terrorist Attacks on the United States

  Our losses from insurance claims arising in connection with the September 11, 2001 terrorist attacks, after release of existing reserves and reinsurance recoveries, had a negative effect on adjusted operating income and income from continuing operations before income taxes of approximately $50 million, and on net income of approximately $30 million, for the nine months ended September 30, 2001. These insurance losses are based on gross losses of approximately $220 million from group life, individual life, and property and casualty insurance claims. Approximately $37 million of the negative impact on adjusted operating income and income from continuing operations before income taxes related to the Financial Services Businesses, primarily in the Individual Life Insurance segment. The remainder of the losses related to the Traditional Participating Products segment.

  We suffered no material injury to our personnel or properties used in our business operations from the attacks.

  The terrorist attacks have significantly adversely affected general economic, market and political conditions. This may have a negative effect on our businesses and results of operations over time. In particular, the declines in share prices experienced following the reopening of the U.S. equity markets following the attacks have contributed and may continue to contribute to a decline in assets under management and administration, which in turn could have a negative effect on fees we earn based on asset values in our U.S. Consumer, Employee Benefits, and Asset Management divisions. The transaction volume of our Private Client Group segment may continue to be negatively affected if there is a decreased level of investor activity as a result of continuing uncertainties. Our general account investment portfolios include investments, primarily comprised of debt securities, in industries that we believe may be adversely affected by the terrorist attacks including airlines, non-life insurance, lodging and entertainment companies, with a total carrying value as of September 30, 2001 of approximately $3.0 billion, excluding securities maturing with one year. We also have equity securities in these industries with a carrying value of approximately $0.1 billion as of that date. The effect of these events on the valuation of these investments is uncertain and could lead to increased impairments.

  2000 to 1999 Annual Comparison. Net income decreased $415 million, or 51%, from $813 million in 1999 to $398 million in 2000. This decrease reflects a $1.528 billion decrease in income from continuing operations before income taxes, partially offset by a $636 million decrease in the related provision for income taxes as discussed below under "--Taxes". Additionally, net income for 2000 included $77 million of income resulting from a reduction in our loss on disposal of our discontinued healthcare operations, while 1999 net income included a $400 million increase in our loss on disposal of these operations, as discussed below under "--Discontinued Operations".

  The $1.528 billion decrease in income from continuing operations before income taxes resulted from a $1.377 billion decrease from the Financial Services Businesses and a $151 million decrease from the Traditional Participating Products segment. The $1.377 billion decrease from the Financial Services Businesses came primarily from a $1.335 billion decline from Corporate and Other operations and a $216 million decline from our Employee Benefits division, partially offset by an $85 million increase from our U.S. Consumer division and a $65 million increase from our International division. The $1.335 billion decline from Corporate and Other operations came primarily from a $637 million decline in realized investment gains, net of losses, and from a $643 million decline from the former lead-managed underwriting and institutional fixed income businesses of Prudential Securities, which we include in "divested businesses." The $216 million decline from our Employee Benefits division came primarily from a $203 million decline in realized investment gains, net of losses and related charges. The $85 million increase from our U.S. Consumer division came primarily from a $73 million increase in adjusted operating income. The $65 million increase from our International division reflected an $89 million increase in adjusted operating income.

  1999 to 1998 Annual Comparison. Net income decreased $293 million, or 26%, from $1.106 billion in 1998 to $813 million in 1999. This decrease reflects a $342 million decrease in income from continuing operations before income taxes and a $72 million increase in the related provision for income taxes as discussed below under "--Taxes". A decrease of $121 million in the loss from our discontinued healthcare operations, as discussed below under "-- Discontinued Operations", was a partial offset.

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  The $342 million decrease in income from continuing operations before income taxes resulted from a $1.323 billion decrease from the Traditional Participating Products segment, partially offset by a $981 million increase from the Financial Services Businesses. The $1.323 billion decline from the Traditional Participating Products segment came from a $1.433 billion decrease in realized investment gains, net of losses and related charges, which was partially offset by a $110 million increase in adjusted operating income. The $981 million increase from the Financial Services Businesses came primarily from a $1.591 billion improvement from Corporate and Other operations and increases in income from continuing operations before income taxes of $86 million from our Asset Management division and $76 million from our International division, partially offset by a $451 million decline from our Employee Benefits division and a $321 million decline from our U.S. Consumer division. The $1.591 billion improvement from Corporate and Other operations came primarily from a decrease in charges for sales practices remedies and costs of $1.050 billion, which is discussed below under "--Sales Practices Remedies and Costs", a $272 million increase in realized investment gains, net of losses, and a $171 million improvement in adjusted operating income. The
$86 million increase in income from continuing operations before income taxes from our Asset Management division, and the $76 million increase from our International division, came entirely from increases in adjusted operating income. The $451 million decrease from our Employee Benefits division came primarily from a $411 million decrease in realized investment gains, net of losses and related charges. The $321 million decrease from our U.S. Consumer division came from a $185 million decrease in adjusted operating income and a $136 million decline in realized investment gains, net of losses and related charges.

Adjusted Operating Income

  2001 to 2000 Nine-Month Comparison. On a consolidated basis, adjusted operating income decreased $610 million, or 31%, from $1.989 billion for the first nine months of 2000 to $1.379 billion for the first nine months of 2001. Our adjusted operating income for the third quarter of 2001 was $283 million, reflecting adjusted operating income of $256 million for the Financial Services Businesses and $27 million for the Traditional Participating Products segment. Adjusted operating income in the Financial Services Businesses for the third quarter of 2001 reflected declines in results in the U.S. Consumer and Employee Benefits divisions compared to prior periods of 2001. The decrease for the nine months ended September 30, 2001 came from a $598 million decrease from the Financial Services Businesses, and a $12 million decrease from the Traditional Participating Products segment. Adjusted operating income of our Financial Services Businesses for the first nine months of 2001 includes $185 million, which represents Gibraltar Life's results from April 2, 2001 through August 31, 2001.

  Adjusted operating income of our Financial Services Businesses decreased $598 million, or 35%, from the first nine months of 2000 to the first nine months of 2001. The decrease came primarily from decreases of $479 million from our U.S. Consumer division and $152 million from our Employee Benefits division.

  The $479 million decrease in adjusted operating income from our U.S. Consumer division came primarily from a $438 million decrease from the Private Client Group segment. The $152 million decrease in adjusted operating income from our Employee Benefits division came from declines in both segments in the division.

  Adjusted operating income of the Traditional Participating Products segment decreased $12 million, or 4%, from the first nine months of 2000 to the first nine months of 2001, primarily from a $160 million reserve for unreported death claims, partially offset by a reduction in the charge for policyholder dividends, which excludes the portion of the dividend related to net realized investment gains, a reduction in amortization of deferred policy acquisition costs and a decline in operating expenses.

  2000 to 1999 Annual Comparison. On a consolidated basis, adjusted operating income increased $263 million, or 13%, from 1999 to 2000. The increase came from a $231 million increase from the Traditional Participating Products segment and a $32 million increase from the Financial Services Businesses.

  Adjusted operating income of our Financial Services Businesses increased $32 million, or 2%, from 1999 to 2000. The increase came primarily from increases of $89 million from our International division and $73 million from our U.S. Consumer division, partially offset by a $141 million decrease from Corporate and Other operations.

  The $89 million increase in adjusted operating income from our International division came primarily from a $78 million increase from the International Insurance segment. The $73 million increase in adjusted operating income from our U.S. Consumer division came primarily from an increase of $65 million from the Retail

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Investments segment. The $141 million decrease from Corporate and Other operations came primarily from corporate-level activities, which included a one-time benefit of $114 million recognized in 1999 as a result of a reduction of recorded liabilities for our own employee benefits.

  Adjusted operating income of the Traditional Participating Products segment increased $231 million, or 73%, from 1999 to 2000, primarily as a result of an increase in investment income net of interest expense and a decline in operating expenses.

  1999 to 1998 Annual Comparison. On a consolidated basis, adjusted operating income increased $218 million, or 12%, from 1998 to 1999. The increase came from a $110 million increase from the Traditional Participating Products segment and a $108 million increase from the Financial Services Businesses.

  Adjusted operating income of our Financial Services Businesses increased $108 million, or 7%, from 1998 to 1999. The increase came primarily from a $171 million improvement from Corporate and Other operations, an $86 million increase in adjusted operating income from our Asset Management division, and a $76 million increase in adjusted operating income from our International division, partially offset by a $185 million decrease from our U.S. Consumer division.

  Our adjusted operating income for 1999 included $137 million from Corporate and Other operations, compared to a $34 million loss in 1998. The $171 million improvement came primarily from corporate level activities, which included a $114 million one-time benefit recognized in 1999 as a result of a reduction in recorded liabilities for our own employee benefits. The $86 million increase in adjusted operating income from our Asset Management division came primarily from a $75 million increase from our Other Asset Management segment, which includes our commercial mortgage securitization operations, hedge portfolios, and equity sales and trading operations. The $76 million increase in adjusted operating income from our International division came primarily from a $74 million increase from the International Insurance segment. The $185 million decrease in adjusted operating income from our U.S. Consumer division came from decreases of $159 million from the Property and Casualty Insurance segment, $75 million from the Retail Investments segment, and $61 million from the Individual Life Insurance segment, partially offset by a $110 million increase from the Private Client Group segment.

  Adjusted operating income of the Traditional Participating Products segment increased $110 million, or 53%, from 1998 to 1999, primarily as a result of a decrease in operating expenses.

Realized Investment Gains

  We generated significant realized investment gains in recent years prior to 2000, primarily as a result of our real estate sales and our strategies for our fixed maturity portfolio and hedging. We carried out a program from 1997 through 1999 to reduce our exposure to illiquid direct real estate and real estate related investments, which in the aggregate had appreciated in value, by selling a substantial portion of these investments and investing in more liquid fixed-income securities and, to a lesser extent, securities of real estate investment trusts. As a result, the book value of our real estate investments decreased by 41% to $2.0 billion at December 31, 1999 from $3.4 billion at January 1, 1997, and we generated net realized investment gains of $982 million in 1997, $1.076 billion in 1998, and $703 million in 1999. We believe that it is unlikely that the investments made and to be made to replace the real estate sold will result in a similar level of realized investment gains in the future. Real estate and real estate related investments amounted to $2.061 billion at September 30, 2001, including real estate of $380 million related to Gibraltar Life, which we acquired in April 2001.

  We generated significant realized investment losses in 2000 and 1999 and realized investment gains in 1998 in our fixed maturity portfolio primarily as a result of employing an active bond management strategy. We have frequently used an active management strategy for a significant portion of our public fixed maturity investment portfolio to maximize the overall return on our investments, subject to our adjusted operating income objectives. See "Business--General Account Investments--Fixed Maturity Securities" for a description of this strategy. When applied during a period of generally declining interest rates, we expect that using this strategy will result in lower investment income partially offset by realized investment gains. Conversely, when applied during a period of generally rising interest rates, we expect that using this strategy will result in increased investment income offset by realized investment losses. The amount of our gains or losses also depends on relative value opportunities and other variables. In consideration of our adjusted operating income objectives, and other factors, we may choose, at times, to constrain our active management and, therefore, the magnitude of realized investment gains or losses.

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  In addition, we require most issuers of private fixed maturity securities to pay us make-whole yield maintenance payments when they prepay the securities. Prepayment levels are also driven by the interest rate environment and other factors not within our control. The prepayment of private fixed maturities we held contributed $103 million of realized investment gains in the first nine months of 2001, $62 million in the first nine months of 2000, $74 million in the year ended December 31, 2000, $155 million in 1999, and $189 million in 1998.

  Realized investment gains, net of losses, also includes impairments on fixed income and equity assets, which we recognize on an ongoing basis. The level of impairments generally reflects economic conditions, and is expected to increase when economic conditions worsen and to decrease when economic conditions improve.

  We use derivative contracts to hedge the risk that changes in interest rates or foreign currency exchange rates will affect the market value of certain investments. The vast majority of these derivative contracts do not qualify for hedge accounting and, consequently, we recognize the changes in fair value of such contracts from period to period in current earnings, although we do not necessarily treat the underlying assets the same way. Accordingly, our hedging activities contribute significantly to fluctuations in realized investment gains and losses.


  The comparisons below discuss realized investment gains net of losses and related charges. These charges relate to policyholder dividends, deferred acquisition costs, or DAC, and reserves for future policy benefits. Net realized investment gains is one of the elements that we consider in establishing the domestic dividend scale and in providing for dividends to Gibraltar Life policyholders, and the related charge for dividends to policyholders represents the estimated portion of our expense charge for policyholder dividends that is attributable to net realized investment gains that we consider in determining our dividend scale and the Gibraltar Life dividends. See "--Results of Operations for Financial Services Businesses by Division and Traditional Participating Products Segment--Traditional Participating Products Segment" below. We amortize deferred policy acquisition costs for interest sensitive products based on estimated gross profits, which include net realized investment gains on the underlying invested assets, and the related charge for amortization of deferred policy acquisition costs represents the amortization related to net realized investment gains. We adjust the reserves for some of our policies when cash flows related to these policies are affected by net realized investment gains, and the related charge for reserves for future policy benefits represents that adjustment. The changes in these related charges from one period to another may be disproportionate to the changes in realized investment gains, net of losses, because the indicated reserve adjustments relate to realized investment gains, but not losses, evaluated over several periods, and because realized investment gains and losses are reflected in the dividend scale over a number of years.

  2001 to 2000 Nine-Month Comparison. For the Financial Services Businesses, realized investment gains, net of losses and related charges, increased $205 million, from a net loss of $209 million in the first nine months of 2000 to a net loss of $4 million in the first nine months of 2001. The net realized investment loss of the Financial Services Businesses for the first nine months of 2001 reflected impairments recognized of $522 million. For the Traditional Participating Products segment, realized investment gains, net of losses and related charges, declined $419 million, from a net loss of $253 million in the first nine months of 2000 to a net loss of $672 million in the first nine months of 2001. The net realized investment loss of the Traditional Participating Products segment for the first nine months of 2001 reflected impairments recognized of $438 million.

  On a consolidated basis, realized investment gains, net of losses and related charges, declined $214 million, from a net loss of $462 million in the first nine months of 2000 to a net loss of $676 million in the first nine months of 2001. Realized investment gains, net of losses but excluding related charges, declined $119 million, from a net loss of $151 million in the first nine months of 2000 to a net loss of $270 million in the first nine months of 2001. Charges related to net realized investment gains and losses increased from $311 million in the first nine months of 2000 to $406 million in the first nine months of 2001. These charges did not change proportionately with the change in realized investment gains, net of losses, from the first nine months of 2000 to the first nine months of 2001 for the reasons described above.

  We realized net losses of $365 million on fixed maturity investments in the first nine months of 2001, compared to net losses of $846 million in the first nine months of 2000. During the first nine months of 2001, we recognized impairments on fixed maturities totaling $757 million. These impairments were partially offset by realized gains of $392 million from sales and prepayments of fixed maturities in an environment of lower interest rates than when the securities were purchased. The net losses in the first nine months of 2000 came primarily from

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fixed maturity investment sales in an environment of higher interest rates than those when the securities were purchased as well as impairments we recorded on fixed maturity investments totaling $301 million. The effect of economic and market conditions, including those related to the terrorist attacks on the United States as discussed under "--Net Income" is uncertain and could result in additional impairments. We realized net losses on equity securities of $121 million in the first nine months of 2001, compared to net gains of $382 million in the first nine months of 2000, as the first nine months of 2000 benefited from more favorable equity market conditions and we disposed of appreciated equity securities as part of a portfolio rebalancing program. We recorded net investment gains on derivatives of $157 million for the first nine months of 2001 and $256 million for the first nine months of 2000.

  2000 to 1999 Annual Comparison. For the Financial Services Businesses, realized investment gains, net of losses and related charges, declined $852 million from a net gain of $444 million in 1999 to a net loss of $408 million in 2000. For the Traditional Participating Products segment, realized investment gains, net of losses and related charges, declined $382 million, from a net gain of $28 million in 1999 to a net loss of $354 million in 2000.

  On a consolidated basis, realized investment gains, net of losses and related charges, declined $1.234 billion, from a net gain of $472 million in 1999 to a net loss of $762 million in 2000. Realized investment gains, net of losses but excluding related charges, declined $1.212 billion, from a net gain of $924 million in 1999 to a net loss of $288 million in 2000. Charges related to net realized investment gains and losses were essentially unchanged, amounting to $452 million in 1999 and $474 million in 2000. These charges did not change proportionately with the change in realized investment gains, net of losses, in 2000 from 1999 for the reasons described above.

  We realized losses of $1.066 billion on fixed maturity investments in 2000 and $557 million in 1999. These net realized losses reflected the impact of fixed maturity investment sales in environments of higher interest rates than those when the securities were purchased. The $509 million increase in fixed maturity realized losses in 2000 from 1999 came primarily from a portfolio strategy we implemented to sell securities with lower investment income yields underlying some of our long-duration products in the Other Employee Benefits segment and in our debt-financed corporate investment portfolio, reinvesting the proceeds in higher yielding securities, and from increased impairments in 2000. We recognized impairments on fixed maturity investments of $540 million in 2000, primarily on publicly traded high yield and other corporate bonds, compared to $266 million in 1999. These impairments are consistent with our expected levels, with the increase reflecting a slowing of the economy. We realized net gains on sales of equity securities of $450 million in 2000, compared to $223 million in 1999. We realized net gains from disposals of direct real estate and real estate related joint ventures of $149 million in 2000 compared to $703 million in 1999, reflecting several major transactions that closed in 1999. We recorded net investment gains of $165 million on derivatives during 2000, compared to net gains of $305 million in 1999.

  1999 to 1998 Annual Comparison. For the Financial Services Businesses, realized investment gains, net of losses and related charges, declined $275 million from a net gain of $719 million in 1998 to a net gain of $444 million in 1999. For the Traditional Participating Products segment, realized investment gains, net of losses and related charges, declined $1.433 billion from a net gain of $1.461 billion in 1998 to a net gain of $28 million in 1999.

  On a consolidated basis, realized investment gains, net of losses and related charges, declined $1.708 billion from $2.180 billion in 1998 to $472 million in 1999. Realized investment gains, net of losses but excluding related charges, declined $1.717 billion from $2.641 billion in 1998 to $924 million in 1999. Realized investment gains in 1999 included a $201 million release of our mortgage loan reserve, which reflected the continuing improvement in the economic climate and a continuing significant decrease in impaired loans. We believe that similar reserve releases are unlikely in the near future.

  We realized net losses of $557 million on fixed maturity investments for 1999, compared to net gains of $1.381 billion in 1998. This reflected the impact of sales of fixed maturity investments in an increasing interest rate environment during 1999, compared to a declining interest rate environment during 1998. Also contributing to the 1999 net losses realized on fixed maturity investments were impairments recognized, amounting to $266 million, compared to impairments of $96 million in 1998. Net realized investment gains on equity securities amounted to $223 million for 1999 and $427 million for 1998. The 1999 results included impairment losses of $205 million, primarily on Asian private equity investments resulting from adverse economic conditions in that region and on investments in securities of real estate investment trusts. Net realized investment gains from direct real estate and real estate-related joint ventures and limited partnerships amounted to $703 million in 1999 compared to $1.076 billion in 1998. We recorded net investment gains of $305 million on derivatives in 1999, primarily as a result of the increasing interest rate environment, compared to net losses of $263 million for 1998 resulting from a decreasing interest rate environment.

Sales Practices Remedies and Costs

  As of September 30, 2001, we have provided $4.405 billion before tax, equivalent to $2.850 billion after tax, for both the cost of remedies to be provided to life insurance policyholders under the remediation process required under the principal sales practices class action settlement to which we are a party and additional sales practices costs and expenses. We believe we are fully reserved and we did not record any incremental charges since 1999. These costs include estimated administrative costs related to the remediation program and its accompanying alternative dispute resolution process, regulatory fines, penalties and related payments, litigation costs and settlements, including settlements associated with the resolution of claims of deceptive sales practices asserted by policyholders who elected to "opt-out" of the class action settlement and litigate their claims against us separately, as well as other associated fees and expenses, which we refer to in the aggregate as additional sales practices costs.

  Charges associated with the cost of remedying policyholder claims and additional sales practices costs have been adjusted from year to year, beginning in 1996. No additional net charges were recorded since 1999. The charges from year to year primarily reflected the increased availability over time of more specific information about the number of policyholder claims received and remedied, the accrued interest associated with claim relief, other factors affecting both the cost of remedies and the cost to us of administering the remediation program, and the cost of resolving "opt out" litigation as described above. See Note 17 of our audited consolidated financial statements for a further description of these charges.

  The charges related to our estimated costs of sales practices remedies and additional sales practices costs and the related liability balances at the dates indicated are shown below.

                                 Nine Months
                                    Ended
                                September 30,     Year Ended December 31,
                                ------------- ----------------------------------
                                 2001   2000  2000   1999    1998   1997   1996
                                ------ ------ ----  ------  ------ ------ ------
                                                (in millions)
Liability balance at beginning
 of period....................  $  253 $  891 $891  $3,058  $2,553 $  963 $  --
Charges to expense, pre-tax:
 Remedy costs.................     --     --   (54)    (99)    510  1,640    410
 Additional sales practices
  costs.......................     --     --    54     199     640    390    715
                                ------ ------ ----  ------  ------ ------ ------
 Total charges to expense.....     --     --   --      100   1,150  2,030  1,125
Amounts paid or credited:
 Remedy costs.................      76    405  448   1,708     147    --     --
 Additional sales practices
  costs.......................      80    134  190     559     498    440    162
                                ------ ------ ----  ------  ------ ------ ------
 Total amount paid or
  credited....................     156    539  638   2,267     645    440    162
                                ------ ------ ----  ------  ------ ------ ------
Liability balance at end of
 period.......................  $   97 $  352 $253  $  891  $3,058 $2,553 $  963
                                ====== ====== ====  ======  ====== ====== ======

  See "Business--Litigation and Regulatory Proceedings--Insurance--Life Insurance Sales Practices Issues" for a description of the life insurance sales practices litigation.

  While a portion of the sales practices remedies have been in the form of policy credits or enhancements, the major portion of the total cost for sales practices remedies and additional sales practices costs have resulted in cash disbursements. The cash outflows from these disbursements have reduced our invested assets and consequently have reduced and will continue to reduce our investment income. We included the investment income from the assets used to satisfy the sales practices remedies and additional sales practices costs prior to their disbursement in our adjusted operating income for Corporate and Other operations. The $4.4 billion of cash disbursements do not include the cash flow from surrenders associated with the implementation of the sales practices remediation program, which are discussed under "--Results of Operations for Financial Services Businesses by Division and Traditional Participating Products Segment--Traditional Participating Products Segment-- Policy Surrender Experience".

Divested Businesses

  Our income from continuing operations includes results from several businesses that we have divested but that under generally accepted accounting principles do not qualify for "discontinued operations" treatment in our income statement. Our results from divested businesses primarily relate to the former lead-managed equity underwriting for corporate issuers and institutional fixed income businesses of Prudential Securities and the operations of Gibraltar Casualty Company, a commercial property and casualty insurer that we sold in September 2000, as well as obligations we retained or agreed to in the transactions to sell our other divested businesses. The lead-managed equity underwriting for corporate issuers and institutional fixed income businesses of Prudential Securities recorded pre-tax losses of $122 million in the first nine months of 2001, $50 million in the first nine months of 2000, $620 million in the year ended December 31, 2000, pre-tax income of $23 million in 1999 and pre-tax losses of $73 million in 1998. The losses in the first nine months of 2001 came primarily from deterioration in the value of collateralized receivables that we are in the process of liquidating, which are related to these businesses and wind-down costs. The losses from these operations in the year ended December 31, 2000 came primarily from charges of $476 million associated with our termination and wind-down of these activities. The losses in 1998 came primarily from $64 million in proprietary fixed income trading losses from Russian bond exposure and other fixed income losses. By the end of 1998, we terminated the proprietary fixed income trading activities within these operations. Gibraltar recorded pre-tax losses of $7 million in 2000, $72 million in 1999, and $76 million in 1998. The 1999 losses are attributable to increased reserves for environmental and asbestos-related claims resulting primarily from an increase in the number of lawsuits being filed against manufacturers of asbestos-related products. The remainder of our results from divested businesses are attributable to our remaining obligations with respect to our divested residential mortgage banking business, a benefits plan administration business we sold in 1998, and a Canadian life insurance subsidiary that we sold in May 2000. These results relate primarily to our divested residential mortgage business, which incurred a pre-tax loss of $41 million in 1998 primarily as a result of an increase in reserves relating to our remaining exposures in that business.

Demutualization Costs and Expenses

  We incurred expenses related to demutualization totaling $199 million in the first nine months of 2001, $113 million in the first nine months of 2000, $143 million in the year ended December 31, 2000, $75 million in 1999 and $24 million in 1998. These expenses are reported separately in our consolidated income statements within income from continuing operations before income taxes. Demutualization expenses consist primarily of the costs of engaging independent accounting, actuarial, investment banking, legal and other consultants to advise us and insurance regulators in the demutualization process and related matters as well as printing and postage for communication with policyholders. We estimate that we will incur approximately $379 million of additional demutualization costs and expenses, before related tax benefits, including the payment of $327 million of demutualization consideration to former Canadian branch policyholders.

Taxes

  A provision of federal tax law applicable to mutual life insurance companies has resulted in significant fluctuations in our effective tax rate. This tax law requires adjustment to the deductible portion of policyholder dividends based on a complex multi-year formula that compares the financial accounting earnings rates of mutual life insurance companies with those of stock life insurers. The actual rate to be applied to a particular tax year is determined by the IRS up to two years after the end of the tax year. Accordingly, we must estimate the current year's rate in determining our tax provision for the current year for accounting purposes. When the actual rate is announced by the IRS, we must recognize any difference between our estimated rate and the IRS's actual rate in that year. We will no longer be subject to this tax after the demutualization. The impact of this tax law as reflected in reported results, including the current year estimate and adjustment of prior year estimates, constitutes the primary reason for the difference between our reported effective tax rates and the statutory rate of 35%. See Note 11 of the audited consolidated financial statements.

  Our income tax provisions amounted to $30 million for the first nine months of 2001 and $679 million for the first nine months of 2000. The income tax provisions represented 8% of income from continuing operations before income taxes in the first nine months of 2001 and 50% of income from continuing operations before income taxes in the first nine months of 2000. The decrease in the effective rate was due primarily to a $200 million reduction of the estimated liability for the mutual life insurance company tax in the first nine months of 2001, versus a $150 million provision for this tax in the first nine months of 2000.

  Our income tax provisions amounted to $406 million for 2000 and $1.042 billion for 1999. The income tax provisions represented 56% of income from continuing operations before income taxes in 2000 and 46% of income from continuing operations before income taxes in 1999. This increase in the effective rate was due primarily to the mutual life insurance company tax discussed above and an increase in demutualization expenses.

  Income tax provisions increased $72 million, or 7%, in 1999 from 1998. The income tax provisions represented 46% of income from continuing operations before income taxes in 1999 and 37% of income from continuing operations before income taxes in 1998. This increase in the effective rate was due primarily to an increase in the provision for the mutual life insurance company tax discussed above.

Discontinued Operations

  In December 1998, we entered into a definitive agreement to sell our healthcare operations as described under "Business--Discontinued Operations-- Healthcare". The sale was completed in August 1999. Net losses from these operations, after related income tax benefits, were $521 million in 1998, including a $223 million loss on disposal. We recognized an additional loss on disposal of these operations during 1999 amounting to $400 million after related tax benefits. Higher than anticipated operating losses prior to the closing date, resulting principally from adverse claims experience, and the impact of this experience on our evaluation of our obligations under our agreement to make payments to the purchaser of our healthcare operations if the medical loss ratio exceeds specified levels, caused the additional loss. In 2000, upon completion of the period covered by that agreement and comparing other costs we incurred related to the healthcare disposal to those estimated in 1998 and 1999, we reduced the loss on disposal by $77 million, after related income taxes. While we believe that, as of September 30, 2001, we have adequately reserved in all material respects for remaining costs and liabilities associated with our healthcare business, we might have to incur additional charges that might be material to our results of operations.

    Results of Operations for Financial Services Businesses by Division and
                  Traditional Participating Products Segment

  In managing our business, we analyze our operating performance using "adjusted operating income", which is a non-GAAP measure that excludes certain items as described above under "--Consolidated Results of Operations". The following table, prepared on that basis, sets forth the revenues, adjusted operating income and income from continuing operations before income taxes for each of our four divisions and for Corporate and Other operations, including consolidating adjustments, which together comprise our Financial Services Businesses, and for our Traditional Participating Products segment, for the nine months ended September 30, 2001 and 2000 and the years ended December 31, 2000, 1999 and 1998, as well as their assets as of those dates.

                               As of or for the
                               Nine Months Ended          As of or for
                                 September 30,      Year Ended December 31,
                               ------------------  ---------------------------
                                 2001      2000      2000      1999     1998
                               --------  --------  --------  -------- --------
                                              (in millions)
Revenues(1):
Financial Services
 Businesses:
 U.S. Consumer...............  $  5,658  $  6,039  $  8,015  $  7,530 $  7,335
 Employee Benefits...........     4,431     4,216     5,686     5,442    5,463
 International...............     3,369     1,953     2,624     2,102    1,622
 Asset Management............       931     1,005     1,344     1,137      993
 Corporate and Other.........       123       214       283       566      313
                               --------  --------  --------  -------- --------
   Total Financial
    Services Businesses......    14,512    13,427    17,952    16,777   15,726
Traditional Participating
 Products segment............     6,140     6,331     8,611     8,356    8,332
                               --------  --------  --------  -------- --------
   Total.....................  $ 20,652  $ 19,758  $ 26,563  $ 25,133 $ 24,058
                               ========  ========  ========  ======== ========
Adjusted operating income(2):
Financial Services
 Businesses:
 U.S. Consumer...............  $    323  $    802  $    740  $    667 $    852
 Employee Benefits...........       159       311       387       400      440
 International...............       398       262       322       233      157
 Asset Management............       155       236       276       252      166
 Corporate and Other.........        55        77        (4)      137      (34)
                               --------  --------  --------  -------- --------
   Total Financial Services
    Businesses...............     1,090     1,688     1,721     1,689    1,581
Traditional Participating
 Products segment............       289       301       547       316      206
                               --------  --------  --------  -------- --------
   Total.....................  $  1,379  $  1,989  $  2,268  $  2,005 $  1,787
                               ========  ========  ========  ======== ========
Income from continuing
 operations before income
 taxes:
Financial Services
 Businesses:
 U.S. Consumer...............  $    261  $    802  $    744  $    659 $    980
 Employee Benefits...........       106       187       269       485      936
 International...............       405       282       307       242      166
 Asset Management............       147       238       277       253      167
 Corporate and Other.........      (154)     (212)   (1,063)      272   (1,319)
                               --------  --------  --------  -------- --------
   Total Financial Services
    Businesses...............       765     1,297       534     1,911      930
Traditional Participating
 Products segment............      (383)       48       193       344    1,667
                               --------  --------  --------  -------- --------
   Total.....................  $    382  $  1,345  $    727  $  2,255 $  2,597
                               ========  ========  ========  ======== ========
Assets(3):
Financial Services
 Businesses:
 U.S. Consumer...............  $ 68,636  $ 78,919  $ 73,223  $ 78,235 $ 68,546
 Employee Benefits...........    73,267    74,891    75,817    73,955   79,716
 International(4)............    43,990    10,814    10,370     9,275    7,789
 Asset Management............    27,603    32,114    30,602    25,558   24,137
 Corporate and Other.........    10,221    34,931    12,814    29,498   33,454
                               --------  --------  --------  -------- --------
   Total Financial Services
    Businesses...............   223,717   231,669   202,826   216,521  213,642
Traditional Participating
 Products segment............    71,994    72,533    69,927    68,573   63,098
                               --------  --------  --------  -------- --------
   Total.....................  $295,711  $304,202  $272,753  $285,094 $276,740
                               ========  ========  ========  ======== ========

--------
(l) Revenues exclude realized investment gains, net of losses, and revenues from divested businesses.
(2) Adjusted operating income equals revenues as defined above in footnote (1) less benefits and expenses excluding (i) the impact of net realized investment gains on deferred acquisition cost amortization, reserves and dividends to policyholders; (ii) sales practices remedies and costs; (iii) the benefits and expenses from divested businesses; and (iv) demutualization expenses.
(3) Assets exclude $2.682 billion at December 31, 1998 related to our discontinued healthcare operations.
(4) Assets of our International division at September 30, 2001 include assets of Gibraltar Life, which we acquired in April 2001, amounting to $31.964 billion.

U.S. Consumer Division

  The U.S. Consumer division generates income from premiums, as well as fee-based revenues and spread income, through the Individual Life Insurance, Retail Investments and Property and Casualty Insurance segments. Premiums and investment income are received by the Individual Life Insurance and Property and Casualty Insurance segments on insurance products and by the Retail Investments segment on some of its annuity products. Products and services that generate fee-based revenue include mutual funds, variable annuities, variable life insurance and wrap-fee products. The latter fee-based revenues consist primarily of asset management fees, account servicing fees and risk charges. The Retail Investments segment receives fees and investment income from retail investment products. Additionally, the securities brokerage operations that account for the major portion of revenues of the Private Client Group segment generate revenues from client commissions, asset management and portfolio service fees, and net interest revenues derived primarily from margin lending to customers, as well as sales credits related to transactions with retail customers associated with equity and fixed income sales and trading operations. We also earn trading revenues from our fixed income trading operations which are incidental to our retail operations. We include fee-based revenues in the line captioned "commissions and other income" or "policy charges and fee income" in our consolidated statement of operations. The Private Client Group segment also includes our consumer banking operations.

  We seek to earn spread income in our general account on various products. Spread income is the difference between our return on the investments supporting the products net of expenses and the amounts we credit to our contractholders. Products that generate spread income primarily include the general account insurance products of the Individual Life Insurance segment, and fixed annuities and the fixed-rate option of variable annuities of the Retail Investments segment. We include revenues from these products, other than premiums received from policyholders, primarily in the line captioned "net investment income" in our consolidated statement of operations.

  The Individual Life Insurance and Private Client Group segments pay the expenses of their own proprietary sales forces for distribution of products. Additionally, the Retail Investments segment pays the Individual Life Insurance and Private Client Group segments for distribution of its products by Prudential Agents and Financial Advisors. The Individual Life Insurance, Retail Investments and Property and Casualty Insurance segments also pay our Investment Management and Advisory Services segment for management of proprietary assets which include the general account investments that support our Individual Life Insurance, Retail Investments and Property and Casualty Insurance segments, as well as most of the assets supporting our separate account life insurance and annuity products such as variable life insurance and annuities. These fees result in expenses to the segments of the U.S. Consumer division and revenues to the Asset Management division. We reflect all of the intra-company asset management services at rates that we determine with reference to market rates.

  In recent years, sales in our individual life and property and casualty insurance businesses, as measured by both number of policies and premiums, have generally declined or not grown significantly. This trend is due in part to a continuing decline in the number of Prudential Agents. We believe that the decline in Prudential Agents results from higher productivity standards and the dislocations in connection with our sales practices litigation as well as our responsive actions to this litigation. This trend in sales has had an adverse impact on premiums, primarily from new business, and adjusted operating income. We are seeking to improve performance by taking steps to refocus the Prudential Agent sales force on the mass affluent market and to continue to improve productivity. However, we cannot predict whether these steps will succeed or have the desired effects.

  Prior to 2001, we experienced net redemptions in our proprietary retail investment products due in substantial part to turnover among experienced Financial Advisors and our focus on the value style of investment management in our equity mutual funds. The impact of these outflows was partially offset by higher revenues resulting from market appreciation of remaining assets, which has produced increases in assets under management. Over the last several years, we began to diversify the focus of our investment products and we have been building investment manager choice into most of our Retail Investments products. This advised choice approach allows us to offer customers investment alternatives advised by third parties in our products and asset management styles that we might not otherwise offer. Our Retail Investments wrap-fee assets increased to $19.6 billion at December 31, 2000, from $16.7 billion a year earlier and $11.5 billion at December 31, 1998. We believe these increases reflect increased marketplace emphasis on products that provide customers a broader choice of investments. At September 30, 2001, wrap-fee assets amounted to $16.1 billion, reflecting market value declines during the first nine months of 2001. We believe the continuing turnover among domestic Financial Advisors is due in part to the lack of a stock-based compensation program. In 1999 this turnover increased due in part to greater industry competition for productive Financial Advisors. We have taken actions to stabilize the Financial Advisor force, including implementing a newly designed equity-market-linked, voluntary long-term deferred compensation plan effective January 1, 2000, and expect that turnover rates will improve over time as participation in this plan increases, although there can be no assurance of this.

  We have taken actions to reduce the operating cost structures and overhead levels of the businesses of the U.S. Consumer division. In the Individual Life Insurance segment, a program to restructure our field management and agency structure resulted in a reduction in the number of sales territories, establishing a smaller number of larger field offices, and eliminated approximately 1,700 management and non-agent positions. In the Private Client Group segment, we have taken actions in 2001 to reduce staffing levels, occupancy costs, and other overhead costs. We have also taken actions in the Property and Casualty Insurance segment to reduce staffing levels and overhead costs. While there can be no assurance that our anticipated cost reductions will be fully achieved, we believe that these initiatives will reduce operating expenses, excluding certain non-interest expenses in the Private Client Group, below 2000 levels by more than $300 million on an annual basis in 2002, and that reduced expenses resulting from these initiatives will benefit results thereafter. We expect that about $150 million of the reduction in operating expenses will benefit adjusted operating income of the U.S. Consumer division in 2001 as compared to 2000, including approximately $100 million that is reflected in results of the first nine months, primarily in the Individual Life Insurance segment. We believe that the remainder of the anticipated reduction in operating expenses will benefit adjusted operating income of the U.S. Consumer division in 2002 as compared to 2001. Expenses incurred to achieve these reductions were about $60 million in the first nine months of 2001 and are expected to amount to a further $110 million in the remainder of 2001 and, with respect to a minor amount, early 2002.

  Most of our variable life insurance, variable annuity and wrap-fee products include investment alternatives that are managed by third parties. The Individual Life Insurance and Retail Investments segments pay investment management fees to the third-party managers for the funds invested through these non-proprietary options. We also sponsor a limited number of mutual funds that have third-party advisors. Because of these arrangements, our assets under management and administration that are invested through non-proprietary options and our proprietary funds that are managed by third parties may offer lower profitability than the assets we manage directly.

Division Results

  The following table and discussion present the U.S. Consumer division's results based on our definition of adjusted operating income, which is a non-GAAP measure, as well as income from continuing operations before income taxes, which is prepared in accordance with GAAP. As shown below, adjusted operating income excludes realized investment gains, net of losses and related charges. The excluded items are important to an understanding of our overall results of operations. You should not view adjusted operating income as a substitute for income from continuing operations determined in accordance with GAAP, and you should note that our definition of adjusted operating income may differ from that used by other companies. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses. We exclude realized investment gains, net of losses and related charges, from adjusted operating income because the timing of transactions resulting in recognition of gains or losses is largely at our discretion and the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities. Including the fluctuating effects of these transactions could distort trends in the underlying profitability of our businesses.

                                           Nine Months
                                              Ended       Year Ended December
                                          September 30,           31,
                                          --------------  ---------------------
                                           2001    2000    2000   1999    1998
                                          ------  ------  ------ ------  ------
                                                    (in millions)
Division operating results:
 Revenues(1)............................  $5,658  $6,039  $8,015 $7,530  $7,335
 Benefits and expenses(2)...............   5,335   5,237   7,275  6,863   6,483
                                          ------  ------  ------ ------  ------
 Adjusted operating income..............  $  323  $  802  $  740 $  667  $  852
                                          ======  ======  ====== ======  ======
Adjusted operating income by segment:
 Individual Life Insurance..............  $  242  $  145  $  114 $  117  $  178
 Private Client Group...................    (160)    278     237    224     114
 Retail Investments.....................     143     214     239    174     249
 Property and Casualty Insurance........      98     165     150    152     311
                                          ------  ------  ------ ------  ------
   Total................................     323     802     740    667     852
Items excluded from adjusted operating
 income:
Realized investment gains, net of losses
 and related charges:
 Realized investment gains (losses),
  net...................................     (61)     (4)      2     (9)    131
 Related charges(3).....................      (1)      4       2      1      (3)
                                          ------  ------  ------ ------  ------
   Total realized investment gains, net
    of losses and related charges.......     (62)    --        4     (8)    128
                                          ------  ------  ------ ------  ------
Income from continuing operations before
 income taxes...........................  $  261  $  802  $  744 $  659  $  980
                                          ======  ======  ====== ======  ======

-------
(1) Revenues exclude realized investment gains, net of losses.
(2) Benefits and expenses exclude the impact of net realized investment gains on deferred acquisition cost amortization and reserves.
(3) Related charges consist of the following:

                                                 Nine Months
                                                    Ended
                                                  September      Year Ended
                                                     30,        December 31,
                                                 ------------ -----------------
                                                 2001   2000  2000  1999  1998
                                                 -----  ----- ----  ----- -----
                                                        (in millions)
Reserves for future policy benefits............  $  (1) $ --  $ (4) $ --  $ --
Amortization of deferred policy acquisition
 costs.........................................    --       4    6      1    (3)
                                                 -----  ----- ----  ----- -----
 Total.........................................  $  (1) $   4 $  2  $   1 $  (3)
                                                 =====  ===== ====  ===== =====


  2001 to 2000 Nine-Month Comparison. Adjusted operating income of our U.S. Consumer Division decreased $479 million, or 60%, in the first nine months of 2001 from the first nine months of 2000. The decline resulted primarily from a decrease in adjusted operating income in our Private Client Group segment. Income from continuing operations before income taxes decreased $541 million, or 67%, primarily as a result of the decrease in adjusted operating income.

  2000 to 1999 Annual Comparison. Adjusted operating income of our U.S. Consumer division increased $73 million, or 11%, in 2000 from 1999. The increase came primarily from an increase in adjusted operating income from our Retail Investments segment. Income from continuing operations before income taxes increased $85 million, or 13%, primarily as a result of the increase in adjusted operating income.

  1999 to 1998 Annual Comparison. Adjusted operating income of our U.S. Consumer division decreased $185 million, or 22%, in 1999 from 1998. The decline resulted primarily from decreases in adjusted operating income in our Property and Casualty Insurance, Retail Investments and Individual Life Insurance segments, partially offset by increased adjusted operating income from our Private Client Group segment. Income from continuing operations before income taxes decreased $321 million, or 33%, from 1998 to 1999. This decline resulted from the $185 million decrease in adjusted operating income and a $136 million decrease in realized investment gains, net of losses and related charges. For a discussion of realized investment gains and losses and charges related to realized investment gains and losses, see "--Consolidated Results of Operations--Realized Investment Gains".

Individual Life Insurance

  Operating Results

  The following table sets forth the Individual Life Insurance segment's operating results for the periods indicated.

                                            Nine Months
                                               Ended
                                           September 30, Year Ended December 31,
                                           ------------- -----------------------
                                            2001   2000   2000    1999    1998
                                           ------ ------ ------- ------- -------
                                                       (in millions)
Operating results:
 Revenues(1).............................  $1,394 $1,362 $ 1,855 $ 1,723 $ 1,674
 Benefits and expenses...................   1,152  1,217   1,741   1,606   1,496
                                           ------ ------ ------- ------- -------
 Adjusted operating income...............  $  242 $  145 $   114 $   117 $   178
                                           ====== ====== ======= ======= =======

--------
(1) Revenues exclude realized investment gains, net of losses.

  Adjusted Operating Income

  2001 to 2000 Nine-Month Comparison. Adjusted operating income increased $97 million, or 67%, in the first nine months of 2001 from the first nine months of 2000. The increase came primarily from a $148 million decrease in operating expenses. The decrease in operating expenses came primarily from savings that we have begun to realize from our field management and agency restructuring program as described above and lower program implementation costs. We incurred implementation costs for this program of $12 million in the first nine months of 2001 and $59 million in the first nine months of 2000, and we expect to incur additional costs of approximately $90 million for related and additional initiatives during the balance of 2001. Amortization of deferred policy acquisition costs increased $43 million, and we recorded net losses of $32 million from insurance claims arising from the September 11, 2001 terrorist attacks on the United States.

  2000 to 1999 Annual Comparison. Adjusted operating income was essentially unchanged in 2000 from 1999. Growth in our base of term products in force resulted in an increase in premium revenues, and investment income increased due to the larger base of general account assets and an increased investment yield. However, these increases were essentially offset by a one-time increase in reserves related to a portion of our variable life insurance business in force.

  1999 to 1998 Annual Comparison. Adjusted operating income for 1999 decreased $61 million, or 34%, primarily from a $104 million increase in operating expenses. The increase in operating expenses resulted primarily from costs of a field management and agency restructuring program described below.

  Revenues

  2001 to 2000 Nine-Month Comparison. Revenues, as shown in the table above under "--Operating Results", were relatively unchanged in the first nine months of 2001 from the first nine months of 2000.

  Premiums increased $54 million, or 27%, from $200 million in the first nine months of 2000 to $254 million in the first nine months of 2001, due to increased premiums on term insurance we issued, under policy provisions, to customers who previously had lapsing variable life insurance with us.

  Policy charges and fees amounted to $755 million in the first nine months of 2001, essentially unchanged from the first nine months of 2000.

  Net investment income was $291 million in the first nine months of 2001, essentially unchanged from the first nine months of 2000.

  2000 to 1999 Annual Comparison. Revenues increased $132 million, or 8%, in 2000 from 1999. The increase came primarily from a $58 million increase in net investment income and a $36 million increase in premiums.

  Premiums increased $36 million, or 13%, from $269 million in 1999 to $305 million in 2000. The increase came primarily from an increase in renewal premiums for our term products, reflecting the increased base of business in force.

  Policy charges and fees amounted to $1.023 billion for 2000, relatively unchanged from $1.030 billion in 1999.

  Net investment income increased $58 million, or 18%, from $316 million in 1999 to $374 million in 2000. The increase resulted from an increase in the base of general account invested assets and a slight increase in investment yield.

  1999 to 1998 Annual Comparison. Revenues were relatively unchanged from 1998 to 1999. Premiums increased $41 million, or 18%, from $228 million in 1998 to $269 million in 1999. The increase was primarily due to an increase in premiums for our term products.

  Policy charges and fee income decreased $26 million, or 2%, from $1.056 billion in 1998 to $1.030 billion in 1999, reflecting the impact of policy rescissions arising from the implementation of the alternative dispute resolution process required under our principal sales practices class action settlement.

  Net investment income increased $16 million, or 5%, from $300 million in 1998 to $316 million in 1999. The increase resulted from an increase in the base of general account invested assets, as investment yields were relatively unchanged.

  Benefits and Expenses

  2001 to 2000 Nine-Month Comparison. Benefits and expenses, as shown in the table above under "--Operating Results", decreased $65 million, or 5%, in the first nine months of 2001 from the first nine months of 2000. A decrease of $148 million in operating expenses, including distribution costs that we charge to expense, was partially offset by a $43 million increase in amortization of deferred policy acquisition costs and a $37 million increase in policyholder benefits and related changes in reserves.

  Operating expenses decreased $148 million, from $524 million in the first nine months of 2000 to $376 million in the first nine months of 2001, primarily as a result of savings we began to realize from our program to restructure our field management and agency structure as described above and lower program implementation costs. We incurred implementation costs for this program of $12 million in the first nine months of 2001 and $59 million in the first nine months of 2000, and we expect to incur additional costs of approximately $90 million for related and additional initiatives during the remainder of 2001. While there can be no assurance, based on our evaluation of results through the first nine months of 2001 we believe that these initiatives will reduce operating expenses below 2000 levels by approximately $120 million on an annual basis in 2002, and that reduced expenses resulting from these initiatives will benefit results thereafter. In addition, we expect these initiatives to eliminate approximately $50 million of costs that would have been capitalized.

  Amortization of deferred policy acquisition costs increased $43 million, from $134 million in the first nine months of 2000 to $177 million in the first nine months of 2001, primarily due to declines in market values of the underlying assets on which our fees are based.

  Policyholder benefits and related changes in reserves increased $37 million, from $452 million in the first nine months of 2000 to $489 million in the first nine months of 2001, primarily as a result of insurance claims arising from the September 11, 2001 terrorist attacks on the United States and term insurance we issued under policy provisions to customers who previously had lapsing variable life insurance with us.

  2000 to 1999 Annual Comparison. Benefits and expenses increased $135 million, or 8%, in 2000 from 1999. The increase came primarily from an increase in policyholder benefits and related changes in reserves of $131 million, from $519 million in 1999 to $650 million in 2000, as a result of growth in the base of term insurance in force and aging of policies in force as well as the reserve increase related to a portion of our variable life insurance business as noted above amounting to $23 million. Operating expenses, including distribution costs that we charge to expense, were essentially unchanged in 2000 from 1999.

  Operating expenses included severance, termination benefits, facilities closure and other costs that we incurred largely in connection with the implementation of the program to restructure our field management and agency structure described above. The expenses related to this program amounted to $107 million in 2000 and $116 million in 1999.

  1999 to 1998 Annual Comparison. Benefits and expenses increased $110 million, or 7%, in 1999 from 1998. Operating expenses increased $104 million, or 16%, from $660 million in 1998 to $764 million in 1999, primarily as a result of charges reflected in 1999 operating expenses in connection with the implementation of the program described above. The cost of implementing this program was $21 million in 1998 and $116 million in 1999.

  Sales Results

  The following table sets forth the Individual Life Insurance segment's sales, as measured by statutory first year premiums and deposits for the periods indicated. These amounts do not correspond to revenues under GAAP. In managing our individual life insurance business, we analyze statutory first year premiums and deposits as well as revenues because statutory first year premiums and deposits measure the current sales performance of the business unit, while revenues reflect, predominantly in our case, the renewal persistency and aging of in force policies written in prior years and net investment income, as well as current sales.

                                                 Nine
                                                Months
                                                 Ended
                                               September
                                                  30,    Year Ended December 31,
                                               --------- -----------------------
                                               2001 2000  2000    1999    1998
                                               ---- ---- ------- ------- -------
                                                         (in millions)
Sales(1):
 Variable life(2)............................. $356 $221    $328 $   301 $   313
 Term life....................................   32   42      59      74      88
                                               ---- ---- ------- ------- -------
   Total...................................... $388 $263    $387 $   375 $   401
                                               ==== ==== ======= ======= =======
Sales by distribution channel(1):
 Prudential Agents............................ $167 $191 $   259 $   287 $   327
 Third-party and other distributors...........  221   72     128      88      74
                                               ---- ---- ------- ------- -------
   Total...................................... $388 $263 $   387 $   375 $   401
                                               ==== ==== ======= ======= =======

--------
(1) Statutory first year premiums and deposits.
(2) Includes universal life insurance products.

  2001 to 2000 Nine-Month Comparison. Sales of new life insurance, as measured by statutory first year premiums, increased $125 million, or 48%, in the first nine months of 2001 from the first nine months of 2000. The increase came from a $169 million increase in the segment's sales of corporate-owned life insurance products, substantially all of which is sold by the PruSelect third-party distribution channel. Inclusive of these corporate-owned life insurance sales, which totaled $182 million for the first nine months of 2001 including a single $100 million sale, PruSelect accounted for 57% of the Individual Life Insurance segment's sales in the first nine months of 2001, compared to 27% in the first nine months of 2000. Sales by the PruSelect channel, other than corporate-owned life insurance, decreased $20 million, or 34%, in the first nine months of 2001 from the first nine months of 2000. We have begun to offer new products intended to expand the focus of PruSelect, which has historically served intermediaries who provide insurance solutions in support of estate and wealth transfer planning for affluent individuals and corporate-owned life insurance for businesses, toward the mass affluent market. We believe the first nine months 2001 sales results for the PruSelect channel for products other than corporate-owned life insurance reflects both a reduced level of market demand for individual variable life insurance products during the first nine months of 2001 and our transition to the new focus.

  The increase in sales through PruSelect was partially offset by a decline in sales from Prudential Agents. The number of Prudential Agents declined to approximately 4,900 at September 30, 2001, from 6,100 at December 31, 2000 and 7,400 at September 30, 2000, as we continued to take actions to increase the productivity standards required to continue agency contracts. We expect that the consideration of these standards in connection with agent contract renewals will further reduce the number of Prudential Agents by the end of 2001. Prudential Agent annualized productivity decreased to $29,480 in the first nine months of 2001 from $30,320 in the first nine months of 2000, primarily due to lower sales of products other than life insurance. We measure Prudential Agent productivity as commissions on new sales of all products, not only life insurance, by Prudential Agents with us for the entire period, divided by the number of those Prudential Agents.

  2000 to 1999 Annual Comparison. Sales of new life insurance, as measured by statutory first year premiums, increased $12 million, or 3%, in 2000 from 1999. The increase came from greater unscheduled premiums on variable life insurance products in 2000 and reflected a higher level of third-party sales through our PruSelect third-party distribution channel, which grew by $40 million, or 45%, in 2000 from 1999. PruSelect accounted for 33% of the Individual Life Insurance segment's sales in 2000, compared to 23% of its sales in 1999. The increase in sales through PruSelect was partially offset by a decline in sales from Prudential Agents. We continued to take actions to improve Prudential Agent productivity. The number of Prudential Agents declined to approximately 6,100 at December 31, 2000 compared to approximately 7,800 one year earlier. However, Prudential Agent productivity increased 11%, from $31,300 for 1999 to $34,700 in 2000.

  1999 to 1998 Annual Comparison. Sales of new life insurance decreased $26 million, or 6%, in 1999 from 1998. As part of the program to restructure our field management and agency structure as described above, we restructured our retail distribution channel during the first half of 1999, which adversely affected new sales by Prudential Agents. In addition, we continued to take actions intended to improve Prudential Agent productivity, including increasing the minimum production level required for continuation of agents' employment contracts. Reflecting these actions and continued attrition generally among Prudential Agents, particularly those with lower levels of sales production, the number of Prudential Agents continued to decline in 1999, from approximately 8,900 at December 31, 1998 to approximately 7,800 at December 31, 1999. However, while the number of Prudential Agents continued to decline, Prudential Agent productivity, measured as described above, increased 12%, from $28,000 in 1998 to $31,300 in 1999. Partially offsetting the decline in sales from Prudential Agents was a higher level of third-party sales through our PruSelect alternative sales channels, which grew by $14 million, or 19%, from 1998 to 1999. PruSelect accounted for 23% of Individual Life's sales in 1999, compared to 18% in 1998.

  Policy Surrender Experience

  The following table sets forth the Individual Life Insurance segment's policy surrender experience for variable life insurance, measured by cash value of surrenders, for the periods indicated. These amounts do not correspond to expenses under GAAP. In managing this business, we analyze the cash value of surrenders because it is a measure of the degree to which policyholders are maintaining their in force business with us, a driver of future profitability. Our term life insurance products do not provide for cash surrender values.

                                      Nine Months
                                         Ended
                                     September 30,   Year Ended December 31,
                                     --------------  -------------------------
                                      2001    2000    2000     1999     1998
                                     ------  ------  -------  -------  -------
                                                 (in millions)
Cash value of surrenders............   $461    $497  $   641  $   597  $   554
                                     ======  ======  =======  =======  =======
Cash value of surrenders as a
 percentage of mean future policy
 benefit reserves, policyholders'
 account balances, and separate
 account balances...................    3.7%    3.8%     3.7%     3.7%     3.8%
                                     ======  ======  =======  =======  =======

  2001 to 2000 Nine-Month Comparison. The total cash value of surrenders decreased $36 million, or 7%, in the first nine months of 2001 from the first nine months of 2000. The level of surrenders as a percentage of mean future policy benefit reserves and policyholders' account balances decreased slightly, reflecting the lower volume in the current year.

  2000 to 1999 Annual Comparison. The total cash value of surrenders increased $44 million, or 7%, in 2000 from 1999. The level of surrenders as a percentage of mean future policy benefits, policyholders' account balances and separate account balances remained constant from 1999 to 2000.

  1999 to 1998 Annual Comparison. The total cash value of surrenders increased $43 million, or 8%, in 1999 from 1998. The levels of surrenders as a percentage of mean future policy benefit reserves, policyholders' account balances and separate account balances remained relatively constant from 1998 to 1999.

Private Client Group

  Operating Results

  The following table sets forth the Private Client Group segment's operating results for the periods indicated.

                                        Nine Months Ended  Year Ended December
                                          September 30,            31,
                                        ------------------ --------------------
                                          2001      2000    2000   1999   1998
                                        --------  -------- ------ ------ ------
                                                    (in millions)
Operating results:
 Non-interest revenues................. $  1,441    $1,863 $2,390 $2,240 $2,062
 Net interest revenues.................      189       232    299    269    255
                                        --------  -------- ------ ------ ------
   Total revenues, net of interest
    expense............................    1,630     2,095  2,689  2,509  2,317
 Total non-interest expenses...........    1,790     1,817  2,452  2,285  2,203
                                        --------  -------- ------ ------ ------
 Adjusted operating income............. $   (160) $    278 $  237 $  224 $  114
                                        ========  ======== ====== ====== ======

  Adjusted Operating Income

  2001 to 2000 Nine-Month Comparison. The Private Client Group segment reported a pre-tax loss of $160 million, on an adjusted operating income basis, for the first nine months of 2001 compared to adjusted operating income of $278 million for the first nine months of 2000. The $438 million decline came primarily from a $389 million decrease from our domestic securities brokerage operations, which reported a loss of $164 million for the first nine months of 2001 compared to adjusted operating income of $225 million in the first nine months of 2000. These operations were adversely affected in the first nine months of 2001 by a decline in individual investor transaction volume and margin loan balances, which resulted in decreased commission and net interest revenues. These revenue declines were coupled with increased costs of recruiting and retaining Financial Advisors, including increased expenses relating to recruiting and retention incentives extended to some recently recruited experienced Financial Advisors. The remaining $49 million decrease in the segment's adjusted operating income came from our consumer banking operations, which benefited in the first nine months of 2000 from the sale of a major portion of the consumer bank's credit card receivables. The Private Client Group segment had a loss of $56 million, on an adjusted operating income basis, for the third quarter of 2001.

  2000 to 1999 Annual Comparison. Adjusted operating income increased $13 million, or 6%, from 1999 to 2000. Adjusted operating income from our consumer banking operations increased $27 million, primarily as a result of the sale of a major portion of the consumer bank's credit card receivables in 2000. Adjusted operating income from our domestic securities brokerage operations decreased $14 million, from $204 million in 1999 to $190 million in 2000.

  1999 to 1998 Annual Comparison. Adjusted operating income increased $110 million, or 96%, from 1998 to 1999. Adjusted operating income from our domestic securities brokerage operations increased $64 million, from $140 million in 1998 to $204 million in 1999. The increase came primarily from higher commission revenues, reflecting increased transaction volume, greater asset management and service fees on wrap assets under management and higher net interest income reflecting higher margin lending balances as the business benefited from the active over-the-counter equity markets. The remaining $46 million of the increase in adjusted operating income came from our consumer banking operations, which had a loss of $26 million in 1998 and adjusted operating income of $20 million in 1999. The 1998 loss resulted from reserve increases relating to a loss-sharing agreement entered into in connection with the 1997 sale of the bank's broad market credit card portfolio. In 1999, the loss sharing agreement expired, at which time we released remaining reserves of $18 million.

  Revenues

  The following table sets forth the Private Client Group segment's revenues, as shown in the table above under "--Operating Results", by source for the periods indicated.

                                              Nine Months
                                                 Ended           Year Ended
                                             September 30,      December 31,
                                            --------------- --------------------
                                             2001    2000    2000   1999   1998
                                            ------- ------- ------ ------ ------
                                                       (in millions)
Commissions................................ $ 1,014 $ 1,404 $1,789 $1,751 $1,659
Fees.......................................     330     340    464    327    256
Other......................................      97     119    137    162    147
                                            ------- ------- ------ ------ ------
 Total non-interest revenues...............   1,441   1,863  2,390  2,240  2,062
Net interest revenues......................     189     232    299    269    255
                                            ------- ------- ------ ------ ------
 Total revenues, net of interest expense... $ 1,630  $2,095 $2,689 $2,509 $2,317
                                            ======= ======= ====== ====== ======

  2001 to 2000 Nine-Month Comparison. Total revenues, net of interest expense, as shown in the table above under "--Operating Results", decreased $465 million, or 22%, from the first nine months of 2000 to the first nine months of 2001. The decrease came primarily from a $412 million decline in revenues from our domestic securities brokerage operations, from $2.012 billion in the first nine months of 2000 to $1.600 billion in the first nine months of 2001.

  Commission revenues decreased $390 million, or 28%, from the first nine months of 2000 to the first nine months of 2001. The decrease came primarily from a $313 million decline in commissions from over-the-counter equity and listed securities transactions. Commission revenues were negatively affected in the first nine months of 2001 by less active securities markets and reduced retail transaction volume, and benefited in the first nine months of 2000 from exceptionally active over-the-counter equity markets and related retail transaction volume in the first four months of the year. Commission revenues accounted for 70% of total segment non-interest revenues for the first nine months of 2001. Accordingly, we expect that a continuation of the level of securities market activity experienced in the first nine months of 2001, or a further downtrend in this activity, would continue to have a negative impact on our revenues and on the segment's adjusted operating income, partially offset by planned expense reductions.

  Fee revenues, comprised of asset management and portfolio service fees, decreased slightly from the first nine months of 2000 to the first nine months of 2001, as the negative impact of market value declines on wrap-fee assets under management essentially offset the impact of new assets gathered in wrap-fee accounts.

  Other revenues decreased $22 million, or 18%, from the first nine months of 2000 to the first nine months of 2001, primarily due to the sale of a major portion of the consumer bank's credit card receivables in the first nine months of 2000.

  Net interest revenues decreased $43 million, or 19%, from the first nine months of 2000 to the first nine months of 2001, primarily as a result of a decrease in average customer margin lending balances of our domestic securities brokerage operations, related to the reduced level of individual investor activity. Average customer margin lending balances were $4.59 billion in the first nine months of 2001 compared to $6.64 billion in the first nine months of 2000. Increased investment income on greater attributed capital partially offset the impact of lower average customer margin lending balances.

  The number of domestic retail Financial Advisors was 5,569 at September 30, 2001, a decrease of 6% from 5,906 at December 31, 2000. In response to recruiting efforts by our competitors, we introduced an aggressive recruiting effort targeting experienced Financial Advisors, including recruiting and retention incentives, and, as discussed above, an equity-market-linked voluntary long-term deferred compensation plan to seek to enhance our Financial Advisor recruitment and retention efforts.

  Assets under management and client assets decreased $34 billion to $238 billion at September 30, 2001 from $272 billion at December 31, 2000, primarily as a result of overall market value declines.

  2000 to 1999 Annual Comparison. Total revenues, net of interest expense, increased $180 million, or 7%, from 1999 to 2000. The increase came primarily from our domestic securities brokerage operations, which recorded an increase of $177 million, or 7%, from $2.420 billion in 1999 to $2.597 billion in 2000.

  Commission revenues increased slightly in 2000 from 1999, as increases of $54 million from mutual funds and $13 million from equity securities transactions were partially offset by a decline in commissions from fixed income products and commodity transactions. While commission revenues from our securities brokerage operations benefited from active over-the-counter equity markets and increased transaction volume during the first four months of the year, commission revenues declined slightly during the May through December period of 2000 versus the same period of 1999, reflecting less active securities markets and reduced transaction volume.

  Fee revenues, comprised of asset management and portfolio service fees, increased $137 million, or 42%, from 1999 to 2000. This increase resulted primarily from a $4.7 billion increase in wrap-fee assets under management to $26.4 billion at December 31, 2000 from $21.7 billion a year earlier.

  Net interest revenues increased $30 million, or 11%, from 1999 to 2000. Substantially all of the increase came from our domestic securities brokerage operations, primarily from higher average customer margin lending balances, which increased from $5.06 billion in 1999 to $6.54 billion in 2000. Partially offsetting the increase in average customer margin lending balances was a decrease in the spread earned on these balances, reflecting competitive pressures on the rates charged to clients who buy securities on margin.

  The number of domestic Financial Advisors was 5,906 at December 31, 2000, a decrease of 3% from 6,072 a year earlier.

  Assets under management and client assets decreased $16 billion to $272 billion at December 31, 2000 from $288 billion a year earlier, primarily as a result of overall market value declines.

  1999 to 1998 Annual Comparison. Total revenues, net of interest expense, increased $192 million, or 8%, from 1998 to 1999. Substantially all of the increase came from our domestic securities brokerage operations.

  Commission revenues increased $92 million, or 6%, from 1998 to 1999. The increase came from commissions from equity securities transactions, which increased by $99 million, reflecting favorable over-the-counter equity markets and increased transaction volume.

  Fee revenues, comprised of asset management and portfolio service fees, increased $71 million, or 28%, in 1999 from 1998. This increase resulted primarily from an increase in wrap-fee assets under management to $21.7 billion at December 31, 1999 from $13.5 billion a year earlier, as well as higher account service fees.

  Net interest revenues increased $14 million, or 5%, from 1998 to 1999. The increase was primarily a consequence of an increase in average customer margin lending balances at the domestic securities brokerage operations from $4.07 billion in 1998 to $5.06 billion in 1999. Partially offsetting the increase in average customer margin lending balances was a decrease in the spread earned on customer margin lending balances, reflecting competitive pressures related to the rate charged to clients who buy securities on margin. Net interest revenues from the consumer banking operations decreased $15 million, primarily from lower credit card finance charge income in 1999 compared to 1998.

  Assets under management and client assets increased $35 billion, to $288 billion at December 31, 1999 from $253 billion a year earlier.

  Non-Interest Expenses

  2001 to 2000 Nine-Month Comparison. Total non-interest expenses, as shown in the table above under "--Operating Results", were essentially unchanged from the first nine months of 2000 to the first nine months of 2001. Employee compensation and benefits at our domestic securities brokerage operation decreased due to the lower level of revenues and earnings in the first nine months of 2001, but the decrease was not proportional to the revenue decline largely due to the recruiting and retention incentives as described above as well as $20 million in employee termination costs associated with staff reductions in the first nine months of 2001. These incentives will continue to be applicable and to adversely affect expense levels in future periods. The decrease in employee compensation and benefits was further offset by $24 million of costs we incurred to consolidate and close several retail branch locations during the first nine months of 2001.

  2000 to 1999 Annual Comparison. Total non-interest expenses increased $167 million, or 7%, from 1999 to 2000. The increase came primarily from employee compensation and benefits at our retail securities brokerage operations, which increased by $108 million, or 8%, due to higher commissions paid to Financial Advisors on higher fee and commission revenues, and higher incentive and other compensation, as well as higher costs to recruit and retain Financial Advisors. Additionally, other non-interest expenses at the domestic securities brokerage operations increased $83 million, or 10%, primarily as a result of higher operations and administrative support costs, higher equity research costs, and increased investment in our branch office technology platform.

  1999 to 1998 Annual Comparison. Total non-interest expenses increased $82 million, or 4%, from 1998 to 1999. The increase came primarily from employee compensation and benefits at our retail securities brokerage operations, which increased by $96 million, or 8%, due to higher commissions paid to Financial Advisors on higher fee and commission revenues and higher incentive and other compensation resulting from improved overall profitability of the operations. Additionally, other non-interest expenses at the domestic securities brokerage operations increased $32 million, or 4%, primarily as a result of increased investment in our branch office technology platform. These increases were partially offset by a decrease in non-interest expenses at the consumer banking operations of $46 million as costs for servicing and maintaining the credit card portfolio sold in 1998 were not recurring in 1999.

Retail Investments

  Operating Results

  The following table sets forth the Retail Investments segment's operating results for the periods indicated.

                                           Nine Months
                                              Ended
                                          September 30, Year Ended December 31,
                                          ------------- -----------------------
                                           2001   2000   2000    1999    1998
                                          ------ ------ ------- ------- -------
                                                      (in millions)
Operating results:
 Revenues(1)............................. $1,115 $1,229 $ 1,631 $ 1,551 $ 1,532
 Benefits and expenses(2)................    972  1,015   1,392   1,377   1,283
                                          ------ ------ ------- ------- -------
 Adjusted operating income............... $  143 $  214 $   239 $   174 $   249
                                          ====== ====== ======= ======= =======

--------
(1) Revenues exclude realized investment gains, net of losses.
(2) Benefits and expenses exclude the impact of net realized investment gains on deferred acquisition cost amortization and reserves.

  Adjusted Operating Income

  2001 to 2000 Nine-Month Comparison. Adjusted operating income decreased $71 million, or 33%, from the first nine months of 2000 to the first nine months of 2001. Adjusted operating income for the first nine months of 2000 benefited $21 million from refinements in our calculations of deferred policy acquisition costs. Excluding this change, adjusted operating income decreased $50 million, or 26%. Approximately $30 million of the $50 million decrease came from our annuity business, primarily due to lower fee revenues. The remainder of the decrease came primarily from our mutual funds and wrap-fee products business, primarily due to lower asset-based distribution revenues as well as a lower level of fee-producing redemptions.

  2000 to 1999 Annual Comparison. Adjusted operating income increased by $65 million, or 37%, from 1999 to 2000. Adjusted operating income for 2000 benefited $21 million from refinements in our calculations of deferred policy acquisition costs. Excluding this change, adjusted operating income increased $44 million, or 25%. Approximately $26 million of the $44 million increase came from our annuity business. This increase was primarily due to greater fee revenues from variable annuities, and resulted from an increase in average account values. A decrease in administrative expenses, primarily the result of expense management efforts, also contributed to the increase in adjusted operating income.

  The remainder of the increase in adjusted operating income came from our mutual funds and wrap-fee products business. Asset-based and transaction-based fees increased as a result of continued growth in our proprietary mutual fund assets under management and expansion of our wrap-fee products.

  1999 to 1998 Annual Comparison. Adjusted operating income declined by $75 million, or 30%, in 1999 from 1998. Adjusted operating income in 1998 benefited $9 million from a change in reserves arising from refinements in our calculations of GAAP annuity reserves. Excluding this change, adjusted operating income declined by $66 million, or 28%, from $240 million in 1998 to $174 million in 1999.

  The $66 million decline in adjusted operating income came from a decline of that amount in adjusted operating income from our annuity business, primarily due to increased amortization of deferred policy acquisition costs, as well as other costs associated with an annuity exchange program we initiated in 1997 to help retain annuity business and increased renewal commissions related to assets retained under this program. Reduced spread income from our fixed annuities and the fixed rate option of our variable annuities, resulting from net asset outflows, also contributed to this decline in adjusted operating income. Greater fee revenues from variable annuities, resulting from an increase in average account values, less the impact of related amortization of previously deferred selling costs, partially offset this decline.

  Adjusted operating income from our mutual funds and wrap-fee products business was unchanged.

  Revenues

  2001 to 2000 Nine-Month Comparison. Revenues, as shown in the table above under "--Operating Results", decreased $114 million, or 9%, from the first nine months of 2000 to the first nine months of 2001. Fee-based revenue decreased $69 million, from $785 million in the first nine months of 2000 to $716 million in the first nine months of 2001. The decrease came primarily from our mutual funds and wrap-fee products, reflecting lower asset-based distribution revenues as well as a lower level of fee-producing redemptions, and from our variable annuity products, reflecting a decline in the average market value of customer accounts on which our fees are based. The remainder of the decrease came primarily from lower investment income in the first nine months of 2001 and a reduction in premiums we recognized on conversion of deferred annuities by customers to income-paying status.

  2000 to 1999 Annual Comparison. Revenues increased $80 million, or 5%, from 1999 to 2000. Fee-based revenues increased $74 million, from $1.007 billion in 1999 to $1.081 billion in 2000. The increase came primarily from our mutual funds and wrap-fee products, as well as our variable annuity products, reflecting growth in our average assets under management for these products. In addition, premiums increased by $19 million as a result of increased conversions of deferred annuities by our customers to income-paying status. Net investment income declined $13 million, from $491 million in 1999 to $478 million in 2000, as a result of reductions in our base of fixed annuity business due to withdrawals and scheduled benefit payments.

  1999 to 1998 Annual Comparison. Revenues remained relatively unchanged from 1998 to 1999. Fee-based revenues increased $101 million, from $906 million in 1998 to $1.007 billion in 1999. The increase came primarily from asset management and service fees for our mutual funds and wrap-fee products, and our variable annuity products, reflecting market appreciation in our assets under management. Net investment income declined $76 million, from $567 million in 1998 to $491 million in 1999, primarily as a result of reductions in our base of fixed annuity business due to withdrawals and scheduled benefit payments as well as a decline in investment yield.

  Benefits and Expenses

  2001 to 2000 Nine-Month Comparison. Benefits and expenses, as shown in the table above under "--Operating Results", decreased $43 million, or 4%, from the first nine months of 2000 to the first nine months of 2001. Benefits and expenses for the first nine months of 2000 includes a $21 million reduction in amortization of deferred policy acquisition costs from the refinements noted above. Excluding the impact of this change, benefits and expenses decreased $64 million, or 6%. Commissions and other general expenses decreased $48 million, or 8%, from $570 million in the first nine months of 2000 to $522 million in the first nine months of 2001, primarily due to a decrease in general and administrative expenses reflecting our expense management efforts and lower sales of mutual funds for which we charge distribution costs to expense immediately. Policyholder benefits and related changes in reserves decreased $32 million, from $109 million in the first nine months of 2000 to $77 million in the first nine months of 2001, primarily as a result of the reduction in premiums noted above. During the first nine months of 2001, we recorded $12 million of additional amortization of deferred acquisition costs, primarily to reflect a decrease in expected future gross profits on our annuity products due to declines in market values of the underlying assets on which our fees are based.

  2000 to 1999 Annual Comparison. Benefits and expenses remained relatively unchanged from 1999 to 2000. Benefits and expenses for 2000 includes a $21 million reduction in amortization of deferred policy acquisition costs from the refinements noted above. Excluding the impact of this change, benefits and expenses increased $36 million, or 3%. Changes in reserves, net of benefit payments, increased $34 million, from $118 million in 1999 to $152 million in 2000, as a result of customers converting deferred annuities to income-paying status and a $12 million charge to increase annuity reserves due to investment portfolio restructuring to reduce the emphasis on equity investments. During 2000, we recorded $20 million of additional amortization of deferred policy acquisition costs, to reflect a decrease in expected future gross profits on our annuity products primarily due to declines in market values of the underlying assets on which our fees are based. However, this increased charge was essentially offset by reduced amortization resulting from our termination, in the second quarter of

2000, of the annuity exchange program we commenced in 1997. Other general expenses were flat in 2000 from 1999, as a decrease in administrative expenses reflecting our expense management efforts was largely offset by a $30 million increase in sub-advisory expense resulting from growth in assets under management of our mutual funds and wrap-fee products and our variable annuity products.

  1999 to 1998 Annual Comparison. Benefits and expenses increased $94 million, or 7%, from 1998 to 1999. The increase includes a $9 million benefit in 1998 from refinements in our annuity reserve calculations, as noted above. Excluding the impact of this change, the increase in benefits and expenses was $85 million, or 7%. Commissions and other expenses increased $124 million, or 14%, from $864 million in 1998 to $988 million in 1999. The increase came primarily from costs for development of third-party distribution, increased mutual fund service and sub-advisory fees associated with the growth of assets under management, a $50 million increase in amortization of deferred policy acquisition costs reflecting lapse activity and exchange redemptions, and increased commissions associated with a change in mutual fund commission structure as well as the annuity exchange program discussed above. Interest credited to policyholders' account balances declined $23 million, or 8%, from $294 million in 1998 to $271 million in 1999, as a result of the reductions in our base of fixed rate annuity business.

  Sales Results and Assets Under Management

  The following table sets forth the changes in the total mutual fund assets, excluding wrap-fee products, and the balance of wrap-fee product assets and annuities, at fair market value for mutual funds and account value for annuities, and net sales of our Retail Investments mutual fund and annuity products for the periods indicated. Net sales (redemptions) are gross sales minus redemptions or surrenders and withdrawals, as applicable. Neither sales nor net sales are revenues under GAAP; they are, however, relevant measures of sales and business activity. Revenues are derived from fees and spread income as discussed above.

                                 Nine Months Ended
                                   September 30,     Year Ended December 31,
                                 ------------------  -------------------------
                                   2001      2000     2000     1999     1998
                                 --------  --------  -------  -------  -------
                                               (in millions)
Mutual Funds(1) and Wrap-fee
 Products(2):
Mutual fund assets, excluding
 wrap-fee products:
 Beginning total mutual fund
  assets.......................  $ 57,764  $ 55,245  $55,245  $53,412  $46,715
 Sales (other than money
  market)......................     4,337     4,113    5,378    3,773    3,829
 Redemptions (other than money
  market)......................    (3,415)   (4,356)  (5,561)  (4,872)  (3,478)
 Reinvestment of distributions
  and change in market value...    (4,038)    2,052      726    3,744    1,271
 Net money market sales........     2,303       700    1,976     (812)   5,075
                                 --------  --------  -------  -------  -------
   Ending total mutual fund
    assets.....................    56,951    57,754   57,764   55,245   53,412
Wrap-fee product assets at end
 of period.....................    16,141    20,421   19,621   16,723   11,458
                                 --------  --------  -------  -------  -------
Total mutual fund and wrap-fee
 product assets at end
 of period.....................  $ 73,092  $ 78,175  $77,385  $71,968  $64,870
                                 ========  ========  =======  =======  =======
Net mutual fund sales
 (redemptions) other than money
 market(3).....................  $    922  $   (243) $  (183) $(1,099) $   351
                                 ========  ========  =======  =======  =======
Variable Annuities(1):
Beginning total account value..  $ 21,059  $ 22,614  $22,614  $19,919  $17,608
Sales, excluding exchanges.....       941     1,426    1,809    2,025    2,276
Exchanges sales................       --        476      481    1,402      988
Surrenders, withdrawals and
 exchange redemptions..........    (1,808)   (2,389)  (2,989)  (3,432)  (2,528)
Change in market value,
 interest credited and
 other activity(4).............    (3,002)      102     (856)   2,700    1,575
                                 --------  --------  -------  -------  -------
   Ending total account value..  $ 17,190  $ 22,229  $21,059  $22,614  $19,919
                                 ========  ========  =======  =======  =======
Net sales (redemptions)........  $   (867) $   (487) $  (699) $    (5) $   736
                                 ========  ========  =======  =======  =======
Fixed Annuities:
Beginning total account value..  $  2,926  $  3,020  $ 3,020  $ 3,249  $ 3,723
Sales..........................        89       191      221      160       56
Surrenders, withdrawals and
 exchange redemptions..........      (172)     (300)    (361)    (425)    (575)
Interest credited and other
 activity(4)...................        22        31       46       36       45
                                 --------  --------  -------  -------  -------
   Ending total account value..  $  2,865  $  2,942  $ 2,926  $ 3,020  $ 3,249
                                 ========  ========  =======  =======  =======
Net sales (redemptions)........  $    (83) $   (109) $  (140) $  (265) $  (519)
                                 ========  ========  =======  =======  =======

--------
(1) Mutual funds and variable annuities include only those sold as retail investment products. Investments through defined contribution plan products are included with such products.
(2) Wrap-fee product assets include proprietary assets of $2.9 billion at September 30, 2001, $3.7 billion at September 30, 2000, $3.4 billion at December 31, 2000, $3.5 billion at December 31, 1999, and $3.1 billion at December 31, 1998.
(3) Excludes wrap-fee products.
(4) Includes maintenance and insurance charges assessed, net bonus payments credited to contract holder accounts, annuity benefits and other adjustments.

  2001 to 2000 Nine-Month Comparison. Mutual fund and wrap-fee product assets under management amounted to $73.1 billion at September 30, 2001, a decrease of $4.3 billion, or 6%, from December 31, 2000. Mutual fund assets under management at September 30, 2001 amounted to $57.0 billion, a slight decrease from December 31, 2000. Wrap-fee assets declined $3.5 billion, from $19.6 billion at December 31, 2000 to $16.1 billion at September 30, 2001.

  The decrease in mutual fund assets under management during the first nine months of 2001 came from declines in market values of existing customer accounts, which more than offset our $2.3 billion net money market sales and net mutual fund sales, other than money market funds, of $922 million. Net money market sales increased $1.6 billion from the first nine months of 2000 to the first nine months of 2001, which we believe reflects customer response to the unfavorable performance of the equity securities markets subsequent to the early part of 2000. The $1.2 billion increase in net mutual fund sales other than money market funds reflected increased gross sales that came primarily from third-party distribution of our mutual funds resulting from our participation in competitors' products and distribution and a lower level of redemptions than that of the first nine months of 2000.

  The decrease in wrap-fee assets during the first nine months of 2001 came primarily from declines in the market values of customers' accounts. Net sales of wrap-fee products, which are distributed primarily by our Financial Advisors, decreased to $1.2 billion in the first nine months of 2001 from $3.6 billion in the first nine months of 2000 as a result of lower gross sales and increased redemptions. We believe that this experience reflects the continued attrition of Financial Advisors as well as customer response to recent securities market conditions.

  Total account values for fixed and variable annuities amounted to $20.1 billion as of September 30, 2001, a decrease of $3.9 billion from December 31, 2000. This decrease resulted primarily from declines in market value of customers' variable annuities as well as net redemptions, which increased from $596 million in the first nine months of 2000 to $950 million in the first nine months of 2001. The increase in net redemptions in the first nine months of 2001 came primarily from lower sales, which we believe reflects customer response to recent securities market conditions as well as the decreased number of Prudential Agents. Furthermore, fixed annuity sales in the first nine months of 2000 benefited from a promotional campaign we offered.

  2000 to 1999 Annual Comparison. Mutual funds and wrap-fee product assets under management amounted to $77.4 billion at December 31, 2000, an increase of $5.4 billion, or 8%, from December 31, 1999. Mutual fund assets under management at December 31, 2000 amounted to $57.8 billion, an increase of $2.5 billion, or 5%, from December 31, 1999. Excluding money market funds, net mutual fund redemptions for 2000 were $183 million, which included $359 million of gross sales from our purchases of stock index shares for a long-term deferred compensation program for our own Financial Advisors. Gross sales increased $1.2 billion, or 33%, from 1999 to 2000 excluding the latter purchases of stock index shares, which was partially offset by an increase of $689 million, or 14%, in redemptions. Redemptions, other than money market funds, increased $689 million, from $4.9 billion in 1999 to $5.6 billion in 2000. The increase in gross sales was a result of strong sales of growth-oriented mutual funds, primarily products managed by our Jennison unit. Net money market sales increased by $2.8 billion for 2000 compared to 1999, reflecting customer response to volatile securities market conditions during 2000.

  Wrap-fee assets increased $2.9 billion, or 17%, from $16.7 billion at December 31, 1999 to $19.6 billion at December 31, 2000. The increase came from net sales during 2000 of $4.8 billion of wrap-fee products, in which we offer customers a choice of proprietary and non-proprietary mutual funds as well as managed accounts, which was partially offset by declines in market values. We believe these net sales reflect increased marketplace emphasis on products that provide customers with a broader choice of investment options.

  Total account values for fixed and variable annuities amounted to $24.0 billion at December 31, 2000, a decrease of $1.6 billion, or 6%, from December 31, 1999. The decrease resulted from market value declines and greater net redemptions. Net redemptions of variable annuities were $699 million for 2000, an increase of $694 million compared to 1999. This increase resulted from an increase in surrenders, other than those related to exchange activity, consistent with maturation of the business, as a larger percentage of the business is no longer subject to surrender charges.

  Our withdrawals of variable and fixed annuities include exchanges of $481 million in 2000 and $1.4 billion in 1999. The discontinuance, during the second quarter of 2000, of the annuity exchange program referred to below did not appear to have a material impact on net variable annuity redemptions during that period or thereafter.

  Fixed annuity net redemptions of $140 million in 2000 were $125 million, or 47%, lower than the comparable net outflows for 1999. The decrease in net redemptions was attributable to an increase in new sales of our Discovery Classic annuity product.

  1999 to 1998 Annual Comparison. Mutual fund and wrap-fee product assets under management increased $7.1 billion, or 11%, from December 31, 1998, primarily as a result of an increase in assets invested in wrap-fee products. Mutual fund assets under management increased $1.8 billion, or 3%, from December 31, 1998. The increase came from market appreciation and amounts reinvested, as we experienced net mutual fund redemptions of $1.9 billion, including net money market fund redemptions of $812 million, for 1999. Redemptions, other than money market funds, increased $1.4 billion from $3.5 billion in 1998 to $4.9 billion in 1999. Wrap-fee product assets increased $5.3 billion, or 46%, from $11.5 billion at December 31, 1998 to $16.7 billion at December 31, 1999, as a result of net sales of our wrap-fee products, as well as market appreciation.

  Our domestic Financial Advisors are the principal distribution channel for our retail mutual funds. In 1999 and 2000, we continued to experience turnover of our domestic Financial Advisors, including experienced Financial Advisors. In addition to the impact of this turnover, we believe that our historic focus on the value style of investment in our equity mutual funds, as well as the unfavorable performance of fixed income mutual funds, have adversely affected our sales of mutual funds and our growth and retention of assets under management in these products.

  Total account values for variable and fixed annuities increased $2.5 billion, or 11%, from December 31, 1998. The increase came from market appreciation and interest credited on our variable annuity products, as we experienced net outflows of $270 million in 1999. This resulted primarily from an increase in redemptions consistent with the maturation of the business because a larger percentage of the business is no longer subject to surrender charges. We also experienced a decline in sales of annuities, which were affected by the lower number of Prudential Agents in 1999, our primary distribution channel for annuities.

  We experienced net outflows of $5 million for variable annuities during 1999, versus net sales of $736 million for 1998 consistent with the increase in surrenders and withdrawals noted above. In an effort to increase our retention of annuity business, we commenced a program in 1997 to offer clients who had either fixed or variable annuities with us for which the surrender period had ended or was close to ending, the option to exchange their current contract for a Discovery Select variable annuity. Our withdrawals of variable and fixed annuities include exchanges of $1.4 billion in 1999 and $1.0 billion in 1998.

  We experienced net outflows in our fixed annuities of $265 million in 1999 and $519 million in 1998, continuing a trend of the past several years, which reflects the exchange program as well as the low interest rate environment and the desire of investors to move to equity investments with perceived higher returns. However, surrenders, withdrawals and exchanges for 1999 decreased to $425 million, from $575 million for 1998.

Property and Casualty Insurance

  Operating Results

  The following table sets forth the Property and Casualty Insurance segment's operating results for the periods indicated.

                                            Nine Months
                                               Ended
                                           September 30, Year Ended December 31,
                                           ------------- -----------------------
                                            2001   2000   2000    1999    1998
                                           ------ ------ ------- ------- -------
                                                       (in millions)
Operating results:
 Revenues(1).............................  $1,519 $1,353 $ 1,840 $ 1,747 $ 1,812
 Benefits and expenses...................   1,421  1,188   1,690   1,595   1,501
                                           ------ ------ ------- ------- -------
 Adjusted operating income...............  $   98 $  165 $   150 $   152 $   311
                                           ====== ====== ======= ======= =======

--------
(1) Revenues exclude realized investment gains, net of losses.

  Adjusted Operating Income

  2001 to 2000 Nine-Month Comparison. Adjusted operating income decreased $67 million, or 41%, from the first nine months of 2000 to the first nine months of 2001. Results for the first nine months of 2001 reflected a $63 million lower benefit from prior accident-year development, but benefited from $31 million greater recoveries from current accident year stop-loss reinsurance contracts, in comparison to the first nine months of 2000. The remainder of the decrease in adjusted operating income came primarily from a decline in investment income.

  We released reserves of $67 million in the first nine months of 2001 and $130 million in the first nine months of 2000 because our automobile casualty claims experience for prior years was more favorable than we previously estimated in establishing reserves for these accident years. We recovered $80 million in the first nine months of 2001 and $49 million in the first nine months of 2000 under stop-loss reinsurance contracts, which are based on current accident-year results. In the third quarter of 2001, the Property and Casualty Insurance segment reported adjusted operating income of $5 million. In the fourth quarter of 2000, we benefited from additional stop-loss reinsurance recoveries of $31 million and from reserves released related to prior accident-year development of $35 million. However, we do not anticipate a comparable benefit to adjusted operating income from stop-loss recoveries or reserve releases during the fourth quarter of 2001. Consequently, if the accident-year experience of the first nine months of 2001 continues, we would anticipate a continuing decline in results in the fourth quarter.

  In May 2000, we completed the acquisition of the specialty automobile business of the St. Paul Companies, which writes in the non-standard automobile insurance business. While, as discussed under "--Revenues" below, this acquisition had an effect on the comparison of revenues for the first nine months of 2001 to the first nine months of 2000, it did not have a material impact on adjusted operating income.

  2000 to 1999 Annual Comparison. Adjusted operating income was essentially unchanged from 1999 to 2000. Results in 2000 reflect an $80 million recovery from a stop-loss reinsurance contract based on current accident-year results during that year and a $15 million greater benefit from prior accident year development. We released reserves of $165 million in 2000 and $150 million in 1999 because our automobile casualty claims experience for prior accident years was more favorable than we previously estimated in establishing reserves for these accident years. However, these favorable developments were largely offset by a $93 million increase in operating expenses, other than expenses of the specialty automobile business we acquired in 2000 as discussed below. The increase in operating expenses was primarily due to increases in expenses to expand our distribution capabilities in direct, affinity group, property and casualty agent and independent agent channels, and a provision for refunds or credits to certain New Jersey automobile policyholders under insurance regulations based on profits generated from that business.

  While, as discussed under "--Revenues" below, our acquisition in May 2000 of a business which writes non-standard automobile insurance had an effect on the comparison of revenues for 2000 to 1999, it did not have a material impact on adjusted operating income.

  Commencing in 1996, we made a number of improvements in our underwriting practices and instituted several claims management initiatives, such as early contact and settlement programs, reduced settlement authority for casualty field adjusters, increased field training and stronger fraud detection programs. We believe these developments, as well as industry factors such as tort reforms and a stronger economy, favorably affected our loss experience relative to the historical loss development patterns we used to establish reserves in prior years. Nevertheless, while the factors discussed above have led to the favorable reserve development for prior years, accident year combined ratios as defined below did not improve from 1998 through 2000, primarily due to increases in the overall expense ratio which reflected our expenses to expand distribution channels and the impact of a prolonged period of intense price competition.

  1999 to 1998 Annual Comparison. Adjusted operating income decreased $159 million, or 51%, from 1998 to 1999. Results in 1999 reflect favorable prior accident year reserve development of $150 million, and our 1998 results reflect similar favorable development of $245 million.

  The decrease in adjusted operating income in 1999 resulted primarily from the $95 million lower benefit from prior accident year reserve development compared to 1998, a $64 million increase in operating expenses, which included expenses to expand our distribution channels as mentioned above, a $26 million reduction in investment income and the negative impact of greater claim severity on our loss experience for 1999 that was partially offset by an improvement in claim frequency. A $107 million reduction in our ceded premiums for reinsurance, from $168 million in 1998 to $61 million in 1999, partially offset the impact of those variances. Approximately $79 million of the reduction in ceded premiums came from stop-loss reinsurance and supplemental catastrophe covers, reflecting more favorable pricing in 1999 compared to 1998. The remainder of the reduction came primarily from the expiration of a quota-share reinsurance agreement, a return of hurricane fund premium and lower assessments from reinsurance pools.

  Revenues

  The following table sets forth the Property and Casualty Insurance segment's earned premiums, which are net of reinsurance ceded, for the periods indicated.

                                           Nine Months
                                         Ended September
                                               30,       Year Ended December 31,
                                         --------------- -----------------------
                                          2001    2000    2000    1999    1998
                                         ------- ------- ------- ------- -------
                                                      (in millions)
Automobile.............................   $1,030 $   863 $ 1,193 $ 1,069 $ 1,119
Homeowners.............................      334     316     413     447     431
Other..................................       25      24      33      32      31
                                         ------- ------- ------- ------- -------
 Total earned premiums.................   $1,389  $1,203 $ 1,639 $ 1,548 $ 1,581
                                         ======= ======= ======= ======= =======

  2001 to 2000 Nine-Month Comparison. Revenues, as shown in the table above under "--Operating Results", increased $166 million, or 12%, from the first nine months of 2000 to the first nine months of 2001. The $166 million increase included an increase of $91 million in revenues from the subsidiary we acquired in May 2000 that specializes in non-standard automobile business, which is included in first nine months 2000 results only from the date of acquisition. The remaining revenue increase of $75 million, from our existing business, came primarily from a $99 million increase in earned premiums from automobile and homeowners' insurance, partially offset by a $27 million decline in investment income.

  Total earned premiums, as shown in the immediately preceding table, increased by $186 million, or 15%, from the first nine months of 2000 to the first nine months of 2001. Excluding the impact of the acquisition mentioned above, earned premiums increased by $99 million.

  Automobile earned premiums increased by $167 million, or 19%, from the first nine months of 2000 to the first nine months of 2001, including $87 million from the non-standard automobile business mentioned above. The increase came primarily from new distribution channels we implemented during 1999 and 2000, including career agents focused on selling property and casualty insurance, workplace and affinity marketing, direct distribution, and independent agents, many of whom were producers for the acquired subsidiary. As discussed below under "Benefits and Expenses", commencing in the second half of 2001 we have suspended our mailing solicitations for the direct distribution channel and limited the growth of new business from some of these other distribution channels, based on our evaluation of the quality of the business. In October 2001, we announced that we would no longer write business through our property and casualty insurance career agency channel except in a few selected markets. Improved persistency in the first nine months of 2001 also contributed to the growth in earned premiums.

  Homeowners earned premiums increased $18 million, or 6%, from the first nine months of 2000 to the first nine months of 2001 due to lower reinsurance premiums ceded, as the number of policies in force was relatively unchanged. This stabilization of our policies in force represents an improvement compared with declines in prior years, which reflects intense rate competition that attracted customers to other companies.

  Net investment income decreased by $21 million, or 15%, from $143 million in the first nine months of 2000 to $122 million in the first nine months of 2001, and decreased by $27 million excluding the impact of the acquisition mentioned above. This decrease was primarily a result of a lower average base of invested assets, reflecting lower attributed capital, and a decline in investment yield.

  2000 to 1999 Annual Comparison. Revenues increased $93 million, or 5%, from 1999 to 2000. Total revenues of $1.840 billion for 2000 include revenues of $178 million from the subsidiary we acquired in May 2000 that specializes in the non-standard automobile business. Excluding the impact on revenues from this newly-acquired subsidiary, revenues declined by $85 million, or 5%, from $1.747 billion in 1999 to $1.662 billion in 2000, due principally to a $77 million decrease in earned premiums on our existing automobile and homeowners business. The $77 million decline in earned premiums resulted in part from a $30 million increase in reinsurance premiums ceded due to our purchase of additional reinsurance coverage in 2000.

  Total earned premiums, as shown in the immediately preceding table, increased by $91 million, or 6%, from 1999 to 2000. Excluding the impact on earned premiums from the acquisition noted above, earned premiums declined $77 million, or 5%, from $1.548 billion in 1999 to $1.471 billion in 2000, continuing the decline that we have experienced over the past several years.

  Automobile earned premiums increased $124 million, or 12%, from 1999 to 2000. Excluding the impact of the acquisition mentioned above, automobile earned premiums declined by $44 million, or 4%, from

$1.069 billion in 1999 to $1.025 billion in 2000 primarily as a result of a decline in average premium, due in part to the continued phase-in of a 15% rate reduction for New Jersey policyholders mandated by New Jersey law that came into effect in March 1999. As of December 31, 2000, this premium reduction has been entirely reflected in our earned premiums. Our policies in force from our existing automobile business, excluding the newly acquired subsidiary, increased 2% at December 31, 2000 from a year earlier. The increase reflected improved persistency in 2000 as compared to 1999 as well as an increase in new policies sold, representing an improvement from prior year declines.

  Homeowners earned premiums decreased $34 million, or 8%, from 1999 to 2000. Excluding the impact of reinsurance premiums ceded, which increased in 2000 from 1999, homeowners earned premiums were flat as the number of policies in force was relatively unchanged.

  Net investment income was $193 million for 2000, relatively unchanged from $197 million in 1999.

  1999 to 1998 Annual Comparison. Revenues decreased $65 million, or 4%, from 1998 to 1999. Revenues were adversely affected by a decline in earned premiums of $33 million, or 2%. Revenues are net of reinsurance premiums ceded of $61 million in 1999 and $168 million in 1998.

  Automobile earned premiums decreased $50 million, or 4%, from 1998 to 1999. Excluding the impact of reinsurance premiums ceded, which declined in 1999, automobile earned premiums declined $118 million, or 11%. Ceded premiums were lower primarily due to more favorable pricing for reinsurance coverage in 1999. The automobile earned premium decline resulted from a 6% decrease in the number of policies in force and a decline in average premiums due in part to price competition. The decline in average premiums also partially resulted from the mandated 15% premium reduction for New Jersey policyholders described above. We estimate that this required premium reduction lowered our earned premiums by about $24 million for 1999.

  Homeowners earned premiums increased $16 million, or 4%, in 1999. Excluding the impact of reinsurance premiums ceded, which declined in 1999, homeowners earned premiums declined $16 million, or 3%, reflecting a 4% decrease in policies in force primarily due to price competition. Ceded premiums were lower due to more favorable pricing for reinsurance coverage in 1999 as well as a reduction in reinsurance premiums resulting from the expiration of a reinsurance agreement and a return of hurricane fund premium.

  Revenues were also adversely affected by a decline in net investment income of $26 million, or 12%, from $223 million in 1998 to $197 million in 1999, reflecting a decline in the amount of invested assets due to the decline in business in force as well as a lower yield on investments in 1999.

  Benefits and Expenses

  The following table shows our calendar year loss, expense and combined ratios, the impact on these calendar year ratios of catastrophic losses and our accident year combined ratios based on loss experience for the periods indicated (all based on statutory accounting principles).

                                      Nine Months
                                         Ended
                                       September
                                          30,       Year Ended December 31,
                                      ------------  -------------------------
                                      2001   2000    2000     1999     1998
                                      -----  -----  -------  -------  -------
Loss ratio(1):
 Automobile..........................  66.9%  63.3%    62.0%    71.1%    66.1%
 Homeowners..........................  79.1   69.2     72.4     70.7     69.8
   Overall...........................  69.5   64.2     64.3     71.1     67.7
Expense ratio(2):
 Automobile..........................  31.2   33.0     37.3     30.5     26.1
 Homeowners..........................  36.8   40.7     45.3     39.1     34.2
   Overall...........................  32.5   35.0     39.2     33.1     28.7
Combined ratio(3):
 Automobile..........................  98.1   96.3     99.3    101.6     92.2
 Homeowners.......................... 115.9  109.9    117.7    109.8    104.0
   Overall........................... 102.0   99.2    103.5    104.2     96.4
Effect of catastrophic losses
 included in combined ratio(4):......   3.2    2.7      2.6      3.3      3.9
Accident year combined ratio(5):..... 106.9  110.0    113.0    108.1    106.1

--------
(1) Represents ratio of incurred losses and loss adjustment expenses to earned premium. Ratios reflect the favorable development in the calendar period from prior accident year reserves of $67 million in the nine months ended September 30, 2001, $130 million in the nine months ended September 30, 2000, $165 million in the year ended December 31, 2000, $150 million in 1999 and $245 million in 1998. Ratios also reflect recoveries from current accident year stop-loss reinsurance contracts of $80 million in the nine months ended September 30, 2001, $49 million in the nine months ended September 30, 2000, and $80 million in the year ended December 31, 2000.
(2) Represents ratio of operating expenses to net written premium.
(3) Represents the sum of (1) and (2).
(4) Represents losses and loss adjustment expenses attributable to catastrophes that are included in the combined ratio. Our calendar year catastrophe losses include both current and prior accident year losses. We classify as catastrophes those events that are declared catastrophes by Property Claims Services, which is an industry organization that declares and tracks all property-related catastrophes causing insured property damage in the United States. Property Claims Services declares an event a catastrophe if it causes in excess of a specified dollar amount of insured property damage, which was $25 million throughout the periods presented, and affects a significant number of policyholders and insurance companies.
(5) Accident year combined ratios for annual periods reflect the combined ratios for accidents that occur in the indicated calendar year, restated to reflect subsequent changes in loss estimates for those claims based on cumulative loss data through September 30, 2001. Accident year combined ratios for the nine month periods reflect the combined ratios for policies written in those periods, based on cumulative loss data through September 30 of the indicated year. These ratios reflect the recoveries from stop-loss reinsurance contracts as noted above. We analyze accident-year combined ratios because they reflect the actual loss experience of accidents that occur in a given period excluding the effect of accidents that occur in other periods.

  2001 to 2000 Nine-Month Comparison. Our automobile and total combined ratios, as shown in the table immediately above, increased from the first nine months of 2000 to the first nine months of 2001 primarily due to the lower net benefit from stop-loss reinsurance recoveries and prior accident-year reserve development in the first nine months of 2001. The impact of experience on new automobile business also contributed to the increases in these ratios, since the experience on our seasoned automobile business was relatively consistent. We added significant new automobile business during the first nine months of 2001, primarily in the first half of the year, which we expected would produce less favorable experience in its initial year than similarly priced seasoned business. However, based on our evaluation of the quality of the new business produced, particularly the major portion of the business which was sold through the new distribution channels we implemented in 1999 and 2000 as noted above, we have suspended our mailing solicitations for the direct distribution channel and limited the growth of business from some of our distribution channels, other than Prudential Agents, commencing in the third quarter of 2001. In October 2001, we announced that we would no longer write business through our property and casualty insurance career agency channel except in a few selected markets. The increase in the homeowners' loss ratio came from a 13% increase in claim severity and a 7% increase in claim frequency, partially offset by the greater benefit from stop-loss reinsurance recoveries in the first nine months of 2001. These recoveries resulted in decreases in the homeowners' combined ratio of 5.8 percentage points in the first nine months of 2001 and 3.5 percentage points in the first nine months of 2000.

  Our calendar year catastrophe losses, net of reinsurance, amounted to $44 million for the first nine months of 2001 compared to $35 million for the first nine months of 2000.

  Losses that we ceded through reinsurance, including stop-loss reinsurance, resulted in decreases in the total combined ratio of 9.6 percentage points for the first nine months of 2001 and 5.6 percentage points for the first nine months of 2000. See "Business--U.S. Consumer Division--Property and Casualty Insurance--Catastrophe Exposure Risk Management Program and Reinsurance" for a description of the Property and Casualty Insurance segment's reinsurance program.

  Our overall expense ratio for the first nine months of 2001 decreased from the first nine months of 2000, as we incurred costs in 2000 to develop our distribution channels and benefited in 2001 from staff reductions and the favorable impact of the increased premium base.

  The decrease in the accident year combined ratio resulted from the greater recovery from stop-loss reinsurance during the first nine months of 2001. Recoveries from stop-loss reinsurance resulted in decreases in the accident year combined ratio of 5.8 percentage points in the first nine months of 2001 and 4.1 percentage points in the first nine months of 2000.

  2000 to 1999 Annual Comparison. Our automobile and total combined ratios, as shown in the table immediately above, improved in 2000 from 1999 primarily as a result of the $80 million recovery from a stop-loss reinsurance contract during 2000 and the $15 million greater benefit from prior accident year reserve development. The decrease in the automobile loss ratio came primarily from our recovery from a stop-loss reinsurance contract as noted above, and the greater benefit from release of prior accident year reserves in 2000 as well as our efforts to limit loss severity, partially offset by a slight increase in claim frequency. The increase in the homeowners' loss ratio primarily came from a 13% increase in claim severity, partially offset by a 9% decrease in claim frequency.

  Our catastrophe losses, net of reinsurance, amounted to $45 million for 2000 compared to $51 million for 1999.

  Losses that we ceded through reinsurance resulted in a decrease in the total combined ratio of 8.1 percentage points for 2000 and, as a result of changes in recoverable amounts previously recorded, an increase of 2.6 percentage points for 1999.

  Our overall expense ratio for 2000 increased in comparison to 1999 mainly because of the impact of increased operating expenses as discussed above.

  1999 to 1998 Annual Comparison. Our automobile and total combined ratios, as shown in the table immediately above, increased in 1999 from 1998 as a result of the lower benefit of $150 million from favorable development on prior accident year reserves in 1999 as compared to $245 million in 1998. The increase in the loss ratio for homeowners business came primarily from a 3% increase in claim severity, primarily from fire and extended coverage claims, partially offset by a 2% decrease in claim frequency.

  Our catastrophe losses, net of reinsurance, amounted to $51 million for 1999 compared to $62 million for 1998.

  Losses that we ceded through reinsurance resulted in an increase in the total combined ratio of 2.6 percentage points in 1999, as a result of changes in recoverable amounts previously recorded, and a reduction of 2.5 percentage points in 1998.

  Our overall expense ratio for 1999 increased in comparison to 1998 principally because the decline in premiums earned was not accompanied by a commensurate decline in our overhead and other fixed expenses, and because of the impact of increased operating expenses to expand our distribution channels.

  The increase in the accident year combined ratio was principally driven by these increases in the overall expense ratio.

Employee Benefits Division

  The Employee Benefits division generates income from premiums, as well as fee-based revenues and spread income, through the Group Insurance and Other Employee Benefits segments. Premiums and investment income from group life and disability insurance, as well as fee-based revenues from products like group variable universal life insurance, are the primary sources of revenues for the Group Insurance segment. The Other Employee Benefits segment also receives premiums and investment income, as well as fee-based revenues. Products and services for defined contribution and defined benefit retirement plans, as well as real estate and relocation services, generate the major portion of the Other Employee Benefits segment's fee-based revenues. We include these fee-based revenues in the line captioned "commissions and other income" or "policy charges and fee income" in our consolidated statement of operations.

  We seek to earn spread income in our general account on various products, which is the difference between our return on the investments supporting the products net of expenses and the amounts we credit to our contractholders. These products primarily include the general account insurance group life and disability products of the Group Insurance segment as well as guaranteed investment contracts and certain group annuity products of the Other Employee Benefits segment. We include revenues from these products, other than premiums received from policyholders, primarily in the line captioned "net investment income" in our consolidated statement of operations.

  The Group Insurance and Other Employee Benefits segments pay the expenses of their own proprietary sales forces for distribution of products, and pay the Individual Life Insurance and Private Client Group segments within the U.S. Consumer division for distribution of their products through Prudential Agents and Financial Advisors. These segments also pay our Investment Management and Advisory Services segment for management of proprietary assets. These fees result in expenses to the segments of the Employee Benefits division and revenues to the Asset Management division. We reflect all of the intra-company services at rates that we determined with reference to market rates. The Other Employee Benefits segment also pays third-party managers for management of non-proprietary assets that support some of its defined contribution retirement products.

Division Results

  The following table and discussion present the Employee Benefits division's results based on our definition of "adjusted operating income," which is a non-GAAP measure, as well as income from continuing operations before income taxes, which is prepared in accordance with GAAP. As shown below, adjusted operating income excludes realized investment gains, net of losses and related charges. The excluded items are important to an understanding of our overall results of operations. You should not view adjusted operating income as a substitute for income from continuing operations determined in accordance with GAAP, and you should note that our definition of adjusted operating income may differ from that used by other companies. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses. We exclude realized investment gains, net of losses and related charges, from adjusted operating income because the timing of transactions resulting in recognition of gains or losses is largely at our discretion and the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities. Including the fluctuating effects of these transactions could distort trends in the underlying profitability of our business.

                                      Nine Months
                                         Ended
                                     September 30,   Year Ended December 31,
                                     --------------  -------------------------
                                      2001    2000    2000     1999     1998
                                     ------  ------  -------  -------  -------
                                                 (in millions)
Division operating results:
 Revenues(1)........................ $4,431  $4,216  $ 5,686  $ 5,442  $ 5,463
 Benefits and expenses(2)...........  4,272   3,905    5,299    5,042    5,023
                                     ------  ------  -------  -------  -------
 Adjusted operating income.......... $  159  $  311  $   387  $   400  $   440
                                     ======  ======  =======  =======  =======
Adjusted operating income by
 segment:
 Group Insurance.................... $   49  $   90  $   158  $   128  $    98
 Other Employee Benefits............    110     221      229      272      342
                                     ------  ------  -------  -------  -------
   Total............................    159     311      387      400      440
Items excluded from adjusted
 operating income:
 Realized investment gains, net of
  losses and related charges:
   Realized investment gains
    (losses), net...................    (57)   (127)     (87)     228      718
   Related charges(3)...............      4       3      (31)    (143)    (222)
                                     ------  ------  -------  -------  -------
   Total realized investment gains,
    net of losses and related
    charges.........................    (53)   (124)    (118)      85      496
                                     ------  ------  -------  -------  -------
Income from continuing operations
 before income taxes................ $  106  $  187  $   269  $   485  $   936
                                     ======  ======  =======  =======  =======

--------
(1)  Revenues exclude realized investment gains, net of losses.
(2) Benefits and expenses exclude the impact of net realized investment gains on reserves and deferred acquisition cost amortization.
(3)  Related charges consist of the following:

                                     Nine Months
                                        Ended
                                    September 30,    Year Ended December 31,
                                    --------------  ---------------------------
                                     2001    2000    2000      1999      1998
                                    ------  ------  -------  --------  --------
                                                 (in millions)
   Reserves for future policy
    benefits......................  $    3  $    2  $   (32) $   (147) $   (218)
   Amortization of deferred policy
    acquisition costs.............       1       1        1         4        (4)
                                    ------  ------  -------  --------  --------
    Total.........................  $    4  $    3  $   (31) $   (143) $   (222)
                                    ======  ======  =======  ========  ========

  2001 to 2000 Nine-Month Comparison. Adjusted operating income of our Employee Benefits division decreased $152 million, or 49%, from the first nine months of 2000 to the first nine months of 2001 as a result of a $111 million decrease in adjusted operating income from our Other Employee Benefits segment and a $41 million decrease from our Group Insurance segment. Income from continuing operations before income taxes decreased $81 million, or 43%, from the first nine months of 2000 to the first nine months of 2001, as the decrease in adjusted operating income was partially offset by a $71 million decrease in realized investment losses, net of related charges. For a discussion of realized investment gains and losses and charges related to realized investment gains and losses, see "--Consolidated Results of Operations--Realized Investment Gains".

  2000 to 1999 Annual Comparison. Adjusted operating income of our Employee Benefits division decreased $13 million, or 3%, from 1999 to 2000 as a result of a $43 million decrease in adjusted operating income from our Other Employee Benefits segment which was partially offset by a $30 million increase from our Group Insurance segment. Income from continuing operations before income taxes decreased $216 million, from $485 million in 1999 to $269 million in 2000. This decline resulted primarily from realized investment losses, net of related charges, of $118 million in 2000 compared to realized investment gains, net of related charges, of $85 million in 1999.

  1999 to 1998 Annual Comparison. Adjusted operating income of our Employee Benefits division decreased $40 million, or 9%, from 1998 to 1999, as a $70 million decrease in adjusted operating income from our Other Employee Benefits segment was partially offset by improved results from our Group Insurance segment. Income from continuing operations before income taxes decreased by $451 million, or 48%, from 1998 to 1999. This decrease resulted primarily from a $411 million decline in realized investment gains, net of losses and related charges.

Group Insurance

  Operating Results

  The following table sets forth the Group Insurance segment's operating results for the periods indicated.

                                           Nine Months
                                              Ended
                                          September 30, Year Ended December 31,
                                          ------------- -----------------------
                                           2001   2000   2000    1999    1998
                                          ------ ------ ------- ------- -------
                                                      (in millions)
Operating results:
 Revenues(1)............................. $2,412 $2,039 $ 2,801 $ 2,428 $ 2,205
 Benefits and expenses...................  2,363  1,949   2,643   2,300   2,107
                                          ------ ------ ------- ------- -------
 Adjusted operating income............... $   49 $   90 $   158 $   128 $    98
                                          ====== ====== ======= ======= =======

--------
(1) Revenues exclude realized investment gains, net of losses.

  Adjusted Operating Income

  2001 to 2000 Nine-Month Comparison. Adjusted operating income decreased $41 million, or 46%, from the first nine months of 2000 to the first nine months of 2001. The decrease came primarily from less favorable mortality experience on group life insurance in the first nine months of 2001, which included an increase in our estimate of incurred but not reported claims. This increase in estimate had a negative impact of approximately $36 million on our adjusted operating income for the nine months ended September 30, 2001. The mortality experience on group life insurance was partially offset by earned premium growth and improved morbidity on group disability products. In addition, adjusted operating income benefited $29 million in the first nine months of 2000 from refinements in our calculations of reserves and return premiums for waiver of premium features. However, about half of this benefit was offset during the same period, primarily by a charge to increase the allowance for receivables. The Group Insurance segment had a loss of $7 million, on an adjusted operating income basis, for the third quarter of 2001, reflecting the major portion of the increase in estimate mentioned above.

  2000 to 1999 Annual Comparison. Adjusted operating income increased $30 million, or 23%, from 1999 to 2000. Approximately half of the increase came from growth in earned premiums on both group life and disability products, reflecting increased sales and strong persistency, as well as improved mortality and morbidity on group life and disability products in 2000. Adjusted operating income benefited $32 million in 2000 from refinements in our calculations of reserves and return premiums for waiver of premium features. However, about half of this benefit was offset during 2000, primarily by a charge to increase the allowance for receivables.

  1999 to 1998 Annual Comparison. Adjusted operating income increased $30 million, or 31%, from 1998 to 1999. We experienced growth in earned premiums on both group life and disability products, accompanied by improved mortality and morbidity experience during 1999. As discussed below, the growth in earned premiums reflected increased sales of both life and disability products as well as strong persistency. However, increased operating expenses of $54 million partially offset these developments. Expenses in 1998 included a charge of $18 million to establish a reserve to settle certain liabilities and a charge of $12 million to increase reserves for disability as discussed below under "--Benefits and Expenses".

  Revenues

  2001 to 2000 Nine-Month Comparison. Revenues, as shown in the table above under "--Operating Results", increased by $373 million, or 18%, from the first nine months of 2000 to the first nine months of 2001.

Group life insurance premiums increased by $259 million, or 21%, to $1.497 billion primarily due to growth in business in force resulting from new sales, as described below, and continued strong persistency. Group disability premiums, which include long-term care products, increased by $36 million, also reflecting the growth in business in force. Persistency decreased from 91% in the first nine months of 2000 to 89% in the first nine months of 2001, primarily due to the cancellation of a large case. Net investment income increased $53 million, or 15%, primarily due to a larger base of invested assets.

  2000 to 1999 Annual Comparison. Revenues increased by $373 million, or 15%, from 1999 to 2000. Group life insurance premiums increased by $189 million, or 13%, to $1.655 billion primarily due to growth in business in force resulting from new sales, which increased in 2000. Persistency increased from 94% in 1999 to 95% in 2000. Group disability premiums, which include long-term care products, increased by $71 million, or 18%, also reflecting the growth in business in force resulting from new sales, which increased in 2000. Persistency increased from 88% in 1999 to 90% in 2000. The remainder of the increase in revenues came primarily from higher fees on products sold to employers for funding of employee benefit programs and retirement arrangements, reflecting growth of this business in 2000. Net investment income was $485 million in 2000, relatively unchanged from $470 million in 1999.

  1999 to 1998 Annual Comparison. Revenues increased by $223 million, or 10%, from 1998 to 1999. Group life premiums increased by $126 million, or 9%, to $1.466 billion primarily due to new sales in 1999. Persistency declined slightly from 97% for 1998 to 94% for 1999. Group disability premiums increased by $35 million, or 10%, also reflecting increased new sales in 1999. Persistency declined slightly from 90% in 1998 to 88% for 1999. Net investment income increased $29 million, or 7%, from $441 million in 1998 to $470 million in 1999, which is largely offset by corresponding expense charges for interest credited.

  Benefits and Expenses

  The following table sets forth the Group Insurance segment's benefits and administrative operating expense ratios for the periods indicated.

                                      Nine Months
                                         Ended
                                      September 30,   Year Ended December 31,
                                     ---------------  -------------------------
                                      2001    2000     2000     1999     1998
                                     ------- -------  -------  -------  -------
Benefits ratio(1):
 Group life........................    93.9%    87.1%    85.8%    88.3%    89.9%
 Group disability..................    95.3    102.3    101.9    102.7    109.6
Administrative operating expense
 ratio(2):
 Group life........................     9.6     11.7     11.6     11.4     10.9
 Group disability..................    22.9     23.0     21.0     23.5     21.2

--------
(1) Ratio of policyholder benefits to earned premiums, policy charges and fee income. Group disability ratios include long-term care products.
(2) Ratio of administrative operating expenses (excluding commissions) to gross premiums, policy charges and fee income.

  2001 to 2000 Nine-Month Comparison. Benefits and expenses, as shown in the table above under "--Operating Results", increased by $414 million, or 21%, from the first nine months of 2000 to the first nine months of 2001. The increase resulted in large part from an increase of $368 million, or 24%, in policyholders' benefits, including the change in policy reserves. This increase reflected less favorable group life insurance claims experience in the first nine months of 2001, which included an increase in our estimate of incurred but not reported claims, as well as the growth of business in force. Based on our evaluation of mortality experience for the first nine months of 2001, we have reviewed our pricing policies to determine whether our pricing structure provides for adequate margins and returns on all of our group insurance products. As a result of this review, we have commenced pricing adjustments, when contractually permitted, which consider the recent deterioration of the benefits ratio on our group life insurance products. While there can be no assurance, we expect these actions to result, over time, in a return to benefits ratios consistent with those experienced on this business prior to 2001. However, we expect that the implementation of these actions, given the competitive marketplace for our products, may result in a decline in persistency on our group life insurance business in force and some slowing of our sales. As a result of our reinsurance coverages, insurance losses resulting from the September 11, 2001 terrorist attacks on the United States did not have a material impact on our results. An increase of $28 million, or 9%, in operating expenses also contributed to the increase in benefits and expenses. The increase in operating expenses, from $300 million in the first nine months of 2000 to $328 million in the first nine months of 2001, resulted primarily from sales-based compensation costs driven by the increase in group life insurance sales.

  The group life benefits ratio for the first nine months of 2001 increased
6.8 percentage points from the first nine months of 2000 primarily as a result of the less favorable claims experience on our group life insurance business in the first nine months of 2001. About 4 percentage points of the increase in the group life benefits ratio came from the increase in estimate of incurred but not reported claims and the net impact of the refinements in reserve calculations and charge to increase the allowance for receivables in 2000. The group disability benefits ratio improved by 7.0 percentage points from the first nine months of 2000 to the first nine months of 2001 reflecting better morbidity experience, which we attribute to accelerated case resolution and our ongoing efforts to improve the quality of our underwriting and claims management processes as well as the impact of our increase in the allowance for receivables, which contributed about 3 percentage points to the first nine months 2000 ratio. The group life administrative operating expense ratio improved 2.1 percentage points, reflecting the impact of our efforts to improve operational efficiencies.

  2000 to 1999 Annual Comparison. Benefits and expenses increased by $343 million, or 15%, from 1999 to 2000. This increase includes the changes in reserves from the refinements in reserve calculations noted above, which reduced our expenses by $54 million in 2000. Excluding this change, total benefits and expenses increased $397 million, or 17%. The increase resulted in large part from an increase of $337 million, or 19%, in policyholders' benefits, including the change in policy reserves. This increase reflected the growth in business in force, partially offset by the impact of improved mortality and morbidity experience on group life and disability products in 2000. An increase of $47 million, or 13%, in operating expenses also contributed to the increase in benefits and expenses. The increase in operating expenses, from $354 million in 1999 to $401 million in 2000, resulted primarily from the sales-based compensation costs related to the increase in sales of our group life and group disability products, and volume related costs to administer the increased business in force.

  The group life benefits ratio for 2000 improved by 2.5 percentage points from 1999 primarily as a result of improved mortality experience. The group disability benefits ratio improved by 0.8 percentage points from 1999 to 2000 reflecting better morbidity experience, which we attribute to our ongoing efforts to improve the quality of our underwriting and claims management processes. The group life administrative operating expense ratio was relatively unchanged, while the group disability insurance administrative operating expense ratio improved 2.5 percentage points, reflecting the impact of our efforts to improve operational efficiencies.

  1999 to 1998 Annual Comparison. Benefits and expenses increased $193 million, or 9%, from 1998 to 1999. The increase resulted in large part from an increase of $109 million, or 7%, in policyholders' benefits, including policy reserves. This increase reflected the growth in business in force, partially offset by the impact of a reserve increase of $12 million in 1998 that did not recur in 1999 as a result of longer life expectancies of disabled insureds due to medical advances in the treatment of AIDS, as well as improved mortality and morbidity experience in 1999. Interest credited to policyholders increased $29 million, or 18%, corresponding to the increase in investment income referred to above. The increase also resulted from an increase of $55 million, or 18%, in operating expenses.

  The increase in operating expenses, from $299 million in 1998 to $354 million in 1999, reflected the costs to administer the increased business in force as well as our continued investment in processes and technologies to support actual and intended growth in business, partially offset by the impact of a charge of $18 million in 1998 to establish a reserve to settle liabilities in connection with certain contracts. The investments in processes and technologies relate in part to our need to develop autonomous administrative systems to replace support previously shared with our healthcare business that we sold in August 1999.

  The group life benefits ratio improved by 1.6 percentage points from 1998 to 1999 due to better mortality experience. The group disability benefits ratio improved by 6.9 percentage points, with about half of the improvement related to the 1998 reserve increase for longer life expectancies as discussed above. The remainder of this improvement came from better morbidity experience. However, our group disability benefits ratio continued to remain high primarily due to the continuing effect of long-term disability claims we incurred from business we wrote in the early and mid-1990s, largely in the healthcare, legal and securities industries. We believe our experience parallels the industry's experience during this period. Also, as a result of an increase in administrative operating expenses, the administrative operating expense ratios for both group life and disability insurance increased in 1999.

  Sales Results

  The following table sets forth the Group Insurance segment's new annualized premiums for the periods indicated. In managing our group insurance business, we analyze new annualized premiums, which do not correspond to revenues under GAAP, as well as revenues, because new annualized premiums measure the current sales performance of the business unit, while revenues reflect the renewal persistency and aging of in force policies written in prior years and net investment income in addition to current sales.

                                            Nine Months
                                               Ended
                                           September 30, Year Ended December 31,
                                           ------------- -----------------------
                                            2001   2000   2000    1999    1998
                                            ----  ------ ------- ------- -------
                                                       (in millions)
New annualized premiums:
 Group life(1)............................ $  368 $  274 $   321 $   262 $   245
 Group disability(2)......................    116    137     162     105      86
                                           ------ ------ ------- ------- -------
   Total.................................. $  484 $  411 $   483 $   367 $   331
                                           ====== ====== ======= ======= =======

--------
(1) Amounts do not include excess premiums, which are premiums that build cash value but do not purchase face amounts of group universal life insurance.
(2) Includes long-term care products.

  2001 to 2000 Nine-Month Comparison. Total new annualized premiums increased $73 million, or 18%, from the first nine months of 2000 to the first nine months of 2001, with an increase of $94 million in group life sales partially offset by a $21 million decline in group disability sales. The group life sales increase came from a small number of large sales to new customers, including annualized premiums of $92 million from one sale, which more than offset a lower level of additional sales to existing group life customers. The group disability sales decrease reflected the benefit to first nine months 2000 results from sales opportunities resulting from the well-publicized financial difficulties of a competitor.

  2000 to 1999 Annual Comparison. Total new annualized premiums increased $116 million, or 32%, from 1999 to 2000, with increases of $59 million in group life sales and $57 million in group disability sales. Sales for 1999 benefited from annualized premiums of $40 million from one sale. We believe the sales increase reflected improved competitiveness of our products as well as sales opportunities resulting from the well-publicized financial difficulties of a competitor.

  1999 to 1998 Annual Comparison. Total new annualized premiums increased $36 million, or 11%, from 1998 to 1999. An increase in sales to new customers, including $40 million from one sale, reflecting an expansion of the dedicated Group Insurance sales force and greater productivity as well as availability of a new disability contract that was approved for sale by regulators in 1999, more than offset a lower level of additional sales to existing group life customers.

Other Employee Benefits

  Operating Results

  The following table sets forth the Other Employee Benefits segment's operating results for the periods indicated.

                                            Nine Months
                                               Ended
                                           September 30, Year Ended December 31,
                                           ------------- -----------------------
                                            2001   2000   2000    1999    1998
                                           ------ ------ ------- ------- -------
                                                       (in millions)
Operating results:
 Revenues(1).............................  $2,019 $2,177 $ 2,885 $ 3,014 $ 3,258
 Benefits and expenses(2)................   1,909  1,956   2,656   2,742   2,916
                                           ------ ------ ------- ------- -------
 Adjusted operating income...............  $  110 $  221 $   229 $   272 $   342
                                           ====== ====== ======= ======= =======

--------
(1) Revenues exclude realized investment gains, net of losses.
(2) Benefits and expenses exclude the impact of net realized investment gains on reserves and deferred acquisition cost amortization.

  Adjusted Operating Income

  2001 to 2000 Nine-Month Comparison. Adjusted operating income decreased $111 million, or 50%, in the first nine months of 2001 from the first nine months of 2000. Adjusted operating income benefited $36 million in the first nine months of 2000 primarily from refinements in our annuity reserves. Excluding this change, adjusted operating income decreased $75 million, or 41%. The $75 million decrease came primarily from a $56 million decline in adjusted operating income from our guaranteed products business. This business had a deterioration in mortality experience in the first nine months of 2001 and recorded approximately $29 million of increased estimates of policy liabilities relating to prior periods. We recorded charges amounting to $22 million in the first nine months of 2000 to establish reserves for guaranteed benefits on several separate account contracts. The guaranteed products business also continues to be adversely affected by the gradual runoff of our general account products, including general account GIC business, that we have experienced over the past several years. We expect to continue to have low sales of general account GICs unless and until our ratings improve.

  Our real estate and relocation business reported a loss, on an adjusted operating income basis, of $5 million in the first nine months of 2001 versus adjusted operating income of $30 million in the first nine months of 2000. The loss in the first nine months of 2001 resulted from expenses of $29 million from consolidation of operating facilities as well as a decline in corporate relocation volume.

  Our full service defined contribution business, which benefited from lower expense levels in the first nine months of 2001, reported a loss of $11 million on an adjusted operating income basis compared to a loss of $27 million in the first nine months of 2000.

  2000 to 1999 Annual Comparison. Adjusted operating income decreased $43 million, or 16%, in 2000 from 1999. Adjusted operating income benefited $64 million in 2000 and $54 million in 1999 primarily from refinements in our annuity reserves. Excluding these changes, adjusted operating income decreased $53 million, or 24%, from $218 million in 1999 to $165 million in 2000. The $53 million decrease came primarily from a $45 million decline in adjusted operating income from our guaranteed products business. Results from this business were negatively affected by a $56 million charge we recorded in 2000 to increase our reserves for structured settlement products as a result of our restructuring of the investment portfolio supporting these products to reduce the emphasis on equity investments. We recorded charges of $26 million in 2000 and $37 million in 1999 to establish reserves for guaranteed benefits on several separate account contracts. Results from this business continue to be affected by the scheduled runoff of our general account GIC business that we have experienced over the past several years. Losses from our full service defined contribution business were $42 million in 2000, relatively unchanged from $39 million in 1999.

  1999 to 1998 Annual Comparison. Adjusted operating income declined by $70 million, or 20%, in 1999 from 1998. Adjusted operating income benefited $54 million in 1999 and $46 million in 1998 primarily from refinements in our calculation of annuity reserves. Excluding these changes, adjusted operating income declined by $78 million, or 26%, from $296 million in 1998 to $218 million in 1999. The decrease reflected a decline of $115 million in adjusted operating income from our guaranteed products business, which was negatively affected by a $37 million charge in 1999 to establish reserves for guaranteed benefits on several separate account contracts. The remainder of the decrease reflects the continuing scheduled runoff of our general account GIC business as noted above and a decline in mortgage prepayment fees received in 1999. The decrease in adjusted operating income from our guaranteed products business was partially offset by a $23 million decrease in losses from our full service defined contribution business, reflecting higher asset and participant-based fee revenues as a result of the growth of our full service defined contribution business and a reduced level of cost per participant. The results of our defined contribution business include commissions and selling costs that, for sales of products for which we are not reimbursed for these costs by future distribution fees and contingent deferred sales charges, we charge immediately to expense under GAAP (rather than capitalizing and recognizing over time) resulting in a loss in the year of sale.

  Revenues

  2001 to 2000 Nine-Month Comparison. Revenues, as shown in the table above under "--Operating Results", decreased $158 million, or 7%, from the first nine months of 2000 to the first nine months of 2001. Net investment income decreased $95 million, or 5%, from $1.752 billion in the first nine months of 2000 to $1.657 billion in the first nine months of 2001 reflecting the gradual runoff of our general account products, including general account GIC business, which we expect to continue. Premiums, policy charges and fees decreased $50 million, from $119 million in the first nine months of 2000 to $69 million in the first nine months of 2001, reflecting lower sales of general account group annuity products.

  2000 to 1999 Annual Comparison. Revenues decreased $129 million, or 4%, from 1999 to 2000. Net investment income decreased $128 million, or 5%, from $2.460 billion in 1999 to $2.332 billion in 2000. The majority of this decline relates to the continued runoff of our general account GIC business. Fee-based revenue in 2000 was approximately equal to 1999, as the impact on 1999 revenues from $16 million in fees we earned in connection with our participation in the rehabilitation of another life insurance company was essentially offset by higher fee-based revenues resulting from growth in our full service defined contribution and real estate and relocation businesses in 2000.

  1999 to 1998 Annual Comparison. Revenues decreased $244 million, or 7%, from 1998 to 1999. Net investment income decreased $270 million, or 10%, from $2.730 billion in 1998 to $2.460 billion in 1999. The majority of this decline relates to the runoff of our general account GIC business. The decline in investment income also reflects a decline in mortgage prepayment fees received in 1999. Fee-based revenue increased $17 million, or 4%, from $457 million in 1998 to $474 million in 1999, primarily as a result of growth of our full service defined contribution business.

  Benefits and Expenses

  2001 to 2000 Nine-Month Comparison. Benefits and expenses, as shown in the table above under "--Operating Results", decreased $47 million, or 2%, from the first nine months of 2000 to the first nine months of 2001. This decrease includes the effect of refinements in our annuity reserves in the first nine months of 2000 as noted above. Excluding this change, benefits and expenses decreased $83 million, or 4%. Policyholder benefits, including interest credited to policyholders, declined $54 million, from $1.474 billion in the first nine months of 2000 to $1.420 billion in the first nine months of 2001, primarily as a result of the continued runoff of our general account products, including general account GIC business, as noted above. In addition, interest expense decreased $26 million from the first nine months of 2000 to the first nine months of 2001 as a result of a lower level of investment-related borrowing and lower borrowing rates. Expenses of $29 million incurred during the first nine months of 2001 to consolidate the operating facilities of our real estate and relocation business partially offset these decreases.

  2000 to 1999 Annual Comparison. Benefits and expenses decreased $86 million, or 3%, from 1999 to 2000. Interest credited to policyholders declined from $1.086 billion in 1999 to $1.024 billion in 2000, primarily as a result of the runoff of our general account GIC business as noted above. This decrease was essentially offset by the $56 million charge we recorded in 2000 to increase our reserves for structured settlement products. The remainder of the decrease came primarily from a decrease in policyholders' benefits, including the change in policy reserves, reflecting our maturing block of group annuity business.

  1999 to 1998 Annual Comparison. Benefits and expenses decreased $174 million, or 6%, from 1998 to 1999. This decrease includes the changes in reserves from refinements in the reserve calculations for our annuity business as noted above, which reduced our expenses by $54 million in 1999 and $32 million in 1998. Excluding these changes, the decrease in total benefits and expenses was $152 million, or 5%. Interest credited to policyholders decreased $168 million, reflecting the attrition of our general account GIC business and a reduction in credited rates for a majority of our fixed rate defined contribution business. A $37 million charge in 1999 to establish reserves for guaranteed benefits on several separate account contracts partially offset this decrease.

  Sales Results and Assets Under Management

  The following table shows the changes in the account values and net sales of Other Employee Benefits segment products for the periods indicated. Net sales are total sales minus withdrawals or withdrawals and benefits, as applicable. As noted above under "--U.S. Consumer Division--Retail Investments--Sales Results and Assets Under Management", neither sales nor net sales are revenues under GAAP.

                                     Nine  Months
                                         Ended
                                     September 30,    Year Ended December 31,
                                    ----------------  -------------------------
                                     2001     2000     2000     1999     1998
                                    -------  -------  -------  -------  -------
                                                 (in millions)
Defined Contribution:
Beginning total account value.....  $26,046  $25,788  $25,788  $21,527  $17,737
Sales.............................    2,907    4,032    5,439    4,736    4,939
Withdrawals.......................   (2,784)  (2,896)  (3,937)  (3,287)  (2,585)
Change in market value and
 interest credited................   (3,459)     205   (1,244)   2,812    1,436
                                    -------  -------  -------  -------  -------
 Ending total account value.......  $22,710  $27,129  $26,046  $25,788  $21,527
                                    =======  =======  =======  =======  =======
Net sales.........................  $   123  $ 1,136  $ 1,502  $ 1,449  $ 2,354
                                    =======  =======  =======  =======  =======
Guaranteed Products(1):
Beginning total account value.....  $41,577  $41,757  $41,757  $45,560  $47,723
Sales.............................    1,866    1,604    2,024    1,951    2,511
Withdrawals and benefits..........   (3,569)  (4,026)  (5,279)  (7,244)  (9,487)
Change in market value and
 interest income..................    1,360    2,175    2,997    2,070    4,020
Other(2)..........................   (2,226)     241       78     (580)     793
                                    -------  -------  -------  -------  -------
 Ending total account value.......  $39,008  $41,751  $41,577  $41,757  $45,560
                                    =======  =======  =======  =======  =======
Net sales.........................  $(1,703) $(2,422) $(3,255) $(5,293) $(6,976)
                                    =======  =======  =======  =======  =======

--------
(1) Prudential's retirement plan accounted for 28% of sales in the nine months ended September 30, 2001, 26% of sales in the nine months ended September 30, 2000, 27% of sales for the year ended December 31, 2000, 28% for 1999 and 25% for 1998. Ending total account value includes assets of Prudential's retirement plan of $8.0 billion at September 30, 2001, $8.3 billion at September 30, 2000, $8.2 billion at December 31, 2000, $8.2 billion at December 31, 1999 and $7.8 billion at December 31, 1998.
(2) Changes in asset balances for externally managed accounts.

  2001 to 2000 Nine-Month Comparison. Assets under management in our full service defined contribution business amounted to $22.7 billion at September 30, 2001, a decrease of $3.3 billion, or 13%, from December 31, 2000. This decrease is primarily due to a decline in market value of mutual funds reflecting the general downturn in the equity markets. In addition, net sales decreased $1.0 billion in the first nine months of 2001 from the first nine months of 2000, reflecting a decrease in new institutional clients.

  Assets under management for guaranteed products amounted to $39.0 billion at September 30, 2001, a decrease of $2.6 billion, or 6%, from December 31, 2000. The decrease from December 31, 2000 is primarily due to a decrease in separate account annuity assets that reflected approximately $1.1 billion of withdrawals from externally managed accounts and $1.1 billion of annuity benefits.

  As of September 30, 2001, our guaranteed products assets under management included $10.3 billion relating to non-participating group annuities and structured settlements that were sold predominantly in a high interest rate environment. Historically, we have actively managed the investment portfolios underlying these long-duration products to maximize economic value. This strategy has produced significant realized investment gains over the years; however, the reinvestment of sales proceeds in lower yielding assets has resulted in marginally profitable adjusted operating income on these products for the nine months ended September 30, 2001 and the three years ended December 31, 2000.

  2000 to 1999 Annual Comparison. Assets under management in our full service defined contribution business were relatively unchanged at December 31, 2000 from a year earlier. Net sales benefited from increased participant contributions, reflecting an increased participant base. However, the $1.5 billion net sales in 2000 were largely offset by negative changes in market value of $1.2 billion resulting from poor performance in the equity markets.

  Assets under management for guaranteed products at December 31, 2000 were also relatively unchanged from a year earlier. Although assets related to our general account GIC business continued to decline, reflecting the scheduled runoff of that business, this decrease was largely offset by an increase in our separate account annuity assets resulting primarily from market appreciation and interest income on fixed income investments. Withdrawals and benefits from guaranteed products for 2000 totaled $5.3 billion, $2.0 billion less than those of 1999, reflecting the declining volume of general account GIC contracts. Sales of guaranteed products increased $73 million over 1999, as an increase in separate account GICs and funding agreements more than offset a decline in traditional GICs.

  1999 to 1998 Annual Comparison. Assets under management in our full service defined contribution business amounted to $25.8 billion at December 31, 1999, an increase of $4.3 billion, or 20%, from December 31, 1998. The increase is primarily due to market appreciation and interest credited of $2.8 billion, primarily due to market appreciation in equity funds, as well as net sales of $1.4 billion. Net sales in 1999 decreased by $905 million from 1998, reflecting the inclusion in 1998 results of a sale to one customer totaling $1.3 billion. Excluding the impact of this single sale in 1998, sales increased $1.1 billion, or 30%, in 1999 from 1998, which we believe reflects our offering of more competitive products. Net sales were also affected by a higher absolute level of withdrawals in 1999, although the rate of withdrawal compared to average assets under management was consistent with prior years.

  Assets under management for guaranteed products decreased $3.8 billion, or 8%, from December 31, 1998. The decrease is primarily a result of a $1.7 billion decrease in separate account annuity assets, a $1.0 billion decrease in assets related to our general account GIC business and withdrawals from our synthetic and separate account GIC business. The decrease in separate account annuity assets came primarily from scheduled annuity benefits. The decrease in general account GIC assets reflected the continued scheduled runoff of that business. Withdrawals and benefits from guaranteed products for 1999 totaled $7.2 billion, $2.2 billion or 24% less than those of 1998, reflecting the declining volume of remaining general account GIC contracts. Sales of guaranteed products in 1999 were $560 million or 22% lower than 1998, primarily due to a decrease in sales of floating rate non-traditional GIC products.

International Division

  The International division generates revenues from premiums and investment income through our International Insurance segment and from commissions, asset management fees and investment income from the international securities and futures brokerage and trading operations that comprise our International Securities and Investments segment. We include the asset management fees and commissions from these operations in the line captioned "commissions and other income" in our consolidated statement of operations.

  The International Insurance and International Securities and Investments segments pay the expenses of their own proprietary sales forces, consisting of Life Planners, Life Advisors, and Financial Advisors, for distribution of products.

  Our international operations conduct their business primarily in local currencies and, accordingly, fluctuations in foreign currency exchange rates, net of the impact of our hedging strategies, affect the profitability of these operations in our consolidated financial statements. For a discussion of our currency hedging strategies, see "--Risk Management, Market Risk and Derivative Instruments--Market Risk--Other Than Trading Activities--Market Risk Related to Foreign Currency Exchange Rates".

  In addition, we must manage our risk in connection with principal transactions associated with the international and futures operations of the International Securities and Investments segment. The liquidity of markets and transactional volume, the level and volatility of interest rates, security and currency valuations, competitive conditions and other factors also affect our revenues and profitability. See "--Overview--Profitability".

Division Results

  The following table and discussion present the International division's results based on our definition of "adjusted operating income," which is a non-GAAP measure, as well as income from continuing operations before income taxes, which is prepared in accordance with GAAP. As shown below, adjusted operating income excludes realized investment gains, net of losses and related charges. The excluded items are important to an understanding of our overall results of operations. You should not view adjusted operating income as a substitute for income from continuing operations determined in accordance with GAAP, and you should note that our definition of adjusted operating income may differ from that used by other companies. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses. We exclude realized investment gains, net of losses and related charges, from adjusted operating income because the timing of transactions resulting in recognition of gains or losses is largely at our discretion and the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities. Including the fluctuating effects of these transactions could distort trends in the underlying profitability of our businesses.

                                         Nine Months
                                            Ended
                                        September 30,  Year Ended December 31,
                                        -------------- ------------------------
                                         2001    2000   2000     1999    1998
                                        ------  ------ -------  ------- -------
                                                    (in millions)
Division operating results:
 Revenues(1)........................... $3,369  $1,953 $ 2,624  $ 2,102 $ 1,622
 Benefits and expenses.................  2,971   1,691   2,302    1,869   1,465
                                        ------  ------ -------  ------- -------
 Adjusted operating income............. $  398  $  262 $   322  $   233 $   157
                                        ======  ====== =======  ======= =======
Adjusted operating income by segment:
 International Insurance............... $  439  $  211 $   296  $   218 $   144
 International Securities and
  Investments..........................    (41)     51      26       15      13
                                        ------  ------ -------  ------- -------
   Total...............................    398     262     322      233     157
Items excluded from adjusted operating
 income:
Realized investment gains, net of
 losses and related charges:
 Realized investment gains, net of
  losses...............................     17      20     (15)       9       9
 Related charges(2)....................    (10)    --      --       --      --
                                        ------  ------ -------  ------- -------
   Total realized investment gains, net
    of losses and related charges......      7      20     (15)       9       9
                                        ------  ------ -------  ------- -------
Income from continuing operations
 before income taxes................... $  405  $  282 $   307  $   242 $   166
                                        ======  ====== =======  ======= =======

--------
(1) Revenues exclude realized investment gains, net of losses.
(2) Related charges consist of the portion of dividends to policyholders attributable to realized investment gains, net of losses.

  2001 to 2000 Nine-Month Comparison. Adjusted operating income of our International division increased $136 million, or 52%, in the first nine months of 2001 from the first nine months of 2000. The increase came from an increase of $228 million in adjusted operating income from our International Insurance segment, including $185 million from Gibraltar Life which we acquired in 2001, as discussed below. This increase was partially offset by a $92 million decline in adjusted operating income from our International Securities and Investments segment. Income from continuing operations before income taxes increased by $123 million, or 44%, in the first nine months of 2001 from the first nine months of 2000 as a result of the increase in adjusted operating income.

  2000 to 1999 Annual Comparison. Adjusted operating income of our International division increased $89 million, or 38%, in 2000 from 1999 due to increases in both segments in the division. Income from continuing operations before income taxes increased $65 million, or 27%, in 2000 from 1999. The increase came from the $89 million increase in adjusted operating income, which was partially offset by a $24 million decrease in realized investment gains, net of losses. For a discussion of realized investment gains and losses, and charges related to realized investment gains and losses, see "-- Consolidated Results of Operations--Realized Investment Gains".

  1999 to 1998 Annual Comparison. Adjusted operating income of our International division increased $76 million, or 48%, from 1998 to 1999. The increase came primarily from an increase in adjusted operating income of $74 million from our International Insurance segment. Income from continuing operations before income taxes increased by $76 million, or 46%, from 1998 to 1999 as a result of the increase in adjusted operating income.

International Insurance

  Our international insurance operations are subject to currency fluctuations that can materially impact the U.S. dollar results of our international insurance operations from period to period even if results on a local currency basis are relatively constant. Exchange rates fluctuated significantly in the first nine months of 2001 and the three years ended December 31, 2000. The financial results of our International Insurance segment reflect the impact of our currency hedging strategies including internal hedges, whereby some currency fluctuation exposure is assumed in our Corporate and Other operations. Unless otherwise stated, we have translated all information in this section on the basis of exchange rates in accordance with GAAP. To achieve a better understanding of local operating performance, where indicated below, we analyze results both on the basis of GAAP translated results and on the basis of local results translated at a constant exchange rate. When we discuss constant exchange rate information below, we translated on the basis of the average exchange rates for the year ended December 31, 2000.

  Operating Results

  The following table sets forth the International Insurance segment's operating results for the periods indicated.

                                           Nine Months
                                              Ended
                                          September 30, Year Ended December 31,
                                          ------------- -----------------------
                                           2001   2000   2000    1999    1998
                                          ------ ------ ------- ------- -------
                                                      (in millions)
Operating results:
 Revenues(1):
 International Insurance, excluding
  Gibraltar Life........................  $1,555 $1,408 $ 1,920 $ 1,522 $ 1,090
 Gibraltar Life.........................   1,401     --      --      --      --
                                          ------ ------ ------- ------- -------
                                           2,956  1,408   1,920   1,522   1,090
                                          ------ ------ ------- ------- -------
Benefits and expenses(2):
 International Insurance, excluding
  Gibraltar Life........................   1,301  1,197   1,624   1,304     946
 Gibraltar Life.........................   1,216     --      --      --      --
                                          ------ ------ ------- ------- -------
                                           2,517  1,197   1,624   1,304     946
                                          ------ ------ ------- ------- -------
Adjusted operating income...............  $  439 $  211 $   296 $   218 $   144
                                          ====== ====== ======= ======= =======

--------
(1) Revenues exclude realized investment gains, net of losses.
(2) Benefits and expenses exclude the impact of net realized investment gains on dividends to policyholders.

  Adjusted Operating Income

  2001 to 2000 Nine-Month Comparison. Adjusted operating income increased $228 million from the first nine months of 2000 to the first nine months of 2001. Results of Gibraltar Life, which we include in our results from April 2, 2001, the date of the reorganization, through August 31, 2001, contributed $185 million to the increase in adjusted operating income. The International Insurance segment reported adjusted operating income of $202 million for the third quarter of 2001, including $126 million from Gibraltar Life.

  The $185 million adjusted operating income reported by Gibraltar Life reflected revenues of $1.401 billion and benefits and expenses of $1.216 billion. Gibraltar Life's revenues were comprised primarily of $1.202 billion of premiums, policy charges and fees, and $197 million net investment income, and its benefits and expenses were comprised primarily of $953 million of policy benefits including changes in reserves and $260 million of operating expenses. As a result of Gibraltar Life's recent emergence from reorganization proceedings and the reduction in benefits for in force policies, when we established Gibraltar Life's initial liability for future policy benefits, we assumed a higher than normal level of policy surrenders for the near term. Our surrender rate assumptions for Gibraltar Life's years of operations, commencing at the date of reorganization, are 6% in the first year and 4% thereafter for paid-up policies and 2% to 38% in the first year, 3% to 14% in the second year, and 6% to 10% thereafter for premium paying policies, although the actual surrender rates we experience may differ materially from our assumptions. Gibraltar Life's adjusted operating income for the initial five-month period included in our results benefited from gains on policy surrenders of about $50 million. Substantially all of this contribution to adjusted operating income resulted from a high level of surrenders due to customer response to the initial impact of policy changes introduced as part of Gibraltar Life's reorganization. These surrenders, which are significantly greater than the level we expect on an ongoing basis, are not anticipated to have a material adverse impact on future results from Gibraltar Life. Future surrender experience in the near term may be significantly different from the levels we assumed, and our future adjusted operating income will be sensitive to differences in actual surrender experience from our assumptions, particularly during an initial period of about two years from the date of reorganization. We estimate that every 1% of in force policies that surrender in excess of our assumed level would contribute $40 to $50 million to our adjusted operating income for the period of the surrenders, and conversely that for every 1% of in force policies that surrender below our assumed level, our reported adjusted operating income would be negatively affected by $40 to $50 million.

  Adjusted operating income, excluding the impact of the Gibraltar Life acquisition discussed above, increased $43 million, or 20%, from the first nine months of 2000 to the first nine months of 2001. Adjusted operating income for the first nine months of 2001 benefited $8 million from a refinement in the methodology used to calculate reserves in our Korean operations. Excluding this item, adjusted operating income increased $35 million, or 17%. The increase came from improved results both from our operations in countries other than Japan and our Japanese insurance operations. Our operations in countries other than Japan produced break-even results for the first nine months of 2001, excluding the reserve refinement, compared to an operating loss of $19 million for the first nine months of 2000, as increased profits from our operations in Korea and Taiwan offset continued costs associated with our expansion into additional countries. Our Japanese insurance operations reported continuing improved results, with adjusted operating income of $246 million in the first nine months of 2001 compared to $230 million in the first nine months of 2000, due to strong persistency and new sales, partially offset by less favorable mortality experience during the first half of the year.

  The segment's increase in adjusted operating income includes the unfavorable effect of year over year fluctuations in currency exchange rates as well as the impact of our hedging at expected exchange rates. On a constant exchange rate basis and excluding the impact of currency hedging, adjusted operating income, including results of Gibraltar Life, increased $272 million.

  2000 to 1999 Annual Comparison. Adjusted operating income increased $78 million, or 36%, from 1999 to 2000. The increase resulted from continuing improved results from our Japanese insurance operations, from $240 million in 1999 to $315 million in 2000, which experienced continued growth in insurance in force due to strong persistency and new sales. Our operations in countries other than Japan resulted in operating losses of $19 million in 2000 and $22 million in 1999, as improved operating income from our Korean insurance operations was partially offset by increased costs associated with our expansion into additional countries. The segment's increase in adjusted operating income includes the favorable effect of year over year fluctuations in currency exchange rates as well as the impact of our hedging at expected exchange rates. On a constant exchange rate basis and excluding the impact of currency hedging, adjusted operating income increased $45 million, or 19%.

  1999 to 1998 Annual Comparison. Adjusted operating income increased $74 million, or 51%, from 1998 to 1999. The increase resulted primarily from continuing improved results from our Japanese operations, from $161 million in 1998 to $240 million in 1999, which experienced continued growth in insurance in force due to increased sales and favorable persistency as well as improved mortality experience, partially offset by costs associated with expanding operations to other countries. Our operations in countries other than Japan resulted in operating losses of $22 million in 1999 and $17 million in 1998. The increase in these operating losses reflected higher costs associated with our expansion into additional countries. The segment's increase in adjusted operating income includes the favorable effect of year over year fluctuations in currency exchange rates as well as the impact of our hedging at expected exchange rates. On a constant exchange rate basis and excluding the impact of currency hedging, adjusted operating income increased $70 million, or 43%.

  Revenues

  2001 to 2000 Nine-Month Comparison. Revenues, as shown in the table above under "--Operating Results", increased $1.548 billion from the first nine months of 2000 to the first nine months of 2001, including $1.401 billion from Gibraltar Life. Excluding the impact of the Gibraltar Life acquisition, revenues increased $147 million, or 10%, from the first nine months of 2000 to the first nine months of 2001. The $147 million increase in revenues came primarily from an increase in premium income of $116 million, or 9%, from $1.235 billion in the first nine months of 2000 to $1.351 billion in the first nine months of 2001. Premiums from our Korean operations increased $69 million, from $132 million in the first nine months of 2000 to $201 million in the first nine months of 2001, as a result of increased sales and strong persistency. Premiums in all other countries increased $47 million, from $1.103 billion in the first nine months of 2000 to $1.150 billion in the first nine months of 2001, primarily as a result of continued strong persistency and new sales in Japan and Taiwan. On a constant exchange rate basis and excluding the impact of currency hedging, total segment revenues increased $1.914 billion, from the first nine months of 2000 to the first nine months of 2001.

  2000 to 1999 Annual Comparison. Revenues increased $398 million, or 26%, from 1999 to 2000. The growth in revenues came primarily from an increase in premium income of $335 million, from $1.345 billion in 1999 to $1.680 billion in 2000. Premiums from our Japanese operations increased $227 million, from $1.167 billion in 1999 to $1.394 billion in 2000, as a result of continued strong persistency and new sales, as well as the favorable impact of currency exchange fluctuations. Premiums in all other countries increased $108 million, from $178 million in 1999 to $286 million in 2000, primarily as a result of increased sales and strong persistency in Korea and Taiwan. Net investment income increased $30 million, from $99 million in 1999 to $129 million in 2000, as a result of the growth in invested assets related to the increase in our business in force. On a constant exchange rate basis and excluding the impact of currency hedging, revenues increased $306 million, or 19%, from 1999 to 2000.

  1999 to 1998 Annual Comparison. Revenues increased $432 million, or 40%, from 1998 to 1999. The growth in revenues came primarily from an increase of $386 million, or 40%, in premium income, from $959 million in 1998 to $1.345 billion in 1999. Premiums in Japan increased $312 million, from $855 million in 1998 to $1.167 billion in 1999, as a result of growth in sales and continued strong persistency as well as the favorable impact of currency exchange fluctuations. Premiums in all other countries increased $74 million, from $104 million in 1998 to $178 million in 1999, primarily as a result of growth in business and new sales in Korea and Taiwan. Net investment income increased $34 million, from $65 million in 1998 to $99 million in 1999, as a result of the growth in invested assets related to the increase in our business in force. On a constant exchange rate basis and excluding the impact of currency hedging, revenues increased $302 million, or 23%.

  Benefits and Expenses

  2001 to 2000 Nine-Month Comparison. Benefits and expenses, as shown in the table above under "--Operating Results", increased $1.320 billion from the first nine months of 2000 to the first nine months of 2001, including $1.216 billion from Gibraltar Life. Excluding the impact of the Gibraltar Life acquisition, benefits and expenses increased $104 million, or 9%, from the first nine months of 2000 to the first nine months of 2001. The $104 million increase in benefits and expenses came primarily from an increase of $81 million in policyholders' benefits, which includes the change in reserves for future policy benefits. Policyholders' benefits increased from $941 million in the first nine months of 2000 to $1.022 billion in the first nine months of 2001, primarily as a result of the greater volume of business in force, which was driven by new sales, continued strong persistency and the aging of business in force in markets where our operations are more mature. On a constant exchange rate basis, total segment benefits and expenses increased $1.643 billion.

  2000 to 1999 Annual Comparison. Benefits and expenses increased $320 million, or 25%, from 1999 to 2000. The increase in benefits and expenses came primarily from an increase of $235 million in policyholders' benefits, which includes the change in reserves for future policy benefits. Policyholders' benefits increased from $1.032 billion in 1999 to $1.267 billion in 2000, primarily as a result of the greater volume of business in force, which was driven by new sales and continued strong persistency, as well as the aging of business in force in markets where our operations are more seasoned. The remaining increase in benefits and expenses of $85 million reflected the increase in administrative expenses associated with the greater volume of business in force and increased expenses related to opening additional agencies in existing markets and expansion into new markets. On a constant exchange rate basis, benefits and expenses increased $261 million, or 19%.

  1999 to 1998 Annual Comparison. Benefits and expenses increased $358 million, or 38%, from 1998 to 1999. The increase in benefits and expenses came primarily from an increase of $287 million in policyholders' benefits, which includes the change in reserves for future policy benefits. Policyholders' benefits increased from $745 million in 1998 to $1.032 billion in 1999 primarily as a result of the greater volume of business in force. The remaining increase came primarily from administrative expenses associated with the growth of business in force and expenses related to our expansion into additional countries. On a constant exchange rate basis, benefits and expenses increased $233 million, or 21%.

  Sales Results

  In managing our international insurance business, we analyze new annualized premiums, which do not correspond to revenues under GAAP, as well as revenues, because new annualized premiums measure the current sales performance of the business unit, while revenues reflect the renewal persistency and aging of in force policies written in prior years and net investment income in addition to current sales.

  2001 to 2000 Nine-Month Comparison. New annualized premiums increased $149 million, or 43%, from $347 million in the first nine months of 2000 to $496 million in the first nine months of 2001, including $54 million from Gibraltar Life and reflecting the unfavorable impact of currency exchange rate fluctuations. On a constant exchange rate basis, new annualized premiums increased $214 million, or 62%, from the first nine months of 2000 to the first nine months of 2001, including $62 million from Gibraltar Life. On that basis, new

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

annualized premiums from our operations other than Gibraltar Life increased $152 million, or 44%. The $152 million increase included $74 million from our existing operation in Japan, reflecting an increase in the number of Life Planners from 1,770 at September 30, 2000 to 1,944 at September 30, 2001 as well as $28 million of new annualized premiums sold by the Gibraltar Life sales force for our existing operation prior to the acquisition date. After that date, the Gibraltar Life sales force has distributed only Gibraltar products. For all countries other than Japan, also on a constant exchange rate basis, new annualized premiums increased $78 million, or 77%, with $73 million of the increase coming from our operations in Korea and Taiwan. The increase in countries other than Japan reflects an increase in the number of Life Planners, from 1,598 at September 30, 2000 to 2,055 at September 30, 2001 as well as an increase in Life Planner productivity.

  2000 to 1999 Annual Comparison. New annualized premiums increased $111 million, or 28%, from $398 million in 1999 to $509 million in 2000, including the favorable impact of currency exchange fluctuations. On a constant exchange rate basis, new annualized premiums increased $93 million, or 22%. For all countries other than Japan, on a constant exchange rate basis, new annualized premiums increased $51 million, or 52%, with $44 million of the increase coming from our operations in Korea and Taiwan. The increase in countries other than Japan reflects an increase in the number of Life Planners, from 1,203 at December 31, 1999 to 1,684 at December 31, 2000, which we attribute to our recruitment program and retention of existing Life Planners. New annualized premiums in Japan, on a constant exchange rate basis, increased $42 million, or 13%, reflecting an increase in the number of Life Planners from 1,681 at December 31, 1999 to 1,811 at December 31, 2000. As discussed below under "--Investment Margins and Other Profitability Factors", in April 1999 Japanese regulators approved a reduction in the required interest rates for most of the products we sell due to the low interest rate environment in that country. We believe that customer purchases of life insurance in 1999 in anticipation of this change before it was implemented benefited 1999 sales, partially offsetting the impact of additional Life Planners in 2000.

  1999 to 1998 Annual Comparison. New annualized premiums increased $128 million, or 47%, from $270 million in 1998 to $398 million in 1999, including the favorable impact of currency exchange fluctuations. On a constant exchange rate basis, new annualized premiums increased $92 million, or 28%. In Japan, new annualized premiums on a constant exchange rate basis increased $47 million, or 17%, from 1998 to 1999. For all other countries combined, also on a constant exchange rate basis, new annualized premiums increased $45 million, or 83%, with $33 million of the increase from our operations in Korea. These increases are primarily a result of new business generated by increased numbers of Life Planners.

  Investment Margins and Other Profitability Factors

  Many of our insurance products sold in international markets provide for the buildup of cash values for the policyholder at mandated guaranteed interest rates. The spread between the actual investment returns and these guaranteed rates of return to the policyholder is an element of the profit or loss that we will experience on these products. Interest rates guaranteed in our Japanese insurance contracts are regulated by Japanese authorities. Between July 1, 1996 and April 1, 1999, we guaranteed premium rates using an interest rate of 3.1% on most of the products we sell even though the yield on Japanese government and high-quality corporate bonds was less than that much of this time. This resulted in some negative investment spreads over this period. As a consequence, our profitability with respect to these products in Japan during that period resulted primarily from margins on mortality charges and expenses. In response to the low interest rate environment, Japanese regulators approved a reduction in the required rates for most of the products we sell to 2.35% in April of 1999, which has allowed us to charge higher premiums on new business for the same amount of insurance. While this has also resulted in an improvement in investment spreads, the profitability of these products in Japan continues to result primarily from margins on mortality charges and expenses. In 2001, Japanese regulators approved further reductions in the required interest rates applicable to most of the products we sell. As a result, we increased premium rates on most of our products sold in Japan when the new rates were implemented, in April 2001 for some products and in October 2001 for other products. Additionally, interest rates on our guaranteed products sold in Korea are regulated by Korean authorities, who implemented, in April 2001, a reduction in the required rates for most of the products we sell, allowing us to charge higher premiums on new business for the same amount of insurance. While these actions enhance our ability to set rates commensurate with available investment returns, the major sources of profitability on our products in Korea, as in Japan, are margins from mortality and expense charges rather than investment spreads.

  We base premiums and cash values in the countries in which we operate on mandated mortality tables. Our mortality experience in the International Insurance segment on an overall basis for the nine months ended

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

September 30, 2001 and the years ended December 31, 2000, 1999 and 1998 was well within our pricing assumptions and below the guaranteed levels reflected in the premiums we charge.

International Securities and Investments

  Operating Results

  The following table sets forth the International Securities and Investments segment's operating results for the periods indicated.

                                           Nine Months
                                              Ended
                                          September 30,  Year Ended December 31,
                                          -------------- -----------------------
                                           2001    2000   2000    1999    1998
                                          ------  ------ ------- ------- -------
                                                      (in millions)
Operating results:
 Revenues...............................    $413  $  545 $   704 $   580 $   532
 Expenses...............................     454     494     678     565     519
                                          ------  ------ ------- ------- -------
 Adjusted operating income..............  $  (41) $   51 $    26 $    15 $    13
                                          ======  ====== ======= ======= =======

  Adjusted Operating Income

  2001 to 2000 Nine-Month Comparison. The International Securities and Investments segment reported a pre-tax loss of $41 million, on an adjusted operating income basis, for the first nine months of 2001 compared to adjusted operating income of $51 million for the first nine months of 2000. The $92 million decrease came from our international securities operations, including our futures operations, reflecting the slowdown in equity markets which began after the early part of 2000. In addition, adjusted operating income for the first nine months of 2000 benefited from a $21 million gain from our interest in the conversion of London Stock Exchange and Hong Kong Stock and Futures Exchange seats into listed shares and trading rights. Losses from our international investments operations amounted to $26 million in the first nine months of 2001 and $31 million in the first nine months of 2000, as increased expenses from the expansion of this developing business essentially offset its revenue growth. The International Securities and Investments segment reported a loss of $22 million on an adjusted operating income basis, for the third quarter of 2001.

  2000 to 1999 Annual Comparison. Adjusted operating income increased $11 million from 1999 to 2000. Adjusted operating income from our international securities operations, including our futures operations, increased $30 million in 2000 from 1999, including a $21 million gain in 2000 from our interest in the conversion of stock exchange seats as discussed above. Our international securities operations benefited from continued active U.S. equity markets, particularly during the early part of 2000. An $11 million decline in adjusted operating income from our futures operations due to reduced volatility in the global commodity and foreign exchange markets in 2000 was a partial offset. Losses from our international investments operations increased $19 million, from $32 million in 1999 to $51 million in 2000, reflecting increased expenses from the expansion of this developing business.

  1999 to 1998 Annual Comparison. Adjusted operating income was essentially unchanged in 1999 from 1998. Adjusted operating income from our international securities operations, including our futures operations, increased $26 million in 1999 from 1998. Our international securities operations benefited from active U.S. equity markets, and 1998 results for these operations include a loss of $28 million from the sale and final closure of our Australian securities operations. A $26 million decline in adjusted operating income from our futures operations, resulting primarily from the introduction of the Euro which decreased activity in the global foreign exchange markets in 1999, was a partial offset. Losses from our international investments operations increased $24 million, from $8 million in 1998 to $32 million in 1999, reflecting increased expenses from the expansion of this developing business.

  Revenues

  2001 to 2000 Nine-Month Comparison. Revenues, as shown in the table above under "--Operating Results", decreased $132 million, or 24%, from the first nine months of 2000 to the first nine months of 2001. The decrease came from a $154 million decrease in revenues from our international securities operations, which include our futures operations. The $154 million decrease came primarily from lower commission revenues associated with reduced transaction volume, reflecting the less active equity markets in comparison to the first nine months of 2000 which benefited from exceptionally active equity markets in the early part of the year. In addition, revenues for the first nine months of 2000 included the $21 million gain from our interest in the conversion of stock exchange seats as noted above. Revenues from our international investments operations increased $22 million, primarily from asset management fees and commissions earned by recently acquired units.

  2000 to 1999 Annual Comparison. Revenues increased $124 million, or 21%, from 1999 to 2000. The increase came primarily from a $106 million increase in revenues from our international securities operations. The increase reflected higher commission revenues associated with increased transaction volume, primarily due to active U.S. equity markets particularly during the early part of 2000, higher fee revenues from a London-based broker and asset manager that we acquired in 1999, and the $21 million gain from our interest in the conversion of stock exchange seats as noted above. The increase in revenues also reflects an increase in the number of international Financial Advisors to 620 at December 31, 2000 from 577 a year earlier. The remainder of the increase in revenues came from our international investments operations, reflecting their expansion as noted above.

  1999 to 1998 Annual Comparison. Revenues increased $48 million, or 9%, from 1998 to 1999. Revenues for 1998 include $21 million related to the Australian securities operations, which were closed in the fourth quarter of 1998. Excluding the impact of 1998 revenues of the Australian securities operations, revenues increased by $69 million, or 14%, from $511 million in 1998 to $580 million in 1999. This increase was primarily driven by an $84 million increase in revenues from the remaining international securities operations, reflecting increased transaction volume primarily associated with active U.S. equity markets, and growth in assets under management and client assets of approximately $9 billion which included nearly $4 billion of assets under management and client assets of a London-based broker and asset manager that we acquired in 1999. The increases in assets under management and client assets, and revenues, reflected an increase in the number of international Financial Advisors from 456 at the end of 1998 to 577 at the end of 1999. A $20 million decrease in revenues from our futures operations, due to lower levels of activity in the global foreign exchange markets in 1999, partially offset the increased revenues from international securities operations.

  Expenses

  2001 to 2000 Nine-Month Comparison. Expenses, as shown in the table above under "--Operating Results", decreased $40 million, or 8%, from the first nine months of 2000 to the first nine months of 2001. Expenses of our international securities operations decreased $57 million, due primarily to decreases in revenue-based compensation costs. Expenses of our international investments operations increased $17 million, reflecting expenses from recently acquired units.

  2000 to 1999 Annual Comparison. Expenses increased $113 million, or 20%, from 1999 to 2000. Expenses of our international securities operations increased $76 million, primarily as a result of increased compensation paid to Financial Advisors on higher commission revenues, increased formula-based and incentive compensation on higher revenues and earnings, increased expenses from a London-based broker and asset manager that we acquired in 1999 and costs to expand our securities operations in Asia and Latin America. Expenses of our international investment operations increased $37 million, reflecting expenses from the development of this business.

  1999 to 1998 Annual Comparison. Expenses increased $46 million, or 9%, from 1998 to 1999. Expenses for 1998 included approximately $50 million related to the Australian securities operations, which were closed in the fourth quarter of 1998. Excluding the impact of 1998 expenses of the Australian securities operations, expenses increased $96 million, or 20%, from $469 million in 1998 to $565 million in 1999. The increase was primarily driven by a $59 million increase from our remaining international securities operations, reflecting higher compensation paid to Financial Advisors on higher commission revenues, increased formula-based and incentive compensation on higher revenues and earnings, and expansion of our product, distribution and research capabilities, including the acquisition noted above. Expenses of our international investment operations increased $29 million, reflecting expenses from the development of this business.

Asset Management Division

  The Asset Management division, through our Investment Management and Advisory Services segment, receives asset-based management fees from the businesses of the U.S. Consumer and Employee Benefits divisions, from third parties, and also from the Traditional Participating Products segment. The Other Asset Management segment includes our commercial mortgage securitization operations and investment research activities supporting our Private Client Group operations. This segment also participates in securities underwritings where our research efforts are attractive to issuers and lead underwriters, engages in equity securities sales and trading, manages our hedge portfolios, and engages in proprietary investments and syndications. We include the division's asset-based management fees in the line captioned "commissions and other income" in our consolidated statement of operations.

  The Asset Management division pays the expenses of its own portfolio managers for asset management and the expenses of its own proprietary sales force for distribution of products to third parties.

  Profitability of the Asset Management division depends primarily on our ability to develop and retain a base of assets under management, both through the U.S. Consumer and Employee Benefits divisions and directly from third parties, on which we can earn asset-based fees, and to manage the level of expenses incurred in the management of those assets. We generally base asset management fees on the market value of the underlying assets and, accordingly, profitability varies as these market values change due to external factors, such as securities market conditions and interest rates and other factors that may affect the values of particular investments. We also earn transaction-based and performance-based fees which depend on such external factors. In addition, revenue streams, including mark-to-market adjustments, from our commercial mortgage securitizations and hedge portfolios are subject to market fluctuations.

Division Results

  The following table sets forth the Asset Management division's results for the periods indicated.

                                         Nine Months
                                            Ended
                                        September 30,  Year Ended December 31,
                                        -------------- -------------------------
                                        2001    2000     2000     1999    1998
                                        ------ ------- -------- -------- -------
                                                    (in millions)
Division operating results:
 Revenues(1)..........................   $931  $ 1,005 $  1,344 $  1,137 $  993
 Benefits and expenses................    776      769    1,068      885    827
                                        -----  ------- -------- -------- ------
 Adjusted operating income............   $155  $   236 $    276 $    252 $  166
                                        =====  ======= ======== ======== ======
Adjusted operating income by segment:
 Investment Management and Advisory
  Services............................    $91  $   128 $    154 $    155 $  144
 Other Asset Management...............     64      108      122       97     22
                                        -----  ------- -------- -------- ------
   Total..............................    155      236      276      252    166
Items excluded from adjusted operating
 income:
 Realized investment gains, net of
  losses..............................     (8)       2        1        1      1
                                        -----  ------- -------- -------- ------
Income from continuing operations
 before income taxes..................   $147  $   238 $    277 $    253 $  167
                                        =====  ======= ======== ======== ======

--------
(1) Revenues exclude realized investment gains, net of losses.

  2001 to 2000 Nine-Month Comparison. Adjusted operating income of our Asset Management division decreased $81 million, or 34%, in the first nine months of 2001 from the first nine months of 2000, due to declines from both segments in the division. Income from continuing operations before income taxes decreased $91 million, or 38%, primarily as a result of the decrease in adjusted operating income.

  2000 to 1999 Annual Comparison. Adjusted operating income of our Asset Management division increased $24 million, or 10%, in 2000 from 1999, due to an increase from the Other Asset Management segment. Income from continuing operations before income taxes increased $24 million, or 9%, as a result of the increase in adjusted operating income.

  1999 to 1998 Annual Comparison. Adjusted operating income of our Asset Management division increased $86 million, or 52%, in 1999 from 1998, primarily due to an increase of $75 million from the Other Asset Management segment. Income from continuing operations before income taxes increased $86 million, or 51%, as a result of the increase in adjusted operating income.

Investment Management and Advisory Services

  Operating Results

  The following table sets forth the Investment Management and Advisory Services segment's operating results for the periods indicated.

                                            Nine Months
                                               Ended
                                           September 30, Year Ended December 31,
                                           ------------- -----------------------
                                            2001   2000   2000    1999    1998
                                           ------ ------ ------- ------- -------
                                                       (in millions)
Operating results:
 Revenues(1).............................    $618 $  647 $   874 $   768 $   740
 Expenses................................     527    519     720     613     596
                                           ------ ------ ------- ------- -------
 Adjusted operating income...............  $   91 $  128 $   154 $   155 $   144
                                           ====== ====== ======= ======= =======

--------
(1)   Revenues exclude realized investment gains, net of losses.

  Adjusted Operating Income

  2001 to 2000 Nine-Month Comparison. Adjusted operating income decreased $37 million, or 29%, from the first nine months of 2000 to the first nine months of 2001, due primarily to lower earnings from asset management resulting from declines in market value of the underlying assets on which our fees are based.

  2000 to 1999 Annual Comparison. Adjusted operating income was flat from 1999 to 2000. Although revenues increased, the increase was essentially offset primarily by expenses related to the consolidation of substantially all of our public equity management capabilities into our Jennison unit.

  1999 to 1998 Annual Comparison. Adjusted operating income increased $11 million, or 8%, from 1998 to 1999. The increase resulted primarily from increased revenues from management of institutional and retail customer assets, reflecting growth in assets under management partially offset by a decline in revenues from management of our general account and increased expenses associated with the expansion of our asset management capabilities and compensation charges that are linked to revenues.

  Revenues

  The following table sets forth the Investment Management and Advisory Services segment's revenues, as shown in the table above under "--Operating Results", by source for the periods indicated.

                                            Nine Months
                                               Ended
                                           September 30, Year Ended December 31,
                                           ------------- -----------------------
                                            2001   2000   2000    1999    1998
                                           ------ ------ ------- ------- -------
                                                       (in millions)
Revenues:
 Retail customers(1)...................... $  159 $  186 $   244 $   225 $   203
 Institutional customers..................    294    297     409     322     296
 General account..........................    165    164     221     221     241
                                           ------ ------ ------- ------- -------
   Total revenue.......................... $  618 $  647 $   874 $   768 $   740
                                           ====== ====== ======= ======= =======

--------
(1) Consists of individual mutual funds and both variable annuities and variable life insurance in our separate accounts. Fixed annuities and the fixed rate options of both variable annuities and variable life insurance are included in general account. Also includes funds invested in proprietary mutual funds through our defined contribution plan products.

  2001 to 2000 Nine-Month Comparison. Revenues, as shown in the table above under "--Operating Results", decreased $29 million, or 4%, from the first nine months of 2000 to the first nine months of 2001. The decrease was principally a result of a decline of $27 million, or 15%, in revenues from management of retail customer assets, primarily as a result of market value declines on publicly traded equity securities which resulted in a lower average level of assets under management.

  2000 to 1999 Annual Comparison. Revenues increased $106 million, or 14%, from 1999 to 2000. The increase was principally a result of an $87 million increase in revenues from management of institutional customer assets, which included $32 million of mortgage origination and servicing revenues from a subsidiary we acquired in 2000. The remainder of the increase came primarily from a $25 million performance incentive fee as well as increased revenue from our real estate and private equity advisory businesses.

  1999 to 1998 Annual Comparison. Revenues increased $28 million, or 4%, from 1998 to 1999. Increases of $26 million from management of institutional customer assets, primarily from our real estate advisory business, and $22 million from management of retail customer assets were partially offset by a $20 million decline in revenues from management of our general account assets due to a decline in market value of fixed income securities from rising interest rates as well as net asset outflows.

  Expenses

  2001 to 2000 Nine-Month Comparison. Expenses, as shown in the table above under "--Operating Results", increased $8 million, or 2%, from the first nine months of 2000 to the first nine months of 2001, primarily due to expenses related to the mortgage origination and servicing activities of the subsidiary we acquired in June 2000.

  2000 to 1999 Annual Comparison. Expenses increased $107 million, or 17%, from 1999 to 2000. The increase reflected approximately $40 million of expenses related to the consolidation of substantially all of our public equity management capabilities into our Jennison unit and $24 million of expenses related to the mortgage origination and servicing activities of the subsidiary we acquired in 2000. The remainder of the increase came primarily from compensation charges that are linked to revenues and costs to expand our domestic and European proprietary investment activities.

  1999 to 1998 Annual Comparison. Expenses increased $17 million, or 3%, from 1998 to 1999, primarily as a result of increased expenses associated with the expansion of our domestic and international asset management capabilities and compensation charges that are linked to revenues.

Other Asset Management

  Operating Results

  The following table sets forth the Other Asset Management segment's operating results for the periods indicated.

                                           Nine Months
                                              Ended
                                          September 30, Year Ended December 31,
                                          ------------- -----------------------
                                           2001   2000   2000    1999    1998
                                          ------ ------ ------- ------- -------
                                                      (in millions)
Operating results:
 Revenues................................ $  313 $  358 $   470 $   369 $   253
 Expenses................................    249    250     348     272     231
                                          ------ ------ ------- ------- -------
 Adjusted operating income............... $   64 $  108 $   122 $    97 $    22
                                          ====== ====== ======= ======= =======

  Adjusted Operating Income

  2001 to 2000 Nine-Month Comparison. Adjusted operating income decreased $44 million, or 41%, in the first nine months of 2001 from the first nine months of 2000. The decrease came from a $42 million decrease from our equity sales and trading operations, reflecting a decline in our revenues from principal trading activities supporting retail and institutional customers. Results from our commercial mortgage securitization operations and hedge portfolios were essentially unchanged. As of September 30, 2001, the hedge portfolios held assets, including both principal positions and securities financing positions, of approximately $4.0 billion, compared to $7.9 billion at December 31, 2000.

  2000 to 1999 Annual Comparison. Adjusted operating income increased $25 million, or 26%, from 1999 to 2000. The increase came primarily from a $26 million increase in adjusted operating income from our equity sales and trading operations, from $54 million in 1999 to $80 million in 2000, primarily due to increased trading volume in the equity markets during the first four months of 2000. Results from our commercial mortgage securitization operations and hedge portfolios were essentially unchanged in 2000 from 1999. As of December 31, 2000, the hedge portfolios held assets, including both principal positions and securities financing positions, of approximately $7.9 billion, compared to $5.9 billion a year earlier.

  1999 to 1998 Annual Comparison. Adjusted operating income increased $75 million from 1998 to 1999. The increase came from improvements in adjusted operating income from each of the segment's business lines. The commercial mortgage securitization operations produced $41 million of the increase, with an additional $21 million from our hedge portfolios.

  Our commercial mortgage securitization operation reported adjusted operating income of $22 million for 1999, which came primarily from market value increases on financial instruments used to hedge the value of mortgages in inventory due to tightening of credit spreads and a rise in interest rates, compared to $19 million of losses in 1998.

  The hedge portfolios initiated investing activities during the second quarter of 1998 and had no significant results during 1998. The portfolios' trading strategies resulted in adjusted operating income of $21 million in 1999. At December 31, 1999, the portfolios held assets, including both principal positions and securities financing positions, of approximately $5.9 billion, compared to $3.9 billion a year earlier.

  Revenues

  2001 to 2000 Nine-Month Comparison. Revenues, as shown in the table above under "--Operating Results", decreased $45 million, or 13%, from the first nine months of 2000 to the first nine months of 2001. The decrease came from a $50 million decline in revenues from our equity sales and trading operations, from $303 million in the first nine months of 2000 to $253 million in the first nine months of 2001. Revenues in the first nine months of 2001 were negatively affected by reduced revenues from principal trading supporting retail and institutional customers, while the first nine months of 2000 benefited from exceptionally active equity securities markets during the first four months of the year. The reduced principal trading revenues we experienced in the first nine months of 2001 reflected lower transaction volume in the equity securities markets resulting from decreased individual investor trading activity, as well as reduced securities trading spreads.

  2000 to 1999 Annual Comparison. Revenues increased $101 million, or 27%, from 1999 to 2000. The increase came from a $102 million increase in revenues from our equity sales and trading operations, from $302 million in 1999 to $404 million in 2000. The equity sales and trading operations benefited from increased volume from retail activity associated with the strength of the technology sector early in 2000, as well as increased transaction volume from institutional clients.

  1999 to 1998 Annual Comparison. Revenues increased $116 million, or 46%, from 1998 to 1999. Revenues from our commercial mortgage securitization operations increased $49 million, primarily from market value increases on financial instruments used to hedge the value of mortgages in inventory as noted above. Revenues from our equity sales and trading operations increased $46 million, primarily due to increased transaction volume. Revenues from the hedge portfolios increased $21 million.

  Expenses

  2001 to 2000 Nine-Month Comparison. Expenses, as shown in the table above under "--Operating Results", were flat from the first nine months of 2000 to the first nine months of 2001. Expenses from our equity sales and trading operations decreased $8 million, from $236 million in the first nine months of 2000 to $228 million in the first nine months of 2001, reflecting decreased compensation expenses driven by the declines in revenue and earnings. This decrease was offset by increased mortgage origination and closing expenses from our commercial mortgage securitization operations resulting from higher loan volume.

  2000 to 1999 Annual Comparison. Expenses increased $76 million, or 28%, from 1999 to 2000. The increase came from an increase of $76 million in our equity sales and trading operations, from $248 million in 1999 to $324 million in 2000, reflecting increased employee compensation expenses driven by increased revenue and earnings as well as increased expenses to expand our equity research capabilities.

  1999 to 1998 Annual Comparison. Expenses increased $41 million, or 18%, from 1998 to 1999. The increase came primarily from an increase of $35 million in our equity sales and trading operations, from $213 million in 1998 to $248 million in 1999, reflecting increased employee compensation expenses driven by increased revenue and earnings as well as increased expenses to expand our equity research capabilities.

Corporate and Other Operations

  Corporate and Other operations includes corporate-level activities that we do not allocate to our business segments. It also consists of international ventures, divested businesses and businesses that we have placed in wind-down status, but that we have not divested. The latter businesses include individual health insurance, group credit insurance and Canadian life insurance. The divested businesses include the lead-managed equity underwriting for corporate issuers and institutional fixed income businesses of Prudential Securities, Gibraltar Casualty Company, a Canadian life insurance subsidiary, and our divested residential first mortgage banking business. As previously discussed, we exclude the gains, losses and contributions to income/loss of the divested businesses from adjusted operating income.

  The following table and discussion present results of these activities based on our definition of adjusted operating income, which is a non-GAAP measure, as well as income from continuing operations before income taxes, which is prepared in accordance with GAAP. As shown below, in addition to the gains, losses and contributions to income/loss of divested businesses, adjusted operating income excludes realized investment gains, net of losses, sales practices remedies and costs and demutualization expenses.

  The excluded items are important to an understanding of our overall results of operations. You should not view adjusted operating income as a substitute for income from continuing operations determined in accordance with GAAP, and you should note that our definition of adjusted operating income may differ from that used by other companies. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses. We exclude realized investment gains, net of losses because the timing of transactions resulting in recognition of gains or losses is largely at our discretion and the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities. Including the fluctuating effects of these transactions could distort trends in the underlying profitability of our businesses. We exclude sales practices remedies and costs because they relate to a substantial and identifiable non-recurring event. We exclude the gains and losses and contribution to income/loss of divested businesses because, as a result of our decision to dispose of these businesses, these results are not relevant to the profitability of our ongoing operations and could distort the trends associated with our ongoing businesses. We exclude demutualization expenses because they are directly related to our demutualization and could distort the trends associated with our business operations.

                                     Nine Months
                                        Ended
                                    September 30,   Year Ended December 31,
                                    --------------  -------------------------
                                     2001    2000    2000     1999     1998
                                    ------  ------  -------  -------  -------
                                                (in millions)
Adjusted operating income:
 Corporate-level activities(1)..... $   70  $   68  $   (22) $   126  $  (141)
 Other businesses:
   International ventures..........    (22)    (19)     (32)     (11)      (2)
   Other...........................      7      28       50       22      109
                                    ------  ------  -------  -------  -------
     Total.........................     55      77       (4)     137      (34)
Items excluded from adjusted
 operating income:
 Sales practices remedies and
  costs............................    --      --       --      (100)  (1,150)
 Realized investment gains, net of
  losses...........................    112    (107)    (280)     357       85
 Divested businesses...............   (122)    (69)    (636)     (47)    (196)
 Demutualization expenses..........   (199)   (113)    (143)     (75)     (24)
                                    ------  ------  -------  -------  -------
Income (loss) from continuing
 operations before income taxes.... $ (154) $ (212) $(1,063) $   272  $(1,319)
                                    ======  ======  =======  =======  =======

--------
(1) Includes consolidating adjustments.

  Corporate-level activities consist primarily of corporate-level income and expenses not allocated to any of our business segments, including costs for company-wide initiatives such as enhancement of our Internet capabilities and income from our qualified pension plans, as well as investment returns on our unallocated equity, which is capital that is not deployed in any of our segments. Our Corporate and Other operations also include returns from investments that we do not allocate to any of our business segments, including a debt-financed investment portfolio, and transactions with other segments. Our policy is to include expenses incurred by corporate-level functions such as operations and systems, human resources, financial management, auditing, law and compliance in the operating results of our business segments to the extent that the expenses are either directly or indirectly attributable to the operations of the segment. We include expenses incurred by corporate-level functions that are not allocated to any of our business segments, such as research and development pertaining to company-wide information technology applications or marketing expenses not specific to a particular business unit, in corporate-level activities.

  2001 to 2000 Nine-Month Comparison. Corporate and Other operations resulted in adjusted operating income of $55 million in the first nine months of 2001 and $77 million in the first nine months of 2000, a decrease of $22 million.

  Other businesses included in Corporate and Other operations resulted in adjusted operating income of $7 million in the first nine months of 2001 compared to $28 million in the first nine months of 2000. The $21 million decline was primarily due to the benefit to first nine months 2000 results from reductions of reserves for future claims in our remaining Canadian insurance operations and our wind-down group credit insurance operations.

  Corporate-level activities resulted in adjusted operating income of $70 million in the first nine months of 2001 and $68 million in the first nine months of 2000.

  Income from our own qualified pension plan amounted to $405 million in the first nine months of 2001, compared to $310 million in the first nine months of 2000. The $95 million increase came primarily from increased income on pension assets and amortization of deferred gains. This income is partially offset in our consolidated results by charges for our other retirement plans allocated both to Corporate and Other operations and our business segments. On a consolidated basis, our net pension credit related to continuing operations amounted to $346 million in the first nine months of 2001 and $271 million in the first nine months of 2000. The contribution to adjusted operating income from income from our own qualified pension plan has increased during recent periods. We expect that income from our own qualified pension plan will contribute to adjusted operating income for the fourth quarter of 2001 at about the same rate as that of the first nine months of the year, and that this contribution will decline by about 10% in 2002. The increase in income from our own qualified pension plan was offset, in large measure, by reductions in investment income from our debt-financed investment portfolio and from invested assets that we held pending disbursement for sales practices remedies and costs. Investment income from the debt-financed investment portfolio, net of interest expense, contributed $33 million to adjusted operating income for the first nine months of 2001 compared to $62 million for the first nine months of 2000, as a result of a decline in the assets in the portfolio to approximately $749 million at September 30, 2001 from $4.5 billion a year earlier. We have taken actions to reduce this portfolio and repay the related borrowings, and expect that we will continue to do so. Accordingly, we expect that the contribution to adjusted operating income from this debt-financed portfolio will decline in future periods. Income from invested assets related to sales practices remedies and costs declined $25 million as disbursements were made to satisfy these liabilities. Hedging losses retained at the corporate level increased $28 million, from $15 million in the first nine months of 2000 to $43 million in the first nine months of 2001.

  General and administrative expenses at the corporate level, on a gross basis before qualified pension income, amounted to $445 million in the first nine months of 2001 compared to $444 million in the first nine months of 2000. We expect general and administrative expenses at the corporate level, including costs for company-wide technology development, for the entire year 2001 to be at approximately the same level as those of 2000. Subsequent to the demutualization, we expect to incur additional expenses associated with servicing our stockholder base, including mailing and printing fees, of up to $60 million annually.

  Income from continuing operations before income taxes amounted to a loss of $154 million for the first nine months of 2001 compared to a loss of $212 million for the first nine months of 2000. The $58 million reduction in the loss came primarily from a $219 million increase in realized investment gains, net of losses. An $86 million increase in demutualization expenses and a $53 million increase in losses from divested businesses, primarily from the former lead-managed equity underwriting for corporate issuers and institutional fixed income businesses of Prudential Securities, as well as the $22 million decline in adjusted operating income were partial offsets.

  For a discussion of sales practices remedies and costs, realized investment gains, net of losses, divested businesses and demutualization costs and expenses, see "--Consolidated Results of Operations--Sales Practices Remedies and Costs", "--Realized Investment Gains", "--Divested Businesses" and "--Demutualization Costs and Expenses".

  2000 to 1999 Annual Comparison. Corporate and Other operations resulted in a pre-tax loss of $4 million in 2000, compared to pre-tax income of $137 million in 1999, on an adjusted operating income basis. The $141 million decline came primarily from corporate-level activities.

  Corporate-level activities resulted in a pre-tax loss of $22 million in 2000, compared to pre-tax income of $126 million in 1999. The $148 million decline resulted primarily from a one-time $114 million reduction of liabilities for our own employee benefits that we recorded in 1999 due to a clarification of law that led us to take into account previously unrecognized assets in that amount. Corporate-level activities benefited from income related to our own qualified pension plan amounting to $415 million in 2000 compared to $197 million in 1999, an increase of $218 million. This income is partially offset in our consolidated results by charges for our other retirement plans allocated both to Corporate and Other operations and our business segments. On a consolidated basis, our net pension credit related to continuing operations amounted to $362 million in 2000 and $201 million in 1999. The increase in pension plan income came primarily from a reduction in the number of plan participants due to the sale of our healthcare operations in 1999, increased income on pension assets and amortization of deferred gains. Amendments to our pension and postretirement plans in 2000 did not have a material effect on our results of operations. The $218 million increase in qualified pension plan income was offset by an increase in general and administrative expenses, and a reduction of investment income net of interest expense at the corporate level. General and administrative expenses at the corporate level, on a gross basis before qualified pension income, were $687 million in 2000 compared to $576 million in 1999. The $111 million increase came primarily from costs incurred during 2000 for company-wide technology development including enhancement of our Internet capabilities. The decrease in investment income net of interest expense, from $386 million in 1999 to $287 million in 2000, resulted primarily from a reduction in invested assets related to sales practices remedies and costs as disbursements were made to satisfy these liabilities.

  Income from continuing operations before income taxes declined $1.335 billion, from $272 million in 1999 to a loss of $1.063 billion in 2000. The increase in losses came primarily from a $637 million decline in realized investment gains, net of losses, and from the former lead-managed underwriting and institutional fixed income businesses of Prudential Securities, as well as the $141 million decline in adjusted operating income and a $68 million increase in demutualization expenses.

  1999 to 1998 Annual Comparison. Corporate and Other operations resulted in pre-tax income of $137 million in 1999, compared to a $34 million pre-tax loss in 1998, on an adjusted operating income basis. The $171 million improvement came primarily from corporate-level activities.

  Corporate-level activities resulted in pre-tax income of $126 million in 1999, compared to a pre-tax loss of $141 million in 1998. The $267 million improvement in these results was due in part to a one-time $114 million reduction of liabilities for our own employee benefits arising from a clarification of law that led us to take into account previously unrecognized assets in that amount. In addition, investment income, net of interest expense at the corporate level, increased $63 million from $323 million in 1998 to $386 million in 1999 primarily as a result of expansion of our debt-financed corporate investment portfolio, lower average interest rates on corporate borrowings and a greater level of unallocated equity. The remainder of the reduction in pre-tax losses from corporate-level activities came primarily from a $37 million improvement from currency fluctuation exposure assumed from our International Insurance segment under an internal hedging program. Results from corporate-level activities benefited from income related to our own qualified pension plan amounting to $197 million in 1999 and $179 million in 1998. This income is partially offset in our consolidated results by charges for our other retirement plans allocated both to Corporate and Other operations and our business segments. On a consolidated basis, our net pension credit related to continuing operations amounted to $201 million in 1999 and $159 million in 1998. General and administrative expenses at the corporate level, on a gross basis before qualified pension plan income, amounted to $576 million in 1999 and $570 million in 1998.

  Other businesses included in Corporate and Other operations contributed pre-tax income of $22 million in 1999 compared to $109 million in 1998. The $87 million decline was primarily due to results from our wind-down group credit insurance operations and our remaining Canadian insurance operations. Our wind-down group credit insurance operations recorded a pre-tax loss of $6 million in 1999, compared to a pre-tax gain of $53 million in 1998. The 1998 pre-tax income came from a $55 million release of reserves for credit insurance premium refunds and related administration costs that were established in 1997 under a remediation program. Our remaining Canadian insurance operations recorded pre-tax income of $19 million in 1999, compared to $60 million pre-tax income in 1998. The $41 million decrease primarily resulted from inclusion in 1998 results of a $39 million reduction in the reserves relating to this retained business that we originally established at the time of the sale of the Canadian branch of The Prudential Insurance Company of America, in 1996.

  Income from continuing operations before income taxes improved $1.591 billion, from a loss of $1.319 billion in 1998 to $272 million in 1999. The improvement came primarily from a $1.050 billion decrease in charges for sales practices remedies and costs, an increase of $272 million in realized investment gains, net of losses, and the $171 million improvement in adjusted operating income, as well as a $149 million reduction in losses from divested businesses, partially offset by a $51 million increase in demutualization expenses.

Traditional Participating Products Segment

  The Traditional Participating Products segment includes our domestic in force participating policies and assets that will be used for the payment of benefits on these policies, including policyholder dividends, as well as other assets and equity that support these policies. In connection with our demutualization, we will cease offering these domestic participating products.

  At the end of each year, the Board of Directors of The Prudential Insurance Company of America determines the dividends payable for participating policies for the following year based on its statutory results and past experience, including investment income, net realized gains over a number of years, mortality experience and other factors.

  Operating Results

  The following table sets forth the Traditional Participating Products segment's operating results for the periods indicated.

                                      Nine Months
                                         Ended
                                     September 30,   Year Ended December 31,
                                     --------------  -------------------------
                                      2001    2000    2000     1999     1998
                                     ------  ------  -------  -------  -------
                                                 (in millions)
Operating results:
 Revenues(1)........................ $6,140  $6,331  $ 8,611  $ 8,356  $ 8,332
 Benefits and expenses(2)...........  5,851   6,030    8,064    8,040    8,126
                                     ------  ------  -------  -------  -------
 Adjusted operating income..........    289     301      547      316      206
Items excluded from adjusted
 operating income:
 Realized investment gains, net of
  losses and related charges:
 Realized investment gains, net of
  losses............................   (273)     65       91      338    1,697
 Related charges(3).................   (399)   (318)    (445)    (310)    (236)
                                     ------  ------  -------  -------  -------
   Total realized investment gains,
    net of losses and related
    charges.........................   (672)   (253)    (354)      28    1,461
                                     ------  ------  -------  -------  -------
Income from continuing operations
 before income taxes................ $ (383) $   48  $   193  $   344  $ 1,667
                                     ======  ======  =======  =======  =======

--------
(1) Revenues exclude realized investment gains, net of losses.
(2) Benefits and expenses exclude the impact of net realized investment gains on dividends to policyholders.
(3) Related charges consist of the portion of dividends to policyholders attributable to realized investment gains, net of losses.

  Adjusted Operating Income and Income from Continuing Operations Before Income Taxes

  2001 to 2000 Nine-Month Comparison. Adjusted operating income decreased $12 million, or 4%, in the first nine months of 2001 from the first nine months of 2000. The decrease in adjusted operating income reflected a $161 million increase in policyholder benefits and related reserves, including $160 million of reserves established in the first nine months of 2001 for death and other benefits due with respect to policies for which we have not received a death claim but where death has occurred. We have made substantial efforts to identify policyholders for whom we lack current information and the $160 million reserve recorded represents a revision to our past estimate of incurred but not reported death claims. Since this liability was not taken into account in establishing the Closed Block, upon demutualization it will become a liability of the Financial Services Businesses, and any subsequent reestimation of the reserve (upward or downward) will be included in adjusted operating income of the Financial Services Businesses. Additionally, the effect of aging of policies in force on policyholder benefits and related reserves exceeded the growth in returns on the underlying assets. These developments were partially offset by a $146 million reduction in the charge for policyholder dividends, a $49 million reduction in amortization of deferred policy acquisition costs, and a $41 million decline in operating expenses. The $146 million reduction in the charge for policyholder dividends, which excludes the portion of the dividend related to net realized investment gains, reflects dividend scale changes for 2002. Income from continuing operations before income taxes amounted to a loss of $383 million in the first nine months of 2001, compared to income of $48 million in the first nine months of 2000, with the decline primarily due to a

$419 million decrease in realized investment gains, net of losses and related charges. For a discussion of realized investment gains and losses, and charges related to realized investment gains and losses, see "--Consolidated Results of Operations --Realized Investment Gains".

  2000 to 1999 Annual Comparison. Adjusted operating income increased $231 million, or 73%, in 2000 from 1999. The increase came primarily from a $180 million increase in investment income, net of interest expense, and a $93 million decline in operating expenses. Income from continuing operations before income taxes decreased $151 million, or 44%, in 2000 from 1999, primarily as a result of a $382 million decline in realized investment gains, net of losses and related charges, partially offset by the increase in adjusted operating income.

  1999 to 1998 Annual Comparison. Adjusted operating income increased $110 million, or 53%, in 1999 from 1998. The increase was primarily a result of a $121 million decrease in operating expenses. Income from continuing operations before income taxes decreased $1.323 billion, or 79%, from 1998 to 1999, primarily as a result of a $1.433 billion decline in realized investment gains, net of losses and related charges, partially offset by the increase in adjusted operating income.

  Revenues

  2001 to 2000 Nine-Month Comparison. Revenues, as shown in the table above under "--Operating Results", decreased $191 million, or 3%, in the first nine months of 2001 from the first nine months of 2000. Premiums decreased $82 million, or 3%, from $3.181 billion in the first nine months of 2000 to $3.099 billion in the first nine months of 2001, as an increase in paid-up additions which represent additional insurance purchased with policyholder dividends was essentially offset by lower first year and renewal premiums. Net investment income decreased $111 million, or 4%, from $3.062 billion in the first nine months of 2000 to $2.951 billion in the first nine months of 2001. The decrease reflects a decline in the general account invested assets supporting this business due to a lower level of borrowing activity, and a lower investment yield.

  2000 to 1999 Annual Comparison. Revenues increased $255 million, or 3%, in 2000 from 1999. Premiums were relatively unchanged, amounting to $4.320 billion in 2000 and $4.276 billion in 1999, as an increase in paid-up additions which represent additional insurance purchased with policyholder dividends was essentially offset by lower first year and renewal premiums. Paid-up additions, along with policyholder dividends, have continued to grow as the average length of time our traditional whole life insurance policies have been in force increases. The decline in first year and renewal premiums reflects a shift in our sales during recent years away from traditional whole life into variable life insurance products. We believe the trend from traditional whole life to variable life reflects shifts in industry-wide consumer demand, and we expect this trend to continue in the future. Net investment income increased $261 million, or 7%, from $3.911 billion in 1999 to $4.172 billion in 2000. The increase, which was partially offset by an $81 million increase in interest expense, as discussed below, resulted from an increase in investment yield and an increase in the base of general account invested assets.

  1999 to 1998 Annual Comparison. Revenues remained relatively unchanged in 1999 as compared to 1998. Premiums decreased $84 million, or 2%, from $4.360 billion in 1998 to $4.276 billion in 1999, as an increase in paid-up additions was more than offset by the attrition of traditional whole life business that resulted in a decline in renewal premiums from $2.780 billion in 1998 to $2.633 billion in 1999. The decline in renewal premiums reflects the trend from traditional whole life to variable life as discussed above, as well as the impact of policy rescissions arising from the implementation of the alternative dispute resolution process required under our principal life insurance sales practices class action settlement. Most of the sales practices related rescissions took place in 1999, and the process was substantially completed in early 2000. These rescissions in the aggregate will have a negative impact on renewal premiums of about $45 million on an annual basis, and we do not expect that they will result in a material adverse impact on our future results. The attrition was partially offset by an increase in paid-up additions from $1.503 billion in 1998 to $1.577 billion in 1999.

  Net investment income increased $117 million, or 3%, from $3.794 billion in 1998 to $3.911 billion in 1999. The increase resulted from an increase in the base of general account invested assets, offset in part by a slight decline in investment yield.

  Benefits and Expenses

  2001 to 2000 Nine-Month Comparison. Benefits and expenses, as shown in the table above under "--Operating Results", decreased $179 million, or 3%, in the first nine months of 2001 from the first nine months of 2000. Interest expense declined $104 million, from $125 million in the first nine months of 2000 to $21 million in the first nine months of 2001, primarily due to a lower level of borrowing activity associated with the decrease in investment income. Amortization of deferred policy acquisition costs decreased $49 million, from $220 million in the first nine months of 2000 to $171 million in the first nine months of 2001, as these costs became fully amortized on a portion of this business. Operating expenses, including distribution costs that we charge to expense, decreased $41 million, or 7%, from $561 million in the first nine months of 2000 to $520 million in the first nine months of 2001, as a result of our continued efforts to reduce operating cost levels.

  While there can be no assurance that our anticipated cost reductions will be fully achieved, we believe that our cost reduction initiatives will reduce operating expenses of the business included in the Traditional Participating Products segment below 2000 levels by approximately $100 million on an annual basis in 2002, and that reduced expenses resulting from these initiatives will benefit results of this business thereafter. We expect that about $50 million of the reduction in operating expenses will benefit adjusted operating income in 2001 as compared to 2000, including substantially all of the decline in operating expenses for the first nine months, and that the remainder of the anticipated reduction in operating expenses will further benefit results in 2002 as compared to 2001. Results for the first nine months of 2001 and 2000 were not materially affected by implementation costs for this program, but we expect the business included in the Traditional Participating Products segment to incur additional costs of approximately $25 million for related and additional initiatives during the balance of 2001.

  Policyholder benefits and related changes in reserves, including interest credited to policyholders, increased $161 million, from $3.405 billion in the first nine months of 2000 to $3.566 billion for the first nine months of 2001. The increase in benefits and reserves resulting from death benefits, including the $160 million of reserves recorded in the first nine months of 2001 for death and other benefits due with respect to policies for which we have not received a death claim but where death has occurred, and the aging of policies in force, as well as insurance claims relating to the September 11, 2001 terrorist attacks on the United States, which resulted in net losses of approximately $13 million, more than offset the impact of the decline in premiums.

  Dividends to policyholders, which excludes the portion of dividends relating to net realized investment gains as discussed under "--Consolidated Results of Operations--Realized Investment Gains" above, amounted to $1.573 billion in the first nine months of 2001, a decrease of $146 million, or 8%, from $1.719 billion in the first nine months of 2000. There was no adjustment to the dividend scale in 2001 from the scale of 2000. The decrease relates to the portion of our dividend provision related to dividends for the subsequent year and reflects dividend scale changes for 2002 based on evaluation of the experience underlying the dividend scale.

  2000 to 1999 Annual Comparison. Benefits and expenses were essentially unchanged in 2000 from 1999. An $81 million increase in interest expense, from $71 million in 1999 to $152 million in 2000, relates primarily to a higher level of borrowing activity associated with the increase in investment income. Policyholder benefits and related changes in reserves and interest credited to policyholders increased $66 million, from $4.550 billion in 1999 to $4.616 billion in 2000, reflecting the continued increase in the length of time that the policies have been in force. Operating expenses, including distribution costs that we charge to expense, decreased $93 million, or 11%, from $859 million in 1999 to $766 million in 2000, as a result of our continued efforts to reduce operating cost levels which resulted in reduced employee costs.

  Dividends to policyholders, which excludes the portion of dividends relating to net realized investment gains as discussed under "--Consolidated Results of Operations--Realized Investment Gains" above, amounted to $2.261 billion in 2000, relatively unchanged from $2.246 billion in 1999. There was no adjustment to the dividend scale for 2000 from the scale for 1999. Mortality experience for both 2000 and 1999 was consistent, on an overall basis, with our pricing assumptions.

  1999 to 1998 Annual Comparison. Benefits and expenses remained relatively unchanged from 1998 to 1999. Operating expenses, including distribution costs that we charge to expense, decreased $121 million, or 12%, from $980 million in 1998 to $859 million in 1999, as a result of continued efforts to reduce costs associated with this business and the impact of costs incurred in 1998 toward this objective. Policyholder benefits and related changes in reserves and interest credited to policyholders increased $57 million, from $4.493 billion in 1998 to $4.550 billion in 1999, reflecting the continued increase in the length of time that policies have been in force.

  Dividends to policyholders, net of dividends related to net realized investment gains, amounted to $2.246 billion in 1999, relatively unchanged from $2.229 billion in 1998. There was no significant adjustment to the dividend scale for 1999 from the scale for 1998. Mortality experience for both 1999 and 1998 was consistent, on an overall basis, with our pricing assumptions.

  Sales Results

  New statutory premiums from sales of traditional participating individual life insurance products amounted to $25 million for the first nine months of 2001, $39 million for the first nine months of 2000, $49 million for the year ended December 31, 2000, $61 million for 1999, and $58 million for 1998. The limited sales of these products reflect a continuing shift in our sales during recent years away from traditional whole life into variable life insurance products. We believe the trend from traditional whole life to variable life reflects shifts in industry-wide consumer demand, and we expect this trend to continue in the future. As indicated above, we will cease sales of traditional participating products in connection with our demutualization.

  Policy Surrender Experience

  The following table sets forth policy surrender experience for the Traditional Participating Products segment, measured by cash value of surrenders, for the periods indicated. These amounts do not correspond to the income statement impact of surrenders under GAAP. In managing this business, we analyze the cash value of surrenders because it is a measure of the degree to which policyholders are maintaining their in force business with us, a driver of future profitability.

                                     Nine Months
                                        Ended
                                    September 30,   Year Ended December 31,
                                    --------------  -------------------------
                                     2001    2000    2000     1999     1998
                                    ------  ------  -------  -------  -------
                                                (in millions)
Cash value of surrenders...........   $957    $934  $ 1,217  $ 1,226  $ 1,219
                                    ======  ======  =======  =======  =======
Cash value of surrenders as a
 percentage of mean future policy
 benefit reserves..................    2.8%    2.8%     2.7%     2.9%     2.9%
                                    ======  ======  =======  =======  =======

  2001 to 2000 Nine-Month Comparison. The total cash value of surrenders increased $23 million, or 2%, from the first nine months of 2000 to the first nine months of 2001, primarily as a result of our efforts to locate policyholders in connection with our demutualization. The level of surrenders as a percentage of mean future policy benefit reserves was unchanged from the first nine months of 2000 to the first nine months of 2001.

  2000 to 1999 Annual Comparison. The total cash value of surrenders was essentially unchanged from 1999 to 2000. Traditional life policy surrenders reflected $109 million of surrenders in 2000 associated with the implementation of the sales practices remediation program. The levels of surrenders as a percentage of mean future policy benefit reserves remained relatively constant from 1999 to 2000.

  1999 to 1998 Annual Comparison. The total cash value of surrenders in 1999 was approximately equal to 1998. Traditional life policy surrenders reflected $123 million of incremental surrenders in 1999 associated with the implementation of the sales practices remediation program. Absent this activity, the cash value of surrenders of traditional whole life and term life would have decreased $116 million in 1999 from 1998, which we believe reflects the impact of customer retention programs that we implemented in late 1997. The levels of surrenders as a percentage of mean future policy benefit reserves remained constant from 1998 to 1999.

                        Liquidity and Capital Resources

Prudential Financial, Inc.

  Upon consummation of the demutualization, The Prudential Insurance Company of America will become an indirect wholly-owned subsidiary of Prudential Financial, Inc. We expect that, on or within 30 days following the date of the demutualization, various subsidiaries of The Prudential Insurance Company of America will also become direct or indirect wholly-owned subsidiaries of Prudential Financial, Inc. as a result of a "destacking" of the ownership of these entities, which we refer to as the "destacked subsidiaries." See "Demutualization and Related Transactions--Related Transactions--The Destacking" for a discussion of the destacking.

  Prudential Financial, Inc.'s principal source of revenues to meet its obligations, including the payment of shareholder dividends, debt service, capital contributions to subsidiaries as may be required, and operating expenses, will be dividends and interest income from its direct and indirect subsidiaries. In addition, we anticipate that upon completion of the demutualization, Prudential Financial, Inc. will have substantial excess cash liquidity including:

  . net proceeds from this offering and the initial public offering of Common
    Stock, assuming the underwriters' options to purchase additional shares and units are exercised in full, of $1.68 billion, after making certain cash payments to eligible policyholders in demutualization; and

  . net proceeds from the issuance of the Class B Stock of $171 million and, if issued, $1.3 billion of the net proceeds from the IHC debt.

  On or shortly after the effective date of the demutualization, we anticipate that Prudential Financial, Inc. will establish several financing programs to satisfy needs for cash and capital at the parent company level and for the destacked subsidiaries and will serve as the primary financing company for the destacked subsidiaries. Prudential Funding, LLC has historically served as the primary financing company for The Prudential Insurance Company of America and its subsidiaries as discussed under "Financing Activities" below and will continue to provide financing for the destacked subsidiaries. After considering factors including the demutualization and the transactions discussed under "Demutualization and Related Transactions," rating organizations have preliminarily assigned lower credit ratings to Prudential Financial Inc., than Prudential Funding, LLC. As a result, we expect that some of our financing costs will increase as we transition existing financing from Prudential Funding, LLC to Prudential Financial, Inc. See "Business--Ratings" for further information.

  We expect that, on the effective date of the demutualization, Prudential Financial, Inc. will make a capital contribution of approximately $1.0 billion to The Prudential Insurance Company of America to replenish the reduction of its capital in that amount which will result from distribution of demutualization compensation to some policyholders in the form of policy credits rather than Common Stock or cash. See "Demutualization and Related Transactions--The Demutualization--Allocation and Payment of Compensation to Eligible Policyholders" for further information on distribution of demutualization compensation to eligible policyholders. The capital contribution is expected to be made with the proceeds from the purchase by The Prudential Insurance Company of America of a series of notes issued by Prudential Financial, Inc. with market rates of interest and maturities ranging from two to five years.


  Prudential Financial, Inc.'s insurance, broker-dealer and various other companies are subject to regulatory limitations on the payment of dividends and on other transfers of funds to affiliates. One purpose of the destacking is to enable each entity to pay dividends to Prudential Financial, Inc. according to its own financial condition and permitted dividend capacity, rather than from and through The Prudential Insurance Company of America according to its financial condition and permitted dividend capacity. See "Demutualization and Related Transactions--Related Transactions--The Destacking" for a discussion of the destacking. For the reason noted in the following paragraph, the ability of The Prudential Insurance Company of America to pay stockholder dividends will be constrained in the initial years following demutualization. The principal sources of funds to meet Prudential Financial, Inc.'s obligations, including the payment of stockholder dividends, will be any net proceeds, after certain cash payments to eligible policyholders, from this offering and the initial public offering of Common Stock, the net proceeds from issuances of the Class B Stock and IHC debt, dividends from the destacked subsidiaries, and interest payments from subsidiaries.

  New Jersey insurance law provides that, except in the case of extraordinary dividends or distributions, all dividends or distributions paid by The Prudential Insurance Company of America may be declared or paid only from unassigned surplus, as determined pursuant to statutory accounting principles, less unrealized investment gains and revaluation of assets. Upon demutualization, unassigned surplus will be reduced to zero, thereby limiting The Prudential Insurance Company of America's ability to pay a dividend immediately following demutualization. Unassigned surplus is expected to grow thereafter in the ordinary course of business over time, including gains from operations and any realized capital gains. The Prudential Insurance Company of America also must notify the New Jersey insurance regulator of its intent to pay a dividend, if the dividend, together with other dividends or distributions made within the preceding twelve months, would exceed a specified statutory limit and obtain a non-disapproval from the New Jersey insurance regulator. The current statutory limitation applicable to New Jersey life insurers generally is the greater of:

  (1) 10% of such insurer's surplus as regards policyholders as of the December 31 next preceding the date of the proposed dividend or distribution or

  (2) the net gain from operations of such insurer, not including realized investment gains, for the 12-month period ending the December 31 next preceding the date of the proposed dividend or distribution, in each case determined under statutory accounting principles. Statutory accounting principles differ from GAAP primarily in relation to deferred policy acquisition costs, deferred taxes, reserve calculation assumptions and required investment reserves, including the asset valuation reserve and the interest maintenance reserve. The New Jersey insurance regulator is also authorized to disallow the payment of any dividend or distribution that would otherwise be permitted under the statutory limit if it determines that a company does not have a reasonable surplus as to policyholders relative to its outstanding liabilities and adequate to its financial needs or if it finds such company to be in a hazardous financial condition. The terms of the IHC debt will also contain restrictions potentially limiting dividends by The Prudential Insurance Company of America applicable to the Financial Services Businesses in the event the Closed Block Business is in financial distress and other circumstances. For a discussion of the finally negotiated terms of the IHC debt, you should read "Demutualization and Related Transactions--Related Transactions--Class B Stock and IHC Debt Issuances--IHC debt". For further discussion of The Prudential Insurance Company of America's results according to statutory accounting principles, see "Demutualization and Related Transactions--Related Transactions--Statutory Information".

  Other states and foreign jurisdictions have similar regulations to those of New Jersey which affect the ability of our other insurance companies to pay dividends. The laws regulating dividends of the other states and foreign jurisdictions where our other insurance companies are domiciled are similar, but not identical, to New Jersey's. In addition, the net capital rules to which our broker-dealer subsidiaries are subject may limit their ability to pay dividends to Prudential Financial, Inc.

Consolidated Liquidity and Financial Leverage Management

  We manage our liquidity and capital resources on a company-wide basis, as well as by legal entity and business, recognizing regulatory restrictions on transfers of funds among entities engaged in the insurance, securities and other businesses.

  We seek to manage our consolidated liquidity position so that we have, on a cost-effective basis, adequate resources to satisfy operating cash requirements and investment objectives, as well as to fund business growth. We also seek to manage our liquidity so that we have adequate sources of funding to support our needs under stress scenarios so that we can meet our obligations without materially disrupting our operating and investing activities.

  We borrow money on an ongoing basis to support our business operations and strategies and seek to do so in a manner consistent with maintaining and seeking to improve our current credit ratings. We manage our borrowing according to company-wide, legal entity and business borrowing limits, which are monitored by our Treasurer's department and reviewed regularly by the Committee on Finance and Dividends of the Board of Directors. To this end, we monitor a number of financial leverage measures on a legal entity and on a consolidated basis, including our ratios of corporate debt to capital, liabilities to equity capital, liquid assets to short-term liabilities, and various other capitalization and liquidity ratios. We seek to reduce our liquidity and refinancing risks by employing a variety of liability management techniques, including staggering of maturities, actively utilizing alternative sources of financing, investor base diversification, and maintaining lines of credit in excess of the amount we believe will actually be required.

Financing Activities

  Our financing principally consists of unsecured short- and long-term debt borrowings and asset-based or secured forms of financing. These secured financing arrangements include transactions such as securities lending and repurchase agreements, which we generally use to finance portfolios of liquid securities.

  Prudential Funding, LLC, a wholly owned subsidiary of The Prudential Insurance Company of America, historically has served as a financing company for The Prudential Insurance Company of America and its subsidiaries and has facilitated the centralized management of most unsecured borrowing arrangements with unrelated parties on a company-wide basis. Prudential Funding borrows funds primarily through the direct issuance of commercial paper, private placement medium-term notes, Eurobonds, Eurocommercial paper, Euro medium-term notes and master notes and lends the proceeds of its borrowings to The Prudential Insurance Company of America and its subsidiaries, generally at cost. Borrowings of the destacked subsidiaries from Prudential Funding will be repriced to market terms upon the destacking. Prudential Securities also engages in external unsecured financing. Following the effective date of the demutualization, we anticipate that Prudential Funding's outstanding borrowings will decline over time as it transitions into a financing company primarily for

The Prudential Insurance Company of America and its remaining subsidiaries. We anticipate that our other companies, including the destacked subsidiaries, will borrow on market terms from third parties or their affiliates.

  Under a support agreement, The Prudential Insurance Company of America has agreed to maintain Prudential Funding's positive tangible net worth at all times. We manage Prudential Funding's borrowings so that cash inflows from the operating companies to Prudential Funding are sufficient to meet Prudential Funding's debt service requirements. Prudential Funding also generally maintains cash and short-term investments that can be used in the event of cash flow timing differences.

  The Prudential Insurance Company of America and Prudential Funding have unsecured committed lines of credit totaling $4.0 billion, of which $1.5 billion expires in October 2002, $1.0 billion expires in May 2004 and the remaining $1.5 billion expires in October 2006. Borrowings under the facility expiring in October 2002 must mature no later than October 2003, and borrowings under the other two facilities must mature no later than the respective expiration dates of the facilities. The facility expiring in May 2004 includes 33 financial institutions, many of which are also among the 27 financial institutions participating in the other two facilities. Effective as of the date of demutualization, up to $2.5 billion of the amount available under these facilities can be utilized by Prudential Financial, Inc. The $2.5 billion consists of $500 million, $1 billion and $1 billion made available under the facilities expiring in October 2002, May 2004 and October 2006, respectively. We use these facilities primarily as back-up liquidity lines for our commercial paper programs. Our ability to borrow under these facilities is conditioned on our continued satisfaction of customary conditions, including maintenance at all times by The Prudential Insurance Company of America of total adjusted capital of at least $5.5 billion based on statutory accounting principles prescribed under New Jersey law. On a pro forma basis, giving effect to the destacking and transactions related to the demutualization, The Prudential Insurance Company of America's total adjusted capital as of September 30, 2001 would be $7.5 billion. The ability of Prudential Financial, Inc. to borrow under these facilities is conditioned on its maintenance of consolidated net worth of at least $12.5 billion, based on generally accepted accounting principles. In addition, we have an uncommitted credit facility utilizing a third-party-sponsored, asset-backed commercial paper conduit, under which we can borrow up to $1 billion. Our actual ability to borrow under this facility depends on market conditions. This facility expires in June 2002. We also use uncommitted lines of credit from banks and other financial institutions.

  The following table sets forth our outstanding financing as of the dates indicated:

                                                  As of     As of December 31,
                                              September 30, -------------------
                                                  2001        2000      1999
                                              ------------- --------- ---------
                                                        (in millions)
Borrowings:
Short-term debt..............................    $ 9,848      $11,131   $10,858
Long-term debt:
 Senior debt.................................      2,225        1,514     4,526
 Surplus notes...............................        989          988       987
                                                 -------    --------- ---------
 Total long-term debt........................      3,214        2,502     5,513
                                                 -------    --------- ---------
   Total borrowings..........................     13,062       13,633    16,371
                                                 -------    --------- ---------
 Total asset-based financing.................     27,354       32,590    43,645
                                                 -------    --------- ---------
   Total borrowings and asset-based
    financings...............................    $40,416    $  46,223 $  60,016
                                                 =======    ========= =========

  As of December 31, 1999, we classified $2.5 billion of commercial paper as long-term debt based on our intent and ability as of that date to refinance these borrowings under long-term syndicated credit line agreements. Subsequently, these borrowings have been classified as short-term debt because, although we continue to have the ability to refinance a portion of our commercial paper borrowings under these credit line agreements, we no longer intend to do so in the ordinary course of business. We will determine whether to utilize these credit line agreements to refinance these borrowings based on future market conditions, our future funding needs and other considerations.

  Our total borrowings consist of amounts used for general corporate purposes, investment related debt, securities business related debt, and debt related to specified other businesses. Borrowings used for general corporate purposes include those used for cash flow timing mismatches, and investments in equity and debt securities of subsidiaries including amounts needed for regulatory capital purposes. Investment related borrowings consist of debt issued to finance specific investment assets or portfolios of investment assets, including real estate, real estate related investments held in consolidated joint ventures, and institutional spread lending investment portfolios. Securities business related debt consists of debt issued to finance primarily the liquidity of our broker-dealers, and our capital markets and other securities business related operations. Debt related to specified other businesses consists of borrowings associated with consumer banking activities, real estate franchises, and relocation services. A minor portion of our borrowings at September 30, 2001 and December 31, 2000 and 1999 are limited-recourse and non-recourse borrowings, under which the holder is entitled to collect only against the assets pledged to the debt as collateral, or has only very limited rights to collect against other assets.

  Our borrowings as of September 30, 2001 and December 31, 2000, categorized by use of proceeds, are summarized below:

                                                    September 30, December 31,
                                                        2001          2000
                                                    ------------- ------------
                                                          (in millions)
General obligations:
 General corporate purposes........................    $ 3,730      $ 3,158
 Investment related................................      4,710        5,254
 Securities business related.......................      3,541        4,426
 Specified other businesses........................        900          735
                                                       -------      -------
     Total general obligations.....................     12,881       13,573
Limited and non-recourse debt......................        181           60
                                                       -------      -------
     Total borrowings..............................    $13,062      $13,633
                                                       =======      =======
Long-term debt.....................................    $ 3,214      $ 2,502
Short-term debt ...................................      9,848       11,131
                                                       -------      -------
     Total borrowings..............................    $13,062      $13,633
                                                       =======      =======
Borrowings of Traditional Participating Products
 segment...........................................    $   359      $ 1,264
Borrowings of Financial Services Businesses........     12,703       12,369
                                                       -------      -------
     Total borrowings..............................    $13,062      $13,633
                                                       =======      =======

  Total borrowings and asset-based financing at September 30, 2001 decreased approximately $5.8 billion, or 13%, from December 31, 2000, reflecting a $571 million decrease in short-term and long-term debt and a $5.2 billion decrease in asset-based financing. The decline in short-term and long-term debt came primarily from a decrease in our debt-financed investment portfolio and bank borrowings of our broker-dealer operations, partially offset by debt used to finance our acquisition of Gibraltar Life. The decline in asset-based financing relates primarily to a reduction in asset-based finance positions in our hedge portfolios and our wind-down of Prudential Securities Group's portfolios related to its former lead-managed underwriting and institutional fixed income businesses.

  Total borrowings and asset-based financing at December 31, 2000 decreased approximately $13.8 billion, or 23%, from December 31, 1999, reflecting a $2.7 billion decrease in short-term and long-term debt and an $11.1 billion decrease in asset-based financing. The decrease in short-term and long-term debt came primarily from a decrease in outstanding commercial paper issued in connection with short-term investment positions in our insurance operations. The decrease in asset-based financing largely reflected the termination of the institutional fixed income capital markets activities of Prudential Securities Group. The remainder of our asset-based financing relates primarily to the hedge portfolios and to "matched book" transactions in our broker-dealer operations. The matched book transactions are principally utilized to facilitate customer transactions. Our short-term debt includes bank borrowings and commercial paper outstanding under Prudential Funding's domestic and European commercial paper programs. The weighted average interest rates on the commercial paper borrowings under these programs were 4.71% for the nine months ended September 30, 2001, 6.31% for the year ended December 31, 2000, 5.11% for 1999 and 5.48% for 1998. The total principal amount of debt outstanding under Prudential Funding's medium-term note programs was $2.3 billion at September 30, 2001, $1.6 billion at December 31, 2000 and $1.8 billion at December 31, 1999. The weighted average interest rates on Prudential Funding's long-term debt, in the aggregate, were 4.04% for the nine months ended September 30, 2001, 6.67% for the year ended December 31, 2000, 5.61% for 1999 and 6.39% for 1998. See Note 9 of our audited consolidated financial statements for additional information on our short-term and long-term debt.

  We had outstanding surplus notes totaling $989 million at September 30, 2001, $988 million at December 31, 2000 and $987 million at December 31, 1999. These debt securities, which are included as surplus of The Prudential Insurance Company of America on a statutory accounting basis, are subordinate to other borrowings and to policyholder obligations and are subject to regulatory approvals for principal and interest payments.

  The ratings assigned by independent rating agencies are an important determinant of the market acceptance and cost of our financing through commercial paper, medium-term notes, surplus notes and other indebtedness. See "Business--Ratings" for a discussion of our credit ratings.

  We use interest rate swaps to convert some of our fixed rate long-term debt to floating rates of interest and to convert some of our floating rate long-term debt to fixed rates of interest, to match the interest rate sensitivity of the positions financed. We hedge currency risks related to non-United States dollar borrowings by using foreign currency swaps and/or foreign exchange forward contracts. See "--Risk Management, Market Risk and Derivative Instruments--Market Risk--Other Than Trading Activities--Market Risk Related to Foreign Currency Exchange Rates" below.

Intermediate Holding Company Debt

  As described in more detail under "Demutualization and Related Transactions--Related Transactions--Class B Stock and IHC Debt Issuances", we plan to issue shares of Class B Stock of Prudential Financial, Inc. to institutional investors in a private placement concurrently with this offering and the initial public offering of our Common Stock. In connection with the issuance of the Class B Stock, we also plan to issue debt securities through a newly-formed intermediate holding company of The Prudential Insurance Company of America, which debt we refer to as the "IHC debt", concurrently with the demutualization, and we currently intend that a portion of the IHC debt will be insured by a bond insurer. We expect that the IHC debt will be serviced by, and holders of the Class B Stock will receive as dividends, net cash flows of the Closed Block Business over time. The closing of the private placement of the Class B Stock is a condition to this offering and the initial public offering of our Common Stock, but the issuance of the IHC debt is not a condition to this offering or the initial public offering. See "Demutualization and Related Transactions-- Related Transactions--Class B Stock and IHC Debt Issuances--IHC debt" for a further discussion of the IHC debt.

Insurance, Annuities and Guaranteed Products Liquidity

  Our principal cash flow sources from insurance, annuities and guaranteed products are premiums and annuity considerations, investment and fee income, and investment maturities and sales. We supplement these cash inflows with financing activities. We actively use our balance sheet capacity to finance on a secured basis through securities lending, repurchase, and dollar roll transactions, and, through Prudential Funding, on an unsecured basis for temporary cash flow mismatch coverage and to earn additional spread income, primarily through our debt-financed investment portfolio included in Corporate and Other operations.

  Cash outflow requirements principally relate to benefits, claims, dividends paid to policyholders, and payments to contract holders as well as amounts paid to policyholders and contract holders in connection with surrenders, withdrawals and net policy loan activity. Uses of cash also include commissions, general and administrative expenses, purchases of investments, and debt service and repayments in connection with financing activities. Some of our products, such as guaranteed products offered to institutional customers of the Employee Benefits division, provide for payment of accumulated funds to the contract holder at a specified maturity date unless the contract holder elects to roll over the funds into another contract with us. We regularly monitor our liquidity requirements associated with policyholder and contractholder obligations so that we can manage cash inflows to match anticipated cash outflow requirements.

  Gross account withdrawals, other than those of Gibraltar Life, which we acquired in April 2001, amounted to $5.172 billion in the nine months ended September 30, 2001, $8.165 billion in the year ended December 31, 2000, $10.594 billion in 1999 and $12.079 billion in 1998. These withdrawals include contractually scheduled maturities of traditional guaranteed investment contracts totaling $1.135 billion in the nine months ended September 30, 2001, $1.785 billion in the year ended December 31, 2000, $2.620 billion in 1999 and $4.465 billion in 1998. We experienced these large withdrawals on guaranteed products as a result of contractual expirations of products sold in the late 1980s and early 1990s. Since these contractual withdrawals, as well as the level of surrenders experienced, were consistent with our assumptions in asset liability management, the associated cash outflows did not have an adverse impact on our overall liquidity.

  Interest rate fluctuations can affect the timing of cash flows associated with our insurance and annuity liabilities as well as the value of the assets supporting these obligations. Changes in interest rates and other market conditions can also expose us to the risk of accelerated surrenders as policyholders and contract holders are attracted to alternative products. We seek to maintain an appropriate match between our assets and liabilities so that we can satisfy the changing cash flow requirements associated with interest rate fluctuations. In response to interest rate changes, we can alter our strategies for investment of new cash flows, adjust credited interest rates if and to the extent permitted by contracts, and adjust the pricing of new products. We can also adjust dividend scales on our participating products.

  We closely monitor surrenders and withdrawals for our life insurance and annuity contracts. Upon policy surrender, life insurance policyholders are surrendering the life insurance protection in addition to their investment in the contract, which would typically require new underwriting and acquisition costs to replace. Therefore, our exposure to increased surrenders is considerably less for life insurance policies than for annuities. In addition, many of our contracts contain provisions that discourage early surrender. Market value adjustment features in some contracts provide for adjustments of the amount available in the event of surrender to reflect changes in the value of the underlying investments. We deduct policy loans, which we report as assets, from amounts available on surrender. Some contracts impose surrender charges that we deduct in the event of surrender before specified dates.

  We use these surrender charges and other contract provisions to mitigate the extent, timing and profitability impact of withdrawals of funds by customers from annuity contracts. The following table sets forth withdrawal characteristics of our annuity reserves and deposit liabilities (based on statutory liability values) as of the dates indicated.

                                          As of         As of December 31,
                                      September 30, ---------------------------
                                          2001          2000          1999
                                      ------------- ------------- -------------
                                              % of          % of          % of
                                      Amount  Total Amount  Total Amount  Total
                                      ------- ----- ------- ----- ------- -----
                                                   ($ in millions)
Not subject to discretionary
 withdrawal provisions............... $37,768  43%  $38,184  41%  $37,990  40%
Subject to discretionary withdrawal,
 with adjustment:
 With market value adjustment........  19,030  22%   22,602  24%   24,185  25%
 At market value.....................  22,679  26%   25,508  27%   25,544  27%
 At contract value, less surrender
  charge of 5% or more...............   1,237   1%    1,330   1%    1,380   1%
                                      ------- ----  ------- ----  ------- ----
   Subtotal..........................  80,714  92%   87,624  93%   89,099  93%
Subject to discretionary withdrawal
 at contract value with no surrender
 charge or surrender charge of less
 than 5%.............................   6,719   8%    6,746   7%    6,799   7%
                                      ------- ----  ------- ----  ------- ----
Total annuity reserves and deposit
 liabilities......................... $87,433 100%  $94,370 100%  $95,898 100%
                                      ======= ====  ======= ====  ======= ====

  We sell variable life insurance products that contain both general and separate account components, with the bulk of account balances in separate accounts. The principal product of this type, Variable Appreciable Life, also imposes surrender charges for the first ten years after issuance. In addition to the right to surrender, policyholders may transfer account balances between the general account and the separate account components, subject to limitations on the amount transferred and only within a 30-day period following each anniversary of the policy. As of September 30, 2001 and December 31, 2000 and 1999, general account balances for variable life insurance products other than single-payment life were $1.9 billion, $1.8 billion and $1.6 billion, respectively, while separate account balances were $12.0 billion, $13.9 billion and $14.0 billion, respectively. The table above does not include the liabilities of Gibraltar Life, formerly known as Kyoei Life Insurance Co., Ltd., which we acquired in April 2001. Gibraltar Life's assets and liabilities were substantially restructured under a reorganization concurrent with our acquisition, which included the imposition of special surrender penalties on existing policies. See "Acquisition of Kyoei Life Insurance Co., Ltd." for further information.

  We believe that cash flows from operating and investing activities of our insurance, annuity and guaranteed products operations are adequate to satisfy liquidity requirements of these operations based on our current liability structure and considering a variety of reasonably foreseeable stress scenarios. The continued adequacy of this liquidity will depend upon factors including future securities market conditions, changes in interest rate levels and policyholder perceptions of our financial strength, which could lead to reduced cash inflows or increased cash outflows. As of September 30, 2001 and December 31, 2000 and 1999, we had short-term investments of approximately $4.5 billion, $5.0 billion and $2.8 billion, respectively, and fixed maturity investments classified as "available for sale" with fair values of $113.1 billion, $83.8 billion and $79.1 billion at those dates, respectively. At September 30, 2001, the fair value of fixed maturities available for sale included $18.3 billion related to Gibraltar Life, which we acquired in April 2001. Additionally, the increase in fixed maturities classified as "available for sale" in the first nine months of 2001 reflects our reclassification, as of January 1, 2001, of $12.1 billion fair value of fixed maturity investments that were previously classified as "held to maturity" concurrently with our adoption of new accounting standards for derivative instruments and hedging activities as required by guidance issued by the Financial Accounting Standards Board. The latter portfolios are comprised primarily of investment grade corporate bonds and United States government obligations, substantially all of which we consider to be highly liquid and can be sold and/or pledged in financing transactions.

Securities Operations Liquidity

  Prudential Securities Group Inc. maintains a highly liquid balance sheet with substantially all of its assets consisting of securities purchased under agreements to resell, short-term collateralized receivables from clients and broker-dealers arising from securities transactions, marketable securities, securities borrowed and cash equivalents. Prudential Securities Group's assets totaled $23.3 billion at September 30, 2001, $25.8 billion at December 31, 2000 and $45.3 billion at December 31, 1999. Prudential Securities Group's total capitalization, including equity, subordinated debt and long-term debt, was $2.5 billion at September 30, 2001, $3.4 billion at December 31, 2000 and $3.2 billion at December 31, 1999. In October 2000, we announced that we would terminate our institutional fixed income activities which constituted the major portion of the debt capital markets operations of Prudential Securities Group. As indicated above, our termination of institutional fixed income activities resulted in a reduced level of asset-based financing at Prudential Securities Group and on a consolidated basis. At September 30, 2001, Prudential Securities Group had remaining assets amounting to approximately $900 million related to its institutional fixed income activities, as compared to $2.0 billion at December 31, 2000 and $17 billion at December 31, 1999. Substantially all of these assets were financed by means of asset-based borrowings.

  Prudential Securities Group finances its balance sheet principally through asset-backed financing, including repurchase transactions, securities lending arrangements and free credit balances in customers' accounts. Prudential Securities Group may supplement these sources of funding through internal short-term and long-term borrowings from Prudential Funding, uncommitted lines of credit from banks and other financial institutions and the asset-backed commercial paper market.

Hedge Portfolios, Commercial Mortgage Securitization and Proprietary Investments and Syndications Operations Liquidity

  Our Asset Management division includes our hedge portfolios, the commercial mortgage securitization operation and proprietary investments and syndications. The hedge portfolios are financed through securities repurchase agreements and other securities financing activity and to a lesser extent unsecured borrowing. The underlying securities are government securities or corporate bonds and are generally liquid. The commercial mortgage securitization operation is financed by loans from Prudential Funding and by pledging assets to a third-party asset-backed commercial paper conduit. We generally finance the mortgages until a portfolio accumulates that is large enough to securitize and sell, which currently takes approximately 180 to 270 days, a period that we expect will shorten when we have a more fully developed process for accumulating mortgages. The commercial mortgage securitization operation's portfolio is less liquid than publicly traded securities. To mitigate those risks in this portfolio we use an alternative asset-backed commercial paper conduit and maintain a higher proportion of long-term financing to support these activities. In addition, we acquire public and private debt and equity investments, including controlling interests, of domestic and international companies, with the intention of selling them to institutional investors, including Prudential's general account. We acquire the investments with equity or short- or long-term debt depending on the liquidity and anticipated time for selling the investment.

                          Deferred Acquisition Costs

  We capitalize costs that vary with and are directly related to the production of new insurance and annuity business. These costs include commissions paid, costs to issue and underwrite the policies and certain variable field office expenses. The capitalized amounts are known as deferred policy acquisition costs, or DAC. Our total DAC, including the impact of unrealized investment gains and losses, amounted to $6.751 billion at September 30,

2001, $7.063 billion at December 31, 2000 and $7.324 billion at December 31, 1999. Approximately 46% of our total DAC at September 30, 2001 relates to our Individual Life Insurance segment, and approximately 18% relates to our Traditional Participating Products segment. Excluding the impact of unrealized investment gains and losses, our total DAC increased $95 million, from $7.018 billion at December 31, 1999 to $7.113 billion at December 31, 2000 and increased $89 million, to $7.202 billion, at September 30, 2001. The $95 million increase in 2000 and the $89 million increase in the first nine months of 2001 came primarily from growth of our international life insurance business. To date, our experience on an overall basis has been generally consistent with our assumptions used in determining the periods over which we write off this DAC. However, if we were to experience a significant increase in lapse or surrender rates on policies for which we amortize DAC based on estimated gross margins or gross profits, such as participating and variable life insurance, we would expect acceleration of the write-off of DAC for the affected blocks of policies. Additionally, for all policies on which we have outstanding DAC, we would be required to evaluate whether this experience called into question our ability to recover all or a portion of the DAC, and we would be required to write off some or all of the DAC if we concluded that we could not recover it. While an accelerated write-off of DAC would not affect our cash flow or liquidity, it would negatively affect our reported earnings and level of capital under generally accepted accounting principles.

            Risk Management, Market Risk and Derivative Instruments

  Risk management includes the identification and measurement of various forms of risk, the establishment of risk thresholds and the creation of processes intended to maintain risks within these thresholds while optimizing returns on the underlying assets or liabilities. We consider risk management an integral part of our core businesses.

  The primary risks inherent in our operations are market risk, product risk, credit risk, and operating risk. We discuss various product risks, credit risks and operating risks under "Risk Factors". We discuss various market risks below.

Market Risk

  Market risk is the risk of change in the value of financial instruments as a result of absolute or relative changes in interest rates, foreign currency exchange rates or equity or commodity prices. To varying degrees, the investment and trading activities supporting all of our products and services generate market risks. The market risks incurred and our strategies for managing these risks vary by product.

  With respect to non-variable life insurance products, fixed rate annuities, the fixed rate options in our variable life insurance and annuity products, consumer banking products, and other finance businesses, we incur market risk primarily in the form of interest rate risk. We manage this risk through asset/liability management strategies that seek to match the interest rate sensitivity of the assets to that of the underlying liabilities. Our overall objective in these strategies is to limit the net change in value of assets and liabilities arising from interest rate movements. While it is more difficult to measure the interest sensitivity of our insurance liabilities than that of the related assets, to the extent that we can measure such sensitivities we believe that interest rate movements will generate asset value changes that substantially offset changes in the value of the liabilities relating to the underlying products.

  For variable annuities and variable life insurance products, excluding the fixed rate options in these products, mutual funds and most separate accounts, our main exposure to the market is the risk that asset management fees decrease as a result of declines in assets under management due to changes in prices of securities. We also run the risk that asset management fees calculated by reference to performance could be lower. For variable annuity and variable life insurance products with minimum guaranteed death benefits, we also face the risk that declines in the value of underlying investments as a result of changes in prices of securities may increase our net exposure to death benefits under these contracts. We do not believe that these risks add significantly to our overall market risk.

  We manage our exposure to equity price risk relating to our general account primarily by seeking to match the risk profile of equity investments against risk-adjusted equity market benchmarks. We measure benchmark risk levels in terms of price volatility in relation to the market in general.

  The sources of our exposure to market risk can be divided into two categories, "other than trading" activities conducted primarily in our insurance, annuity and guaranteed products operations, and "trading" activities conducted primarily in our securities operations. As part of our management of both "other than trading" and "trading" market risks, we use a variety of risk management tools and techniques. These include sensitivity and Value-at-Risk measures, position and other limits based on type of risk, and various hedging methods.

Other Than Trading Activities

  We hold the majority of our assets for "other than trading" activities in our segments that offer insurance, annuities and guaranteed products. We incorporate asset/liability management techniques and other risk management policies and limits into the process of investing our assets. We use derivatives for hedging purposes in the asset/liability management process.

  Insurance, Annuities and Guaranteed Products Asset/Liability Management

  We seek to maintain interest rate and equity exposures within established ranges, which we periodically adjust based on market conditions and the design of related products sold to customers. Our risk managers establish investment risk limits for exposures to any issuer, geographic region, type of security or industry sector and oversee efforts to manage risk within policy constraints set by management and approved by the Board of Directors.

  We use duration and convexity analyses to measure price sensitivity to interest rate changes. Duration measures the relative sensitivity of the fair value of a financial instrument to changes in interest rates. Convexity measures the rate of change of duration with respect to changes in interest rates. We seek to manage our interest rate exposure by matching the relative sensitivity of asset and liability values to interest rate changes, or controlling "duration mismatch" of assets and liabilities. We have a target duration mismatch constraint of plus or minus 0.5 years. As of December 31, 2000, the difference between the pre-tax duration of assets and the target duration of liabilities in our duration managed portfolio was less than 0.2 years. We consider risk-based capital implications in our asset/liability management strategies.

  We also perform portfolio stress testing as part of our regulatory cash flow testing. In this testing, we evaluate the impact of altering our interest-sensitive assumptions under various moderately adverse interest rate environments. These interest-sensitive assumptions relate to the timing and amount of redemptions and prepayments of fixed-income securities and lapses and surrenders of insurance products. We evaluate any shortfalls that this cash flow testing reveals to determine if we need to increase statutory reserves or adjust portfolio management strategies.

  Market Risk Related to Interest Rates

  Our "other than trading" assets that subject us to interest rate risk include fixed maturity securities, mortgage loans and policy loans. In the aggregate, the carrying value of these assets represented 63% of our consolidated assets, other than assets that we held in separate accounts, as of December 31, 2000 and 58% as of December 31, 1999.

  With respect to "other than trading" liabilities, we are exposed to interest rate risk through policyholder account balances relating to interest-sensitive life insurance, annuity and investment-type contracts and through outstanding short-term and long-term debt.

  We assess interest rate sensitivity for "other than trading" financial assets, financial liabilities and derivatives using hypothetical test scenarios that assume either upward or downward 100 basis point parallel shifts in the yield curve from prevailing interest rates. The following tables set forth the potential loss in fair value from a hypothetical 100 basis point upward shift at December 31, 2000 and 1999, because this scenario results in the greatest net exposure to interest rate risk of the hypothetical scenarios tested at those dates. While the test scenario is for illustrative purposes only and does not reflect our expectations regarding future interest rates or the performance of fixed-income markets, it is a near-term, reasonably possible hypothetical change that illustrates the potential impact of such events. These test scenarios do not measure the changes in value that could result from non-parallel shifts in the yield curve, which we would expect to produce different changes in discount rates for different maturities. As a result, the actual loss in fair value from a 100 basis point change in interest rates could be different from that indicated by these calculations.

                                             December 31, 2000
                          --------------------------------------------------------
                                                  Hypothetical Fair
                           Notional   Estimated   Value After + 100   Hypothetical
                           Value of     Fair     Basis Point Parallel  Change in
                          Derivatives   Value     Yield Curve Shift    Fair Value
                          ----------- ---------  -------------------- ------------
                                               (in millions)
Financial assets with
 interest rate risk:
 Fixed maturities:
 Available for sale.....              $ 83,827         $ 79,312         $ (4,515)
 Held to maturity.......                12,615           12,085             (530)
 Mortgage loans on real
  estate................                15,308           14,634             (674)
 Mortgage securitization
  inventory.............                 1,448            1,373              (75)
 Policy loans...........                 8,659            8,147             (512)
 Derivatives:
 Swaps..................   $  4,765          4              125              121
 Futures................      3,878         34               15              (19)
 Forwards...............      3,247        (50)             (50)             --
Financial liabilities
 with interest rate
 risk:
 Short-term and long-
  term debt.............               (13,800)         (13,683)             117
 Investment contracts...               (25,359)         (25,122)             237
 Securities sold but not
  yet purchased.........                  (157)            (141)              16
                                                                        --------
Total estimated
 potential loss.........                                                $ (5,834)
                                                                        ========

                                             December 31, 1999
                          --------------------------------------------------------
                                                  Hypothetical Fair
                           Notional   Estimated   Value After + 100   Hypothetical
                           Value of     Fair     Basis Point Parallel  Change in
                          Derivatives   Value     Yield Curve Shift    Fair Value
                          ----------- ---------  -------------------- ------------
                                               (in millions)
Financial assets with
 interest rate risk:
 Fixed maturities:
 Available for sale.....              $ 79,130         $ 74,968         $ (4,162)
 Held to maturity.......                14,112           13,550             (562)
 Mortgage loans on real
  estate................                15,826           15,104             (722)
 Mortgage securitization
  inventory.............                   803              751              (52)
 Policy loans...........                 7,462            7,060             (402)
 Derivatives:
 Swaps..................   $  4,205        124              265              141
 Futures................      4,579        (37)            (240)            (203)
 Options................         33        --               --               --
 Forwards...............      3,424        (19)             (19)             --
Financial liabilities
 with interest rate
 risk:
 Short-term and long-
  term debt.............               (16,563)         (16,454)             109
 Investment contracts...               (25,394)         (25,121)             273
                                                                        --------
Total estimated
 potential loss.........                                                $ (5,580)
                                                                        ========

  These tables above do not include approximately $77 billion of insurance reserve and deposit liabilities at December 31, 2000 and $75 billion at December 31, 1999. We believe that the interest rate sensitivities of these insurance liabilities offset, in large measure, the interest rate risk of the financial assets set forth in these tables.

  The estimated changes in fair values of our financial assets shown above relate to assets invested to support our insurance liabilities, but do not include assets associated with products for which investment risk is borne primarily by the contract holders rather than by us.

  As of September 30, 2001, the hypothetical change in fair value from a 100 basis point parallel shift in the yield curve from prevailing interest rates results in a total estimated potential loss of $7.282 billion. Substantially all of the $1.448 billion increase in the total estimated potential loss from December 31, 2000 resulted from our acquisition of Gibraltar Life in April 2001. The total estimated potential loss at September 30, 2001 does not include the effect of interest rate sensitivity of approximately $97 billion of insurance reserves and deposit liabilities, including those of Gibraltar Life. We believe that the interest rate sensitivities of these insurance liabilities offset, in large measure, the interest rate risk of the financial assets, which results in the major portion of the total estimated potential loss at September 30, 2001.

  Market Risk Related to Equity Prices

  We actively manage equity price risk against benchmarks in respective markets. We benchmark our return on equity holdings against a blend of market indices, mainly the S&P 500 and Russell 2000, and we target price sensitivities that approximate those of the benchmark indices. We estimate our equity price risk from a hypothetical 10% decline in equity benchmark market levels and measure this risk in terms of the decline in fair market value of equity securities we hold. Using this methodology, our estimated equity price risk at December 31, 2000 was $232 million, representing a hypothetical decline in fair market value of equity securities we held at that date from $2.317 billion to $2.085 billion. Our estimated equity price risk using this methodology at December 31, 1999 was $326 million, representing a hypothetical decline in fair market value of equity securities we held at that date from $3.264 billion to $2.938 billion. In calculating these amounts, we exclude equity securities related to products for which the investment risk is borne primarily by the contractholder rather than by us. While these scenarios are for illustrative purposes only and do not reflect our expectations regarding future performance of equity markets or of our equity portfolio, they represent near term reasonably possible hypothetical changes that illustrate the potential impact of such events.

  As of September 30, 2001, our estimated equity price risk was $304 million. Substantially all of the $72 million increase in the estimated equity price risk from December 31, 2000 resulted from our acquisition of Gibraltar Life.

  Market Risk Related to Foreign Currency Exchange Rates

  We are exposed to foreign currency exchange rate risk in our general account and through our operations in foreign countries. In our international life insurance business, we generally invest in assets denominated in the same currencies as our insurance liabilities, which mitigates our foreign currency exchange rate risk for these operations.

  Our exposure to foreign currency risk within the general account investment portfolios supporting our U.S. insurance operations arises primarily from purchased investments that are denominated or payable in foreign currencies. We generally hedge substantially all foreign currency-denominated fixed-income investments supporting our U.S. operations into U.S. dollars, using foreign exchange forward contracts and currency swaps, in order to mitigate the risk that the fair value of these investments fluctuates as a result of changes in foreign exchange rates. We generally do not hedge all of the foreign currency risk of our equity investments in unaffiliated foreign entities.

  Our operations in foreign countries create two additional sources of foreign currency risk. First, we reflect the operating results of our foreign branches and subsidiaries in our financial statements based on the average exchange rates prevailing during the period. We hedge some of these foreign currency flows based on our overall risk management strategy and loss limits. We generally hedge our anticipated exposure to adjusted operating income fluctuations resulting from changes in foreign currency exchange rates relating to our operations in Japan, which are the most significant of these operations, using foreign exchange forward contracts and currency swaps. Second, we translate our equity investment in foreign branches and subsidiaries into U.S. dollars using the foreign currency exchange rate at the financial statement period-end date. We have chosen to partially hedge this exposure.

  We actively manage foreign currency exchange rate risk within specified limits at the consolidated level using Value-at-Risk analysis. This statistical technique estimates, at a specified confidence level, the potential pretax loss in portfolio market value that could occur over an assumed time horizon due to adverse market movements. We calculate this using a variance/covariance approach.

  We calculate Value-at-Risk estimates of exposure to loss from volatility in foreign currency exchange rates for one-month time periods. Our estimated VaR at December 31, 2000 for foreign currency assets not hedged to U.S. dollars, measured at the 95% confidence level and using a one-month time horizon, was $18 million, representing a hypothetical decline in fair market value of these foreign currency assets from $906 million to $888 million. Our estimated VaR at December 31, 1999 for foreign currency assets not hedged to U.S. dollars, measured at the 95% confidence level and using a one-month time horizon, was $23 million, representing a hypothetical decline in fair market value of these foreign currency assets from $752 million to $729 million. These calculations use historical price volatilities and correlation data at a 95% confidence level. We discuss limitations of VaR models below.

  Our average monthly Value-at-Risk from foreign currency exchange rate movements measured at the 95% confidence level over a one month time horizon was $16 million during 2000 and $18 million during 1999.

  Our estimated VaR at September 30, 2001 for foreign currency assets not hedged to U.S. dollars, giving effect to our acquisition of Gibraltar Life, is not materially different from the estimate as of December 31, 2000.

  Derivatives

  Derivatives are financial instruments whose values are derived from interest rates, foreign exchange rates, financial indices, or the prices of securities or commodities. Derivative financial instruments may be exchange-traded or contracted in the over-the-counter market and include swaps, futures, options and forward contracts. See Note 15 of our audited consolidated financial statements for a summary of our derivative positions as of December 31, 2000 and 1999. Under insurance statutes, our insurance companies may use derivative financial instruments to hedge actual or anticipated changes in their assets or liabilities, to replicate cash market instruments or for certain income-generating activities. These statutes generally prohibit the use of derivatives for speculative purposes. We use derivative financial instruments to seek to reduce market risk from changes in interest rates or foreign currency exchange rates, and to alter interest rate or foreign currency exposures arising from mismatches between assets and liabilities. In addition, derivatives are used in our securities operations for trading purposes.

Trading Activities

  We engage in trading activities primarily in connection with our securities businesses. We maintain trading inventories in various equity and fixed-income securities, foreign exchange instruments and commodities, primarily to facilitate transactions for our clients. Market risk affects the values of our trading inventories through fluctuations in absolute or relative interest rates, credit spreads, foreign currency exchange rates, securities and commodity prices. We seek to use short security positions and forwards, futures, options and other derivatives to limit exposure to interest rate and other market risks. We also trade derivative financial instruments that allow our clients to manage exposure to interest rate, currency and other market risks. Most of our derivative transactions involve exchange-listed contracts and are short-term in duration. We act both as a broker, by selling exchange-listed contracts, and as a dealer, by entering into futures and security transactions as a principal. As a broker, we assume counterparty and credit risks that we seek to mitigate by using margin or other credit enhancements and by establishing trading limits and credit lines. As a dealer, we are subject to market risk as well as counterparty and credit risk. We manage the market risk associated with trading activities through hedging activities and formal policies, risk and position limits, counterparty and credit limits, daily position monitoring, and other forms of risk management.

  Value-at-Risk

  VaR is one of the tools we use to monitor and manage our exposure to the market risk of our trading activities. We calculate a VaR that encompasses our trading activities using a 95% confidence level. The VaR method incorporates the risk factors to which the market value of our trading activities is exposed, which consist of interest rates, including credit spreads, foreign exchange rates, equity prices and commodity prices, estimates of volatilities from historical data, the sensitivity of our trading activities to changes in those market factors and the correlations of those factors. We regularly test our VaR model by comparing actual adverse results to those estimated by the VaR model with a 95% confidence level over a one-day time horizon. The VaR for our trading activities expressed in terms of adverse changes to fair value at the 95% confidence level over a one-day time horizon was $6 million at December 31, 2000 and $13 million at December 31, 1999. The average daily VaR for our trading activities, expressed in terms of adverse changes to fair value with a 95% confidence level over a one-day time horizon, was $9 million during 2000 and $14 million during 1999. The following table sets forth a breakdown of this VaR by risk component as follows:


                                          As of     Average    As of     Average
                                       December 31,   for   December 31,   for
                                           2000      2000       1999      1999
                                       ------------ ------- ------------ -------
                                                     (in millions)
Interest rate risk...................      $ 4        $ 6       $10        $12
Equity risk..........................        2          3         3          2
                                           ---        ---       ---        ---
 Total(1)............................       $6        $ 9       $13        $14
                                           ===        ===       ===        ===

--------
(1) At December 31, 2000 and 1999, and during the years then ended, VaR from each of foreign currency exchange rate risk and commodity risk in our trading activities was immaterial.

Limitations of VaR Models

  Although VaR models represent a recognized tool for risk management, they have inherent limitations, including reliance on historical data that may not be indicative of future market conditions or trading patterns. Accordingly, you should not view VaR models as a predictor of future results. We may incur losses that could be materially in excess of the amounts indicated by the models on a particular trading day or over a period of time, and there have been instances when results have fallen outside the values generated by our VaR models. A VaR model does not estimate the greatest possible loss. We use these models together with other risk management tools, including stress testing. The results of these models and analysis thereof are subject to the judgment of our risk management personnel.

                       Recent Accounting Pronouncements

  See Note 2 of our audited consolidated financial statements and Notes 2 and 3 of our unaudited interim consolidated financial statements for a discussion of recently issued accounting pronouncements.

                 ACQUISITION OF KYOEI LIFE INSURANCE CO., LTD.

  In the following discussion, U.S. dollar amounts are translated from Japanese Yen amounts at a rate approximating the exchange rate on the date of our investment, i.e., $1 = (Yen)124.0, except where indicated otherwise.

  In April 2001, we completed the acquisition of Kyoei Life Insurance Co., Ltd. ("Kyoei"), a financially troubled Japanese life insurer now renamed "Gibraltar Life Insurance Company, Ltd.", which we refer to as "Gibraltar Life." Our initial investment in Gibraltar Life, as described below, totals approximately $1.2 billion. The reorganization proceedings under the Corporate Reorganization Law of Japan (which we refer to as the "Reorganization Law"), which substantially restructured the assets and liabilities of Kyoei, were officially concluded on April 23, 2001. Pursuant to these proceedings, on April 2, 2001, the Tokyo District Court approved a reorganization plan ("Reorganization Plan") providing for the restructuring of Kyoei's assets and liabilities. The Reorganization Plan included extinguishing all existing stock for no consideration and the issuance of one million new shares of common stock. Under the Reorganization Plan, we contributed (Yen)50 billion ($403 million) to acquire 100% of Gibraltar Life's newly issued common stock and provided (Yen)98 billion ($790 million) to Gibraltar Life in the form of a subordinated loan. The loan is for a period of 20 years with prepayments allowed. The interest rate on the loan is 2.5% per year. The new shares of common stock were issued to Prudential Holdings of Japan, Inc., which company provided the subordinated loan. Prudential Holdings of Japan, Inc. currently is an indirect wholly owned subsidiary of The Prudential Insurance Company of America, which we expect will be transferred to Prudential Financial, Inc. in the destacking. Gibraltar Life's financial results from April 2, 2001 to August 31, 2001 are included in our consolidated financial results as of and for the period ended September 30, 2001. On April 23, 2001, Moody's assigned an A2 insurance financial strength rating to Gibraltar Life.

Gibraltar Life

  Kyoei, now renamed Gibraltar Life, was incorporated in 1947 and at the beginning of April 2001 had over five million policies in force and approximately 10,200 employees, including 8,100 Life Advisors and sales management, in approximately 590 offices across Japan. The company has business relationships with a number of affinity groups or "associations", which provide Gibraltar Life with access to their members or employees. Gibraltar Life's business consists mainly of individual protection products, which account for over 80% of the total number of in force policies.

  Gibraltar Life primarily offers four types of insurance products: individual insurance, including life and indemnity health coverage; individual annuities; group life insurance; and group annuities.

  The following table shows the amount of insurance in force by product for the periods indicated.

                                      For the Period For the Period
                                      April 3, 2001  April 1, 2000  For the Year
                                      to August 31,   to April 2,   Ended March
                                           2001           2001        31, 2000
                                      -------------- -------------- ------------
                                                    (in millions)
   Individual Life:
     Beginning value.................    $269,090       $333,765      $359,619
     Sales...........................       3,096         15,773        32,740
     Surrenders......................      31,310         23,075        34,763
     Lapses..........................       3,418         25,890         9,734
     Other net reductions(1).........       6,389         31,483        14,097
                                         --------       --------      --------
     Ending value....................    $231,069       $269,090      $333,765
                                         ========       ========      ========
   Individual Annuities:
     Beginning value.................    $ 10,302       $ 13,752      $ 14,383
     Sales...........................          27            252           700
     Surrenders......................       1,468            875           999
     Lapses..........................          26            371            48
     Other net reductions(1).........         165          2,456           284
                                         --------       --------      --------
     Ending value....................    $  8,670       $ 10,302      $ 13,752
                                         ========       ========      ========
   Group Life:
     Beginning value.................    $104,708       $118,048      $122,702
     Sales(2)........................       1,787          9,181        11,334
     Surrenders(3)...................      17,595         10,714         9,154
     Lapses..........................          28            662           825
     Other net reductions(1).........      42,157         11,145         6,009
                                         --------       --------      --------
     Ending value....................    $ 46,715       $104,708      $118,048
                                         ========       ========      ========

--------
(1) Other net reductions include maturities, deaths, conversions, restructuring charges.
(2) Sales of Group Life include new business, mid-entry and increases of insurance amount.
(3) Surrenders of Group Life include surrenders and withdrawals.

  In addition, Group Pension asset balances were $2.7 billion at April 2, 2001 and $3.4 billion at March 31, 2000.

  The reorganization of Gibraltar Life is likely to result in different trends in both new business and in force policies for all product lines.

  Gibraltar Life distributes products through an agency force and affinity channels. Some products are created specifically for the affinity channels. In addition to offering insurance products to individuals and groups, Gibraltar Life underwrites life reinsurance. Gibraltar Life also has domestic and foreign subsidiaries, including non-insurance businesses, which are not material to its financial results. The foreign businesses include operations in Brazil and Indonesia.

  Japanese life insurance companies offer products with guaranteed interest rates to policyholders. The primary cause for Kyoei's gradual financial deterioration over the past few years has been that the investment returns it achieved on invested assets purchased with premiums and deposits received from policyholders were lower than the guaranteed rates it had to pay to policyholders (a so-called "negative spread"). For many years, insurance was written with guaranteed rates to policyholders of up to 6.50%.

  As of March 31, 2000, the end of the last fiscal year prior to the reorganization, Kyoei's policy reserve liabilities had the following interest rate guarantees:

                              Interest Rate                           Reserve
                              -------------                        --------------
                                                                   (in thousands)
                                  1.50%                             $ 3,432,424
                                  1.75%                                 736,822
                                  2.00%                                 528,497
                                  2.15%                                   2,362
                                  2.50%                                  75,411
                                  2.75%                               4,184,208
                                  2.90%                                   1,866
                                  3.75%                                 418,718
                                  4.00%                               6,156,841
                                  4.50%                                  65,325
                                  4.75%                                   1,863
                                  5.00%                               3,026,596
                                  5.50%                               9,740,407
                                  5.75%                               3,294,000
                                  6.00%                               1,807,764
                                  6.25%                                  11,850
                                  6.50%                                     971
                                                                    -----------
                                            Total Policy
      Weighted Average.....       4.31%     Reserve..............   $33,485,925
                                                                    ===========

Some of the interest rate guarantees were adjusted in the reorganization as noted below.

  With the decline of the Japanese economy and Japanese financial and real estate markets in the 1990s, together with low interest rates, Kyoei was unable to achieve investment returns on its invested assets at least equal to the guaranteed rates, and Kyoei experienced substantial negative spreads. Kyoei's average investment returns fell from 3.82% for the fiscal year ended March 31, 1997 to 2.89%, 2.01% and 1.54%, for the fiscal years ended March 31, 1998, 1999 and 2000, respectively. The decline of the Japanese economy and of the Japanese financial and real estate markets also resulted in a substantial deterioration in the value of Kyoei's investment assets, and Kyoei experienced significant and growing amounts of assets with impaired value. Finally, owing to its deteriorating financial condition, lowered financial credit ratings, and decreased public confidence in its financial viability, Kyoei's premiums and other revenue declined over 23% from fiscal years 1996 to 1999, from
(Yen)815 billion ($6.6 billion) to (Yen)627 billion ($5.1 billion), as reported by Kyoei.

  Kyoei was downgraded by Moody's to Caal in June 1999, indicating Moody's belief that Kyoei offered "very poor" financial security (C is the lowest rating). Kyoei's March 31, 2000 solvency margin of 211% was one of the weakest in the Japanese life insurance industry. Kyoei's revenues, results of operations and financial condition continued to deteriorate materially after the announcement of its financial results for the fiscal year ended March 31, 2000, including material increases in surrenders and withdrawals prior to the commencement of reorganization proceedings.

Kyoei's Historical Financial Statements

  Historically, Kyoei prepared financial statements in accordance with generally accepted accounting principles in Japan, which we refer to as J GAAP. J GAAP differs in material respects from U.S. GAAP. Kyoei's historical financial statements were never reconciled to U.S. GAAP. Further, in performing audits of Kyoei, its independent auditors did not follow U.S. generally accepted auditing standards, so the audits performed would not necessarily have resulted in identification and resolution of issues regarding the appropriateness of accounting policies or procedures or the adequacy or sufficiency of financial presentation in accordance with U.S. standards. For the foregoing reasons, Kyoei's historically reported financial statements do not reflect Kyoei's past financial performance in accordance with U.S. GAAP. Furthermore, Kyoei's historical J GAAP financial statements do not reflect the effects of Kyoei's restructuring pursuant to the Reorganization Plan. Accordingly, we believe historical financial information regarding Kyoei is not comparable to or indicative of Gibraltar Life's future financial condition or operating results on a post-reorganization basis in accordance with U.S. GAAP. For the foregoing reasons, we did not rely on historically reported financial information in making our decision to acquire Kyoei.

  An audited statement of financial position of Gibraltar Life prepared in accordance with U.S. GAAP as of April 2, 2001 is included in this prospectus.

Background and Strategy

  We have had significant life insurance operations in Japan for approximately 20 years, as discussed under "Business--International Division". This has positioned us to work with Kyoei to restore its financial viability and to grow our position in the Japanese life insurance marketplace. After Kyoei's announcement of its results for the fiscal year ended March 31, 2000, Kyoei's financial situation deteriorated to the point that only a restructuring of its in force business, combined with a substantial investment, appeared to be adequate to revitalize the company. Kyoei filed a petition to commence reorganization proceedings with the Tokyo District Court on October 20, 2000, and the Tokyo District Court issued an order commencing the proceedings on October 23, 2000. At the commencement of the proceedings, we were selected as Kyoei's "Business Sponsor" (an informal status under the Reorganization Law) which has allowed us to work with the reorganization trustee to restructure Kyoei on a mutually acceptable basis, as described under "--Reorganization Proceedings and Reorganization Plan" below.

  Our pre-acquisition Japanese operations and those of Gibraltar Life will have different target markets; accordingly, the field forces have remained separate, and we intend that they be perceived as autonomous in the marketplace. Gibraltar Life's individual life and annuity products have been the primary source of revenue, and we expect an even greater reliance on individual products in the future. While we intend to continue Gibraltar Life's traditional agent distribution system, we also plan to make changes to streamline its management, to strengthen its compliance monitoring and to change its agent compensation system to provide increased incentives for sales. We also revised Gibraltar Life's product portfolio by introducing new non-participating life insurance products and may offer investment trust products from our International Investments business. In addition, we plan to improve service levels, increase operating efficiency and reduce expenses, and to use our global investment experience and resources to improve Gibraltar Life's investment performance, including realigning its portfolio to reduce risk, improve returns and better align assets with liabilities; however, there is no assurance that we will be successful in doing so.

Reorganization Proceedings and Reorganization Plan

  The Reorganization Law, similar to Chapter 11 of the U.S. Bankruptcy Code, is intended to provide a mechanism for restructuring financially troubled companies by permitting the adjustment of the interests of creditors, shareholders and other interested parties. The reorganization trustee determines the extent and nature of claims against the company, identifies the assets which the company owns or to which it is entitled, determines the current value of the company's assets on a going concern basis, and prepares a plan of reorganization that may adjust the liabilities owed creditors. Following approval of the plan by the interested parties and the formal recognition of the plan by the Tokyo District Court, the company re-emerges from the reorganization and begins conducting business in an ordinary fashion. In Kyoei's restructuring, the assets of Kyoei were written down to the value set forth in the Reorganization Plan and the benefits to policyholders were reduced. The restructuring eliminated Kyoei's negative net worth, and we expect that its in force business will become profitable.

  On October 20, 2000, upon Kyoei's filing under the Reorganization Law, the Tokyo District Court issued an order generally freezing Kyoei's assets and appointed an interim trustee who, on October 23, 2000, was appointed as sole trustee. The trustee then commenced the formulation of the Reorganization Plan. Prior to the October 23, 2000 order, in connection with our appointment as Business Sponsor, we entered into an agreement with the interim trustee providing, among other things, that the Reorganization Plan to be submitted to the Tokyo District Court for approval would not require funds to be contributed by the Life Insurance Policyholders Protection Corporation of Japan.

  On February 14, 2001, the trustee submitted the Reorganization Plan to the Tokyo District Court. According to the adjusted asset valuation provided in the Reorganization Plan, assets totaled (Yen)4,089 billion ($33.0 billion) as of October 23, 2000, which included (Yen)364 billion ($2.9 billion) of an intangible asset recognized for regulatory purposes under J GAAP (but not U.S.
GAAP). Prior to the policy reserve reductions and other liability adjustments provided under the Reorganization Plan, Kyoei's liabilities totaled
(Yen)4,414.5 billion ($35.6 billion) as of October 23, 2000, resulting in a negative net worth of (Yen)325.5 billion ($2.6 billion).

  Kyoei's creditors approved the Reorganization Plan and on April 2, 2001 the Tokyo District Court issued its official recognition order approving the Reorganization Plan. The Reorganization Plan became effective immediately upon the issuance of the recognition order, and is binding upon Kyoei, its creditors, including policyholders, its shareholders and other interested parties, whether or not they submitted claims or voted for or against the plan. The newly appointed Gibraltar Life management team formally took control of Kyoei on April 2, 2001 and on the same date Kyoei's name was changed to "Gibraltar Life Insurance Company, Ltd." We completed our acquisition of the stock of Gibraltar Life on April 20, 2001, and the reorganization proceedings were declared concluded by the Tokyo District Court on April 23, 2001.

  Pursuant to the Reorganization Plan, Kyoei has been restructured as follows:

  . Kyoei was discharged from all financial indebtedness, retaining only liabilities under insurance policies and contracts, liabilities incurred in the ordinary course of business and certain other claims approved by the trustee. All existing shares of stock were extinguished without consideration.

  . Gibraltar Life remains responsible for pension liabilities, which were $765 million at April 2, 2001.

  . An intangible asset of approximately (Yen)364 billion ($2.9 billion) was established for regulatory reporting purposes under J GAAP and will be amortized over 5 years. Neither the intangible asset nor its amortization is recognized under U.S. GAAP financial reporting.

  . We contributed (Yen)50 billion ($403 million) in cash to Gibraltar Life's capital and acquired 100% of Gibraltar Life's newly issued common stock, and we further provided (Yen)98 billion ($790 million) to Gibraltar Life in the form of a subordinated loan.

  . There are no policy changes for group life, collective term and reinsurance policies.

  . The guaranteed rate on all other in force policies has been reduced to 1.75%, unless a lower rate was in effect prior to Kyoei's filing under the Reorganization Law.

  . Except for individual annuities, cash surrender values before surrender charges were reduced by an average of approximately 11%, and maturity values were reduced by 8%. Annuities will be subject to reductions only if they are surrendered.

  . Special surrender penalties will be imposed on existing policies according to the following schedule (for each year ending March 31):

             2002      2003       2004       2005       2006       2007       2008       2009
             ----      ----       ----       ----       ----       ----       ----       ----
             15%       14%        12%        10%         8%         6%         4%         2%

  . Although participating policies retain their current participating status, it is not anticipated that policy dividends will be paid until such time as Gibraltar Life's remaining intangible asset is fully amortized, Gibraltar Life has reached the standard reserve level as defined in the Japanese insurance business law, and Gibraltar Life has achieved cumulative profits equal to our aggregate initial investment on a J GAAP basis.

  . In years four and eight following the recognition of the Reorganization
    Plan by the Tokyo District Court, a special dividend to policyholders will be payable based on 70% of net gains, if any, over the Reorganization Plan valuation of real estate and loans, net of transaction costs and taxes.

  . No funds were requested from the Life Insurance Policyholders Protection
    Corporation of Japan.

  While there can be no assurance, we believe that the Reorganization Plan has eliminated Kyoei's existing "negative spread" and that the in force business will become profitable. While the surrender penalties are intended to limit policyholder surrenders and withdrawals following implementation of the Reorganization Plan, we anticipate that significant policyholder surrenders and withdrawals will occur, further reducing the size and ongoing premium income of the business we have purchased. While we believe we will be able to operate Gibraltar Life on a profitable basis after the acquisition, there is no assurance we will achieve that objective.

  Pursuant to the Reorganization Plan, Kyoei's balance sheet was restructured to reflect the write-down of its assets, the modification of its liabilities and our capital and loan commitment as discussed above. The table below compares Kyoei's assets as of October 23, 2000 (i) based on information obtained from Kyoei and contained in the Reorganization Plan and (ii) according to the asset valuation adopted in the Reorganization Plan. Columns B and D below show the financial information in Columns A and C converted to U.S. dollars based on the exchange rate approximating the rate as of the date of our investment ($1=(Yen)124.0).

                            As of October 23, 2000
                           In accordance with J GAAP
                                  (unaudited)

                                (A)              (B)              (C)              (D)
                          ---------------- ---------------- ---------------- ----------------
                           Asset Balances                   Adjusted Assets
                           as of 10/23/00                    Provided under
                            Provided by    Column A Amounts  Reorganization  Column C Amounts
                               Kyoei       in US$ Millions        Plan       in US$ Millions
         Account          ((Yen) millions) ($1=(Yen) 124.0) ((Yen) millions) ($1=(Yen) 124.0)
         -------          ---------------- ---------------- ---------------- ----------------
Assets
Cash and Deposits.......        83,489             673            83,489             673
Call Loans..............       335,000           2,702           335,000           2,702
Monetary Claims Bought..        13,096             106            11,899              96
Money in Trust..........       386,011           3,113           386,011           3,113
Securities..............     1,745,671          14,077         1,703,212          13,736
Loans...................     1,365,299          11,010         1,088,467           8,778
 Policy Loans...........        58,108             469            58,108             469
 Corporate/General
  Loans.................     1,307,191          10,541         1,030,359           8,309
Real Estate.............       144,534           1,166            39,024             315
Accounts Receivable from
 Agencies...............           294               2               294               2
Accounts Receivable from
 Reinsurers.............         1,348              11            56,446             455
Other Assets............        27,849             225            19,158             155
Customers' Liabilities
 for Acceptance &
 Guarantee..............         2,000              16             2,000              16
Reserves for Bad Debt...       (19,767)           (159)                0               0
Intangible Asset........             0               0           364,000           2,935
                             ---------          ------         ---------          ------
Total Assets............     4,084,824          32,942         4,089,000          32,976

  Prior to the policy reserve reductions and other liability adjustments provided under the Reorganization Plan, Kyoei's liabilities totaled
(Yen)4,414.5 billion ($35.6 billion) as of October 23, 2000. The policy reserve reductions and other liability adjustments under the Reorganization Plan resulted in total liabilities equaling total assets (i.e., (Yen)4,089 billion as noted above). Gibraltar Life's immediate post-reorganization J GAAP equity is therefore equal to our contribution of (Yen)50 billion ($403 million) in cash to acquire 100% of Gibraltar Life's newly issued common stock and unrealized gains of (Yen)21.8 billion ($176 million) accumulated during the period from October 23, 2000 to April 2, 2001.

  The information contained in Column A above was prepared based upon information obtained from Kyoei. The information contained in Column C above is based on the Reorganization Plan. In assessing this information, you should consider the following:

  . the information was prepared in accordance with J GAAP which, as noted above, differs in material respects from information prepared in accordance with U.S. GAAP;

  . the adjustments reflected in the Reorganization Plan were determined based upon information and advice from consultants of the trustee (accountants, investment bankers and actuaries) and the trustee's best judgment and are not necessarily adjustments that would have been prepared had the information been prepared in accordance with pro forma requirements established by the U.S. Securities and Exchange Commission; and

  . for U.S. GAAP accounting purposes, the assets and liabilities of Gibraltar Life will be adjusted to their fair value. The fair value of assets and liabilities may differ significantly from those reflected above due to changes in market values and changes in the composition of assets and liabilities.

Employees

  As of August 31, 2001, Gibraltar Life employed approximately 9,300 employees, including 6,600 Gibraltar Life Advisors. The employees of Gibraltar Life, excluding select members of senior management, are covered by agreements between Gibraltar Life and Gibraltar Life Labor Union, a group consisting of Gibraltar Life employees that establishes basic terms of employment and work rules. The agreement relating to the terms of employment will be in effect until February 28, 2002. The work rules are subject to revision from time to time.

Prudential's Activities During and After Kyoei's Restructuring

  To assist the trustee, we supplied management support, including a chief operating officer, during the reorganization period from October 23, 2000 to April 20, 2001. This involved running the day to day operations of Kyoei as the prior management team resigned immediately after the filing for reorganization on October 20, 2000. In addition, outside advisors were engaged to help the trustee evaluate Kyoei's assets. Since the valuation of loans and real estate is difficult, we agreed to an "upside sharing" agreement with respect to these assets. In 2005 and 2009 we will pay a special dividend to eligible policyholders representing 70% of the amount, if any, of net gains on these assets. In our U.S. GAAP financial statements, we accrue for this liability as the net gains are recognized in our financial statements. As of April 2, 2001, we have established a special dividend liability of $635 million.

  We also worked closely with the trustee to evaluate the liability reductions needed to reduce Kyoei's negative net worth. Ultimately, we reached agreement on the reductions in both current liabilities and future guarantees.

  One significant change during the restructuring period was the implementation of an early retirement/separation program. In March 2001, approximately 750 of Kyoei's non-sales employees retired. In August 2001, approximately 500 employees left the company bringing the number of remaining fixed salary employees to approximately 1,750. These reductions are in line with the declining revenue and our plan to centralize the insurance operations. Prior to the reorganization, insurance administration was performed in 66 branch offices and 8 regional offices as well as in the corporate office. During August 2001, all of this work has been centralized in one location.

  Policyholder activity during the restructuring period was restricted. Surrenders were not allowed except under very limited circumstances. Maturity benefits were paid on a reduced basis to account for the anticipated policy restructuring. Death benefits, however, were paid at 100% through the end of the restructuring period as required. The restriction on surrenders contributes to the "shock lapse" (i.e., an unusually high level of surrenders, non-renewals and withdrawals) typically seen shortly after a company emerges from a restructuring.

  The changes made to the in force policies as a result of the restructuring were made effective as of October 23, 2000, with the exception of the death benefits payable at 100% through April 2, 2001. The restructured policies have lower cash values, annuity, maturity and death benefits as a result of the reduced interest guarantee (generally 1.75%, but not higher than the previous guarantee) as well as the immediate reduction applied to most of the policy reserves.

  Under the reorganization proceedings, sales of Kyoei products were suspended. In order to maintain the sales force, in mid-January 2001 Kyoei agents began selling products from Prudential's existing life insurance subsidiary in Japan. This activity, which continued through the end of March 2001, generated approximately (Yen)3.0 billion ($25.3 million) in annualized new business premium for Prudential. More importantly, it kept the agents' activity level higher.

  A new compensation plan was introduced in July 2001. It is designed to improve productivity and persistency and is similar to compensation plans in our other International Insurance operations. Agent compensation at Gibraltar Life, which was based on a high fixed salary component in the past, has been changed to a variable compensation structure. We have a transition plan in place that will last, for some agents, until June 2003.

  At the start of the restructuring period, the asset portfolio had a higher percentage of risky assets (domestic and foreign equities and low quality loans) than we felt was prudent. In addition, there was a concentration of loans in the finance sector. While these assets had been written down to estimated current market values, they still presented more risk than we desired. Prior to emergence from reorganization, portfolio transactions were restricted. Soon afterwards, we began selling non-performing loans and selected other loans. Between April 2 and August 31, 2001, we reduced Gibraltar Life's loan portfolio by approximately $2.6 billion. In addition, Gibraltar Life sold more than $1 billion of foreign securities. We have temporarily created a large cash position, partially in anticipation of "shock lapse."

  Our long-term investment plan is to increase our concentration of higher quality fixed income investments including the use of U.S. Dollar hedged and unhedged corporate bonds.

  With respect to the products offered by Kyoei in the past and being offered by Gibraltar Life now, one significant change is that we introduced, effective April 2, 2001, non-participating products. With limited exceptions, products will be non-participating going forward. Historically, Kyoei had offered participating products.

Gibraltar Life Selected Historical Operating Data

  Included below is certain summarized historical operating data of Gibraltar Life for the 12 months ended March 31, 2001 and 2000, prepared in accordance with U.S. GAAP. As noted above, we believe historical information of Gibraltar Life is not comparable to or indicative of Gibraltar Life's future operating results on a post reorganization basis.

  Net investment income was as follows for the twelve months ended March 31:

                                                                  2001    2000
                                                                 ------  ------
                                                                 (in millions)
   Fixed maturities, available for sale......................... $  150  $  296
   Equity securities, available for sale........................     19      37
   Commercial and residential loans on real estate..............     77      83
   Policy loans.................................................     27      31
   Other commercial and consumer loans..........................    274     370
   Other short and long-term assets.............................    131      63
                                                                 ------  ------
   Gross investment income......................................    678     880
   Investment expense...........................................    (33)    (35)
                                                                 ------  ------
   Net investment income........................................ $  645  $  845
                                                                 ======  ======

  Realized investment gains were as follows for the twelve months ended March
31:

                                                                 2001    2000
                                                                ------  ------
                                                                (in millions)
   Fixed maturities, available for sale........................ $   19  ($ 306)
   Equity securities, available for sale.......................   (433)    314
   Commercial and residential loans on real estate.............     18      (1)
   Other commercial and consumer loans.........................     35      19
   Derivative financial instruments............................    (24)      9
   Liquidation loss on disposal of investment subsidiaries.....    (37)    --
   Other short and long-term assets............................   (329)    274
                                                                ------  ------
   Net realized investment gains (losses)......................  ($751) $  309
                                                                ======  ======

  Insurance contract revenues and benefit payments and withdrawals were as follows for the twelve months ended March 31:

                                                               2001     2000
                                                              -------  -------
                                                               (in millions)
   Premiums, policy charges and fee income..................   $3,720   $4,192
   Benefit payments and withdrawals, changes in reserves and
    interest credited to policyholders......................  ($5,745) ($4,813)

Gibraltar Life General Account Investments

  In the following discussion, U.S. dollar amounts, as of August 31, 2001, are translated at the exchange rate in effect as of that date, i.e., $1=(Yen)118.76, and amounts for the five months ended August 31, 2001, are translated at the average rate prevailing during that period, i.e., $1=(Yen)122.67.

  The following table sets forth the composition of Gibraltar Life's general account investments as of August 31, 2001.

                                                         Amount      % of Total
                                                     --------------- ----------
                                                     ($ in millions)
   Fixed maturities--available for sale, at fair
    value:
    Public.........................................      $17,177        67.0%
    Private........................................        1,074         4.2
   Equity securities--available for sale, at fair
    value..........................................        1,118         4.4
   Trading account assets, at fair value...........           88         0.3
   Commercial and consumer loans, at book value....        2,920        11.4
   Mortgage loans on real estate, at book value....          518         2.0
   Loans held for sale, at lower of cost or fair
    value..........................................        1,610         6.3
   Investment real estate..........................          380         1.5
   Policy loans, at amortized cost less
    repayments.....................................          413         1.6
   Other investments...............................          329         1.3
                                                         -------       -----
    Total Investments..............................      $25,627       100.0%
                                                         =======       =====

Investment Income Yields

  The overall annualized yield after investment expenses on Gibraltar Life's general account invested assets, excluding realized gain (losses), was 1.80% for the five months ended August 31, 2001.

  The following table sets forth the annualized income yield and investment income, net of investment expense, excluding realized gains (losses), for each major asset category of the general account for the five months ended August 31, 2001.

                                                      Annualized
                                                        Yield        Amount
                                                      ---------- ---------------
                                                                 ($ in millions)
   Fixed maturities.................................     0.96%        $ 66
   Equity securities................................     0.09            1
   Trading account assets...........................     1.71            1
   Commercial and consumer loans ...................     3.17           42
   Mortgage loans on real estate....................     3.16            8
   Loans held for sale..............................     6.26           66
   Investment real estate...........................     5.08            8
   Policy loans.....................................     0.16            0
   Other investments................................     7.74            4
                                                         ----         ----
    Total...........................................     1.80%        $196
                                                         ====         ====

Fixed Maturity Securities

  The following table sets forth the composition of our fixed maturity securities portfolio by industry categories as of August 31, 2001.

                                                 Amortized % of Total
                                                   Cost       Cost    Fair Value
                                                 --------- ---------- ----------
                                                         ($ in millions)
   Japanese national government................   $12,142     66.6%    $12,131
   Japanese municipal government...............       917      5.0         929
   Manufacturing...............................     1,175      6.4       1,180
   Utilities...................................       120      0.7         119
   Financial institutions......................     2,107     11.5       2,117
   Services....................................       523      2.9         526
   Retail and wholesale........................       295      1.6         298
   Other asset-backed securities...............       320      1.8         315
   Transportation..............................       308      1.7         310
   Energy......................................       191      1.0         189
   Foreign government securities other than
    Japan and U.S. ............................        18      0.1          19
   Mortgage-backed.............................        14      0.1          14
   U.S. States & their political subdivisions..        13      0.1          13
   Other.......................................        91      0.5          91
                                                  -------    -----     -------
    Total......................................   $18,234    100.0%    $18,251
                                                  =======    =====     =======

  The following table sets forth the estimated fair value of fixed maturities by contractual maturity as of August 31, 2001.

                                                                 ($ in millions)
   Due in one year or less.....................................      $ 5,247
   Due after one year through five years.......................        2,803
   Due after five years through ten years......................        5,748
   Due after ten years.........................................        4,453
                                                                     -------
    Total......................................................      $18,251
                                                                     =======

Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations.

  Japanese insurance companies are not subject to NAIC guidelines, but are regulated by the Japanese regulator, the Financial Services Agency ("FSA"). The FSA has its own investment quality criteria and risk control standards, and these generally are similar in concept to those of the NAIC. Gibraltar Life complies with all of the FSA's credit quality review and risk monitoring guidelines.

  The following tables set forth the composition of Gibraltar Life's public and private fixed maturity securities portfolio by credit quality according to ratings assigned by external rating agencies. The credit quality ratings are predominantly based on ratings assigned by Moody's.

                   Public Fixed Maturities by Credit Quality

                                                 Amortized % of Total
   Rating Agency Equivalent                        Cost       Cost    Fair Value
   ------------------------                      --------- ---------- ----------
                                                         ($ in millions)
   Aaa, Aa, A..................................   $14,882     86.7%    $14,889
   Baa.........................................     1,868     10.9       1,878
   Ba..........................................       306      1.8         307
   C and lower, or unrated.....................       104      0.6         103
                                                  -------    -----     -------
    Total......................................   $17,160    100.0%    $17,177
                                                  =======    =====     =======

                  Private Fixed Maturities by Credit Quality

                                                 Amortized % of Total Estimated
   Rating Agency Equivalent                        Cost       Cost    Fair Value
   ------------------------                      --------- ---------- ----------
                                                         ($ in millions)
   Aaa, Aa, A...................................  $  492      45.8%     $  494
   Baa..........................................     523      48.8         520
   Ba...........................................      26       2.4          26
   B............................................      16       1.4          16
   C and lower, or unrated......................      17       1.6          18
                                                  ------     -----      ------
     Total......................................  $1,074     100.0%     $1,074
                                                  ======     =====      ======

Equity Securities

  Gibraltar Life's investment policy is to limit its exposure to the equity market. A portion of its exposure to the equity market has been hedged as of August 31, 2001 by selling equity futures contracts, and we intend both to sell Gibraltar Life's equity securities and to buy back equity futures contracts over time. The period over which we sell Gibraltar Life's equity securities and buy back equity futures contracts will be based upon market conditions. Equity futures contracts are carried at fair value and changes in fair value are recorded within "realized investment gains, net."

  Gibraltar Life held approximately 4% of its general account investments in equity securities as of August 31, 2001. Those securities consisted of investments in common stock, including $437 million in investments in mutual funds that invest in debt securities and equity securities. Approximately 59% of Gibraltar Life's equity securities are publicly traded on the Tokyo Stock Exchange or the Osaka Stock Exchange. In the five months ended August 31, 2001, Gibraltar Life recognized net realized investment gains from the sale of equity securities of $19 million.

Commercial and Consumer Loans

  Other commercial loans include loans to corporations, financial institutions and government entities. Although a few of these loans are guaranteed by third parties or have priority rights to certain cash flows, substantially all of these loans are uncollateralized.

  Consumer loans are loans extended to individuals for financing purchases of consumer goods and services and are guaranteed by third-party guarantor companies.

  The following table sets forth the composition of Gibraltar Life's commercial and consumer loan portfolio and the related allowance for losses as of August 31, 2001.

                                                      Amortized Loan Loss  Book
                                                        Cost    Allowance Value
                                                      --------- --------- ------
                                                           ($ in millions)
   United States                                       $   77     $ --    $   77
   Japan:
    Governments and official institutions...........       79       --        79
    Banks...........................................      938       --       938
    Other financial institutions....................    1,263      (298)     965
    Commercial and industrial.......................      740      (409)     331
    Consumer........................................      167        (3)     164
                                                       ------     -----   ------
    Sub-total.......................................    3,187      (710)   2,477
   All Other........................................      366       --       366
                                                       ------     -----   ------
    Total...........................................   $3,630     $(710)  $2,920
                                                       ======     =====   ======

  The following table sets forth the distribution by maturity of Gibraltar Life's commercial and consumer loan portfolio as of August 31, 2001.

                                                                Book
                                                               Value  % of Total
                                                               ------ ----------
                                                                ($ in millions)
   Due in one year or less...................................  $  829    28.4%
   Due in one year to two years..............................     578    19.8
   Due in two to three years.................................     419    14.3
   Due in three to four years................................     324    11.1
   Due in four to five years.................................     154     5.3
   Due in five to six years..................................     162     5.5
   Due in six to seven years.................................     101     3.5
   Due in seven to eight years...............................      22     0.8
   Due in eight to nine years................................      43     1.5
   Due in nine to ten years..................................      52     1.8
   Due in more than ten years................................     103     3.5
   Impaired loans............................................     133     4.5
                                                               ------   -----
    Total....................................................  $2,920   100.0%
                                                               ======   =====

  The following table sets forth an analysis of commercial and consumer loans due after one year between those with fixed interest rates and those with variable interest rates as of August 31, 2001.

                                                           Book Value % of Total
                                                           ---------- ----------
                                                              ($ in millions)
   Fixed interest rate contracts.........................    $1,580      80.7%
   Variable interest rate contracts......................       378      19.3
                                                             ------     -----
    Total................................................    $1,958     100.0%
                                                             ======     =====

  The following table sets forth the impaired loans identified in management's specific review of commercial loans for probable loan losses and the related allowance for losses as of August 31, 2001.

                                                                 ($ in millions)
   Impaired loans with allowance for losses.....................      $ 840
   Allowance for losses.........................................       (707)
                                                                      -----
   Net carrying value of impaired loans.........................      $ 133
                                                                      =====

  When management's review identifies a loan as impaired, the loan is classified as non-accruing and interest is recorded on a cash basis except to the extent that interest is prepaid. Impaired loans include loans for which management does not expect to collect all principal and interest payments in accordance with contractual terms.

  Interest income recognized on impaired loans held for investment, including mortgage loans, during the period April 2, 2001 to August 31, 2001 was $0.6 million. Interest foregone on these impaired loans during that period was $8 million.

Loans Held for Sale

  Loans held for sale as of August 31, 2001 consisted of $1,142 million carrying amount of mortgage loans on real estate and $468 million carrying amount of commercial and consumer loans. Substantially all of the $1,142 million of mortgage loans on real estate are residential mortgage loans guaranteed by third-party guarantors. The consumer loans held for sale are also guaranteed by third-parties. Management believes that the creditworthiness of these guarantors is deteriorating. The commercial loans held for sale are non-performing or sub-performing or reflect large exposures to certain borrowers. The amount that Gibraltar Life will ultimately realize from the sale of these loans could differ materially from the amount recorded as estimated fair value of these loans.


  The following table sets forth the composition of Gibraltar Life's commercial and consumer loan portfolios held for sale as of August 31, 2001.

                                                       Amortized Valuation Book
                                                         Cost    Allowance Value
                                                       --------- --------- -----
                                                            ($ in millions)
   Industry Category:
   Japan:
    Consumer.........................................    $402      $ (6)   $396
    Banks............................................      72       --       72
                                                         ----      ----    ----
   Total.............................................    $474      $ (6)   $468
                                                         ====      ====    ====

Risks of Acquisition

  The acquisition involves a number of risks:

  . Our belief that we can continue to operate Gibraltar Life on a profitable basis after its reorganization may be wrong, and Gibraltar Life could experience post-reorganization policyholder surrenders and withdrawals materially different from those we anticipate, which could adversely affect our results. In addition, Gibraltar Life could incur material losses, including deterioration of assets and/or lower than expected investment returns.

  . The reorganization proceedings did not extinguish the liabilities of Gibraltar Life's affiliates. While there can be no assurance, we do not believe any existing or contingent liabilities of Gibraltar Life's affiliates involve exposures that are material to our consolidated financial position or results of operations.

                   DEMUTUALIZATION AND RELATED TRANSACTIONS

  The demutualization will be consummated pursuant to a plan of reorganization. The following is a summary of the material terms of the demutualization and the plan of reorganization, including the destacking, the issuances of Class B Stock and IHC debt and the extraordinary dividend. The statements below concerning the plan of reorganization, the Class B Stock, the IHC debt and the inter-business transfers and allocation policies are only a summary, and reference is made to the plan of reorganization, Prudential Financial, Inc.'s certificate of incorporation, the subscription agreement relating to the Class B Stock and the indenture relating to the IHC debt and the inter-business transfers and allocation policies, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference.

                              The Demutualization

Summary of the Plan of Reorganization

  Upon effectiveness of the plan of reorganization, The Prudential Insurance Company of America will convert from a mutual life insurance company owned by its policyholders to a stock life insurance company and become a wholly owned indirect subsidiary of Prudential Financial, Inc. Eligible policyholders as defined in the plan of reorganization will receive shares of Prudential Financial, Inc.'s Common Stock, cash or policy credits upon the extinguishment of all membership interests in The Prudential Insurance Company of America. In addition, two closed blocks will be established for the benefit of certain participating individual life insurance policies and annuities issued by The Prudential Insurance Company of America and its Canadian branch, respectively. Concurrently, we will sell Common Stock in an initial public offering.

Approval of the Plan of Reorganization

  The Commissioner of Banking and Insurance of the State of New Jersey held a public hearing regarding the plan of reorganization on July 17 and 18, 2001. At a policyholders' meeting held on July 31, 2001, the policyholders voted to approve the plan of reorganization. The Commissioner of Banking and Insurance of the State of New Jersey approved the plan of reorganization on October 15, 2001. For a discussion of challenges to the Commissioner's order approving the plan of reorganization and how such challenges may negatively affect holders of Common Stock and could have a material adverse effect on our business, results of operations or financial conditions, you should read "Risk Factors-- A legal challenge to the plan of reorganization could adversely affect the terms of the demutualization and the market price of our Common Stock".

Allocation and Payment of Compensation to Eligible Policyholders

  Eligible policyholders entitled to receive compensation in the demutualization consist of:

  . policyholders of The Prudential Insurance Company of America;

  . U.S. policyholders of PRUCO Life Insurance Company, PRUCO Life Insurance
    Company of New Jersey and Prudential Select Life Insurance Company of America, each of which is a direct or indirect subsidiary of The Prudential Insurance Company of America;

  . holders of certain policies that The Prudential Insurance Company of America transferred to London Life Insurance Company in 1996 in connection with the sale of most of its Canadian branch operations and certain successor policies thereto;

  . holders of health insurance policies transferred to Aetna remaining in Prudential's name or issued by Aetna following notice of non-renewal or cancellation; and

  . holders of policies that The National Life Assurance Company of Canada and The Prudential Insurance Company of America jointly issued pursuant to a reinsurance agreement.

  In certain situations involving group policies issued to trusts established by Prudential, we will distribute demutualization compensation directly to certain participants (which may be either employers or individuals depending on the nature of the group), rather than the group policyholder, as if each participant were a separate policyholder.

  In addition, we have offered to certain former policyholders who rescinded their policies, or who gave up their right to acquire policies, through the alternative dispute resolution process that we established in connection with the settlement of our principal life insurance sales practices litigation, the opportunity to repurchase their policies and participate in the demutualization as eligible policyholders.

  The compensation an eligible policyholder receives under the plan of reorganization will be based on the number of shares of Common Stock notionally allocated to that eligible policyholder. The formula for allocating notional shares of Common Stock among eligible policyholders has two components. Every eligible policyholder will be entitled to receive a minimum allocation of eight notional shares, which we refer to as the basic fixed component of compensation. Every eligible policyholder will receive only one basic fixed component regardless of the number of eligible policies the eligible policyholder owns or their value. Eligible policyholders will also be entitled to receive an allocation of notional shares, which we refer to as the basic variable component, if the eligible policies they own have contributed, or are expected to contribute, to Prudential's surplus. We will calculate the amount of the basic variable component, if any, for each eligible policyholder based upon actuarial formulas. In addition, eligible policyholders receiving cash or policy credits but not Common Stock will be entitled to an additional allocation of notional shares equal to approximately 10% of the aggregate of such policyholder's basic fixed and variable components, subject to a minimum of two additional notional shares.

  We will distribute to all eligible policyholders actual shares of Common Stock with respect to the number of shares notionally allocated to them in the demutualization, except as follows:

  . We will provide policy credits with respect to policies that are tax-qualified individual retirement annuities, tax-deferred annuities or individual life insurance policies or individual annuity contracts issued in connection with specified tax-qualified plans.

  . We will pay cash to each eligible policyholder whose address for mailing purposes, as of the effective date of the demutualization, as shown on our records is outside the United States or is shown on our records to be an address at which mail to such eligible policyholder is undeliverable within the United States and to each eligible policyholder who holds a policy that was issued by the Canadian branch of The Prudential Insurance Company of America and is denominated in Canadian dollars. Cash that we cannot provide to eligible policyholders because we cannot locate them will be subject to the unclaimed property acts and escheat laws of applicable jurisdictions.

  . Each eligible policyholder to whom we allocate 50 (or such lower number as The Prudential Insurance Company of America's Board of Directors specifies) or fewer shares will receive cash unless such eligible policyholder affirmatively elects to receive shares.

  . We will pay cash to each eligible policyholder whose policy is subject to a judgment lien, creditor lien (other than a policy loan made by Prudential) or bankruptcy proceeding as of the effective date of the demutualization.

  We will determine the amount of cash or policy credits an eligible policyholder will receive by multiplying the number of notional shares allocated with respect to policies receiving cash or policy credits pursuant to the foregoing by the greater of:

  . the initial public offering price of the Common Stock, or

  . an amount equal to the initial public offering price plus, if the average closing price of the Common Stock for the first 20 days of trading is greater than 110% of the initial public offering price, such excess, but not to exceed 10% of the initial public offering price.

  We fixed the right of eligible policyholders to receive compensation as of December 15, 2000, the date on which The Prudential Insurance Company of America's Board of Directors adopted the plan of reorganization. Except for the former policyholders who rescinded policies, or who gave up their right to acquire policies, in the sales practices alternative dispute resolution process and elect to repurchase their policies to participate in the demutualization, an eligible policyholder must own one or more eligible policies that were in force, or were deemed to have been in force under the plan of reorganization, on the board adoption date in order to be eligible to receive compensation. We expect to distribute demutualization compensation to eligible policyholders within 45 days of the effective date, except that where the amount of compensation to be received by an eligible policyholder cannot be determined until after the effective date, because of the provision discussed above that applies if the Common Stock trades at a price greater than the specified amount over the first 20 trading days, we expect to distribute compensation within 45 days of the date that such amount and type are determined.

  We have retained Milliman & Robertson, Inc., an actuarial consulting firm, to advise us in connection with actuarial matters involved in the development of the plan of reorganization and the payment of compensation to eligible policyholders. The opinion of Daniel J. McCarthy, M.A.A.A., an independent consulting actuary associated with Milliman USA, formerly Milliman & Robertson, Inc., dated December 12, 2000 states that the methodology and underlying assumptions used to allocate compensation among eligible policyholders set forth in the plan of reorganization are reasonable and appropriate as required by the New Jersey demutualization law. We have included a copy of this opinion as Annex A of this prospectus.

Commission-Free Program and Sales Facility

  The plan of reorganization requires us to establish one or more commission-free programs under which eligible policyholders receiving 99 or fewer shares of Common Stock in the demutualization, and other shareholders holding 99 or fewer shares, may sell all, but not less than all, of their shares without paying brokerage commissions or similar expenses. The commission-free program will also permit policyholders receiving 99 or fewer shares to purchase enough additional shares to own exactly 100 shares. In the event that, on any particular day, the number of shares to be sold under the commission-free program exceeds the number of shares to be purchased, we will be offered the opportunity to buy back all or any portion of the excess shares. The sales and purchases made under the commission-free program will be at prevailing market prices without brokerage commissions or similar expenses. The commission-free program will involve transactions effected on a periodic basis on the NYSE. The first commission-free program will begin no sooner than 90 days after the effective date of demutualization and not later than the second anniversary of the effective date of the demutualization and will last for not less than three months. We estimate that upon consummation of the demutualization we will have approximately 4 million policyholders who will in total receive in excess of 166 million shares that we believe would be eligible to participate in the commission-free program. In addition to the commission-free program, we will arrange procedures for policyholders to obtain share certificates from the transfer agent or request transfer of their shares from the transfer agent to brokerage accounts. In addition, our transfer agent is expected to offer a sales facility for policyholders holding 1,000 shares of Common Stock or less, to sell shares, at their own expense, through the transfer agent. The sales facility will not be available until at least 30 days after the effective date of the demutualization.

The Closed Block

  Under the plan of reorganization, The Prudential Insurance Company of America will establish a Closed Block for certain participating individual life insurance policies and annuities issued by The Prudential Insurance Company of America in the United States. The policies that we will include in the Closed Block are specified participating individual life insurance policies and individual annuity contracts that are in force on the effective date of the reorganization and on which we are currently paying or expect to pay experience-based policy dividends. The purpose of the Closed Block is to provide for the reasonable expectations for future policy dividends after demutualization of the holders of the policies included in the Closed Block. The operation of the Closed Block is subject to ongoing review by the New Jersey Department of Banking and Insurance. The Closed Block will continue in effect until the date none of the included policies is in force unless the Commissioner of the New Jersey Department of Banking and Insurance consents to an earlier termination.

  We will also establish a separate closed block for the benefit of the owners of participating individual life insurance policies issued by our Canadian branch that we did not transfer to London Life. Our objective in establishing a separate closed block for these Canadian policies is to maintain consistency with the way we have managed the U.S. and Canadian blocks of business in the past for pricing and dividend purposes and to simplify the implementation details related to the funding calculations and cash flow tracking of the respective groups of policies. We will operate this closed block, which, because of the substantially smaller number of outstanding Canadian policies, will be insignificant in size, in a similar manner as the U.S. Closed Block and reflect it in our Corporate and Other operations of our Financial Services Businesses; it is not included in our Traditional Participating Products segment or the Closed Block Business.

  The plan of reorganization provides that we may, with the prior consent of the Commissioner of Banking and Insurance of the State of New Jersey, enter into agreements to transfer to a third party all or any part of the risks under the Closed Block policies.

  See "Unaudited Pro Forma Condensed Consolidated Financial Information-- Unaudited Pro Forma Closed Block Information" for pro forma financial information and the funding of the Closed Block.

                             Related Transactions

  In connection with the demutualization, we plan to implement two significant changes to our organization and capital structure designed to increase the value of demutualization compensation received by eligible policyholders and enhance our financial flexibility. These intended changes are:

  . on or within 30 days following the date of the demutualization, the "destacking" or reorganization of the ownership of various subsidiaries of The Prudential Insurance Company of America so that they become direct or indirect subsidiaries of Prudential Financial, Inc., and

  . concurrently with the date of the demutualization, the issuance of Class B Stock designed to reflect the performance of the Closed Block Business and the issuance of IHC debt.

The Destacking

  The first planned change is the "destacking". The following chart illustrates the organization of our principal operating companies prior to the demutualization.

                                 [FLOW CHART]

  In connection with the demutualization, Prudential Financial, Inc. will become the ultimate holding company for all of our companies. The destacking will establish Prudential Financial, Inc.'s ownership of The Prudential Insurance Company of America and the destacked subsidiaries in parallel ownership chains, rather than "stacked" ownership through The Prudential Insurance Company of America. The destacking will be accomplished as an extraordinary dividend concurrently with, or within 30 days following, the demutualization. To effect the destacking, The Prudential Insurance Company of America will distribute to Prudential Financial, Inc., directly or indirectly, the following subsidiaries, together with certain related assets and liabilities:

  . our property and casualty insurance companies,

  . our principal securities brokerage companies,

  . our international insurance companies,

  . our principal asset management operations, and

  . our international securities and investments, domestic banking, and residential real estate brokerage franchise and relocation services operations.

  The following chart illustrates the principal elements of our organization after giving effect to the demutualization and the complete destacking.

                                  [FLOW CHART]

Class B Stock and IHC Debt Issuances

General

  We plan to issue shares of Class B Stock of Prudential Financial, Inc. to institutional investors in a private placement concurrently with this offering and the initial public offering of our Common Stock. We also plan to issue the IHC debt concurrently with the demutualization. A portion of the IHC debt will be insured by a bond insurer. The Class B Stock will be designed to reflect the performance of the Closed Block Business, including the Closed Block Assets and Closed Block Liabilities and the Surplus and Related Assets, as well as other related assets and liabilities noted below, including the IHC debt. We expect that the IHC debt will be serviced by, and the dividends to the holders of the Class B Stock will reflect, the net cash flows of the Closed Block Business over time. The Common Stock issued in the initial public offering will reflect the performance of our Financial Services Businesses, which will include the capital previously included in the Traditional Participating Products segment in excess of the amount necessary to support the Closed Block Business. The Financial Services Businesses will also include other traditional insurance products previously included in the Traditional Participating Products segment but which will not be included in the Closed Block, and the proceeds of issuing the Class B Stock and IHC debt.

  We believe the sale of the Class B Stock and IHC debt will improve the value and investment attributes of the Common Stock distributed to eligible policyholders in our demutualization and in the initial public offering of Common Stock, and this is the purpose of their issuances. We expect the Common Stock will reflect the performance of our post-demutualization Financial Services Businesses without reflecting the relatively lower returns of the participating products included in the Closed Block. Further, we will allocate the entire net proceeds from the issuances of the Class B Stock and the IHC debt to our Financial Services Businesses. We will use most of these proceeds in our Financial Services Businesses, which should further increase the value of the Financial Services Businesses, although we will use a minority portion of the proceeds of the IHC debt to service payments on that debt.

  For this purpose, on April 25, 2001, we entered into a subscription agreement pursuant to which American International Group, Inc. and Pacific LifeCorp agreed to purchase 1.8 million and 0.2 million shares of Class B Stock, respectively, for a purchase price of $87.50 per share at the time of our demutualization, which will generate aggregate gross proceeds of $175 million. On July 31, 2001, we entered into a commitment letter with Financial Security Assurance Inc. to insure up to $1.75 billion of IHC debt. The number of shares of Class B Stock and/or the aggregate principal amount of the IHC debt are each subject to downward adjustment by Prudential Financial, Inc. in the event the expected annual interest cost of the IHC debt, taken together with the cost of insurance therefor and the Target Dividend Amount, exceed a specified range. The subscription agreement and commitment letter contain various conditions to the investors' and the bond insurer's respective commitments, including the absence of specified material adverse changes affecting us or the Closed Block, the absence of material changes to the proposed terms of the Class B Stock or IHC debt, and the maintenance of credit ratings. The bond insurer's commitment is also subject to its obtaining of reinsurance of its commitment and, to this end, we have negotiated commitments with a number of reinsurers as to a portion, but not all, of the necessary reinsurance. The closing of the private placement of the Class B Stock is a condition to this offering and the initial public offering of our Common Stock but the issuance of the IHC debt is not a condition to this offering or the initial public offering.

  Dividends declared and paid on the Common Stock will depend upon or be affected by the financial performance of the Closed Block Business, unless the Closed Block Business is in financial distress. Dividends declared and paid on the Common Stock also will not be affected by decisions with respect to dividend payments on the Class B Stock except as indicated in the following paragraph.

  Dividends declared and paid on the Class B Stock will depend upon the financial performance of the Closed Block Business and, as the Closed Block matures, the holders of the Class B Stock will receive the surplus of the Closed Block Business no longer required to support the Closed Block Business for regulatory purposes. Dividends on the Class B Stock will be payable in an aggregate amount per year at least equal to the lesser of (i) a "Target Dividend Amount" of $19.25 million or (ii) the "CB Distributable Cash Flow" for such year, which is a measure of the net cash flows of the Closed Block Business. Notwithstanding this formula, as with any common stock, we will retain the flexibility to suspend dividends on the Class B Stock; however, if CB Distributable Cash Flow exists for any period and Prudential Financial, Inc. chooses not to pay dividends on the Class B Stock in an aggregate amount at least equal to the lesser of the CB Distributable Cash Flow or the Target Dividend Amount for that period, then cash dividends cannot be paid on the Common Stock with respect to such period. The principal component of "CB Distributable Cash Flow" will be the amount by which Surplus and Related Assets, determined according to statutory accounting principles, exceed surplus that would be required for the Closed Block Business considered as a separate insurer; provided, however, that "CB Distributable Cash Flow" counts such excess only to the extent distributable as a dividend by The Prudential Insurance Company of America under specified (but not all) provisions of New Jersey insurance law. We currently anticipate that CB Distributable Cash Flow will substantially exceed the Target Dividend Amount. Subject to the discretion of the Board of Directors of Prudential Financial, Inc., we currently anticipate paying dividends on the Class B Stock at the Target Dividend Amount for the foreseeable future.

  The Common Stock and the Class B Stock will be separate classes of common stock under New Jersey corporate law. The shares of Common Stock will vote together with the shares of Class B Stock on all matters (one share, one vote) except as otherwise required by law and except that holders of the Class B Stock will have class voting or consent rights with respect to specified matters directly affecting the Class B Stock. Upon completion of the demutualization, this offering, the initial public offering of Common Stock and the private placement of Class B Stock, Prudential Financial, Inc. will have approximately 568.3 million total shares of Common Stock and Class B Stock outstanding, with the shares of Class B Stock representing less than 1% of the outstanding shares, based on our assumptions regarding the number of shares issued in the demutualization.

  In the event of a liquidation, dissolution or winding-up of Prudential Financial, Inc., holders of Common Stock and holders of Class B Stock will be entitled to receive a proportionate share of the net assets of Prudential Financial, Inc. that remains after paying all liabilities and the liquidation preferences of any preferred stock. This liquidation proportion will be based on the average market value per share of the Common Stock, determined over a specified trading period ending 60 days after the initial public offering of Common Stock, and the issuance price per share of the Class B Stock.

  The issuer of the IHC debt will be Prudential Holdings, LLC. Prudential Holdings, LLC will distribute most of the net proceeds to Prudential Financial, Inc. for use for general corporate purposes. Prudential
Holdings, LLC will deposit a minority portion of the net proceeds of the IHC debt in a debt service coverage account which, together with reinvested earnings thereon, will constitute a source of payment and security for the IHC debt. To the extent we use such net proceeds to service payments with respect to the IHC debt or to pay dividends to Prudential Financial, Inc. for purposes of the Closed Block Business, a loan from the Financial Services Businesses to the Closed Block Business would be established. Such inter-business loan would be repaid by the Closed Block Business to the Financial Services Businesses when earnings from the Closed Block Business replenish funds in the debt service coverage account to a specified level.

  We believe that the proceeds of issuances of the Class B Stock and IHC debt will reflect capital in excess of that necessary to support the Closed Block Business and that the Closed Block Business will have sufficient assets and cash flows to service the IHC debt. The investors in the Class B Stock and the bond insurer have agreed to this allocation and usage of issuance proceeds. The Closed Block Business will be financially leveraged through the issuance of the IHC debt, and dividends on the Class B Stock will be subject to prior servicing of the IHC debt.

  In order to separately reflect the financial performance of the Financial Services Businesses and the Closed Block Business, we will allocate all our assets and liabilities and earnings between the two Businesses and account for them as if they are separate legal entities. Assets and liabilities allocated to the Closed Block Business will be those that we consider appropriate to operate that business. You can see pro forma information regarding this allocation under "Unaudited Pro Forma Condensed Consolidated Financial Information". After giving effect to the demutualization and the issuance of Class B Stock and the IHC debt, the Closed Block Business would consist principally of:

  . Within The Prudential Insurance Company of America, Closed Block Assets,
    Surplus and Related Assets and deferred policy acquisition costs and other assets and, with respect to liabilities, Closed Block Liabilities.

  . Within Prudential Holdings, LLC, the principal amount of the IHC debt and related unamortized debt issuance costs and hedging activities.

  . Within Prudential Financial, Inc., dividends received from Prudential
    Holdings, LLC, and reinvestment thereof, and other liabilities of Prudential Financial, Inc., in each case as attributable to the Closed Block Business.

The Financial Services Businesses will bear any expenses and liabilities from litigation affecting the Closed Block policies and the consequences of certain adverse tax determinations. In addition, in the nine months ended September 30, 2001, a reserve of $160 million was recorded in the Traditional Participating Products segment for death and other benefits due with respect to policies for which we have not received a death claim but where death has occurred. Upon demutualization, this reserve will become a liability of the Financial Services Businesses and any subsequent reestimation of this reserve (upward or downward) will be included in adjusted operating income of the Financial Services Businesses. The foregoing items would therefore be reflected in the Financial Services Businesses, and not in the Closed Block Business. In connection with the sale of the Class B Stock and IHC debt, we have agreed, or expect to agree, to indemnify the investors with respect to certain matters, and such indemnification will be borne by the Financial Services Businesses.

  The following table sets forth the allocation of assets and liabilities to the Closed Block Business on a pro forma basis as of September 30, 2001:

                                                           Assets  Liabilities
                                                           ------- -----------
                                                              (in millions)
Traditional Participating Products segment within The
 Prudential Insurance Company of America(1):
 Closed Block Assets...................................... $58,822       --
 Surplus and Related Assets...............................   3,671       --
 Closed Block Liabilities.................................           $61,084
 Deferred policy acquisition costs and other assets.......   1,392       --
Prudential Holdings, LLC:
 IHC debt.................................................     --      1,750
 Other liabilities........................................     --        108
 Unamortized debt issuance costs..........................      20       --
Prudential Financial, Inc.:
 Dividends received from Prudential Holdings, LLC.........     --        --
                                                           -------   -------
Closed Block Business(1).................................. $63,905   $62,942
                                                           =======   =======

--------
(1) Closed Block Business amounts exclude certain assets and liabilities allocated to the Financial Services Businesses at the time of the establishment of the Closed Block.

  All assets and liabilities of Prudential Financial, Inc. and its subsidiaries not included in the Closed Block Business will constitute the Financial Services Businesses. The Financial Services Businesses will include the capital previously included in the Traditional Participating Products segment in excess of the amount necessary to support the Closed Block Business. Additionally, the minor portion of traditional insurance products historically included in the Traditional Participating Products segment but which will not be included in the Closed Block would be reflected in our Individual Life Insurance segment.

  It is expected that any inter-business loan referred to above will be repaid in full out of Surplus and Related Assets, but not Closed Block Assets. Such loan will be subordinate to the IHC debt.

  The following diagram reflects the planned allocation of Prudential Financial, Inc.'s consolidated assets and liabilities between the Financial Services Businesses and the Closed Block Business after giving effect to the demutualization and the destacking:

                                 [FLOW CHART]

You should understand that there will be no legal separation of the two Businesses. The foregoing allocation of assets and liabilities will not require Prudential Financial, Inc., The Prudential Insurance Company of America, any of their subsidiaries, or the Closed Block to transfer any specific assets or liabilities to a new entity.

  The Class B Stock will be exchangeable for or convertible into shares of Common Stock at any time at our discretion, at the discretion of the holders of Class B Stock in the event of certain regulatory events, or mandatorily in the event of a change of control of Prudential Financial, Inc. or a sale of all or substantially all of the Closed Block Business. Commencing in 2016, the Class B Stock will be convertible at the discretion of the holders of the Class B Stock. Upon exchange or conversion of the Class B Stock, the Businesses would cease to be separated and the intended benefits of the separation noted above would also cease.

Financial Reporting

  Prudential Financial, Inc.'s GAAP financial statements reported to you will be prepared so that the following financial disclosures will be made following demutualization:

  . audited annual consolidated financial statements and unaudited interim consolidated financial statements of Prudential Financial, Inc. as would otherwise be prepared regardless of the issuance of the Class B Stock; and

  . audited supplemental combining financial information on an annual basis and unaudited supplemental combining financial information on an interim basis, which will separately report the financial position and results of operations of the Financial Services Businesses and the Closed Block Business.

  Even though Prudential Financial, Inc. will allocate all of its consolidated assets, liabilities, revenue, expenses and cash flow between the Financial Services Businesses and the Closed Block Business, there will be no legal separation of the two Businesses, and holders of Common Stock and holders of Class B Stock will be common stockholders of Prudential Financial, Inc. and, as such, will be subject to all risks associated with an investment in Prudential Financial, Inc. and all of its businesses, assets and liabilities. This means that:

  . holders of Common Stock will have no equity interest in a legal entity representing the Financial Services Businesses;

  . holders of Class B Stock will have no equity interest in a legal entity representing the Closed Block Business; and

  . holders of each class of common stock will be subject to all of the risks associated with an investment in Prudential Financial, Inc. and all of our businesses, assets and liabilities.

  Within the Closed Block Business the assets and cash flows attributable to the Closed Block will inure solely to the benefit of the Closed Block policyholders through policyholder dividends after payment of benefits, expenses and taxes. The Surplus and Related Assets will inure to the benefit of the holders of Class B Stock. The earnings on, and distribution of, the Surplus and Related Assets over time will be the source or measure of payment of the interest and principal of the IHC debt and of dividends on the Class B Stock. The earnings of the Closed Block will be reported as part of the Closed Block Business, although no cash flows or assets of the Closed Block will inure to the benefit of the holders of Common Stock or Class B Stock. The Closed Block Assets will not be available to service interest and principal of the IHC debt or dividends on the Class B Stock.

Inter-Business Transfers and Allocation Policies

  While all our assets and liabilities will be allocated between the Businesses, we will be permitted to make transfers of assets and liabilities between the Businesses in order to accomplish cash management objectives, to fund, if necessary, unsatisfied liabilities of one Business with the assets of the other, to pay taxes and to achieve other objectives which we may deem appropriate, subject to regulatory oversight. In addition, we will retain discretion over accounting policies and the appropriate allocation of earnings between the two Businesses.

  The Board of Directors will adopt certain policies with respect to inter-business transfers and accounting and tax matters, including the allocation of earnings. Such policies are summarized below. In the future, the Board of Directors may modify, rescind or add to any of these policies, although it has no present intention to do so. However, the decision of the Board of Directors to modify, rescind or add to any of these policies would be subject to the Board of Directors' general fiduciary duties. In addition, we have agreed with the investors in the Class B Stock and the insurer of the IHC debt that, in most instances, the Board of Directors may not change these policies without their consent.

  Inter-Business Transactions and Transfers

  The transactions which will be permitted between the Financial Services Businesses and the Closed Block Business, subject to any required regulatory approvals and the limitations under the IHC debt, include the following:

  . The Closed Block Business may lend to the Financial Services Businesses and the Financial Services Businesses may lend to the Closed Block Business, in either case on terms no less favorable to the Closed Block Business than comparable internal loans and only for cash management purposes in the ordinary course of business and on market terms pursuant to our internal short-term cash management facility.

  . Other transactions between the Closed Block and businesses outside of the Closed Block, including the Financial Services Businesses, are permitted if, among other things, such transactions benefit the Closed Block, are at fair market value and do not exceed, in any calendar year, a specified formulaic amount.

  . Capital contributions to The Prudential Insurance Company of America may be for the benefit of either the Financial Services Businesses or the Closed Block Business and assets of the Financial Services Businesses within The Prudential Insurance Company of America may be transferred to the Closed Block Business within The Prudential Insurance Company of America in the form of a loan which is subordinated to all existing obligations of the Closed Block Business on market terms.

  . An inter-business loan from the Financial Services Businesses to the Closed Block Business may be established to reflect usage of the net proceeds of the IHC debt initially deposited in the debt service coverage account, and any reinvested earnings thereon, to pay debt service on the IHC debt or dividends to Prudential Financial, Inc. for purposes of the Closed Block Business.

  . In addition to the foregoing, the Financial Services Businesses may lend to the Closed Block Business, on either a subordinated or non-subordinated basis, on market terms as may be approved by Prudential Financial, Inc.

  . The Financial Services Businesses and the Closed Block Business may engage in such other transactions on market terms as may be approved by Prudential Financial, Inc. and, if applicable, The Prudential Insurance Company of America.

  . The Board of Directors has discretion to transfer assets of the Financial
    Services Businesses to the Closed Block, or use such assets for the benefit of Closed Block policyholders, if it believes such transfer or usage is in the best interests of the Financial Services Businesses, and such transfer or usage may be made without requiring any repayment of the amounts transferred or used or the payment of any other consideration from the Closed Block Business.

  . Cash payments for administrative purposes from the Closed Block Business to the Financial Services Businesses will be based on formulas that initially approximate the actual expenses incurred by the Financial Services Businesses to provide such services. Administrative expenses recorded by the Closed Block Business, and the related income tax effect, will be based upon actual expenses incurred under GAAP. Any difference in the cash amount transferred and actual expenses incurred as reported under GAAP will be recorded, on an after-tax basis at the applicable current rate, as direct adjustments to the respective GAAP equity balances of the Closed Block Business and the Financial Services Businesses, without the issuance of shares of either Business to the other Business. Internal investment expenses recorded and paid by the Closed Block Business, and the related income tax effect, will be based upon actual expenses incurred under GAAP and in accordance with internal arrangements governing record keeping, bank fees, accounting and reporting, asset allocation, investment policy and planning and analysis.

  Accounting Policies

  Accounting policies relating to the allocation of assets, liabilities, revenues and expenses between the two Businesses include:

  . All our assets, liabilities, equity and earnings will be allocated between the two Businesses and accounted for as if the Businesses were separate legal entities. Assets and liabilities allocated to the Closed Block Business will be those that we consider appropriate to operate that Business. All remaining assets and liabilities of Prudential Financial, Inc. and its subsidiaries will constitute the Financial Services Businesses.

  . For financial reporting purposes, revenues, administrative, overhead and investment expenses, taxes other than federal income taxes, and certain commissions and commission-related expenses associated with the Closed Block Business will be allocated between the Closed Block Business and the Financial Services Businesses in accordance with GAAP. Interest expense and routine maintenance and administrative costs generated by the IHC debt is considered directly attributable to the Closed Block Business and is therefore allocated in its entirety to the Closed Block Business except as indicated below.

  . Any transfers of funds between the Closed Block Business and the Financial Services Businesses will typically be accounted for as either reimbursement of expense, investment income, return of principal or a subordinated loan, except as contemplated under "--Inter-Business Transactions and Transfers" above.

  . The Financial Services Businesses will bear any expenses and liabilities from litigation affecting the Closed Block policies, subsequent reserve reestimations (if any) with respect to specified incurred but not reported death claims recorded as of demutualization as noted above and the consequences of certain adverse tax determinations noted below. In connection with the sale of the Class B Stock and IHC debt, we have agreed, or expect to agree, to indemnify the investors with respect to certain matters, and such indemnification will be borne by the Financial Services Businesses.

  Tax Allocation and Tax Treatment

  The Closed Block Business within each legal entity will be treated as if it were a consolidated subsidiary of Prudential Financial, Inc. Accordingly, if the Closed Block Business has taxable income, it will recognize its share of income tax as if it were a consolidated subsidiary of Prudential Financial, Inc. If the Closed Block Business has losses or credits, it will recognize a current income tax benefit.

  If the Closed Block Business within any legal entity has taxable income, it will pay its share of income tax in cash to the Financial Services Businesses. If it has losses or credits, it will receive its benefit in cash from the Financial Services Businesses. If the losses or credits cannot be currently utilized in the consolidated federal income tax return of Prudential Financial, Inc. for the year in which such losses or credits arise, the Closed Block Business will still receive the full benefit in cash, and the Financial Services Businesses will subsequently recover the payment for itself at the time the losses or credits are actually utilized in computing estimated payments or in the consolidated federal income tax return of Prudential Financial, Inc. Certain tax costs and benefits are determined under the plan of reorganization with respect to the Closed Block using statutory accounting rules that may give rise to tax costs or tax benefits prior to the time that those costs or benefits are actually realized for tax purposes. If at any time the Closed Block Business is allocated any such tax cost or a tax benefit under the plan of reorganization that is not realized at that same time under the relevant tax rules but will be realized in the future, the Closed Block Business will pay such tax cost or receive such tax benefit at that time, but it shall be paid to or paid by the Financial Services Businesses. When such tax cost or tax benefit is subsequently realized under the relevant tax rules, the tax cost or tax benefit shall be allocated to the Financial Services Businesses. The foregoing principles will be applied so as to prevent any item of income, deduction, gain, loss, credit, tax cost or tax benefit being taken into account more than once by the Closed Block Business (including the Closed Block) or the Financial Services Businesses. For this purpose, items determined under the plan of reorganization with respect to any period prior to the effective date of the demutualization ("Pre-Closing Tax Attributes") shall be taken into account with any such Pre-Closing Tax Attributes relating to the Closed Block being attributed to the Closed Block Business and all other Pre-Closing Tax Attributes being attributed to the Financial Services Businesses. The Closed Block Business will also pay or receive its appropriate share of tax or interest resulting from adjustments attributable to the settlement of tax controversies or the filing of amended tax returns to the extent such tax or interest relates to controversies or amended returns arising with respect to the Closed Block Business and attributable to tax periods after the initial public offering of Common Stock, except to the extent that such tax is directly attributable to the characterization of the IHC debt for tax purposes, in which case the tax shall be borne by the Financial Services Businesses. In particular (and without limitation of the foregoing) if a change of tax law after the demutualization, including any change in the interpretation of any tax law, results in the recharacterization of all or part of the IHC debt for tax purposes or a significant reduction in the income tax benefit associated with the interest expense on all or part of the IHC debt, the Financial Services Businesses will continue to pay the foregone income tax benefit to the Closed Block Business until the IHC debt has been repaid or Prudential Holdings, LLC has been released from its obligations to the bond insurer and under the IHC debt as if such recharacterization or reduction of actual benefit has not occurred.

Class B Stock

  You should read "Description of Capital Stock--Common Stock" below for a further description of the terms of the Class B Stock and how such terms will affect your rights as a holder of our Common Stock.

IHC debt

  We plan to issue the IHC debt through Prudential Holdings, LLC, a newly-formed intermediate holding company of The Prudential Insurance Company of America, whose principal asset will be 100% of the stock of The Prudential Insurance Company of America. If issued, the IHC debt will be sold in a private placement to institutional investors concurrently with this offering and the initial public offering of our Common Stock. If issued, the principal amount of the IHC debt is expected to be up to $1.75 billion. The IHC debt may bear interest at fixed rates and/or floating rates. We expect that the IHC debt will be serviced by the net cash flows of the Closed Block Business. We expect that Prudential Holdings, LLC will issue a portion of the IHC debt with insurance of principal and interest payments provided by a bond insurer. Most of the net proceeds of the IHC debt will be distributed to Prudential Financial, Inc. for use for general corporate purposes. A minority portion of the net proceeds of the IHC debt will be deposited by Prudential Holdings, LLC in a debt service coverage account which, together with reinvested earnings thereon, will constitute a source of payment and security for the IHC debt. The issuance of the IHC debt is not assured and is not a condition to completion of this offering or the initial public offering of Common Stock.

  The IHC debt will be senior, secured indebtedness of Prudential Holdings, LLC. Its maturity is expected to be 22 years, although Prudential Holdings, LLC may redeem the debt at any time at a premium through the first twelve years following the issuance year and without a premium thereafter. In addition, the bond insurer will have the right to require Prudential Holdings, LLC to redeem all of the outstanding IHC debt issued with bond insurance upon certain material adverse regulatory events or if there is a "change of control" of Prudential Financial, Inc. (defined similarly to a "change of control" for the purposes of the Class B Stock, as described under "Description of Capital Stock--Common Stock--Exchange and Conversion Provisions"). The IHC debt will be secured by a proportion of the outstanding shares of The Prudential Insurance Company of America not exceeding 49% of such shares. Additionally, the IHC debt will be secured by funds held in a debt service coverage account. The terms of the IHC debt will contain various covenants, including general prohibitions on Prudential

Holdings, LLC's incurrence of indebtedness other than the IHC debt, limitations on dividend payments by The Prudential Insurance Company of America with respect to the Closed Block Business, and limitations on the business activities of Prudential Holdings, LLC and the non-life insurance business activities of The Prudential Insurance Company of America. In particular, the terms of the IHC debt: require that The Prudential Insurance Company of America will engage only in business similar to the business it is engaged in at the time of demutualization; following destacking, restrict the payment of dividends by Prudential Holdings, LLC with respect to the Closed Block Business in the event of a default under the IHC debt until the default is cured; limit the amount of dividends that The Prudential Insurance Company of America may pay with respect to each of the Closed Block Business and the Financial Services Businesses in certain specified circumstances; and require that The Prudential Insurance Company of America's dividend capacity be used first to fund dividend payments with respect to the Closed Block Business in the event (i) Prudential Financial, Inc.'s or The Prudential Insurance Company of America's credit ratings are downgraded below specified levels, (ii) the Closed Block Business performs materially less well than anticipated, (iii) an event of default occurs and is not waived or (iv) Surplus and Related Assets are utilized to pay policyholder dividends on Closed Block policies. If an event of default occurs, the bond insurer may elect to foreclose on the collateral, including the pledged shares of The Prudential Insurance Company of America. Events of default under the IHC debt include: any payment by the bond insurer under the bond insurance; failure of Prudential Holdings, LLC to make specified deposits in the debt service coverage account; failure of Prudential Financial, Inc. to make payments to Prudential Holdings, LLC pursuant to certain tax agreements; and failure of Prudential Holdings, LLC to pay premiums on the bond insurance when due.

Statutory Information

  Following the destacking, The Prudential Insurance Company of America's statutory net income and surplus will be significantly reduced. The following table reflects historical statutory financial information for The Prudential Insurance Company of America and pro forma statutory financial information reflecting the demutualization and the destacking as if they had occurred on January 1, 2000 for purposes of statutory net gain from operations and net loss and on September 30, 2001 for statutory adjusted capital purposes:



                                                        As of and for
                                                    the Nine Months Ended
                                                      September 30, 2001
                                                    -------------------------
                                                    Historical     Pro Forma
                                                    -----------    ----------
                                                        (in millions)
Surplus and Asset Valuation Reserve(1)............   $    12,234    $    6,711
One-half dividend liability(2)....................         1,285         1,285
                                                     -----------    ----------
 Total Adjusted Capital...........................        13,519         7,996
Net gain from operations(3).......................           280           270
Net realized capital losses                                 (653)         (653)
                                                     -----------    ----------
 Net loss.........................................   $      (373)   $     (383)
                                                     ===========    ==========

--------

(1) Includes asset valuation reserve for subsidiaries of $55 million not included in The Prudential Insurance Company of America's asset valuation reserve. The actual amount of change in surplus and asset valuation reserve for the demutualization and destacking may differ as a result of operations and capital activities subsequent to September 30, 2001.

(2) One-half of the policyholder dividends apportioned for payment to December 31 of the following year and policyholder dividends not yet apportioned.

(3) Pro forma net loss from operations does not include $412 million we expect to pay to eligible existing Canadian policyholders and to holders of certain policies that The Prudential Insurance Company of America transferred to London Life Insurance Company in connection with the sale of most of its Canadian branch operations. These payments will be recorded as an expense at the time of the demutualization but have not been reflected in the pro forma net loss from operations as they will not have a continuing impact.


  In addition to the adjustments for the destacking, pro forma 2001 net gain from operations and net loss above have been adjusted to reflect the elimination of the equity tax because The Prudential Insurance Company of America will no longer be subject to equity taxes after demutualization, and the related earnings on these adjustments.


  As discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations", the current statutory limitation on the payment of non-extraordinary dividends by The Prudential Insurance Company of America is that dividends be paid from unassigned surplus, less unrealized capital gains and revaluation of assets, in an amount not greater than the greater of (1) 10% of surplus as regards policyholders as of the December 31 next preceding the date of the proposed dividend or (2) the net gain from operations of such insurer, not including realized capital gains, for the 12-month period ending the December 31 next preceding the date of the proposed dividend.

  For purposes of (1) of the foregoing limitation, The Prudential Insurance Company of America's surplus was $9,270 billion at September 30, 2001 and, on a pro forma basis, giving effect to the foregoing assumptions, would have been $3.915 billion at September 30, 2001. We anticipate that surplus will be adequate to provide for dividends to Prudential Financial, Inc. after demutualization.


  With respect to (2) of the foregoing limitation, The Prudential Insurance Company of America's 2001 statutory net gain from operations will be negatively affected by the expense associated with payments of demutualization consideration to be made to eligible existing Canadian policyholders and to holders of certain policies that The Prudential Insurance Company of America transferred to London Life Insurance Company in connection with the sale of most of its Canadian branch operations.


  With respect to the "unassigned surplus" requirement, while unassigned surplus will be reduced to zero upon demutualization, we expect it will grow thereafter in the ordinary course of business over time, including gains from operations and any realized capital gains.

  After giving effect to the above transactions, we believe that The Prudential Insurance Company of America will be adequately capitalized to meet all regulatory requirements and to carry out its business plan.

               Federal Income Tax Consequences to Policyholders

  It is a condition to the effectiveness of the plan of reorganization that we receive either rulings from the Internal Revenue Service or opinions from one or more nationally recognized independent tax counsel substantially to the effect that:

  . policies issued or purchased before the demutualization will not be deemed newly issued, issued in exchange for existing policies or newly purchased for any material federal income tax purpose as a result of the conversion of The Prudential Insurance Company of America from a mutual to a stock life insurance company under the plan of reorganization or, in the case of the policies described in the following paragraph, the crediting of compensation in the form of policy credits; and

  . the crediting of compensation in the form of policy credits to tax-qualified individual retirement annuities (under section 408 or 408A), tax deferred annuities (under section 403(b)), or individual life insurance policies or individual annuity contracts issued in connection with plans qualified under section 401(a) or 403(a) of the Internal Revenue Code will not adversely affect the tax-favored status accorded to such contracts under the Internal Revenue Code, and will not be treated as a distribution under, or a contribution to, such contracts under the Internal Revenue Code.

  By letters dated April 26, 2000, June 12, 2000 and September 28, 2001, we received these rulings from the IRS.

  It is also a condition to the effectiveness of the plan of reorganization that a nationally recognized independent tax counsel opines that the summary of the principal federal income tax consequences to eligible policyholders of their receipt of compensation under the plan of reorganization that is set forth in the policyholder information booklet is accurate as of the date of such policyholder information booklet and remains accurate in all material respects under the applicable federal income tax law in effect as of the effective date of the plan of reorganization, with the exception of developments between the mailing date and the effective date of the plan of reorganization that The Prudential Insurance Company of America determines to be not materially adverse to the interests of the eligible policyholders.

                 Federal Income Tax Consequences to Prudential

  By letter dated April 26, 2000, we received rulings from the IRS substantially to the effect that:

  . no income, gain or loss should be recognized by Prudential Financial, Inc. or The Prudential Insurance Company of America for federal income tax purposes as a result of the conversion of The Prudential Insurance Company of America from a mutual to a stock life insurance company or the distribution of Common Stock to eligible policyholders in exchange for their membership interests in The Prudential Insurance Company of America;

  . the federal income tax attributes of The Prudential Insurance Company of America, including its tax basis and holding period of its assets, carryforwards of tax losses or other tax benefits (if any) and accounting methods should not be affected by its conversion from a mutual to a stock life insurance company;

  . the affiliated federal income tax group of which The Prudential Insurance
    Company of America is the common parent immediately before the reorganization will remain in existence and will continue to be able to file a consolidated federal income tax return, with Prudential Financial, Inc. as the new common parent of the group and The Prudential Insurance Company of America as an eligible member for inclusion in the group; and

  . the major distributions in connection with the destacking described in this prospectus are tax-free to Prudential Financial, Inc., The Prudential Insurance Company of America and its affiliates.

  By letter dated September 28, 2001, we received a supplemental ruling from the IRS confirming that certain changes that have been made to the proposed structure since we received the ruling letter, such as the issuance of the Class B Stock, would not change these rulings.

  With respect to the Class B Stock, the IRS will not issue advance rulings on the classification of an instrument whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary, and accordingly, no ruling has been sought from the IRS. In addition, there are no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of the Class B Stock. However, we believe that the Class B Stock should be treated as common stock of Prudential Financial, Inc., and that the issuance of the Class B Stock should not result in taxation to us.

  The preceding summary of the federal income tax consequences to policyholders and Prudential is based on the Internal Revenue Code, regulations thereunder, administrative interpretations thereof and judicial interpretations with respect thereto, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Class B Stock, or the Treasury Department could issue regulations that change current law. Any future legislation or regulations could, but are unlikely to, apply retroactively. We may issue additional Common Stock in exchange for Class B Stock if the enactment of legislative or administrative changes would adversely affect us.

  The opinions of our special tax counsel are not binding on the IRS. The opinions of our special tax counsel, and any IRS rulings obtained, are based on the accuracy of representations, statements and undertakings by us.

                                   BUSINESS

  We are one of the largest financial services institutions in the United States. We provide a wide range of insurance, investment management and other financial products and services and have more than 15 million individual and institutional customers in the United States and over 30 foreign countries. We have one of the largest distribution forces in the financial services industry, with approximately 21,900 sales people worldwide at September 30, 2001, including approximately

  . 4,900 Prudential Agents,

  . 4,000 international Life Planners and 6,600 Gibraltar Life Advisors, and

  . 6,400 domestic and international Financial Advisors.

  We also distribute our retail products through a number of alternative channels, including PruSelect and our workplace marketing platforms. We have a leading or significant market presence in most of the markets we serve.

  The following table shows the primary products, primary sales channels and other sales channels for each of the segments in our Financial Services Businesses.

  FINANCIAL SERVICES BUSINESSES            Primary Products          Primary Sales Channels      Other Sales Channels
------------------------------------------------------------------------------------------------------------------------
  U.S. Consumer Division
------------------------------------------------------------------------------------------------------------------------
  Individual Life Insurance           .Variable life               .Prudential Agents          .PruSelect
                                      .Term life                                               .Financial Advisors
                                      .Universal life
------------------------------------------------------------------------------------------------------------------------
  Private Client Group                .Financial advisory and      .Financial Advisors         .Internet (securities
                                       brokerage services                                       transactions only)
                          ----------------------------------------------------------------------------------------
                                      .Consumer banking            .Direct sales               .Telemarketing
                                                                                               .Internet
                                                                                               .Financial Advisors
                                                                                               .Prudential Agents
------------------------------------------------------------------------------------------------------------------------
  Retail Investments                  .Mutual funds                .Financial Advisors         .Independent financial
                                      .Wrap-fee products           .Prudential Agents           advisors
                                      .Variable annuities                                      .Independent registered
                                      .Fixed annuities                                          representatives
------------------------------------------------------------------------------------------------------------------------
  Property and Casualty Insurance     .Automobile                  .Prudential Agents          .Independent agents
                                      .Homeowners                                              .Workplace marketing
------------------------------------------------------------------------------------------------------------------------
  Employee Benefits Division
------------------------------------------------------------------------------------------------------------------------
  Group Insurance                     .Group term life             .Institutional sales force  .Prudential Agents
                                      .Group disability                                        .Independent benefits
                                                                                                brokers and consultants
------------------------------------------------------------------------------------------------------------------------
  Other Employee Benefits             .Retirement plans, incl.     .Financial Advisors         .Prudential Agents
                                       defined contribution plans  .Institutional sales forces .Independent benefits
                                      .Guaranteed products                                      brokers and consultants
                                                                                               .Direct distribution
                          ----------------------------------------------------------------------------------------------
                                      .Real estate franchises      .Institutional sales forces
                                       and relocation services
------------------------------------------------------------------------------------------------------------------------
  International Division
------------------------------------------------------------------------------------------------------------------------
  International Insurance             .Traditional whole life      .Life Planners
                                      .Term life                   .Gibraltar Life Advisors
------------------------------------------------------------------------------------------------------------------------
  International Securities and        .International securities    .Financial Advisors         .Internet
  Investments                          sales and trading           .Institutional sales force   (securities transactions
                                                                                                only)
                                      .International asset                                     .Third-party distribution
                                       management
------------------------------------------------------------------------------------------------------------------------
  Asset Management Division
------------------------------------------------------------------------------------------------------------------------
  Investment Management and Advisory  .Institutional asset         .Institutional sales force
   Services                            management
------------------------------------------------------------------------------------------------------------------------
  Other Asset  Management             .Proprietary activities      .Institutional sales force

                            U.S. Consumer Division

  The U.S. Consumer division conducts its operations through four segments:
Individual Life Insurance, Private Client Group, Retail Investments and Property and Casualty Insurance.

  . Individual Life Insurance manufactures and distributes variable life, term life and other non-participating life insurance products to the U.S. retail market and distributes investment and protection products with proprietary and non-proprietary investment options for our other segments as well as selected insurance products manufactured by others.

  . Private Client Group offers full service securities brokerage and financial advisory services to U.S. retail customers.

  . Retail Investments manufactures, distributes and services mutual funds, variable and fixed annuities and wrap-fee products, utilizing proprietary and non-proprietary asset management expertise, to U.S. retail customers.

  . Property and Casualty Insurance manufactures and distributes personal lines property and casualty insurance products, principally automobile and homeowners insurance, to the U.S. retail market.

Division Strategy

  In our U.S. Consumer division, we have aligned our strategies around two distinct customer markets: the mass affluent market and the mass market. In general, we define households with income or investable assets between $100,000 and $250,000 as mass affluent and households with income and investable assets of less than $100,000 as mass market. Our strategy includes the following components:

  . Grow our U.S. retail mass affluent customer base. Our domestic customer base includes approximately 3.6 million U.S. retail households with incomes or investable assets in excess of $100,000. We believe that the mass affluent market offers the best opportunity for growth in revenues and profit margins and we seek to expand our presence in the mass affluent market as well as in the emerging affluent and pre-retirement markets. We have taken several steps to improve the quality of services provided to the mass affluent market by our Prudential Agent and Financial Advisor distribution system. First, we are targeting new hires for our Prudential Agent force with college educations and prior experience and are enhancing the training and product choices available to them. Second, we have increased the productivity standards for our Prudential Agents several times in the past few years. The actions we have taken to improve the quality and productivity of our Prudential Agent force have resulted in a reduction in the size of the agency force. In 2001, we have again increased the productivity standards. Third, we have begun to transition our Prudential Agents from a transaction focus using proprietary products to meet our customers' financial needs to an approach of offering advice on an array of products manufactured by Prudential as well as other companies. This advice-based approach enables our customers to make more informed decisions about investment and insurance choices. We also have begun to transition our Financial Advisors from a transaction focus to an approach emphasizing fee-based financial advisory services to better meet the needs of the mass affluent market.

       The productivity of our Prudential Agents, as measured by average commissions on new sales of all products by agents employed the entire year, has increased 86% from $18,700 in 1996 to $34,700 in 2000. The productivity of our domestic Financial Advisors, as measured by gross revenues, has increased 26% from $319,000 in 1996 to $401,000 in 2000. Productivity on an annualized basis has declined during the first nine months of 2001 to $29,480 from $30,320 for the first nine months of 2000 for our Prudential Agents and to $338,000 from $412,000 for the first nine months of 2000 for our domestic Financial Advisors, due in large part to the slowdown of the economy and the decline of the stock market.

  . Improve the profitability of our existing U.S. consumer franchise. In addition to our affluent and mass affluent customers, we have an existing customer base of nearly eight million U.S. households which we refer to as the mass market. We seek to improve the profitability of this customer base by reducing the cost of our operations infrastructure.

  . Expand distribution channels to meet customer needs. In addition to our Prudential sales forces, we are expanding our distribution channels to allow U.S. retail customers to access us through the distribution methods of their choice. Our distribution platform now includes multiple points of access including independent financial advisors, affinity programs, workplace marketing and the Internet. PruSelect, our third-party distribution channel, which has historically focused on serving the intermediaries who provide insurance solutions in support of estate and wealth transfer planning for affluent individuals, is expanding its focus to include mass affluent individuals in addition to affluent individuals. We have begun to establish additional third-party channels for life insurance products, including broker-dealers and independent producers. We sell our retail investment products such as mutual funds, annuities, wrap-fee products and unit investment trusts through third-party intermediaries, including national and regional broker-dealers and independent financial advisors. Net sales of investment products, other than money market funds, through this channel totaled $2.0 billion in the first nine months of 2001. We also seek to expand distribution of our retail investment products and investment management capabilities by participating in other companies' multi-manager investment platforms. We have invested in workplace/payroll deduction models with our minority investment in an Internet-based employee benefits broker.

       Prudential Securities was one of the first full-service brokerage firms to develop and offer electronic choices in connection with full-service brokerage accounts. We believe that Internet technology and electronic commerce will continue to provide us with new and more efficient ways to communicate with and distribute products to our customers.

  . Reposition Prudential Securities' domestic businesses to focus on investors rather than issuers. In the fourth quarter of 2000, we exited Prudential Securities' lead-managed equity underwriting for corporate issuers and institutional fixed income businesses. We continue to provide fixed income products and services and are increasing the resources for fixed income research and portfolio capabilities to support our Private Client Group. We also continue to act as a co-manager for equity new issues and engage in underwritings led by investment banks to generate new issue market products for our investor clients. Our equity research group, which previously focused on supporting our investment bank, is being refocused to provide objective investment advice to both our individual and institutional investor clients. We believe that this strategic repositioning, through which we will seek to enhance the quality of advice and service that we provide to our clients, will differentiate us from our competitors.

  . Reduce operating cost structures and overhead levels. We have taken actions to reduce the operating cost structures and overhead levels of the businesses of the U.S. Consumer Division. In the Individual Life Insurance segment, a program to restructure our field management and agency structure resulted in a reduction in the number of sales territories, establishing a smaller number of larger field offices, and eliminating approximately 1,700 management and non-agent positions. In the Private Client Group segment, we have taken actions in 2001 to reduce staffing levels, occupancy costs, and other overhead costs. We have also taken actions in the Retail Investments and Property and Casualty Insurance segments to reduce staffing levels and overhead costs.

  . Utilize common processes and tools across businesses. For each of our customer markets, we seek to make our customers' experiences consistent regardless of how they access Prudential. Our U.S. retail businesses will utilize standard processes and tools, such as financial planning, estate planning and trust capabilities to serve the needs of our mass affluent customers. All businesses will operate a common customer account platform through an Internet foundation and linkage that will serve the needs of our mass affluent and mass market customers.

  . Improve retention and persistency. We have undertaken a number of initiatives to improve retention and persistency. For example, we seek to contact policyholders in our Individual Life Insurance and Traditional Participating Products segments who wish to terminate a policy and offer alternate solutions to meet their needs. We believe that these efforts have reduced our life insurance premium outflows in recent years. Further, in 1997 we implemented our Client Acquisition Process, which requires a life insurance underwriter to contact the purchaser to confirm the purpose of the life insurance purchase, verify the initial and ongoing source of payment and complete the medical portion of the application. We believe that this process contributes to improved persistency. Between 1997 and 2000, first year persistency of our individual life insurance products, including in our Traditional Participating Products segment, improved from 87.5% to 92.9%.

Individual Life Insurance

  Our Individual Life Insurance segment manufactures and distributes individual variable life, term life, universal life and other non-participating individual life insurance products primarily to the U.S. mass affluent market and mass market through Prudential Agents and increasingly to the mass affluent market through

PruSelect. Historically we have written most of our traditional individual life insurance products on a participating basis and, for financial reporting purposes, these products are included in our Traditional Participating Products segment. Upon demutualization, these policies, together with the assets supporting them, will be segregated for accounting purposes from our other assets and liabilities in the Closed Block. Following demutualization, we will continue to service policyholders with policies in the Closed Block through our Prudential Agents and other distributors as well as centralized service centers. However, following demutualization, traditional participating products will not be written and are not part of our growth strategy.

  Unless otherwise indicated in the discussion below, we include historical information regarding both the policies included in the Individual Life Insurance segment and the policies included in our Traditional Participating Products segment, reflecting the historical development of our business through the initial establishment of the Closed Block. However, unless otherwise indicated, statements below relating to our current strategy relate only to the Individual Life Insurance segment. The future operation of the Traditional Participating Products segment is discussed separately under "-- Traditional Participating Products" below.

  At December 31, 2000 we had the second largest individual life insurance business in the United States in terms of statutory net written premiums according to A.M. Best. At June 30, 2001 we had the largest individual variable life insurance business in the United States in terms of variable life insurance assets according to Tillinghast-Towers Perrin. For the six months ended June 30, 2001, in the United States, we were the seventh largest seller of individual variable life insurance, the ninth largest seller of individual term life insurance and the ninth largest seller of all types of individual life insurance combined, in each case in terms of new annualized premiums according to LIMRA.


Life Insurance Industry

  Individual life insurance in the United States is, in aggregate, a mature industry. According to LIMRA, new life policies issued, including whole, variable and term life, declined at an annual rate of 2.9% between 1995 and 2000. During this period new annualized premiums for variable and term life increased by an average of 24.2% and 12.8% per year, respectively, according to LIMRA.

Operating Data

  The following table sets forth premium, product mix and other information for Individual Life Insurance and the life insurance products included in the Traditional Participating Products segment as of and for the periods indicated.

                                As of or for the Year Ended December 31,
                              ------------------------------------------------
                                2000      1999      1998      1997      1996
                              --------  --------  --------  --------  --------
Statutory first year
 premiums and deposits (in
 millions)(1)...............  $    436  $    436  $    459  $    432  $    495
Average face amount per
 policy sold................  $189,884  $164,307  $149,560  $128,262  $ 95,528
Average annual premium per
 policy sold................  $  2,777  $  2,158  $  1,639  $  1,358  $  1,155
New policies (in
 thousands).................       157       202       280       318       429
Product mix by percentage of
 statutory first year
 premiums and deposits:
 Variable life..............        77%       69%       70%       69%       69%
 Term life..................        13%       17%       20%       17%       15%
 Traditional whole life.....        10%       14%       10%       14%       16%
In force face amount (in
 billions)..................  $    391  $    393  $    394  $    389  $    389
Statutory in force premiums
 (in millions)(2)...........  $  4,574  $  4,456  $  4,907  $  4,935  $  5,070
Total policies in force (in
 thousands).................    13,443    14,060    14,779    15,364    16,041
Number of Prudential
 Agents.....................     6,086     7,818     8,868    10,115    12,126
Prudential Agent termination
 or loss....................     4,018     4,049     4,229     4,602     4,699
New hires...................     2,286     2,999     2,982     2,591     3,297
                              --------  --------  --------  --------  --------
Net change in Prudential
 Agents.....................    (1,732)   (1,050)   (1,247)   (2,011)   (1,402)
Base force retention(3).....        63%       63%       67%       67%       74%
Prudential Agent
 productivity(4)............  $ 34,700  $ 31,300  $ 28,000  $ 21,500  $ 18,700
Policy persistency(5):
 First year.................      92.9%     92.1%     89.0%     87.5%      n/a
 Second year................      94.5%     94.1%     92.6%     91.6%      n/a
 Renewal....................      95.0%     95.0%     94.2%     93.6%      n/a

--------
(1) Excludes life insurance issued with respect to Prudential employees of $277 million for the year ended December 31, 1999 and $195 million for the year ended December 31, 1998.
(2) Total statutory first year and renewal premiums and deposits collected.
(3) The percentage of full-time Prudential Agents remaining with us at December 31 who were under contract as of January 1 of that year.
(4) Average commissions on new sales of all products by surviving base force Prudential Agents. Excludes commissions on new sales by Prudential Agents hired or departed during the period.
(5) Percentage of premiums that remain in force at the first, second and subsequent policy anniversary in relation to the amount of in force premiums at the beginning of the year.

  As shown in the foregoing table, our statutory first year premiums and deposits declined 3% from 1996 to 2000, on a compound annual basis. A 22% decline in new policies issued was partially offset by a 19% increase in the average face amount and a 25% increase in the average premium of policies sold each on a compound annual basis. These improvements in part reflect the growing importance of the PruSelect distribution channel. The decline in new policies reflects in part a substantial decline in the number of Prudential Agents, at a rate of 16% compounded annually. This decline was due to a number of factors, including recent actions to improve agent productivity, the negative publicity associated with sales practices issues and our responsive corrective actions, as well as a general industry-wide reduction in the number of career agents. Our actions to improve Prudential Agent productivity and profitability included increasing the minimum production level required for continuation of Prudential Agents' contracts in 1999 and 1998. These actions resulted in an increased level of Prudential Agent attrition particularly among Prudential Agents with lower levels of sales production, causing our statutory first year premiums and deposits in 2000 to decline from their 1998 level. At the same time, productivity of Prudential Agents remaining with us increased, continuing a trend that began during 1996.

Business Initiatives

  We are taking various steps to improve our business as follows:

  . Reorganizing to Improve Profitability. In 2000, we removed significant marketing, operations, and systems infrastructure that was no longer required to support the goals of each business and aligned the remaining functions with the businesses to support our strategy. Our goal is to continue to reduce infrastructure and other costs supporting our businesses to improve operating margins.

       Commencing in 1999, we restructured our field operations by reducing the number of sales territories from 16 to 6 and by consolidating our field offices from 266 to 79. These efforts resulted in the elimination of 600 management positions and approximately 1,100 non-agent positions across our businesses through the end of 2000.

  . Refocusing of the Prudential Agents. Over the past several years the overall number of Prudential Agents has declined from approximately 10,100 in 1997 to approximately 5,000 at June 30, 2001. This decline was due in part to our efforts to improve the productivity and professionalism of the agent force to align with our objective of meeting the insurance, investment and other financial services needs of our mass affluent target market. In 1998, 1999 and 2001, we raised our minimum sales productivity requirements for agents. In 1999, we developed a new recruiting, selection and training process to improve new agent productivity and retention. We instituted a new training curriculum focused on financial planning to improve our ability to successfully compete in the financial services market. During an initial two-year period, newly hired agents develop financial planning skills and receive broad training on our insurance, investment and other financial planning products and services. At the end of two years, they may select from a number of career paths, all emphasizing protection products with financial planning as a core competency. Consistent with this focused approach, our number of new hires has declined since 1999 and will continue to decrease at least through 2001. To attract and retain higher producing agents we introduced a program in 2000 through which eligible Prudential Agents who are vested can transfer their practices to approved successors when they leave the business. This program not only benefits the agents, but is designed to ensure that the customer undergoes a smooth transition to a new financial services professional which we believe will improve our persistency and customer satisfaction. In addition, we have completed a project to provide all of our agents with laptop computers as well as assistance with marketing and customer support.

  . Alternative Sales Channels. We are focusing on growing sales from third-party distribution channels including general agencies, producer groups, broker-dealers and independent brokers who have a significant customer base in the affluent and mass affluent market. We have expanded our access to the independent broker-dealer marketplace through an Internet-based service platform. We anticipate rolling out this platform to our high potential broker-dealers over the balance of the year.

  . Market Segmentation and Redesign of Product Portfolio. In 1999, we began focusing our product design according to market segments. We will continue to tailor products targeted for the affluent and mass affluent markets. We have introduced new products, including a survivorship variable universal life product, corporate-owned life insurance, universal life insurance and enhanced term products. Additionally, we are providing proprietary products to selected distributors for exclusive distribution through their systems. The first product was introduced in April 2001. We are simplifying and reducing the number of our products. We have stopped selling certain low-face amount products and increased the minimum face amount we sell on other existing products.

Products

  Individual Life Insurance's principal products are:

  Variable Life Insurance. We offer a number of individual variable life insurance products that provide a return linked to an underlying investment portfolio designated by the policyholder while providing the policyholder the flexibility to change both the death benefit and premium payments. Each product provides for the deduction of charges and expenses from the customer's investment account. We also offer variable life products targeted to the estate planning and corporate-owned life insurance markets. As of December 31, 2000, our statutory in force premium for variable life insurance was approximately $1.76 billion.

  Term Life Insurance. We offer a variety of term life insurance products. Some term products include a conversion feature that allows the policyholder to convert the policy into a whole life policy. Term insurance does not generate a cash value. As of December 31, 2000, our statutory in force premium for term life insurance was $385 million.

  Universal Life Insurance. In late 2000, we introduced our universal life insurance products. Universal life insurance features a market rate fixed interest investment account and flexible premiums.

Marketing and Distribution

  Prudential Agents

  Our Prudential Agents distribute variable and term life, investment and protection products with proprietary and non-proprietary investment options as well as selected insurance products manufactured by others.

  Prudential Agents accounted for 67% of individual life insurance 2000 sales, based on statutory first year premiums and deposits, down from 88% in 1996. The following table sets forth the number of Prudential Agents, field managers, home office and field staff and field offices as of the dates indicated.

                                                      As of December 31,
                                               ---------------------------------
                                               2000   1999   1998   1997   1996
                                               ----- ------ ------ ------ ------
   Prudential Agents.......................... 6,086  7,818  8,868 10,115 12,126
   Field management...........................   542    811  1,176  1,279  1,589
   Home office and field staff................ 1,173  2,051  2,285  2,986  3,999
   Prudential field offices...................    79    150    266    282    331

  Prudential Agents historically have sold life insurance products primarily to customers in households with income ranging from about $20,000 to $80,000 per year and, to a lesser but increasing extent, to mass affluent individuals as well as small business owners.

  The majority of Prudential Agents are multi-line traditional agents. Other than certain training allowances or salary paid at the beginning of their employment, we pay traditional Prudential Agents on a commission basis for the products they sell. In addition to commissions, traditional Prudential Agents receive the employee benefits we provide to other Prudential employees generally, including medical and disability insurance, an employee savings program and qualified retirement plans.

  PruSelect

  Our PruSelect distribution channel accounted for 33% of individual life insurance sales in 2000, based on statutory first year premiums and deposits, an increase from 12% in 1996. PruSelect sells products through a variety of channels, including independent brokers, general agencies, producer groups and broker-dealers. PruSelect's sales are relatively balanced among these wholesale channels and do not depend upon a particular wholesaler or producer. PruSelect has historically focused on serving the intermediaries who provide insurance solutions in support of estate and wealth transfer planning for affluent individuals and corporate-owned life insurance for businesses. During the first half of 2001, PruSelect began to expand its target market to include mass affluent individuals in addition to affluent individuals. The life insurance products offered by PruSelect are generally the same as those available through Prudential Agents. PruSelect has its own dedicated management and underwriting, case management and post-issuance support staff.

  PruSelect is organized into a network of 17 regional brokerage directors who make sales through independent brokers and smaller general agencies. It directly manages relationships with larger wholesalers, such as producer groups, broker-dealers and national general agencies.

Underwriting and Pricing

  Our underwriters follow detailed and uniform policies and procedures to assess and quantify risk of our individual life insurance products. If the policy amount exceeds a specified amount, we require the applicant to take a variety of underwriting tests, such as medical examinations, electrocardiograms, blood tests, urine tests, chest x-rays and consumer investigative reports.

  In 1997, we implemented a new process for underwriting and issuing individual life insurance that we call the Client Acquisition Process. We believe we were the first major life insurer to implement such a process. We designed the Client Acquisition Process to streamline the new business process and to increase customer understanding of the products they purchase. Following the gathering and transfer of client information from the agent to the home office in the initial stage of the sales process, a Prudential underwriter contacts the client by telephone to confirm the purpose of the life insurance purchase, verify the initial and ongoing source of payment and complete the medical portion of the application. Because of this direct interaction between a Prudential underwriter and the client, we have significantly reduced our need to order additional underwriting information, including attending physician statements. The Client Acquisition Process permits Prudential Agents to spend more time pursuing sales. In 1999 and 2000, we processed approximately 95% of all individual life insurance applications through this process. The remaining 5% was made up of large amount and complex cases such as corporate-owned life insurance that are better suited to a more traditional underwriting approach.

  Our life insurance policies, both participating and non-participating, generally provide us the flexibility to adjust dividend scales and/or adjust charges and credits to reflect changes from expected mortality and expense experience or higher or lower investment returns. However, contractual maximum charges and minimum credits and state regulatory limits on increasing charges after a policy is issued limit this flexibility. Some of our more recently issued term insurance policies do not include this flexibility.

  We price new products to achieve a target return on investments based on assumptions regarding mortality, expenses, investment return, persistency and required reserves and equity. We develop these assumptions based on regular reviews of company experience. We periodically revise in force products, both participating and non-participating, with dividends or other non-guaranteed charges or credits to reflect changes in experience and preserve the margins originally priced into the product.

Reinsurance

  We reinsure portions of the risks we assume under our individual life insurance products. Historically, the maximum amount of individual life insurance we may retain on any life is $30 million under an individual policy and $50 million under a second-to-die life policy. At December 31, 2000, we had reinsured $43.6 billion, or 11.2%, of the total face amount of our individual life insurance in force. In 2000, we began to reinsure substantially all of the mortality risk associated with our newly introduced insurance products.

Reserves

  We establish reserve and policyholder fund liabilities to recognize our future benefit obligations under both participating and non-participating in force life policies. For variable and interest-sensitive life insurance contracts, we establish policyholders' account balances that represent cumulative gross premium payments plus credited interest and/or fund performance, less withdrawals, expenses and mortality charges. For participating traditional whole life contracts, which are included in our Traditional Participating Products segment, we calculate future policy benefits using the net level premium method based on the interest rates and mortality rates that we use in calculating the guaranteed cash surrender values as described in each contract. The interest rates generally range from 2.5% to 7.5%. In addition, we include a liability for terminal dividends.

Private Client Group

  The Private Client Group provides full service securities brokerage and financial advisory services to individuals and businesses. At September 30, 2001, the Private Client Group served approximately 1.2 million households in the United States through our domestic Prudential Securities Financial Advisor force and network of branch offices. In this business, in addition to market trading volume and volatility, the number of Financial Advisors, their productivity and attrition are significant drivers of profitability. In recent years, we have experienced continuing turnover among domestic Financial Advisors, including experienced Financial Advisors, due in part to the lack of a stock-based compensation program. This turnover increased in 1999 and remained at high levels in 2000 due in part to greater industry competition for productive Financial Advisors. In response, we have introduced a new voluntary equity-market-linked, long-term deferred compensation program to seek to improve the retention of our Financial Advisors and increase recruitment of experienced Financial Advisors. The Private Client Group segment also includes our consumer banking operations.

Business Initiatives

  In response to the fundamental shift in Prudential Securities business strategy, discussed above under "Division Strategy", and the reduced volume of customer transaction revenue in 2001, we are reducing the cost structure in this segment. In 2001, we have taken actions to reduce staffing levels, occupancy costs, and other overhead costs.

Products and Services

  Most of the client assets in our Private Client Group are held in Command accounts or basic brokerage accounts. The Command account, our primary retail client account, helps clients manage their assets and is the cornerstone of our asset gathering strategy. Through a Command account, clients can consolidate their financial assets, obtain a range of financial services and invest in a wide variety of investment products. Total Private Client Group client assets in Command accounts were approximately $146 billion as of September 30, 2001, representing 61% of Private Client Group client assets. Private Client Group clients also can access account information, our research, market news and other information and execute transactions through our on-line service, PrudentialSecurities.com.

  In May 1999, we introduced Prudential Advisor, a program that redefined full service brokerage by combining a sliding scale asset-based fee for advice with a fixed fee for transaction execution. Clients have the choice of executing transactions directly through PrudentialSecurities.com or through their Financial Advisor. Prudential Securities also offers clients two fee-based programs providing for full-time discretionary management by the client's Financial Advisor in addition to the wrap-fee products that our Retail Investments segment manufactures.

  Clients may borrow from us to fund the purchase of securities using the securities purchased or other securities in the account as collateral. As a matter of credit policy, we generally require our clients to maintain higher percentages of collateral values than the minimum percentages required by the applicable federal and stock exchange margin rules. Interest on margin loans is an important component of our revenue and is subject to change based on market trading volume and volatility.

  In addition, this segment engages in sales and trading of government, corporate, agency, municipal and mortgage-backed fixed income securities and related products, primarily for retail customers. Finally, it provides domestic securities clearing services to other brokers. Providing these clearing services to unaffiliated correspondent brokers offsets overhead costs for all businesses within the Prudential Securities legal entity, primarily benefiting this segment.

Marketing and Distribution

  As of September 30, 2001, we had approximately 5,600 retail Financial Advisors and 47 Financial Advisors-in-Training in our 272 U.S. branch offices. Our Financial Advisor force is the primary sales channel for our mutual funds and wrap-fee products, and accordingly, the profitability of our Retail Investments business and the Private Client Group is dependent on our ability to hire, train and retain these Financial Advisors. Most Financial Advisors are licensed to sell our annuity and insurance products. We compensate Financial Advisors with a percentage of the commissions and fees they generate, supplemented by a recently introduced voluntary equity-market-linked, long-term deferred compensation plan.

  The following table sets forth information about our domestic Financial Advisor force and branch office network as of the dates or for the periods indicated.

                                                          As of or for the
                                                       Year Ended December 31,
                                                       -----------------------
                                                        2000    1999    1998
                                                       ------- ------- -------
Financial Advisors (end of period)....................   5,906   6,072   6,128
Financial Advisors trained(1).........................     652   1,202   1,217
Financial Advisor average client assets (in
 millions)(2)......................................... $    46 $    48 $    42
Average annual retail Financial Advisor productivity
 (in thousands)(3).................................... $   401 $   367 $   336
Branches..............................................     295     275     272
Client accounts (in millions).........................     2.2     2.1     2.1
Client assets, including managed assets (in
 billions)............................................ $   272 $   288 $   253

--------
(1) Number of Financial Advisors that completed the retail Financial Advisor training program in the year.
(2) Private Client Group client assets at year-end divided by average number of domestic Financial Advisors for the year.
(3) Private Client Group total non-interest revenues, excluding revenues generated by the consumer bank and the segment's retail fixed income trading operations, divided by average number of domestic Financial Advisors for the period.

Consumer Banking

  We conduct consumer banking activities primarily on a direct-response basis through two subsidiaries, The Prudential Bank and Trust Company, a state chartered bank, and The Prudential Savings Bank, F.S.B., a federally chartered savings bank. Our principal products are home equity loans and lines of credit, secured lending products, personal trust services and deposits, including money market deposit accounts and certificates of deposit. We have no branches for our consumer banking operations. Our vision for our consumer banking activities is to provide banking products and services that supplement other Prudential offerings and facilitate asset retention and asset growth. We intend to focus primarily on the development and marketing of products and services such as deposits, secured lending and trust capabilities.

  Prior to 1997, we offered credit cards on a broad-market basis to customers other than Prudential customers. This strategy resulted in delinquencies and losses on credit cards significantly greater than the industry average, and resulted in significant losses in 1996 and 1997. In 1997 and 1998, we sold substantially all of our broad-market credit card portfolio in two separate transactions, which resulted in losses in those years. In 2000, the remaining consumer credit card portfolio was sold at a gain. At December 31, 2000, our banking operations had approximately $734 million of home equity, credit card and other receivables and $620 million of deposits, compared to $1.2 billion of receivables and $853 million of deposits, at January 1, 1998.

Retail Investments

  We manufacture, distribute and service investment management products utilizing proprietary and non-proprietary asset management expertise in the U.S. retail market. Our products are designed to be sold by Financial Advisors, Prudential Agents and third-party financial professionals. We also provide private label products for other financial services firms. We offer a family of retail investment products consisting of 70 mutual funds, eight annuity products, four wrap-fee products and over one hundred unit investment trusts as of December 31, 2000. These products cover a wide array of investment styles and objectives designed to attract and retain assets of individuals with varying objectives and to accommodate investors' changing financial needs.

Operating Data

  The following table sets forth the account values of the Retail Investments segment's products as of the dates indicated. Annuity account values represent the amounts held for the benefit of policyholders or contractholders. For mutual funds and wrap-fee products, account value is equal to fair market value.

                                                             As of December 31,
                                                            --------------------
                                                             2000   1999   1998
                                                            ------ ------ ------
                                                               (in billions)
Retail Investments:
 Mutual funds(1)..........................................   $57.8 $ 55.2 $ 53.4
 Wrap-fee products(2).....................................    19.6   16.7   11.5
 Variable annuities.......................................    21.1   22.6   19.9
 Fixed annuities..........................................     2.9    3.0    3.2
 Unit investment trusts...................................     1.6    3.2    4.3

--------
(1)  Mutual funds includes only those sold as retail investment products.
(2) Wrap-fee product assets include $3.4 billion, $3.5 billion and $3.1 billion of proprietary assets at December 31, 2000, 1999 and 1998, respectively.

  Since the 1990s, there has been an industry trend for products such as variable annuities and wrap-fee products to include investment alternatives that are managed by asset managers other than the product sponsor. Over the last several years, we have been building investment management choice into most of our variable annuity and wrap-fee products. We are able to offer customers investment alternatives in some of our products that may be advised by third parties with asset management styles that we may or may not offer. We believe this advised choice approach provides the potential for increased sales and improved client asset retention.

Products

  Mutual Funds

  As of December 31, 2000, we sponsored 70 mutual fund portfolios covering all major asset classes and a wide array of investment styles and objectives. These offerings consisted of:

  .  22 domestic equity funds,

  .  9 global/international equity funds,

  .  4 asset allocation funds,

  .  8 general taxable bond funds,

  .  2 global bond funds,

  .  9 tax-exempt municipal bond funds,

  .  9 taxable money market funds, and

  .  7 tax-exempt money market funds.

  The following table sets forth the net sales (redemptions) of our retail mutual funds by asset class for the periods indicated. Net sales (redemptions) are equal to gross sales minus redemptions. This data excludes mutual funds sold through defined contribution plan products.

                                                     Year Ended December 31,
                                                     -------------------------
                                                      2000     1999     1998
                                                     -------  -------  -------
                                                          (in millions)
Equity.............................................  $   985  $  (349) $   469
Fixed income.......................................   (1,168)    (750)    (118)
                                                     -------  -------  -------
 Total proprietary net sales (redemptions) other
  than money market................................     (183)  (1,099)     351
Money market.......................................    1,976     (812)   5,075
                                                     -------  -------  -------
 Total net sales (redemptions).....................  $ 1,793  $(1,911) $ 5,426
                                                     =======  =======  =======

  The following table sets forth our retail mutual fund assets under management by asset class at fair market value as of the dates indicated.

                                                             As of December 31,
                                                            --------------------
                                                             2000   1999   1998
                                                            ------ ------ ------
                                                               (in billions)
Equity....................................................   $20.8 $ 20.0 $ 17.5
Fixed income..............................................     7.1    8.8   10.2
Money market..............................................    29.9   26.4   25.7
                                                            ------ ------ ------
 Total assets under management............................   $57.8 $ 55.2 $ 53.4
                                                            ====== ====== ======

  Our equity funds have historically focused on the value style of investment. Through most of the periods shown in the table above, growth stocks have generally outperformed value stocks and large capitalization stocks generally outperformed medium and small capitalization stocks. As a result, new investments into mutual funds flowed disproportionately into large capitalization growth stock funds and large capitalization index funds that seek to match the performance of the major market averages. Given our historical emphasis on the value style of investing and our lack of emphasis on index funds, these trends were unfavorable to us in these periods.

  In response to these trends, from 1998 to 2000 we introduced a variety of new mutual funds, many with growth-oriented objectives, including health sciences, financial services and technology sector funds, a tax-managed equity fund and others. These funds had over $4.2 billion in assets as of December 31, 2000. We believe that our family of mutual funds now includes a greater variety of investing styles which will improve our ability to assist our clients in achieving their financial goals.

  We offer our mutual funds with a variety of sales charges or "loads". We do not generally offer "no-load" funds. We generally do not charge a load for our mutual funds purchased through wrap-fee programs offered by us or third parties, our defined contribution products and in certain other circumstances. In addition, most of our mutual funds charge ongoing fees for servicing and distribution-related expenses as permissible under SEC and NASD rules.

  We earn investment management fees from our mutual funds based on average daily net assets. Our mutual funds bear the expenses associated with their operations as well as the issuance and redemption of their shares. These expenses include those related to investment management, distribution, legal, accounting and auditing expenses, transfer agent expenses, custodian expenses, the expenses of printing and mailing prospectuses and reports to shareholders and independent directors' expenses. We bear advertising, promotion and selling expenses, including sales commissions, of our Private Client Group and Individual Life Insurance segments and of our third-party distributors.

  Wrap-Fee Products

  We offer several wrap-fee products that provide access to mutual funds and separate account products with the payment of fees based on the market value of assets under management. Our wrap-fee products have higher minimum investment levels than our mutual funds and variable annuities, and offer a choice of both proprietary and non-proprietary investment management. Our principal mutual fund wrap-fee product is PruChoice, which provides investors with more than 400 investment options from more than 70 fund managers, including 55 Prudential funds. Our principal separate account wrap-fee product is Managed Assets Consulting Services, which provides investors with over 50 portfolio managers and more than 100 investment strategies from which to select. Net sales of our wrap-fee products were $4.8 billion in 2000, $3.0 billion in 1999 and $1.9 billion in 1998.

  Annuities

  We have a number of variable and fixed annuities with different options. Our variable annuities provide customers the opportunity to invest in proprietary and non-proprietary mutual funds and fixed-rate options. Our fixed annuities provide a guarantee of principal and a guarantee of the interest rate to be credited to the principal amount for a specified period of time.

  The following table sets forth our net sales (redemptions) of our variable and fixed annuities for the periods indicated. Net sales are equal to gross sales minus surrenders, withdrawals and exchanges.

                                                      Year Ended December 31,
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
                                                           (in millions)
   Variable annuities...............................    $(699) $    (5) $   736
   Fixed annuities..................................     (140)    (265)    (519)
                                                      -------  -------  -------
    Total net sales (redemptions)...................    $(839) $  (270) $   217
                                                      =======  =======  =======

  The following table sets forth the gross sales of our variable and fixed annuities by distribution channel for the periods indicated.

                                                           Year Ended December
                                                                   31,
                                                           --------------------
                                                            2000   1999   1998
                                                           ------ ------ ------
                                                              (in millions)
   Variable and fixed annuities:
    Prudential Agents..................................... $2,086 $2,907 $2,836
    Financial Advisors....................................    421    678    480
    Third-party distributors..............................      4      2      4
                                                           ------ ------ ------
      Total gross sales................................... $2,511 $3,587 $3,320
                                                           ====== ====== ======

  The following table sets forth the total account values of our variable and fixed annuities as of the dates indicated.

                                                         Year Ended December 31,
                                                         -----------------------
                                                          2000    1999    1998
                                                         ------- ------- -------
                                                              (in billions)
   Variable annuities:
    Proprietary separate account.......................    $14.8 $  16.7 $  15.1
    General account(1).................................      3.1     3.1     3.3
    Non-proprietary....................................      3.2     2.8     1.5
                                                         ------- ------- -------
    Total variable annuities...........................    $21.1 $  22.6 $  19.9
                                                         ======= ======= =======
   Fixed annuities.....................................  $   2.9 $   3.0   $ 3.2
                                                         ======= ======= =======

--------
(1) Represents amounts invested in the fixed-rate options of our variable annuities.

  Our principal annuity product from a historical sales perspective is Discovery Select, a flexible payment variable deferred annuity. Discovery Select offers investors a broad range of investment alternatives through two fixed-rate options and 24 separate equity and fixed income investment portfolios. We manage 11 of these portfolios and the remaining 13 are advised by unaffiliated fund managers. As of December 31, 2000, approximately 67% of Discovery Select annuity deposits were invested in a Prudential-managed portfolio. In the fourth quarter of 2000, we introduced a new flexible payment variable annuity product, Strategic Partners Annuity One. This product offers investors a choice of features including a bonus program, enhanced death benefits and a retirement income guarantee. In addition, the product provides a broad selection of investment options including two fixed rate investment options and 25 variable investment portfolios advised by well known, highly regarded asset managers. In the first half of 2001, we introduced Strategic Partners Select and Strategic Partners Advisor. These products replace Discovery Select and Discovery Choice and offer enhanced death benefits and a broad selection of investment options.

  Our primary fixed annuity product is Discovery Classic, which we introduced in 1998. Discovery Classic is a flexible payment annuity that provides a specified fixed interest rate for the first year. After the first year, the interest crediting rate changes at our discretion, subject to a minimum. Our fixed annuity products also include a single premium annuity that offers the customer a choice of deferred or immediate annuities. We price our fixed annuities as well as the fixed-rate options of our variable annuities based on assumptions as to investment returns, expenses and persistency. Competition also influences our pricing. We seek to maintain a spread between the return on our general account invested assets and the interest we credit on our fixed annuities.

  To encourage persistency, all of our variable and fixed annuities, other than our single premium fixed annuities, have withdrawal restrictions and declining surrender or withdrawal charges for a specified number of years, which is a maximum of nine years for Strategic Partners Annuity One annuities, seven years for Discovery Select annuities and six years for Discovery Classic annuities. Our single premium fixed annuities do not permit withdrawals.

Marketing and Distribution

  To better meet the needs of the mass affluent market, Prudential Agents are being transitioned to focus on offering advice on an array of proprietary and non-proprietary products. Similarly, Financial Advisors are being transitioned to focus on fee-based financial advisory services. To support these transitions, we have instituted a research-driven approach to money management across our mutual funds, annuities, managed accounts and wrap-fee programs. Investment manager research and monitoring supports our Financial Advisors and Prudential Agents positioning them as advisors and providing them with a wide range of selected investment alternatives. We call this strategy "Advised Choice" and believe it fills a need for many customers--better enabling them to make more informed decisions about investment and insurance choices. We conduct ongoing training of Financial Advisors and Prudential Agents that provides them with knowledge of our new products and helps them develop better relationship management techniques that foster greater customer satisfaction.

  Our marketing emphasizes investor education, individual retirement planning, diversification and asset allocation, and tax-efficient investing.

  In mid-1998, the Retail Investments segment began to develop and implement plans for sales through third parties. We believe that diversifying our distribution channels will enable us to grow revenues and enhance the Prudential name and its association with investment advice and choice. Such sales were responsible for approximately 8% of the segment's 2000 overall gross sales, excluding money market funds. Net sales of mutual funds, other than money market funds, through third-party channels totaled $1.2 billion in 2000 and represent the fastest growing sales channel in this segment on a net basis. We have also launched an initiative under which outside asset-gathering companies add our investment options to their products.


Property and Casualty Insurance

  Our Property and Casualty Insurance segment manufactures and distributes personal lines property and casualty insurance products, principally homeowners and automobile coverages, to the U.S. retail market. We distribute our products through Prudential Agents, workplace and affinity marketing, and independent agents. We also distribute certain specialty coverages written by other insurers through brokerage arrangements.

  The personal lines property and casualty insurance industry in the United States is mature, and in 2000, according to A.M. Best, we were the 16th largest writer with a market share of 1%.

Operating Data

  The following table sets forth net written premiums and other operating data for Property and Casualty Insurance as of the dates and for the periods indicated.

                                    As of and for the Year Ended December 31,
                                   --------------------------------------------
                                     2000     1999     1998     1997     1996
                                   -------- -------- -------- -------- --------
                                                 ($ in millions)
Net written premiums(1):
 Automobile....................... $1,189.8 $1,031.2 $1,081.4 $1,253.3 $1,383.0
 Homeowners.......................    414.6    436.1    437.6    426.3    456.1
 Other............................     32.7     33.0     29.3     31.4     37.8
                                   -------- -------- -------- -------- --------
   Total.......................... $1,637.1 $1,500.3 $1,548.3 $1,711.0 $1,876.9
Number of Prudential Agents
  authorized to sell Property and
  Casualty Insurance policies.....    4,705    6,106    6,427    6,368    8,018

--------
(1) Premiums written for the period, including assumed premiums and net of ceded and returned premiums.

  From 1996 through 2000, our annual total net written premiums declined 21% and our total number of policies in force declined 17%, excluding those relating to a subsidiary we acquired in 2000 as discussed below. The decline in net written premiums is primarily a result of a decline in policies, as the number of policies not renewed exceeded the number of new policies written, as well as lower prices from increased rate competition.

  Historically, a significant portion of our property and casualty insurance business has been concentrated in New Jersey. Our New Jersey automobile coverages accounted for 20% of our property and casualty net written premiums in 2000. New Jersey law requires an insurance company to provide automobile insurance to every applicant that meets certain minimum eligibility criteria. New Jersey law caps profits on automobile coverages under an excess profits law and also imposes limitations on the rates that may be charged in certain territories regardless of loss experience. We refunded $25.2 million to our policyholders as a result of the excess profits law based on our experience for the years 1998 through 2000.

Products

  Our primary property and casualty products are automobile and homeowners insurance. We also offer watercraft, dwelling, fire and personal umbrella policies.

  We segment our automobile customers based on their respective driving and loss histories into preferred, standard and non-standard segments. In May 2000, we purchased the specialty automobile insurance business of the St. Paul Companies, THI Holdings, Inc., which writes policies in the non-standard segment.

  We offer four main homeowners products: standard and premier policies for owner-occupied houses, a policy for owner-occupied condominiums and a tenant policy for renters. These policies all include coverage for personal property, loss of use, personal liability and medical payments to others. Our owner-occupied policies also include coverage for the dwelling and other structures. To limit our catastrophe exposure we offer special deductibles in certain states for hurricane, windstorm, hail and earthquake, when earthquake coverage is purchased by the insured. We generally do not write coverage for homes with replacement values of greater than $950,000.

Marketing and Distribution

  In 1996, we adopted a geographic market segmentation strategy that targets various states for growth based on our assessment of the potential for catastrophic loss, the regulatory environment and underwriting experience. At that time, we shifted our focus to automobile coverage, which, over the last decade, has generally produced more stable results than homeowner coverages.

  Historically, we relied primarily on Prudential Agents to distribute our property and casualty products to the mass market. In 2000, Prudential Agents accounted for 38% of first year direct written premiums and 83% of total direct written premiums of the Property and Casualty Insurance segment.

  To supplement sales growth, we have developed other distribution channels, including a career agent channel focused solely on selling automobile and homeowners insurance, workplace and affinity marketing, independent agents and direct distribution. In 2000, these alternative distribution channels accounted for 62% of first year direct written premiums. In June 1998, we acquired Merastar Insurance Company. Merastar offers individual property and casualty policies to workplace groups and professional work-related associations, a payroll deduction capability for the sale of its products and pricing that reflects a group discount. As of December 31, 2000, this business accounted for 1.9% of first year direct written premiums. In 1999, we began to access the mass market segment using direct distribution which, in 2000, accounted for 11.4% of first year direct written premiums. In 1999, we also began our automobile and homeowners insurance career agent channel, and at December 31, 2000, we had 213 salaried agents dedicated to selling our automobile and homeowners products; in 2000, they accounted for 6.2% of first year direct written premiums. In 1999, we also began offering products through small- to medium-sized independent insurance agencies which, in 2000, accounted for 5.8% of total first year net written premiums. Our acquisition of THI, which sells non-standard automobile policies through independent agents and on a direct basis, has broadened the scope of our mass market. First year direct written premiums through THI, from its acquisition in May 2000 through December 31, 2000, accounted for 37.1% of total first year direct written premiums in 2000. We are currently evaluating the quality of the new business produced through these new distribution channels in order to determine whether it satisfies our profitability standards. Accordingly, we have suspended our mailing solicitations for the direct distribution channel as of June 30, 2001. In October 2001, we announced that we would no longer write business through our property and casualty insurance career agency channel except in a few selected markets.

Underwriting and Pricing

  Our agents are responsible for field underwriting, and they must adhere to risk selection guidelines developed by the underwriting department. The underwriting department performs a final review of all applications other than applications processed through an on-line automated underwriting system that is now in place in many states.

  We seek to price our products to produce an adequate return on capital over time, subject to adjustments reflecting our market segmentation strategy. Our pricing considers the expected frequency and severity of losses and the costs of providing the necessary coverage, including the cost of administering policy benefits, sales and other administrative costs. State rate regulation significantly affects pricing. Our property and casualty operations are subject to rate and other laws and regulations covering a range of trade and claim settlement practices. State insurance regulatory authorities have broad discretion in approving an insurer's proposed rates. A significant portion of our automobile insurance is written in the state of New Jersey. Under certain circumstances New Jersey insurance laws require an insurer to provide a refund or credit to policyholders based upon the profits earned on automobile insurance.

Catastrophe Exposure Risk Management Program and Reinsurance

  Hurricane Andrew, which struck southern portions of Florida and Louisiana in August 1992, resulted in $15.5 billion of losses to the U.S. property and casualty insurance industry, according to Property Claims Service, the largest aggregate insurance loss due to a single natural catastrophe in U.S. history. We suffered pre-tax losses, net of reinsurance, of $908 million. The losses eliminated the surplus of our property and casualty insurance subsidiaries, which was replenished by a capital infusion of $733 million from The Prudential Insurance Company of America in 1992.

  We have taken significant steps to reduce our exposure to catastrophic losses since Hurricane Andrew, including:

  . reducing the number of homes insured against wind in southern Florida by over 70%;

  . increasing deductibles on homeowners' policies and offering separate deductibles for hurricane, windstorm, hail and earthquake in some states;

  . participating in the Florida Hurricane Catastrophe Fund;

  . withdrawing from business in Hawaii; and

  . transferring our California earthquake exposure to the California
    Earthquake Authority.

  These activities have reduced our catastrophe exposure and the number of our homeowners' policies in force. In addition to these risk management actions, we rely substantially on catastrophe reinsurance and other reinsurance to limit our catastrophe exposure.

  Our greatest exposure to catastrophe loss is during hurricane season, from June to November of each year. Based on our policies in force as of June 30, 2001, we believe we have limited our pre-tax catastrophe exposure from a single one-in-250 year catastrophe to approximately $400 million, or approximately $260 million on an after-tax basis representing approximately 1% of our consolidated equity as of June 30, 2001. This limitation relies significantly on our catastrophe protection reinsurance program. Catastrophes are inherently uncertain, however, and the loss or losses from a single or multiple catastrophes could exceed the foregoing amount, perhaps materially. It is possible that catastrophes could materially negatively affect our results of operations or cash flow in particular quarterly or annual periods. We believe, however, that, based on our current estimated exposures, losses from catastrophes, net of reinsurance, should not have a material adverse effect on our financial condition.

  We periodically revise our reinsurance program to reflect what we believe are our reinsurance needs. Our current catastrophe protection reinsurance program, in effect until June 30, 2002, consists of an excess of loss reinsurance contract with a consortium of U.S. and international reinsurers, including Lloyds of London syndicates. In addition, we currently have two annual aggregate stop-loss reinsurance contracts with a U.S. reinsurer.

  Future changes in our reinsurance programs will likely affect our assessment of our exposure to a major catastrophe loss. There have been, and in the future may be, periods when reinsurance is not available or at least not at acceptable rates and levels. The loss of all or portions of our reinsurance program could subject us to increased exposure, which could be material. We are also subject to credit risk with respect to our reinsurers and other risk bearers, such as the Florida Hurricane Catastrophe Fund, because the ceding of risk to them does not relieve us of our liability to insureds. Our recovery of less than contracted amounts from our reinsurers and other risk bearers could have a material adverse effect on our results of operations. We seek to mitigate this risk through diversification of reinsurers as well as maintenance of minimum financial standards for their participation in our reinsurance programs.

  See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations for Financial Services Businesses by Division and Traditional Participating Products Segment--U.S. Consumer Division--Property and Casualty Insurance" for a discussion of the impact of these agreements on our earnings.

Claims

  We staff our property and casualty claims department with approximately 1,360 claims associates based in 15 offices throughout the United States. We generally specialize our claims handling by type of claim, and our home office claims staff is responsible for setting policies and procedures and overseeing field claim operations. Whenever possible, we use our own staff to conduct claim inspections. We use independent claims adjusters when necessary to handle claims in remote areas and to handle overflow during catastrophes.

Reserves

  We establish reserves for payment of loss and loss adjustment expenses in accordance with applicable regulations. Consistent with industry accounting practice, we do not establish loss reserves until a loss, including a loss from a catastrophe, has occurred. The following table sets forth a summary reconciliation of our property and casualty beginning and ending reserves, determined on the basis of statutory accounting principles for the periods indicated.

                                                     Year Ended December 31,
                                                     ------------------------
                                                      2000    1999     1998
                                                     ------- -------  -------
                                                          (in millions)
Reserves for loss and loss adjustment expenses,
 beginning of the year..............................  $1,439 $ 1,622  $ 1,856
Loss and loss adjustment expenses:
 Provision attributable to the current year.........   1,271   1,249    1,325
 Increase (decrease) in provision attributable to
  prior years.......................................   (165)    (150)    (245)
                                                     ------- -------  -------
   Total loss and loss adjustment expenses..........   1,106   1,099    1,080
                                                     ------- -------  -------
Payments:
 Loss and loss adjustment expenses attributable to
  current year......................................     841     700      725
 Loss and loss adjustment expenses attributable to
  prior years.......................................     583     582      605
                                                     ------- -------  -------
   Total payments...................................   1,424   1,282    1,330
                                                     ------- -------  -------
Acquisition of Merastar.............................     --      --        16
Acquisition of THI Holdings.........................     119
                                                     ------- -------  -------
Reserve for loss and loss adjustment expenses, end
 of year(1)(2)......................................  $1,240 $ 1,439  $ 1,622
                                                     ======= =======  =======

--------
(1) Total reserves are net of reinsurance recoverables of $608 million at December 31, 2000, $330 million at December 31, 1999 and $416 million at December 31, 1998.

(2) Our Property and Casualty Insurance segment has limited exposure to pre-1986 mass tort claims as a result of its former interest in Prudential-LMI Commercial Insurance Company, which we purchased in 1986 and sold in 1992. Our total reserves held for these contracts, which we included in the reserve table above, aggregated $25 million as of December 31, 2000, on both a net and gross basis. Based on currently available information, we believe approximately 80% of the liabilities on these contracts, representing $20 million or less than 2% of Property and Casualty Insurance's total reserves for loss and adjustment expenses, may be related to asbestos or environmental exposures. Reported claims activity levels to date for these asbestos and environmental exposures do not appear to be material. Estimation of ultimate liabilities for these claims is unusually difficult, however, due to outstanding issues such as the existence of coverage, the definition of an occurrence, the determination of ultimate damages and allocation of damages to financially responsible parties. It is possible that these claims might become material in the future.

  Our net reserves have declined over the past three years primarily due to the net reduction in policies in force and the release of reserves from prior years of $165 million in 2000, $150 million in 1999 and $245 million in 1998.

  We establish loss reserves to recognize the estimated amount necessary to bring all pending reported, and incurred but not reported, claims to final settlement. Many factors can influence the amount of loss reserves required, such as changes in laws and regulations, judicial decisions, litigation and settlements, medical care costs, rehabilitation costs, the costs of automobile and home repair materials and labor rates, and other factors. We review our loss reserves quarterly. We record our loss reserves at their full undiscounted value. We do not make an explicit provision for the effects of inflation on loss and loss adjustment expense reserve calculations. The establishment of loss reserves is an inherently uncertain process and we cannot assure that ultimate losses will not exceed the Property and Casualty Insurance segment's reserves.

                          Employee Benefits Division

  Our Employee Benefits division consists of two segments: Group Insurance and Other Employee Benefits.

  . Group Insurance manufactures and distributes a full range of group life, disability and related insurance products through employers and other groups in connection with employee and member benefit plans.

  . Other Employee Benefits manufactures, services and delivers products and services to meet the retirement needs of employers of all sizes. These products and services include full service defined contribution plans and various guaranteed products. We distribute these products through a direct sales force, third parties and Financial Advisors. As part of our employee benefits business, we also offer real estate brokerage and relocation services and workplace marketing services.

Division Strategy

  The Employee Benefits division, currently known in the marketplace as Prudential Institutional, seeks to be a leading non-medical employee benefits provider to companies throughout the United States. Our goal is to help employers attract and retain employees by providing a competitive array of both employer-paid benefits and employee-paid voluntary benefits and services. We help companies and their employees grow and protect retirement plan assets by providing a broad array of qualified and non-qualified retirement vehicles. Currently, we do business with over 24,000 institutional clients of all sizes, including 83 of the Fortune 100 firms, representing over 30 million employees and members with over 12 million participants.

  Our strategy includes the following components:

  . Improve and Grow Our Product Businesses. We seek to strengthen our leadership position in Group Insurance by focusing on growth segments. We are investing in technology, product development and Internet distribution to achieve these goals. We are also exploring partnerships and acquisitions that will help us increase scale and expand distribution, both domestically and internationally. In addition, we seek to improve the capital efficiency of our businesses.

  . Leverage Our Institutional Positioning to Grow Our Client Base. We seek to increase the number of Prudential products purchased by our clients and their employees through the coordinated efforts of a dedicated relationship management team and our existing sales forces and account management teams. We seek to better understand client needs and refine our market segmentation based on client information, which will also aid in our national advertising and direct mail campaigns as well as in sales force management.

  . Become an eBusiness Workplace Marketing Leader. We offer
    WorkingSolutionsSM, a web-based platform to deliver a broad array of proprietary and non-proprietary voluntary benefits to help employers meet the diverse needs of their employees. This platform is designed to extend our relationship beyond the institutional client directly to their employees. We have also established a relationship with Rewards Plus of America Corporation, an Internet-based employee benefits service provider, through which we plan to broaden our distribution of Prudential products and services.

Group Insurance

  Our Group Insurance segment manufactures and distributes a full range of group life insurance, long-term and short-term group disability insurance, long-term care insurance and corporate- and trust-owned life insurance in the United States to institutional clients primarily for use in connection with employee and membership benefits plans. Group Insurance also sells accidental death and dismemberment and other ancillary coverages and provides plan administrative services in connection with its insurance coverages. Group Insurance has its own dedicated sales force that distributes through the broker and consultant market. Group Insurance also uses the Prudential Agent distribution channel and third-party general agencies to sell group life products to smaller clients.

  The group life insurance industry in the United States is relatively mature. In 1999, the five largest writers accounted for nearly two-thirds of new sales according to LIMRA. The group disability industry is more concentrated than the group life industry, with one company accounting for 18.5% of industry new sales in 2000 according to John Hewitt & Associates, Inc. For the six months ended June 30, 2001 according to LIMRA, we were the second largest group life insurer, based on new sales, and the fourth largest group disability insurer according to John Hewitt & Associates, Inc., based on new sales.

  In 1997, we separated our group life and disability products from our healthcare business. We recruited experienced personnel to build a dedicated sales force with members who have a record of sales success and established relationships with brokers and consultants, which resulted in sales increases in 1998, 1999 and 2000. In addition, we refocused group life on premium growth and improved persistency and refocused group disability on improved risk selection and reduced benefits ratios. We believe these actions have repositioned Group Insurance and have facilitated our retention of existing relationships notwithstanding the sale of our healthcare business.

Operating Data

  The following table sets forth certain operating data for Group Insurance for the periods indicated.

                                                       Year Ended December 31,
                                                       ------------------------
                                                         2000    1999    1998
                                                       -------- ------- -------
                                                            (in millions)
Group Life Insurance:
Gross premiums(1)(2).................................. $  1,913 $ 1,872 $ 1,691
New annualized premiums(3)............................ $    321 $   262 $   245
Group Disability Insurance:
Gross premiums(1)(4).................................. $    472 $   413 $   370
New annualized premiums............................... $    162 $   105 $    86

--------
(1) Insurance premium before returns to participating policyholders for favorable claims experience. Group disability amounts include long-term care products.
(2) Includes $23 million in 2000, $24 million in 1999 and $20 million in 1998 from Prudential employee benefit plans. Also includes $136 million in 2000, $165 million in 1999 and $171 million in 1998 from the Serviceman's Group Life insurance program, which is available to members of the U.S. armed forces through a contract with the U.S. Veterans Administration. We reinsure all but approximately 18% of our premiums and risk exposure from this program to a voluntary reinsurance pool comprised of other U.S. life insurers, which participate in accordance with their market shares. While this business produces substantial premiums, the Veterans Administration limits profitability to 0.2625% of premium.
(3) Amounts do not include excess premiums, which are premiums that build cash value but do not purchase face amounts of group universal life insurance.
(4) Includes $23 million in 2000, $28 million in 1999 and $36 million in 1998 from Prudential employee benefit plans.

Products

  Group Life Insurance. We offer group life insurance products including basic, supplemental or optional, and dependent term and universal life insurance. Commencing in 1998, we also began offering group variable universal life insurance and supplemental accidental death and dismemberment insurance. Many of our employee-pay coverages include a portability feature, allowing employees to retain their coverage when they change employers or retire. We also offer a living benefits option which allows insureds who are diagnosed with a terminal illness to receive up to 50% of their life insurance benefit upon diagnosis, in advance of death, to use as needed. We believe that we pioneered this benefit in the group insurance industry.

  Group Disability Insurance. We offer short- and long-term group disability insurance, which protects against loss of wages due to illness or injury. Short-term disability generally provides coverage for three to six months, and long-term disability covers the period after short-term disability ends.

  Other. We offer individual and group long-term care insurance and group corporate- and trust-owned life insurance. Long-term care insurance protects the insured from the costs of care in the community, at an adult day care center, a nursing home or similar live-in care situation or at home by providing a home health or a personal care aide. Group corporate- and trust-owned life insurance are group variable life insurance contracts typically used by large corporations to fund benefit plans for retired employees. These latter products also may be used as vehicles to deliver deferred compensation or non-qualified benefits to active employees.

Marketing and Distribution

  As is common in the industry, we segment the market by employer or group size. We generally refer to employers or groups with 5,000 or more employees or members as the jumbo case market; 1,000 to 4,999 as the large case market; 250 to 999 as the medium case market; and less than 250 as the small case market. We tailor our product features to the different needs of each market segment, with significant standardization in the small case market and full flexibility for jumbo clients. Historically, the majority of our premiums have come from customers in the large and jumbo case market segments. We are seeking to increase our sales in the small and medium case markets, particularly in disability and supplemental life, because we believe these segments are under-penetrated and growing, and present a greater opportunity for profit than the larger segments. We have become more selective in marketing group disability to the large and jumbo case markets.

  Group Insurance's dedicated sales force is organized around products and market segments and distributes primarily through employee benefits brokers and consultants. In 1997, we established our Group Life Sales Director force to sell our group life products in the large and jumbo case markets and our Life and Disability
Sales Manager force to sell our group life and disability products in the small and medium case markets. Group Insurance also distributes group life products through Prudential Agents, primarily to the small case market, and individual long-term care products through Prudential Agents as well as third-party brokers and agents. At December 31, 2000, Group Insurance had field sales offices in 36 major metropolitan areas.

Underwriting and Pricing

  Group Insurance's product underwriting and pricing is centralized. We have developed standard rating systems for each product line based on our past experience and relevant industry experience. We are not obligated to accept any application for a policy or group of policies from any distributor. We follow uniform underwriting practices and procedures. If the coverage amount exceeds certain prescribed age and amount limits, we may require a prospective insured to submit to paramedical examinations.

  We determine premiums on either a guaranteed cost basis or an experience-rated participating basis, in which case the policyholder bears some of the risk associated with claim experience fluctuations during the policy period. At December 31, 2000, approximately 63% of our group life insurance premiums and 23% of our group disability insurance premiums were attributable to experience-rated participating policies as compared to 84% and 44% at December 31, 1996. We base product pricing of group insurance products on the expected pay-out of benefits that we calculate using assumptions for mortality, morbidity, expenses and persistency, depending upon the specific product features.

  The adequacy of our initial pricing of non-participating policies determines their profitability. Long-term disability, in particular, involves a commitment to insure disability that continues potentially over a person's lifetime and, accordingly, contains the risk that loss experience is affected by circumstances we did not expect when we issued a policy and substantially exceeds pricing assumptions. In addition, the trend towards multiple year rate guarantees for new policies, which are typically three years for life insurance and two years for disability insurance, further increases the adverse consequences of mispricing coverage and lengthens the time it takes to reduce loss ratios.

Reserves and Reinsurance

  We establish and carry as liabilities actuarially determined reserves that we believe will meet our future obligations. We base these reserves on actuarially recognized methods using prescribed morbidity and mortality tables in general use in the United States, which we modify to reflect our actual experience when appropriate. We calculate our reserves to equal the amounts that we expect will be sufficient to meet our policy obligations. Reserves also include claims reported but not yet paid, claims incurred but not reported and claims in the process of settlement.

  We reinsure portions of the risk we assume under our non-participating group accidental death and dismemberment policies. In addition, we have catastrophic reinsurance on our group life and accidental death and dismemberment products, with stated deductible amounts and subject to contractual limits. We reinsure portions of our disability insurance risks with third-party reinsurers. As of December 31, 2000, the amount of ceded in force disability insurance premiums totaled $5.8 million, representing less than 2% of our gross disability insurance in force.

Other Employee Benefits

Retirement Services

  Our Retirement Services unit distributes and services defined contribution products for companies of all sizes. We offer products and services across the defined contribution market--for example, the 401(a), 401(k), 403(b), 457 and Taft-Hartley markets. We also offer products in the non-qualified retirement market. Our flagship PruArray product includes proprietary and non-proprietary investments. We also manufacture, distribute and administer guaranteed products such as GICs, funding agreements and group annuities for defined contribution plans, defined benefit pension plans and non-qualified entities. However, the downgrade of our claims-paying rating to below double-A has substantially limited our ability to market traditional guaranteed products, which are backed by our general account.

  The following table sets forth the account values of Retirement Services' products and the number of defined contribution plans and plan participants as of the dates indicated.

                                                        As of December 31,
                                                    ---------------------------
                                                      2000      1999     1998
                                                    --------- -------- --------
                                                          ($ in billions)
Defined contribution products account value(1):
 Proprietary....................................... $    19.1 $   20.5 $   18.1
 Non-proprietary...................................       6.9      5.3      3.4
                                                    --------- -------- --------
   Total account value............................. $    26.0 $   25.8 $   21.5
                                                    ========= ======== ========
Number of defined contribution plans...............     8,127    7,868    7,613
Number of defined contribution plan participants... 1,027,948  939,579  869,089
Guaranteed products total account value(2)(3):
 Spread-based products............................. $    19.2 $   20.0 $   21.3
 Fee-based products................................      22.4     21.8     24.3
                                                    --------- -------- --------
   Total account value............................. $    41.6 $   41.8 $   45.6
                                                    ========= ======== ========

--------
(1) Includes mutual fund investments through defined contribution plan products.
(2) Includes $4.7 billion in 2000, $4.6 billion in 1999 and $5.2 billion in 1998 of externally managed separate accounts.
(3) Includes $8.2 billion at December 31, 2000, $8.2 billion at December 31, 1999 and $7.8 billion at December 31, 1998 of Prudential's retirement plan assets.

  Products

  Our primary defined contribution product, PruArray, offers plan sponsors access to more than 500 mutual funds, 45 of which are sponsored by Prudential, with the balance sponsored by more than 25 other mutual fund companies. PruArray also offers stable value investment options. We tailor PruArray to the various defined contribution product markets, as appropriate, and to suit retirement plans of different sizes.

  Clients can customize PruArray through the addition of optional services which include Goalmaker, our proprietary asset allocation program, as well as a self-directed brokerage option that allows participants to trade stocks in their accounts. We provide secure access to our website for plan sponsors and plan participants who can obtain plan and account information, undertake transactions and obtain tools to aid in financial and retirement planning. Many of these capabilities are also available to plan participants via wireless Internet access.

  We offer general account GICs and funding agreements, through which customers deposit funds with us under contracts that typically provide for a specified rate of interest on the amount invested through the maturity of the contract. We are obligated to pay principal and interest according to the contracts' terms. This obligation is backed by our general account assets, and we bear all of the investment and asset/liability management risk on these contracts. As spread products, general account GICs and funding agreements make a profit to the extent that the rate of return on the investments we make with the invested funds exceeds the promised interest rate and our expenses. Since 1998, we have offered our credit-enhanced GIC, which has a triple-A rating, the highest rating possible, as a result of a guarantee from a financial insurer. We also offer separate account and synthetic GICs, through which we hold customers' funds either in a separate account or in trust outside of our general account for the benefit of the customer. We pass all of the investment results through to the customer, subject to a minimum interest rate, and we do not earn spread income. As fee-based products, separate account and synthetic GICs are less capital intensive and produce lower levels of income than spread products. To the extent that Prudential's asset management units are selected to manage client assets associated with fee-based products, those units also earn investment management fees from those relationships. A limited amount, $225 million, of our in force GIC business at September 30, 2001 is putable to us at the option of the holder prior to the applicable termination dates.

  We offer group annuities primarily to defined benefit plans to provide fixed lifetime benefits for a specified group of plan participants. These annuities are generally single premium annuities that provide for either immediate or deferred payments. We offer fixed payment annuities backed by our general account (spread products) as well as separate account annuities (fee products) that permit a plan sponsor to realize the benefit of investment and actuarial results while receiving a general account guarantee of minimum benefits. We also offer group fixed and variable annuities to individuals taking lump sum distributions from defined contribution plans.

  Finally, we offer structured settlement products, which are customized annuities used to provide ongoing periodic payments to a claimant in malpractice or personal injury lawsuits instead of a lump sum settlement.

  We set our rates for guaranteed products using a proprietary pricing model that considers the investment environment and our risk, expense and profitability assumptions. Upon sale of a product, we adjust the duration of our asset portfolio and lock in the prevailing interest rates. We continuously monitor cash flow experience and work closely with our Portfolio Management Group to review performance and ensure compliance with our investment policy. We perform cash flow testing on an annual basis using various interest rate scenarios to determine the adequacy of our reserves for future benefit obligations.

  Marketing and Distribution

  Historically, defined contribution plans have been sold through Financial Advisors and, to a lesser extent, Prudential Agents. A high concentration of these plans have been in the core and small plan markets, with less than $50 million in plan assets. To increase our market share, we created a distribution network to include over 30 third-party distributors including brokers, regional broker-dealers and others. In addition, in 1999 we created a small direct sales force to develop sales among plans with greater than $50 million in plan assets.

  Because of downgrades of our S&P, Moody's and A.M. Best claims-paying ratings in the mid-1990s, including as recently as 1998, our ability to sell traditional guaranteed products has been very limited and we have focused our efforts on our credit-enhanced GICs. Using a small direct sales force, we place most of our traditional, separate account and credit-enhanced GIC business with clients with whom we have an existing relationship.

Residential Real Estate Brokerage Franchise and Relocation Services

  Prudential Real Estate and Relocation Services is our integrated real estate brokerage franchise and relocation services business. The real estate group markets franchises primarily to existing real estate companies. As of December 31, 2000, there were approximately 1,585 franchise offices and 42,000 sales associates in the franchise network. The relocation group is the second largest provider of comprehensive global relocation services to institutional clients throughout North America in connection with the transfer of their employees according to Relocation Information Service Incorporated.

  Our franchise agreements grant the franchisee the right to use the Prudential name and real estate service marks in return for royalty payments on gross commissions generated by the franchisees. The franchises generally are independently owned and operated. Our franchise group network has grown significantly since it began offering franchises in 1988 and is now one of the largest real estate brokerage franchise networks in North America.

  Our relocation group offers institutional clients a variety of services in connection with the relocation of their employees. These services include coordination of appraisal, inspection and sale of relocating employees' homes, equity advances to relocating employees, assistance in locating homes at the relocating employee's destination, household goods moving services, and client cost-tracking and a variety of relocation policy and group move consulting services. For a number of clients, our relocation services are provided at the client's workplace.

                            International Division

  Our International division offers its services through two segments:
International Insurance and International Securities and Investments.

  . International Insurance manufactures and distributes principally life insurance products to the affluent retail market in Japan, as well as Korea and Taiwan, and has commenced operations in selected Asian, Latin American and European countries. In April 2001, we acquired Kyoei Life Insurance Co., Ltd., now renamed Gibraltar Life. For a discussion of Gibraltar Life, you should read "Acquisition of Kyoei Life Insurance Co., Ltd." The discussion of International Insurance below excludes Gibraltar Life.

  . International Securities and Investments offers brokerage services, primarily in U.S. securities, asset management and financial advisory services to retail and institutional clients outside the United States. International Investments offers domestic and foreign proprietary and non-proprietary asset management services to mass affluent clients outside the United States, marketed through proprietary and non-proprietary distribution channels in selected international markets.

Division Strategy

  Our strategy is to grow our businesses in key international markets by focusing on providing wealth growth and protection services for the affluent. In executing this strategy, we target those countries that we believe offer the opportunity and potential for scale operations that will generate attractive financial returns.

  In International Insurance, our strategy is to provide life insurance products to affluent customers through a career agency force of well-trained, motivated and predominantly university-educated professional representatives known as Life Planners, using a needs analysis based sales process. We seek to grow our established operations and to expand in selected international markets.

  In our international securities business, we focus on delivering quality investment advice and a wide breadth of product choice through highly trained Financial Advisors to affluent individuals globally.

  In our international investments business we seek to expand our affluent customer base outside the United States by increasing our global assets under management, primarily by investing in asset management businesses around the world.

International Insurance

  Our International Insurance segment manufactures and distributes individual life insurance products to the affluent market in Japan and other foreign markets through Life Planners. We commenced sales in foreign markets as follows: Japan, 1988; Taiwan, 1990; Italy, 1990; Korea, 1991; Brazil, 1998; Argentina, 1999; the Philippines, 1999; and Poland, 2000. We also have a representative office in China. In Brazil we operate through a joint venture with Bradesco Seguros, Brazil's largest insurer based on total premium according to the Brazilian National Federation of Insurance Companies. To date, our Japanese operation has driven International Insurance's premium revenue and adjusted operating income.

  We run each country operation on a stand-alone basis with local management and sales teams initially supported by senior International Insurance staff based in Tokyo and Newark. Each operation has its own marketing, underwriting and claims and investment management functions. Each operation invests predominantly in local currency securities, typically bonds issued by the local government or its agencies. In our larger operations, we have more diversified portfolios.

Operating Data

  The following table sets forth certain operating data for International Insurance for the periods indicated.

                                 Japan         All Other Countries         Total
                          -------------------- -------------------- --------------------
                           As of or for Year    As of or for Year    As of or for Year
                           Ended December 31,   Ended December 31,   Ended December 31,
                          -------------------- -------------------- --------------------
                           2000   1999   1998   2000   1999   1998   2000   1999   1998
                          ------ ------ ------ ------ ------ ------ ------ ------ ------
                                      ($ in millions unless otherwise noted)
GAAP exchange rate
  basis(1):
Net premiums, policy
  charges and fee
  income................  $1,486 $1,244 $  906 $  287 $  178 $  104 $1,773 $1,422 $1,010
Annualized new business
  premiums..............  $  359 $  302 $  223 $  150 $   96 $   47 $  509 $  398 $  270
Constant exchange rate
  basis(2):
Net premiums, policy
  charges and fee
  income................  $1,486 $1,308 $1,101 $  287 $  185 $  118 $1,773 $1,493 $1,219
Annualized new business
  premiums..............  $  359 $  318 $  271 $  150 $   99 $   54 $  509 $  417 $  325
Face amount of policies
  in force at year end
  ($ in billions).......  $  126 $  111 $   95 $   28 $   18 $   12 $  154 $  129 $  107
Average policy size ($
  in thousands).........  $  157 $  158 $  159 $   74 $   69 $   66 $  130 $  134 $  137
Number of policies in
  force (in thousands)..     805    701    597    376    261    179  1,181    962    776
Number of Life
  Planners..............   1,811  1,681  1,479  1,684  1,203    853  3,495  2,884  2,332
Number of field
  managers..............     286    225    193    448    364    197    734    589    390
Number of agencies......      41     37     34     88     68     43    129    105     77

--------
(1) When we show GAAP exchange rate information, we translate based on the applicable average exchange rate for the period shown.
(2) When we show constant exchange rate information, we translate based on the applicable average exchange rate for the year ended December 31, 2000.

  International Insurance has grown significantly since 1998. While the Japanese life insurance market is saturated and new annualized premiums have been decreasing industry-wide in Japan for the past several years, our new annualized premiums in Japan increased by an annual average of 15.1% per year from 1998 to 2000 on a constant exchange rate basis. Of the approximately 45 established life insurance companies operating in Japan, we ranked second in the increase in the amount of insurance in force in fiscal year 2000 according to the Hoken-kenkyujo (Insurance Research Institute). The number of our Life Planners in Japan increased by 10.7% per year from 1998 to 2000. The increase in Life Planners results from both strong recruiting and high retention, and is the primary driver of our growth.


  Other International Insurance operations also are growing. The strongest growth outside Japan has been in Korea. From 1998 to 2000, our new annualized premiums in Korea increased by an annual average of 74.5% per year and the face amount of our policies in force grew 72.8% per year on a constant exchange rate basis. This growth results primarily from a significant increase in the number of Life Planners, which increased 34% from 1998 to 2000. In Taiwan, our sales force increased by an annual average of 20% per year, which contributed to an annual average growth in new annualized premiums of 30% per year.

  Not all of our international start-up operations have been successful. We are currently restructuring our Italian operations to adhere more closely to the Life Planner model by replacing inadequately performing Life Planners. Our strategy is to adhere to a disciplined approach to expense control and business expansion evaluation and to close new operations if we determine that the Life Planner model is not being successfully implemented in a new country.

Products

  We currently offer various traditional whole life, term life and endowment policies, which provide for payment on the earlier of death or maturity, in all of the countries in which we operate. We also offer variable and interest-sensitive life products in Japan. Our policies generally are non-participating. In connection with our Brazilian joint venture, we co-insure certain personal lines property and casualty coverages written through the Bradesco group. Generally, our international insurance products are denominated in local currency, with the exception of products in Argentina, which are U.S. dollar denominated, and some policies in Japan for which premiums and benefits are payable in U.S. dollars.

Marketing and Distribution

  Our Life Planner model is significantly different from the way traditional industry participants offer life insurance in Japan and in some of the other countries where we do business. We believe that our recruitment standards, training, motivation and compensation package are key to the Life Planner model and have helped our International Insurance segment achieve higher rates of agent retention, agent productivity and policy persistency than our local competitors. In general, we recruit Life Planners with:

  . university degrees, so that the Life Planner will have the same educational background and outlook as the target customer,

  .  a minimum of two to three years sales or sales management experience,

  .  no life insurance sales experience, and

  .  a pattern of job stability and success.

  The Life Planner's objective is to sell protection-oriented life insurance products on a needs basis to upper middle and upper income customers. The Life Planner model relies in part on significant motivational training of the career force in order to instill belief in the product. We train Life Planners to help customers understand their needs for life insurance, help customers meet their needs through the purchase of selected products and provide continuing service to customers so that the customer's program remains current. We believe that customers who understand their needs and purchase policies based on their needs are more likely to keep their policies in force.

  The following table sets forth Life Planner retention, Life Planner productivity and policy persistency information for the periods indicated.

                              Japan         All Other Countries            Total
                          ----------------  ------------------------   ----------------
                          2000  1999  1998   2000     1999     1998    2000  1999  1998
                          ----  ----  ----  ------   ------   ------   ----  ----  ----
Life Planner Retention:
 12 Month...............   92%   91%   93%      66%      72%      79%   75%   79%   86%
 24 Month...............   83%   84%   89%      54%      60%      49%   65%   72%   69%
Life Planner
 Productivity(1)........  6.7   7.0   7.2      8.4      8.3      7.0   7.5   7.5   7.1
Policy Persistency(2):
 13 Months..............   95%   95%   95%      90%      87%      83%   94%   94%   93%
 25 Months..............   90%   89%   90%      82%      74%      74%   88%   86%   88%

--------
(1) Average number of policies issued per Life Planner each month.
(2) The percentage of policies issued that are still in force at the beginning of their second policy year or third policy year.

  In 2000, our average 12- and 24-month Life Planner retention rates in Japan were 92% and 83%, respectively, compared to 41% and 19% for all life agents in Japan according to information gathered through Gyomu Kondan-Kai, a Japanese life insurance industry trade association. In 2000, our average Life Planner in Japan sold approximately 6.7 policies per month compared to a 2.7 policy average for all life agents in Japan according to information gathered through Gyomu Kondan-Kai. In 2000, we generated 13-month and 25-month policy persistency rates of 95% and 90%, respectively, compared to 86% and 74% for the entire life insurance industry in Japan according to information gathered through Gyomu Kondan-Kai. These numbers compare our 2000 calendar year data with the most recent competitor data available from Japan, which is for the year ending March 31, 2000.


  In 1998, International Insurance developed the "Top Gun" training program to meet the growing need for field managers as it expands. This program is designed to provide intensive management training for specially recruited candidates who we believe will make leading managers. Managers trained in the Top Gun program will start new operations where International Insurance is expanding and will recruit and train new Life Planners. In areas where International Insurance has existing operations, we expect that managers trained in this program will strengthen existing management and increase our expansion capacity.

Underwriting and Pricing

  Our International Insurance segment is subject to substantial local regulation that is generally more restrictive of product offerings, pricing and structure than U.S. insurance regulation. Each International Insurance country operation has its own underwriting department that employs variations of our domestic practices in underwriting individual policy risks designed to assess and quantify risks. In setting underwriting limits, we consider local industry standards to prevent adverse selection and to stay abreast of industry trends. We also set underwriting limits together with each operation's reinsurers.

  Pricing of individual life insurance products, particularly in Japan and Korea, is more regulated than in the United States. In Japan, premiums are different for participating and non-participating products, but within each product type they are generally uniform for all companies. The mortality and morbidity rates and interest rates that we use to calculate premiums are restricted by regulation on the basis of product type. The interest rates do not always reflect the market rates we earn on our investments, and, as a result, there have been periods when we have experienced negative spreads between the rate we were required to pay and the rate we earned on investments.

Reserves and Reinsurance

  We establish and carry as liabilities actuarially determined reserves which we believe will meet our future obligations. In Japan, we set reserves for variable and interest-sensitive life products according to premiums collected plus investment results credited less charges. We base other fixed death benefit reserves on appropriate assumptions for investment yield, persistency, mortality and morbidity rates, expenses and margins for adverse deviation.

  International Insurance reinsures portions of its insurance risks with both third-party reinsurers and The Prudential Insurance Company of America under reinsurance agreements primarily on a yearly renewable term basis. International Insurance also buys catastrophe reinsurance that covers multiple deaths from a single occurrence in Japan and Taiwan and has a coinsurance agreement with The Prudential Insurance Company of

America for U.S. dollar denominated business in Japan. As of December 31, 2000, the amount of ceded business in force totaled $9.1 billion to third-party reinsurers and $43.3 billion to The Prudential Insurance Company of America, representing 6.3% and 30.0% of International Insurance's gross insurance in force.

International Securities and Investments

  Our International Securities and Investments segment provides advice and investment product choice to retail and institutional clients in selected international markets. Our securities business offers financial advisory, private banking and brokerage services, primarily in U.S. securities, as well as sales and trading for a wide range of futures and forward contracts, on a global basis, for retail and institutional customers. Our investments business includes manufacturing of proprietary products and distribution of both proprietary and non-proprietary products, all tailored to meet client needs in the target countries.

  We conduct our operations through a network of 29 branch offices in Europe, Asia and Latin America. At December 31, 2000, we had 620 international Financial Advisors and $23 billion of client assets and assets under management outside the United States. Our international operations also include a private bank based in London with an office in Luxembourg and a private trust based in the Cayman Islands.

  We offer our international retail clients products and services similar to the products we offer to domestic clients, including the Command account and access to Prudential-Bache.com. In the United Kingdom and Hong Kong, we are full service broker-dealers in local equities, supported by research and securities clearing operations. We also provide our U.S. equity research coverage and execution services to institutional clients.


  We manage our international Financial Advisors in a manner similar to our domestic Financial Advisor force and compensate them using commission and bonus. We generally recruit and train our own new Financial Advisors in our international operations; however, our strategy of selectively entering local markets through acquisitions also allows us to add Financial Advisors. In September 1999, we acquired BH Matheson Holdings Limited, now named Prudential Bache Holdings Limited, a London-based stockbroker, investment advisor and asset manager with approximately $3.2 billion in institutional and retail client assets at that time.

  Our futures operations provide advice, sales and trading on a global basis covering a wide variety of commodity, financial and foreign exchange futures and forward contracts, including agricultural commodities, base and precious metals, major currencies, interest rate and stock indices. We conduct these operations through offices in the United States, Europe and Asia, and we are members of most major futures exchanges. We transact most of our business with institutions. We conduct futures transactions on margin according to the regulations of the different futures exchanges. As with any margin transaction, the risk of credit loss is greater than in cash transactions.

  In our international investments business we invest in asset management businesses around the world in order to expand our affluent customer base outside the United States and to increase our global assets under management.

                           Asset Management Division

  Our Asset Management division consists of two segments: Investment Management and Advisory Services and Other Asset Management.

  . Investment Management and Advisory Services provides investment management and advisory services primarily for the U.S. Consumer and Employee Benefits divisions and the Traditional Participating Products segment. It also provides these services and related products across a broad range of asset classes directly to institutional clients, to whom it markets through its own sales force. In 1998, we formed our Investment Management and Advisory Services segment by aggregating asset management units into a single organization.

  . Other Asset Management engages in equity securities sales and trading and investment research, and seeks to participate in securities underwritings, as a co-manager or other participant, where our research efforts are attractive to issuers and investment banks. This segment also engages in commercial mortgage securitization operations, manages our hedge portfolios and engages in proprietary investments and syndications.

Division Strategy

  Our Asset Management business strategy is to increase assets under management and profitability by providing clients with consistently strong investment performance, excellent service and a choice of quality products in a way that uses our scale and breadth to their advantage. In addition, we seek to earn incremental returns by extending our investment capabilities into proprietary trading and investing in selected areas.

Investment Management and Advisory Services

Initiatives

  We have completed the following initiatives:

  . In 2000, the segment consolidated substantially all of our public equity management capabilities into our wholly owned subsidiary, Jennison, a widely recognized institutional manager of growth stocks.

  . During 1999, the segment consolidated three fixed income functions serving separate customer constituents into one organization.

Operating Data

  The following tables set forth the Investment Management and Advisory Services segment's assets under management at fair market value by asset class and source as of the dates indicated.

                                                     September 30, 2001
                                              ---------------------------------
                                                          Fixed    Real
                                              Equity(1) Income(2) Estate Total
                                              --------- --------- ------ ------
                                                        (in billions)
Retail customers(3)..........................  $ 39.7    $ 53.1   $  --  $ 92.8
Institutional customers......................    35.2      39.6     10.1   84.9
General account..............................     2.2     106.4      1.5  110.1
                                               ------    ------   ------ ------
Total........................................  $ 77.1    $199.1   $ 11.6 $287.8
                                               ======    ======   ====== ======

                                                      December 31, 2000
                                              ---------------------------------
                                                          Fixed    Real
                                              Equity(1) Income(2) Estate Total
                                              --------- --------- ------ ------
                                                        (in billions)
Retail customers(3)..........................  $ 58.7    $ 48.7   $  --  $107.4
Institutional customers......................    46.4      38.7     10.0   95.1
General account..............................     2.2     105.6      2.2  110.0
                                               ------    ------   ------ ------
Total........................................  $107.3    $193.0   $ 12.2 $312.5
                                               ======    ======   ====== ======
                                                      December 31, 1999
                                              ---------------------------------
                                                          Fixed    Real
                                              Equity(1) Income(2) Estate Total
                                              --------- --------- ------ ------
                                                        (in billions)
Retail customers(3)..........................  $ 60.2    $ 48.3   $  --  $108.5
Institutional customers......................    52.9      35.3      8.6   96.8
General account..............................     3.1     102.8      2.0  107.9
                                               ------    ------   ------ ------
Total........................................  $116.2    $186.4   $ 10.6 $313.2
                                               ======    ======   ====== ======
                                                      December 31, 1998
                                              ---------------------------------
                                                          Fixed    Real
                                              Equity(1) Income(2) Estate Total
                                              --------- --------- ------ ------
                                                        (in billions)
Retail customers(3)..........................  $ 49.8    $ 46.7   $  --  $ 96.5
Institutional customers......................    46.4      37.6      8.0   92.0
General account..............................     2.6     113.4      3.8  119.8
                                               ------    ------   ------ ------
Total........................................  $ 98.8    $197.7   $ 11.8 $308.3
                                               ======    ======   ====== ======

--------
(1) Includes private equity investments of institutional customers of $0.8 billion as of September 30, 2001, $0.6 billion as of December 31, 2000, $1.2 billion as of December 31, 1999 and $0.8 billion as of December 31, 1998, and private equity assets in our general account of $1.5 billion, $1.3 billion, $1.2 billion and $0.8 billion, as of those dates.
(2) Includes private fixed income assets of institutional customers of $4.1 billion as of September 30, 2001, $4.2 billion as of December 31, 2000, $3.4 billion as of December 31, 1999 and $3.2 billion as of December 31, 1998, and private fixed income assets in our general account of $46.0 billion, $45.9 billion, $46.1 billion and $53.8 billion, as of those dates. Included in these private fixed income assets are commercial mortgages for institutional customers of $2.7 billion as of September 30, 2001, $3.0 billion as of December 31, 2000, $2.1 billion as of December 31, 1999, and $1.7 billion as of December 31, 1998, and commercial mortgages for our general account of $17.0 billion, $17.0 billion, $16.6 billion and $18.1 billion as of those dates, respectively.
(3) Consists of individual mutual funds and both variable annuities and variable life insurance in our separate accounts. Fixed annuities and the fixed-rate option of both variable annuities and variable life insurance are included in our general account.

  Most of the retail customer assets reflected in the foregoing tables are invested through our mutual funds and variable annuities described above under "--U.S. Consumer Division--Retail Investments" and the remainder is invested through our variable life insurance products described above under "--U.S. Consumer Division--Individual Life Insurance--Products". These assets under management are gathered by the U.S. Consumer division. In addition, we use the platforms that provide asset management for the institutional products and services described below to provide asset management for our retail customers' assets within this segment and for our general account. We discuss our general account below under "--General Account Investments".

  The following is a description of the Asset Management segment's institutional products and services.

Products and Services

  Institutional Public Equity and Fixed Income Asset Management

  Our institutional public equity and fixed income units provide discretionary and non-discretionary asset management services to a broad array of institutional clients. These units managed $69.9 billion of our $84.9 billion and $80.3 billion of our $95.1 billion of institutional assets under management as of September 30, 2001 and December 31, 2000. Of the $69.9 billion, $50.3 billion was gathered by the Asset Management division's sales force and $19.6 billion was acquired by the Employee Benefits division's sales force. Of the $80.3 billion, $59.7 billion was gathered by the Asset Management division's sales force and $20.6 billion was acquired by the Employee Benefits division's sales forces. We manage a broad array of publicly traded equity and debt asset classes using various investment styles. We tailor investment portfolios to the specific objectives and risk tolerance levels of each client.

  As noted above, substantially all of our public equity asset management capabilities were consolidated into Jennison during 2000. Jennison is a widely recognized manager of institutional assets and is a leading subadvisor for mutual fund assets. Under former arrangements with Jennison, we received a specified share of the gross revenues generated and its remaining revenues were used by Jennison to pay compensation and other operating expenses. As part of the consolidation, commencing in 2001, Jennison's compensation arrangements are based on investment and operating performance, consistent with current industry standards.

  Institutional Real Estate and Private Equity Asset Management

  Our real estate unit provides asset management services for single-client and commingled real estate portfolios and manufactures and manages a variety of real estate investment vehicles for institutional clients. These operations accounted for $10.1 billion and $10.0 billion of our assets under management as of September 30, 2001 and December 31, 2000. Our real estate investment vehicles range from fully diversified funds to specialized funds that invest in specific types of properties or specific geographic regions or follow other specific investment strategies.

  Our institutional private equity unit manufactures and manages a variety of investment vehicles for investment in private equities. The private equities include venture capital, leveraged buyouts, development capital, mezzanine debt and special situation subclasses. These subclasses share attributes of illiquidity, less efficient markets, high risk and high target returns.

  Commercial Mortgage Origination and Servicing

  Our commercial mortgage banking business provides mortgage origination and servicing for our general account and institutional clients. At September 30, 2001, we serviced a commercial mortgage loan portfolio of approximately $14 billion for third parties and an additional $20 billion for the general account and institutional investors. At December 31, 2000, we serviced a commercial mortgage loan portfolio of approximately $14 billion for third parties, and an additional $19 billion for the general account and institutional investors. The unit also originates and purchases commercial mortgages for sale in securitization transactions. Origination and servicing activity is included in this segment. Securitization activity is included in the Other Asset Management segment, as described below under "--Other Asset Management-- Commercial Mortgage Securitization".

  In May 2000, the business acquired The WMF Group, Ltd., a leading originator and servicer of multi-family and commercial mortgage loans, which was combined with the rest of our commercial mortgage banking activities. The WMF businesses that were acquired include Fannie Mae loan origination and servicing, FHA loan origination and servicing and a high-yield real estate funds management company.

Other Asset Management

Equity Securities Sales and Trading

  We engage in equity securities sales and trading, and pursue co-manager positions and participations in underwritings where our research efforts are attractive to issuers and lead underwriters. We execute client transactions in equity securities on both an agency and a principal basis in listed and NASDAQ equities and equity options and make a market in 485 NASDAQ securities.

Investment Research

  Research is an important component of our advice-based strategy. Our analysts, which numbered approximately 57 as of September 30, 2001, produce reports and studies on the economy; the equity markets; industries and specific companies; investment and portfolio strategies; and regulatory, political, legislative and tax issues. As of September 30, 2001, our equity research group covered a broad range of industries and approximately 530 companies. In the past we focused our research on many of the same industries and market segments that were covered by our former lead-managed equity underwriting for corporate issuers and institutional fixed income businesses. In the future, we expect to increasingly focus our research on companies of interest to our retail and institutional customers, as our research is intended to provide information and advice to clients.

Commercial Mortgage Securitization

  We sell commercial mortgages originated by the Investment Management and Advisory Services segment, together with other commercial mortgages we may purchase for this purpose, in securitization transactions. We also make interim loans when we expect the loan to lead to a securitization opportunity. Since we commenced operations, we have completed eight securitizations involving a total of $3.4 billion of mortgages. As of September 30, 2001, our warehouse balance of mortgages pending securitization and interim loans totaled approximately $1.2 billion.

Hedge Portfolios

  In 1998, we started a hedge portfolio that holds principal positions in U.S. government and agency securities and hedges them with short positions in similar securities in order to utilize our general account investment management strengths. We currently have authorized a maximum aggregate principal position limit of $10 billion and associated asset-based financing for this hedge portfolio. In December 1999, we began operating a second hedge portfolio, that involves a wider range of security types, including domestic and foreign investment grade corporate bonds, foreign sovereign debt and currency forward contracts and has an authorized maximum aggregate principal position limit of $2 billion and associated asset-based financing. As of September 30, 2001 the hedge portfolios had a total carrying value of approximately $4.0 billion, reflecting both principal positions and securities financing positions.

Proprietary Investments and Syndications

  We also make proprietary investments in public and private debt and equity securities, including controlling interests, with the intention to sell or syndicate to investors, including our general account. As of September 30, 2001, we had invested approximately $173 million in this portfolio. After sale or syndication, these assets will be managed by our Investment Management and Advisory Services segment.

                        Corporate and Other Operations

  Our Corporate and Other operations include corporate-level activities and international ventures that we do not allocate to our business segments. Corporate-level activities consist primarily of corporate-level income and expenses not allocated to any of our business segments, including costs for company-wide initiatives such as enhancement of our Internet capabilities and income from our own qualified pension plans, as well as investment returns on our capital that is not deployed in any of our business segments. Our Corporate and Other operations also include returns from investments that we do not allocate to any of our business segments. These investments, including cash and cash equivalents, totalled $8.1 billion and $9.1 billion as of September 30, 2001 and December 31, 2000, respectively. As part of our corporate investment activities, we borrow funds and use our asset/liability management skills to earn additional spread income on the borrowed funds. During the last five years, we have divested or stopped pursuing a number of under-performing businesses, most of which were incurring losses. Corporate and Other operations include these divested and wind-down businesses, except for our divested healthcare business, which is treated as a discontinued operation.


Wind-down Businesses

Group Credit Insurance

  We ceased issuing new group policies in our group credit insurance operations in 1996. These operations issued primarily credit life insurance, which upon the insured's death pays off the insured's debt to the creditor through which the coverage was purchased, and credit disability insurance, which pays the insured's monthly debt payment to the creditor for a specified period while the insured borrower is disabled. Premiums for these coverages were charged on either a single premium basis, whereby the entire charge for the premium was paid up front when the coverage was issued, or on an outstanding balance basis, which was remitted monthly based on the fluctuating account balance. Although we ceased issuing new group policies in 1996, our existing policyholders were permitted to insure new borrowers in 1997 while they negotiated a new contract with another insurance carrier. We ceded, through assumption reinsurance, a significant portion of the single premium business pursuant to which the reinsurer assumes the role of the insurer, or terminated substantially all of our outstanding balance business in 1997 and 1998. In 1998, we entered into a service agreement with a third-party administrator to administer the runoff of our remaining in force business. For business in which the borrower paid a single premium for insurance coverage on a loan, the insurance coverage remains in force until the debt is discharged or the final maturity date. We estimate that a substantial majority of our remaining group credit insurance business will expire by 2006, although the latest policy expiration date is in 2027. As of September 30, 2001, there are approximately 25,000 in force certificates and our reserves for future policy benefits and claims for the remaining in force group credit insurance business total approximately $20 million.

Individual Health

  We began selling individual health and disability income policies in the early 1950s. In 1992, we ceased writing individual disability income policies and a year later ceased writing hospital expense and major medical policies due to declining sales and poor financial results. Most of our disability income policies are noncancelable, which means that we can neither change the premium nor cancel the coverage. The 1997 Health Insurance Portability and Accountability Act guarantees renewal of all health policies. Under certain circumstances, we are permitted to change the premiums charged for individual health coverage if we can demonstrate that the premiums have not been sufficient to pay claims and expenses. As of September 30, 2001, we had reserves of $85 million for approximately 45,000 individual health policies and reserves of $52 million for approximately 30,000 individual disability income policies in effect at that date. As of July 1, 1999, we reinsured all the disability income policies.

Canadian Operations

  We have retained and continue to service several blocks of insurance not sold with our divested Canadian businesses described under "--Divested Businesses--Divested Canadian Businesses" below. These blocks represent approximately $118 million of policy liabilities at September 30, 2001. These blocks of insurance include the policies that we will include in the Canadian closed block described above under "Demutualization and Related Transactions-- The Demutualization--The Closed Block". A significant portion of the retained business constitutes paid-up individual life insurance.

Divested Businesses

  The following operations are businesses that we previously divested but that do not qualify for "discontinued operations" accounting treatment under GAAP. We include the results of these divested businesses in our income from continuing operations before income taxes, but we exclude these results from our adjusted operating income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Consolidated Results of Operations--Adjusted Operating Income" for an explanation of adjusted operating income.

Lead-Managed Equity Underwriting for Corporate Issuers and Institutional Fixed Income Activities of Prudential Securities

  In the fourth quarter of 2000, we announced a restructuring of Prudential Securities' activities to implement a fundamental shift in our business strategy. We have exited the lead-managed equity underwriting for corporate issuers and institutional fixed income businesses. The total reduction in staffing from the former lead-managed underwriting and institutional fixed income businesses of Prudential Securities involved 700 positions. See "Business--U.S. Consumer Division--Division Strategy" for a discussion of this restructuring.

Gibraltar Casualty

  On September 19, 2000, we sold all of the stock of Gibraltar Casualty Company, our commercial property and casualty insurer that we had placed in wind-down status in 1985. Gibraltar Casualty's business consisted primarily of surplus and excess lines insurance, including property, casualty, professional liability and product liability, underwritten for medium to large corporations. As of the date of sale, Gibraltar Casualty's largest continuing exposures were potential liabilities for asbestos and environmental damages. The ultimate liability for asbestos and environmental claims cannot be estimated using traditional reserving techniques due to significant uncertainties. In addition, Gibraltar Casualty faced potential liability arising from claims for latent injury product exposures involving silicone implants, HIV-contaminated blood products and pharmaceutical products. Upon closing of the sale, we entered into a stop-loss agreement with the purchaser under which we will reinsure the purchaser for up to 80% of the first $200 million of any adverse loss development in excess of Gibraltar Casualty's carried reserves as of the closing date of the transaction. We believe that any payments ultimately made pursuant to the stop-loss agreement will not have a material adverse effect on our financial position.

Divested Canadian Businesses

  We previously sold individual and group life insurance, annuities and group health insurance in Canada through a Canadian branch of The Prudential Insurance Company of America and through Prudential of America Life Insurance Company, as well as property and casualty insurance through Prudential of America General Insurance Company (Canada) and OTIP/RAEO Benefits Incorporated. In 1996, except as noted above, we sold substantially all of the Canadian branch's operations and policies in force and all of our Canadian property and casualty operations. Also, in 2000, we sold our interest in Prudential of America Life Insurance Company.

  In the sale of the life insurance operations, the purchaser assumed through assumption reinsurance, pursuant to which it assumed our role as insurer, approximately $3 billion of our insurance and annuity liabilities, received an equal amount of investment assets to support the assumed liabilities and purchased substantially all of the Canadian branch's operating assets. We have indemnified the purchaser for damages with respect to any claims related to sales practices or market conduct issues arising from the Canadian branch's operations prior to the sale. We retained no policy liabilities with respect to the property and casualty insurance business following that company's sale. While there can be no assurance, we believe we have reserved in all material respects for any contingent liabilities arising from these divested Canadian businesses prior to sale. In connection with the sales, we agreed to refrain from conducting new individual and group life and health insurance, annuity, property and casualty insurance and mutual funds business in Canada for five years from the applicable sale date.

Residential First Mortgage Banking

  Prior to May 1996, we conducted substantial residential first mortgage banking and related operations through The Prudential Home Mortgage Company, Inc. and its affiliates. Prudential Home Mortgage originated and purchased residential first mortgage loans and generally sold the loans it originated and purchased, through both direct sales and securitizations, while retaining the servicing rights and ongoing servicing fees. We decided to sell Prudential Home Mortgage in 1995 and sold substantially all of the business operations and mortgage loan inventory and approximately two-thirds of the loan servicing rights in 1996. In 1997, we sold substantially all of the remaining loan servicing rights and, since 1996, have sold most of its remaining first mortgage loans, foreclosed properties and other assets.

  While we were actively engaged in this business, Prudential Home Mortgage sold a portion of its mortgage loans with full or partial recourse that requires Prudential Home Mortgage to either repurchase or indemnify the purchaser for losses incurred with respect to any of the sold loans that become non-performing. For a loan sold with full recourse, this contingent obligation continues until Prudential Home Mortgage either discharges or repurchases the loan. The last scheduled maturity date of a loan sold with full recourse is in 2029. For a loan sold with partial recourse, the repurchase obligation generally ends after a specified period of time. The aggregate principal amount of the remaining outstanding loans that we sold with full and partial recourse totaled approximately $94 million at September 30, 2001.

  We also remain liable with respect to claims concerning these operations prior to sale, including claims made by borrowers under the loans Prudential Home Mortgage originated or serviced, purchasers of the loans Prudential Home Mortgage sold, investors in the mortgage-backed securities issued in the securitizations and purchasers of the operations and servicing rights. Since the sale of the operations, we have been involved in a number of class action lawsuits relating to Prudential Home Mortgage's operations prior to sale that remain pending. These class actions primarily allege that certain of Prudential Home Mortgage's loan origination or servicing practices violated applicable federal or state consumer protection laws. While we believe that as of September 30, 2001 we had adequately reserved in all material respects for the remaining liabilities associated with Prudential Home Mortgage, we may be required to take additional charges that could be material to our results of operations.

                      Traditional Participating Products

  As a mutual insurance company, we issued most of our individual life insurance products on a "participating" basis, whereby policyholders are eligible to receive policyholder dividends reflecting experience. These life insurance products have historically been included in our Traditional Participating Products segment. In connection with the demutualization, we will cease offering domestic participating products. The liabilities for our individual in force participating products will then be segregated, together with assets which will be used exclusively for the payment of benefits and policyholder dividends, expenses and taxes with respect to these products, in a regulatory mechanism referred to as the "Closed Block". We have selected the amount and type of Closed Block Assets and Closed Block Liabilities included in the Closed Block so that the Closed Block Assets initially will have a lower book value than the Closed Block Liabilities. We expect that the Closed Block Assets will generate sufficient cash flow, together with anticipated revenues from the Closed Block policies, over the life of the Closed Block to fund payments of all policyholder benefits to be paid to, and the reasonable dividend expectations of, policyholders of the Closed Block products. We also will segregate for accounting purposes the Surplus and Related Assets that we will need to hold outside the Closed Block to meet capital requirements related to the products included within the Closed Block. No policies sold after demutualization will be added to the Closed Block and its in force business is expected to ultimately decline as we pay policyholder benefits in full. We expect the proportion of our business represented by the Closed Block to decline as we grow other businesses. A minor portion of our Traditional Participating Products segment has consisted of other traditional insurance products that will not be included in the Closed Block.

  Historically, the participating products to be included in the Closed Block, as well as the other products included in the Traditional Participating Products segment, have yielded lower returns on capital invested than many of our other businesses. The separation for segment reporting purposes of the Traditional Participating Products segment from our Financial Services Businesses permits us better to identify the results of these businesses. However, the relatively lower returns on traditional participating products will continue to affect our consolidated results of operations for many years.

  We show historical information regarding both our participating and non-participating life insurance policies under "--U.S. Consumer Division-- Individual Life Insurance" above and both our participating and non-participating individual annuities under "--U.S. Consumer Division--Retail Investments" above. We discuss the future operation of the Closed Block under "Demutualization and Related Transactions--The Demutualization--The Closed Block".

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

  Our strategy for the Traditional Participating Products segment is to maintain the Closed Block included in the segment as required by our plan of reorganization over the time period of the gradual diminishment as policyholder benefits are paid in full. As discussed under "Unaudited Pro Forma Condensed Consolidated Financial Information--Unaudited Pro Forma Closed Block Information", if performance of the Closed Block is more favorable than we originally assumed in funding, we will pay the excess to Closed Block policyholders as additional policyholder dividends, and it will not be available to shareholders. The Class B Stock will be designed to reflect the performance of our participating products to be included in the Closed Block and other related assets and liabilities. Following such issuance, we will refer to this business as the "Closed Block Business".

                      Discontinued Operations--Healthcare

Overview and Principal Sale Transaction

  We sold substantially all of the assets and liabilities of our group managed and indemnity healthcare business to Aetna Inc. in a transaction that closed on August 6, 1999. Aetna paid $500 million of cash, $500 million of senior notes maturing on August 6, 2002 and stock appreciation rights, the latter of which expired at December 31, 2000 with no value.

  The sale included the following principal transactions:

  . We transferred to Aetna the operating subsidiaries that collectively accounted for most of our fully insured managed medical and dental business and a related pharmacy service company.

  . We entered into a coinsurance agreement with Aetna under which Aetna reinsures 100% of the risk, in exchange for 100% of the premiums, on our group indemnity, fully insured medical and dental business and the remaining portion of our managed medical and dental business. Under this agreement, Aetna had the right to require us to issue additional policies for:

    . medical and dental insurance coverages for new customers in response to proposals made to brokers or customers within six months after the closing date, or later in certain limited circumstances, and renewals of these coverages, and

    . renewals of medical and dental insurance coverages in effect on the closing date, provided that the renewals have effective dates no later than two years after the closing date and provided that certain other conditions are satisfied.

     We did not receive any additional consideration for the issuance of these additional policies, which Aetna reinsured fully under this agreement. Both of these provisions have since expired.

  . We entered into a risk sharing agreement with Aetna whereby each party agreed to pay the other a specified amount of money in the event that the medical loss ratio for substantially all of the healthcare business that we sold deviates from specified levels between the closing date and December 31, 2000. The medical loss ratio is equal to the amount of medical claims paid plus an actuarial estimate of claims incurred but not paid, divided by the premiums earned. Pursuant to the agreement, we have made payments to Aetna of $212 million for the period ending December 31, 2000, including initial payments with respect to years 1999 and 2000 described below.

    Aetna has calculated and presented a proposed final risk share early settlement. As of September 30, 2001, negotiations continue in the paid claim development and methodology used in the financial reserve calculations.

  . We and Aetna entered into an administrative services agreement, under which Aetna is providing specified administrative services, including services required under contracts through which we provide administrative services only to healthcare self-insurance plans of third parties. In exchange for the services relating to these administrative services contracts, we pass on to Aetna all of the fees that we receive under the contracts, and we agreed to pay Aetna approximately an additional $263 million that we paid in installments through February 28, 2001.

  . We agreed not to re-enter, directly or through acquisitions, the group managed or indemnity medical or dental business until August 6, 2004.

  . We entered into a trademark license agreement that grants Aetna a non-exclusive license to use certain Prudential trademarks in connection with the disposed healthcare business until January 31, 2002, subject to extension in certain circumstances.

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

  The sale did not include our 50% interest in Rush Prudential Health Plans, a joint venture with Rush-Presbyterian--St. Luke's Medical Center of Chicago which provided managed and indemnity healthcare coverages. On March 1, 2000, we and our joint venture partner completed the sale of this joint venture to WellPoint Health Networks, Inc.

Contingent Exposures

  We have remaining exposure under the risk sharing agreement described above in the event that the medical loss ratio exceeds the specified levels for the year 2000. The medical loss ratio for 1999 exceeded the level that requires us to pay Aetna, resulting in initial payments to Aetna with respect to 1999 of $80 million. Through December 31, 2000, the medical loss ratio for 2000 exceeded the level that requires us to pay Aetna, resulting in initial payments to Aetna with respect to 2000 of $132 million. The remaining exposure under this agreement relates to the final payment that may be due under the risk sharing agreement as discussed above.

  We agreed to indemnify Aetna and Aetna Life Insurance for actual losses they may incur as a result of any inaccurate representations that we may have made in the sale agreement. This indemnification obligation is limited to $595 million and is subject to a $23 million deductible.

  We retained all liabilities associated with litigation that existed at the closing date or commenced within two years of that date (i.e., August 6, 2001) with respect to claims relating to events that occurred prior to the closing date. These liabilities are not subject to, and do not count toward, the limitation discussed in the previous paragraph. See "--Litigation and Regulatory Proceedings--Discontinued Operations" for a discussion of litigation with respect to healthcare claims.

Financial Impact

  The assets that we sold or transferred to Aetna had an aggregate book value of approximately $2.15 billion as of the closing date and exceeded by approximately $700 million the aggregate book value of the liabilities assumed by or transferred to Aetna. We also transferred approximately 14,000 employees to Aetna.

  In 1998 and 1999, we recognized an aggregate pre-tax loss of $994 million, $623 million after tax, in connection with the sale of the healthcare business. This pre-tax loss reflects the difference between the consideration that Aetna paid us and the sum of:

  (1) the $700 million difference between the assets and liabilities of the healthcare business;

  (2) the operating losses of the healthcare business in 1999 prior to the closing date, including a strengthening of healthcare reserves of $160 million;

  (3) the $263 million of payments made to Aetna under the administrative services agreement;

  (4) reserves for possible payments to Aetna under the risk sharing agreement, including the $212 million paid to date by us in that regard;

  (5) reserves for the litigation for which we remain liable and the indemnification provisions of the sale agreement; and

  (6) other payments and reserves for closing, transition and employee-related costs.

  In 2000, upon the completion of the period covered by the risk sharing agreement and taking into consideration other costs incurred compared with those estimated in 1998 and 1999, we reduced the loss on disposal by $77 million, net of taxes. While we believe that at September 30, 2001 we had adequately reserved in all material respects for remaining costs and liabilities associated with the healthcare business, taking into account amounts paid and received to date, we may be required to take additional charges that could be material to our results of operations.

                     Intangible and Intellectual Property

  We use numerous federal, state and foreign service and trademarks. We believe that the goodwill associated with many of our marks, particularly the word marks "Prudential", "Prudential Insurance", "Prudential Securities", "Prudential Investments" and "Prudential Real Estate" and our "Rock" logo, are significant competitive assets in the United States. In a number of countries outside North and South America, primarily the United Kingdom, western Europe, Hong Kong and Singapore, we are unable to use the "Prudential" name. Where these limitations apply, we combine our "Rock" logo with alternative word marks. We believe that these limitations do not materially affect our ability to operate or expand internationally.

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

                          General Account Investments

  We maintain a diversified investment portfolio in our insurance companies to support our liabilities to customers in our U.S. Consumer, Employee Benefit and International divisions as well as certain of our Corporate and Other operations and our other general liabilities. Our general account does not include assets of our securities brokerage, securities trading, banking operations, assets of our asset management operations managed for third parties, and separate account assets for which the customer assumes risks of ownership. In addition, our general account as described below does not reflect general account assets of Gibraltar Life. For a discussion of general account assets of Gibraltar Life, you should read "Acquisition of Kyoei Life Insurance Co., Ltd.--Gibraltar Life General Account Investments". The information below is presented on a consolidated basis, without allocation of the investment portfolio between the Financial Services Businesses and the Closed Block; however, the characteristics of the major types of invested assets allocated to the Closed Block will be substantially similar to our general account.

Management of Investments

  We design asset mix strategies for our general account to match the characteristics of our products and other obligations and seek to closely approximate the interest rate sensitivity of the assets with the estimated interest rate sensitivity of the product liabilities. We achieve income objectives through asset/liability management and strategic and tactical asset allocations within a disciplined risk management framework. Our asset allocation also reflects our desire for broad diversification across asset classes, sectors and issuers.

  The Investment Committee of our Board of Directors oversees our general account. The Investment Committee annually approves the investment policy for the general account that includes investment guidelines, a target asset mix, risk tolerances and performance benchmarks. It also reviews performance and risk positions quarterly. Our Senior Vice President, Asset Liability and Risk Management, oversees the investment management process for our general account. Under his direction, the Asset Liability and Risk Management Group develops investment policies and asset allocation ranges.

  The Asset Liability and Risk Management Group works closely with the business units to ensure that the specific characteristics of our products are incorporated into its processes. The Asset Liability and Risk Management Group has the authority to initiate tactical shifts, within exposure ranges approved annually by the Investment Committee. The Investment Management and Advisory Services segment manages virtually all of our investments, other than those of our International Insurance operations, under the Asset Liability and Risk Management Group's direction. Our International Insurance operations manage their investments locally.

Asset/Liability Management

  The Asset Liability and Risk Management Group uses a disciplined, risk-controlled approach to asset/liability management. The methodology focuses on aligning assets to the effective sensitivity of the cash flow and return requirements of our liabilities. The Asset Liability and Risk Management Group consults with the product experts in the business units on an ongoing basis to arrive at asset/liability matching policies and decisions. We adjust this dynamic process as products change, as we develop new products and as changes in the market environment occur.

  We develop asset strategies for specific classes of product liabilities and attributed or accumulated surplus, each with distinct risk characteristics. We categorize products in the following four classes:

  . interest-crediting products, for which the rates credited to customers are periodically adjusted to reflect market and competitive forces and actual investment experience, such as fixed annuities;

  . participating individual and group life products, in which customers participate in actual investment and business results through annual dividends or interest, such as traditional whole life insurance;

  . guaranteed products, for which there are price or rate guarantees for the life of the contract, such as GICs; and

  . other products, such as automobile and homeowners insurance.

  We determine a target asset mix for each product class that we reflect in our investment policies. Our asset/liability management process has permitted us to manage interest-sensitive products successfully through several market cycles.

Summary of Investments

  The following table sets forth the composition of our general account as of the dates indicated.

                                                        As of December 31,
                                 As of        ---------------------------------------
                          September 30, 2001         2000                1999
                          ------------------- ------------------- -------------------
                           Amount  % of Total  Amount  % of Total  Amount  % of Total
                          -------- ---------- -------- ---------- -------- ----------
                                                ($ in millions)
Fixed maturities:
 Public available for
  sale, at fair value...  $ 61,832    47.9%   $ 62,454    47.6%   $ 58,555    46.0%
 Public held to
  maturity, at amortized
  cost..................       336     0.3         757     0.6          25     --
 Private available for
  sale, at fair value...    32,874    25.5      21,294    16.2      20,411    16.1
 Private held to
  maturity, at amortized
  cost..................        60     0.0      11,686     8.9      14,208    11.2
Trading account assets,
 at fair value..........         8     0.0           3     0.0           4     0.0
Equity securities, at
 fair value.............     1,911     1.5       2,315     1.8       3,262     2.6
Mortgage loans on real
 estate, at book value..    15,046    11.6      15,418    11.8      15,850    12.5
Other long-term
 investments(1).........     4,335     3.4       4,259     3.2       4,457     3.5
Policy loans, at
 outstanding balance....     8,337     6.5       8,046     6.1       7,590     6.0
Short-term investments,
 at amortized cost......     4,304     3.3       4,963     3.8       2,770     2.1
                          --------   -----    --------   -----    --------   -----
 Total investments......  $129,043   100.0%   $131,195   100.0%   $127,132   100.0%
                          ========   =====    ========   =====    ========   =====

--------
(1) Other long-term investments consist of real estate related interests, largely through joint ventures and partnerships, oil and gas investments and venture capital and private equity funds and investment real estate held through direct ownership.

  The overall income yield on our general account invested assets after investment expenses, but excluding realized investment gains (losses), was 6.52% for the nine months ended September 30, 2001, 6.85% for the year ended December 31, 2000 and 6.97% for the year ended December 31, 1999. Although the yield before investment expenses was relatively unchanged in 2000 from 1999, investment expenses as a proportion of gross yield increased, primarily due to interest charges related to our securities lending program, which we expanded in 2000. The following table sets forth the income yield and investment income, excluding realized investment gains/losses, for each major asset category of our general account for the periods indicated.

                                          As of          As of December 31,
                                      September 30,  -----------------------------
                                          2001           2000           1999
                                      -------------- -------------- --------------
                                      Yield  Amount  Yield  Amount  Yield  Amount
                                      -----  ------- -----  ------- -----  -------
                                                   ($ in millions)
Fixed maturities....................  7.43%  $ 5,112 7.54%  $ 6,958  7.39% $ 6,811
Equity securities...................  1.96        32 2.42        67  2.61       63
Mortgage loans on real estate.......  8.21       922 8.23     1,255  8.68    1,327
Policy loans........................  6.42       386 6.34       478  6.11      448
Short-term investments and cash
 equivalents........................  4.49       357 7.58       683  6.13      484
Other investments...................  7.47       231 9.54       420 14.59      514
                                      ----   ------- ----   ------- -----  -------
 Total before investment expenses...  7.13%  $ 7,040 7.54%  $ 9,861  7.52% $ 9,647
 Total after investment expenses....  6.52%  $ 6,455 6.85%  $ 8,990  6.97% $ 8,974

  Portfolio composition is a critical element of the investment management process. The composition of our general account reflects, within the discipline provided by our risk management approach, our need for competitive results and the diverse selection of investment alternatives available through our Asset Management segment. The size of our portfolio enables us to invest in asset classes that may be unavailable to the typical investor.

Fixed Maturity Securities

  We held approximately 74% of general account assets in fixed maturity securities at September 30, 2001, relatively unchanged from 73% at December 31, 2000 and 1999. These securities include both publicly traded and privately placed debt securities.

  Subject to our adjusted operating income objectives, we manage our public portfolio to a risk profile directed by the Asset Liability and Risk Management Group. We seek to employ relative value analysis both in credit selection and in purchasing and selling securities. To the extent that we actively purchase and sell securities as part of portfolio selection and portfolio rebalancing, the total return that we earn on the portfolio will be reflected both as investment income and also as realized gain and loss on investments. We expect that using this strategy in a declining interest rate environment will result in lower investment income partially offset by realized investment gains and that using this strategy when rates are rising will result in increased investment income partially offset by realized investment losses.

  We use our private placement and asset-backed portfolios to enhance the diversification and yield of our overall fixed maturity portfolio. We maintain a private fixed income portfolio that is larger than the industry average as a percentage of total fixed income holdings, according to A.M. Best. Our investment staff directly originates approximately half of all of our private placements. Our origination capability offers the opportunity to lead transactions and gives us the opportunity for better terms, including covenants and call protection, and to take advantage of innovative deal structures.

  Our credit and portfolio management processes help ensure prudent controls over valuation and management of the private portfolio. We have separate pricing and authorization processes to establish "checks and balances" for new investments. We apply consistent standards of credit analysis and due diligence for all transactions, whether they originate through our own in-house origination staff or through agents. Our regional offices closely monitor the portfolios in their regions. We set all valuation standards centrally, and we assess the fair value of all investments quarterly.

  The following table sets forth the composition of our fixed maturity portfolio by industry category as of the dates indicated.

                                                                             As of December 31,
                                                        -------------------------------------------------------------
                            As of September 30, 2001                 2000                           1999
                         ------------------------------ ------------------------------ ------------------------------
                                              Estimated                      Estimated                      Estimated
                         Amortized    % of      Fair    Amortized    % of      Fair    Amortized    % of      Fair
                           Cost    Total Cost   Value     Cost    Total Cost   Value     Cost    Total Cost   Value
                         --------- ---------- --------- --------- ---------- --------- --------- ---------- ---------
                                                               ($ in millions)
U.S. Government........   $ 9,713     10.6%    $10,246   $10,109     10.6%    $10,639   $ 8,089      8.5%    $ 7,809
Manufacturing..........    18,680     20.4      19,265    18,864     19.7      18,689    21,469     22.5      20,686
Utilities..............    14,419     15.7      15,065    15,688     16.4      15,771    12,874     13.5      12,717
Finance................    10,128     11.1      10,605    11,792     12.3      11,931    12,663     13.3      12,454
Services...............    11,550     12.6      11,834    11,264     11.8      11,204    10,767     11.3      10,376
Mortgage-backed........     5,439      5.9       5,673     6,495      6.8       6,669     6,546      6.8       6,507
Foreign government.....     4,658      5.1       4,964     4,650      4.9       4,853     4,804      5.0       4,864
Retail and wholesale...     4,316      4.7       4,449     4,022      4.2       4,005     4,572      4.8       4,421
Asset-backed
 securities............     7,141      7.8       7,307     6,063      6.4       6,068     5,784      6.1       5,687
Transportation.........     2,742      3.0       2,713     3,233      3.4       3,199     3,718      3.9       3,600
Energy.................       875      1.0         908       937      1.0         947     1,104      1.2       1,065
Other..................     1,934      2.1       2,097     2,361      2.5       2,382     2,927      3.1       2,890
                          -------    -----     -------   -------    -----     -------   -------    -----     -------
 Total.................   $91,595    100.0%    $95,126   $95,478    100.0%    $96,357   $95,317    100.0%    $93,076
                          =======    =====     =======   =======    =====     =======   =======    =====     =======

  The amortized cost of our below-investment grade fixed maturities as of September 30, 2001 totaled $10.1 billion, or 11.1%, of total fixed maturities on that date, compared to $10.2 billion, or 10.7%, as of December 31, 2000.

  At September 30, 2001, securities backed by residential mortgage loans made up less than 6% of our fixed maturity investments. Nearly 93% of the mortgage-backed securities in the general account were publicly traded agency pass-through securities. Collateralized mortgage obligations represented only 5% of our total mortgage-backed securities, and less than 0.3% of fixed maturities. The primary risk of these mortgage-backed securities is the rate at which the loans are prepaid. The loans can generally be prepaid at any time without penalty. As a general rule, when the interest rates on the loans underlying the securities are significantly higher than prevailing interest rates on similar loans, borrowers are more likely to prepay their loans, and we would likely reinvest the prepayment proceeds in lower interest rate obligations, with a resulting net reduction of our future investment income.

  The NAIC evaluates the investments of insurers for regulatory reporting purposes and assigns fixed maturity securities to one of six categories called "NAIC Designations". NAIC designations of "1" or "2" include fixed maturities considered investment grade, which include securities rated Baa3 or higher by Moody's or BBB- or higher by S&P. NAIC Designations of "3" through "6" are referred to as below investment grade, which include securities rated Ba1 or lower by Moody's and BB+ or lower by S&P. The following tables set forth our public and private fixed maturity portfolios by NAIC rating as of the dates indicated.

                   Public Fixed Maturities by Credit Quality

                                                                                As of December 31,
                                                           -------------------------------------------------------------
                               As of September 30, 2001                 2000                           1999
                            ------------------------------ ------------------------------ ------------------------------
                                                 Estimated                      Estimated                      Estimated
  NAIC     Rating Agency    Amortized    % of      Fair    Amortized    % of      Fair    Amortized    % of      Fair
 Rating     Equivalent        Cost    Total Cost   Value     Cost    Total Cost   Value     Cost    Total Cost   Value
 ------    -------------    --------- ---------- --------- --------- ---------- --------- --------- ---------- ---------
                                                                  ($ in millions)
    1   Aaa, Aa, A........   $40,492     67.5%    $42,346   $42,311     67.6%    $43,208   $38,255     63.5%    $37,336
    2   Baa...............    14,606     24.3      15,033    15,346     24.5      15,273    16,344     27.1      15,730
    3   Ba................     2,701      4.5       2,683     2,427      3.9       2,401     2,795      4.7       2,712
    4   B.................     1,822      3.0       1,700     2,125      3.4       2,004     2,628      4.4       2,597
    5   C and lower.......       298      0.5         292       369      0.6         331       176      0.3         182
    6   In or near
        default...........       131      0.2         133        12      0.0          11        24      0.0          25
                             -------    -----     -------   -------    -----     -------   -------    -----     -------
        Total.............   $60,050    100.0%    $62,187   $62,590    100.0%    $63,228   $60,222    100.0%    $58,582
                             =======    =====     =======   =======    =====     =======   =======    =====     =======

                  Private Fixed Maturities by Credit Quality

                                                                              As of December 31,
                                             As of            -----------------------------------------------------
                                      September 30, 2001                2000                       1999
                                   -------------------------- -------------------------- --------------------------
                                             % of   Estimated           % of   Estimated           % of   Estimated
  NAIC                             Amortized Total    Fair    Amortized Total    Fair    Amortized Total    Fair
 Rating Rating Agency Equivalent     Cost    Cost     Value     Cost    Cost     Value     Cost    Cost     Value
 ------ ------------------------   --------- -----  --------- --------- -----  --------- --------- -----  ---------
                                                                  ($ in millions)
    1   Aaa, Aa, A..............    $10,351   32.8%  $10,950   $11,379   34.6%  $11,631   $11,846   33.8%  $11,807
    2   Baa.....................     16,013   50.8    16,761    16,122   49.0    16,253    18,026   51.2    17,625
    3   Ba......................      3,119    9.9     3,176     2,897    8.8     2,843     3,435    9.8     3,341
    4   B.......................      1,476    4.7     1,412     1,893    5.8     1,792     1,321    3.8     1,290
    5   C and lower.............        479    1.5       521       405    1.2       382       379    1.1       350
    6   In or near default......        107    0.3       119       192    0.6       228        88    0.3        81
                                    -------  -----   -------   -------  -----   -------   -------  -----   -------
        Total...................    $31,545  100.0%  $32,939   $32,888  100.0%  $33,129   $35,095  100.0%  $34,494
                                    =======  =====   =======   =======  =====   =======   =======  =====   =======

  We maintain separate monitoring processes for public and private fixed maturities and create watch lists to highlight securities which require special scrutiny and management. Our public fixed maturity asset managers formally review all public fixed maturity holdings on a monthly basis and more frequently when necessary to identify potential credit deterioration whether due to ratings downgrades, unexpected price variances, and/or industry specific concerns. We classify public fixed maturity securities of issuers that have defaulted as loans not in good standing and all other public watch list assets as closely monitored.

  Our private fixed maturity asset managers conduct specific servicing tests on each investment on an ongoing basis to determine whether the investment is in compliance or should be placed on the watch list or assigned an early warning classification. We assign early warning classifications to those issuers that have failed a servicing test or experienced a minor covenant default, and we continue to monitor them for improvement or deterioration. In certain situations, the general account benefits from negotiated rate increases or fees resulting from a covenant breach. We assign closely monitored status to those investments that have been recently restructured or for which restructuring is a possibility due to substantial credit deterioration or material covenant defaults. We classify as not in good standing securities of issuers that are in more severe conditions, for example bankruptcy or payment default.

  When a decline in value of a security is deemed to be other than temporary, we record an impairment loss in our Consolidated Statement of Operations within "realized investment gains, net".

  Factors we consider in evaluating whether a decline in value is other than temporary are: (1) whether this decline is substantial; (2) our ability and intent to retain our investment for a period of time sufficient to allow

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

for an anticipated recovery in value; (3) the duration and extent to which the market value has been less than cost; and (4) the financial condition and near-term prospects of the issuer.

  The following table sets forth the amount of our public and private fixed maturity portfolio watch list as of the dates indicated.

                         Fixed Maturities--Watch List

                                                            As of December 31,
                                  As of         -------------------------------------------
                           September 30, 2001           2000                  1999
                          --------------------- --------------------- ---------------------
                          Book Value % of Total Book Value % of Total Book Value % of Total
                          ---------- ---------- ---------- ---------- ---------- ----------
                                                   ($ in millions)
Closely monitored.......    $1,276      1.4%      $1,147      1.2%      $1,034      1.1%
Not in good standing....       479      0.5          209      0.2          125      0.1
                            ------      ---       ------      ---       ------      ---
 Total..................    $1,755      1.9%      $1,356      1.4%      $1,159      1.2%
                            ======      ===       ======      ===       ======      ===

Mortgage Loans

  As of September 30, 2001, we held approximately 12% of our general account portfolio in mortgage loans, essentially unchanged from December 31, 2000 and 1999. The portfolio as of September 30, 2001 consisted of approximately 1,100 commercial mortgage loans with a carrying value of $13.1 billion and $2.1 billion of residential and agricultural loans. These values are gross of a $178 million mortgage loan loss reserve.

  We originate commercial mortgages through two sources, both managed out of three regional offices in Atlanta, Chicago and San Francisco. The direct channel, staffed by Prudential investment personnel, originates loans with principal amounts of $20 million and higher. The Pru Express channel uses a network of independent companies to originate loans in the $2 million to $20 million range. All loans are underwritten consistently to Prudential standards using our proprietary rating system that was developed using our experience in real estate and mortgage lending.

  Our mortgage portfolio strategy emphasizes diversification by property type and geographic location. The following tables set forth the breakdown of the commercial mortgage loan portfolio by geographic region, property type and maturity as of the dates indicated.

                                                       As of December 31,
                                  As of           ------------------------------
                            September 30, 2001         2000            1999
                            --------------------  --------------  --------------
                             Carrying    % of     Carrying % of   Carrying % of
                              Value      Total     Value   Total   Value   Total
                            ----------  --------  -------- -----  -------- -----
                                            ($ in millions)
         Region:
  Pacific.................  $    3,883      29.5% $ 3,863   28.5% $ 3,832   27.6%
  South Atlantic..........       2,625      20.0    2,488   18.3    2,709   19.6
  Middle Atlantic.........       2,397      18.3    2,490   18.4    2,542   18.4
  East North Central......       1,282       9.8    1,440   10.6    1,556   11.2
  Mountain................         779       5.9      846    6.2      772    5.6
  West South Central......         820       6.3      828    6.1      893    6.4
  West North Central......         503       3.8      579    4.3      598    4.3
  New England.............         520       4.0      662    4.9      537    3.9
  East South Central......         270       2.1      316    2.3      332    2.4
  Other...................          38       0.3       55    0.4       81    0.6
                            ----------  --------  -------  -----  -------  -----
   Total..................  $   13,117     100.0% $13,567  100.0% $13,852  100.0%
                            ==========  ========  =======  =====  =======  =====

  Commercial mortgage loans on properties in the California and New York areas accounted for $3.0 billion and $1.6 billion, respectively, of the foregoing as of September 30, 2001. See Note 5 to the audited consolidated financial statements for information on the property types collectively collateralizing our mortgage loan portfolios, including commercial, residential and agricultural mortgage loans.

                                                      As of December 31,
                                 As of          --------------------------------
                          September 30, 2001         2000             1999
                          --------------------  ---------------  ---------------
                           Carrying    % of     Carrying  % of   Carrying  % of
                             Value     Total      Value   Total    Value   Total
                          ----------- --------  --------- -----  --------- -----
                                            ($ in millions)
     Property Type:
  Apartment complexes...   $    4,198     32.1%  $ 4,455   32.8%  $ 4,508   32.5%
  Office buildings......        3,613     27.5     3,719   27.4     3,948   28.5
  Retail stores.........        2,201     16.8     2,465   18.2     2,627   19.0
  Industrial buildings..        2,524     19.2     2,331   17.2     2,157   15.6
  Other.................          581      4.4       597    4.4       612    4.4
                           ---------- --------   -------  -----   -------  -----
   Total................   $   13,117    100.0%  $13,567  100.0%  $13,852  100.0%
                           ========== ========   =======  =====   =======  =====

  The following table sets forth the distribution of maturities of our commercial mortgage loan portfolio.

                      Commercial Mortgage Loan Maturities

                                                      As of December 31,
                                 As of          --------------------------------
                          September 30, 2001         2000             1999
                          --------------------  ---------------  ---------------
                           Principal            Principal        Principal
                            Balance    % of      Balance  % of    Balance  % of
                           Maturing    Total    Maturing  Total  Maturing  Total
                          ----------- --------  --------- -----  --------- -----
                                            ($ in millions)
Due in one year or
 less...................   $       68      0.5%  $   405    3.0%  $   742    5.4%
Due in two to three
 years..................          652      5.0       827    6.1       631    4.6
Due in three to four
 years..................          693      5.3       712    5.2       804    5.8
Due in four to five
 years..................        1,405     10.7     1,422   10.5       735    5.3
Due in five to six
 years..................        1,254      9.6     1,273    9.4     1,374    9.9
Due in six to seven
 years..................          960      7.3       939    6.9     1,197    8.6
Due in seven to eight
 years..................        1,055      8.0     1,070    7.9       908    6.6
Due in eight to nine
 years..................        1,417     10.8     1,335    9.8     1,034    7.5
Due in nine to ten
 years..................        1,535     11.7     1,500   11.1     1,339    9.7
Due in more than ten
 years..................        4,078     31.1     4,084   30.1     5,088   36.6
                           ---------- --------   -------  -----   -------  -----
 Total..................   $   13,117    100.0%  $13,567  100.0%  $13,852  100.0%
                           ========== ========   =======  =====   =======  =====

  We evaluate our loans on a quarterly basis for watch list status based on compliance with various financial ratios and other covenants set forth in the loan agreements, borrower credit quality, property condition and other factors. We may place loans on early warning status in cases where we detect that the physical condition of the property, the financial situation of the borrower or tenant, or other factors could lead to a loss of principal or interest. We classify as closely monitored those loans that have experienced material covenant defaults or substantial credit or collateral deterioration. Not in good standing loans are those for which there is a high probability of loss of principal, such as when the borrower is in bankruptcy or the loan is in foreclosure. An experienced staff of workout professionals actively manages the loans in the closely monitored and not in good standing categories.

  The following table shows the percentages of our commercial loan portfolio that are delinquent but not in foreclosure, delinquent and in foreclosure, restructured and foreclosed as well as the industry averages.

                     Commercial Mortgage Loan Comparisons

                                                            As of December 31,
                                  As of         -------------------------------------------
                           September 30, 2001           2000                  1999
                          --------------------- --------------------- ---------------------
                                        ACLI                  ACLI                  ACLI
                          Prudential Average(1) Prudential Average(1) Prudential Average(1)
                          ---------- ---------- ---------- ---------- ---------- ----------
Delinquent, not in
 foreclosure............     0.04%      0.08%      0.13%      0.28%      0.61%      0.16%
Delinquent, in
 foreclosure............     0.00       0.11       0.00       0.15       0.00       0.09
Restructured............     1.38       1.14       1.45       1.50       2.09       2.04
                             ----       ----       ----       ----       ----       ----
 Subtotal...............     1.42       1.33       1.58       1.93       2.70       2.29
Loans foreclosed during
 period.................     0.25       0.18       0.38       0.22       0.06       0.30
                             ----       ----       ----       ----       ----       ----
 Total..................     1.67%      1.51%      1.96%      2.15%      2.76%      2.59%
                             ====       ====       ====       ====       ====       ====

--------
(1) Represents the average for the U.S. life insurance industry according to The American Council of Life Insurers.

  The low level of delinquencies and loans in process of foreclosure is primarily attributable to the strong commercial real estate market in the United States during 1999 and 2000.

Equity Securities

  We held approximately 2% of general account assets in equity securities as of September 30, 2001, essentially unchanged from December 31, 2000 and December 31, 1999. These securities consist of investments in common stock, including shares of real estate investment trusts. Approximately 88% of our equity securities are publicly traded on national securities exchanges. For the nine months ended September 30, 2001 and the years ended December 31, 2000 and 1999, net realized investment gains (losses) from sales and impairments of equity securities were $(40) million, $450 million and $223 million, respectively.

Other Long-Term Investments

  Through the mid-1990s, we were a major investor in equity real estate, both wholly owned and through joint ventures. Beginning in 1997, we implemented a real estate sales program, which significantly reduced our exposure to real estate, and have deemphasized direct real estate investments. We now look to other forms of exposure to real estate markets, such as shares of real estate investment trusts. From January 1, 1997 to September 30, 2001, we reduced the book value of our real estate and real estate related holdings from approximately $3.4 billion to $0.5 billion, with aggregate sales proceeds of approximately $2.5 billion in 1997, $2.7 billion in 1998, $1.4 billion in 1999, $0.5 billion in 2000 and $0.1 billion during the nine months ended September 30, 2001. We used the proceeds from these real estate sales to invest in public and private fixed maturities and shares in real estate investment trusts.

  As of September 30, 2001, the book value of our foreclosed real estate was $100 million. Our policy is generally to sell any foreclosed real estate, seeking to maximize the residual value of our interest.

                                    Ratings

  Claims-paying and credit ratings are important factors affecting public confidence in an insurer and its competitive position in marketing products. Rating organizations continually review the financial performance and condition of insurers, including The Prudential Insurance Company of America and its insurance company subsidiaries. Our credit ratings are also important to our ability to raise capital through the issuance of debt and to the cost of such financing.

  The following table summarizes the current ratings from A.M. Best, S&P, Moody's and Fitch (formerly Duff & Phelps) for our rated U.S. insurance companies, The Prudential Insurance Company of America's outstanding rated debt securities, the indebtedness issued through Prudential Financial, Inc. and Prudential Funding, LLC and the long-term counterparty rating of Prudential Securities Group. You can read an explanation of these ratings in the Glossary under the definitions "claims-paying ratings" and "credit ratings".

                                                     A.M. Best S&P Moody's Fitch
                                                     --------- --- ------- -----
Insurance Claims-Paying Ratings:
The Prudential Insurance Company of America........      A     A+    A1     AA-
PRUCO Life Insurance Company.......................      A     A+    A1     NR*
PRUCO Life Insurance Company of New Jersey.........      A     A+    A1     NR
Prudential Property & Casualty Insurance Company...     A-      A    A1     NR
The Prudential Property & Casualty Insurance
 Company of New Jersey.............................     A-     NR    A1     NR
The Prudential Life Insurance Co. Ltd. (Prudential
 of Japan).........................................     NR     AA-   NR     NR
Gibraltar Life Insurance Company, Ltd. ............     NR      A    A2     NR

Credit Ratings:
Prudential Financial, Inc.:
 Commercial Paper..................................     NR     A2    P2     F1
 Long-Term Senior Debt.............................     NR     A-    A3      A
The Prudential Insurance Company of America:
 Capital and surplus notes, due 2001-2005..........     NR     A-    A3     NR
Prudential Funding, LLC:
 Commercial Paper..................................     NR     A1    P1     NR
 Long-Term Senior Debt.............................     NR     A+    A2     NR
Prudential Securities Group Inc. ..................     NR     BBB   NR     NR

--------
* "NR" indicates not rated.

Insurance Claims-Paying Ratings

  Since the mid 1990s the rating agencies have each downgraded our ratings at different times, in different degrees and sometimes for different reasons. Downgrades that occurred in 1997 and 1998 were based primarily on disappointment in The Prudential Insurance Company of America's financial performance and concerns regarding the life insurance sales practices litigation. In particular, the rating agencies were concerned with financial results that were below expectations and/or those of competitors in the Individual Life Insurance segment and healthcare. These downgrades resulted in the ratings of A+ from S&P, A1 from Moody's and AA- from Fitch. In 1998, the rating agencies also noted that the process of reorganizing our Individual Life Insurance segment and our efforts to reposition ourselves with respect to distribution and markets to address sales force productivity, sales distribution inefficiencies, alternative distribution channels and increased competition in the financial services arena, also posed threats to our financial strength and claims-paying ability. The rating agencies' concerns regarding the reorganization of Individual Life Insurance and our efforts to reposition ourselves will not be resolved before we complete this process.

  The rating agencies based earlier downgrades between 1991 and 1997 on our exposures to catastrophe risk, heightened by geographic concentration, as was highlighted by our Hurricane Andrew losses, exposure to real estate and high yield securities in our investment portfolio and limited partnership sales practices litigation at Prudential Securities.

  The ratings set forth above with respect to The Prudential Insurance Company of America and its insurance and financing subsidiaries reflect current and past opinions of each rating organization with respect to claims-paying ability, financial strength, operating performance and ability to meet obligations to policyholders or debt holders, as the case may be. These ratings are of concern to policyholders, agents and intermediaries. They are not directed toward stockholders and do not in any way reflect evaluations of the safety and security of the Common Stock. You should not rely upon the ratings in making a decision whether or not to purchase shares of Common Stock.

  On November 8, 2001, S&P downgraded Prudential Property & Casualty Insurance Company's claims-paying rating, citing the potential for it to not meet our operating performance objectives.

  Following this downgrade, we believe that our claims-paying ability and financial strength ratings are stable. Although our ratings have not been affected by the terrorist attacks on the United States and remain stable, over time the rating agencies could reexamine the ratings affecting the insurance industry generally, including our companies.

Competition

  In each of our businesses we face intense competition from domestic and foreign insurance companies, asset managers, investment banks and diversified financial institutions. Many of our competitors are large, well-capitalized and some have higher claims-paying or credit ratings than we do. We compete in our businesses generally on the basis of price, quality of service, scope of distribution, quality of products and brand recognition. The relative importance of these factors depends on the particular product in question.

  In recent years, there has been substantial consolidation and convergence among companies in the financial services industry, particularly as the laws separating banking and insurance have been relaxed, resulting in increased competition from large, well-capitalized financial services firms. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired other financial services businesses such as a broker-dealer or an insurance company. Many of these firms also have been able to increase their distribution systems through mergers or contractual arrangements. We expect consolidation to continue and perhaps accelerate. We expect that the Gramm-Leach-Bliley Act, which was adopted on November 11, 1999, will contribute to consolidation by liberalizing restrictions on affiliation of banks with insurance companies and other financial institutions and on activities of bank affiliates with respect to mutual funds, private equity investments and other activities. While we are among the largest competitors in terms of market share in many of our business lines, in some cases there are one or more dominant market players in a particular line of business. The trend toward consolidation in the financial services industry may result in competitors with increased market shares, or the introduction of larger or financially stronger competitors through acquisitions or otherwise, in those or other lines of business in which we compete.

  Our investment-linked insurance products and our Investment Management and Advisory Services and Retail Investments segments also compete on the basis of investment performance. A material decline in the investment performance of our variable life, mutual fund, variable annuity or defined contribution products could have an adverse effect on our sales. Rankings and ratings of investment performance have a significant effect on our ability to increase our assets under management.

  Competition for personnel in all of our businesses is intense, including for Prudential Agents, Financial Advisors and other captive sales personnel, and our investment managers. In the ordinary course of business, we lose from time to time personnel in whom we have invested significant training, and in the recent past we have in particular lost some of our most experienced Financial Advisors. We are focusing substantial efforts on refocusing our Prudential Agents, on increasing productivity requirements for Prudential Agents and on reducing turnover among Financial Advisors. The loss of key investment managers could have a material adverse effect on our Investment Management and Advisory Services segment. Our decision to exit the lead-managed equity underwriting for corporate issuers and institutional fixed income businesses of Prudential Securities, and to pursue our strategy of providing research of interest to our investor clients is new, and its effect on our ability to attract and retain Financial Advisors and research analysts is uncertain.

  Many of our businesses are in industries where access to multiple sales channels may be a competitive advantage. We believe that insurance and investment products will continue to be sold primarily through face-to-face sales channels, although customers' desire for objective and not product-related advice will, over time, increase the amount of insurance and investment products sold through non-affiliated distributors such as independent agents, insurance brokers and investment advisors. In addition, we expect that insurance and investment products will increasingly be sold through direct marketing, including through electronic commerce. The proliferation and growth of multiple sales channels puts pressure on our face-to-face sales channels to either increase their productivity or reduce their costs. We continue our efforts to strengthen and broaden our sales

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channels, but we cannot assure they will be successful. We run the risk that the marketplace will make a more significant or rapid shift to non-affiliated and direct distribution alternatives than we anticipate or are able to achieve ourselves. If this happens, our market share and results of operations could be adversely affected.

  Our current claims-paying ratings have substantially reduced our ability to sell traditional guaranteed products, and further reduction in our claims-paying ratings could adversely affect our ability to sell our insurance products and reduce our profitability.

  Internationally, our international life insurance business competes by focusing on a limited market using our Life Planner model to offer high quality service and needs-based protection products. Certain competitors, including Sony Life in Japan, employ or seek to employ versions of the Life Planner model.

                                  Regulation

Overview

  Our businesses are subject to comprehensive regulation and supervision primarily as follows:

  Insurance Operations. State insurance laws regulate all aspects of our insurance businesses and state insurance departments in the fifty states, the District of Columbia and various U.S. territories and possessions supervise our insurance operations. The Prudential Insurance Company of America is organized in New Jersey and its principal insurance regulatory authority is the New Jersey Department of Banking and Insurance. Our other insurance companies are principally regulated by the insurance departments of the states in which they are organized. Our international insurance operations are principally regulated by foreign insurance regulatory authorities in the jurisdiction in which they operate, including the Japanese Ministry of Finance and Financial Supervisory Agency. Our insurance products are substantially affected by federal, state and foreign tax laws. Products that also constitute "securities", such as variable life insurance and variable annuities, are also subject to federal and state securities laws and regulations. The SEC, the NASD, state securities commissions and foreign authorities regulate and supervise these products.

  Asset Management Operations. Our investment products and services, including mutual funds, are subject to federal, state and foreign securities, fiduciary, including ERISA, and other laws and regulations. The SEC, the NASD, state securities commissions, the Department of Labor and similar foreign authorities are the principal regulators that regulate and supervise our Asset Management Operations. Federal, state and foreign tax laws also substantially affect our investment products and services.

  Securities Operations. Our securities operations, principally conducted by Prudential Securities Incorporated and a number of other SEC-registered broker-dealers, are subject to federal, state and foreign securities, commodities and related laws. The SEC, the CFTC, state securities authorities, the NYSE, the NASD and similar foreign authorities are the principal regulators of our securities operations.

  The purpose of these regulations is primarily to protect our customers and not our shareholders. Many of the laws and regulations to which we are subject are regularly re-examined, and existing or future laws and regulations may become more restrictive or otherwise adversely affect our operations. The summary below is of U.S. regulation. Our international operations are subject to similar types of regulation in the jurisdictions in which they operate.

Regulation Affecting Prudential Financial, Inc.

  Prudential Financial, Inc. will act as a holding company for all of our operations. Prudential Financial, Inc. itself will not be licensed as an insurer, investment advisor, broker-dealer, bank or other regulated entity. However, because it will own regulated entities, Prudential Financial, Inc. will be subject to regulation as an insurance holding company and a savings and loan holding company.

Insurance Holding Company Regulation

  Prudential Financial, Inc. will be subject to the insurance holding company laws in the states where our insurance subsidiaries are, or are treated as, organized, which currently include New Jersey, Arizona, Delaware, Indiana, Michigan, Minnesota, Oklahoma, Tennessee, Texas and others. These laws generally require the insurance holding company and each insurance company directly or indirectly owned by the holding company to

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register with the insurance department in the insurance company's state of domicile and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all transactions affecting the insurers in the holding company system must be fair and, if material, require prior notice and approval or non-disapproval by the state's insurance department.

  Acquisition of Control

  Under the New Jersey statute governing the demutualization and the plan of reorganization, for the three years after the effective date of the demutualization, no person, other than Prudential Financial, Inc., its subsidiaries or any employee benefit plans or trusts sponsored by us, may offer to acquire 5% or more of Prudential Financial, Inc.'s common stock or total voting power without the prior approval of the New Jersey insurance regulator. Under this statute, the New Jersey insurance regulator may not approve the acquisition unless he or she determines, among other things, that:

  . the acquisition would not frustrate the plan of reorganization;

  . either Prudential Financial, Inc.'s Board of Directors has approved the acquisition or extraordinary circumstances that the plan of reorganization did not contemplate have arisen that justify their approval of the acquisition; and

  . the acquisition would be in the interests of our policyholders.

  The New Jersey statute governing the demutualization provides that any security that is subject to an agreement regarding acquisition or that is acquired or to be acquired in violation of the statute or in violation of an order of the New Jersey insurance regulator may not be voted at any shareholders' meeting, and any action of shareholders requiring the affirmative vote of a percentage of shares may be taken as though these securities were not issued and outstanding. If these securities are voted, however, any action taken at a shareholders' meeting will be valid unless it materially affects control of Prudential Financial, Inc. or unless a New Jersey court has otherwise ordered.

  Most states, including the states in which our insurance companies are domiciled, have insurance laws that require regulatory approval of a change of control of an insurer or an insurer's holding company. Laws such as these that apply to us prevent any person from acquiring control of Prudential Financial, Inc. or of our insurance subsidiaries unless that person has filed a statement with specified information with the insurance regulators and has obtained their prior approval. Under most states' statutes, acquiring 10% or more of the voting stock of an insurance company or its parent company is presumptively considered a change of control, although such presumption may be rebutted. Accordingly, any person who acquires 10% or more of the voting securities of Prudential Financial, Inc. without the prior approval of the insurance regulators of the states in which our insurance companies are domiciled will be in violation of these states' laws and may be subject to injunctive action requiring the disposition or seizure of those securities by the relevant insurance regulator or prohibiting the voting of those securities and to other actions determined by the relevant insurance regulator.

  In addition, many state insurance laws require prior notification of state insurance departments of a change in control of a non-domiciliary insurance company doing business in that state. While these prenotification statutes do not authorize the state insurance departments to disapprove the change in control, they authorize regulatory action in the affected state if particular conditions exist such as undue market concentration. Any future transactions that would constitute a change in control of Prudential Financial, Inc. may require prior notification in those states that have adopted preacquisition notification laws.

  These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Prudential Financial, Inc., including through transactions, and in particular unsolicited transactions, that some or all of the stockholders of Prudential Financial, Inc. might consider to be desirable.

Bank and Savings and Loan Holding Company Regulation

  Although The Prudential Bank and Trust Company is a "bank" as defined in the Bank Holding Company Act of 1956, The Prudential Insurance Company of America currently is, and Prudential Financial, Inc. will be, exempted from regulation as a bank holding company under federal law as long as we continue to comply with certain restrictions. As a result of its ownership of The Prudential Savings Bank, F.S.B., The Prudential Insurance Company of America is, and Prudential Financial, Inc. will be, a savings and loan holding company. Federal and

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state banking laws generally provide that no person may acquire control of
Prudential Financial, Inc., and gain indirect control of The Prudential Bank and Trust Company, The Prudential Savings Bank, F.S.B. or Prudential Trust Company, without prior regulatory approval. Beneficial ownership of 10% or more of the voting securities of Prudential Financial, Inc., among other things, generally would be presumed to constitute control of Prudential Financial, Inc.

Insurance Operations

State Insurance Regulation

  State insurance authorities have broad administrative powers with respect to all aspects of the insurance business including:

  . licensing to transact business,

  . licensing agents,

  . admittance of assets to statutory surplus,

  . regulating premium rates,

  . approving policy forms,

  . regulating unfair trade and claims practices,

  . establishing reserve requirements and solvency standards,

  . fixing maximum interest rates on life insurance policy loans and minimum accumulation or surrender values, and

  . regulating the type, amounts and valuations of investments permitted and other matters.

  State insurance laws and regulations require our insurance companies to file financial statements with insurance departments everywhere they do business, and the operations of our insurance companies and accounts are subject to examination by those departments at any time. Our insurance companies prepare statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these departments.

  State insurance departments conduct periodic examinations of the books and records, financial reporting, policy filings and market conduct of insurance companies domiciled in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC. The New Jersey insurance regulator completed a financial examination of The Prudential Insurance Company of America and its indirect insurance subsidiary, PRUCO Life Insurance Company of New Jersey, for each of the previous five years for the period ended December 31, 1996, and found no material deficiencies.

  Financial Regulation

  Dividend Payment Limitations. The New Jersey insurance law and the insurance laws of the other states in which our insurance companies are domiciled regulate the amount of dividends that may be paid by The Prudential Insurance Company of America and our other insurance companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources--Prudential Financial, Inc." for more detail.

  Risk-Based Capital. In order to enhance the regulation of insurers' solvency, the NAIC adopted a model law to implement risk-based capital requirements for life, health and property and casualty insurance companies. All states have adopted the NAIC's model law or a substantially similar law. The RBC calculation, which regulators use to assess the sufficiency of an insurer's capital, measures the risk characteristics of a company's assets, liabilities and certain off-balance sheet items. RBC is calculated by applying factors to various asset, premium and liability items. Within a given risk category, these factors are higher for those items with greater underlying risk and lower for items with lower underlying risk. Insurers that have less statutory capital than the RBC calculation requires are considered to have inadequate capital and are subject to varying degrees of regulatory action depending upon the level of capital inadequacy. The RBC ratios for each of our insurance companies currently are well above the ranges that would require any regulatory or corrective action.


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  The NAIC approved a series of statutory accounting principles which have been adopted, in some cases with modifications, by all state insurance regulators effective as of January 1, 2001. Certain of the adopted principles could have an impact on the measurement of statutory capital which, in turn, could affect the RBC ratios of insurance companies. The NAIC is currently reviewing the RBC formulas for possible changes as a result of the adoption of these codified statutory accounting principles. We expect that if these changes are adopted, they would increase our RBC ratio, but not to a significant degree.

  IRIS Tests. The NAIC has developed a set of financial relationships or tests known as the Insurance Regulatory Information System to assist state regulators in monitoring the financial condition of insurance companies and identifying companies that require special attention or action by insurance regulatory authorities. Insurance companies generally submit data annually to the NAIC, which in turn analyzes the data using prescribed financial data ratios each with defined "usual ranges". Generally, regulators will begin to investigate or monitor an insurance company if its ratios fall outside the usual ranges for four or more of the ratios. If an insurance company has insufficient capital, regulators may act to reduce the amount of insurance it can issue. None of our insurance companies is currently subject to regulatory scrutiny based on these ratios.

  Insurance Reserves. New Jersey insurance law and the laws of several other states require us to analyze the adequacy of our reserves annually. Our actuary must submit an opinion that our reserves, when considered in light of the assets we hold with respect to those reserves, make adequate provision for our contractual obligations and related expenses.

  The NAIC has adopted a model regulation called "Valuation of Life Insurance Policies Model Regulation" that would establish new minimum statutory reserve requirements for individual life insurance policies written in the future. These reserve standards have been enacted by most of the states. As a result, insurers selling some individual life insurance products such as term life insurance with guaranteed premium periods may need to adjust reserves and/or shorten guarantee periods. While the model regulation has been enacted by the states in which we have domestic companies, the enactment of the regulation has not had a material impact on us. The NAIC is currently considering revisions to this regulation, but we do not expect the revisions to have a material impact on us.

  Market Conduct Regulation

  State insurance laws and regulations include numerous provisions governing the marketplace activities of insurers, including provisions governing the form and content of disclosure to consumers, illustrations, advertising, sales practices and complaint handling. State regulatory authorities generally enforce these provisions through periodic market conduct examinations.

  Property and Casualty Regulation

  Our property and casualty operations are subject to rate and other laws and regulations covering a range of trade and claim settlement practices. State insurance regulatory authorities have broad discretion in approving an insurer's proposed rates. When a state restricts underwriting, pricing and profits, as is the case for automobile insurance in New Jersey, an insurer's ability to operate profitably on a consistent basis may be affected. In New Jersey, if the profit earned on automobile insurance over a three-year period exceeds the amount determined under insurance regulations, the insurer must provide a refund or credit to policyholders.

  State insurance laws and regulations require us to participate in mandatory property-liability "shared market", "pooling" or similar arrangements that provide insurance coverage to individuals or others who otherwise are unable to purchase coverage voluntarily provided by private insurers. Shared market mechanisms include assigned risk plans; fair access to insurance requirement or "FAIR" plans; and reinsurance facilities, such as the New Jersey Unsatisfied Claim and Judgment Fund, the Florida Hurricane Catastrophe Fund, and the California Earthquake Authority. In addition, some states require insurers to participate in reinsurance pools for claims that exceed specified amounts. Our participation in these mandatory shared market or pooling mechanisms generally is related to the amounts of our direct writings for the type of coverage written by the specific arrangement in the applicable state. We cannot predict the financial impact of our participation in these arrangements.

  Insurance Guaranty Association Assessments

  Each state has insurance guaranty association laws under which life and property and casualty insurers doing business in the state may be assessed by state insurance guaranty associations for certain obligations of insolvent

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insurance companies to policyholders and claimants. Typically, states assess each member insurer in an amount related to the member insurer's proportionate share of the business written by all member insurers in the state. For the years ended December 31, 2000 and 1998, we paid approximately $8.5 million and $44.8 million, respectively, in assessments pursuant to state insurance guaranty association laws. For the year ended December 31, 1999, we received approximately $0.5 million in refunds pursuant to these laws. While we cannot predict the amount and timing of any future assessments on our insurance companies under these laws, we have established reserves that we believe are adequate for assessments relating to insurance companies that are currently subject to insolvency proceedings.

Federal Regulation

  Our variable life insurance products, as well as our variable annuity and mutual fund products, generally are securities within the meaning of federal and state securities laws, are registered under the Securities Act of 1933 and are subject to regulation by the SEC, the NASD and state securities commissions. Federal and state securities regulation similar to that discussed below under "--Asset Management Operations" and "--Securities Operations" affect investment advice and sales and related activities with respect to these products. In addition, although the federal government does not comprehensively regulate the business of insurance, federal legislation and administrative policies in several areas, including taxation, financial services regulation and pension and welfare benefits regulation, can significantly affect the insurance industry. Congress also periodically considers and is considering laws affecting privacy of information and genetic testing that could significantly and adversely affect the insurance industry.

  Tax Legislation

  Current federal income tax laws generally permit certain holders to defer taxation on the build-up of value of annuities and life insurance products until payments are actually made to the policyholder or other beneficiary and to exclude the build-up of value which is paid as a death benefit under a life insurance contract. Congress has, from time to time, considered possible legislation that would eliminate the benefit of this deferral on some annuities and insurance products, as well as other types of changes that could reduce or eliminate the attractiveness of annuities and life insurance products to consumers. In June 2001, legislation was enacted that will eliminate, over time, the estate, gift and generation-skipping taxes, and that will lower individual tax rates. In addition, there have been proposals from time to time that would increase the tax costs of insurance companies. See "Risk Factors--Changes in federal income tax law could make some of our products less attractive to consumers and increase our tax costs" for a discussion of this proposed tax legislation.

  ERISA

  ERISA is a comprehensive federal statute that applies to employee benefit plans sponsored by private employers and labor unions. Plans subject to ERISA include pension and profit sharing plans and welfare plans (including health, life and disability plans). Among ERISA's requirements are reporting and disclosure rules, standards of conduct that apply to plan fiduciaries, prohibitions on conflict-of-interest transactions and certain transactions between a benefit plan and a party in interest ("prohibited transactions"), and a scheme of civil and criminal penalties and enforcement. Prudential's insurance, asset management, group administrative services and brokerage businesses all provide services to employee benefit plans subject to ERISA, including services where Prudential may act as an ERISA fiduciary. In addition to ERISA regulation of those businesses in the sales of products to and servicing of ERISA plans, Prudential and its affiliates will become parties in interest to those plans and subject to ERISA's prohibited transaction rules for transactions with those plans, which may affect the ability to enter transactions, or the terms on which transactions may be entered, with those plans, even in businesses unrelated to those giving rise to party in interest status. Insurers may also be subject to the fiduciary requirements of ERISA with respect to certain contracts issued from the insurer's general account unless the insurer meets certain requirements. Prudential intends to satisfy the regulation's requirements to be exempted from the fiduciary obligations of ERISA for certain pre-1999 contracts. The cancellation options provided for under the regulations, if exercised by the policyholders, would reduce policy persistency. For a discussion of certain ERISA considerations that plans considering the purchase of equity security units should be aware of, please see "--Certain ERISA Considerations" on page 302.

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Asset Management Operations

  Some of our separate accounts, mutual funds and other pooled investments, in addition to being registered under the Securities Act of 1933, are registered as investment companies under the Investment Company Act of 1940, and the shares of certain of these entities are qualified for sale in some states and the District of Columbia. We also have several subsidiaries that are registered as broker-dealers under the Securities Exchange Act of 1934 ("Exchange Act") and are subject to federal and state regulation, including but not limited to the SEC's net capital rules. In addition, we have several subsidiaries that are investment advisors registered under the Investment Advisers Act of 1940. Our Prudential Agents and other employees, insofar as they sell products that are securities, as well as our Financial Advisors, are subject to the Exchange Act and to examination requirements and regulation by the SEC, the NASD and state securities commissioners. Regulation also extends to various Prudential entities that employ or control those individuals.

  For a discussion of potential federal tax legislation and other federal regulation affecting our variable annuity products, see "--Insurance Operations--Federal Regulation" above.

Securities Operations

  Prudential Securities Incorporated and a number of our other subsidiaries are registered as broker-dealers with the SEC and with some or all of the 50 states and the District of Columbia. Prudential Securities and a number of our other subsidiaries are also registered as investment advisors with the SEC. Prudential Securities and its broker-dealer affiliates are members of, and are subject to regulation by "self-regulatory organizations", including the NASD and the NYSE. Many of these self-regulatory organizations conduct examinations of and have adopted rules governing their member broker-dealers. In addition, state securities and certain other regulators have regulatory and oversight authority over our registered broker-dealers. We are also subject to the rules of the Municipal Securities Rulemaking Board in our municipal activities. Our Financial Advisors are also subject to regulation under the Exchange Act as described above under "--Asset Management Operations".

  Broker-dealers and their sales forces are subject to regulations that cover many aspects of the securities business, including sales methods and trading practices. The regulations cover the suitability of investments for individual customers, use and safekeeping of customers' funds and securities, capital adequacy, record-keeping, financial reporting and the conduct of directors, officers and employees.

  The commodity futures and commodity options industry in the United States is subject to regulation under the Commodity Exchange Act. The CFTC is the federal agency charged with the administration of the Commodity Exchange Act and the regulations adopted under the act. Prudential Securities Incorporated and a number of our other subsidiaries are registered with the CFTC as futures commission merchants, commodity pool operators or commodity trading advisors. Our futures business is also regulated in the United States by the National Futures Association.

  The SEC and other governmental agencies and self-regulatory organizations, as well as state securities commissions in the United States, have the power to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or suspension, termination or limitation of the activities of a broker-dealer or an investment advisor or its employees.

  As registered broker-dealers and members of various self-regulatory organizations, Prudential Securities Incorporated and our other registered broker-dealer subsidiaries are subject to the SEC's Uniform Net Capital Rule. The Uniform Net Capital Rule sets the minimum level of net capital a broker-dealer must maintain and also requires that at least a minimum part of a broker-dealer's assets be kept in relatively liquid form. These net capital requirements are designed to measure the financial soundness and liquidity of broker-dealers. Prudential Securities Incorporated is also subject to the net capital requirements of the CFTC and the various securities and commodities exchanges of which it is a member. Compliance with the net capital requirements could limit those operations that require the intensive use of capital, such as underwriting and trading activities, and may limit the ability of these subsidiaries to pay dividends to Prudential Financial, Inc. As of December 31, 2000, Prudential Securities Incorporated's regulatory net capital was well in excess of the required amount.

  Margin lending by certain of our broker-dealer subsidiaries is subject to the margin rules of the Federal Reserve Board, which limit the amount they may lend when customers are buying securities. These subsidiaries are also required by NYSE rules to impose maintenance requirements on the values of securities contained in margin accounts.

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Other Businesses

  Our domestic banking operations are subject to extensive federal and state regulation, including examination and review by state authorities of consumer finance offices. Prudential provides trust services through Prudential Trust Company, a state-chartered trust company incorporated under the laws of the Commonwealth of Pennsylvania, The Prudential Bank and Trust Company, and The Prudential Savings Bank, F.S.B. Our bank in the United Kingdom is subject to banking and securities regulation. The sale of real estate franchises by our real estate franchise operation is regulated by various state laws and the FTC. The federal Real Estate Settlement Procedures Act and state real estate brokerage and unfair trade practice laws regulate payments among participants in the sale or financing of residences or the provision of settlement services such as mortgages, homeowners insurance and title insurance.

Privacy of Customer Information

  Federal law and regulation requires financial institutions to protect the security and confidentiality of customer information and to notify customers about their policies and practices relating to their collection and disclosure of customer information and their policies relating to protecting the security and confidentiality of that information. Federal and state laws also regulate disclosures of customer information. Congress and state legislatures are expected to consider additional regulation relating to privacy and other aspects of customer information.

Environmental Considerations

  Federal, state and local environmental laws and regulations apply to our ownership and operation of real property. Inherent in owning and operating real property is the risk of hidden environmental liabilities and the costs of any required clean-up. As to our commercial mortgage lending, under the laws of certain states, contamination of a property may give rise to a lien on the property to secure recovery of the costs of clean-up. In several states, this lien has priority over the lien of an existing mortgage against such property. In addition, in some states and under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA), we may be liable, as an "owner" or "operator", for costs of cleaning-up releases or threatened releases of hazardous substances at a property mortgaged to us. We also risk environmental liability when we foreclose on a property mortgaged to us. Recent legislation provides for a safe harbor from CERCLA liability for secured lenders that foreclose and sell the mortgaged real estate, provided that certain requirements are met. However, there are circumstances in which actions taken could still expose us to CERCLA liability. Application of various other federal and state environmental laws could also result in the imposition of liability on us for costs associated with environmental hazards.

  We routinely conduct environmental assessments for real estate we acquire for investment and before taking title through foreclosure to real property collateralizing mortgages that we hold. Although unexpected environmental liabilities can always arise, based on these environmental assessments and compliance with our internal procedures, we believe that any costs associated with compliance with environmental laws and regulations or any clean-up of properties would not have a material adverse effect on our results of operations.

                     Litigation and Regulatory Proceedings

  We are subject to legal and regulatory actions in the ordinary course of our businesses, including class actions. Our pending legal and regulatory actions include proceedings specific to us and proceedings generally applicable to business practices in the industries in which we operate. In our insurance operations, we are subject to class actions and individual suits involving a variety of issues, including sales practices, underwriting practices, claims payment and procedures, additional premium charges for premiums paid on a periodic basis, denial or delay of benefits and breaching fiduciary duties to customers. In addition to the types of claims generally affecting our insurance operations, with respect to our automobile and homeowners insurance products, we are also subject to individual and class action lawsuits involving a variety of issues including allegations of "redlining" or impermissible discrimination among customers, diminution of automobile value following a casualty loss, improper adjustment of earthquake claims, and challenges to the method of calculating replacement cost value for homes, the deduction of depreciation for certain types of property losses, the amount of and changes to policy deductibles, and other coverage and claims payment disputes. In our investment-related

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operations, we are subject to litigation involving commercial disputes with counterparties or partners and class action and other litigation alleging, among other things, that we made improper or inadequate disclosures in connection with the sale of assets and annuity and investment products or charged excessive or impermissible fees on these products, recommended unsuitable products to customers, mishandled customer accounts or breached fiduciary duties to customers. In our securities operations, we are subject to class action suits, arbitrations and other actions arising out of our retail securities brokerage, account management, underwriting, former investment banking and other activities, including claims of improper or inadequate disclosure regarding investments or charges, recommending unsuitable investments or products that were unsuitable for tax advantaged accounts, assessing impermissible fees or charges, engaging in excessive or unauthorized trading, making improper underwriting allocations, breaching alleged duties to non-customer third parties and breaching fiduciary duties to customers. We may be a defendant in, or be contractually responsible to third parties for, class action and individual litigation arising from our other operations, including claims for breach of contract and payment of real estate taxes on transfer of equitable interests in residential properties in our relocation businesses, or the businesses we are winding down or have divested, including claims under the Real Estate Settlement Procedures Act in connection with our divested residential first mortgage operations and claims related to our discontinued healthcare operations. We are also subject to litigation arising out of our general business activities, such as our investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment. For discussion of litigation relating to our demutualization, see "Risk Factors--A legal challenge to the plan of reorganization could adversely affect the terms of the demutualization and the market price of our Common Stock".

  In some of our pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The following is a summary of certain pending proceedings.

Insurance

Life Insurance Sales Practices Issues

  We have experienced substantial regulatory investigations and civil litigation involving allegations of deceptive life insurance sales practices by us and our insurance agents in violation of state and federal laws. The sales practices alleged to have occurred were and are contrary to our policy.

  In July 1996, a task force consisting of insurance regulators from 29 states and the District of Columbia released a report that found that some of our life insurance sales had been improper. The report focused on misrepresentations concerning the use of existing life insurance policies to fund additional policies, the number of out-of-pocket cash premium payments required to fund life insurance policies, and the characterization of policies as investments rather than insurance policies. The task force found that our efforts to prevent these types of misrepresentations were not sufficiently effective.

  Based on these findings, the task force recommended, and we agreed to, various changes in our sales and other business practices controls and a series of fines allocated to all 50 states and the District of Columbia. In addition, the task force and we agreed upon a remediation program pursuant to which we would offer relief to policyholders who were misled when they purchased individual permanent life insurance policies in the United States from 1982 through 1995. By March 1997, we had entered into consent orders with insurance regulatory authorities in all 50 states and the District of Columbia in which such authorities adopted the task force report and agreed to accept this remediation program as enhanced by the class action settlement we discuss below and the payment of approximately $65 million in fines, penalties and related payments to resolve with these authorities the sales practices issues identified by the task force's examination.

  Commencing in February 1995, a number of individual and alleged class civil actions were filed against us alleging improprieties in connection with our sale, servicing and operation of permanent individual life insurance policies. Many of these actions were consolidated and transferred to the United States District Court for the District of New Jersey. The principal allegations in the consolidated class action were that we improperly sold individual permanent life insurance, citing misrepresentations like those identified in the state insurance task force report.

  In October 1996, we entered into a Stipulation of Settlement in the consolidated class action covering all persons who own or owned at termination of the policy an individual permanent life insurance policy issued in the United States during the period January 1, 1982 through December 31, 1995, other than:

  . policyholders opting out of the class action settlement;

  . policyholders who had previously settled with us who were represented by counsel;

  . the owners of certain corporate-owned life insurance or trust-owned life insurance policies; and

  . a limited number of other specified policyholders.

The Stipulation of Settlement settled the class action by adopting the remediation program that was described in the task force report, as modified by specified enhancements and changes, including some additional remedies. The Stipulation of Settlement releases us from all claims that have been asserted by class members and bars class members from asserting any other claims with respect to the sale, servicing or administration of the policies that the settlement covers.

  In October 1996, we provided notice of the class action and proposed class action settlement to the owners of the approximately 10.7 million covered policies, giving each owner the opportunity to opt out of the class action in order to pursue alternative remedies. In March 1997, the district court issued an order certifying the class for settlement purposes only and approving the amended class action settlement as fair to class members. After subsequent appellate court review, the approval of the class action settlement became final and unappealable, although the district court has retained jurisdiction over the administration, execution, enforcement and interpretation of the settlement. As of June 30, 2001, virtually all aspects of the settlement have been satisfied.

  The remediation program offered policyholders the right to participate in the alternative dispute resolution process. The alternative dispute resolution process provided for an individual review of each claim with remedies tailored to the type of claim and the available evidence concerning the claim.

  Pursuant to the alternative dispute resolution process, eligible policyholders completed and returned approximately 646,000 claim forms and, approximately 565,000 of them were determined to warrant claim relief. Virtually all aspects of the alternative dispute resolution process are now complete.

  Approximately 325,000 alternative dispute resolution claimants who elected to cancel their policies or chose not to reinstate them and to receive a refund of the premiums they paid are being offered the opportunity to reinstate these policies so they may participate in the demutualization as owners of eligible policies. Claimants that elect to reinstate will have to pay us to reinstate their policies. The amount each claimant must pay includes the premiums that he or she would have had to pay to maintain continuous coverage under the canceled policy for the period from cancellation through reinstatement. Claimants must also repay us any money that we refunded in connection with the cancellation through the remedy process plus interest from the date of refund.

  In a related matter, the NASD examined our sales practices with respect to SEC-registered variable life insurance products sold in the United States from 1983 through 1995, as well as the adequacy of sales supervision within the broker-dealer through which we distributed these products to the public. In July 1999, our individual life insurance broker-dealer, Pruco Securities Corporation, entered into a settlement agreement with the NASD that included findings by the NASD of inadequate supervision and improper sales practices in connection with the sale of some of our variable life insurance products similar to those cited by the state insurance task force. This settlement agreement censured us, required us to retain an independent consultant to review Pruco Securities' policies and procedures relevant to the NASD's findings, and levied a $20 million fine. This settlement did not change the remediation program or add to our obligations to claimants in the remediation program or to other policyholders.

  On September 2, 1999, the Insurance Department of the State of New York formally adopted a report of examination based on the department's review, for the years 1996 and 1997, of our individual life insurance sales practices controls and various company recordkeeping, reporting and filing requirements. The examination report primarily cited violations relating to some of our advertisements and advertising files, the use of unfiled policy forms in what is now a discontinued line of business, various problems related to the back-office maintenance of new business and complaint files, and our inability to produce all requested documents and data in a timely manner. The department also concluded that we failed to adequately facilitate its examination. We resolved these matters by entering into a stipulation in which we agreed to pay a fine of $1.5 million and agreed that the audit committee of our board of directors would provide semi-annual reports for a three year period to the New York department describing the status of steps we have taken to remedy the issues cited in the examination report and the status of our regulatory compliance procedures generally.

  We remain subject to oversight and review by insurance regulators and other regulatory authorities with respect to our sales practices and the conduct of the remediation program. The releases granted by the state insurance regulatory authorities pursuant to our settlements with them do not become final until the remediation program has been completed without any material changes to which those regulators have not agreed. As noted above, as of December 31, 2000, virtually all aspects of the remediation program had been satisfied.

  The class action settlement does not cover:

  . policies other than individual permanent life insurance policies issued in the United States;

  . any type of policy issued prior to 1982 or after 1995;

  . the policyholders who opted out of participation in the settlement, some of whom are proceeding with their own individual actions; and

  . other individual actions that are not barred by the class action settlement.

  As of September 30, 2001, we remained a party to approximately 44 individual sales practices actions filed by policyholders who "opted out" of the class action settlement related to permanent life insurance policies we issued in the United States between 1982 and 1995. In addition, there were 36 sales practices actions pending that were filed by policyholders who were members of the class and who failed to "opt out" of the class action settlement. We believe that those actions are governed by the class settlement release and expect them to be enjoined and/or dismissed. Some of these cases seek substantial damages while others seek unspecified compensatory, punitive or treble damages. It is possible that substantial punitive damages might be awarded in one or more of these cases. Six such cases pending in federal court in Miami have been consolidated and set for trial in early December 2001, and ten such cases pending in Palm Beach County, Florida Circuit Court have been scheduled for trial in late January 2002. While the number of new lawsuits filed has been diminishing over time, we anticipate that additional suits may be filed by other policyholders who "opted out" of the class action settlement or who failed to "opt out" but nevertheless seek to proceed against us. We intend to defend these cases vigorously.

  While we believe we have adequately reserved in all material respects based on information currently available, as with any litigation, the litigation by policyholders who "opted out" of the class action settlements is subject to many uncertainties, and, given the complexity and scope of these suits, we cannot predict their outcome. For discussion of charges and reserves relating to these matters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Consolidated Results of Operations--Sales Practices Remedies and Costs".

  Sales practices litigation has been filed in Canada against a number of insurance companies, including Prudential and London Life Insurance Company, to whom we sold most of our Canadian life insurance policies in 1996. As we discuss above under "--Corporate and Other Operations--Divested Businesses-- Divested Canadian Businesses", we agreed to indemnify London Life against damages relating to our pre-sale market conduct activities. To date, we have not been made a party to any London Life class action litigation, although we indemnify London Life on an ongoing basis with respect to individual actions. We also are party to one purported Canadian sales practice class action involving policies sold by National Life Insurance Company of Canada which were jointly issued under the reinsurance agreement with Prudential. There has been no significant activity in this case since the filing of the complaint in 1997. While there can be no assurance, we currently believe our potential Canadian exposure, if any, is covered by the foregoing sales practice reserves.

Other

  On August 13, 2000, plaintiffs filed a purported national class action against us in the District Court of Valencia County, New Mexico, Azar, et al.
v. Prudential, based upon the alleged failure to adequately disclose the increased costs associated with payment of life insurance premiums on a "modal" basis, i.e., more frequently than once a year. Similar actions have been filed in New Mexico against over a dozen other insurance companies. The complaint includes allegations that we should have disclosed to each policyholder who paid for coverage on a modal basis the dollar cost difference between the modal premium and the annual premium required for the policy, as well as the effective annual percentage rate of interest of such difference. Based on these allegations, plaintiffs assert statutory claims including violation of the New Mexico Unfair Practices Act, and common law claims for breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty, unjust enrichment and fraudulent concealment. The complaint seeks injunctive relief, compensatory and punitive

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

damages, both in unspecified amounts, restitution, treble damages, pre-judgment interest, costs and attorneys' fees. We filed an answer denying the claims. Thereafter, both we and the plaintiffs filed separate motions for summary judgment. On March 9, 2001, the court entered an order granting summary judgment to plaintiffs as to liability, permitting us to appeal the order and staying the case pending completion of the appeal proceeding. The appeals court has agreed to hear the appeal and the briefing has been completed.

Securities

  In November 1998, plaintiffs filed a purported class action in the United States District Court for the Southern District of New York, Gillet v. Goldman, Sachs & Co., et al., against over two dozen underwriters of initial public offering securities, including Prudential Securities. A number of similar actions brought on behalf of purported classes of both IPO purchasers and IPO issuers were consolidated under the name In re Public Offering Fee Antitrust Litigation. The amended complaint alleges that the defendants have conspired to fix at 7% the spread that underwriting syndicates receive from issuers of securities in certain offerings in violation of the federal antitrust laws, and seeks treble damages and injunctive relief. On February 9, 2001, the court dismissed the purchaser cases for lack of antitrust standing, without leave to replead. Plaintiffs have appealed that dismissal to the United States Court of Appeals for the Second Circuit and the court has established a briefing schedule. In July 2001, a consolidated class action complaint was filed in the issuer cases, and, in September 2001, defendants filed a motion to dismiss that complaint.

  Since June 1999, news organizations have widely reported that Martin R. Frankel, a Connecticut businessman, is under indictment for allegedly misappropriating several hundred million dollars of assets of several insurance companies. Mr. Frankel controlled or was otherwise affiliated with accounts held at numerous broker-dealers, including Prudential Securities. Prudential Securities has received requests for information and documents regarding accounts and transactions related to Mr. Frankel from various governmental authorities and private parties. Prudential Securities has complied with these requests and is cooperating with the government investigations. In June 2001, an action was commenced in Circuit Court, Cole County, Missouri, Lakin et al. v. Prudential Securities Inc. et al., against Prudential Securities, Prudential Investments and Prudential Savings Bank by the insurance commissioners for Missouri, Mississippi, Tennessee and Oklahoma in their capacities as liquidators of six insurance companies previously controlled by Martin A. Frankel. According to the complaint, Mr. Frankel and others perpetrated an elaborate criminal scheme to loot funds from the companies. Mr. Frankel has been indicted by a federal grand jury in Connecticut. The complaint alleges that, in connection with accounts maintained by the insurance companies at Prudential, the Prudential defendants allowed Mr. Frankel and his associates to transfer funds without proper authority and failed to detect and stop their looting activities. The complaint asserts causes of action for negligence, breach of contract and breach of fiduciary duty, and seeks compensatory damages in an amount to be proved at trial. In August 2001, we removed the case to the United States District Court for the Western District of Missouri, Central Division. On September 17, 2001, plaintiffs filed a motion to remand the case to state court, which is pending. In October 2001, we filed an answer to the complaint.

  Beginning in 1991, Prudential Securities became the subject of numerous regulatory investigations and civil lawsuits which principally involved alleged misrepresentations and unsuitable recommendations in sales of oil and gas, real estate and aircraft leasing limited partnerships in the 1980s. These lawsuits and regulatory investigations are now resolved.

  On September 12, 2001, an amended complaint was filed in a purported class action pending against Rite Aid Corporation ("Rite Aid") and individual trustees of a Rite Aid-sponsored 401(k) plan (the "Plan") in the United States District Court for the Eastern District of Pennsylvania naming The Prudential Insurance Company of America, Prudential Securities Incorporated, Prudential Retirement Services, Inc., Prudential Investment Management Services, LLC and the Rohrbaugh Group as defendants. The amended complaint alleges that the Prudential defendants, which provide record keeping and other services to the Plan, acted as ERISA fiduciaries and breached fiduciary duties to the Plan by
(1) failing to disclose to Plan participants Rite Aid's failure to register its common stock offered under the Plan, (2) allowing Plan participants to purchase unregistered Rite Aid stock, and (3) failing to seek remedies on their behalf. The amended complaint also alleges that, under ERISA, the Prudential defendants are liable as co-fiduciaries with Rite Aid or by knowingly participating in Rite Aid's breaches of its fiduciary duties to the Plan. The amended complaint seeks damages of $100 million against all defendants plus interest, attorneys' fees and costs and, as to the Prudential defendants, the equitable remedy of rescission with respect to purchases of Rite Aid stock by the Plan participants.

Corporate and Other Operations

  In November 1996, plaintiffs filed a purported class action against Prudential, The Prudential Home Mortgage Company, Inc. and several other subsidiaries in the Superior Court of New Jersey, Essex County, Capitol Life Insurance Company v. Prudential, et al., in connection with the sale of certain subordinated mortgage securities sold by a subsidiary of Prudential Home Mortgage. In February 1999, the court entered an order dismissing all counts without prejudice with leave to refile after limited discovery. On May 10, 2000, plaintiffs filed a second amended complaint that alleges violations of the New Jersey securities and RICO statutes, fraud, conspiracy and negligent misrepresentation, and seeks compensatory as well as treble and punitive damages, and defendants filed a motion to dismiss. In October 2001, the court denied the motion to dismiss. The time in which to answer the second amended complaint has been extended until December 2001. See "--Corporate and Other Operations--Divested Businesses--Residential First Mortgage Banking" for a discussion of other litigation relating to our divested residential mortgage banking operations.

  In August 1999, a Prudential employee and several Prudential retirees filed an action in the United States District Court for the Southern District of Florida, Dupree, et al., v. Prudential, et al., against Prudential and its Board of Directors in connection with a group annuity contract entered into in 1989 between the Prudential Retirement Plan and Prudential. The suit alleges that this annuitization of certain retirement benefits violates ERISA and that, in the event of demutualization, Prudential will retain shares distributed under the annuity contract in violation of ERISA's fiduciary duty requirements. In July 2001, plaintiffs filed an amended complaint dropping three counts, and Prudential filed an answer denying the essential allegations of the complaint and moved to dismiss the matter against individual director defendants.

  In September 2001, plaintiffs filed a second amended complaint in a purported national class action against us and over two dozen other mutual fund companies in the United States District Court for the Southern District of Illinois, Nelson, et al. v. Aim Advisors, et al., alleging that distribution and advisory fees paid by numerous mutual funds were unlawful. The complaint alleges that the statutorily independent directors for each fund complex were, in fact, controlled by the advisor and, therefore, the fees were not properly approved. The complaint further alleges that the fees were, in any event, excessive in relation to the services rendered. The complaint alleges that defendants' actions violated the Investment Company Act of 1940, as well as the fiduciary duties owed under common law, and seeks actual and punitive damages and declaratory relief. In October 2001, we filed a motion to sever, which would require plaintiffs to re-plead their claims against us in a separate action, and a motion to transfer the case to the United States District Court for the District of New Jersey. An earlier case filed in the United States District Court for the District of New Jersey, Krantz v. Prudential Investments Fund Management LLC and Prudential Investment Management Services LLC, contains similar challenges to the validity of the investment advisory and distribution agreements with one of our mutual funds. In 1999, the court dismissed the case and an appeal to the Third Circuit Court of Appeals is pending.

Discontinued Operations

  As discussed under "--Discontinued Operations--Healthcare", we have agreed to indemnify Aetna for certain litigation involving the disposed healthcare operations, and we have been sued directly for certain alleged actions occurring before the disposition of those operations. This litigation includes class actions and individual suits involving various issues, including payment of claims, denial of benefits, vicarious liability for malpractice claims, contract disputes with provider groups and former policyholders, purported class actions challenging practices of our former managed care operations, including the class actions described below, and coordination of benefits with other carriers.

  Three purported nationwide class action lawsuits have been filed against us in United States District Courts on behalf of participants in our managed health care plans. On October 23, 2000, by Order of the Judicial Panel on Multi-District Litigation, these actions were consolidated for pre-trial purposes, along with lawsuits pending against other managed healthcare companies, in the United States District Court for the Southern District of Florida, in a consolidated proceeding captioned In re Managed Care Litigation.

  Williamson v. Prudential alleges violations of RICO and ERISA through alleged misrepresentations of the level of healthcare services provided, failure to disclose financial incentive agreements with physicians, interference with the physician-patient relationship, breach of fiduciary duty, and deprivation of plaintiffs' rights to the receipt of honest medical services. It also alleges that Prudential and other major healthcare organizations engaged in an industry-wide conspiracy to defraud subscribers as to the level of services and quality of care. The complaint seeks compensatory damages, restitution and treble damages, all in unspecified amounts, the imposition of an equitable trust for any wrongful revenues and attorneys' fees. Our motion to dismiss the complaint for failure to state a claim was granted and the case dismissed with leave to amend. An amended complaint filed on June 29, 2001 asserted substantially the same claims. Our motion to dismiss the amended complaint is pending. Plaintiffs' motion for class certification is also pending. McCarron v. Prudential, et al. alleges violations of ERISA in making coverage determinations and seeks injunctive relief, money damages in an unspecified amount, restitution and disgorgement of profits, and attorneys' fees. Our motion to dismiss this complaint is also pending. Romero v. Prudential, et al. alleges ERISA violations based on cost containment policies and seeks injunctive relief, compensatory damages in an unspecified amount and attorneys' fees.

  In Batas & Vogel v. Prudential, a case filed in a New York state court in 1997 based on allegations similar to those in Williamson, an intermediate appeals court held that claims alleging breach of contract, fraud, tortious interference with contractual relations and violations of the New York deceptive acts and practices statute may be brought against managed care organizations. The court affirmed the dismissal of claims for breach of fiduciary duty, breach of the covenant of good faith and for injunctive and declaratory relief. Plaintiffs' motion to certify a nationwide class of non-ERISA plan participants is pending.

  We have also been sued in Shane v. Humana, et al., a purported nationwide class action brought on behalf of provider physicians and physician groups against Prudential and other health care companies in the consolidated proceeding in the United States District Court for the Southern District of Florida. That case alleges that the defendants engaged in an industry-wide conspiracy to defraud physicians by failing to pay under provider agreements and by unlawfully coercing providers to enter into agreements with unfair and unreasonable terms. The original complaint asserted various claims for relief based on these allegations, several of which the court, in response to our motion, held were subject to mandatory arbitration. The court subsequently granted our motion to dismiss the remaining claims, including RICO conspiracy and aiding and abetting claims, but allowed plaintiffs the opportunity to amend the complaint. We appealed the district court's decision to the Eleventh Circuit Court of Appeals to the extent it failed to require the plaintiff to arbitrate all claims against us. The amended complaint, naming additional plaintiffs, including three state medical associations, and an additional defendant, was filed on March 26, 2001. Like the original complaint, it alleges claims of breach of contract, quantum meruit, unjust enrichment, violations of RICO, conspiracy to violate RICO, aiding and abetting RICO violations, and violations of state prompt pay statutes and the California unfair business practices statute. The amended complaint seeks compensatory and punitive damages in unspecified amounts, treble damages pursuant to RICO, and attorneys' fees. Our motion to dismiss the amended complaint and plaintiffs' motion for class certification are pending. The Eleventh Circuit Court of Appeals stayed the case pending the outcome of the appeal.

Summary

  Our litigation is subject to many uncertainties, and given their complexity and scope, we cannot predict the outcomes. It is possible that our results of operations or cash flow, in particular quarterly or annual periods, could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. We believe, however, that the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves, should not have a material adverse effect on our financial position.

                                  Properties

  We own our headquarters building located at 751 Broad Street, Newark, New Jersey. Our headquarters are approximately one half million square feet. In addition, we own other properties that we use for home office functions. Excluding properties used for the International division and Prudential Securities' operations, we own 16 and lease 21 properties. Our insurance operations use approximately 700 other locations throughout the United States, most of which are leased.

  For our International Insurance operations, we lease nine home offices located in Argentina, Brazil, China, Italy, Japan, Korea, The Philippines, Poland and Taiwan. In addition, we have purchased an 80% beneficial interest in a 38-story office, residential and retail development that is currently under construction in central Tokyo and that will become the home office of our Japan operations when completed, which is expected late in 2002. In connection with the development of this property, we will have paid approximately (Yen)42.3 billion

(approximately $356 million at an exchange rate on August 31, 2001 of $1=(Yen)118.76) through August 31, 2001. On completion of the building and full occupancy, we expect that the major portion of our total acquisition and development costs, estimated at (Yen)55.4 billion (approximately $466 million), will be financed through non-recourse borrowings and that our equity investment in this property will be approximately (Yen)17.4 billion (approximately $147 million). We also own one field office and lease approximately 135 other field offices throughout Argentina, Brazil, Italy, Japan, Korea, The Philippines, Poland and Taiwan. For our International Securities and Investments operations, we own one branch office and lease approximately 15 other branch offices throughout Japan, Mexico and Taiwan.

  For our securities operations we lease two home offices in New York City, which total approximately 1.8 million square feet. These leases are linked to benefit agreements with the New York City Industrial Development Agency. In addition, we lease approximately 350 other locations throughout the United States and approximately 35 locations outside of the United States for our securities operations.

  We believe our properties are adequate and suitable for our business as currently conducted and are adequately maintained. The above properties do not include properties we own for investment only.

                                   Employees

  As of September 30, 2001, we employed approximately 63,265 employees. Approximately 2,800 Prudential Agents were covered by the terms of collective bargaining agreements between us and the United Food and Commercial Workers International Union. On September 7, 2001, the UFCW notified us that it was formally disclaiming interest in representing these agents. These agreements expired on September 24, 2001 and October 22, 2001. Consequently, Prudential Agents are no longer represented by such union. We believe our relations with our employees are satisfactory.

                                  MANAGEMENT

                       Directors and Executive Officers

  Each of the following individuals is currently a director or officer of The Prudential Insurance Company of America and of Prudential Financial, Inc.

     Name                Age           Title                   Other Directorships
------------------------ --- -------------------------- ---------------------------------

Arthur F. Ryan..........  58 Chairman, Chief Executive                 None
                             Officer and President

Franklin E. Agnew.......  67 Director                   . Bausch & Lomb, Inc.

Frederic K. Becker......  65 Director                                  None

Gilbert F. Casellas.....  49 Director                                  None

James G. Cullen.........  58 Director                   . Johnson & Johnson
                                                        . Agilent Technologies, Inc.

Carolyne K. Davis.......  69 Director                                  None


Allan D. Gilmour........  67 Director                   . DTE Energy Company
                                                        . The Dow Chemical Company
                                                        . Whirlpool Corporation

William H. Gray III.....  60 Director                   . Viacom, Inc.
                                                        . Electronic Data Systems
                                                        . Municipal Bond Investors
                                                          Assurance Corporation
                                                        . Rockwell International
                                                          Corporation
                                                        . JP Morgan Chase & Co.
                                                        . Dell Computer Corporation
                                                        . Pfizer, Inc.
                                                        . Visteon Corporation

Jon F. Hanson...........  64 Director                   . CDL, Inc.
                                                        . Gemini Industries Inc.
                                                        . Pascack Community Bank

Glen H. Hiner...........  67 Director                   . Owens Corning
                                                        . Dana Corporation

Constance J. Horner.....  59 Director                   . Foster Wheeler Corporation
                                                        . Ingersoll-Rand Company
                                                        . Pfizer, Inc.

Gaynor N. Kelley........  70 Director                   . Alliant Techsystems
                                                        . Hercules Incorporated

Burton G. Malkiel.......  69 Director                   . Baker Fentress & Company

Ida F. S. Schmertz......  66 Director                                  None

Charles R. Sitter.......  70 Director                                  None

Donald L. Staheli.......  69 Director                                  None

Richard M. Thomson......  68 Director                   . The Toronto-Dominion Bank
                                                        . Nexen, Inc.
                                                        . INCO, Limited
                                                        . The Thomson Corporation
                                                        . TrizecHahn Corporation
                                                        . Stuart Energy Systems, Inc.

     Name                   Age           Title                   Other Directorships
--------------------------  --- -------------------------- --------------------------------
James A. Unruh............   60 Director                                 None

P. Roy Vagelos............   71 Director                   . Regeneron Pharmaceuticals,
                                                             Inc.

Stanley C. Van Ness.......   67 Director                   . Jersey Central Power & Light

Paul A. Volcker...........   73 Director                                 None

Vivian L. Banta...........   51 Executive Vice President                 None

Michele S. Darling........   47 Executive Vice President                 None

Robert Charles Golden.....   55 Executive Vice President                 None

Mark B. Grier.............   48 Executive Vice President   . RGS Energy Group Incorporated
                                                           . Annuity and Life Re (Holding),
                                                             Ltd.

Jean D. Hamilton..........   54 Executive Vice President                 None

Rodger A. Lawson..........   54 Executive Vice President                 None

Kiyofumi Sakaguchi........   58 Executive Vice President                 None

John R. Strangfeld, Jr. ..   47 Executive Vice President                 None

Richard J. Carbone........   54 Senior Vice President and
                                Chief Financial Officer                  None

John M. Liftin............   58 Senior Vice President and
                                General Counsel                          None

  Biographical information about Prudential Financial, Inc.'s directors and executive officers is as follows:

  Arthur F. Ryan was elected Chairman, Chief Executive Officer and President of Prudential Financial, Inc. in December 2000 and served as President and Chief Executive Officer of Prudential Financial, Inc. from January 2000 to December 2000. He joined The Prudential Insurance Company of America as the Chairman of the Board, Chief Executive Officer and President in December 1994. Mr. Ryan was with Chase Manhattan Bank from 1972 to 1994, serving in various executive positions including President and Chief Operating Officer from 1990 to 1994 and Vice Chairman from 1985 to 1990. Mr. Ryan was elected a director of Prudential Financial, Inc. in December 1999 and has been a director of The Prudential Insurance Company of America since December 1994.

  Franklin E. Agnew was elected as a director of Prudential Financial, Inc. in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a director of The Prudential Insurance Company of America in June 1994. He has been an independent business consultant since January 1987. From 1989 through 1990, he served as the court-appointed trustee in the reorganization of the Sharon Steel Corporation. Mr. Agnew was the Chief Financial Officer of H.J. Heinz Co. from July 1971 to June 1973 and a Senior Vice President and Group Executive from July 1973 through 1986.

  Frederic K. Becker was elected as a director of Prudential Financial, Inc. in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a director of The Prudential Insurance Company of America in June 1994. He has served as President of the law firm of Wilentz Goldman & Spitzer, P.C. since 1989 and has been with the firm since 1960.

  Gilbert F. Casellas was elected as a director of Prudential Financial, Inc. in January 2001 and has been a director of The Prudential Insurance Company of America since April 1998. Since January 2001, he has served as President and Chief Executive Officer of Q-linx, Inc. (software development). He served as the President and Chief Operating Officer of The Swarthmore Group, Inc. (investment company) from January 1999 to December 2000. Mr. Casellas was a partner in the law firm of McConnell Valdes LLP from 1998 to 1999; Chairman, U.S. Equal Employment Opportunity Commission from 1994 to 1998; and General Counsel, U.S. Department of Air Force from 1993 to 1994.

  James G. Cullen was elected as a director of Prudential Financial, Inc. in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a director of The Prudential Insurance Company of America in April 1994. He served as the President and Chief Operating Officer of Bell Atlantic Corporation

(global telecommunications) from December 1998 until his retirement in June 2000. Mr. Cullen was the President and Chief Executive Officer, Telecom Group, Bell Atlantic Corporation from 1997 to 1998; Vice Chairman of Bell Atlantic Corporation from 1995 to 1997; and President of Bell Atlantic Corporation from 1993 to 1995. He joined the Bell Atlantic division of AT&T in 1964 and served in various positions with both companies.

  Carolyne K. Davis was elected as a director of Prudential Financial, Inc. in January 2001 and has been a director of The Prudential Insurance Company of America since April 1989. She was an Independent Health Care Consultant and a Scholar in Residence at Cornell University from 1997 to 1999. Dr. Davis was a Health Care Advisor with Ernst & Young, LLP from 1985 to 1997. She was Administrator, Health Care Financing Administration, U.S. Department of Health and Human Services from 1981 to 1985.

  Allan D. Gilmour was elected as a director of Prudential Financial, Inc. in January 2001 and has been a director of The Prudential Insurance Company of America since April 1995. He retired as the Vice Chairman of Ford Motor Company in 1995. During his 34-year career with Ford Motor Company (automotive industry), Mr. Gilmour held a number of executive positions, including that of Chief Financial Officer and President of Ford Automotive Group.

  William H. Gray III was elected as a director of Prudential Financial, Inc. in January 2001 and has been a director of The Prudential Insurance Company of America since September 1991. He has served as President and Chief Executive Officer of The College Fund/UNCF (philanthropic foundation) since 1991. Mr. Gray was a U.S. Congressman from 1979 to 1991.

  Jon F. Hanson was elected as a director of Prudential Financial, Inc. in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a director of The Prudential Insurance Company of America in April 1991. He has served as the Chairman of Hampshire Management Company (real estate investment and property management) since 1976. Mr. Hanson served as the Chairman and Commissioner of the New Jersey Sports and Exposition Authority from 1982 to 1994.

  Glen H. Hiner was elected as a director of Prudential Financial, Inc. in January 2001 and has been a director of The Prudential Insurance Company of America since April 1997. He has been the Chairman and Chief Executive Officer of Owens Corning (advanced glass and building material systems) since joining the Company in 1992. Owens Corning filed for protection under the federal bankruptcy code on October 5, 2000. Prior to joining Owens, Mr. Hiner worked at General Electric Company starting in 1957. He served as Senior Vice President and Group Executive, Plastics Group from 1983 to 1991.

  Constance J. Horner was elected as a director of Prudential Financial, Inc. in January 2001 and has been a director of The Prudential Insurance Company of America since April 1994. She has been a Guest Scholar at The Brookings Institution (non-partisan research institute) since 1993, after serving as Assistant to the President of the United States and Director, Presidential Personnel from 1991 to 1993; Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991; and Director, U.S. Office of Personnel Management from 1985 to 1989. Ms. Horner was a Commissioner, U.S. Commission on Civil Rights from 1993 to 1998 and taught at Princeton University in 1994 and Johns Hopkins University in 1995.

  Gaynor N. Kelley was elected as a director of Prudential Financial, Inc. in January 2001 and has been a director of The Prudential Insurance Company of America since April 1997. He retired as the Chairman of The Perkin-Elmer Corporation (development, manufacture and marketing of analytical instruments and life science systems) in 1996 after having served in that position from 1990. Prior to that, Mr. Kelley held other executive management positions with Perkin-Elmer, having joined the company in 1950.

  Burton G. Malkiel was elected as a director of Prudential Financial, Inc. in January 2001 and has been a director of The Prudential Insurance Company of America since April 1978. He is the Chemical Bank Chairman's Professor of Economics at Princeton University, where he has served on the faculty from 1988 to the present and at other times since 1964. He was the Dean of the School of Organization and Management at Yale University from 1981 to 1988, and he was a member of the President's Council of Economic Advisors from 1975 to 1977.

  Ida F. S. Schmertz was elected as a director of Prudential Financial, Inc. in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a director of The Prudential Insurance Company of America in April 1997. She has been a Principal of Investment Strategies International (investment consultant) since 1994 and Chairman of the Volkhov International Business Incubator since 1995. Ms. Schmertz was with American Express Company from 1979 to 1994, holding several management positions including Senior Vice President, Corporate Affairs.

  Charles R. Sitter was elected as a director of Prudential Financial, Inc. in January 2001 and has been a director of The Prudential Insurance Company of America since April 1995. He retired as the President of Exxon Corporation (oil and gas industry) in 1996. Mr. Sitter joined Exxon in 1957 and held various financial and management positions with Exxon in the United States, Europe, Asia and Australia.

  Donald L. Staheli was elected as a director of Prudential Financial, Inc. in January 2001 and has been a director of The Prudential Insurance Company of America since April 1995. He served as Chairman and Chief Executive Officer of Continental Grain Company (international agribusiness and financial services) from June 1994 until his retirement in July 1997, and as President and Chief Executive Officer from April 1988 to June 1994. Mr. Staheli began his career at Continental in 1969.

  Richard M. Thomson was elected as a director of Prudential Financial, Inc. in January 2001 and has been a director of The Prudential Insurance Company of America since April 1976. He retired as Chairman of The Toronto-Dominion Bank (banking and financial services) in 1998, having retired as the Chief Executive Officer in 1997. He had served as Chairman and Chief Executive Officer since 1978. Prior to that time he held other management positions at The Toronto-Dominion Bank, which he joined in 1957.

  James A. Unruh was elected as a director of Prudential Financial, Inc. in January 2001 and has been a director of The Prudential Insurance Company of America since April 1996. He became a founding member of Alerion Capital Group, LLC (private equity group) in 1998. Mr. Unruh was with Unisys Corporation (information technology services, hardware and software) from 1987 to 1997, serving as Chairman and Chief Executive Officer from 1990 to 1997.

  P. Roy Vagelos, M.D. was elected as a director of Prudential Financial, Inc. in January 2001 and has been a director of The Prudential Insurance Company of America since April 1989. Dr. Vagelos has been the Chairman of Regeneron Pharmaceuticals, Inc. since 1995 and the Chairman of Advanced Medicines, Inc. since 1997. He retired as the Chairman, Chief Executive Officer and President of Merck & Co., Inc. (pharmaceuticals) in 1994 after serving in that position since 1985. Prior to that, Dr. Vagelos was the Senior Vice President, Research Division of Merck Sharp and Dome Research Laboratories, which he joined in 1975.

  Stanley C. Van Ness was elected as a director of Prudential Financial, Inc. in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a director of The Prudential Insurance Company of America in April 1990. He has been a partner in the law firm of Herbert, Van Ness, Cayci & Goodell since 1998. From 1990 to 1998, Mr. Van Ness was a partner in the law firm of Picco Herbert Kennedy and from 1984 to 1990 was a partner with Jamieson, Moore, Peskin and Spicer. He was a professor at Seton Hall University Law School from 1982 to 1984. Prior to that time he worked for the State of New Jersey, where he served as the first Public Advocate.

  Paul A. Volcker was elected as a director of Prudential Financial, Inc. in January 2001 and has been a director of The Prudential Insurance Company of America since July 1988. He has been a business consultant to various companies since 1997. Mr. Volcker was the Chairman and Chief Executive Officer of Wolfensohn & Co., Inc. (investment firm) from 1995 to 1996 and Chairman of James D. Wolfensohn, Inc. from 1988 to 1995. From 1979 to 1988, Mr. Volcker was the Chairman of the Board of Governors of the Federal Reserve System, President of the Federal Reserve Bank of New York from 1975 to 1979 and Undersecretary of the U.S. Department of Treasury.

  Vivian L. Banta was elected Executive Vice President of Prudential Financial, Inc. in February 2001 and was elected Executive Vice President, U.S. Consumer Group of The Prudential Insurance Company of America in March 2000. She served as Senior Vice President, Individual Financial Services from January 2000 to March 2000. Prior to joining Prudential she was an independent consultant from 1998 to 1999 and served as Executive Vice President, Global Investor Services, Group Executive for Chase Manhattan Bank from 1991 to 1997.

  Michele S. Darling was elected Executive Vice President of Prudential Financial, Inc. in February 2001 and was elected Executive Vice President, Corporate Governance and Human Resources of The Prudential Insurance Company of America in March 2000, having served as Executive Vice President, Human Resources since February 1997. Prior to joining Prudential she was the Executive Vice President, Human Resources of Canadian Imperial Bank of Commerce from 1991 to 1997.

  Robert Charles Golden was elected Executive Vice President of Prudential Financial, Inc. in February 2001 and was elected Executive Vice President, Operations and Systems of The Prudential Insurance Company of America in June 1997. Previously, he served as Executive Vice President and Chief
Administrative Officer for Prudential Securities.

  Mark B. Grier was elected Executive Vice President of Prudential Financial, Inc. in December 2000. He served as a director of Prudential Financial, Inc. from December 1999 to January 2001 and as Vice President of Prudential Financial, Inc. from January 2000 to December 2000. He was elected Executive Vice President of The Prudential Insurance Company of America in May 1995. Since May 1995 he has variously served as Chief Financial Officer, Executive Vice President, Corporate Governance and Executive Vice President, Financial Management, the position he holds at this time. Prior to joining Prudential, Mr. Grier was an executive with Chase Manhattan Corporation.

  Jean D. Hamilton was elected Executive Vice President of Prudential Financial, Inc. in February 2001 and was elected Executive Vice President, Prudential Institutional of The Prudential Insurance Company of America in October 1998. She was the President of the Prudential Diversified Group from February 1995 to October 1998 and has held several other senior management positions since joining Prudential in 1988. Previously, Ms. Hamilton was an executive with First National Bank of Chicago.

  Rodger A. Lawson was elected Executive Vice President of Prudential Financial, Inc. in February 2001 and was elected Executive Vice President, International Investments and Global Marketing Communications of The Prudential Insurance Company of America in October 1998. He was Executive Vice President, Marketing and Planning of Prudential from June 1996 to October 1998. Prior to joining Prudential, Mr. Lawson was the President and Chief Executive Officer of VanEck Global (investment management) from April 1994 to June 1996; Managing Director and Partner, President and Chief Executive Officer of Global Private Banking and Mutual Funds, Bankers Trust from January 1992 to April 1994; Managing Director and Chief Executive Officer of Fidelity Investments--Retail from May 1985 to May 1991 and President and Chief Executive Officer of Dreyfus Service Corporation from March 1982 to May 1985.

  Kiyofumi Sakaguchi was elected Executive Vice President of Prudential Financial, Inc. in February 2001 and was elected Executive Vice President, International Insurance of The Prudential Insurance Company of America in September 1998. Mr. Sakaguchi has served as the executive in charge of Prudential's international insurance operations since 1995 and has held various senior management positions in that area since joining Prudential in March 1980. Mr. Sakaguchi had previously worked in the insurance industry in Japan and the United States with Sakaguchi & Associates from 1977 to 1980 and Occidental International Enterprises, Inc. from 1974 to 1977.

  John R. Strangfeld, Jr. was elected Executive Vice President of Prudential Financial, Inc. in February 2001 and was elected Executive Vice President, Asset Management of The Prudential Insurance Company of America in October 1998 and Chairman and CEO of Prudential Securities in December 2000. He has been with Prudential since July 1977, serving in various management positions, including the executive in charge of Prudential Global Asset Management since 1998; Senior Managing Director, The Private Asset Management Group from 1995 to 1996; and Chairman of PRICOA Europe from 1989 to 1995.

  Richard J. Carbone was elected Chief Financial Officer of Prudential Financial, Inc. in December 2000 and was elected Senior Vice President and Chief Financial Officer of The Prudential Insurance Company of America in July 1997. Prior to that, Mr. Carbone was the Global Controller and a Managing Director of Salomon, Inc. from July 1995 to June 1997, and Controller of Bankers Trust New York Corporation and a Managing Director and Controller of Bankers Trust Company from April 1988 to March 1993. From March 1993 to July 1995, Mr. Carbone was a Managing Director and Chief Administrative Officer of the Private Client Group at Bankers Trust Company.

  John M. Liftin was elected Senior Vice President and General Counsel of Prudential Financial, Inc. in December 2000. He served as a director of Prudential Financial, Inc. from December 1999 to January 2001 and as Vice President of Prudential Financial, Inc. from January 2000 to December 2000. He was elected Senior Vice President and General Counsel of The Prudential Insurance Company of America in April 1998. Prior to that, Mr. Liftin was an independent consultant from 1997 to 1998 and the Senior Vice President and General Counsel of Kidder, Peabody Group, Inc. from 1987 to 1996.

Composition of the Board of Directors and Committees

  Prudential Financial, Inc.'s Board of Directors consists of 21 directors, divided into three classes. Following the demutualization, the term of the first class will expire at the annual meeting of shareholders to be held in 2002, the term of the second class will expire at the annual meeting of shareholders in 2003 and the term of the third class will expire at the annual meeting of shareholders in 2004.

  Messrs. Cullen, Hiner, Thomson, Unruh, Van Ness, and Volcker and Ms. Davis are members of the first class, Messrs. Becker, Gray, Hanson, Kelley, Malkiel, and Staheli and Ms. Horner are members of the second class, and Messrs. Agnew, Casellas, Gilmour, Ryan, and Sitter, Ms. Schmertz and Dr. Vagelos will be members of the third class. Directors are elected for a three year term.

  Under New Jersey insurance law, the Chief Justice of the Supreme Court of New Jersey appoints six of the directors of a mutual insurer with more than ten million policies in force. The Chief Justice appointed Messrs. Agnew, Becker, Cullen, Hanson, and Van Ness and Ms. Schmertz directors of The Prudential Insurance Company of America prior to its demutualization pursuant to this provision. This provision will no longer apply to The Prudential Insurance Company of America after its demutualization and will not apply to Prudential Financial, Inc.

  Executive officers are elected annually.

  The following table sets forth the chair and membership of each of the committees of Prudential Financial, Inc.'s Board of Directors.


                                                        Corporate
     Name            Audit Business Ethics Compensation Governance Executive Finance Investment
    -------------------------------------------------------------------------------------------
     A. Ryan                      X                                    X        X        X
    -------------------------------------------------------------------------------------------
     F. Agnew                                               X                   X
    -------------------------------------------------------------------------------------------
     F. Becker         X                                    X
    -------------------------------------------------------------------------------------------
     G. Casellas                  X                                                      X
    -------------------------------------------------------------------------------------------
     J. Cullen                    X             X
    -------------------------------------------------------------------------------------------
     C. Davis                     X             X
    -------------------------------------------------------------------------------------------
     A. Gilmour                                                                 X        X
    -------------------------------------------------------------------------------------------
     W. Gray III                  X                         X*         X
    -------------------------------------------------------------------------------------------
     J. Hanson                                                                  X        X
    -------------------------------------------------------------------------------------------
     G. Hiner                                   X
    -------------------------------------------------------------------------------------------
     C. Horner                                  X           X
    -------------------------------------------------------------------------------------------
     G. Kelley         X
    -------------------------------------------------------------------------------------------
     B. Malkiel                                                        X        X        X*
    -------------------------------------------------------------------------------------------
     I. Schmertz       X
    -------------------------------------------------------------------------------------------
     C. Sitter                                                                  X        X
    -------------------------------------------------------------------------------------------
     D. Staheli        X                        X
    -------------------------------------------------------------------------------------------
     R. Thomson                                 X*                     X*
    -------------------------------------------------------------------------------------------
     J. Unruh          X                                    X
    -------------------------------------------------------------------------------------------
     P. R. Vagelos     X*                                   X          X
    -------------------------------------------------------------------------------------------
     S. Van Ness       X          X*                                   X
    -------------------------------------------------------------------------------------------
     P. Volcker                                             X          X        X*

 --------
 * Chair

The primary responsibilities of each of the committees of Prudential Financial, Inc.'s Board of Directors are set forth below.

Audit Committee:

  The primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of internal controls, the financial statements and the audit process. To that end, the Audit Committee:

  . recommends to the Board of Directors the selection of independent certified public accountants;

  . reviews reports prepared by management and the independent certified public accountants on systems of internal control and the audit and compliance process; and

  . reviews the financial statements, which are prepared by management and audited by the independent certified public accountants.

  No member of the Audit Committee is a Prudential officer or employee.

Business Ethics Committee:

  . reviews policies relating to business ethics; and

  . monitors compliance with our published statement on business ethics through reports prepared by management.

Compensation Committee:

  . approves, changes or terminates employee benefit and compensation plans and programs;

  . oversees compensation and benefit plan administration; and

  . reviews and approves compensation of certain senior officers and makes recommendations to the board about the compensation of certain other officers, including the chief executive officer.

  No member of the Compensation Committee is a Prudential officer or employee.

Corporate Governance Committee:

  . makes recommendations to the board regarding corporate governance issues and practices, nominations for election as directors, the composition of standing committees and the appointment of chairpersons for any committee of the board.

  No member of the Corporate Governance Committee is a Prudential officer or employee.

Executive Committee:

  . between meetings of the board, has authority to exercise the corporate powers of the corporation except for those powers reserved to the Board of Directors by the by-laws or otherwise.

Finance Committee:

  . receives reports from management and oversees capital structure, including borrowing levels, subsidiary structure, major capital expenditures and funding of the pension plan.

Investment Committee:

  . periodically receives reports from management and oversees the management and disposition of invested assets and the investments of the funded employee welfare and pension benefit plans; and

  . periodically receives reports from management on investment risks and exposures, as well as the investment performance of products and accounts managed on behalf of third parties.

                   Compensation of Directors and Management

Compensation of Directors

  Each director who is not an officer or employee of Prudential receives an annual retainer fee of $85,000. The chairperson of each committee receives an additional annual retainer fee of $10,000. We currently intend to adopt a stock plan for non-employee directors that will cause at least one-half of each director's compensation to be paid in the form of stock options and stock grants payable upon retirement. Such changes are anticipated to take effect one year after the effective date of the demutualization.

Deferred Compensation and Pension Plans

  The Deferred Compensation Plan for Non-Employee Directors provides a method of deferring payment to non-employee directors of their fees until termination of their services on the Board of Directors or a certain date selected by the director. Fees deferred under this plan are deemed to accrue interest at the same rate as in effect from time to time offered under the Fixed Rate Fund under the Prudential Employee Savings Plan.

  The Pension Plan for Non-Employee Directors provides retirement income for non-employee members of the Board of Directors after completion of their services on the board. It provides an annual benefit equal to the lower of the basic annual retainer fee as of the date a director retires and $30,000 for the life of the retired director. We currently intend to terminate this plan with respect to active directors one year after the effective date of the demutualization and replace it with a one-time grant of stock (valued at the then current market price) payable upon cessation of service to such active directors in consideration of the termination of the plan.

  We intend the Deferred Compensation and Pension Plans to be unfunded plans maintained for the purpose of providing deferred compensation and retirement benefits for the non-employee directors and we administer them as such. They are not "employee benefit plans" within the meaning of ERISA.

Management Compensation

  Currently, Mr. Ryan and the four other most highly paid (in 2000) executive officers of Prudential Financial, Inc. participate in certain pension and profit sharing retirement plans sponsored by The Prudential Insurance Company of America that are either intended to qualify for tax-favored treatment under
Section 401(a) of the Internal Revenue Code or are nonqualified arrangements which, by their design, do not result in current taxation to such executives of any accrued but unpaid benefits. These include: (a) The Prudential Retirement Plan Document (a component of The Prudential Merged Retirement
Plan), a defined benefit pension plan intended to qualify under Section 401(a) of the Internal Revenue Code (the "Merged Retirement Plan"); (b) The Prudential Supplemental Retirement Plan, a nonqualified retirement plan designed to provide benefits to eligible employees in excess of the amounts permitted to be paid by the Merged Retirement Plan under Internal Revenue Code
Section 401(a) (the "Supplemental Retirement Plan"); (c) the Prudential Employee Savings Plan, a defined contribution profit sharing plan intended to qualify under Section 401(a) of the Internal Revenue Code and to be subject to the requirements of Section 401(k) of the Internal Revenue Code ("PESP"); and
(d) the Prudential Supplemental Employee Savings Plan, a nonqualified profit sharing plan designed to provide benefits to eligible employees in excess of certain amounts permitted to be contributed under PESP ("SESP"). The named executives also participate in other nonqualified deferred compensation arrangements sponsored by The Prudential Insurance Company of America. In connection with the demutualization, we currently intend to continue to sponsor these qualified and nonqualified retirement plans, and to amend and adopt certain executive incentive compensation and stock option arrangements, described in more detail below. You should note, however, that the plan sponsor of each such plan has reserved the right to amend or terminate any such plan at any time, to the extent permissible under applicable law.

  The following Summary Compensation Table includes individual compensation information on Mr. Ryan and the four other most highly paid executive officers in 2000.

                          Summary Compensation Table

                                                                   Long-Term
                                      Annual Compensation         Compensation
                               ---------------------------------- ------------
                                                     Other Annual     LTIP      All Other
   Name and Principal            Salary     Bonus    Compensation   Payouts    Compensation
        Position          Year    ($)       ($)(1)       ($)         ($)(2)       ($)(3)
------------------------  ---- ---------- ---------- ------------ ------------ ------------
Arthur F. Ryan..........  2000 $1,000,000 $4,000,000     --        $3,395,000   $   28,477
  Chairman of the Board,
   President and Chief
   Executive Officer
John R. Strangfeld,
 Jr.....................  2000 $  484,038 $2,000,000     --        $1,493,800   $   14,521
 Executive Vice
  President, Asset
  Management and CEO,
  Prudential
  Securities
Vivian L. Banta.........  2000 $  459,026 $1,600,000     --        $1,455,776   $1,011,821
 Executive Vice
  President, U.S.
  Consumer Group
Mark B. Grier...........  2000 $  489,038 $1,500,000     --        $1,629,600   $    5,100
 Executive Vice
  President, Financial
  Management
Kiyofumi Sakaguchi......  2000 $  425,000 $1,300,000     --        $1,222,200   $   12,750
 Executive Vice
  President,
  International
  Insurance

--------
(1) The Annual Incentive Plan is applicable to all senior officers, including all named executive officers. Payments under the Annual Incentive Plan are allocated from a bonus pool. The initial size of the pool is based on the aggregate incentive target funding amount established for each participant. The bonus pool is then adjusted by a performance factor that ranges from 0 to 4.0. This factor represents the assessed performance of Prudential and its businesses versus defined performance targets. The resultant pool is then allocated to participants in accordance with the Plan's terms based on individual performance and contribution to the results achieved during the performance year.
(2) The LTIP amounts shown represent actual payments made pursuant to the 1998 Prudential Long-Term Performance Unit Plan. The 1998 Plan measured performance over a three year period from 1998 to 2000. The number of performance units a participant was granted depended on the individual's performance, the value of the position within Prudential and market considerations. The value of the performance units under the 1998 Plan was based principally on operating earnings versus plan targets for the cumulative three year performance period.
(3) Includes payments to Mr. Ryan, Mr. Strangfeld, Ms. Banta, Mr. Grier and Mr. Sakaguchi, respectively, of (i) employer contributions under PESP in the amounts of $3,577, $5,100, $3,150, $5,100, and $5,100, and (ii)
    employer contributions to Prudential's SESP in the amounts of $24,900, $9,421, $8,671, $0, and $7,650, respectively. The amount for Ms. Banta also includes a $1,000,000 payment made pursuant to her agreement to join Prudential.

Long-Term Incentive Plan

  The following table shows the performance units granted in 2000 to Mr. Ryan and the four other most highly paid executive officers under the Prudential Long-Term Performance Unit Plan (the "PUP"):

                                                                     Estimated Future Payouts
                                                                            Under Non-
                                                                    Stock Price Based Plans(1)
                                               Performance or Other ---------------------------
                           Number of Shares,       Period Until       Threshold      Target
          Name           Units or Other Rights Maturation or Payout      ($)           ($)
          ----           --------------------- -------------------- ---------------------------
Arthur F. Ryan..........         5,129              2000-2002          $2,000,310 $   4,000,620
John R. Strangfeld,
 Jr.....................         2,471              2000-2002             963,690     1,927,380
Vivian L. Banta.........         1,800              2000-2002             702,000     1,404,000
Mark B. Grier...........         2,350              2000-2002             916,500     1,833,000
Kiyofumi Sakaguchi......         2,016              2000-2002             786,240     1,572,480

--------
(1) The PUP recognizes and rewards the contributions that participants make towards the long term growth of The Prudential Insurance Company of America. Grants under the PUP are made every year for three year periods. The 2000 PUP measures performance over a three year period from 2000 to 2002. Under the 2000 PUP, participants are granted performance units from 100,000 total performance units. The number of performance units a participant is granted depends on the individual's performance, the value of the position within Prudential and market considerations. The value of the performance units is based principally on operating earnings. The final value of the units is not subject to any limitations. Awards under the 2000 PUP are payable in accordance with the PUP's terms in the first quarter of 2003. As described in greater detail below, under "--Long-Term Incentive Plans--Prudential Long-Term Performance Unit Plan", it is expected that future grants under the PUP will be replaced in whole or in part with stock options.

  Each of the foregoing persons also has awards outstanding under the 1999 PUP, reflecting performance from 1999-2001, which will be payable in the first quarter of 2002 and reflected in the Summary Compensation Table for 2001. Mr. Ryan has 5,129 units, with a threshold of $2,000,310 and a target of $4,000,620; Mr. Strangfeld, 2,425 units, with a threshold of $945,750, and a target of $1,891,500; Ms. Banta, 1,795 units, with a threshold of $769,860 and a target of $1,539,720; Mr. Grier, 1,974 units, with a threshold of $769,860 and a target of $1,539,720; and Mr. Sakaguchi, 2,016 units, with a threshold of $786,240 and a target of $1,572,480.

Retirement Plan

  The following table shows the estimated annual retirement benefits payable, assuming retirement at age 65, to participants under the Prudential Merged Retirement Plan and the Prudential Supplemental Retirement Plan (collectively, the "Retirement Plans") at the levels of Final Average Earnings and years of credited service contained in the respective plans.

                  Estimated Annual Retirement Plans Benefits

                                            Years of Credited Service
                        -----------------------------------------------------------------
Final Average Earnings      5          10         15         20       25(1)        30
----------------------  ---------- ---------- ---------- ---------- ---------- ----------
      $ 800,000         $   78,791 $  157,581 $  236,372 $  315,162 $  393,953 $  433,488
      1,200,000            118,791    237,581    356,372    475,162    593,953    653,488
      1,600,000            158,791    317,581    476,372    635,162    793,953    873,488
      2,000,000            198,791    397,581    596,372    795,162    993,953  1,093,488
      2,400,000            238,791    477,581    716,372    955,162  1,193,953  1,313,488
      2,800,000            278,791    557,581    836,372  1,115,162  1,393,953  1,533,488
      3,200,000            318,791    637,581    956,372  1,275,162  1,593,953  1,753,488
      3,600,000            358,791    717,581  1,076,372  1,435,162  1,793,953  1,973,488
      4,000,000            398,791    797,581  1,196,372  1,595,162  1,993,953  2,193,488
      4,400,000            438,791    877,581  1,316,372  1,755,162  2,193,953  2.413,488
      4,800,000            478,791    957,581  1,436,372  1,915,162  2,393,953  2,633,488

--------
(1) The highest attainable benefit under the Retirement Plans for a named executive does not exceed 25 years.

  The benefits shown above are stated in the form of a straight life annuity for the participant. Other optional forms of payment are available. Benefits payable under the Merged Retirement Plan are subject to offset for Social Security benefits; benefits payable under the Supplemental Retirement Plan are not subject to such offset. Final Average Earnings is generally defined as the average of annual earnings during the Earnings Base Period, not including the two years of lowest annual earnings. The Earnings Base Period for 2000 begins on January 1, 1993. Compensation considered in determining annual earnings includes base salary and payments earned under the Annual Incentive Plan.

  As of January 1, 2001, the estimated Final Average Earnings and years of credited service of each of the Named Executives under the Retirement Plans was: Mr. Ryan, $3,919,692 and six years; Mr. Strangfeld, $1,059,543 and 23 years; Ms. Banta, $2,117,040 and one year; Mr. Grier, $1,437,173 and five years; and Mr. Sakaguchi, $914,930 and 20 years.

Long-Term Incentive Plans

  Prudential Long-Term Performance Unit Plan

  As indicated above, we have a long-term incentive program called the Prudential Long-Term Performance Unit Plan. Under the PUP, select employees at the vice president level and all or substantially all employees above that level will receive additional compensation if stated performance objectives are achieved or exceeded over a three-year performance period. The performance objectives are based on Cumulative Operating Earnings and Cumulative Operating Margin. "Cumulative Operating Earnings" is combined income before tax and capital gains, subject to appropriate accounting adjustments over the three year performance period, as defined under the PUP. "Cumulative Operating Margin" is "operating earnings" divided by revenue over the three-year performance period as defined under the PUP. A targeted level of Cumulative Operating Earnings and a targeted percentage of Cumulative Operating Margin are established for each performance period. If 75% of the targeted level of Cumulative Operating Earnings is achieved, a specified dollar amount will be allocated to a notional incentive pool under the PUP. For performance above this threshold, a percentage of the incremental amount is credited to the notional pool, with different percentages used below and above the target level of performance. If

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

the Cumulative Operating Margin percentage is achieved or exceeded, the amount allocated to the notional pool for exceeding the threshold level of Cumulative Operating Earnings will be increased by a specified percentage based on the improvement in Cumulative Operating Margin.

  The notional pool is allocated to eligible participants based on the number of performance units awarded to each employee and to all employees. The number of units each eligible employee receives is determined by our Compensation Committee. Generally, an employee loses the units awarded if he or she is not employed by us at the end of the performance period. Employees whose terminations of employment occur because of retirement, death or disability are permitted to keep a portion of their units based on the portion of the performance period during which they were employed. The Compensation Committee may also authorize a payment to any employee whose employment is involuntarily terminated without cause, but such amount will not reduce the notional pool credited for the PUP.

  Amounts payable under the PUP will be paid at the end of the performance period, in a single payment, after our Compensation Committee approves the amount allocable to the notional pool. Up to one-half of the amount that is payable may be paid in shares of our Common Stock following the demutualization.

  It is generally expected that following the demutualization, stock options granted under the Stock Option Plan, as described below, will be the principal basis on which long-term incentive compensation opportunities are made available to our officers and other key employees. Therefore, the use of the PUP and other long-term incentive cash plans available at certain business units will be reduced over time.

  Annual Incentive Plan

  As indicated above, we also have an annual incentive program called the Prudential Annual Incentive Plan (the "AIP"). Under the AIP, management employees are eligible to receive additional compensation if stated annual performance objectives are achieved or exceeded. We have established several different notional bonus pools under the AIP. One notional pool has been created for the Chief Executive Officer and other senior executives (the "Senior Executive Pool"). Others have been established for each of our business groups and another is established for employees in our corporate functions. Each notional pool is credited at the end of each year with an aggregate amount equal to the target bonus opportunities for each participant in that pool. This amount is then adjusted to either reflect a performance factor established by our Compensation Committee for the entire company, for the relevant business unit or for a corporate function. Prudential's overall performance objectives, which are applied to adjust the Senior Executive Pool, will be focused primarily on financial results achieved as compared with pre-established targets. For a business group pool, it will generally be the case that approximately one-quarter of the adjustment will be made based on company-wide objectives, with the remainder based on the performance objectives specific to that business unit.

  The amounts credited to the applicable notional pool following the adjustment for the performance factor are allocated among the eligible participants. These allocations will be made at the discretion of the persons responsible for making the allocations, based on their assessment of several factors, including the individual's performance. Our Compensation Committee decides the allocations for the participants in the Senior Executive Pool. Amounts payable are generally paid to active employees in the first quarter of the year following the year for which they are payable. If an eligible employee terminates employment prior to receiving a payment in respect of the AIP, that employee will generally lose his or her right to receive any payment. In the case of employees whose employment terminates due to death, disability, retirement or involuntary termination of employment unrelated to job performance, an award may be paid at the discretion of the Compensation Committee.

Stock-Based Plans

  Upon demutualization, we will use Prudential Financial, Inc. Common Stock and stock options as components of our total compensation package for employees.

  New Jersey law prohibits any current member of the Board of Directors of The Prudential Insurance Company of America, including our chairman and chief executive officer, to be included in any grant of Prudential Financial, Inc. stock options that takes effect at the time of demutualization. However, the plan of reorganization provides that current members of the Board of Directors may participate in our stock option plan beginning one year after the effective date of the demutualization. In addition, our plan of reorganization further limits our ability to grant stock options to officers in the following manner. Senior officers of Prudential or their

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

equivalent are precluded from receiving any grant of stock options for the same one-year period. Officers of Prudential below the level of senior officers or their equivalent are precluded from receiving any grant of stock options for at least 183 days from the effective date of Prudential's demutualization.

  The stock-based compensation programs will be structured as follows:

  We have adopted a stock option plan (the "Stock Option Plan") that will take effect as part of the plan of reorganization. The Stock Option Plan will have two components through which no more than 7% of the total number of shares of Common Stock notionally allocable to eligible policyholders in the demutualization may be issued upon exercise of the options. The "total number of shares of Common Stock", for purposes of this 7% calculation, includes both the actual shares of Common Stock issued to eligible policyholders and the notional shares of Common Stock that could have been issued to eligible policyholders that are actually receiving demutualization compensation in the form of either cash or policy credits under the terms of the plan of reorganization. Assuming 160.1 million notional shares are allocated to eligible policyholders receiving cash or policy credits and 110.0 million shares are issued in the offering of Common Stock, the shares reserved for grants under the Stock Option Plan would constitute approximately 8% of the outstanding shares of Common Stock upon the completion of the demutualization and the offering of Common Stock, without giving any effect to shares of Class B Stock. The issuance of options will not reduce the amount of stock allocated among, or issued to, eligible policyholders in our demutualization.

  The first component is the associates options grant, known under the Stock Option Plan as the "Associates Grant". Under this component, a one-time grant of Prudential Financial, Inc. stock options, in an amount to be determined by the Board of Directors, or a committee of the Board, in its discretion, will be made as of the effective date of the demutualization to a substantial and broad classification of employees of Prudential Financial, Inc. and its affiliates, but not to individuals who are officers or who, by their positions, are eligible for consideration for regular option grants under the officer stock option component described below. Subject to the employee's continued employment with Prudential Financial, Inc. or one of its affiliates, this associates option grant will generally become exercisable ratably over no longer than a three-year period (although the Board of Directors or a committee of the Board may, at the time of the grant, specify a future performance goal that, if attained, could shorten the vesting period) and generally have ten-year maximum terms. The Board of Directors currently intends to make the associates option grant as of the date of demutualization of up to 2% of the total number of shares of Common Stock notionally allocable to eligible policyholders in the demutualization. If the associates option grant is made on the effective date of the plan of reorganization, the exercise price of the stock option will be the initial public offering price of the Common Stock. Otherwise, the exercise price of the stock option will be at least equal to the fair market value of the Common Stock (generally the market price for our Common Stock on the date of the grant).

  The second component is the officer stock option program. Under this program, grants of stock options (which may include incentive stock options as defined under the Internal Revenue Code) or stock appreciation rights ("SARs"), in amounts to be determined by the Board of Directors, or a committee of the Board or an officer to whom authority is delegated, will be made to officers of Prudential Financial, Inc. and its affiliates and to other selected individuals as determined by the Board of Directors, such committee or officer. This program has two aspects. First, it is ultimately intended to provide for the grant of stock options in lieu of all cash-based incentive compensation awards now made annually under the PUP. However, as noted above, we will defer the adoption of this practice for at least 183 days from the effective date of our demutualization for otherwise-eligible officers of Prudential and its affiliates, and for at least one year from the effective date of our demutualization for senior officers of Prudential. Second, the Board of Directors, or a committee of the Board or officer, in its discretion, may make periodic grants of stock options to select employees to reward significant individual performance. The stock options awarded under the officer stock option program after the effective date of demutualization will have an exercise price at least equal to the fair market value of the Common Stock at the date of the grant (generally the market price for our Common Stock on the day of the grant). Subject to the grantees' continued employment with Prudential Financial, Inc. or one of its affiliates, these stock options will generally become exercisable over no longer than a three-year period (although the Board of Directors or a committee of the Board may, at the time of the grant, specify a future performance goal that, if attained, could shorten the vesting period) and generally have ten-year maximum terms. Finally, in the event of a "change of control" of Prudential Financial, Inc., generally any outstanding stock option or SAR will become immediately exercisable by the holder. However, the Board of Directors or a committee of the Board administering the Stock Option Plan may provide for the cash-out of such outstanding options in an amount equal to the excess of the

"change of control" price for the Common Stock over the exercise price for the option or base price for the SAR. In the absence of a cash-out and provided the successor company satisfies certain requirements, the Stock Option Plan provides for the issuance of an alternative award in lieu of the stock options and SARs by the participant's employer immediately following the change of control. Under the Stock Option Plan, officer stock options will be limited to up to 5% of the total number of shares of Common Stock notionally allocable to eligible policyholders in the demutualization. We anticipate that officers and other selected employees normally eligible for option grants under the Stock Option Plan will receive such grants after 183 days, and the senior officers will receive stock option grants after one year from the effective date of our demutualization. The exercise price of such option grants will be at least equal to the fair market value of the Common Stock at the date of grant.

  The Stock Option Plan is intended to satisfy the general requirements of
Section 162(m) of the Internal Revenue Code when, and to the degree, the exercise of stock options by the chairman and chief executive officer and the four most highly compensated executive officers may trigger compensation subject to the limits of such section.

  In addition, on or after the effective date of the demutualization, we may substitute Common Stock on a current or deferred basis, as appropriate in our discretion, for:

  . a portion of our employer match contributions in our PESP, and

  . payment of all or part of outstanding awards, otherwise payable in cash, that mature after demutualization under the PUP.

Beginning one year after demutualization, we also may substitute Common Stock on a current or deferred basis, as appropriate in our discretion, to:

  . convert the present value of existing, non-employee directors' retirement benefits to a stock-based award;

  . make a lump sum stock-based award to new non-employee directors; and

  . replace all or a portion of the annual cash retainer for our non-employee directors.

Participants in the PESP will also have the opportunity to invest their individual contributions and account balances in Common Stock.

Prudential Severance and Senior Executive Severance Plan; Change of Control Program

  Currently, each of the five most highly compensated executive officers, other than the chairman and chief executive officer, is eligible for benefits under the Prudential Severance Plan (the "Severance Plan") and the Prudential Severance Plan for Senior Executives (the "Senior Executive Severance Plan") if such executive incurs an "Eligible Termination." An "Eligible Termination" is defined as an involuntary termination of employment with Prudential or any "participating company" that is a result of: (a) the closing of an office or business location; (b) a reduction in force or downsizing; (c) the restructuring, reorganization or reengineering of a business group, unit or department; (d) a job elimination; or (e) such other factors and circumstances as we determine in our sole discretion. The amount of severance payments under the plan is generally based on two variables-- the executive's years of service with Prudential and his or her "Weeks of Eligible Compensation". This is calculated by determining the individual's annual base salary, a three-year average of the individual's bonus payments under the AIP, plus any amount due under the terms of the PUP otherwise payable immediately after termination of employment, divided by 52. The Senior Executive Severance Plan provides a minimum guarantee of 52 Weeks of Eligible Compensation for any participant; an additional 26 weeks may be added to the minimum guarantee, in the sole discretion of Prudential. Payments under the Senior Executive Severance Plan are reduced, however, by the amount of any severance or similar benefits from The Prudential Insurance Company of America or any affiliate, including the change of control program described below and by any amounts owed to Prudential, by the affected employee.

  We have also adopted an Executive Change of Control Severance Program (the "Program") that permits a committee of the Board to select and designate employees of Prudential as participants in the Program. Presently, eleven individuals, including the chairman and chief executive officer and the four most highly compensated named executive officers, have been so designated. A potential of 400 additional persons may be designated as participants under the Program in the future. Generally, there are two requirements under the Program that must be satisfied before any termination payments are made to eligible officers:

  . there must be a "Change of Control", as defined under the Program and as described below; and

  . within two years following the Change of Control, either the eligible officer's employment with Prudential Financial, Inc. or any of its affiliates must be terminated without cause or the eligible officer must terminate his or her employment for "good reason". In the event that any successor, after a Change of Control, attempts to terminate or modify the Program in a manner that adversely affects participants, the termination payments described below will be made to such participants even if no termination of employment has in fact occurred.

  A Change of Control includes any one of several events or occurrences:

  . any person becoming the beneficial owner, directly or indirectly, of securities representing 25% or more of the combined voting stock of our securities;

  . a change in a majority of the persons who serve as members of the Board of Directors, excluding newly elected directors who are elected to the Board of Directors, or nominated for election to the Board of Directors, by a majority of those directors who were in office at the beginning of the period or who were previously elected or nominated for election by such directors, within any 24-month period commencing after the demutualization; or

  . consummation of a merger, consolidation, sale or other disposition of all or substantially all of our assets or similar corporate transaction, if, immediately following the consummation of that transaction, our policyholders or stockholders, as the case may be, do not, directly or indirectly, control the voting power of the surviving, resulting or acquiring corporation.

Additionally, the Board of Directors reserves the right to designate any other event as a Change of Control. However, the consummation of the demutualization and the offering of Common Stock will not be deemed a Change of Control.

  An officer has "good reason" to terminate his or her employment if one of several specified, adverse changes in the terms and conditions of the officer's employment occurs without his or her consent, e.g., a reduction in the officer's base salary, annual bonus opportunity and other material benefits or title, position, duties or responsibilities. Terminations by reason of death, disability, retirement, involuntary terminations for cause or voluntary terminations other than for good reason are excluded under the Program.

  The severance payment will be equal to a specified multiple of the sum of the officer's annual base salary and a bonus amount pursuant to the AIP, depending upon the individual's selection to a particular "tier" under the program by the committee of the Board of Directors administering the arrangement. The bonus amount is equal to the greater of (x) the officer's actual annual bonus for the calendar year prior to the year in which his or her employment terminates, or (y) the average of the annual bonuses payable to such officer for the last three calendar years. The multiple used to determine the severance payment for employees appointed as "Tier 1 Participants" (anticipated to be Prudential's most senior officers), is generally two, but increases to three if the officer agrees to be bound by a noncompetition and nonsolicitation agreement, which restricts his or her ability to work for a competitor for up to one year following the date of termination. Lower multiples are used for other covered employees depending on their appointment to a particular tier by the committee of the Board of Directors, their position and whether he or she has entered into a similar agreement.

  The Program also provides for other benefits and payments related to an officer's prior service. In addition to base salary through the date of termination, eligible officers are entitled to receive the target annual bonus for the year of termination, pro-rated to reflect his or her period of employment, and a long-term incentive amount in respect of any performance periods then in effect. Any stock options will become immediately exercisable and will remain exercisable for one year thereafter. In addition, upon termination, a covered employee will be entitled to amounts accrued under the Prudential Deferred Compensation Plan and/or its predecessor, the Prudential Consolidated Deferred Compensation Plan, payable in a lump sum regardless of the employee's previous distribution election under such plans. The terminated officer will also receive an additional payment equal to the present value of the additional retirement benefits under the Retirement Plans that he or she would have accrued assuming that (a) he or she continued to work for the period of time in respect of which the severance benefits are payable, e.g., the third anniversary of the officer's termination, if the multiple used for severance is three, the second anniversary if the multiple used is two, and
(b) that the severance benefits were
paid ratably over that period. Payments under the program are, however, offset against any payment such eligible officers may otherwise be entitled to under Prudential Financial, Inc.'s, or any of its affiliates' severance plans.

  Notwithstanding the foregoing, the amount of the benefits payable to the officer under the Program will be reduced if (a) the aggregate value of all compensation, payments or benefits payable to an officer under the change of control program results in the officer becoming subject to federal excise taxes on "parachute payments" under Section 280G of the Internal Revenue Code and (b) limiting such benefits would result in the officer receiving a greater net after-tax benefit. The reduced amount will be equal to the maximum amount that could be paid without the officer being subject to excise taxes. To the extent any benefits paid are subject to federal excise taxes, Prudential will not be permitted to deduct such amounts against its federal income tax liability.

                           OWNERSHIP OF COMMON STOCK

  The following table sets forth information regarding the beneficial ownership of our Common Stock as of the effective date of the demutualization by:

  . each director and each named executive officer; and

  . all directors and executive officers of Prudential Financial, Inc. as a group.

We base the number of shares of Common Stock beneficially owned by each director and each named executive officer upon an estimate of the number of shares they will receive as eligible policyholders under the plan of reorganization. We believe that no person will beneficially own more than 5% of the outstanding shares of Common Stock as a result of share distributions made under the plan of reorganization and shares sold in the initial public offering of Common Stock. For purposes of this table, beneficial ownership is determined in accordance with SEC rules. Each holder listed below will have sole investment and voting power with respect to the shares listed as beneficially owned by that holder.

                                                          Number of shares to
Name                                                     be beneficially owned
----                                                     ---------------------
Arthur F. Ryan..........................................           *
Franklin E. Agnew.......................................           *
Frederic K. Becker......................................           *
Gilbert F. Casellas.....................................           *
James G. Cullen.........................................           *
Carolyne K. Davis.......................................           *
Allan D. Gilmour........................................           *
William H. Gray III.....................................           *
Jon F. Hanson...........................................           *
Glen H. Hiner...........................................           *
Constance J. Horner.....................................           *
Gaynor N. Kelley........................................           *
Burton G. Malkiel.......................................           *
Ida F. S. Schmertz......................................           *
Charles R. Sitter.......................................           *
Donald L. Staheli.......................................           *
Richard M. Thomson......................................           *
James A. Unruh..........................................           *
P. Roy Vagelos..........................................           *
Stanley C. Van Ness.....................................           *
Paul A. Volcker.........................................           *
John R. Strangfeld, Jr. ................................           *
Vivian L. Banta.........................................           *
Mark B. Grier...........................................           *
Kiyofomi Sakaguchi......................................           *
All directors and executive officers as a group (31
 persons)...............................................           *

--------
* Less than 1% of the shares of Common Stock expected to be outstanding at the time of the offering of Common Stock.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In the ordinary course of business, we from time to time may engage in transactions with other corporations or financial institutions whose officers or directors are also directors of Prudential Financial, Inc. Transactions with such corporations and financial institutions are conducted on an arm's length basis and may not come to the attention of the directors of Prudential Financial, Inc. or of the other corporations or financial institutions involved. In addition, from time to time executive officers and directors of Prudential Financial, Inc. may engage in transactions in the ordinary course of business involving services we offer, such as insurance and investment services, on terms similar to those extended to employees of Prudential Financial, Inc. generally.

  Mr. Glen H. Hiner, a director of Prudential Financial, Inc., and a director of The Prudential Insurance Company of America since 1997, has been the Chairman and Chief Executive Officer of Owens Corning since 1992. Prior to Mr. Hiner joining the Board of Directors of The Prudential Insurance Company of America, Prudential entered into several transactions with Owens Corning affiliates. On December 29, 1993, Prudential purchased $26,551,000 aggregate principal amount of 6.58% notes of The Industrial Development Board of the City of Jackson due March 31, 2004. On December 23, 1996, Prudential purchased $32,200,000 aggregate principal amount of 7.31% notes of The Industrial Development Board of the City of Jackson, also due March 31, 2004. The Industrial Development Board of the City of Jackson entered into a Head Lease Agreement with Owens-Corning Fiberglas Corporation, dated as of December 15, 1993, as amended on December 23, 1996, pursuant to which Owens-Corning Fiberglas Corporation became a lessee to the issuer under both the 1993 financing and 1996 financing. The largest amounts outstanding during fiscal year 2000 were $14,416,525 and $23,769,260 for the 1993 financing and 1996 financing, respectively. The principal amounts outstanding as of September 30, 2001 were $9,697,260 and $15,846,033 for the 1993 financing and 1996 financing, respectively. On November 29, 1994, Prudential purchased $47,987,817 aggregate principal amount of 9.00% notes of Owens-Corning Finance (U.K.) PLC due November 28, 2001. The notes were guaranteed by Owens-Corning Fiberglas Corporation. The financing was also supported by letters of credit issued by Credit Suisse and its affiliates. The largest amount outstanding during fiscal year 2000 was $16,840,504. On October 5, 2000, Owens Corning and certain of its domestic affiliates filed for relief under the federal bankruptcy code. As a result of the filing, on November 24, 2000 we drew under our letters of credit and received payment in full of all principal, accrued interest and the yield maintenance amount totaling $13,619,147.

                        SHARES ELIGIBLE FOR FUTURE SALE

  In addition to the shares of Common Stock offered in the initial public offering in the United States and internationally, Prudential Financial, Inc. expects to issue approximately 456.3 million shares of Common Stock in the demutualization. Substantially all the shares of Common Stock outstanding after the offering, including the shares issued in the demutualization, will be eligible for resale in the public market without restriction. Prior to the initial public offering of Common Stock and the demutualization there has been no market for the Common Stock.

  The plan of reorganization requires us to establish a commission-free program, which we describe above under "Demutualization and Related Transactions--The Demutualization--Commission-Free Program and Sales Facility". We estimate that upon consummation of the demutualization we will have approximately 4 million policyholders who will receive in excess of 166 million shares that we believe would be eligible to sell their shares through this program.

                     PRUDENTIAL FINANCIAL CAPITAL TRUST I

                             Purpose of the Trust

  Prudential Financial Capital Trust I is a statutory business trust created under Delaware law according to (1) a declaration of trust and (2) a certificate of trust filed with the Secretary of State of the State of Delaware on September 24, 2001. This declaration will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. The declaration will be qualified as an indenture under the Trust Indenture Act.

  The trust exists for the exclusive purposes of:

  (a) issuing the trust securities, which consist of

    .  the redeemable capital securities offered by this prospectus and

    .  the common securities issued to Prudential Financial, Inc.,

representing undivided beneficial ownership interests in the debentures issued by Prudential Financial, Inc., which will be the sole assets of the trust;

  (b) investing the proceeds of the trust securities in the debentures; and

  (c) engaging in only those activities necessary, appropriate, convenient or incidental to the purposes specified in (a) and (b) above. The trust has a term of approximately seven years, but may dissolve earlier as provided in the declaration.

  A holder of units will be the beneficial owner of the related redeemable capital securities. Those redeemable capital securities will be pledged to secure the obligations of the holder under the related purchase contract. The redeemable capital securities will be held by the collateral agent.

  The trust's redeemable capital securities rank equally with the trust's common securities. Payments upon redemption, liquidation or otherwise will be made on a proportionate basis between the two classes. During the continuance of an event of default under the debenture indenture, the rights of the holders of the redeemable capital securities to receive distributions and payments upon liquidation, redemption and otherwise will be senior to the rights of the holders of the common securities. The aggregate stated liquidation amount of the common securities owned by Prudential Financial, Inc. will equal at least 3% of the total capital of the trust.

  Prudential Financial, Inc. will, on a senior and unsecured basis, irrevocably guarantee distributions on the trust securities to the extent of available trust funds.

  The number of the trustees is initially five. Three of the trustees (the administrative trustees) are persons who are our employees or officers or who are affiliated with us. Under the declaration of trust, the fourth trustee will be a financial institution that is unaffiliated with us. This trustee will serve as property trustee under the declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act. Initially, JPMorgan Chase Bank, a New York banking corporation, will be the property trustee until removed or replaced by the holder of the common securities. The fifth trustee will be a financial institution that is unaffiliated with us and that is resident in the State of Delaware for purposes of the Delaware Business Trust Act. Initially, Chase Manhattan Bank USA, National Association, a national banking association, will be the Delaware trustee until removed or replaced by the holder of the common securities. For purposes of compliance with the provisions of the Trust Indenture Act, JPMorgan Chase Bank will also act as the guarantee trustee.

  The property trustee will hold title to the debentures for the benefit of the holders of the trust securities and the property trustee will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest bearing bank account to hold all payments made in respect of the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from this property account. The guarantee trustee will hold the guarantee for the benefit of the holders of the redeemable capital securities.

  We, Prudential Financial, Inc., as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any trustee and to increase or decrease the number of trustees. However, the number of trustees shall be at least two, at least one of which shall be an administrative trustee. We, Prudential Financial, Inc. will pay all fees and expenses related to the trust and the offering of the units.

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  The rights of the holders of the redeemable capital securities, including economic rights, rights to information and voting rights, are provided in the declaration of trust of Prudential Financial Capital Trust I, including any amendments thereto, the redeemable capital securities, the Delaware Business Trust Act and the Trust Indenture Act.

                Accounting Treatment of the Trust and the Units

  The financial statements of Prudential Financial Capital Trust I will be consolidated in our financial statements, with the redeemable capital securities shown on its consolidated balance sheet under the caption "Guaranteed minority interest in trust holding solely debentures of Parent". The proceeds from the units will be allocated to the underlying purchase contracts and redeemable capital securities based on their relative fair values at the offering date. The forward contracts will be reported in additional paid-in capital and subsequent changes in fair value will not be recognized. The notes to our consolidated financial statements will disclose that the sole asset of the trust will be the debentures. Distributions on the redeemable capital securities will be reported as a charge to minority interest in our consolidated statements of income, whether paid or accrued.

  The purchase contracts are forward transactions in Common Stock. Upon settlement of a purchase contract, Prudential Financial, Inc. will receive $50 on that purchase contract and will issue the requisite number of shares of Common Stock. The $50 which Prudential Financial, Inc. receives will be credited to shareholders' equity and allocated between the Common Stock and additional paid-in-capital accounts.

  Prior to settlement of the purchase contracts through the issuance of Common Stock, the units will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of Common Stock used in calculating earnings per share for any period will be deemed to be increased by the excess, if any, of the number of shares that would be required to be issued upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market, at the average market price during that period, using the proceeds that would be required to be paid upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods
when the average market price of Common Stock is above $   per share.

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                   DESCRIPTION OF THE EQUITY SECURITY UNITS

  The following is a summary of the principal documents relating to the offering of the units. Copies of those documents are on file with the SEC as part of our registration statement. See "Additional Information" for information on how to obtain copies. Although we believe the material provisions of these documents have been accurately summarized, you should read the provisions of each of the underlying agreements.

                         Principal Terms of the Units

  Each equity security unit will have a stated amount of $50 and will initially consist of:

    (1) a purchase contract, under which

    . you agree to purchase, for $50, shares of Common Stock of Prudential Financial, Inc. on the stock purchase date of , 2004. The number of shares that you will receive upon the settlement of your purchase contract will be determined by the settlement rate described below under "--Settlement Rates"; and

    . we will make quarterly contract fee payments to you at the annual rate of % of the stated amount of $50, subject to our right to defer these payments; and

    (2) a beneficial ownership interest of a redeemable capital security of Prudential Financial Capital Trust I with a stated liquidation amount of $50. Each redeemable capital security, and each common security issued to Prudential Financial, Inc., represents an undivided beneficial ownership interest in the assets of Prudential Financial Capital Trust I. The property trustee of the trust will hold legal title to the assets. The trust's assets consist solely of debentures issued by Prudential Financial, Inc.

  The redeemable capital securities will initially be pledged to secure your obligations under the purchase contracts. We refer to the purchase contracts, together with the pledged redeemable capital securities (or, after the remarketing, the pledged treasury securities) as the "normal units". Each holder of normal units may elect to create "stripped units." To do this, a holder has to withdraw the pledged redeemable capital securities (or, after the remarketing, treasury securities) underlying the normal units by substituting, as pledged securities, zero-coupon treasury securities that will
pay $50 on       , 2004, the amount then due under the purchase contract. See
"--Creating Stripped Units and Recreating Normal Units".

  Upon payment of the debentures issued by Prudential Financial, Inc., to the trust on their maturity date, the trust will use the cash proceeds from the repayment to redeem the redeemable capital securities at their aggregate stated liquidation amount plus any accrued and unpaid distributions, payable in cash only. Prudential Financial Capital Trust I may not redeem the redeemable capital securities at any other time, for any other reason or under any other circumstances.

  As a beneficial owner of the units, you will be deemed by your acceptance of the units to have:

  . irrevocably agreed to be bound by the terms of the purchase contract agreement, pledge agreement and purchase contract for so long as you remain a beneficial owner of such units; and

  . appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract on your behalf.

  In addition, as a beneficial owner of the units, you will be deemed by your acceptance of the units to have agreed to treat for United States federal, state and local income and franchise tax purposes:

  . yourself as the owner of the related redeemable capital securities, or the treasury securities, as the case may be; and

  . the debentures as indebtedness that Prudential Financial, Inc. has issued.

  At the closing of the offering of the units, the underwriters will purchase the units. The purchase price of each unit will be allocated by Prudential Financial, Inc. between the related purchase contract and the related redeemable capial security. The underwriters will fund their purchase of the units by selling the units to the initial investors. Prudential Financial Capital Trust I will use the amount of cash from the offering allocated to the redeemable capital securities and any cash it receives from Prudential Financial, Inc. for the common securities, to purchase

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the debentures from Prudential Financial, Inc. The redeemable capital securities will then be pledged to the collateral agent to secure the obligations owed to Prudential Financial, Inc. under the purchase contracts.

  Prudential Financial, Inc. will enter into:

  . a purchase contract agreement with JPMorgan Chase Bank, as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the units, the purchase contracts, the transfer, exchange or replacement of certificates representing the units and certain other matters relating to the units; and

  . a pledge agreement with JPMorgan Chase Bank, as collateral agent, custodial agent and securities intermediary creating a pledge and security interest for Prudential Financial, Inc.'s benefit to secure the obligations of holders of units under the purchase contracts.

              Creating Stripped Units and Recreating Normal Units

  If a holder of normal units elects to withdraw the pledged redeemable capital securities (or, after the remarketing, treasury securities) and substitute certain treasury securities as pledged securities, the pledged redeemable capital securities (or, after the remarketing, treasury securities) will be released from the pledge agreement and delivered to the holder. The normal units would then become "stripped units". Holders of stripped units may recreate normal units by resubstituting the redeemable capital securities (or, after the remarketing date, the applicable specified treasury securities) for the treasury securities underlying the stripped units.

  Holders who elect to create stripped units or recreate normal units, shall be responsible for any related fees or expenses. A holder of stripped units will receive only limited distributions. See "--Current Payments" below.

Creating Stripped Units

  Each holder of normal units may create stripped units. To do this, a holder must withdraw the pledged redeemable capital securities (or, after the remarketing, treasury securities) underlying the normal units and substitute, as pledged securities, the zero-coupon U.S. treasury securities described
below that will pay $50 on      , 2004, which is the amount then due under the
purchase contract. Holders of normal units may create stripped units at any time on or before the second business day prior to the stock purchase date, except that they may not create stripped units during the period from two business days prior to any remarketing period until the expiration of two business days after that period.

  A holder might consider it beneficial to either hold the redeemable capital securities directly or to realize income from their sale. These investment choices are facilitated by creating stripped units.

  A stripped unit will have a stated amount of $50 and will consist of:

  . the purchase contract, described under "--Principal Terms of the Units" above; and

  . an undivided beneficial ownership interest in the zero-coupon U.S. Treasury security described in the following paragraph.

  A holder of zero-coupon U.S. treasury securities that wishes to create stripped units must substitute, as pledged securities, those U.S. treasury
securities identified by CUSIP No.    , which mature on       , 2004. These
zero-coupon treasury securities will be pledged with the collateral agent to secure the holder's obligation to purchase shares of Common Stock under the purchase contract. The pledged redeemable capital securities (or, after the remarketing, treasury securities) underlying the normal units will be released from the pledge agreement and delivered to the holder. Because treasury securities are issued in integral multiples of $1,000, holders of normal units may make the substitution only in integral multiples of 20 normal units. However, after a remarketing of the redeemable capital securities has occurred, the holders may make the substitution only in integral multiples of normal units such that both the treasury securities to be deposited and the zero-coupon treasury securities to be released are in integral multiples of $1,000.

  To create stripped units, you must

  . deposit with the collateral agent the zero-coupon treasury securities described above, which will be substituted for the pledged redeemable capital securities (or, after the remarketing, treasury securities)

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   underlying your normal units and pledged with the collateral agent to secure your obligation to purchase Common Stock under the purchase contract;

  .  transfer the normal units to the purchase contract agent; and

  . deliver a notice to the purchase contract agent stating that you have deposited the zero-coupon treasury securities specified above with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged redeemable capital securities (or, after the remarketing, treasury securities) underlying the normal units.

  Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged redeemable capital securities or treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

  .  cancel the normal units;

  . transfer to you the underlying pledged redeemable capital securities or treasury securities; and

  .  deliver the stripped units to you.

  Any redeemable capital securities released to you will be tradeable separately from the resulting stripped units. Distributions on the redeemable capital securities will continue to be payable in accordance with their terms.

Recreating Normal Units

  Each holder of stripped units may recreate normal units by substituting, as pledged securities, redeemable capital securities (or after the remarketing, treasury securities) then constituting a part of the normal units for the zero-coupon treasury securities underlying the stripped units. Holders may recreate normal units at any time on or before the second business day prior to the stock purchase date, except that they may not recreate normal units during the period from two business days prior to any remarketing period until the expiration of two business days after that period.

  Upon recreation of the normal units, the redeemable capital securities (or after the remarketing, treasury securities) will be pledged with the collateral agent to secure the holder's obligation to purchase Common Stock under the purchase contract, and the zero-coupon treasury securities underlying the stripped units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of stripped units may make the substitution only in integral multiples of 20 stripped units. However, after a remarketing of the redeemable capital securities has occurred, the holder may make the substitution only in integral multiples of stripped units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

  To recreate normal units from stripped units, you must:

  .  deposit with the collateral agent:

   . if the substitution occurs prior to the remarketing of the redeemable capital securities, redeemable capital securities having an aggregate stated liquidation amount equal to the aggregate stated amount of your stripped units; and

   . if the substitution occurs after the remarketing of the redeemable capital securities, the applicable treasury securities then constituting a part of the normal units;

  .  transfer the stripped units to the purchase contract agent; and

  . deliver a notice to the purchase contract agent stating that you have deposited the redeemable capital securities or treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged treasury securities underlying those stripped units.

  The redeemable capital securities or treasury securities will be substituted for the treasury securities underlying your stripped units and will be pledged with the collateral agent to secure your obligation to purchase Common Stock under your purchase contract.

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

  Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged treasury securities from the pledge under the pledge agreement free and clear of Prudential Financial, Inc.'s security interest. The purchase contract agent will:

  .  cancel the stripped units;

  .  transfer to you the underlying treasury securities; and

  .  deliver to you the normal units.

                               Current Payments

  Normal Units. If you hold normal units, you will receive total payments of % of the stated amount per year, consisting of

  . quarterly contract fee payments at the annual rate of % of the stated amount of $50 per purchase contract; and

  . quarterly cumulative cash distributions on the redeemable capital securities, at the annual rate of % of the stated liquidation amount of
     $50 per redeemable capital security through and including       , 2004.
     On       , 2004, you will receive a quarterly payment, consisting of a cash payment on the pledged treasury securities, at the same annual rate.

  Both these payments are subject to the deferral provisions described under "--Description of the Purchase Contracts--Option to Defer Contract Fee Payments" and "--Description of the Redeemable Capital Securities-- Distributions".

  Stripped Units. If you hold stripped units, you will receive only the quarterly contract fee payments. In addition, original issue discount will accrue on the pledged zero-coupon U.S. treasury securities. See "U.S. Federal Income Tax Consequences--Substitution of Treasury Securities to Create Stripped Units."

  Redeemable Capital Securities. If you hold redeemable capital securities separated from the units, you will receive the quarterly cash distributions on the redeemable capital securities.

  In addition, distributions on all redeemable capital securities, whether held separately or as part of units, will be fixed initially at the annual rate of % of the stated liquidation amount of $50 per redeemable capital
security, payable quarterly through      , 2004. The rate of distribution on
the redeemable capital securities will be reset for the quarterly
distributions after       , 2004, and distributions on the redeemable capital
securities will be made at the reset rate from that date to       , 2006.
However, if the reset rate meeting the requirements described in this prospectus cannot be established, the distribution rate will not be reset. In this case, the reset rate will continue to be the initial annual rate of % until a reset rate meeting the requirements described in this prospectus can
be established on a later remarketing date prior to       , 2004.

  If, however, no remarketing occurs prior to       , 2004, the initial
distribution rate on the redeemable capital securities will be automatically reset to the rate described below under "Description of the Redeemable Capital Securities--Automatic Reset of Distribution Rate Upon Failed Remarketing." That automatic reset rate will then be the distribution rate on the redeemable
capital securities through       , 2006.

  The ability of Prudential Financial Capital Trust I to make the distributions on the redeemable capital securities is solely dependent upon the receipt of corresponding payments from Prudential Financial, Inc. on the debentures. Prudential Financial, Inc.'s obligations with respect to the debentures will be senior and unsecured and will rank equally in right of payment to all of its other senior unsecured debt. See "--Description of the Debentures--Overview".

                     Description of the Purchase Contracts

  Each purchase contract underlying a unit, unless earlier terminated, or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and us to sell, for $50,

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on the stock purchase date of       , 2004, a number of newly issued shares of
Common Stock equal to the settlement rate.

Settlement Rates

  The settlement rate is the number of newly issued shares of Common Stock that Prudential Financial, Inc. is obligated to sell and you are obligated to
buy upon settlement of a purchase contract on       , 2004. The settlement
rate for each purchase contract will be as follows, subject to adjustment as described under "--Anti-Dilution Adjustments":

  . If the applicable market value of Common Stock (which is the average of the closing prices per share of Common Stock on each of the twenty consecutive trading days ending on the third trading day preceding the stock purchase date) is equal to or greater than the threshold
     appreciation price of $   , which is  % above $   , the initial public
     offering price of Common Stock, then the settlement rate, which is equal
     to $50, divided by $   , will be     shares of Common Stock per purchase
     contract. Accordingly, if, between the date of this prospectus and the period during which the applicable market value is measured, the market
     price for Common Stock increases to an amount that is higher than $   ,
     the aggregate market value of the shares of Common Stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of Common Stock, will be higher
     than $50, and if the market price equals $   , the aggregate market
     value of those shares, assuming that this market value is the same as the applicable market value of Common Stock, will equal $50;

  .  If the applicable market value of Common Stock is less than $   but
     greater than $ , the settlement rate will be equal to $50 divided by the applicable market value of Common Stock per purchase contract. Accordingly, if the market price for Common Stock increases between the date of this prospectus and the period during which the applicable
     market value is measured but that market price is less than $   , the
     aggregate market value of the shares of Common Stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of Common Stock, will equal $50; and

  .  If the applicable market value of Common Stock is less than or equal to
     $   , the settlement rate, which is equal to $50, divided by $   , the
     initial public offering price of Common Stock, will be     shares of
     Common Stock per purchase contract. Accordingly, if the market price for Common Stock decreases between the date of this prospectus and the period during which the applicable market value is measured, the aggregate market value of the shares of Common Stock issued upon settlement of each purchase contract, assuming that the market value is the same as the applicable market value of Common Stock, will be less than $50, and if the market price stays the same, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of Common Stock, will equal $50.

  The "applicable market value" means the average of the closing price per share of Common Stock on each of the twenty consecutive trading days ending on
the third trading day preceding       , 2004.

  For purposes of determining the applicable market value for Common Stock, the "closing price" of Common Stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of Common Stock on the New York Stock Exchange on that date. If Common Stock is not listed for trading on the New York Stock Exchange on any date, the closing price of Common Stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which Common Stock is so listed, or if the Common Stock is not so listed on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if Common Stock is not so reported, the last quoted bid price for Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

  A "trading day" is a day on which Common Stock:

  . is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business, and


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  .  has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of Common Stock.

Settlement

  Settlement of the purchase contracts will occur on the stock purchase date. Prudential Financial, Inc. will be obligated to sell to you, and you will be obligated to purchase from Prudential Financial, Inc., Common Stock, unless:

  . you have settled the related purchase contract prior to the stock purchase date through the early delivery of cash to the purchase contract agent, in the manner described in "--Early Settlement" below;

  . if Prudential Financial, Inc. is involved in a merger prior to the stock purchase date in which at least 30% of the consideration for Common Stock consists of cash or cash equivalents, and you have settled the related purchase contract through an early settlement as described in "--Early Settlement upon Merger" below; or

  . an event described under "--Termination of Purchase Contracts" below has occurred.

  The settlement of the purchase contracts on the stock purchase date will occur as follows:

  . for the stripped units or normal units which include pledged treasury securities, the cash payments on the treasury securities will automatically be applied to satisfy in full your obligation to purchase Common Stock under the purchase contracts; and

  . for the normal units in which the related redeemable capital securities remain a part of the normal units because of a failed remarketing, Prudential Financial, Inc. will exercise its rights as a secured party to dispose of the redeemable capital securities in accordance with applicable law in satisfaction of your obligation to purchase the Common Stock under the purchase contracts.

  In either event, Common Stock will then be issued and delivered to you or your designee, upon presentation and surrender of the certificate evidencing the units, if the units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of Common Stock to any person other than you.

  Prior to the date on which shares of Common Stock are issued in settlement of purchase contracts, the Common Stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the purchase contracts.

  No fractional shares of Common Stock will be issued by Prudential Financial, Inc. pursuant to the purchase contracts. In place of fractional shares otherwise issuable you will be entitled to receive an amount of cash equal to the fractional share, calculated on an aggregate basis in respect of the purchase contracts you are settling, times the applicable market value.

Remarketing

  Remarketing Agent. Prudential Financial, Inc. will enter into a remarketing agreement with a nationally recognized investment banking firm. The investment banking firm will agree, as remarketing agent, to use its commercially reasonable best efforts to sell the redeemable capital securities included in
normal units, settling on       , 2004, at a price equal to 100.5% of the
remarketing value.

  The "remarketing value" will be equal to the sum of:

  (a) the value at the remarketing date of the amount of U.S. treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate distributions that are scheduled to be payable on that quarterly payment date, on each redeemable capital security which is included in a normal unit and which is participating in the remarketing. We will assume for this purpose, even if not true, that (i) no distribution will then have been deferred and (ii) the distribution rate on the redeemable capital securities remains at the initial rate;


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

  (b) the value at the remarketing date of the amount of U.S. treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $50 for each redeemable capital security included in a normal unit which is participating in the remarketing; and

  (c) if distributions are being deferred at the remarketing date, an amount of cash equal to the aggregate unpaid deferred distributions on each redeemable capital security which is included in a normal unit and which is
  participating in the remarketing, accrued to       , 2004.

  For purposes of (a) and (b), above, the value on the remarketing date of the treasury securities will assume that (1) the treasury securities are highly liquid treasury securities maturing on or within 35 days prior to the stock purchase date (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities) and (2) those treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m. New York City time, selected by the remarketing agent, on the remarketing date (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date.

  Purpose of Remarketing. In order to provide the holders of normal units with the necessary collateral to be applied in the settlement of their purchase contract obligations, the redeemable capital securities held by each normal unitholder will be sold in a remarketing, unless the holder elects not to participate in the remarketing. The proceeds of the remarketing will be used to purchase U.S. treasury securities, which the participating normal unitholders will pledge to secure their obligations under the related purchase contracts. We will use the cash payments from the pledged treasury securities underlying the normal units to satisfy the obligation of a participating
holder to purchase Common Stock on       , 2004.

  Unless (i) a holder of normal units decides not to participate in the remarketing and delivers treasury securities in a kind and amount designated by the remarketing agent, or (ii) the remarketing is delayed to a later date as described below, the redeemable capital securities that are included in the normal units will be remarketed on the remarketing date. The initial
remarketing date will be       , 2004, which is the last quarterly payment
date before the stock purchase date.

  The remarketing agent will use the proceeds from the sale of redeemable capital securities in a successful remarketing to purchase in open market transactions or at treasury auction, the amount and the types of treasury securities described in (a) and (b), above. It will deliver these treasury securities through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the unitholders whose redeemable capital securities participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from the remarketing. The remarketing agent will remit any remaining portion of the proceeds for the benefit of the holders of the normal units participating in the remarketing.

  Election not to Participate in the Remarketing. Alternatively, a holder of normal units may elect not to participate in the remarketing. The holder may retain the redeemable capital securities underlying those units by delivering the treasury securities described in (a) and (b) above, in the amount and types specified by the remarketing agent applicable to the holder's redeemable capital securities, to the purchase contract agent on the eighth business day
prior to the initial remarketing date, which is       , 2004.

  Notice of Remarketing. The purchase contract agent will give holders notice of remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate in the remarketing, on the twelfth
business day prior to the initial remarketing date, which is       , 2004. A
holder electing not to participate in the remarketing must notify the purchase contract agent and deliver the specified treasury securities to the purchase contract agent not later than 10:00 a.m. on the eighth business day prior to
the initial remarketing date, which is       , 2004. A holder that does not so
deliver the treasury securities will be deemed to have elected to participate in the remarketing. On the stock purchase date, the purchase contract agent will apply the cash payments received on the pledged treasury securities to pay the purchase price under the purchase contracts.

  Reset of Distribution Rate. The applicable interest rate on the debentures and the distribution rate on the redeemable capital securities outstanding on
and after       , 2004 will be reset during a five-business day period ending
three business days prior to       , 2004, the initial remarketing date. This
new rate will be effective for interest accrued from       , 2004 to       ,
2006, as described in "--Description of the Redeemable Capital Securities-- Distribution Rate Reset".


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  Subsequent Remarketings. If the reset agent cannot establish a reset rate during the initial remarketing period that will be sufficient to cause the then current aggregate market value of the redeemable capital securities to be equal to 100.5% of the remarketing value (assuming, even if not true, that all of the redeemable capital securities are held as components of normal units and will be remarketed), and if as a result the remarketing agent cannot sell and settle the redeemable capital securities offered for remarketing on the remarketing date at a price equal to 100.5% of the remarketing value (determined on the basis of the redeemable capital securities being remarketed), the reset agent will thereafter attempt to establish a new reset rate meeting these requirements during subsequent remarketing periods. The reset agent and the remarketing agent will follow the same procedures as for the initial remarketing period. The remarketing agent will attempt to remarket the redeemable capital securities, settling on the subsequent remarketing
dates, which are    ,    ,    ,    ,     and    , 2004. Each subsequent
remarketing period shall begin on the seventh business day preceding a subsequent remarketing date. Any remarketing of the redeemable capital securities will settle on the corresponding remarketing date. However, a remarketing of the redeemable capital securities during the remarketing period immediately preceding the stock purchase date, if applicable, must close no later than the business day immediately preceding the stock purchase date.

  Any subsequent remarketing will be at a price equal to 100.5% of the remarketing value (determined on the basis of the redeemable capital securities being remarketed) on the subsequent remarketing date. On the fourth business day prior to any subsequent remarketing period, the purchase contract agent will give holders notice of a subsequent remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate. The holder may retain the redeemable capital securities underlying those units by delivering the treasury securities described above to the purchase contract agent not later than 10:00 a.m. on the business day immediately preceding a subsequent remarketing period.

  Failed Remarketing. If the remarketing agent is unable to remarket the
redeemable capital securities prior to       , 2004, a "failed remarketing"
will be deemed to have occurred, and the following will apply:

  . If you are a holder of normal units, we will be entitled to exercise our rights as a secured party and, subject to applicable law, retain your redeemable capital securities pledged as collateral under the pledge agreement or sell them in one or more private sales. In either case, your obligations under the related purchase contracts would be satisfied in full. If we exercise our rights as a secured creditor, we will pay any accrued and unpaid distributions on these redeemable capital securities in cash to the purchase contract agent for payment to the holders of the normal units of which these redeemable capital securities are a part. We will cause a notice of failed remarketing to be published in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal, and on Bloomberg News.

  . If you are a holder of redeemable capital securities which are not a part of normal units, you will keep your redeemable capital securities. The distribution rate on your redeemable capital security will, however, be reset at the rate determined in accordance with the formula set forth in this prospectus under the heading "--Description of the Redeemable Capital Securities--Automatic Reset of Distribution Rate upon Failed Remarketing."

Optional Remarketing of Redeemable Capital Securities not included in Normal
Units

  Under the remarketing agreement, on or prior to the second business day immediately preceding the initial remarketing period or on or prior to the second business day preceding any subsequent remarketing period, as applicable, holders of redeemable capital securities not held as part of normal units may elect to have their redeemable capital securities included in a remarketing by delivering their redeemable capital securities along with a notice to the custodial agent. The custodial agent will hold these redeemable capital securities in an account separate from the collateral account in which the securities pledged to secure the holders' obligations under the purchase contracts will be held. Holders of redeemable capital securities electing to have their redeemable capital securities remarketed will also have the right to withdraw that election on or prior to the business day immediately preceding the initial remarketing period, or on or prior to the business day immediately preceding any subsequent remarketing period, as applicable.

  On the business day immediately preceding the initial remarketing period, or on the business day immediately preceding any subsequent remarketing period, as applicable, the custodial agent will deliver these separate redeemable capital securities to the remarketing agent for remarketing. The remarketing agent will use its commercially reasonable best efforts to remarket the separately held redeemable capital securities included in

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the remarketing, settling on the remarketing date at a price equal to 100.5%
of the remarketing value, determined on the basis of the separately held redeemable capital securities being remarketed. After deducting as the remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from such remarketing, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds for payment to such participating holders.

  If the remarketing agent cannot remarket the redeemable capital securities during any remarketing period, the remarketing agent will promptly return the redeemable capital securities to the custodial agent for release to the holders after the end of the last remarketing period. Holders of redeemable capital securities that are not components of normal units may elect to have their redeemable capital securities remarketed on any subsequent remarketing date as described above.

Early Settlement

  At any time not later than 10:00 a.m. on the eighth business day prior to
      , 2004, a holder of units may settle the related purchase contracts by delivering to the purchase contract agent immediately available funds in an amount equal to $50 multiplied by the number of purchase contracts being settled plus, if you make the delivery with respect to any purchase contract during the period from

  . the close of business on any record date immediately preceding any payment date to

  .  the opening of business on that payment date,

an amount equal to the contract fee payments payable on the purchase contract on the payment date. No such payment is, however, required if we have elected to defer the contract fee payments which would otherwise be payable on the payment date.

  No later than the third business day after an early settlement, we will
issue, and the holder will be entitled to receive,     shares of Prudential
Financial, Inc. Common Stock for each unit (regardless of the market price of Common Stock on the date of early settlement), subject to adjustment under the circumstances described under "--Anti-Dilution Adjustments" below. The holder will also receive the redeemable capital securities or other securities underlying those units.

  In addition, you will forfeit your right to receive any deferred contract fee payments on the purchase contracts being settled early. Your right to receive future contract fee payments will terminate, and we will make no adjustment to or for you on account of any deferred contract fee payments or any amounts accrued in respect of contract fee payments.

Early Settlement Upon Merger

  Prior to the stock purchase date, if Prudential Financial, Inc. is involved in a merger in which at least 30% of the consideration for Common Stock of Prudential Financial, Inc. consists of cash or cash equivalents ("cash merger"), on or after the date of the cash merger each holder of the units has the right to accelerate and settle the related purchase contract. We refer to this right as the "early settlement right". We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be not less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur and a date by which each holder's early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the early settlement right, you must deliver to the purchase contract agent, on a date before the early stock purchase date specified by Prudential Financial, Inc., the certificate evidencing your units, if the units are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the early settlement right, we will deliver to you on the merger early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract, at the settlement rate in effect at such time, immediately before the cash merger. You will also receive the redeemable capital securities or other securities underlying those units. If you do not elect to exercise your early settlement right, your units will remain outstanding and subject to settlement under the provisions of the purchase contract agreement, including the applicable covenants relating to mergers.

Contract Fee Payments

  We will fix the contract fee payments on normal units and stripped units at
an annual rate of   % of the stated amount of $50 per purchase contract.
Contract fee payments will accrue from       ,

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2001, and will be payable quarterly in arrears, on       ,       ,        and
      , of each year, commencing       , 2002.

  We will make contract fee payments to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates. The "relevant record date" will be the first day of the month in which the relevant payment date falls. We will make these payments through the purchase contract agent, who will hold amounts received in that respect for the benefit of the holders of the purchase contracts relating to the units. Subject to any applicable laws and regulations, each such payment will be made as described under "--The Purchase Contract Agreement--Book-Entry System."

  The contract fees payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The contract fees payable for any period shorter than a full quarterly period for which contract fees are computed will be computed on the basis of the actual number of days elapsed in that 90-day period. If any date on which contract fee payments are to be made is not a business day, then payment of the contract fee payments will be made on the next succeeding business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar month or calendar year, as applicable, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date. A "business day" means any day other than a Saturday, Sunday or any other day on which banking institutions in The City of New York City permitted or required by law or executive order to be closed.

  The contract fee payments will be unsecured obligations and will rank equally in right of payment to all other senior unsecured debt of Prudential Financial, Inc. Because Prudential Financial, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary's liquidation or reorganization or otherwise (and thus the ability of the holders of redeemable capital securities to benefit indirectly from any such distribution), is subject to the prior claims of creditors of the subsidiary, except to the extent Prudential Financial, Inc. may be recognized as a creditor of that subsidiary. Accordingly, Prudential Financial, Inc.'s obligations to make contract fee payments will be effectively subordinated to all existing and future liabilities of its subsidiaries, and claimants should look only to its assets for payment thereunder. The purchase contracts do not limit the incurrence or issuance of other secured or unsecured debt by Prudential Financial, Inc., including senior debt.

Option to Defer Contract Fee Payments

  We have the option, upon prior written notice to the holders of the units and the purchase contract agent, to defer contract fee payments on the related purchase contracts at any time or from time to time. No deferral period may,
however, extend beyond       , 2004. Deferred contract fee payments will bear
additional contract fee payments at the rate of   % per year, compounding
quarterly on each succeeding payment date, until paid. If the purchase contracts are terminated upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us, the right to receive contract fee payments and deferred contract fee payments will also terminate.


  If we elect to defer the payment of contract fee payments on the purchase
contracts until       , 2004, you, as a holder of units, will receive on the
stock purchase date in respect of the deferred contract fee payments, in lieu of a cash payment, a number of shares of Common Stock equal to the aggregate amount of deferred contract fee payments payable to you divided by the applicable market value described under "--Settlement Rates."

  We will not issue any fractional shares of Common Stock with respect to the payment of deferred contract fee payments. In lieu of fractional shares that we would otherwise have to issue to you, you will receive an amount in cash equal to the applicable fraction of a share multiplied by the applicable market value.

  If Prudential Financial, Inc. exercises its option to defer contract fee payments, then until the deferred contract fee payments have been paid, Prudential Financial, Inc. will not take any of the actions that it would be prohibited from taking during a deferral of interest payments on the debentures as described under "--Description of the Debentures--Restrictions on Certain Payments."

Anti-Dilution Adjustments

  The formula for determining the settlement rate and the number of shares of Common Stock to be delivered upon an early settlement may be adjusted if certain events occur, including:

    (1) the payment of a stock dividend or other distributions on Common
  Stock;

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    (2) the issuance to all holders of Common Stock of rights or warrants, other than any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase Common Stock at less than the current market price (as defined below);

    (3) subdivisions, splits and combinations of Common Stock (including an effective subdivision of Common Stock through reclassification of Common Stock);

    (4) distributions to all holders of Common Stock of evidences of indebtedness of Prudential Financial, Inc., securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash);

    (5) distributions consisting exclusively of cash to all holders of Common Stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by Prudential Financial, Inc. or a subsidiary thereof for Common Stock concluded within the preceding 12 months, exceeds 15% of its aggregate market capitalization (such aggregate market capitalization being the product of the current market price of Common Stock multiplied by the number of shares of Common Stock then outstanding) on the date fixed for the determination of stockholders entitled to receive such distribution; and

    (6) the successful completion of a tender or exchange offer made by Prudential Financial, Inc. or any subsidiary of ours for Common Stock which involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by Prudential Financial, Inc. or a subsidiary of ours for Common Stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of Common Stock made within the preceding 12 months, exceeds 15% of its aggregate market capitalization on the date of expiration of such tender or exchange offer.

  The "current market price" per share of Common Stock on any day means the average of the daily closing prices for the five consecutive trading days selected by Prudential Financial, Inc. commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date", when used with respect to any issuance or distribution, means the first date on which Common Stock trades without the right to receive the issuance or distribution.

  In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause Common Stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of units, become a contract to purchase, on the stock purchase date, only the kind and amount of securities, cash or other property that the holder would be entitled to receive if the holder had settled its purchase contract immediately before the transaction. Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under "--Early Settlement Upon Merger" above.

  If at any time Prudential Financial, Inc. makes a distribution of property to holders of Common Stock which would be taxable to the holders of Common Stock as a dividend for U.S. federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock), and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of units. See "U.S. Federal Income Tax Consequences--Adjustment to Settlement Rate".

  In addition, Prudential Financial, Inc. may increase the settlement rate if its board of directors deems it advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

  Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.


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  Prudential Financial, Inc. will be required, within 10 business days following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the holders of units of the occurrence of that event. Prudential Financial, Inc. will also be required to deliver a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

Pledged Securities and Pledge Agreement

  The redeemable capital securities (or after the remarketing, the treasury securities) underlying the normal units and the zero-coupon treasury securities underlying the stripped units will be pledged to the collateral agent for our benefit. According to the pledge agreement, the pledged securities will secure the obligations of holders of units to purchase Common Stock under the purchase contracts. A holder of a unit cannot separate or separately transfer the purchase contract from the pledged securities underlying the unit. Your rights to the pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the units from the pledge arrangement, except:

  . to substitute zero-coupon treasury securities for the related pledged redeemable capital securities or other pledged treasury securities upon creation of a stripped unit;

  . to substitute redeemable capital securities or specified treasury securities for the related pledged zero-coupon treasury securities upon the recreation of a normal unit;

  . upon delivering specified treasury securities when electing not to participate in a remarketing; or

  .  upon the termination or early settlement of the purchase contracts.

  Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement:

  . each holder of units that include redeemable capital securities will retain beneficial ownership of the redeemable capital securities and will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the redeemable capital securities, including distribution, voting, redemption, repayment and liquidation rights; and

  . each holder of units that include treasury securities will retain beneficial ownership of the treasury securities.

  We will have no interest in the pledged securities other than our security interest.

Quarterly Payments on Pledged Securities

  Except as described in "Description of the Purchase Contracts", the collateral agent, upon receipt of quarterly interest payments or distributions on the pledged securities underlying the normal units, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to the holders of normal units on the record date for the payment. As long as the units remain in book-entry only form, the record date for any payment will be one business day before the payment date.

  Holders of stripped units will not receive quarterly payments on the units except the contract fee payments. In addition, original issue discount will accrue on the pledged zero-coupon U.S. treasury securities.

Termination of Purchase Contracts

  The purchase contracts, our related rights and obligations and those of the holders of the units, including their obligations to purchase Common Stock, will automatically terminate upon the occurrence of particular events of Prudential Financial, Inc.'s bankruptcy, insolvency or reorganization.

  Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If Prudential Financial, Inc. becomes the subject of a case under the federal bankruptcy code, a delay may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted.

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                        The Purchase Contract Agreement

  Distributions on the units (consisting of contract fee payments and distributions on the redeemable capital securities) will be payable, purchase contracts will be settled and transfers of the units will be registrable at the office of JPMorgan Chase Bank, the purchase contract agent, in the Borough of Manhattan, The City of New York. In addition, if the units do not remain in book-entry form, payment of distributions on the units may be made, at our option, by check mailed to the address of the persons shown on the unit register.

  If any quarterly payment date or the stock purchase date is not a business day, then any payment required to be made on that date must be made on the next business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay), except that if the next business day is in the next calendar month or calendar year, as applicable, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date. A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to be closed.

  If, on the stock purchase date, you fail to surrender the certificate evidencing your units, if your units are held in certificated form, to the purchase contract agent, the shares of Common Stock issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

  If the purchase contracts have terminated prior to the stock purchase date, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and you fail to surrender the certificate evidencing your units, if your units are held in certificated form, to the purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

  The purchase contract agent will not be required to invest or to pay interest on any amounts held by it before distribution.

  No service charge will be made for any registration of transfer or exchange of the units, except for any applicable tax or other governmental charge.

Modification

  The purchase contract agreement, the pledge agreement and the purchase contracts may be amended with the consent of the holders of a majority of the units at the time outstanding. However, no modification may, without the consent of the holder of each outstanding unit affected by the modification:

  .  change any payment date;

  . change the amount or type of pledged securities required to be pledged to secure obligations under the units, impair the right of the holder of any units to receive distributions on the pledged securities underlying the units or otherwise adversely affect the holder's rights in or to pledged securities;

  . change the place or currency of payment for any amounts payable in respect of the units, increase any amounts payable by holders in respect of the units or decrease any other amounts receivable by holders in respect of the units, including in each case, the contract fee payments or any deferred contract fee payments;

  . impair the right to institute suit for the enforcement of any purchase contract, any contract fee payments or any deferred contract fee payments;

  . reduce the number of shares of Common Stock purchasable under any purchase contract, increase the price to purchase shares of Common Stock on settlement of any purchase contract, change the stock purchase date or otherwise adversely affect the holder's rights under any purchase contract; or

  . reduce the above stated percentage of outstanding units the consent of whose holders is required for the modification or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts.

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Consolidation, Merger, Sale or Conveyance

  Prudential Financial, Inc. will agree in the purchase contract agreement that it will not (a) merge with or into or consolidate with any other entity or (b) sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person, firm or corporation other than, with respect to clause (b), a direct or indirect wholly-owned subsidiary of Prudential Financial, Inc., unless:

  . Prudential Financial, Inc. is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or any state or the District of Columbia;

  . the successor entity expressly assumes its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts, the remarketing agreement and the guarantee; and

  . Prudential Financial, Inc. or such corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts or the remarketing agreement.

Title

  Prudential Financial, Inc., the purchase contract agent and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Governing Law

  The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

Book-Entry System

  The information in this section concerning the depositary and its book-entry system has been obtained from sources that we and Prudential Financial Capital Trust I believe to be reliable, but neither we nor the trust take responsibility for its accuracy.

  The Depository Trust Company will act as securities depositary for the units. The units will be issued only as fully-registered securities registered in the name of Cede & Co. (the depositary's nominee). One or more fully-registered global security certificates, representing the total aggregate number of units, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

  The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities of definitive form. Those laws may impair the ability to transfer beneficial interests in the units so long as the units are represented by global security certificates.

  The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

  The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct

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participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

  No units represented by global security certificates may be exchanged in whole or in part for units registered, and no transfer of global security certificates in whole or in part for units registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates, has ceased to be qualified to act as required by the purchase contract agreement or there is a continuing default by us in respect of our obligations under one or more purchase contracts, the indenture, the purchase contract agreement, the debentures, the units, the redeemable capital securities, the pledge agreement, the guarantee or any other principal agreements or instruments executed in connection with this offering. All units represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

  As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all units represented by those certificates for all purposes under the units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the units represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of units certificates in exchange and will not be considered to be owners or holders of the global security certificates or any units represented by those certificates for any purpose under the units or the purchase contract agreement. All payments on the units represented by the global security certificates and all related transfers and deliveries of redeemable capital securities, treasury securities and Common Stock will be made to the depositary or its nominee as their holder.

  Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

  Procedures for settlement of purchase contracts on the stock purchase date or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

  Neither we or any of our agents, nor the purchase contract agent or any of its agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to those beneficial ownership interests.

Replacement of Unit Certificates

  If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the unit agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

  We are, however, not required to issue any certificates representing units on or after the business day immediately preceding the earlier of the stock purchase date or the date the purchase contracts have terminated. In place of the delivery of a replacement certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of Common Stock issuable pursuant to the purchase contracts included in the units evidenced by the certificate, or, if the purchase contracts have terminated prior to the stock purchase date, transfer the pledged securities related to the units evidenced by the certificate.


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

Information Concerning the Purchase Contract Agent

  JPMorgan Chase Bank will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement and the purchase contracts, or the pledged securities.

  The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent will be effective upon appointment of a successor.

  The purchase contract agent is one of a number of banks with which Prudential Financial, Inc. and its subsidiaries maintain ordinary banking and trust relationships.

Information Concerning the Collateral Agent

  JPMorgan Chase Bank will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

  The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

  The collateral agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Miscellaneous

  The purchase contract agreement will provide that we will pay fees and expenses related to:

  .  the offering of the units;

  .  the retention of the purchase contract agent;

  . the enforcement by the purchase contract agent of the rights of the holders of the units; and

  . with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of the Common Stock upon settlement of the purchase contracts.

  Should you elect to create stripped units or recreate normal units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

               Description of the Redeemable Capital Securities

  The redeemable capital securities will be issued according to the terms of the declaration of trust of Prudential Financial Capital Trust I. The declaration will be qualified as an indenture under the Trust Indenture Act. The property trustee, JPMorgan Chase Bank, will act as indenture trustee for the redeemable capital securities under the declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the redeemable capital securities will include those stated in the declaration, including any amendments thereto, those made part of the declaration by the Trust Indenture Act and the Delaware Business Trust Act and those which are stated in the redeemable capital securities.

Overview

  The declaration of trust authorizes the administrative trustees to issue, on behalf of the trust, the trust securities, which represent undivided beneficial ownership interests in the assets of the trust. Prudential Financial,

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

Inc. will own directly or indirectly all of the common securities. The common securities rank on a parity, and payments upon redemption, liquidation or otherwise will be made on a proportionate basis with the redeemable capital securities. During the continuance of an event of default under the debenture indenture, the rights of the holders of the common securities to receive periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the redeemable capital securities. The declaration does not permit the trust to issue any securities other than the common securities and the redeemable capital securities or to incur any indebtedness.

  Under the declaration, the property trustee will own the debentures purchased by the trust for the benefit of the holders of the trust securities. The payment of distributions out of money held by the trust, and payments upon redemption of the redeemable capital securities or liquidation of the trust, are guaranteed by Prudential Financial, Inc. to the extent described under "Description of the Guarantee". The guarantee, when taken together with Prudential Financial, Inc.'s obligations under the debentures and the indenture and Prudential Financial, Inc.'s obligations under the declaration, including Prudential Financial, Inc.'s obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to the trust securities, has the effect of providing a full and unconditional guarantee of amounts due on the redeemable capital securities. JPMorgan Chase Bank, as the guarantee trustee, will hold the guarantee for the benefit of the holders of the redeemable capital securities. The guarantee does not cover payment of distributions when the trust does not have sufficient available funds to pay those distributions. In that case, except in the limited circumstances in which the holder may take direct action, the remedy of a holder of redeemable capital securities is to vote to direct the property trustee to enforce the property trustee's rights under the debentures.

  A holder of stripped units that does not also hold redeemable capital securities separately will not receive distributions on the redeemable capital securities.

Distributions

  Distributions on the redeemable capital securities will be fixed initially
at an annual rate of   % of the stated liquidation amount of $50 per
redeemable capital security. Distributions on the redeemable capital
securities outstanding on and after      , 2004 and the interest rate on the
related debentures will be reset to the reset rate as described in "-- Distribution Rate Reset" below. Distributions in arrears for more than one
quarter will bear interest at the rate of   % per year through and including
     , 2004 and at the reset rate afterwards, compounded quarterly. The term distribution as used here includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If no remarketing of the
redeemable capital securities has occurred prior to      , 2004, the
distribution rate on the redeemable capital securities and the interest rate on the related debentures will be automatically reset, as described in "-- Automatic Reset of Distribution Rate Upon Failed Remarketing" below.

  Distributions on the redeemable capital securities will be cumulative and
will accrue from      , 2001, and will be payable quarterly in arrears, on
   ,    ,     and     of each year, subject to the deferral provisions
described below, commencing      , 2002, when, as and if funds are available
for distributions. Distributions will be made by the property trustee, except as otherwise described below.

  So long as no event of default under the debentures has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time or from time to time. No deferral period may extend
beyond the final stated maturity of the debentures, which is      , 2006. See
"--Description of the Debentures--Option to Defer Interest Payment Date". As a consequence, the trust will defer quarterly distributions on the redeemable capital securities during the deferral period. Deferred distributions to which you are entitled will accrue additional distributions, compounded quarterly from the relevant payment date for distributions during any deferral period, at the applicable rate, to the extent permitted by applicable law.


  The trust must make distributions on the redeemable capital securities on the payment dates to the extent that it has funds available in the property account therefor. The trust's funds available for distribution to you as a holder of the redeemable capital securities will be limited to payments received from Prudential Financial, Inc. on the debentures. Prudential Financial, Inc. will guarantee the payment of distributions on the redeemable

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

capital securities out of moneys held by the trust to the extent of available trust funds, as described under "--Description of the Guarantee".

  Distributions on the redeemable capital securities will be payable to holders, including the collateral agent, as they appear on the books and records of the trust on the relevant record dates. As long as the redeemable capital securities remain in book-entry only form, the record dates will be one business day prior to the relevant payment dates. Distributions will be paid through the property trustee, who will hold amounts received in respect of the debentures in the property account for your benefit. Subject to any applicable laws and regulations and the provisions of the declaration, each distribution will be made as described under "--Book-Entry Only Issuance" below. With respect to redeemable capital securities not held in book-entry form, the administrative trustees will have the right to select relevant record dates, which will be more than one business day but less than 60 business days prior to the relevant payment dates.

  If any date on which distributions on the redeemable capital securities are to be made is not a business day, distributions payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, but if that business day is in the next succeeding calendar month or calendar year, as applicable, the distribution shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that record date.

Distribution Rate Reset

  The applicable quarterly distribution rate on the redeemable capital
securities outstanding on and after    , 2004 and the interest rate on the
related debentures will be reset to the reset rate effective for distributions
and interest accrued from    , 2004 to    , 2006, as described under "--
Description of the Purchase Contracts--Remarketing" above.

  The reset rate will be determined by a nationally recognized investment banking firm acting as reset agent. The reset rate will be the interest rate on the debentures, and thus the distribution rate on the redeemable capital securities, determined by the reset agent to be sufficient to cause the then current aggregate market value of all then outstanding redeemable capital securities to be equal to 100.5% of the remarketing value described under "-- Description of the Purchase Contracts--Remarketing". For this purpose we will assume, even if not true, that all of the redeemable capital securities are held as components of normal units and will be remarketed. If the reset agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of all redeemable capital securities to be equal to 100.5% of the remarketing value, and as a result the redeemable capital securities cannot be sold, the distribution rate will not be reset but will continue to be the initial distribution rate of the redeemable capital securities. However, the reset agent will thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent will attempt to remarket the redeemable capital securities.

  The reset rate will apply to distributions on all redeemable capital securities payable on or after the stock purchase date. However, the reset of the distribution rate on the redeemable capital securities will not change the rate of distributions received by holders of the normal units, which, as
described above, will remain at the initial rate of  % of $   for the
quarterly payment payable on      , 2004.

Automatic Reset of Distribution Rate Upon Failed Remarketing

  If the remarketing agent fails to remarket the redeemable capital securities underlying the normal units at a price equal to 100.5% of the remarketing value by 4:00 p.m., New York City time, on the business day immediately preceding the stock purchase date, a "failed remarketing" will be deemed to have occurred. In this case, the remarketing agent will notify The Depository Trust Company, the property trustee, the debenture trustee, Prudential Financial Capital Trust I and Prudential Financial, Inc., and the following will apply:

  Redeemable Capital Securities held in Normal Units. If you hold redeemable capital securities as part of the normal units, we will be entitled to exercise our rights as a secured party on the stock purchase date and, subject to applicable law, retain the securities pledged as collateral or sell them in one or more private sales. In either case, your obligations under the related purchase contracts will then be fully satisfied and you will receive the appropriate number of shares of Common Stock based upon the settlement rate. If we exercise our rights as a secured creditor, we will pay any accrued and unpaid distributions on these redeemable capital securities in cash to the purchase contract agent for payment to the holders of the normal units of which these redeemable capital

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

securities are a part. We will cause a notice of failed remarketing to be published in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal, and on Bloomberg News.

  Redeemable Capital Securities not held in Normal Units. If you hold redeemable capital securities which are not part of normal units, you will keep your redeemable capital securities. For all distributions on your redeemable capital securities and the interest payments on the related
debentures after      , 2004, however, the distribution rate and interest rate
will be reset to be equal to the sum of


  .  the "two-year benchmark treasury rate", plus

  .  the "applicable spread".

  The "two-year benchmark treasury rate" means the bid side rate at 10:00
a.m., New York City time, on the third business day preceding      , 2004 for
direct obligations of the United States of America with a maturity comparable to the remaining term to maturity of the debentures held by Prudential Financial Capital Trust I, as agreed upon by us and the remarketing agent. This rate will be as displayed in the Telerate system or, if the Telerate system is no longer available or, in the opinion of the remarketing agent, after consultation with us no longer an appropriate system from which to obtain that rate, any other nationally recognized quotation system which is appropriate in the opinion of the remarketing agent, after consultation with us. If the two-year benchmark treasury rate is not displayed in the Telerate System, or other nationally recognized quotation system, as applicable, the reset rate will be calculated by the remarketing agent as the yield to maturity of the redeemable capital securities, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m., New York City time, on the third business day preceding the stock purchase date of three leading United States government securities dealers selected by the remarketing agent, after consultation with us, which may include the remarketing agent or an affiliate thereof.

  The "applicable spread" means the spread determined as set forth below, based on the prevailing rating, as defined below, of Prudential Financial, Inc.'s senior unsecured debt in effect at the close of business on the business day immediately preceding the date of the last failed remarketing:

       Prevailing
       Rating of
       Senior
       Unsecured Debt   Applicable Spread
       --------------   -----------------
         AA/Aa
         A/A
         BBB/Baa
         Below BBB/Baa

  We are using the rating on Prudential Financial, Inc.'s senior unsecured debt as a convenient benchmark to ascertain the "applicable spread." If a rating were given to your redeemable capital securities by a nationally recognized rating agency, it may or may not be the same as the rating on Prudential Financial, Inc.'s senior unsecured debt.

  The "prevailing rating" of Prudential Financial, Inc.'s senior unsecured debt shall be:

  . AA/Aa if the senior unsecured debt has a credit rating of AA- or better by Standard & Poor's Ratings Services and Aa3 or better by Moody's Investors Service, Inc. or the equivalent of these ratings by those agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent, after consultation with us;

  . A/A if the senior unsecured debt has a credit rating of A- or better by S&P and A3 or better by Moody's or the equivalent of these ratings by those agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent, after consultation with us;

  . BBB/Baa if the senior unsecured debt has a credit rating of BBB- or better by S&P and Baa3 or better by Moody's or the equivalent of these ratings by those agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent, after consultation with us; or

  .  if none of the above applies, then Below BBB/Baa.

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

  In addition:

  . if (i) the credit rating of the senior unsecured debt by S&P is on the "Credit Watch" of S&P with a designation of "negative implications" or "developing," or (ii) the credit rating of the senior unsecured debt by Moody's is on the "Corporate Credit Watch List" with a designation of "downgrade" or "uncertain," or, in each case, on any successor list of S&P or Moody's with a comparable designation, the prevailing ratings of the senior unsecured debt shall be deemed to be within a range one full level lower in the above table than those actually assigned to the senior unsecured debt by Moody's and S&P;

  . if the senior unsecured debt is rated by only one rating agency on or before the remarketing date, the prevailing rating will at all times be determined without reference to the rating of any other rating agency; and

  . if no rating agency has a rating of the senior unsecured debt in effect and the remarketing agent is unable to identify a substitute rating agency or rating agencies, the prevailing rating shall be deemed to be Below BBB/Baa.

Redemption Upon Maturity of Debentures

  Upon the repayment of the debentures at maturity, the cash proceeds from the repayment will, after satisfaction of any liabilities to creditors of the trust, be simultaneously applied to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the debentures so repaid. The redemption price will be equal to $50 per trust security plus an amount equal to accrued and unpaid distributions at the date of the repayment, payable in cash only. Prudential Financial Capital Trust I may not redeem the redeemable capital securities at any other time, for any other reason or under any other circumstances.

Distribution of the Debentures

  Prudential Financial, Inc., as holder of all of the common securities of the trust, will have the right at any time to dissolve the trust and, after satisfaction of liabilities of creditors of the trust as provided by applicable law, to cause the debentures to be distributed to the holders of the trust securities. As of the date of any distribution of debentures upon dissolution of the trust:

  .  the trust securities will cease to be outstanding;

  . the depositary or its nominee, as the record holder of the redeemable capital securities, will receive a registered global certificate or certificates representing the debentures to be delivered upon the distribution; and

  . any certificates representing redeemable capital securities not held by the depositary or its nominee will be deemed to represent debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, those redeemable capital securities until the certificates are presented to us or our agent for transfer or reissuance.

  Debentures distributed to the collateral agent in liquidation of the interest of the holders of the redeemable capital securities in the trust would be substituted for the redeemable capital securities and pledged to secure the unitholders' obligations to purchase Common Stock under the purchase contracts. The debentures distributed to the collateral agent would be subject to the remarketing, settlement and other provisions of the purchase contracts described above as if they were redeemable capital securities. In addition, if at such time you hold redeemable capital securities separately from the units you will also receive the debentures in exchange for your redeemable capital securities.

  We cannot predict the market prices for either the redeemable capital securities or the debentures that may be distributed in exchange for the redeemable capital securities if a dissolution of the trust were to occur. Accordingly, the redeemable capital securities or the debentures that an investor may receive if a dissolution of the trust were to occur may trade at a discount to the price that the investor paid to purchase the redeemable capital securities constituting a part of the normal units.

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

Liquidation Distribution Upon Dissolution

  In case of a voluntary or involuntary dissolution of the Prudential Financial Capital Trust I, the then holders of the redeemable capital securities will be entitled to receive out of the assets of the trust, after satisfaction of liabilities to creditors, debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the redeemable capital securities on a proportionate basis in exchange for those redeemable capital securities.

  The holders of the common securities will be entitled to receive liquidation distributions upon any such dissolution proportionately with the holders of the redeemable capital securities. However, if a declaration event of default has occurred and is continuing, the redeemable capital securities shall have a preference over the common securities with regard to those distributions.

  Under the declaration of trust, Prudential Financial Capital Trust I shall dissolve upon the first to occur of:

  .       , 2008, the expiration of the term of Prudential Financial Capital
     Trust I;

  . Prudential Financial, Inc.'s bankruptcy or the bankruptcy of any other holder of the common securities;

  . Prudential Financial, Inc.'s filing of a certificate of dissolution or its equivalent or the revocation of its certificate of incorporation and the expiration of 90 days after the date of revocation without its reinstatement;

  . the receipt by the property trustee of written direction from Prudential Financial, Inc. to dissolve the Prudential Financial Capital Trust I or the filing of a certificate of dissolution or its equivalent with respect to the Prudential Financial Capital Trust I;

  .  the distribution of the debentures;

  . the entry of a decree of a judicial dissolution of the holder of the common securities, Prudential Financial, Inc. or the Prudential Financial Capital Trust I; or

  .  the redemption of all of the trust securities of the trust.

Declaration Events of Default

  An event of default under the indenture for the debentures constitutes an event of default under the declaration of trust of Prudential Financial Capital Trust I with respect to the trust securities. However, under the declaration of trust, the holder of the common securities will be deemed to have waived any declaration event of default with respect to the common securities until all declaration events of default with respect to the redeemable capital securities have been cured, waived or otherwise eliminated. Until any declaration events of default with respect to the redeemable capital securities have been so cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the redeemable capital securities. Only the holders of the redeemable capital securities will have the right to direct the property trustee with respect to particular matters under the declaration and, therefore, the indenture. If a declaration event of default with respect to the redeemable capital securities is waived by holders of redeemable capital securities, the waiver will also constitute the waiver of the declaration event of default with respect to the common securities without any further act, vote or consent of the holders of the common securities.

  If the property trustee fails to enforce its rights under the debentures in respect of an indenture event of default after a holder of record of redeemable capital securities has made a written request, that holder of record of redeemable capital securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against Prudential Financial, Inc. to enforce the property trustee's rights under the debentures without first proceeding against the property trustee or any other person or entity. Notwithstanding the above, if a declaration event of default has occurred and is continuing and that event is attributable to the failure of Prudential Financial, Inc. to pay interest or principal on the debentures on the date that interest or principal is otherwise payable, then you, as a holder of redeemable capital securities, may directly institute a proceeding after the respective due date specified in the debentures for enforcement of payment (a direct action) to you directly of the principal of or interest on the debentures having a principal amount equal to the aggregate stated liquidation amount of your redeemable capital securities. In connection with the direct action, Prudential Financial, Inc. shall have the right under the indenture to set off any payment made to you. The holders of redeemable capital securities will not be able to exercise directly any other remedy available to the holders of the debentures.

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

  Upon the occurrence of a declaration event of default, the property trustee, as the sole holder of the debentures, will have the right under the indenture to declare the principal of and interest on the debentures to be immediately due and payable. Prudential Financial, Inc. and the trust are each required to file annually with the property trustee an officer's certificate as to the compliance with all conditions and covenants under the declaration.

Voting Rights

  Except as described here, under the Trust Indenture Act and under "-- Description of the Guarantee--Modification of the Guarantee; Assignment", and as otherwise required by law and the declaration, the holders of the redeemable capital securities will have no voting rights.

  Subject to the requirement that the property trustee obtain a tax opinion in specific circumstances provided below, the holders of a majority in aggregate stated liquidation amount of the redeemable capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the declaration, including the right to direct the property trustee, as holder of the debentures, to:

  . exercise the remedies available under the indenture with respect to the debentures;

  . waive any past indenture event of default that is waivable under the indenture;

  . exercise any right to rescind or annul a declaration that the principal of all the debentures shall be due and payable; or

  . consent to any amendment, modification or termination of the indenture or the debentures where that consent shall be required. However, where a consent or action under the indenture would require the consent or act of holders of more than a majority in principal amount of the affected debentures, only the holders of that higher majority in aggregate stated liquidation amount of the redeemable capital securities may direct the property trustee to give the consent or take the action.

  The property trustee shall notify all holders of the redeemable capital securities of any notice of default received from the debenture trustee with respect to the debentures. The notice shall state that the indenture event of default also constitutes a declaration event of default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee shall not take any of the actions described in the first, second or third bullet point above unless the property trustee has obtained an opinion of tax counsel experienced in those matters that, as a result of the action, the trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

  If the consent of the property trustee, as the holder of the debentures, is required under the indenture with respect to any amendment, modification or termination of the indenture or the debentures, the property trustee shall request the direction of the holders of the redeemable capital securities and the common securities with respect to that amendment, modification or termination. The indenture trustee shall vote with respect to that amendment, modification or termination as directed by a majority in stated liquidation amount of the redeemable capital securities and the common securities voting together as a single class. However, where a consent under the indenture would require the consent of a super-majority, the property trustee may only give that consent at the direction of the holders of at least the proportion in stated liquidation amount of then outstanding redeemable capital securities and the common securities which the relevant supermajority represents of the aggregate principal amount of the debentures outstanding. The property trustee shall not take any action in accordance with the directions of the holders of the redeemable capital securities and the common securities unless the property trustee has obtained an opinion of tax counsel experienced in those matters that, as a result of the action, the trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

  A waiver of an indenture event of default will constitute a waiver of the corresponding declaration event of default.

  Any required approval or direction of holders of redeemable capital securities may be given at a separate meeting of holders of redeemable capital securities convened for that purpose, at a meeting of all of the holders of trust securities or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of redeemable capital securities are entitled to vote, or of any matter upon which action by

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

written consent of those holders is to be taken, to be mailed to each holder of record of redeemable capital securities. Each notice will include a statement specifying the following information:

  . the date of the meeting or the date by which the action is to be taken;

  . a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote or of the matter upon which written consent is sought; and

  . instructions for the delivery of proxies or consents.

  No vote or consent of the holders of redeemable capital securities will be required for the trust to cancel redeemable capital securities or distribute debentures in accordance with the declaration.

  Notwithstanding that holders of redeemable capital securities are entitled to vote or consent under any of the circumstances described above, any redeemable capital securities that are owned at that time by Prudential Financial, Inc. or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Prudential Financial, Inc., shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if those redeemable capital securities were not outstanding.

  Holders of the redeemable capital securities will have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by Prudential Financial, Inc. as the indirect or direct holder of all of the common securities.

Modification of the Declaration of Trust

  The declaration of trust of Prudential Financial Capital Trust I may be modified and amended if approved by the administrative trustees and, in some circumstances, the property trustee or the Delaware trustee or Prudential Financial, Inc. However, if any proposed amendment provides for, or the administrative trustees otherwise propose to effect:

  . any action that would materially adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the declaration or otherwise; or

  . the dissolution of the trust other than according to the terms of the declaration;

then the holders of the trust securities voting together as a single class will be entitled to vote on that amendment or proposal, and that amendment or proposal shall not be effective except with the approval of at least a majority in such stated liquidation amount of the affected trust securities. If any amendment or proposal referred to in the first bullet point above would materially adversely affect only the redeemable capital securities or the common securities, then only the affected class will be entitled to vote on that amendment or proposal and that amendment or proposal shall not be effective except with the approval of a majority in stated liquidation amount of that class of securities. In addition, the declaration may be amended without the consent of the holders of the trust securities to, among other things, cause the trust to continue to be classified as a grantor trust for United States federal income tax purposes.

  Notwithstanding the above, no amendment or modification may be made to the declaration if that amendment or modification would:

  . cause the trust to be classified as other than a grantor trust for United
    States federal income tax purposes;

  . reduce or otherwise adversely affect the powers of the property trustees;
    or

  . cause the trust to be deemed an investment company which is required to be registered under the Investment Company Act of 1940, as amended.

Mergers, Consolidations or Amalgamations

  The trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below or as described in "--Liquidation Distribution Upon Dissolution".

  The trust may, with the consent of the administrative trustees and without the consent of the holders of the trust securities, consolidate, amalgamate, merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety, to, or be replaced by a trust organized under the laws of any state except that:

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  . if the trust is not the surviving entity, the successor entity either (1)
    expressly assumes all of the obligations of the trust under the trust securities or (2) substitutes for the trust securities other securities having substantially the same terms as the trust securities. The successor securities must rank the same as the trust securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  . Prudential Financial, Inc. expressly acknowledges a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the debentures;

  . if the redeemable capital securities are listed or quoted, any successor securities will be listed or quoted upon notification of issuance, on any national securities exchange or national automated quotation system or with another organization on which the redeemable capital securities are then listed or quoted;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the redeemable capital securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect other than with respect to any dilution of the holders' interest in the new entity;

  . the successor entity has a purpose substantially identical to that of the trust;

  . prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion of a nationally recognized independent counsel to the trust experienced in those matters that:

   . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect other than with respect to any dilution of the holders' interest in the new entity;

   . following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

   . following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes;

  . Prudential Financial, Inc. or any permitted successor or assignee owns, directly or indirectly, all of the common securities of such entity; and

  . Prudential Financial, Inc. guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee and the common securities guarantee.

  Notwithstanding the above, the trust shall not, except with the consent of holders of 100% in stated liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if that consolidation, amalgamation, merger or replacement would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Book-Entry Only Issuance

  The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we and Prudential Financial Capital Trust I believe to be reliable, but neither we nor the trust take responsibility for its accuracy.

  If any redeemable capital securities are held separately from the normal units, those redeemable capital securities will be issued as one or more fully-registered global redeemable capital securities certificates representing the total aggregate number of those redeemable capital securities. In that case, The Depository Trust Company will act as securities depositary for the redeemable capital securities, and the redeemable capital securities will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's

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nominee. However, under some circumstances, the administrative trustees with our consent may decide not to use the system of book-entry transfers through The Depository Trust Company with respect to the redeemable capital securities. In that case, certificates of the redeemable capital securities will be printed and delivered to the holders.

  The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global redeemable capital securities as represented by a global certificate.

  Purchases of redeemable capital securities within the depositary's system must be made by or through direct participants, which will receive a credit for the redeemable capital securities on the depositary's records. The beneficial ownership interest of each actual purchaser of each redeemable capital security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased redeemable capital securities. Transfers of ownership interests in the redeemable capital securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the redeemable capital securities, except if use of the book-entry system for the redeemable capital securities is discontinued.

  To facilitate subsequent transfers, all the redeemable capital securities deposited by participants with the depositary will be registered in the name of the depositary's nominee, Cede & Co. The deposit of redeemable capital securities with the depositary and their registration in the name of Cede & Co. cause no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the redeemable capital securities. The depositary's records reflect only the identity of the direct participants to whose accounts those redeemable capital securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

  So long as the depositary or its nominee is the registered owner or holder of a global certificate, the depositary or the nominee will be considered the sole owner or holder of the redeemable capital securities represented for all purposes under the declaration and the redeemable capital securities. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with the depositary applicable procedures, in addition to those provided for under the declaration.

  The depositary has advised us that it will take any action permitted to be taken by a holder of redeemable capital securities, including the presentation of redeemable capital securities for exchange, only at the direction of one or more participants to whose account the depositary's interests in the global certificates are credited and only in respect of the portion of the stated liquidation amount of redeemable capital securities as to which such participant or participants has or have given such directions. However, if there is a declaration event of default under the redeemable capital securities, the depositary will exchange the global certificates for certificated securities, which it will distribute to its participants.

  Conveyance of notices and other communications by the depositary to direct participants and indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in force from time to time.

  Although voting with respect to the redeemable capital securities is limited, in those cases where a vote is required, neither the depositary nor Cede & Co. will itself consent or vote with respect to redeemable capital securities. Under its usual procedures, the depositary would mail an omnibus proxy to the trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the redeemable capital securities are credited on the record date. The direct participants are identified in a listing attached to the omnibus proxy. We and the trust believe that the arrangements among the depositary, direct and indirect participants and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a record holder of a beneficial interest in the trust.

  Distributions on the redeemable capital securities issued in the form of one or more global certificates will be made to the depositary in immediately available funds. The depositary's practice is to credit direct

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participants' accounts on the relevant payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive distributions on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name. Those payments will be the responsibility of the participant and not of the depositary, the trust or us, subject to any statutory or regulatory requirements to the contrary that may be in force from time to time. Payment of distributions to the depositary is the responsibility of the trust, disbursement of such distributions to direct participants is the responsibility of the depositary, and disbursement of those distributions to the beneficial owners is the responsibility of direct and indirect participants.

  Except as provided here, a beneficial owner in a global redeemable capital security certificate will not be entitled to receive physical delivery of redeemable capital securities. Accordingly, each beneficial owner must rely on the procedures of the depositary to exercise any rights under the redeemable capital securities.

  Although the depositary has agreed to the above procedures to facilitate transfer of interests in the global certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. Neither we, nor the trust or any trustee will have any responsibility for the performance by the depositary or its participants or indirect participants under the rules and procedures governing the depositary. The depositary may discontinue providing its services as securities depositary with respect to the redeemable capital securities at any time by giving reasonable notice to the trust. Under these circumstances, if a successor securities depositary is not obtained, redeemable capital securities certificates are required to be printed and delivered to holders. Additionally, the administrative trustees, with our consent, may decide to discontinue use of the system of book-entry transfers through the depositary or any successor depositary, with respect to the redeemable capital securities. In that case, certificates for the redeemable capital securities will be printed and delivered to holders. In each of the above circumstances, we will appoint a paying agent with respect to the redeemable capital securities.

Registrar, Transfer Agent and Paying Agent

  Payments in respect of the redeemable capital securities represented by the global certificates shall be made to the depositary. The depositary shall credit the relevant accounts at the depositary on the applicable distribution dates. In the case of certificated securities, those payments shall be made by check mailed to the address of the holder entitled to it as that address appears on the register. The paying agent shall be permitted to resign as paying agent upon 30 days prior written notice to the trustees. If JPMorgan Chase Bank shall no longer be the paying agent, the administrative trustees shall appoint a successor to act as paying agent, which shall be a bank or trust company.

  JPMorgan Chase Bank will act as registrar, transfer agent and paying agent for the redeemable capital securities.

  Registration of transfers of redeemable capital securities will be made without charge by or on behalf of the trust. However, payment shall be made and any indemnity as the trust or we may require shall be given in respect of any tax or other government charge which may be imposed in relation to it.

Information Concerning the Property Trustee

  Prior to the occurrence of a default with respect to the trust securities and after the curing of any defaults that may have occurred, JPMorgan Chase Bank, the property trustee, undertakes to perform only those duties that are specified in the declaration of trust. The property trustee, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of redeemable capital securities, unless offered indemnity reasonably satisfactory to it by that holder against the costs, expenses and liabilities which it might incur. The holders of redeemable capital securities will not be required to offer an indemnity in the case that those holders, by exercising their voting rights, direct the property trustee to take any action it is empowered to take under the declaration following a declaration event of default. The property trustee also serves as trustee under the guarantee.

  The property trustee is one of a number of banks and trust companies with which we and our subsidiaries maintain ordinary banking and trust relationships.


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Governing Law

  Except as provided in the declaration, the declaration and the redeemable capital securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

Miscellaneous

  The administrative trustees are authorized and directed to operate the trust in a way that the trust will not be required to register as an "investment company" under the Investment Company Act of 1940, as amended, or be characterized as other than a grantor trust for United States federal income tax purposes. We are authorized and directed to conduct our affairs so that the debentures will be treated as indebtedness of Prudential Financial, Inc. for United States federal income tax purposes. In this connection, Prudential Financial, Inc. and the administrative trustees are authorized to take any action not inconsistent with applicable law, the declaration or certificate of trust of Prudential Financial Capital Trust I or the certificate of incorporation of Prudential Financial, Inc., that Prudential Financial, Inc. and the administrative trustees determine in their discretion to be necessary or desirable to achieve that end, as long as that action does not adversely affect the interests of the holders of the redeemable capital securities or vary its terms.

  Holders of the redeemable capital securities have no preemptive or similar rights.

                         Description of the Guarantee

  Below is a summary of information concerning the guarantee which will be executed and delivered by Prudential Financial, Inc. for the benefit of the holders from time to time of redeemable capital securities. The guarantee will be qualified as an indenture under the Trust Indenture Act. JPMorgan Chase Bank will act as the guarantee trustee for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the guarantee will be those provided in the guarantee and those made part of the guarantee by the Trust Indenture Act. The guarantee will be held by the guarantee trustee for the benefit of the holders of the redeemable capital securities. A holder of a redeemable capital security cannot separate or separately transfer the guarantee from the redeemable capital security.

Overview

  Under the guarantee, Prudential Financial, Inc. will irrevocably and unconditionally agree to pay in full on a senior and unsecured basis, to the holders of the redeemable capital securities issued by the trust, the guarantee payments described below. Prudential Financial, Inc. shall pay the guarantee payments as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. Prudential Financial, Inc. shall make these payments except to the extent paid by the trust.

  The following payments or distributions with respect to redeemable capital securities issued by the trust, to the extent not paid by or on behalf of the trust, will be subject to the guarantee, without duplication:

  . any accrued and unpaid distributions that are required to be paid on the redeemable capital securities, to the extent the trust shall have funds available; and

  . upon a voluntary or involuntary dissolution of the trust, other than in connection with the distribution of debentures to the holders of redeemable capital securities, the lesser of:

    . the aggregate of the stated liquidation amount of and all accrued and unpaid distributions on the redeemable capital securities to the date of payment, to the extent the trust has funds available; and

    . the amount of assets of the trust remaining available for distribution to holders of the redeemable capital securities in liquidation of the trust.

  The obligation to make a guarantee payment may be satisfied by direct payment by Prudential Financial, Inc. of the required amounts to the holders of redeemable capital securities or by causing the trust to pay those amounts to the holders.

  The guarantee will be a full and unconditional guarantee on a senior and unsecured basis with respect to the redeemable capital securities issued by the trust, but will not apply to any payment of distributions except to the

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extent the trust shall have funds available for that purpose. If Prudential
Financial, Inc. does not make interest payments on the debentures purchased by the trust, the trust will not have funds available and will not pay distributions on the redeemable capital securities.

  The guarantee will rank equally in right of payment to all other senior unsecured debt of Prudential Financial, Inc. Because Prudential Financial, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary's liquidation or reorganization or otherwise (and thus the ability of the holders of redeemable capital securities to benefit indirectly from any such distributions), is subject to the prior claims of creditors of the subsidiary, except to the extent Prudential Financial, Inc. may be recognized as a creditor of that subsidiary. Accordingly, Prudential Financial, Inc.'s obligations under the guarantee will be effectively subordinated to all existing and future liabilities of its subsidiaries, and claimants should look only to its assets for payment thereunder. Prudential Financial, Inc. currently has no outstanding secured or other debt that would rank senior to the guarantee. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by Prudential Financial, Inc., including senior debt.

  The guarantee, when taken together with Prudential Financial, Inc.'s obligations under the debentures, the indenture and the declaration, will have the effect of providing a full and unconditional guarantee on a senior and unsecured basis by Prudential Financial, Inc. of payments due on the redeemable capital securities.

  Prudential Financial, Inc. has also agreed separately to irrevocably and unconditionally guarantee the obligations of the trust with respect to the common securities to the same extent as the guarantee with respect to the redeemable capital securities. However, in the case of an indenture event of default, holders of redeemable capital securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

  As a holder of redeemable capital securities, you will, by your acceptance, be deemed to have agreed to be bound by the provisions of the guarantee and the indenture.

Modification of the Guarantee; Assignment

  Except with respect to any changes which do not adversely affect the rights of holders of redeemable capital securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of not less than a majority in stated liquidation amount of the outstanding redeemable capital securities issued by the trust. All guarantees and agreements contained in the guarantee shall bind the successors, assigns, receivers, trustees and representatives of Prudential Financial, Inc. and shall inure to the benefit of the holders of the redeemable capital securities then outstanding.

Termination

  The guarantee will terminate:

  . upon distribution of the debentures held by the trust to the holders of the trust securities; or

  . upon full payment of the amounts payable in accordance with the declaration upon liquidation of the trust.

  The guarantee will continue to be effective, or will be reinstated, if at any time any holder of redeemable capital securities must return payment of any sums paid under the redeemable capital securities or the guarantee.

Events of Default

  An event of default under the guarantee will occur upon the failure of Prudential Financial, Inc. to perform any of the payment or other obligations under the guarantee, provided, however, that except with respect to a default in payment, we must have received notice of default and not have cured the default within 60 days after receipt of the notice.

  The holders of a majority in stated liquidation amount of the then-outstanding redeemable capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee or Prudential Financial, Inc. has failed to make a guarantee payment, any holder of redeemable capital securities may institute a legal proceeding directly against Prudential Financial, Inc. to enforce the holder's rights under the guarantee,

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without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. Prudential Financial, Inc. waives any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against Prudential Financial, Inc.

Status of the Guarantee

  The guarantee will constitute Prudential Financial, Inc.'s senior and unsecured obligation and will rank equally in right of payment to all Prudential Financial, Inc.'s other senior unsecured debt in the same manner as the debentures. Prudential Financial, Inc. currently has no outstanding secured or other debt that would rank senior to the guarantee. The guarantee does not place a limitation on the amount of additional senior debt that may be incurred by Prudential Financial, Inc. We expect from time to time to incur additional indebtedness, including senior debt.

  The guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against Prudential Financial, Inc. to enforce its right under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantee will be issued and held for your benefit.

Information Concerning the Guarantee Trustee

  JPMorgan Chase Bank, the guarantee trustee, prior to the occurrence of a default with respect to the guarantee, undertakes to perform only those duties that are specified in the guarantee. The guarantee trustee, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. According to these provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of redeemable capital securities, unless offered indemnity reasonably satisfactory to it against the costs, expenses and liabilities which it might incur. However, this shall not relieve the guarantee trustee, upon the occurrence of an event of default under the guarantee, from exercising the rights and powers vested in it by the guarantee.

  The guarantee trustee is one of a number of banks and trust companies with which Prudential Financial, Inc. and its subsidiaries maintain ordinary banking and trust relationships.

Governing Law

  The guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

                         Description of the Debentures

  Below is a description of the specific terms of the debentures of Prudential Financial, Inc. in which Prudential Financial Capital Trust I will invest the proceeds from the issuance and sale of the trust securities. The indenture will be qualified as an indenture under the Trust Indenture Act. JPMorgan Chase Bank will act as the indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the indenture will be those provided in the indenture and those made part of the indenture by the Trust Indenture Act.

  Under specific circumstances involving the dissolution of the trust, debentures may be distributed to the holders of the trust securities in liquidation of the trust.

Overview

  The debentures of Prudential Financial, Inc. will be unsecured and will rank equally in right of payment to all of its other senior unsecured debt to the extent provided in the indenture. The debentures will be issued as a separate
series of senior debt securities under the indenture, limited to $   (or up to
$ , if the underwriters' over-allotment options to purchase additional units are exercised in full) in aggregate principal amount.

  The debentures will not be subject to a sinking fund provision. The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including compound interest and expenses and taxes of Prudential Financial Capital Trust I, if
any, on       , 2006.

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  The debentures will be unsecured and will rank equally in right of payment to all other senior unsecured debt of Prudential Financial, Inc. Because Prudential Financial, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary's liquidation or reorganization or otherwise (and thus the ability of the holders of redeemable capital securities to benefit indirectly from any such distribution), is subject to the prior claims of creditors of the subsidiary, except to the extent Prudential Financial, Inc. may be recognized as a creditor of that subsidiary. Accordingly, Prudential Financial, Inc.'s obligations under the debentures will be effectively subordinated to all existing and future liabilities of its subsidiaries, and claimants should look only to its assets for payment thereunder. The indenture does not limit the incurrence or issuance of other secured or unsecured debt by Prudential Financial, Inc., including senior debt.

  Prudential Financial, Inc. will have the right at any time to dissolve the trust and cause the debentures to be distributed to the holders of the trust securities. If debentures are distributed to holders of trust securities in liquidation of the holders' interests in the trust, those debentures will initially be issued as a global security.

  Under specific limited circumstances, debentures may be issued in certificated form in exchange for a global security. In the case that debentures are issued in certificated form, these debentures will be in denominations of $50 and integral multiples of $50 and may be transferred or exchanged at the offices described below. Payments on debentures issued as a global security will be made to the depositary, a successor depositary or, in the case that no depositary is used, to a paying agent for the debentures. In the case that debentures are issued in certificated form, principal and interest will be payable, the transfer of the debentures will be registrable and debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount, at the corporate trust office or agency of the property trustee in New York, New York. However, at our option, payment of interest may be made by check mailed to the address of the entitled holder or by wire transfer to an account appropriately designated by the entitled holder. Notwithstanding the above, so long as the holder of any debentures is the property trustee, the payment of principal and interest on the debentures held by the property trustee will be made at the place and to the account as may be designated by the property trustee.

  The indenture does not contain provisions that afford holders of the debentures protection in case we are involved in a highly leveraged transaction or other similar transaction that may adversely affect those holders.

Interest

  Each debenture shall initially bear interest at the rate of  % per year,
payable quarterly in arrears, on     ,     ,      and      of each year,
subject to the deferral provisions described below, commencing      , 2002 and
ending on      , 2006. Each debenture shall bear interest to the person in whose name that debenture is registered, subject to certain exceptions, at the close of business on the business day next preceding that interest payment date. If debentures shall not remain in book-entry only form, Prudential Financial, Inc. shall have the right to select record dates, which shall be more than one business day but less than 60 business days prior to the interest payment date.

  The applicable interest rate on the debentures and the distribution rate on
the related redeemable capital securities outstanding on and after      , 2004
will be reset to the reset rate, effective for interest and distributions
accrued from      , 2004 to      , 2006, as described in "--Description of the
Redeemable Capital Securities--Distribution Rate Reset" above. If no
remarketing of the redeemable capital securities has occurred prior to      ,
2004, the distribution rate on the redeemable capital securities and the interest rate on the related debentures will be automatically reset, as described in "--Description of the Redeemable Capital Securities--Automatic Reset of Distribution Rate Upon Failed Remarketing" above.

  Prudential Financial, Inc. will cause a notice of the reset rate to be published on the business day following the date the rate is reset by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal.

  The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in that 90-day period. In the case that any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay but if that business day is in the next

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succeeding calendar month or calendar year, as applicable, then that payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that date.

Option to Defer Interest Payment Date

  So long as no indenture event of default has occurred and is continuing, Prudential Financial, Inc. will have the right under the indenture to defer the payment of interest on the debentures at any time or from time to time. No deferral period, however, may extend beyond the stated maturity of the debentures and any deferral period must end on an interest payment date. At the end of a deferral period, Prudential Financial, Inc. must pay all interest then accrued and unpaid, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law. During any deferral period, interest will continue to accrue and holders of debentures, and holders of the related trust securities that are outstanding, will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash (in the form of original issue discount) attributable to such income, regardless of the method of accounting used by the holders.


  Prior to the termination of any deferral period, Prudential Financial, Inc. may extend such deferral period, provided that such extension does not:

  . cause such extended deferral period to exceed the maximum deferral period;

  .  end on a date other than an interest payment date; or

  .  extend beyond the stated maturity of the debentures.

  Upon the termination of any deferral period, or any extension of the related deferral period, and the payment of all amounts then due, Prudential Financial, Inc. may begin a new deferral period, subject to the limitations described above. No interest shall be due and payable during a deferral period except at the end thereof. Prudential Financial, Inc. must give the debenture trustee notice of Prudential Financial, Inc.'s election to begin or extend a deferral period at least five business days prior to the earlier of:

  . the date cash distributions on the related trust securities would have been payable except for the election to begin or extend the deferral period; or

  . the date the trust is required to give notice to The New York Stock Exchange or other applicable self-regulatory organization or to holders of the redeemable capital securities of the record date or the date cash distributions are payable, but in any event not less than five business days prior to such record date.

  The debenture trustee shall give notice of Prudential Financial, Inc.'s election to begin or extend a deferral period to the holders of the redeemable capital securities. Subject to the foregoing limitations, there is no limitation on the number of times that Prudential Financial, Inc. may begin or extend a deferral period.

Restrictions on Certain Payments

  Prudential Financial, Inc. will covenant that if at any time:

  . any event has occurred, of which Prudential Financial, Inc. has actual knowledge, and that is, or with the giving of notice or the lapse of time, or both, would be, an indenture event of default;

  . Prudential Financial, Inc. is in default with respect to any payment obligations under the guarantee; or

  . Prudential Financial, Inc. has given notice of its election to exercise the right to begin or extend a deferral period as provided in the indenture and has not rescinded that notice, and that deferral period, or any extension thereof, has commenced and is continuing, then Prudential Financial, Inc. will not be permitted to:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Prudential Financial, Inc.'s capital stock;

  . make any payment of principal of or premium, if any, on or interest on or repay or repurchase or redeem any of Prudential Financial, Inc.'s debt securities, including other debentures, that rank equally with or junior to or make any other payments in respect of right of payment to the debentures; or

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  .  make any guarantee payments with respect to any guarantee by Prudential
     Financial, Inc. of the debt securities of any of Prudential Financial, Inc.'s subsidiaries, including under any guarantees to be issued by Prudential Financial, Inc. with respect to securities of other trusts or entities to be established by Prudential Financial, Inc. similar to Prudential Financial Capital Trust I, if such guarantee ranks equally with or junior in right of payment to the debentures, in each case other than:

  . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Prudential Financial, Inc.'s capital stock;

  . any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock, other securities, cash or other assets under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

  . payments under the guarantee issued in connection with the offering of the units;

  . as a result of a reclassification of Prudential Financial, Inc.'s capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of Prudential Financial, Inc.'s capital stock;

  . the purchase of fractional interests in shares of Prudential Financial, Inc.'s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged (such as the conversion or exchange of Class B Stock for Common Stock); and

  . purchases or acquisition of shares of Common Stock, in connection with the satisfaction by Prudential Financial, Inc. of its obligations under any employee benefit plan or any other contractual obligation (other than a contractual obligation ranking expressly by its terms equal with or junior to the debentures).

References to the capital stock and the Common Stock of Prudential Financial, Inc. in this prospectus do not include shares of its Class B Stock.

  So long as the trust securities remain outstanding, Prudential Financial, Inc. also will covenant:

  . to maintain 100% direct or indirect ownership of the common securities, provided that any permitted successor under the indenture may succeed to its ownership of the common securities; and

  .  to use best efforts to cause the trust:

    . to remain a business trust, except in connection with the distribution of debentures to the holders of the trust securities in liquidation of the trust, the conversion, exchange or redemption of all of such trust securities, or certain mergers or consolidations each as permitted by the declaration of trust;

    . to otherwise continue to be classified as a grantor trust for United States federal income tax purposes;

    . to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the debentures; and

    . not to cause, as sponsor of the trust, or to permit, as the common securities holder, the dissolution, liquidation or winding-up of the trust, except as provided in the declaration of trust.

Indenture Events of Default

  If any indenture event of default shall occur and be continuing, the property trustee, as the holder of the debentures, will have the right to declare the principal of and the interest on the debentures, including any compound interest and expenses and taxes of the trust, if any, and any other amounts payable under the indenture, to be due and payable and to enforce its other rights as a creditor with respect to the debentures.

  The following are events of default under the indenture with respect to the debentures:

  . failure to pay interest on the debentures when due, continued for a period of 30 days (subject to the deferral of any due date in the case of a deferral period);

  . failure to pay the principal of the debentures when due and payable on , 2006, upon redemption or otherwise;


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  .  failure to comply, within 90 days after notice provided in accordance with the terms of the indenture, with Prudential Financial, Inc.'s other obligations under the indenture; and

  . certain events of bankruptcy, insolvency or reorganization relating to Prudential Financial, Inc.

  If an event of default occurs and is continuing with respect to the debentures, the debenture trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal of and accumulated but unpaid interest on all the debentures to be due and payable. However, if upon an event of default with respect to the debentures the debenture trustee has or the holders of at least 25% in principal amount of the outstanding debentures have failed to declare the principal of, and any accrued interest on, the debentures to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding redeemable capital securities shall have the right to exercise that right by a notice in writing to Prudential Financial, Inc. and the debenture trustee. Upon such a declaration, such principal and interest shall be due and payable immediately. Notwithstanding the foregoing, if an event of default relating to specific events of bankruptcy, insolvency or reorganization of Prudential Financial, Inc. occurs and is continuing, the principal of and interest on all the debentures will become and be immediately due and payable without any declaration or other act on the part of the debenture trustee or any holders of the debentures. In addition, in the case of the debentures held by the trust, if an event of default has occurred and is continuing, and that event is attributable to Prudential Financial, Inc.'s failure to pay interest or principal, then a holder of redeemable capital securities may directly institute a proceeding against Prudential Financial, Inc. for payment. Under some circumstances, the holders of a majority in principal amount of the then-outstanding debentures may rescind any acceleration and its consequences.

  Subject to the provisions of the indenture relating to the duties of the debenture trustee, if an event of default occurs and is continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debentures, unless those holders have offered to the debenture trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no debenture holder may pursue any remedy with respect to the indenture or the debentures unless:

  . that holder has previously given the debenture trustee notice that an event of default is continuing;

  . holders of at least 25% in principal amount of the outstanding debentures have requested in writing the debenture trustee to pursue the remedy;

  . those holders have offered the debenture trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense;

  . the debenture trustee has not complied with such request within 60 days of receiving it with an offer of security and indemnity; and

  . the holders of a majority in principal amount of the outstanding debentures have not given the debenture trustee a direction inconsistent with such request within such 60-day period.

  Subject to some restrictions, the holders of a majority in principal amount of the outstanding debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or of exercising any trust or power conferred on the debenture trustee. The debenture trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the debenture trustee determines is unduly prejudicial to the rights of any other debenture holder, or that would involve the debenture trustee in personal liability.

  The indenture provides that if a default occurs and is continuing with respect to the debentures and is known to the debenture trustee, the debenture trustee must mail notice of the default within 90 days after it becomes known to the trustee to each holder of the debentures. Except in the case of a default in the payment of principal of or interest on any debenture, the debenture trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interests of the holders of the debentures. In addition, Prudential Financial, Inc. must deliver to the debenture trustee, within 120 days after the end of each fiscal year, an officer's certificate indicating whether the signers thereof know of any default that occurred during the previous year. Prudential Financial, Inc. also is required to deliver to the debenture trustee, within 30 days after its occurrence, written notice of any events which would constitute certain defaults, their status and what action Prudential Financial, Inc. is taking or proposes to take.


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  Prior to the acceleration of the maturity of the debentures, the holders of a majority in aggregate principal amount of the then-outstanding debentures may on behalf of the holders of all the debentures waive any past default or event of default, except:

  . a default in the payment of the principal of or interest on any of the debentures; and

  . a default that cannot be waived without the consent of every holder of the debentures.

  A waiver will serve to end such default, to cure any event of default, and to restore us, the debenture trustee and holders of the affected debentures to their former positions and rights. No such waiver will extend to any subsequent or other default.

  An indenture event of default also constitutes a declaration event of default. The holders of redeemable capital securities in some circumstances have the right to direct the property trustee to exercise its rights as the holder of the debentures. Notwithstanding the above, if an event of default has occurred and is continuing and that event is attributable to Prudential Financial, Inc.'s failure to pay interest or principal on the debentures on the date that interest or principal is otherwise payable, Prudential Financial, Inc. acknowledges that a holder of redeemable capital securities may directly institute a proceeding for enforcement of payment to that holder of the principal of and interest on the debentures having a principal amount equal to the aggregate stated liquidation amount of the redeemable capital securities of that holder after the respective due date specified in the debentures. In connection with that action, Prudential Financial, Inc. shall have the right under the indenture to set-off any payment made to that holder by Prudential Financial, Inc. The holders of redeemable capital securities will not be able to exercise directly any other remedy available to the holders of the debentures.

Consolidation, Merger, Sale of Assets and Other Transactions

  Prudential Financial, Inc. may not (a) merge with or into or consolidate with any other entity, or (b) sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person, firm or corporation, other than, with respect to this clause (b), a direct or indirect wholly-owned subsidiary of Prudential Financial, Inc., and no person shall (x) merge with or into or consolidate with Prudential Financial, Inc. or (y) except in the case of any direct or indirect wholly-owned subsidiary of Prudential Financial, Inc., sell, assign, transfer, lease or convey all or substantially all of its properties and assets to Prudential Financial, Inc., unless:

  . Prudential Financial, Inc. is the surviving corporation or in case Prudential Financial, Inc. merges with or into or consolidates with another entity or sells, assigns, transfers, leases or conveys all or substantially all of its properties and assets to any person, firm or corporation, the successor person is organized under the laws of the United States of America or any state or the District of Columbia, and such successor person expressly assumes our obligations under the debentures, the indenture and the guarantee;

  . immediately after giving effect thereto, no indenture event of default, and no event which, after notice or lapse of time or both, would become an indenture event of default, shall have occurred and be continuing; and

  .  certain other conditions as prescribed in the indenture are met.

Satisfaction and Discharge

  The indenture will cease to be of further effect, except as to Prudential Financial, Inc.'s obligations to pay all other sums due pursuant to the indenture and to provide the required officers' certificates and opinions of counsel, and will be deemed to have satisfied and discharged the indenture, when, among other things, all debentures not previously delivered to the debenture trustee for cancellation:

  .  have become due and payable; or

  . will become due and payable at maturity or upon redemption within one year;

and Prudential Financial, Inc. deposits or causes to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the debenture trustee for cancellation, for the principal and interest to the date of the deposit or to the stated maturity thereof, as the case may be.

  The redeemable capital securities, the guarantee and the debentures do not limit Prudential Financial, Inc.'s ability or the ability of its subsidiaries to incur additional indebtedness, including other senior indebtedness.

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Book-Entry Only Issuance

  The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we and Prudential Financial Capital Trust I believe to be reliable, but neither we nor the trust take responsibility for its accuracy.

  The debentures will be issued in fully registered form. Until any dissolution of Prudential Financial Capital Trust I, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the related trust securities. If distributed to holders of redeemable capital securities in connection with the involuntary or voluntary dissolution of the trust, the debentures will be issued in the form of one or more global certificates (each, a global security) registered in the name of the depositary or its nominee. Except under the limited circumstances described below, debentures represented by the global security will not be exchangeable for, and will not otherwise be issuable as, debentures in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security.

  Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of debentures in certificated form and will not be considered its holders for any purpose under the indenture. No global security representing debentures shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if that person is not a participant, on the procedures of the participant through which that person owns its interest to exercise any rights of a holder under the indenture.

  If debentures are distributed to holders of redeemable capital securities in liquidation of those holders' interests in the trust, The Depository Trust Company will act as securities depositary for the debentures. As of the date of this prospectus, the description of the depositary's book-entry system and the depositary's practices as they relate to purchases, transfers, notices and payments with respect to the redeemable capital securities apply in all material respects to any debt obligations represented by one or more global securities held by the depositary. We may appoint a successor to the depositary or any successor depositary if the depositary or a successor depositary is unable or unwilling to continue as a depositary for the global securities.

  Neither we nor the trust, the property trustee, any paying agents, any of our other agents or the debenture trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for the debentures or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

  A global security shall be exchangeable for debentures registered in the names of persons other than the depositary or its nominee only if:

  . the depositary notifies us that it is unwilling or unable to continue as a depositary for that global security and we do not appoint an eligible successor depositary within 90 days;

  . the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at which time the depositary is required to be so registered to act as a depositary and we do not appoint an eligible successor depositary within 90 days; or

  . we, in our sole discretion, determine that the global security shall be so exchangeable.

  Any global security that is exchangeable according to the preceding sentence shall be exchangeable for debentures registered in those names as the depositary shall direct. It is expected that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security.

Payment and Paying Agents

  Payment of principal of and interest on the debentures will be made at the office of JPMorgan Chase Bank, the debenture trustee, in New York, New York or at the office of such paying agent or paying agents as we may

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designate from time to time, except that at our option payment of any interest may be made, except in the case of a global certificate representing debentures, by:

  . check mailed to the address of the person entitled thereto as such address shall appear in the applicable securities register for debentures; or

  . wire transfer to an account maintained by the person entitled thereto as specified in such securities register, provided that proper transfer instructions have been received by the relevant record date.

  Payment of any interest on any debenture will be made to the person in whose name such debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, we will at all times be required to maintain a paying agent in each place of payment for the debentures.

  Any money deposited with the debenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of or interest on any debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable will, at our request, be repaid to us and the holder of such debentures shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

Information Concerning the Debenture Trustee

  JPMorgan Chase Bank will initially act as the debenture trustee. The debenture trustee shall be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the debenture trustee will not be under any obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered indemnity and security satisfactory to it by such holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

  The debenture trustee is one of a number of banks and trust companies with which we and our subsidiaries maintain ordinary banking and trust relationships.

Governing Law

  The indenture and the debentures will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

         Effect of Obligations under the Debentures and the Guarantee

  As provided in the declaration, the sole purpose of Prudential Financial Capital Trust I is to issue the trust securities evidencing undivided beneficial interests in the assets of the trust, and to invest the proceeds from the issuance and sale in the debentures and engage in only other necessary or incidental activities.

  As long as payments of interest and other payments are made when due on the debentures, those payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

  . the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

  . the interest rate and the interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the trust securities;

  . Prudential Financial, Inc. shall pay, and the trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debts, and obligations of the trust, other than with respect to the trust securities; and

  . the declaration further provides that the trustees shall not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

  Distributions, to the extent funds are available, and other payments due on the redeemable capital securities, to the extent funds therefor are available, are guaranteed by Prudential Financial, Inc. as to the extent provided

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under "--Description of the Guarantee". If Prudential Financial, Inc. does not make interest payments on the debentures purchased by the trust, the trust will not have sufficient funds to pay distributions on the redeemable capital securities. The guarantee does not apply to any payment of distributions unless and until the trust has sufficient funds for the payment of such distributions.

  If Prudential Financial, Inc. fails to make interest or other payments on the debentures when due, taking account of any deferral period, the declaration provides a mechanism enabling the holders of the redeemable capital securities to direct the property trustee to enforce its rights under the indenture. If the property trustee fails to enforce its rights under the indenture in respect of an indenture event of default, a holder of record of redeemable capital securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against Prudential Financial, Inc. to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity.

  Notwithstanding the above, if a declaration event of default has occurred and is continuing and that event is attributable to Prudential Financial, Inc.'s failure to pay interest or principal on the debentures on the date that interest or principal is otherwise payable, then a holder of redeemable capital securities may directly institute a proceeding against Prudential Financial, Inc. for payment. Prudential Financial, Inc., under the guarantee, acknowledges that the guarantee trustee shall enforce the guarantee on behalf of the holders of the redeemable capital securities. If Prudential Financial, Inc. fails to make payments under the guarantee, the guarantee provides a mechanism enabling the holders of the redeemable capital securities to direct the guarantee trustee to enforce its rights under the guarantee. Notwithstanding the above, if Prudential Financial, Inc. fails to make a payment under the guarantee, any holder of redeemable capital securities may institute a legal proceeding directly against Prudential Financial, Inc. to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other person or entity.

  The guarantee, when taken together with Prudential Financial, Inc.'s obligations under the debentures and the indenture and its obligations under the declaration, including the obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to the trust securities, has the effect of providing a full and unconditional guarantee of amounts due on the redeemable capital securities.

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                     U.S. FEDERAL INCOME TAX CONSEQUENCES

  The following is a discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of units, redeemable capital securities and shares of Common Stock acquired under a purchase contract to U.S. holders who purchase units in the initial offering at their original offering price and hold the units, redeemable capital securities and shares of Common Stock as capital assets. The statements of law or legal conclusions set forth in this discussion constitute the opinion of our special tax counsel, McDermott, Will & Emery, which is based on the assumption that the transactions described in this prospectus are consummated and performed in the manner described in this prospectus. You should bear in mind that opinions of tax counsel are not binding on the Internal Revenue Service or the courts. In expressing its opinion, McDermott, Will & Emery has relied on our statements as to our expectations and determinations. For purposes of this discussion, "U.S. holder" means a beneficial owner of a unit, redeemable capital security or share of Common Stock that is (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia or (3) a partnership, estate or trust treated, for United States federal income tax purposes, as a domestic partnership, estate or trust. This discussion assumes we will not exercise our right to delay payment of interest on the debentures. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

  This discussion does not address all aspects of United States federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as U.S. holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding units, redeemable capital securities or shares of Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment or
(3) persons whose functional currency is not the U.S. dollar), some of which may be subject to special rules, nor does it address alternative minimum taxes or state, local or foreign taxes. Prospective investors that are not United States persons (within the meaning of Section 7701(a)(30) of the Code) are urged to consult their own tax advisors with respect to the United States federal income tax consequences of an investment in units, including the potential application of United States withholding taxes.

  No statutory, administrative or judicial authority directly addresses the treatment of units or instruments similar to units for United States federal income tax purposes. As a result, no assurance can be given that the Internal Revenue Service or a court will agree with the tax consequences described herein. Prospective investors are urged to consult their own tax advisors with respect to the United States federal income tax consequences of the purchase, ownership and disposition of units, redeemable capital securities and shares of Common Stock acquired under a purchase contract in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

                                     Units

Ownership of Redeemable Capital Securities or Treasury Securities

  A U.S. holder will be treated as owning the redeemable capital securities or treasury securities constituting a part of the units owned by such U.S. holder. Under the terms of the units, we and, by acquiring units, each U.S. holder, agree to treat such U.S. holder as the owner, for United States federal, state and local income and franchise tax purposes, of the redeemable capital securities or treasury securities constituting a part of the units owned by such U.S. holder. The remainder of this summary assumes that U.S. holders of units will be treated as the owners of the redeemable capital securities or treasury securities constituting a part of such units for United States federal income tax purposes.

Allocation of Purchase Price

  A U.S. holder's acquisition of a unit will be treated as an acquisition of the redeemable capital security and the purchase contract constituting the unit. The purchase price of each unit will be allocated between the redeemable capital security and the purchase contract constituting such unit in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. holder's initial tax basis in the redeemable capital security and the purchase contract. We expect to report the fair market value of each

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redeemable capital security as $   and the fair market value of each purchase
contract as $ . This position will be binding on each U.S. holder (but not on the Internal Revenue Service) unless such U.S. holder explicitly discloses a contrary position on a statement attached to its timely filed United States federal income tax return for the taxable year in which a unit is acquired. Thus, absent such disclosure, a U.S. holder should allocate the purchase price for a unit in accordance with the values reported by us. The remainder of this discussion assumes that this allocation of the purchase price of a unit will be respected for United States federal income tax purposes.

Sale, Exchange or Other Disposition of Units

  If a U.S. holder sells, exchanges or otherwise disposes of a unit, such U.S. holder will be treated as having sold, exchanged or disposed of the purchase contract and the redeemable capital security or treasury securities, as the case may be, that constitute such unit. Such U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds to such U.S. holder allocable to the purchase contract and the redeemable capital security or treasury securities, as the case may be (except to the extent such U.S. holder is treated as having received an amount with respect to (a) accrued interest on the treasury securities, which will be treated as ordinary income to the extent not previously included in income, or
(b) accrued contract fee payments or deferred contract fee payments, which should be treated as ordinary income to the extent not previously included in income (see "--Purchase Contracts--Contract Fee Payments and Deferred Contract Fee Payments")), and such U.S. holder's respective adjusted tax bases in the purchase contract and the redeemable capital security or treasury securities. In the case of the purchase contract and the treasury securities, such gain or loss generally will be capital gain or loss. In the case of treasury securities with a term of one year or less, however, such gain will be ordinary income to the extent any acquisition discount has accrued but not been included in income. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

  The rules governing the determination of the character of gain or loss on the sale, exchange or other disposition of the redeemable capital securities are summarized under "--Redeemable Capital Securities--Sale, Exchange or Other Disposition of Redeemable Capital Securities".

  If the sale, exchange or other disposition of a unit by a U.S. holder occurs when the purchase contract has a negative value, the U.S. holder may be considered to have received additional consideration for the redeemable capital security or treasury securities constituting a part of such unit in an amount equal to such negative value, and to have paid such amount to be released from its obligation under the purchase contract. U.S. holders should consult their own tax advisors regarding a disposition of a unit at a time when the purchase contract has a negative value.

  In determining gain or loss, contract fee payments or deferred contract fee payments that have been received by you, but have not previously been included in your income, should either reduce your adjusted tax basis in the forward purchase contract or result in an increase in the amount realized on the disposition of the forward purchase contract. Any contract fee payments or deferred contract fee payments previously included in your income, but that you have not received, should increase your adjusted tax basis in the forward purchase contract. See "--Purchase Contracts--Contract Fee Payments and Deferred Contract Fee Payments."

                         Redeemable Capital Securities

Classification of the Trust

  The trust will be classified for United States federal income tax purposes as a grantor trust and will not be subject to tax as an association (or publicly traded partnership) taxable as a corporation. Accordingly, for United States federal income tax purposes, each U.S. holder of redeemable capital securities will be treated as purchasing and owning an undivided beneficial ownership interest in the debentures and will be required to take into account its pro rata share of all items of income, gain, loss or deduction of the trust, including original issue discount with respect to the debentures, as described below.

Interest Income and Original Issue Discount

  Because of the manner in which the interest rate on the debentures is reset, the debentures will be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in applicable treasury regulations. As discussed more fully below, the effects of such

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method will be (1) to require each U.S. holder, regardless of its usual method of tax accounting, to use an accrual method with respect to the debentures,
(2) for all accrual periods through      , 2004, and possibly for accrual
periods thereafter, the accrual of interest income by each U.S. holder in excess of interest payments actually received and (3) generally to result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or other disposition of the redeemable capital securities. See "-- Sale, Exchange or Other Disposition of Redeemable Capital Securities".

  A U.S. holder of debentures will accrue original issue discount based on the "comparable yield" of the debentures. The comparable yield of the debentures will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the debentures. We are required to provide the comparable yield and a projected payment schedule, based on the comparable yield, to holders of the debentures. We have determined that the comparable yield is % and the projected payments for the
debentures, per $50 of principal amount, are $    on      , 2002, $    for
each subsequent quarter ending on or prior to      , 2004 and $    for each
quarter ending after      , 2004. We have also determined that the projected
payment for the debentures, per $50 of principal amount, at the maturity date
is $    (which includes the stated principal amount of the debentures as well as the final projected interest payment).


  The amount of original issue discount on a debenture for each accrual period is determined by multiplying the comparable yield of the debenture (adjusted for the length of the accrual period) by the debenture's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above, the adjusted issue price of each debenture, per $50 of principal amount, at the beginning of the first accrual
period will be $    and the adjusted issue price of each debenture at the
beginning of each subsequent accrual period will be equal to $   , increased
by any original issue discount previously accrued by the U.S. holder on such debenture and decreased by payments received on such debenture. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that the U.S. holder holds the debenture.

  If after      , 2004 the remaining amounts of principal and interest payable on the debentures differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such difference should be taken into account by a U.S. holder as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

  We expect to use the foregoing comparable yield and projected payment schedule for purposes of determining our own taxable income and for any required information reporting.

  U.S. holders are generally bound by the comparable yield and projected payment schedule provided by us unless either is unreasonable. If a U.S. holder of redeemable capital securities does not use this comparable yield and projected payment schedule to determine interest accruals, such U.S. holder must apply the foregoing rules using its own comparable yield and projected payment schedule. A U.S. holder that uses its own comparable yield and projected payment schedule must explicitly disclose this fact and the reason why it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the timely filed United States federal income tax return of the U.S. holder for the taxable year that includes the date of its acquisition of the units.

  The foregoing comparable yield and projected payment schedule is supplied by us solely for computing income under the noncontingent bond method for United States federal income tax purposes, and does not constitute a projection or representation as to the amounts that holders of redeemable capital securities or units will actually receive.

  Because income with respect to the debentures will constitute interest for United States federal income tax purposes, corporate holders of units (or redeemable capital securities) will not be entitled to a dividends-received deduction in respect of such income.

Adjustment to Tax Basis in Redeemable Capital Securities

  A U.S. holder's tax basis in its redeemable capital securities will be increased by the amount of any gross income recognized by such U.S. holder with respect to such redeemable capital securities, including original issue discount with respect to the debentures, and decreased by payments received with respect to such redeemable capital securities.


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Sale, Exchange or Other Disposition of Redeemable Capital Securities

  Upon the sale, exchange or other disposition of a redeemable capital security (including the remarketing of such security), a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized by such U.S. holder and such U.S. holder's adjusted tax basis in the redeemable capital security. Because they are subject to the non-contingent bond method for accruing original issue discount, gain recognized on the sale, exchange or other disposition of a redeemable capital security prior to the remarketing date will be treated as ordinary interest income. Loss realized on the sale, exchange or other disposition of a redeemable capital security prior to the remarketing date will be treated as ordinary loss to the extent of such U.S. holder's prior net income inclusions on the redeemable capital security. Any loss in excess of such amount will be treated as capital loss. Gain recognized on the sale, exchange or other disposition of a redeemable capital security on or after the remarketing date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the debenture underlying the redeemable capital security over the total remaining payments set forth on the projected payment schedule for such debenture. Any gain recognized in excess of such amount and any loss recognized on such a sale, exchange or disposition generally will be treated as capital gain or loss. Capital gain of individuals derived in respect of capital assets held for more than one year is taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

Distribution of Debentures to U.S. Holders of Redeemable Capital Securities

  A distribution by the trust of the debentures, as described under the caption "Description of the Equity Security Units--Description of the Redeemable Capital Securities--Liquidation Distribution Upon Dissolution", will be non-taxable to U.S. holders. In such event, a U.S. holder will have an aggregate adjusted tax basis in the debentures received in the liquidation equal to the aggregate adjusted tax basis such U.S. holder had in its redeemable capital securities surrendered therefor, and the holding period of such debentures will include the period during which such U.S. holder had held the redeemable capital securities. A U.S. holder will continue to include original issue discount in respect of the debentures received from the trust in the manner described under "--Redeemable Capital Securities--Interest Income and Original Issue Discount" and will recognize gain or loss on the sale, exchange or other disposition of such debentures in the same manner as if the U.S. holder had sold, exchanged or disposed of the redeemable capital securities. See "--Redeemable Capital Securities--Sale, Exchange or Other Disposition of Redeemable Capital Securities".

                              Purchase Contracts

Acquisition of Common Stock Under a Purchase Contract

  A U.S. holder of units generally will not recognize gain or loss on the purchase of Common Stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of Common Stock. A U.S. holder's aggregate initial tax basis in the Common Stock received under a purchase contract generally should equal (1) the purchase price paid for such Common Stock, plus (2) such U.S. holder's adjusted tax basis in the purchase contract, less (3) the portion of such purchase price and tax basis allocable to the fractional share. Contract fee payments or deferred contract fee payments that you have received in cash but that you have not included in income should reduce your adjusted tax basis in the forward purchase contract or the Common Stock to be received thereunder. See "--Contract Fee Payments and Deferred Contract Fee Payments" below. For tax purposes, the holding period for Common Stock received under a purchase contract will commence on the day after such Common Stock is acquired.

Early Settlement of a Purchase Contract

  A U.S. holder of units will not recognize gain or loss on the receipt of such U.S. holder's proportionate share of redeemable capital securities or treasury securities upon early settlement of a purchase contract and will have the same adjusted tax basis in such redeemable capital securities or treasury securities as before such early settlement. Any contract fee payments or deferred contract fee payments that you have included in income but were forfeited and not paid upon early settlement of a purchase contract should increase your adjusted tax basis in the Common Stock received under a purchase contract.

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Termination of a Purchase Contract

  If a purchase contract terminates, a U.S. holder of units will recognize a loss equal to such U.S. holder's adjusted tax basis (if any) in the purchase contract at the time of such termination. Any contract fee payments or deferred contract fee payments that you have received in cash but that you have not included in income should either reduce your adjusted tax basis in the forward purchase contract or increase the amount realized on the termination of the forward purchase contract. Any contract fee payments or deferred contract fee payments that you have included in income but not received should increase your adjusted tax basis in the forward purchase contract. Any such loss will be capital. The deductibility of capital losses is subject to limitations. A U.S. holder will not recognize gain or loss on the receipt of its proportionate share of redeemable capital securities or treasury securities upon termination of the purchase contract and such U.S. holder will have the same adjusted tax basis in such redeemable capital securities or treasury securities as before such termination.

Adjustment to Settlement Rate

  A U.S. holder of units might be treated as receiving a constructive distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment such U.S. holder's proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to the Common Stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to a U.S. holder of units even though such U.S. holder would not receive any cash related thereto.

Contract Fee Payments and Deferred Contract Fee Payments

  There is no direct authority addressing the treatment, under current law, of the contract fee payments or deferred contract fee payments, and such treatment is, therefore, unclear. Contract fee payments and deferred contract fee payments may constitute taxable ordinary income to you when received or accrued, in accordance with your regular method of tax accounting. To the extent we are required to file information returns with respect to contract fee payments or deferred contract fee payments, we intend to report such payments as taxable ordinary income to you. You should consult your tax advisor concerning the treatment of contract fee payments and deferred contract fees, including the possibility that any contract fee payment or deferred contract fee payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis.

  The treatment of contract fee payments and deferred contract fee payments could affect your adjusted tax basis in a purchase contract or Common Stock received under a purchase contract or the amount you realize on the sale or disposition of a unit or the termination of a purchase contract. In particular, any contract fee payments or deferred contract fee payments

  . which have been included in your income, but which have not been paid to you, should increase your adjusted tax basis in the purchase contract, and

  . which have been paid to you, but which have not been included in your income, should either reduce your adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract.

  See "--Acquisition of Common Stock Under a Purchase Contract", "-- Termination of a Purchase Contract" and "Units--Sale, Exchange or Other Disposition of Units".

        Ownership of Common Stock Acquired Under the Purchase Contract

  Any dividend on Common Stock paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be includible in income by a U.S. holder of Common Stock when received. Any such dividend will be eligible for the dividends-received deduction if received by an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends-received deduction.

  Upon a disposition of Common Stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder's adjusted tax basis in the Common Stock.

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Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

         Substitution of Treasury Securities to Create Stripped Units

  A U.S. holder of normal units that delivers treasury securities to the collateral agent in substitution for redeemable capital securities or other pledged securities generally will not recognize gain or loss upon the delivery of such treasury securities or the release of the redeemable capital securities or other pledged securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such treasury securities and redeemable capital securities or other pledged securities. Such U.S. holder's adjusted tax basis in the treasury securities, the redeemable capital securities or other pledged securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own tax advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so delivered to the collateral agent.

              Substitution of Securities to Recreate Normal Units

  A U.S. holder of stripped units that delivers redeemable capital securities or treasury securities to the collateral agent in substitution for pledged treasury securities generally will not recognize gain or loss upon the delivery of such redeemable capital securities or treasury securities or the release of the pledged treasury securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such pledged treasury securities and such redeemable capital securities or treasury securities. Such U.S. holder's tax basis in the treasury securities, the redeemable capital securities, the pledged treasury securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so released to them.

                 Treasury Securities Purchased on Remarketing

  A U.S. holder's initial basis in the treasury securities purchased by the collateral agent in connection with a remarketing will be equal to the amount paid for the treasury securities.

  If a U.S. holder is on the cash method of accounting, it will generally not include income on these treasury securities until payment is received on them. If a U.S. holder is on the accrual method of accounting, it will be required to include acquisition discount in income over the remaining term of the treasury securities and will increase its basis in the treasury securities by the amount of acquisition discount included in income.

               Backup Withholding Tax and Information Reporting

  Unless a U.S. holder is an exempt recipient, such as a corporation, payments under units (including contract fee payments or deferred contract fee payments), redeemable capital securities, treasury securities or Common Stock, the proceeds received with respect to a fractional share of Common Stock upon the settlement of a purchase contract, and the proceeds received from sale of units, redeemable capital securities, treasury securities or Common Stock may be subject to information reporting and may also be subject to United States federal backup withholding tax if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. The U.S. federal backup withholding tax rate is currently 30.5% and is scheduled to be reduced gradually to 28% by the year 2006. Any amounts so withheld will be allowed as a credit against the U.S. holder's United States federal income tax liability.

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                         CERTAIN ERISA CONSIDERATIONS

  The fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended (referred to in this prospectus as ERISA), should be considered by the fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of ERISA (referred to in this prospectus as ERISA Plan) in the context of the ERISA Plan's particular circumstances before authorizing an investment in the equity security units. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA Plan and whether an investment is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio.

  Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (referred to in this prospectus as the Code), prohibit ERISA Plans, as well as individual retirement accounts, self-employment retirement plans and other pension and profit-sharing plans subject to Section 4975 of the Code (together with ERISA Plans, referred to in this prospectus as the Plans) from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to such plans. Therefore, fiduciaries of ERISA Plans and persons making investment decisions for other Plans should also consider whether an investment in the equity security units might constitute or give rise to a prohibited transaction under ERISA and the Code. Prudential Financial, Inc. may be considered a party in interest or disqualified person with respect to a Plan since Prudential Financial, Inc. and many of its affiliates are engaged in businesses which provides services to Plans. If so, the acquisition, holding and disposition of the equity security units (and the securities underlying such units) by a Plan could be a prohibited transaction. Governmental plans (as defined in Section 3(32) of ERISA) and church plans (as defined in Section 3(33) of ERISA), while generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other Federal laws that are substantially similar to the foregoing provisions of ERISA and the Code.


  There are five prohibited transaction class exemptions (referred to in this prospectus as PTCEs) issued by the Department of Labor which could exempt the purchase and holding of equity security units (and the securities underlying such units) from the prohibited transaction provisions of ERISA and the Code-- PTCE 84-14, for certain transactions determined by qualified professional asset managers, PTCE 90-1, for certain transactions involving insurance company pooled separate accounts, PTCE 91-38, for certain transactions involving bank collective investment funds, PTCE 95-60 for certain transactions involving insurance company general accounts, and PTCE 96-23, for certain transactions determined by in-house asset managers. Each purchaser and transferee of the equity security units (and the securities underlying such units) is deemed to represent that either the equity security units (and the securities underlying such units) are not being acquired with assets of a Plan or the acquisition, holding and, to the extent relevant, disposition of the equity security units (and the securities underlying such units) by the purchaser or transferee is eligible for the relief available under one of the five PTCEs referred to in the preceding sentence. In addition, Plan purchasers of the equity security units (and the securities underlying such units) should consider the application of PTCE 75-1 to the disposition of the equity security units (and the securities underlying such units).

  Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that a plan considering the purchase of the equity security units consult with its counsel regarding the consequences under ERISA of the acquisition, holding and disposition of the equity security units (and the securities underlying such units).

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                         DESCRIPTION OF CAPITAL STOCK

  The description of our capital stock below is only a summary and reference is made to Prudential Financial, Inc.'s certificate of incorporation, its by-laws and the shareholder rights plan, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference.

  Prudential Financial, Inc.'s authorized capital stock consists of 1.5 billion shares of Common Stock and 10 million shares of preferred stock. Our authorized capital also consists of 10 million shares of another class of common stock of Prudential Financial, Inc., the Class B Stock, which we plan to sell in a private placement completed concurrently with this offering and the initial public offering of our Common Stock. The closing of this offering is subject to the completion of the demutualization of The Prudential Insurance Company of America, the initial public offering of Common Stock and the private placement of the Class B Stock. As described in more detail above under "Demutualization and Related Transactions--Related Transactions--Class B Stock and IHC Debt Issuances", the Common Stock issued in the initial public offering and upon settlement of the purchase contracts offered as part of the units and distributed to our policyholders in our demutualization is expected to reflect the performance of our Financial Services Businesses and the Class B Stock is expected to reflect the performance of the Closed Block Business.

                                 Common Stock

  All shares of Common Stock offered in the initial public offering and to be issued in the demutualization and upon settlement of the purchase contracts will be validly issued, fully paid and non-assessable. For purposes of this "--Common Stock" section only, we refer to both the Common Stock and any Class B Stock as "common stock".

Dividend Rights

  Holders of Common Stock are entitled to dividends if and when declared by Prudential Financial, Inc.'s Board of Directors out of funds legally available to pay dividends. See "Dividend Policy" above.

  The holders of Common Stock and Class B Stock will be entitled to dividends if and when declared by Prudential Financial, Inc.'s Board of Directors out of funds legally available to pay those dividends, resulting in a reduction of the amount legally available for dividends on the Common Stock to the extent dividends are paid on the Class B Stock, shares of Class B Stock are repurchased or the Closed Block Business has net losses. In addition, payment of dividends will be subject to the following additional conditions:

  . Common Stock will be entitled to receive dividends, if and when declared by Prudential Financial, Inc.'s Board of Directors, only out of assets of the Financial Services Businesses legally available for the payment of dividends under the New Jersey Business Corporation Act as if the Financial Services Businesses were a separate New Jersey corporation; and

  . Class B Stock will be entitled to receive dividends, if and when declared by Prudential Financial, Inc.'s Board of Directors, only out of assets of the Closed Block Business legally available for the payment of dividends under the New Jersey Business Corporation Act as if the Closed Block Business were a separate New Jersey corporation.

  Dividends on the Class B Stock will be payable in an aggregate amount per year at least equal to the lesser of (i) a "Target Dividend Amount" of $19.25 million or (ii) the "CB Distributable Cash Flow" for such year, as defined below. Notwithstanding this formula, as with any common stock, we will retain the flexibility to suspend dividends on the Class B Stock; however, if CB Distributable Cash Flow exists for any period and Prudential Financial, Inc. chooses not to pay dividends on the Class B Stock in an aggregate amount at least equal to the lesser of CB Distributable Cash Flow or the Target Dividend Amount for that period, then cash dividends may not be paid on the Common Stock for that period. "CB Distributable Cash Flow" means, for any quarterly or annual period, the sum of (i) the excess of (a) the Surplus and Related Assets over (b) the "Required Surplus" applicable to the Closed Block Business within The Prudential Insurance Company of America, to the extent that The Prudential Insurance Company of America is able to distribute such excess as a dividend to Prudential Holdings, LLC under New Jersey law without giving effect, directly or indirectly, to the "earned surplus" requirement of Section 17:27A-4c.(3) of the New Jersey Insurance Holding Company Systems Law, plus
(ii)

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any amount held by Prudential Holdings, LLC allocated to the Closed Block
Business in excess of remaining debt service payments on the IHC debt. For purposes of the foregoing, "Required Surplus" means the amount of surplus applicable to the Closed Block Business within The Prudential Insurance Company of America that would be required to maintain a quotient (expressed as percentage) of (i) the "Total Adjusted Capital" applicable to the Closed Block Business within The Prudential Insurance Company of America (including any applicable dividend reserves) divided by (ii) the "Company Action Level RBC" applicable to the Closed Block Business within The Prudential Insurance Company of America, equal to 100%, where "Total Adjusted Capital" and "Company Action Level RBC" are as defined in the regulations promulgated under the New Jersey Dynamic Capital and Surplus Act of 1993. These amounts will be determined according to statutory accounting principles.

  In addition, any dividends on any class of common stock are subject to any preferential dividend rights granted to the holders of any preferred stock.

  We have the right to, and expect to, pay dividends on the Common Stock and Class B Stock in unequal amounts. We have the right to pay dividends on the Class B Stock without paying dividends on the Common Stock, as well as the right to not pay dividends on the Class B Stock even when CB Distributable Cash Flow exists.

Voting Rights

  Each share of Common Stock gives the owner of record one vote on all matters submitted to a shareholder vote. Each share of Common Stock and Class B Stock will give the respective owner of record one vote on all matters submitted to a shareholder vote. The two classes of common stock will vote together as a single class on all matters submitted to a shareholder vote, except as otherwise required by law and except that the holders of the Class B Stock will have certain class voting or consent rights, including as noted below. Accordingly, the holders of a majority of the outstanding shares of common stock voting for the election of directors can elect all of the directors if they choose to do so, subject to any voting rights granted to holders of preferred stock. Actions requiring approval of shareholders will generally require approval by a majority vote at a meeting at which a quorum is present. Prudential Financial, Inc.'s by-laws provide that, except as otherwise set forth in its certificate of incorporation, the holders of 25% of the shares entitled to cast votes at a meeting constitute a quorum. Prudential Financial, Inc.'s certificate of incorporation initially specifies a quorum of 25% of the shares entitled to cast votes at a meeting of shareholders. The certificate of incorporation further provides that, in the event that the holders of at least the percentage of shares entitled to cast votes at a meeting of shareholders set forth in Column A below are present or represented at a meeting of shareholders, the quorum shall be increased to the percentage listed in Column B below, effective commencing the next succeeding annual or special meeting of shareholders:

           Column A   Column B
           --------   --------
            25%         25%
            35%         30%
            45%         40%
            55%         50%

  In addition to any class voting rights provided by law, holders of the Class B Stock will be entitled to vote as a class with respect to: (i) any proposal by the Board of Directors to issue (1) shares of Class B Stock in excess of an aggregate of two million outstanding shares (other than issuances pursuant to a stock split or stock dividend paid ratably to all holders of Class B Stock),
(2) any shares of preferred stock which are exchangeable for or convertible into Class B Stock, or (3) any debt securities, rights, warrants or other securities which are convertible into, exchangeable for or provide a right to acquire shares of Class B Stock or (ii) the approval of the actuarial or other competent firm selected for purposes of determining the "Fair Market Value" of the Class B Stock in connection with any exchanges or conversions discussed below. In addition, pursuant to the subscription agreement for the Class B Stock, the approval or consent of the holders of the Class B Stock is required for various matters affecting the Class B Stock or the Closed Block Business, including material changes in the investment policies for the Surplus and Related Assets. The approvals or consents of the Class B Stockholders require the approval of the shares having a majority of the voting power of the Class B Stock.

Liquidation Rights

  In the event of a liquidation, dissolution or winding-up of Prudential Financial, Inc., holders of Common Stock and any Class B Stock, respectively, would be entitled to receive a proportionate share in the net assets of Prudential Financial, Inc. that remain after paying all liabilities and the liquidation preferences of any preferred stock, such proportion being determined as specified in the following paragraph. If no Class B Stock is outstanding at the time of a liquidation, dissolution or winding-up of Prudential Financial, Inc., each share of Common Stock would be entitled to an equal share of any net assets of Prudential Financial, Inc. after paying all of Prudential Financial, Inc.'s liabilities and the liquidation preference of any preferred stock.

  If shares of Class B Stock are outstanding at the time of a liquidation, dissolution or winding-up of Prudential Financial, Inc., each share of Common Stock and Class B Stock will be entitled to a share of net liquidation proceeds in proportion to the respective liquidation units of such class. Each share of Common Stock will have one liquidation unit and each share of Class B Stock will have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient (rounded to the nearest five decimal places) of (i) the issuance price per share of the Class B Stock divided by
(ii) the average market value of one share of Common Stock during the 20 consecutive trading day period ending on (and including) the trading day immediately preceding the 60th day after the initial public offering of Common Stock. Pursuant to the foregoing formula, assuming the Common Stock were to have an average market value during the foregoing period of $27.50 per share, each share of Common Stock would have one liquidation unit and each share of Class B Stock would have 3.182 liquidation units (i.e., $87.50 divided by $27.50).

  The liquidation formula above will only be used if shares of Class B Stock are outstanding at the time of a liquidation, dissolution or winding-up of Prudential Financial, Inc. and is then intended to provide liquidation rights for each of the Common Stock and the Class B Stock proportionate to the respective relative market values indicated above at the time of liquidation.

  Neither a merger nor a consolidation of Prudential Financial, Inc. with any other entity, nor a sale, transfer or lease of all or any part of the assets of Prudential Financial, Inc. would alone be deemed a liquidation, dissolution or winding-up for these purposes.

Preemptive Rights

  Holders of Common Stock and holders of Class B Stock have no preemptive rights, or rights to buy stock before non-shareholders have a chance to buy stock, with respect to any shares of capital stock that Prudential Financial, Inc. may issue in the future.

Exchange and Conversion Provisions

  The Common Stock is not convertible.

  Prudential Financial, Inc. may, at its option, at any time, exchange all outstanding shares of Class B Stock into such number of shares of Common Stock as have an aggregate average market value (discussed below) equal to 120% of the appraised "Fair Market Value" (discussed below) of the outstanding shares of Class B Stock.

  In addition, if (1) Prudential Financial, Inc. sells or otherwise disposes of all or substantially all of the Closed Block Business or (2) a "change of control" of Prudential Financial, Inc. occurs, Prudential Financial, Inc. must exchange all outstanding shares of Class B Stock into such number of shares of Common Stock as have an aggregate average market value of 120% of the appraised Fair Market Value of such shares of Class B Stock. For this purpose, "change of control" means the occurrence of any of the following events (whether or not approved by the Board of Directors): (a)(i) any person(s) (as defined) (excluding Prudential Financial, Inc. and specified related entities) is or becomes the beneficial owner (as defined), directly or indirectly, of more than 50% of the total voting power of the then outstanding equity securities of Prudential Financial, Inc.; or (ii) Prudential Financial, Inc. merges with, or consolidates with, another person or disposes of all or substantially all of its assets to any person, other than, in the case of either clause (i) or (ii), any transaction where immediately after such transaction the persons that beneficially owned immediately prior to the transaction the then outstanding voting equity securities of Prudential Financial, Inc. beneficially own more than 50% of the total voting power of the then outstanding voting securities of the surviving person; or (b) during any year or any period of two consecutive years, individuals who at the beginning of such period constituted the Board of

Directors of Prudential Financial, Inc. (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Prudential Financial, Inc. was approved by a vote of a majority of the directors of Prudential Financial, Inc. then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason, other than pursuant to (x) a proposal or request that the Board of Directors be changed as to which the holder of the Class B Stock seeking the conversion has participated or assisted or is participating or assisting or (y) retirements in the ordinary course (as defined), to constitute a majority of the Board of Directors then in office.

  Holders of Class B Stock will be permitted to convert their shares of Class B Stock into such number of shares of Common Stock as have an aggregate average market value equal to 100% of the appraised Fair Market Value of the outstanding shares of Class B Stock (1) in the holder's sole discretion, in the year 2016 or at any time thereafter, and (2) at any time in the event that
(a) the Class B Stock will no longer be treated as equity of Prudential Financial, Inc. for federal income tax purposes or (b) the New Jersey Department of Banking and Insurance amends, alters, changes or modifies the regulation of the Closed Block, the Closed Block Business, the Class B Stock or the IHC debt in a manner that materially adversely affects the CB Distributable Cash Flow; provided, however, that in no event may a holder of Class B Stock convert shares of Class B Stock to the extent such holder immediately upon such conversion, together with its affiliates, would be the "beneficial owner" (as defined under the Securities Exchange Act of 1934) of in excess of 9.9% of the total outstanding voting power of Prudential Financial, Inc.'s voting securities. In the event a holder of shares of Class B Stock requests to convert shares pursuant to clause (2)(a) in the preceding sentence, Prudential Financial, Inc. may elect, instead of effecting such conversion, to increase the Target Dividend Amount to $12.6875 per share per annum retroactively from the time of issuance of the Class B Stock.

  In the event of any reclassification, recapitalization or exchange of, or any tender offer or exchange offer for, the outstanding shares of Common Stock, including by merger, consolidation or other business combination, as a result of which shares of Common Stock are exchanged for or converted into another security which is both registered under the Securities Exchange Act of 1934 and publicly traded, then the Class B Stock will remain outstanding (unless exchanged by virtue of a "change of control" occurring or otherwise, or otherwise converted) and, in the event 50% or more of the outstanding shares of Common Stock are so exchanged or converted, holders of outstanding Class B Stock will be entitled to receive, in the event of any subsequent exchange or conversion, the securities into which the Common Stock has been exchanged or converted by virtue of such reclassification, recapitalization, merger, consolidation, tender offer, exchange offer or other business combination. If, in the event of any reclassification, recapitalization or exchange, or any tender or exchange offer for, the outstanding shares of Common Stock, including by merger, consolidation or other business combination, as a result of which a majority of the outstanding shares of Common Stock are converted into or exchanged or purchased for either cash or securities which are not public securities, or a combination thereof, the Class B Stock will be entitled to receive cash and/or securities of the type and in the proportion that such holders of Class B Stock would have received if an exchange or conversion of the Class B Stock had occurred immediately prior to the conversion, exchange or purchase of a majority of the outstanding shares of Common Stock and the holders of Class B Stock had participated as holders of Common Stock in such conversion, exchange or purchase. The amount of cash and/or securities payable upon such exchange or conversion will be calculated based upon the Fair Market Value of the Class B Stock as of the date on which the Common Stock was exchanged, converted or purchased and will be multiplied by 120%.

  For purposes of all exchanges and conversions, the "average market value" of the Common Stock will be determined during a specified 20 trading day period preceding the time of the exchange or conversion. "Fair Market Value" of the Class B Stock means the fair market value of all of the outstanding shares of Class B Stock as determined by appraisal by a nationally recognized actuarial or other competent firm independent of and selected by the Board of Directors of Prudential Financial, Inc. and approved by the holders of a majority of the outstanding shares of Class B Stock. Fair Market Value will be the present value of expected future cash flows to holders of the Class B Stock, reduced by any payables to the Financial Services Businesses. Future cash flows will be projected consistent with the policy, as described in the plan of reorganization, for the Board of Directors of The Prudential Insurance Company of America to declare policyholder dividends based on actual experience in the Closed Block. Following the repayment in full of the IHC debt, these cash flows shall be the excess of statutory surplus applicable to the Closed Block Business over Required Surplus (as defined in the definition of "CB Distributable Cash Flow") for each period that would be distributable as a dividend under

New Jersey law if the Closed Block Business were a separate insurer. These cash flows will be discounted at an equity rate of return, to be estimated as a risk-free rate plus an equity risk premium. The risk-free rate will be an appropriate ten-year U.S. Treasury rate reported by the Federal Reserve Bank of New York. The equity risk premium will be eight and one quarter percent initially, declining evenly to four percent over the following 21 years and remaining constant thereafter. Fair Market Value will be determined by appraisal as of a specified date preceding the time of the exchange or conversion.

  Provisions of Prudential Financial, Inc.'s Certificate of Incorporation and
                                    By-laws

  A number of provisions of Prudential Financial, Inc.'s certificate of incorporation and by-laws concern corporate governance and the rights of shareholders. Some provisions, including those granting the Board of Directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms of preferred stock without shareholder approval, may be viewed as having an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors, including takeovers that some shareholders may consider to be in their best interests. To the extent takeover attempts are discouraged, fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. The certificate of incorporation and by-laws have provisions that also could delay or frustrate the removal of directors from office or the taking of control by shareholders, even if that action would be beneficial to shareholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they were favorable to the interests of shareholders, and could potentially depress the market price of the Common Stock.

  The following is a summary of the material terms of these provisions of Prudential Financial, Inc.'s certificate of incorporation and by-laws. The statements below are only a summary, and we refer you to the certificate of incorporation and by-laws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference. See "Available Information" below for information about where you can obtain a copy of these documents.

Classified Board of Directors; Number of Directors; Removal; Vacancies

  Prudential Financial, Inc.'s certificate of incorporation provides that the directors will be divided into three classes, as nearly equal in number as possible, with the term of office of each class to be three years. The classes serve staggered terms, so that the term of one class of directors expires each year. As a result of this provision, at least two annual meetings of shareholders may be required for shareholders to change a majority of the Board of Directors. Prudential Financial, Inc.'s by-laws provide that the Board of Directors shall consist of not less than 10 nor more than 24 members, with the exact number to be determined by the Board of Directors from time to time. Our shareholders can remove a director or the entire Board of Directors from office, but only for cause and with the affirmative vote of 80% of the votes cast by shareholders who are entitled to vote for the election of directors; provided, however, that the number of affirmative votes cast at such meeting of shareholders is at least 50% of the total number of issued and outstanding shares entitled to vote thereon. Unless otherwise required by law, vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors or the removal of directors, may only be filled by an affirmative vote of a majority of the directors then in office or by a sole remaining director. The classification of directors, the ability of the Board of Directors to increase the number of directors and the inability of the shareholders to remove directors without cause or fill vacancies on the Board of Directors will make it more difficult to change the Board of Directors, and will promote the continuity of existing management.

Limitations on Call of Special Meetings of Shareholders

  The by-laws provide that special meetings of shareholders may only be called by the chairman of the Board of Directors, the chief executive officer, the president, or the Board of Directors or shareholders representing at least 25% of the shares outstanding.

Limitation on Written Consent of Shareholders

  The certificate of incorporation generally provides that action by holders of common stock cannot be taken by written consent without a meeting unless such written consents are signed by all shareholders entitled to vote on the action to be taken.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings

  Prudential Financial, Inc.'s by-laws establish advance notice procedures for shareholder proposals concerning nominations for election to the Board of Directors and new business to be brought before meetings of shareholders. These procedures require that notice of such shareholder proposals must be timely given in writing to the secretary of Prudential Financial, Inc. prior to the meeting at which the action is to be taken. Generally, to be timely, we must receive the notice at Prudential Financial, Inc.'s principal executive offices not less than 120 nor more than 150 days prior to the anniversary date of the annual meeting of shareholders before the one in which the shareholder proposal is to be considered. The notice must contain information required by the by-laws. These provisions make it procedurally more difficult for a shareholder to place a proposed nomination or new business proposal on the meeting agenda and therefore may reduce the likelihood that a shareholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management.

Supermajority Voting Requirement for Certain Amendments to the By-laws and
Charter

  The certificate of incorporation and by-laws require the approval of at least 80% of the votes cast at a meeting of shareholders to amend certain provisions of the certificate of incorporation and by-laws, including those described in this section "Provisions of Prudential Financial, Inc.'s Certificate of Incorporation and By-laws", provided, that the number of votes cast at such meeting of shareholders is at least 50% of the total number of issued and outstanding shares entitled to vote thereon. This requirement exceeds the majority vote that would otherwise be required under the New Jersey Business Corporation Act. This supermajority requirement will make it more difficult for shareholders to reduce the anti-takeover effects of the certificate of incorporation and by-laws.

Limitation on Directors' Liability and Indemnification

  The certificate of incorporation states that a director will not be held personally liable to Prudential Financial, Inc. or any of its shareholders for damages for a breach of duty as a director except for liability based upon an act or omission:

  . in breach of the director's duty of loyalty to Prudential Financial, Inc.
    or its shareholders,

  . not in good faith or involving a knowing violation of law, or

  . resulting in receipt by such director of an improper personal benefit.

This provision prevents a shareholder from pursuing an action for damages for breach of duty against a director of Prudential Financial, Inc. unless the shareholder can demonstrate one of these specified bases for liability. The inclusion of this provision in the certificate of incorporation may discourage or deter shareholders or management from bringing a lawsuit against a director for a breach of his or her duties, even though an action, if successful, might otherwise benefit Prudential Financial, Inc. and its shareholders. This provision does not affect the availability of non-monetary remedies like an injunction or rescission based upon a director's breach of his or her duty of care.

  The by-laws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because such person is or was a director or officer of Prudential Financial, Inc., or is or was serving at the request of Prudential Financial, Inc. as director or officer, employee or agent of another entity. This indemnification covers expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnified person in connection with such action, suit or proceeding. To receive indemnification, a person must have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Prudential Financial, Inc. In the case of any criminal action or proceeding, the indemnified person also must have had no reasonable cause to believe his or her conduct was unlawful. The by-laws limit indemnification in cases when a person has been held liable to Prudential Financial, Inc.

         Anti-Takeover Effects of New Jersey Business Corporation Act

New Jersey Shareholders Protection Act

  Upon completion of the demutualization, Prudential Financial, Inc. will be subject to the provisions of Section 14A-10A of the New Jersey Business Corporation Act, which is known as the "Shareholders Protection Act".

  Generally, the Shareholders Protection Act prohibits a publicly held New Jersey corporation with its principal executive offices or significant business operations in New Jersey, like Prudential Financial, Inc., from engaging in any "business combination" with any "interested stockholder" of that corporation for a period of five years following the time at which that stockholder became an "interested stockholder" unless the business combination is approved by the Board of Directors before the stockholder becomes an "interested stockholder". Covered business combinations include certain mergers, dispositions of assets or shares and recapitalizations. An "interested stockholder" is (1) any person that directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting stock of Prudential Financial, Inc.; or (2) any "affiliate" or "associate" of Prudential Financial, Inc. that directly or indirectly beneficially owned 10% or more of the voting power of the then-outstanding stock of Prudential Financial, Inc. at any time within a five-year period immediately prior to the date in question.

  In addition, under the Shareholders Protection Act, Prudential Financial, Inc. may not engage in a business combination with an interested stockholder at any time unless:

  . the Board of Directors approved the business combination prior to the time the stockholder became an interested stockholder;

  . the holders of two-thirds of Prudential Financial, Inc.'s voting stock not beneficially owned by the interested stockholder affirmatively vote to approve the business combination at a meeting called for that purpose; or

  . the consideration received by the non-interested stockholders in the business combination meets the standards of the statute, which is designed to ensure that all other shareholders receive at least the highest price per share paid by the interested stockholder.

A New Jersey corporation that has publicly traded voting stock may not opt out of these restrictions.

Board Consideration of Certain Factors

  Under the New Jersey Business Corporation Act, in discharging his or her duties, a director of Prudential Financial, Inc. may consider the effects that an action taken by Prudential Financial, Inc. may have on interests and people in addition to Prudential Financial, Inc.'s shareholders, such as employees, customers and the community. The directors may also consider the long-term as well as the short-term interests of Prudential Financial, Inc. and its shareholders, including the possibility that these interests may best be served by the continued independence of Prudential Financial, Inc.

                        Shareholders' Rights Plan


  Prudential Financial, Inc.'s Board of Directors has authorized Prudential Financial, Inc. to enter into a shareholder rights agreement that will become effective on the effective date of the demutualization. The following is a summary of the material terms of this agreement. The statements below are only a summary, and we refer you to the shareholder rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference. See "Available Information" below for information about where you can obtain a copy of this document.

  Under the shareholder rights agreement, one shareholder protection right will be attached to each share of Common Stock. The shareholder rights agreement will not be applicable to any issued Class B Stock. The shareholder protection rights will be transferable only with the Common Stock until they become exercisable, are redeemed or expire.


  Each right will initially entitle the holder to purchase one one-thousandth of a share of a series of Prudential Financial, Inc. preferred stock upon payment of the exercise price. The initial exercise price will be determined by Prudential Financial, Inc.'s Board of Directors prior to the effective date of the demutualization.

  The shareholder protection rights are not exercisable until the distribution date, when they will separate from the Common Stock and become transferable. The distribution date will occur upon the earlier of:

  . the tenth business day after the first public announcement that a person or group has become the beneficial owner of an amount of Common Stock, Class B Stock and/or other Prudential Financial, Inc. stock that represents 10% or more of the total voting power of all outstanding Prudential Financial, Inc. stock or such earlier or later date as determined by Prudential Financial, Inc.'s Board of Directors. The rights plan refers to the day of public announcement as the "stock acquisition date" and the person or group as an "acquiring person"; or

  . the tenth business day after the commencement of a tender or exchange offer for an amount of Common Stock, Class B Stock and/or other Prudential Financial, Inc. stock that represents 10% or more of the total voting power of all outstanding Prudential Financial, Inc. stock.

  If any person or group becomes an acquiring person, instead of thousandths of shares of preferred stock, each shareholder protection right will then represent the right to receive upon exercise an amount of Common Stock having a market value equal to twice the exercise price, subject to certain exceptions. In the event that Prudential Financial, Inc. does not have a sufficient number of authorized and unissued and unreserved shares of Common Stock, Prudential Financial, Inc. will substitute cash or other securities or assets and/or reduce the exercise price for all or a portion of the Common Stock that would be issuable upon exercise.

  If after a stock acquisition date Prudential Financial, Inc. is acquired in a merger or other business combination or 50% or more of our consolidated assets or earnings power are sold or transferred, each shareholder protection right will then represent the right to receive upon exercise an amount of common stock of the acquiring person having a value equal to twice the exercise price.

  In addition, at any time after any person or group becomes an acquiring person but before that person or group becomes the beneficial owner of 50% or more of the outstanding Common Stock, the Board of Directors of Prudential Financial, Inc. may at its option exchange the shareholder protection rights, in whole or in part, for Common Stock at an exchange ratio of one share of Common Stock per right.

  The exercise price payable, the number of thousandths of shares of preferred stock and the amount of Common Stock, cash or securities or assets issuable upon exercise of, or exchange for, shareholder protection rights and the number of outstanding rights are subject to adjustment to prevent dilution if certain events occur.

  Prudential Financial, Inc.'s Board of Directors may redeem the shareholder protection rights in whole, but not in part, for one cent ($.01) per right at any time until the tenth business day after the stock acquisition date. Unless earlier redeemed by Prudential Financial, Inc., the shareholder protection rights will expire on the tenth anniversary of the effective date of the demutualization.

  Prudential Financial, Inc.'s transfer agent, EquiServe Trust Company, N.A., will be the rights agent under the shareholder rights agreement.

  The shareholder protection rights will not prevent a takeover of Prudential Financial, Inc. However, the rights may render an unsolicited takeover of Prudential Financial, Inc. more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer shareholders the opportunity to sell their shares at a price above the prevailing market rate and/or may be favored by a majority of the shareholders.

                         Transfer Agent and Registrar

  EquiServe Trust Company, N.A. is the transfer agent and registrar for the Common Stock.

                                 UNDERWRITING

  Prudential Financial, Inc., Prudential Financial Capital Trust I and the underwriters (the "Underwriters") named below have entered into an underwriting agreement with respect to the units being offered. Subject to certain conditions, each of the Underwriters has severally agreed to purchase the number of units indicated in the following table.

         Underwriters                                            Number of Units
         ------------                                            ---------------
Goldman, Sachs & Co.............................................
Prudential Securities Incorporated..............................
Credit Suisse First Boston Corporation..........................
Deutsche Banc Alex. Brown Inc. .................................
Lehman Brothers Inc. ...........................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..............
Morgan Stanley & Co. Incorporated...............................
Salomon Smith Barney Inc. ......................................
The Williams Capital Group, L.P. ...............................
                                                                      ----
  Total.........................................................
                                                                      ====

  The offering of the units is conditioned on the consummation of the demutualization and the consummation of the concurrent initial public offering of Common Stock.

  If the Underwriters sell more units than 10,000,000 units, the Underwriters have an option to buy up to an additional 1,500,000 units from Prudential Financial, Inc. and the trust to cover such sales. They may exercise that option for 30 days. If any units are purchased pursuant to this option, the Underwriters will severally purchase units in approximately the same proportion as set forth in the table above.

  The following table shows the per-unit and total underwriting discounts and commissions to be paid to the Underwriters by Prudential Financial, Inc. These amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional units.

         Paid by Prudential Financial, Inc.            No Exercise Full Exercise
         ----------------------------------            ----------- -------------
Per Unit..............................................    $            $
Total.................................................    $            $

  Units sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any units sold by the Underwriters to securities dealers may be sold at a
discount from the initial public offering price of up to $    per unit from
the initial public offering price. Any such securities dealers may resell any units purchased from the Underwriters to certain other brokers or dealers at a
discount from the initial public offering price of up to $    per unit from
the initial public offering price. If all the units are not sold at the initial public offering price, the Underwriters may change the offering price and the other selling terms.

  Prudential Financial, Inc. has agreed with the Underwriters not to dispose of or hedge any of its units, or its Common Stock or securities convertible or exchangeable for shares of Common Stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with respect to the Class B Stock and securities issued as consideration in mergers or acquisitions or with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any issuance by Prudential Financial, Inc. under existing employee benefit plans.

  Prior to this offering of the units and the concurrent initial public offering of Common Stock, there has been no public market for the units or Common Stock. The initial public offering price of the units will be negotiated among Prudential Financial, Inc., Prudential Financial Capital Trust I and the Underwriters. Among the factors to be considered in determining the initial public offering price of the units, in addition to prevailing market conditions, will be the initial public offering price of Common Stock set in the concurrent initial public offering thereof, the historical performance of The Prudential Insurance Company of America, estimates of Prudential Financial, Inc.'s business potential and earnings prospects, an assessment of Prudential Financial, Inc.'s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  Prudential Financial, Inc. will make an application to list the units on the New York Stock Exchange under the symbol "PFA", subject to official notice of issuance. In order to meet the requirements for listing the units on the New York Stock Exchange, the Underwriters have undertaken to sell units to a minimum of 400 holders and thereby establish at least a million units in the public float with a minimum aggregate market value of $4 million.

  In connection with the offering, the Underwriters may purchase and sell units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of units than they are required to purchase in the offering. Stabilizing transactions consist of various bids for or purchases of units made by the Underwriters in the open market prior to the completion of the offering.

  The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters have repurchased units sold by or for the account of such Underwriter in stabilizing or short covering transactions.

  Purchases to cover short positions and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the units, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the units. As a result, the price of the units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

  Each Underwriter represents, warrants and agrees that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any units to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000 (the "FSMA")) received by it in connection with the issue or sale of any units in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the units in, from or otherwise involving the United Kingdom.

  The units may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

  This prospectus has not been registered as a prospectus with the Registrar or Companies and Businesses in Singapore. Accordingly, the units may not be offered or sold, nor may this prospectus or any other offering document or material relating to the units be circulated or distributed, directly or indirectly, to the public or any member of the public in Singapore other than
(i) to an institutional investor or other person specified in Section 106C of the Companies Act, Chapter 50 of Singapore (the "Singapore Companies Act"),
(ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 106D of the Singapore Companies Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any applicable provisions of the Singapore Companies Act.


  Each Underwriter has acknowledged and agreed that the units have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the Underwriters may offer units in Japan to a list of 49 offerees in accordance with the above provisions.

  No offer to sell the units has been or will be made in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the units other than with respect to the units intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

  After the offering, because Prudential Securities Incorporated is a member of the NYSE and because of its relationship to Prudential Financial, Inc., it will not be permitted under the rules of the NYSE to make markets in or recommendations regarding the purchase or sale of the units.

  Also, because of the relationship between Prudential Securities Incorporated and Prudential Financial, Inc., this offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers. That rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter", as defined by the NASD. Goldman, Sachs & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Goldman, Sachs & Co. will receive $10,000 from Prudential Financial, Inc. as compensation for such role.

  The offer and sale of the units will comply with the requirements of Rule 2810 of the NASD.


  The Underwriters may not confirm sales to discretionary accounts without prior written approval of the customer.

  Prudential Financial, Inc. estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $2.6 million.

  Prudential Financial, Inc., The Prudential Insurance Company of America and Prudential Financial Capital Trust I have agreed to indemnify the several Underwriters against liabilities under the Securities Act of 1933.

                     VALIDITY OF THE EQUITY SECURITY UNITS

  The validity of the purchase contracts, Common Stock issuable upon their settlement and the debentures will be passed upon for Prudential Financial, Inc. by Sullivan & Cromwell, New York, New York, and McCarter & English, LLP, Newark, New Jersey, and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. From time to time, Cleary, Gottlieb, Steen & Hamilton has provided legal services to The Prudential Insurance Company of America and certain of its subsidiaries. Several matters of Delaware law with respect to the validity of the redeemable capital securities will be passed upon for us and Prudential Financial Capital Trust I by Richards, Layton & Finger, P.A. Sullivan & Cromwell and Cleary, Gottlieb, Steen & Hamilton will rely as to all matters of Delaware law upon the opinion of Richards, Layton & Finger, P.A. Sullivan & Cromwell and Cleary, Gottlieb, Steen & Hamilton will rely as to all matters of New Jersey law upon the opinion of McCarter & English, LLP.

                                    EXPERTS

  The consolidated financial statements of Prudential as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, the supplemental combining financial information as of and for the year ended December 31, 2000 and the statement of financial position of Prudential Financial, Inc. as of September 30, 2001 included in this prospectus and the related financial statement schedules included in the registration statement have been included in reliance upon the reports, included in this prospectus or the registration statement relating thereto, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

  The consolidated financial statement of Gibraltar Life Insurance Company, Ltd. and its subsidiaries at April 2, 2001 included in this prospectus has been included in reliance upon the report, included in this prospectus, of PricewaterhouseCoopers, independent accountants, given on the authority of that firm as experts in auditing and accounting.

  The Prudential Insurance Company of America has retained Milliman & Robertson, Inc., an actuarial consulting firm, to advise it in connection with actuarial matters involved in the development of the plan of reorganization and the establishment and operation of the closed blocks. The opinion of Daniel J. McCarthy, M.A.A.A., of Milliman USA, formerly Milliman & Robertson, Inc., is included as Annex A of this prospectus in reliance upon his authority as an expert in actuarial matters generally and in the application of actuarial concepts to insurance matters.

                             AVAILABLE INFORMATION


  Upon completion of the offering, Prudential Financial, Inc. will file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by Prudential Financial, Inc. at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings will also be available over the internet at the SEC's website at http://www.sec.gov. Prudential Financial, Inc. intends to list the Common Stock on the New York Stock Exchange. Upon listing, periodic reports, proxy statements and other information concerning Prudential Financial, Inc. will be available for review at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. After the offering of the Common Stock, we expect to provide annual reports to our shareholders that include financial information reported on by our independent public accountants.

  Prudential Financial, Inc. has filed a registration statement on Form S-1 with the SEC. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C. as well as through the SEC's internet site.

  Prudential Financial, Inc.'s GAAP financial statements reported to you will be prepared so that the following financial disclosures will be made following demutualization:

  . audited annual consolidated financial statements and unaudited interim consolidated financial statements of Prudential Financial, Inc. as would otherwise be prepared regardless of the issuance of the Class B Stock; and

  . audited supplemental combining financial information on an annual basis and unaudited supplemental combining financial information on an interim basis, which will separately report the financial positions and results of operations of the Financial Services Businesses and the Closed Block Business.

  Prudential Financial, Inc. will furnish without charge to each shareholder who so requests a statement of the designations, relative rights, preferences and limitations of the shares of each class and series authorized to be issued and of the authority of the Board of Directors of Prudential Financial, Inc. to divide the shares into classes or series and to determine and change the relative rights, preferences and limitations of any class or series of the corporation. Such requests may be made to the transfer agent.

  The holder of shares of Common Stock of Prudential Financial, Inc. is entitled to certain "Rights" as set forth in a Rights Agreement between Prudential Financial, Inc. and EquiServe Trust Company, N.A., dated as of November 1, 2001 (the "Rights Agreement"), a copy of which is on file at the principal executive offices of Prudential Financial, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and no longer be evidenced by uncertificated or certificated shares of Common Stock. Prudential Financial, Inc. will mail to the holder of shares of Common Stock (whether held in uncertificated or certificated form) a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) or one of certain transferees thereof, whether currently held by or on behalf of such Person or by any subsequent holder, may be limited as provided in the Rights Agreement.


  Prudential Financial, Inc. is organized under the laws of the State of New Jersey.

  Prudential Financial, Inc. has not included or incorporated by reference separate financial statements of Prudential Financial Capital Trust I into this prospectus. Prudential Financial, Inc. does not consider such financial statements to be material to holders of the redeemable capital securities because:

  . all of the voting securities of Prudential Financial Capital Trust I will be owned, directly or indirectly, by Prudential Financial, Inc., a reporting company under the Securities Exchange Act of 1934, as amended;

  . Prudential Financial Capital Trust I is a special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than issuing securities representing undivided beneficial interests in the assets of Prudential Financial Capital Trust I and investing the proceeds thereof in debentures issued by Prudential Financial, Inc.; and

  . Prudential Financial, Inc.'s obligations described in this prospectus under the declaration of trust of Prudential Financial Capital Trust I, the guarantee issued by Prudential Financial, Inc. with respect to the redeemable capital securities, the debentures of Prudential Financial, Inc. purchased by the trust and the applicable indenture pursuant to which such debentures are issued, taken together, constitute direct obligations of Prudential Financial, Inc. and a full and unconditional guarantee of the redeemable capital securities.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                     INDEX

Report of Independent Accountants.........................................  F-2
Consolidated Statements of Financial Position as of December 31, 2000 and
 1999.....................................................................  F-3
Consolidated Statements of Operations for the years ended December 31,
 2000, 1999 and 1998......................................................  F-4
Consolidated Statements of Changes in Equity for the years ended December
 31, 2000, 1999
 and 1998.................................................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 2000, 1999 and 1998......................................................  F-6
Notes to Consolidated Financial Statements................................  F-7
Supplemental Combining Financial Information:
  Supplemental Combining Statement of Financial Position as of December
   31, 2000............................................................... F-54
  Supplemental Combining Statement of Operations for the year ended
   December 31, 2000...................................................... F-55
  Notes to Supplemental Combining Financial Information................... F-56
Unaudited Interim Consolidated Statements of Financial Position as of
 September 30, 2001 and December 31, 2000................................. F-59
Unaudited Interim Consolidated Statements of Operations for the nine months ended September 30, 2001 and 2000................................. F-60
Unaudited Interim Consolidated Statements of Changes in Equity for the
 nine months ended September 30, 2001 and the year ended December 31,
 2000..................................................................... F-61
Unaudited Interim Consolidated Statements of Cash Flows for the nine months ended September 30, 2001 and 2000................................. F-62
Notes to Unaudited Interim Consolidated Financial Statements.............. F-63
Unaudited Supplemental Combining Financial Information:
  Unaudited Supplemental Combining Statement of Financial Position as of
   September 30, 2001..................................................... F-75
  Unaudited Supplemental Combining Statement of Operations for the nine months ended September 30, 2001........................................ F-76
  Notes to Unaudited Supplemental Combining Financial Information......... F-77
Prudential Financial, Inc. Financial Statement:
  Report of Independent Accountants....................................... F-80
  Prudential Financial, Inc. Statement of Financial Position as of
   September 30, 2001..................................................... F-81
  Prudential Financial, Inc. Notes to Statement of Financial Position..... F-82
Gibraltar Life Insurance Co., Ltd. Financial Statement:
  Report of Independent Accountants....................................... F-83
  Consolidated Statement of Financial Position as of April 2, 2001........ F-84
  Notes to Consolidated Statement of Financial Position................... F-85

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Policyholders of The Prudential Insurance Company of America

  In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of The Prudential Insurance Company of America and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The accompanying supplemental combining financial information is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual components. Such supplemental information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 13, 2001, except for Note 18, as to which the date is April 2, 2001.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                 Consolidated Statements of Financial Position
                    December 31, 2000 and 1999 (In Millions)

                                                                2000     1999
                                                              -------- --------
ASSETS
Fixed maturities:
 Available for sale, at fair value (amortized cost, 2000:
  $83,115; 1999: $81,248)...................................  $ 83,827 $ 79,130
 Held to maturity, at amortized cost (fair value, 2000:
  $12,615; 1999: $14,112)...................................    12,448   14,237
Trading account assets, at fair value.......................     7,217    9,741
Equity securities, available for sale, at fair value (cost,
 2000: $2,266; 1999: $2,531)................................     2,317    3,264
Mortgage loans on real estate...............................    15,919   16,268
Policy loans................................................     8,046    7,590
Securities purchased under agreements to resell.............     5,395   13,944
Cash collateral for borrowed securities.....................     3,858    7,124
Other long-term investments.................................     4,459    4,857
Short-term investments......................................     5,029    2,773
                                                              -------- --------
 Total investments..........................................   148,515  158,928
Cash and cash equivalents...................................     7,676    6,427
Accrued investment income...................................     1,916    1,836
Broker-dealer related receivables...........................    11,860   11,346
Deferred policy acquisition costs...........................     7,063    7,324
Other assets................................................    13,506   17,102
Separate account assets.....................................    82,217   82,131
                                                              -------- --------
 TOTAL ASSETS...............................................  $272,753 $285,094
                                                              ======== ========
LIABILITIES AND EQUITY
LIABILITIES
Future policy benefits......................................  $ 69,288 $ 67,278
Policyholders' account balances.............................    32,722   32,780
Unpaid claims and claim adjustment expenses.................     2,120    2,829
Policyholders' dividends....................................     1,463    1,484
Securities sold under agreements to repurchase..............    15,010   24,598
Cash collateral for loaned securities.......................    11,053   10,775
Income taxes payable........................................     1,610      804
Broker-dealer related payables..............................     5,965    5,839
Securities sold but not yet purchased.......................     4,959    6,968
Short-term debt.............................................    11,131   10,858
Long-term debt..............................................     2,502    5,513
Other liabilities...........................................    12,105   13,946
Separate account liabilities................................    82,217   82,131
                                                              -------- --------
 Total liabilities..........................................   252,145  265,803
                                                              -------- --------
COMMITMENTS AND CONTINGENCIES (See Notes 15 and 17)
EQUITY
Accumulated other comprehensive income (loss)...............       234     (685)
Common stock................................................       --       --
Additional paid-in capital..................................       --       --
Retained earnings...........................................    20,374   19,976
                                                              -------- --------
 Total equity...............................................    20,608   19,291
                                                              -------- --------
 TOTAL LIABILITIES AND EQUITY...............................  $272,753 $285,094
                                                              ======== ========

                 See Notes to Consolidated Financial Statements

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                     Consolidated Statements of Operations
           Years Ended December 31, 2000, 1999 and 1998 (In Millions)

                                                     2000     1999     1998
                                                    -------  -------  -------
REVENUES
Premiums........................................... $10,221  $ 9,528  $ 9,048
Policy charges and fee income......................   1,639    1,516    1,465
Net investment income..............................   9,497    9,367    9,454
Realized investment gains (losses), net............    (288)     924    2,641
Commissions and other income.......................   5,475    5,233    4,416
                                                    -------  -------  -------
 Total revenues....................................  26,544   26,568   27,024
                                                    -------  -------  -------
BENEFITS AND EXPENSES
Policyholders' benefits............................  10,640   10,226    9,786
Interest credited to policyholders' account
 balances..........................................   1,751    1,811    1,953
Dividends to policyholders.........................   2,724    2,571    2,477
General and administrative expenses................  10,083    9,530    9,037
Capital markets restructuring......................     476      --       --
Sales practices remedies and costs.................     --       100    1,150
Demutualization expenses...........................     143       75       24
                                                    -------  -------  -------
 Total benefits and expenses.......................  25,817   24,313   24,427
                                                    -------  -------  -------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
 TAXES.............................................     727    2,255    2,597
                                                    -------  -------  -------
Income taxes
 Current...........................................     434      690    1,085
 Deferred..........................................     (28)     352     (115)
                                                    -------  -------  -------
   Total income taxes..............................     406    1,042      970
                                                    -------  -------  -------
INCOME FROM CONTINUING OPERATIONS..................     321    1,213    1,627
                                                    -------  -------  -------
DISCONTINUED OPERATIONS
Loss from healthcare operations, net of taxes......     --       --      (298)
Gain (loss) on disposal of healthcare operations,
 net of taxes......................................      77     (400)    (223)
                                                    -------  -------  -------
 Net gain (loss) from discontinued operations......      77     (400)    (521)
                                                    -------  -------  -------
NET INCOME......................................... $   398  $   813  $ 1,106
                                                    =======  =======  =======


                 See Notes to Consolidated Financial Statements

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Consolidated Statements of Changes in Equity
           Years Ended December 31, 2000, 1999 and 1998 (In Millions)

                           Accumulated Other Comprehensive Income (Loss)
                          -----------------------------------------------
                                         Net                    Total
                            Foreign   Unrealized             Accumulated
                           Currency   Investment  Pension       Other
                          Translation   Gains    Liability  Comprehensive Retained  Total
                          Adjustments  (Losses)  Adjustment Income (Loss) Earnings  Equity
                          ----------- ---------- ---------- ------------- -------- --------
Balance, December 31,
 1997...................    $  (85)    $ 1,752     $  (6)      $ 1,661    $ 18,057 $ 19,718
Comprehensive income:
 Net income.............                                                     1,106    1,106
 Other comprehensive
  loss, net of tax:
 Change in foreign
  currency translation
  adjustments...........        54                                  54                   54
 Change in net
  unrealized investment
  gains.................                  (480)                   (480)                (480)
 Additional pension
  liability adjustment..                              (3)           (3)                  (3)
                                                                                   --------
 Other comprehensive
  loss..................                                                               (429)
                                                                                   --------
Total comprehensive
 income.................                                                                677
                            ------     -------     -----       -------    -------- --------
Balance, December 31,
 1998...................       (31)      1,272        (9)        1,232      19,163   20,395
Comprehensive income:
 Net income.............                                                       813      813
 Other comprehensive
  loss, net of tax:
 Change in foreign
  currency translation
  adjustments...........        13                                  13                   13
 Change in net
  unrealized investment
  gains.................                (1,932)                 (1,932)              (1,932)
 Additional pension
  liability adjustment..                               2             2                    2
                                                                                   --------
 Other comprehensive
  loss..................                                                             (1,917)
                                                                                   --------
Total comprehensive
 loss...................                                                             (1,104)
                            ------     -------     -----       -------    -------- --------
Balance, December 31,
 1999...................       (18)       (660)       (7)         (685)     19,976   19,291
Comprehensive income:
 Net income.............                                                       398      398
 Other comprehensive
  income, net of tax:
 Change in foreign
  currency translation
  adjustments...........       (89)                                (89)                 (89)
 Change in net
  unrealized investment
  gains.................                 1,019                   1,019                1,019
 Additional pension
  liability adjustment..                             (11)          (11)                 (11)
                                                                                   --------
 Other comprehensive
  income................                                                                919
                                                                                   --------
Total comprehensive
 income.................                                                              1,317
                            ------     -------     -----       -------    -------- --------
Balance, December 31,
 2000...................    $ (107)    $   359     $ (18)      $   234    $ 20,374 $ 20,608
                            ======     =======     =====       =======    ======== ========

                 See Notes to Consolidated Financial Statements

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                     Consolidated Statements of Cash Flows
           Years Ended December 31, 2000, 1999 and 1998 (In Millions)

                                                  2000       1999       1998
                                                ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income....................................  $     398  $     813  $   1,106
Adjustments to reconcile net income to net
 cash provided by operating activities:
 Realized investment (gains) losses, net......        288       (915)    (2,671)
 Policy charges and fee income................        (57)      (237)      (232)
 Interest credited to policyholders' account
  balances....................................      1,751      1,811      1,953
 Depreciation and amortization, including
  premiums and discounts......................        507        489        337
 Loss (gain) on disposal of healthcare
  operations, net of taxes....................        (77)       400        223
 Change in:
 Deferred policy acquisition costs............       (228)      (178)      (174)
 Future policy benefits and other insurance
  liabilities.................................      1,514        788        648
 Trading account assets.......................      2,524       (853)    (2,540)
 Income taxes payable.........................        199        933        895
 Broker-dealer related receivables/payables...       (388)    (1,898)     1,495
 Securities purchased under agreements to
  resell......................................      8,549     (3,692)    (1,591)
 Cash collateral for borrowed securities......      3,266     (1,502)      (575)
 Cash collateral for loaned securities........        278      3,643     (6,985)
 Securities sold but not yet purchased........     (2,009)     1,197      2,122
 Securities sold under agreements to
  repurchase..................................     (9,588)     3,112      9,139
 Other, net...................................      1,223     (3,286)    (5,736)
                                                ---------  ---------  ---------
  Cash flows from (used in) operating
   activities.................................      8,150        625     (2,586)
                                                ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale/maturity of:
 Fixed maturities, available for sale.........     99,971    122,790    125,694
 Fixed maturities, held to maturity...........      3,266      4,957      4,466
 Equity securities, available for sale........      3,025      3,190      2,792
 Mortgage loans on real estate................      1,632      2,640      4,090
 Other long-term investments..................      2,044      2,169      3,337
Payments for the purchase of:
 Fixed maturities, available for sale.........   (103,086)  (124,759)  (128,938)
 Fixed maturities, held to maturity...........     (1,544)    (2,414)    (2,244)
 Equity securities, available for sale........     (2,316)    (2,779)    (2,547)
 Mortgage loans on real estate................     (1,334)    (2,595)    (3,719)
 Other long-term investments..................     (1,374)    (2,280)    (1,873)
Short-term investments........................     (2,257)    (1,138)     4,745
                                                ---------  ---------  ---------
  Cash flows from (used in) investing
   activities.................................     (1,973)      (219)     5,803
                                                ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Policyholders' account deposits...............      6,507      7,667      7,949
Policyholders' account withdrawals............     (8,165)   (10,594)   (12,079)
Net increase (decrease) in short-term debt....     (2,678)       444      2,422
Proceeds from the issuance of long-term debt..        638      1,844      1,940
Repayments of long-term debt..................     (1,230)      (919)      (418)
                                                ---------  ---------  ---------
  Cash flows (used in) financing activities...     (4,928)    (1,558)      (186)
                                                ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS..................................      1,249     (1,152)     3,031
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..      6,427      7,579      4,548
                                                ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR........  $   7,676  $   6,427  $   7,579
                                                =========  =========  =========
SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid (received)..................  $     248  $    (344) $     163
                                                ---------  ---------  ---------
Interest paid.................................  $   1,040  $     824  $     864
                                                ---------  ---------  ---------

                 See Notes to Consolidated Financial Statements

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements

1. BUSINESS

  The Prudential Insurance Company of America and its subsidiaries (collectively, "Prudential" or the "Company") provide financial services throughout the United States and in many foreign countries. The Company's businesses provide a full range of insurance, investment, securities and other financial products and services to both retail and institutional customers. Principal products and services provided include life insurance, property and casualty insurance, annuities, mutual funds, pension and retirement related investments and administration, asset management, and securities brokerage.

 Demutualization

  On February 10, 1998, the Board of Directors of Prudential authorized its management to take the preliminary steps necessary to permit Prudential to demutualize and become a stock company. On July 1, 1998, legislation was enacted in New Jersey that would permit the demutualization to occur and that specified the process for demutualization. On December 15, 2000, the Board of Directors of Prudential unanimously adopted a Plan of Reorganization, which provides the framework under which Prudential will convert from a mutual structure to stock ownership. Demutualization is a complex process involving development of a plan of reorganization, a public hearing, approval by two-thirds of the qualified policyholders who vote on the plan (with at least one million qualified policyholders voting) and review and approval by the New Jersey Commissioner of Banking and Insurance. Prudential is working toward completing this process in 2001. However, there is no certainty that the demutualization will be completed in this time frame or that the necessary approvals will be obtained. It is also possible that after careful review, Prudential could decide not to demutualize or could decide to delay its plans.

  Prudential's management currently anticipates that Prudential's proposed plan of reorganization will include the establishment of a new holding company, Prudential Financial, Inc. ("PFI"), whose stock will be publicly traded. Prudential will become a direct or indirect wholly-owned subsidiary of PFI. Prudential's management also currently intends to propose that a corporate reorganization occur concurrently or within 30 days of the demutualization whereby the stock of various of Prudential's subsidiaries (including its property and casualty insurance companies, its principal securities brokerage companies, its international insurance companies, its principal asset management operations, and its international securities and investments, domestic banking, real estate franchise and relocation management operations), together with certain related assets and liabilities, would be dividended to PFI. If effected, the corporate reorganization can be expected to materially reduce invested assets, net income and total equity of Prudential, which would be an insurance subsidiary of PFI after the corporate reorganization, although it would have no effect on the consolidated assets, net income or total equity of PFI.

  The terms of the foregoing transactions have not been finalized by Prudential or approved by the applicable regulatory authorities and may be subject to change as the transactions develop. Prudential's demutualization could proceed without any one or all of these transactions, and there is no assurance that such transactions will be pursued.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The consolidated financial statements include the accounts of The Prudential Insurance Company of America, a mutual life insurance company, its majority-owned subsidiaries, and those partnerships and joint ventures in which the Company has a controlling financial interest, except in those instances where the Company cannot exercise control because the minority owners have substantive participating rights in the operating and capital decisions of the entity. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All significant intercompany balances and transactions have been eliminated.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

 Use of Estimates

  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, in particular deferred policy acquisition costs ("DAC") and future policy benefits, and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

 Investments

  Fixed maturities classified as "available for sale" are carried at estimated fair value. Fixed maturities that the Company has both the positive intent and ability to hold to maturity are stated at amortized cost and classified as "held to maturity." The amortized cost of fixed maturities is written down to estimated fair value when a decline in value is considered to be other than temporary. See "Realized investment gains (losses), net" below for a discussion of impairment adjustments. Unrealized gains and losses on fixed maturities "available for sale," net of income tax and the effect on deferred policy acquisition costs and future policy benefits that would result from the realization of unrealized gains and losses, are included in a separate component of equity, "Accumulated other comprehensive income (loss)."

  Trading account assets and securities sold but not yet purchased are carried at estimated fair value. Realized and unrealized gains and losses on trading account assets and securities sold but not yet purchased are included in "Commissions and other income."

  Equity securities, available for sale, are comprised of common and non-redeemable preferred stock and are carried at estimated fair value. The associated unrealized gains and losses, net of income tax and the effect on deferred policy acquisition costs and future policy benefits that would result from the realization of unrealized gains and losses, are included in a separate component of equity, "Accumulated other comprehensive income (loss)." See "Realized investment gains (losses), net" below for a discussion of impairment adjustments.

  Mortgage loans on real estate are stated primarily at unpaid principal balances, net of unamortized discounts and an allowance for losses. The allowance for losses includes a loan specific reserve for impaired loans and a portfolio reserve for incurred but not specifically identified losses. Impaired loans include those loans for which it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. Interest received on impaired loans, including loans that were previously modified in a troubled debt restructuring, is either applied against the principal or reported as revenue, according to management's judgment as to the collectibility of principal. Management discontinues accruing interest on impaired loans after the loans are 90 days delinquent as to principal or interest, or earlier when management has serious doubts about collectibility. When a loan is recognized as impaired, any accrued but uncollectible interest is reversed against interest income of the current period. Generally, a loan is restored to accrual status only after all delinquent interest and principal are brought current and, in the case of loans where the payment of interest has been interrupted for a substantial period, a regular payment performance has been established. The portfolio reserve for incurred but not specifically identified losses considers the Company's past loan loss experience, the current credit composition of the portfolio, historical credit migration, property type diversification, default and loss severity statistics and other relevant factors.

  Policy loans are carried at unpaid principal balances.

  Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as financing arrangements and are carried at the amounts at which the securities will be subsequently resold or reacquired, including accrued interest, as specified in the respective agreements. The Company's policy is to take possession or control of securities purchased under agreements to resell. Assets to be repurchased are the same, or substantially the same, as the assets transferred and the transferor, through right of substitution,

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

maintains the right and ability to redeem the collateral on short notice. The market value of securities to be repurchased or resold is monitored, and additional collateral is obtained, where appropriate, to protect against credit exposure.

  Securities borrowed and securities loaned are treated as financing arrangements and are recorded at the amount of cash advanced or received. With respect to securities loaned, the Company obtains collateral in an amount equal to 102% and 105% of the fair value of the domestic and foreign securities, respectively. The Company monitors the market value of securities borrowed and loaned on a daily basis with additional collateral obtained as necessary. Non-cash collateral received is not reflected in the consolidated statements of financial position because the debtor typically has the right to redeem the collateral on short notice. Substantially all of the Company's securities borrowed contracts are with other brokers and dealers, commercial banks and institutional clients. Substantially all of the Company's securities loaned are with large brokerage firms.

  Securities repurchase and resale agreements and securities borrowed and loaned transactions are used to generate net investment income and facilitate trading activity. These instruments are short-term in nature (usually 30 days or less) and are collateralized principally by U.S. Government and mortgage-backed securities. The carrying amounts of these instruments approximate fair value because of the relatively short period of time between the origination of the instruments and their expected realization.

  Other long-term investments primarily represent the Company's investments in joint ventures and partnerships in which the Company does not exercise control. Other long-term investments also include investments in the Company's own separate accounts, which are carried at estimated fair value, investment real estate and derivatives held for purposes other than trading. Joint venture and partnership interests are generally accounted for using the equity method of accounting, reduced for other than temporary declines in value, except in instances in which the Company's interest is so minor that it exercises virtually no influence over operating and financial policies. In such instances, the Company applies the cost method of accounting. The Company's net income from investments in joint ventures and partnerships is generally included in "Net investment income." However, for certain real estate joint ventures, Prudential's interest is liquidated by means of one or more transactions that result in the sale of the underlying invested assets to third parties and the ultimate distribution of the proceeds to Prudential and other joint venture partners in exchange for and settlement of the respective joint venture interests. These transactions are accounted for as disposals of Prudential's joint venture interests and the resulting gains and losses are included in "Realized investment gains (losses), net."

  Real estate held for disposal is carried at the lower of depreciated cost or fair value less estimated selling costs and is not further depreciated once classified as such. Real estate which the Company has the intent to hold for the production of income is carried at depreciated cost less any write-downs to fair value for impairment losses and is reviewed for impairment whenever events or circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized when the review indicates that the carrying value of the investment real estate exceeds the estimated undiscounted future cash flows (excluding interest charges) from the investment. At that time, the carrying value of the investment real estate is written down to fair value. Depreciation on real estate held for the production of income is computed using the straight-line method over the estimated lives of the properties, and is included in "Net investment income."

  Short-term investments, including highly liquid debt instruments, other than those held in "Cash and cash equivalents," with a maturity of twelve months or less when purchased, are carried at amortized cost, which approximates fair value.

  Realized investment gains (losses), net are computed using the specific identification method. Costs of fixed maturities and equity securities are adjusted for impairments considered to be other than temporary. Impairment adjustments are included in "Realized investment gains (losses), net." Factors considered in evaluating whether a decline in value is other than temporary are: 1) whether the decline is substantial; 2) the Company's ability and intent to retain the investment for a period of time sufficient to allow for an anticipated recovery in value; 3) the duration and extent to which the market value has been less than cost; and 4) the financial condition and near-term prospects of the issuer. Allowances for losses on mortgage loans on real estate

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

are netted against asset categories to which they apply and provisions for losses on investments are included in "Realized investment gains (losses), net." Decreases in the carrying value of investment real estate held for disposal or for the production of income are recorded in "Realized investment gains (losses), net."

 Cash and Cash Equivalents

  Cash and cash equivalents include cash on hand, amounts due from banks, money market instruments and other debt issues with a maturity of three months or less when purchased.

 Deferred Policy Acquisition Costs

  The costs that vary with and that are related primarily to the production of new insurance and annuity business are deferred to the extent such costs are deemed recoverable from future profits. Such costs include commissions, costs of policy issuance and underwriting, and variable field office expenses. Deferred policy acquisition costs are subject to recognition testing at the time of policy issue and recoverability and premium deficiency testing at the end of each accounting period. Deferred policy acquisition costs, for certain products, are adjusted for the impact of unrealized gains or losses on investments as if these gains or losses had been realized, with corresponding credits or charges included in "Accumulated other comprehensive income
(loss)."

  For participating life insurance, deferred policy acquisition costs are amortized over the expected life of the contracts (up to 45 years) in proportion to estimated gross margins based on historical and anticipated future experience, which is updated periodically. The average rate of assumed future investment yield used in estimating expected gross margins was 7.83% at December 31, 2000. The effect of changes in estimated gross margins on unamortized deferred acquisition costs is reflected in "General and administrative expenses" in the period such estimated gross margins are revised. Policy acquisition costs related to interest-sensitive and variable life products and certain investment-type products are deferred and amortized over the expected life of the contracts (periods ranging from 7 to 30 years) in proportion to estimated gross profits arising principally from investment results, mortality and expense margins, and surrender charges based on historical and anticipated future experience, which is updated periodically. The effect of changes to estimated gross profits on unamortized deferred acquisition costs is reflected in "General and administrative expenses" in the period such estimated gross profits are revised. Deferred policy acquisition costs related to non-participating term insurance are amortized over the expected life of the contracts in proportion to premium income.

  The Company has offered programs under which policyholders, for a selected product or group of products, can exchange an existing policy or contract issued by the Company for another form of policy or contract. These transactions are known as internal replacements. If policyholders surrender traditional life insurance policies in exchange for life insurance policies that do not have fixed and guaranteed terms, the Company immediately charges to expense the remaining unamortized DAC on the surrendered policies. For other internal replacement transactions, the unamortized DAC on the surrendered policies is immediately charged to expense if the terms of the new policies are not substantially similar to those of the former policies. If the new policies have terms that are substantially similar to those of the earlier policies, the DAC is retained with respect to the new policies and amortized over the life of the new policies.

  For property and casualty insurance contracts, deferred policy acquisition costs are amortized over the period in which related premiums are earned. Future investment income is considered in determining the recoverability of deferred policy acquisition costs.

  For group life and disability insurance, group annuities and guaranteed investment contracts, acquisition costs are expensed as incurred.

 Separate Account Assets and Liabilities

  Separate account assets and liabilities are reported at estimated fair value and represent segregated funds which are invested for certain policyholders, pension funds and other customers. The assets consist of common

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

stocks, fixed maturities, real estate related securities, real estate mortgage loans and short-term investments. The assets of each account are legally segregated and are generally not subject to claims that arise out of any other business of the Company. Investment risks associated with market value changes are borne by the customers, except to the extent of minimum guarantees made by the Company with respect to certain accounts. The investment income and gains or losses for separate accounts generally accrue to the policyholders and are not included in the Consolidated Statements of Operations. Mortality, policy administration and surrender charges on the accounts are included in "Policy charges and fee income." Asset management fees charged to the accounts are included in "Commissions and other income."

 Other Assets and Other Liabilities

  Other assets consist primarily of prepaid benefit costs, reinsurance recoverables, certain restricted assets, trade receivables, mortgage securitization inventory and mortgage servicing rights, and property and equipment. During the year, the Company sold $15 billion of commercial mortgage loans and other securities in securitization transactions. In some of the commercial loan securitizations, the Company retained servicing responsibilities. The Company did not retain any material ownership interest in the financial assets that were transferred. The Company recognized pretax losses of $6 million (including related hedge activity) in connection with securitization activity which are recorded in "Commissions and other income." At December 31, 2000, the mortgage servicing portfolio totaled $14 billion and related mortgage servicing assets were $111 million. Property and equipment are stated at cost less accumulated depreciation. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets which generally range from 3 to 40 years. Other liabilities consist primarily of trade payables, employee benefit liabilities, and reserves for sales practices remedies and costs.

 Contingencies

  Amounts related to contingencies are accrued if it is probable that a liability has been incurred and an amount is reasonably estimable. Management evaluates whether there are incremental legal or other costs directly associated with the ultimate resolution of the matter that are reasonably estimable and, if so, they are included in the accrual.

 Policyholders' Dividends

  The amount of the dividends to be paid to policyholders is determined annually by the Company's Board of Directors. The aggregate amount of policyholders' dividends is based on the Company's statutory results and past experience, including investment income, net realized investment gains or losses over a number of years, mortality experience and other factors.

 Insurance Revenue and Expense Recognition

  Premiums from participating insurance policies are recognized when due. Benefits are recorded as an expense when they are incurred. A liability for future policy benefits is recorded when premiums are recognized using the net level premium method.

  Premiums from non-participating group annuities with life contingencies are recognized when due. For single premium immediate annuities and structured settlements with life contingencies, premiums are recognized when due with any excess profit deferred and recognized in a constant relationship to the amount of expected future benefit payments.

  Amounts received as payment for interest-sensitive life contracts, deferred annuities, structured settlements, contracts without life contingencies and participating group annuities are reported as deposits to "Policyholders' account balances." Revenues from these contracts are reflected in "Policy charges and fee income" and consist primarily of fees assessed during the period against the policyholders' account balances for mortality charges,

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

policy administration charges and surrender charges. Benefits and expenses for these products include claims in excess of related account balances, expenses of contract administration, interest credited and amortization of deferred policy acquisition costs.

  For group life and disability insurance, and property and casualty insurance, premiums are recognized over the period to which the premiums relate in proportion to the amount of insurance protection provided. Claim and claim adjustment expenses are recognized when incurred.

  Premiums, benefits and expenses are stated net of reinsurance ceded to other companies. Estimated reinsurance receivables and the cost of reinsurance are recognized over the life of the reinsured policies using assumptions consistent with those used to account for the underlying policies.

 Foreign Currency Translation Adjustments

  Assets and liabilities of foreign operations and subsidiaries reported in other than U.S. dollars are translated at the exchange rate in effect at the end of the period. Revenues, benefits and other expenses are translated at the average rate prevailing during the period. The effects of translating the statements of financial position of non-U.S. entities with functional currencies other than the U.S. dollar are included, net of related hedge gains and losses and income taxes, in "Accumulated other comprehensive income
(loss)," a separate component of equity.

 Commissions and Other Income

  Commissions and other income principally includes securities and commodities commission revenues and asset management fees which are recognized in the period in which the services are performed. Realized and unrealized gains from trading activities of the Company's securities business are also included in "Commissions and other income."

 Derivative Financial Instruments

  Derivatives are financial instruments whose values are derived from interest rates, foreign exchange rates, financial indices, or the value of securities or commodities. Derivative financial instruments used by the Company include swaps, futures, forwards and option contracts and may be exchange-traded or contracted in the over-the-counter market. The Company uses derivative financial instruments to seek to reduce market risk from changes in interest rates or foreign currency exchange rates and to alter interest rate or currency exposures arising from mismatches between assets and liabilities. Additionally, derivatives are used in the Company's broker-dealer operations and in a limited-purpose subsidiary for trading purposes.

  To qualify for hedge accounting treatment, derivatives must be designated as hedges for existing assets, liabilities, firm commitments or anticipated transactions which are identified and probable to occur, and effective in reducing the market risk to which the Company is exposed. The effectiveness of the derivatives is evaluated at the inception of the hedge and throughout the hedge period.

  Derivatives held for trading purposes are used in the Company's securities operations and in a limited-purpose subsidiary primarily to meet the needs of customers by structuring transactions that allow customers to manage their exposure to interest rates, foreign exchange rates, indices or prices of securities and commodities. Trading derivative positions are valued daily, generally by obtaining quoted market prices or through the use of pricing models. Values are affected by changes in interest rates, currency exchange rates, credit spreads, market volatility and liquidity. The Company monitors these exposures through the use of various analytical techniques.

  Derivatives held for trading purposes are included at fair value in "Trading account assets," "Other liabilities" or "Broker-dealer related receivables/payables" in the Consolidated Statements of Financial Position, and realized and unrealized changes in fair value are included in "Commissions and other income" of the Consolidated Statements of Operations in the periods in which the changes occur. Cash flows from trading derivatives are reported in the operating activities section of the Consolidated Statements of Cash Flows.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  Derivatives held for purposes other than trading are primarily used to seek to reduce exposure to interest rate and foreign currency risks associated with assets held or expected to be purchased or sold, and liabilities incurred or expected to be incurred. Additionally, other than trading derivatives are used to change the characteristics of the Company's asset/liability mix as part of the Company's risk management activities.

  See Note 15 for a discussion of the accounting treatment of derivatives that qualify for hedge accounting treatment. If the Company's use of other than trading derivatives does not meet the criteria to apply hedge accounting, the derivatives are recorded at fair value in "Other long-term investments" or "Other liabilities" in the Consolidated Statements of Financial Position, and changes in their fair value are included in current earnings without considering changes in fair value of the hedged assets or liabilities. Cash flows from other than trading derivatives are reported in the investing activities section in the Consolidated Statements of Cash Flows.


 Income Taxes

  The Company and its domestic subsidiaries file a consolidated federal income tax return. The Internal Revenue Code (the "Code") limits the amount of non-life insurance losses that may offset life insurance company taxable income. The Code also imposes an "equity tax" on mutual life insurance companies which, in effect, imputes an additional tax to the Company based on a formula that calculates the difference between stock and mutual life insurance companies' earnings. The provision for income taxes includes an estimate for changes in the total equity tax to be paid for current and prior years. Subsidiaries operating outside the United States are taxed under applicable foreign statutes.

  Deferred income taxes are recognized, based on enacted rates, when assets and liabilities have different values for financial statement and tax reporting purposes. A valuation allowance is recorded to reduce a deferred tax asset to that amount that is expected to be realized.

 Demutualization Expenses

  Demutualization expenses include the cost of engaging external accounting, actuarial, investment banking, legal and other consultants to advise the Company, the New Jersey Department of Banking and Insurance and the New York Department of Insurance in the demutualization process and related matters as well as other administrative costs. Future demutualization expenses will also include the cost of printing and postage for communications with policyholders and the payment of demutualization consideration to former Canadian branch policyholders.

 New Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" and, in June 2000, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133". SFAS No. 133, as amended by SFAS No. 138 (collectively, "SFAS No. 133"), requires that companies recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 does not apply to most traditional insurance contracts. However, certain hybrid contracts that contain features which may affect settlement amounts similarly to derivatives may require separate accounting for the "host contract" and the underlying "embedded derivative" provisions. The latter provisions would be accounted for as derivatives as specified by the statement.

  SFAS No. 133 provides, if certain conditions are met, that a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (fair value hedge), (2) a hedge of the exposure to variable cash flows of a forecasted transaction (cash flow hedge), or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign-currency-denominated forecasted transaction (foreign currency hedge). Under SFAS No. 133, the accounting for changes in fair value of a

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

derivative depends on its intended use and designation. For a fair value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item. For a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. For a foreign currency hedge of a net investment in a foreign subsidiary, the gain or loss is reported in other comprehensive income as part of the foreign currency translation adjustment. The accounting for a fair value hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a recognized asset or liability, an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure to variability in the foreign-currency-equivalent cash flows associated with a forecasted transaction, a recognized asset or liability, an unrecognized firm commitment, or a forecasted intercompany transaction. For all other derivatives not designated as hedging instruments, the gain or loss is recognized in earnings in the period of change.

  The Company adopted SFAS No. 133, as amended, as of January 1, 2001. The adoption of this statement did not have a material impact on the results of operations of the Company. As part of the implementation, the Company reclassified certain held-to-maturity securities, amounting to approximately $12.1 billion at January 1, 2001, to the available-for-sale category. This reclassification resulted in the recognition of a net unrealized gain of $94 million, net of tax, which was recorded as a component of "Accumulated other comprehensive income (loss)" on the implementation date. As permitted under SFAS No. 133, the Company has elected to select January 1, 1999 as the transition date for embedded derivatives. Accordingly, only those derivatives embedded in hybrid contracts issued, acquired, or substantively modified by the Company on or after this date will be separated from their host contracts and separately recognized as assets and liabilities.

  In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125". The Company is currently evaluating the effect of adopting the provisions of SFAS No. 140 relating to transfers and extinguishments of liabilities which are effective for periods occurring after March 31, 2001. The Company has adopted in these financial statements disclosures about securitizations and collateral and for recognition and reclassification of collateral required under the statement for fiscal years ending after December 15, 2000.

  In December 2000, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and For Certain Long-Duration Participating Contracts" ("SOP 00-3"). SOP 00-3 addresses financial statement presentation and accounting for certain participating policies after demutualization, accounting for demutualization expenses, and accounting for retained earnings and other comprehensive income at the date of the demutualization. The Company has adopted the provisions of the statement related to demutualization expenses in these financial statements (See "Demutualization Expenses" above). The Company will adopt the remaining provisions of SOP 00-3 upon demutualization and is currently assessing the effect that the statement will have on its results of operations.

  In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 provides guidance for revenue recognition and related disclosure in the financial statements. The Company adopted SAB No. 101, and its related interpretations, as of October 1, 2000. The adoption of SAB No. 101 did not have a material effect on the Company's financial position or results of operations.

 Reclassifications

  Certain amounts in prior years have been reclassified to conform to the current year presentation.

3. DISCONTINUED OPERATIONS

  In December 1998, the Company entered into a definitive agreement to sell its healthcare business to Aetna, Inc. ("Aetna"). The sale was completed on August 6, 1999. The healthcare business is reported as discontinued

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


3. DISCONTINUED OPERATIONS (continued)

operations in the accompanying consolidated financial statements, with a measurement date of December 31, 1998.

  Proceeds from the sale were $500 million of cash, $500 million of Aetna three-year senior notes and stock appreciation rights covering one million shares of Aetna common stock, valued at approximately $30 million at the date of closing. The aggregate loss on disposal of $546 million, net of taxes, includes operating losses of the healthcare business subsequent to December 31, 1998 (the measurement date) through the date of the sale, as well as other costs in connection with the disposition of the business. These include facilities closure and systems termination costs, severance and termination benefits, payments to Aetna related to the Administrative Services Only business and payments in connection with a medical loss ratio agreement ("the MLR Agreement"). The MLR Agreement provided for payments to Aetna in the event that the medical loss ratios (i.e., incurred medical expense divided by earned premiums) of the sold businesses were less favorable than levels specified in the MLR Agreement for the years 1999 and 2000. The Company retained all liabilities associated with litigation which existed at August 6, 1999 or commences within two years of that date with respect to claims that were incurred prior to August 6, 1999. The loss on disposal includes management's best estimate of the cost of the ultimate resolution of such litigation as well as the cost of resolving certain matters pertaining to contractual and regulatory requirements (see Note 17 for a discussion of such matters). It is possible that additional adjustments to this estimate may be necessary which might be material to future results of operations of a particular quarterly or annual period. The loss also includes the positive impact of the net curtailment gains from expected modifications of certain pension and other postretirement benefit plans in which employees of the healthcare business participated (see Note 10).

  The following table presents the results of the Company's healthcare business up to the December 31, 1998 measurement date and the loss on disposal determined as of the measurement date and subsequently adjusted, which are included in "Discontinued Operations" in the Consolidated Statements of Operations.


                                                          2000  1999    1998
                                                          ----- -----  -------
                                                             (In Millions)
   Revenues.............................................. $ --  $ --   $ 7,461
   Policyholder benefits.................................   --    --    (6,064)
   General and administrative expenses...................   --    --    (1,822)
                                                          ----- -----  -------
   Loss before income taxes..............................   --    --      (425)
   Income tax benefit....................................   --    --       127
                                                          ----- -----  -------
   Loss from operations..................................   --    --      (298)
   Gain (loss) on disposal, net of tax expense of $44 in
    2000 and tax benefits of $240 in 1999 and $131 in
    1998.................................................    77  (400)    (223)
                                                          ----- -----  -------
   Gain (loss) from discontinued operations, net of
    taxes................................................ $  77 $(400) $  (521)
                                                          ===== =====  =======

  The loss on disposal recorded in 1998 ($223 million, net of taxes) was increased in 1999 (by $400 million, net of taxes) primarily as a result of higher than anticipated healthcare operating losses prior to the August 6, 1999 closing date and an increase in the Company's estimated obligation under the MLR Agreement. Actual pretax losses of $370 million during that period exceeded the original estimate of $160 million. In 2000, upon the completion of the period covered by the MLR Agreement and taking into consideration other costs incurred compared with those estimated in 1998 and 1999, the Company reduced the loss on disposal by $77 million, net of taxes.

  Upon the closing of the sale of the healthcare business, the Company entered into a coinsurance agreement with Aetna. The agreement is 100% indemnity reinsurance on a coinsurance basis for all of the Company's insured medical and dental business in-force upon completion of the sale of the business on August 6, 1999. The agreement required the Company to issue additional policies for new customers in response to proposals made to brokers or customers within six months after the closing date and to renew insurance policies until two years after the closing date. All such additional new and renewal policies are 100% coinsured by Aetna, when issued. The purpose of the agreement is to provide for the uninterrupted operation and growth, including renewals of

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


3. DISCONTINUED OPERATIONS (continued)

existing policies and issuance of new policies, of the healthcare business that Aetna acquired from Prudential. The operation of the business and the attendant risks, except for the existence of the MLR Agreement, were assumed entirely by Aetna. Consequently, the following amounts pertaining to the agreement had no effect on the Company's results of operations. The Company ceded premiums and benefits of $1,872 million and $1,418 million, respectively, for the twelve months ended December 31, 2000. Premiums and benefits ceded for the period from August 6, 1999 through December 31, 1999 were $896 million and $757 million, respectively. Reinsurance recoverable under this agreement, included in other assets, was $355 million at December 31, 2000 and $500 million at December 31, 1999.

4. CAPITAL MARKETS RESTRUCTURING

  In the fourth quarter of 2000, Prudential Securities Group exited the lead-managed equity underwriting for corporate issuers and institutional fixed income businesses. Exiting these businesses will result in staff reductions of approximately 700 positions, including investment bankers, traders, analysts and other professional and support staff.

  Results for 2000 include a pretax charge of $476 million in connection with the restructuring, which is presented as "Capital markets restructuring" in the Consolidated Statements of Operations. The charge includes $213 million for employee related costs, consisting largely of severance and termination benefits. The charge also includes the write-off of $140 million of goodwill previously recorded in connection with investment banking acquisitions. Remaining charges of $123 million consist of lease termination payments and other facility exit costs, including office equipment and leasehold improvements write-downs, and other related costs.

  As of December 31, 2000, approximately 350 employees had been terminated in connection with the restructuring and remaining reserves for capital markets restructuring costs were $286 million, including $176 million for employee related costs.

  See Note 16, Segment Information, for information pertaining to the operating results of these exited businesses.

5. INVESTMENTS

 Fixed Maturities and Equity Securities

  The following tables provide additional information relating to fixed maturities and equity securities (excluding trading account assets) as of December 31,

                                                        2000
                                      -----------------------------------------
                                                  Gross      Gross    Estimated
                                      Amortized Unrealized Unrealized   Fair
                                        Cost      Gains      Losses     Value
                                      --------- ---------- ---------- ---------
                                                    (In Millions)
   Fixed maturities available for
    sale
   U.S. Treasury securities and
    obligations of U.S. government
    corporations and agencies........  $ 7,068    $  358     $    2    $ 7,424
   Obligations of U.S. states and
    their political subdivisions.....    3,012       164          3      3,173
   Foreign government bonds..........    4,457       228         38      4,647
   Corporate securities..............   62,066     1,205      1,374     61,897
   Mortgage-backed securities........    6,512       188         14      6,686
                                       -------    ------     ------    -------
   Total fixed maturities available
    for sale.........................  $83,115    $2,143     $1,431    $83,827
                                       =======    ======     ======    =======
   Equity securities available for
    sale.............................  $ 2,266    $  239     $  188    $ 2,317
                                       =======    ======     ======    =======

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


5. INVESTMENTS (continued)


                                                         2000
                                       -----------------------------------------
                                                   Gross      Gross    Estimated
                                       Amortized Unrealized Unrealized   Fair
                                         Cost      Gains      Losses     Value
                                       --------- ---------- ---------- ---------
                                                     (In Millions)
   Fixed maturities held to maturity
   U.S. Treasury securities and
    obligations of U.S. government
    corporations and agencies........   $     7   $   --     $   --     $     7
   Obligations of U.S. states and
    their political subdivisions.....        40         1          1         40
   Foreign government bonds..........       193        13        --         206
   Corporate securities..............    12,208       343        189     12,362
                                        -------   -------    -------    -------
   Total fixed maturities held to
    maturity.........................   $12,448   $   357    $   190    $12,615
                                        =======   =======    =======    =======
                                                         1999
                                       -----------------------------------------
                                                   Gross      Gross    Estimated
                                       Amortized Unrealized Unrealized   Fair
                                         Cost      Gains      Losses     Value
                                       --------- ---------- ---------- ---------
                                                     (In Millions)
   Fixed maturities available for
    sale
   U.S. Treasury securities and
    obligations of U.S. government
    corporations and agencies........   $ 5,594   $    36    $   236    $ 5,394
   Obligations of U.S. states and
    their political subdivisions.....     2,437        41        118      2,360
   Foreign government bonds..........     4,590       140         90      4,640
   Corporate securities..............    62,061       580      2,432     60,209
   Mortgage-backed securities........     6,566        96        135      6,527
                                        -------   -------    -------    -------
   Total fixed maturities available
    for sale.........................   $81,248   $   893    $ 3,011    $79,130
                                        =======   =======    =======    =======
   Equity securities available for
    sale.............................   $ 2,531   $   829    $    96    $ 3,264
                                        =======   =======    =======    =======

                                                         1999
                                       -----------------------------------------
                                                   Gross      Gross    Estimated
                                       Amortized Unrealized Unrealized   Fair
                                         Cost      Gains      Losses     Value
                                       --------- ---------- ---------- ---------
                                                     (In Millions)
   Fixed maturities held to maturity
   U.S. Treasury securities and
    obligations of U.S. government
    corporations and agencies........   $     5   $   --     $   --     $     5
   Obligations of U.S. states and
    their political subdivisions.....        81         1          3         79
   Foreign government bonds..........       214        11          1        224
   Corporate securities..............    13,937       280        413     13,804
                                        -------   -------    -------    -------
   Total fixed maturities held to
    maturity.........................   $14,237   $   292    $   417    $14,112
                                        =======   =======    =======    =======

  The amortized cost and estimated fair value of fixed maturities by contractual maturities at December 31, 2000, is shown below:

                                        Available for Sale    Held to Maturity
                                       -------------------- --------------------
                                                 Estimated             Estimated
                                       Amortized    Fair    Amortized    Fair
                                         Cost      Value       Cost      Value
                                       --------- ---------- ---------- ---------
                                          (In Millions)        (In Millions)
   Due in one year or less...........   $ 9,169   $ 9,191    $   713    $   717
   Due after one year through five
    years............................    18,412    18,492      3,477      3,490
   Due after five years through ten
    years............................    19,396    19,441      4,804      4,846
   Due after ten years...............    29,626    30,017      3,454      3,562
   Mortgage-backed securities........     6,512     6,686        --         --
                                        -------   -------    -------    -------
    Total............................   $83,115   $83,827    $12,448    $12,615
                                        =======   =======    =======    =======

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


5. INVESTMENTS (continued)

  Actual maturities may differ from contractual maturities because issuers have the right to call or prepay obligations.

  Proceeds from the repayment of held to maturity fixed maturities during 2000, 1999 and 1998 were $3,266 million, $4,957 million, and $4,466 million, respectively. Gross gains of $8 million, $73 million, and $135 million, and gross losses of $0 million, $0 million, and $2 million were realized on prepayment of held to maturity fixed maturities during 2000, 1999 and 1998, respectively.

  Proceeds from the sale of available for sale fixed maturities during 2000, 1999 and 1998 were $93,653 million, $117,685 million and $119,524 million, respectively. Proceeds from the maturity of available for sale fixed maturities during 2000, 1999 and 1998 were $6,318 million, $5,105 million and $6,170 million, respectively. Gross gains of $909 million, $884 million and $1,765 million, and gross losses of $1,408 million, $1,231 million and $443 million were realized on sales and prepayments of available for sale fixed maturities during 2000, 1999 and 1998, respectively.

  Write-downs for impairments which were deemed to be other than temporary for fixed maturities were $540 million, $266 million and $96 million, and for equity securities were $34 million, $205 million and $95 million for the years 2000, 1999 and 1998, respectively.

  During the years ended December 31, 2000, 1999 and 1998, certain securities classified as held to maturity were either sold or transferred to the available for sale portfolio. These actions were taken as a result of a significant deterioration in creditworthiness. The aggregate amortized cost of the securities sold or transferred was $133 million in 2000, $230 million in 1999 and $73 million in 1998. Gross unrealized investment losses of $4 million in 2000, $5 million in 1999 and $.4 million in 1998 were recorded in "Accumulated other comprehensive income (loss)" at the time of the transfer. Realized gains on securities sold were $0 million, $3 million and $0 million in 2000, 1999 and 1998, respectively.

 Mortgage Loans on Real Estate

  The Company's mortgage loans were collateralized by the following property types at December 31,

                                                    2000             1999
                                               ---------------  ---------------
                                                Amount           Amount
                                                  (In    % of      (In    % of
                                               Millions) Total  Millions) Total
                                               --------- -----  --------- -----
   Office buildings..........................   $ 3,727   23.1%  $ 3,960   24.1%
   Retail stores.............................     2,465   15.3%    2,627   15.9%
   Residential properties....................       713    4.4%      662    4.0%
   Apartment complexes.......................     4,455   27.6%    4,508   27.3%
   Industrial buildings......................     2,331   14.4%    2,161   13.1%
   Agricultural properties...................     1,856   11.5%    1,959   11.9%
   Other.....................................       597    3.7%      612    3.7%
                                                -------  -----   -------  -----
    Subtotal.................................    16,144  100.0%   16,489  100.0%
                                                         =====            =====
   Allowance for losses......................      (225)            (221)
                                                -------          -------
   Net carrying value........................   $15,919          $16,268
                                                =======          =======

  The mortgage loans are geographically dispersed throughout the United States and Canada with the largest concentrations in California (24.0%) and New York (10.7%) at December 31, 2000.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


5. INVESTMENTS (continued)

  Activity in the allowance for losses for all mortgage loans, for the years ended December 31, is summarized as follows:

                                                              2000  1999   1998
                                                              ----  -----  ----
                                                               (In Millions)
   Allowance for losses, beginning of year................... $221  $ 427  $450
   Increase (decrease) in allowance for losses...............   17   (201)  --
   Charge-offs, net of recoveries............................  (13)    (5)  (23)
                                                              ----  -----  ----
   Allowance for losses, end of year......................... $225  $ 221  $427
                                                              ====  =====  ====

  Impaired mortgage loans identified in management's specific review of probable loan losses and the related allowance for losses at December 31, are as follows:

                                                                  2000    1999
                                                                 ------  ------
                                                                 (In Millions)
   Impaired mortgage loans with allowance for losses............   $192    $411
   Impaired mortgage loans with no allowance for losses.........    247     283
   Allowance for losses, end of year............................    (35)    (24)
                                                                 ------  ------
   Net carrying value of impaired mortgage loans................   $404    $670
                                                                 ======  ======

  Impaired mortgage loans with no allowance for losses are loans in which the fair value of the collateral or the net present value of the loans' expected future cash flows equals or exceeds the recorded investment. The average recorded investment in impaired loans before allowance for losses was $565 million, $884 million and $1,329 million during 2000, 1999 and 1998, respectively. Net investment income recognized on these loans totaled $37 million, $55 million and $94 million for the years ended December 31, 2000, 1999 and 1998, respectively.

 Restricted Assets and Special Deposits

  Assets of $2,538 million and $4,463 million at December 31, 2000 and 1999, respectively, were on deposit with governmental authorities or trustees as required by certain insurance laws. Additionally, assets valued at $1,227 million and $2,342 million at December 31, 2000 and 1999, respectively, were held in voluntary trusts. Of these amounts, $470 million and $1,553 million at December 31, 2000 and 1999, respectively, related to the multi-state policyholder settlement described in Note 17. The remainder relates to trusts established to fund guaranteed dividends to certain policyholders and to fund certain employee benefits. Assets valued at $48 million and $128 million at December 31, 2000 and 1999, respectively, were pledged as collateral for bank loans and other financing agreements. Letter stock or other securities restricted as to sale amounted to $779 million in 2000 and $673 million in 1999. Restricted cash and securities of $2,196 million and $4,082 million at December 31, 2000 and 1999, respectively, were included in the Consolidated Statements of Financial Position in "Other assets." The restricted cash represents funds deposited by clients and funds accruing to clients as a result of trades or contracts.

 Other Long-Term Investments

  The Company's "Other long-term investments" include investments in joint ventures and limited partnerships of $2,391 million and $1,947 million as of December 31, 2000 and 1999, respectively. These investments include $1,363 million and $1,002 million in real estate related interests and $1,028 million and $945 million in non-real estate related interests. The Company's share of net income from such entities was $187 million, $217 million and $223 million for 2000, 1999 and 1998, respectively, and is reported in "Net investment income."

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


5. INVESTMENTS (continued)

  Summarized combined financial information for joint ventures and limited partnership interests accounted for under the equity method, in which the Company has an investment of $10 million or greater and an equity interest of 10% or greater, is as follows:

                                                                      As of
                                                                  December 31,
                                                                  -------------
                                                                   2000   1999
                                                                  ------ ------
                                                                  (In Millions)
   STATEMENTS OF FINANCIAL POSITION
   Investments in real estate.................................... $  638 $1,253
   Investments in securities.....................................  1,427  1,398
   Cash and cash equivalents.....................................     99     98
   Other assets..................................................     43     75
                                                                  ------ ------
   Total assets.................................................. $2,207 $2,824
                                                                  ====== ======
   Borrowed funds-third party.................................... $   90 $   81
   Other liabilities.............................................    142     87
                                                                  ------ ------
   Total liabilities.............................................    232    168
                                                                  ------ ------
   Partners' capital.............................................  1,975  2,656
                                                                  ------ ------
   Total liabilities and partners' capital....................... $2,207 $2,824
                                                                  ====== ======
   Equity in partners' capital included above.................... $  467 $  657
   Equity in limited partnership interests not included above....  1,924  1,290
                                                                  ------ ------
   Carrying value................................................ $2,391 $1,947
                                                                  ====== ======

                                                             For the years
                                                                 ended
                                                              December 31,
                                                            ------------------
                                                            2000  1999   1998
                                                            ----  -----  -----
                                                             (In Millions)
   STATEMENTS OF OPERATIONS
   Income of real estate joint ventures...................  $112  $ 108  $ 110
   Income of other limited partnership interests..........   149    514    366
   Interest expense-third party...........................    (4)    (4)    (1)
   Other expenses.........................................   (29)  (105)  (209)
                                                            ----  -----  -----
   Net earnings...........................................  $228  $ 513  $ 266
                                                            ====  =====  =====
   Equity in net earnings included above..................  $ 70  $ 125  $  59
   Equity in net earnings of limited partnership interests
    not included above....................................   117     92    164
                                                            ----  -----  -----
   Total equity in net earnings...........................  $187  $ 217  $ 223
                                                            ====  =====  =====

  "Other long-term investments" also includes investments in the Company's separate accounts of $1,077 million and $1,040 million, investment real estate of $239 million and $322 million which is held through direct ownership and other miscellaneous investments of $752 million and $1,548 million at December 31, 2000 and 1999, respectively. Of the Company's real estate, $181 million and $293 million consists of commercial and agricultural assets held for disposal at December 31, 2000 and 1999, respectively. Impairment losses were $0 million, $3 million and $8 million for the years ended December 31, 2000, 1999 and 1998, respectively, and are included in "Realized investment gains (losses), net."

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


5. INVESTMENTS (continued)

Investment Income and Investment Gains and Losses

  Net investment income arose from the following sources for the years ended December 31:

                                                       2000     1999     1998
                                                      -------  -------  -------
                                                           (In Millions)
   Fixed maturities--available for sale.............  $ 5,938  $ 5,602  $ 5,464
   Fixed maturities--held to maturity...............    1,028    1,217    1,406
   Trading account assets...........................      734      622      677
   Equity securities--available for sale............       67       63       54
   Mortgage loans on real estate....................    1,370    1,401    1,525
   Policy loans.....................................      478      448      410
   Securities purchased under agreements to resell..       28       25       18
   Broker-dealer related receivables................    1,222      976      836
   Short-term investments...........................      683      490      627
   Other investment income..........................      479      455      660
                                                      -------  -------  -------
   Gross investment income..........................   12,027   11,299   11,677
   Less investment expenses.........................   (2,530)  (1,881)  (2,116)
                                                      -------  -------  -------
    Subtotal........................................    9,497    9,418    9,561
   Less amount relating to discontinued operations..      --       (51)    (107)
                                                      -------  -------  -------
   Net investment income............................  $ 9,497  $ 9,367  $ 9,454
                                                      =======  =======  =======

  Realized investment gains (losses), net, for the years ended December 31, were from the following sources:

                                                       2000     1999     1998
                                                      -------  -------  -------
                                                           (In Millions)
   Fixed maturities.................................  $(1,066) $  (557) $ 1,381
   Equity securities--available for sale............      450      223      427
   Mortgage loans on real estate....................       (5)     209       22
   Investment real estate...........................       49      106      642
   Joint ventures and limited partnerships..........      124      656      454
   Derivatives......................................      165      305     (263)
   Other............................................       (5)     (27)       8
                                                      -------  -------  -------
    Subtotal........................................     (288)     915    2,671
   Less amount related to discontinued operations...      --         9      (30)
                                                      -------  -------  -------
   Realized investment gains (losses), net..........  $  (288) $   924  $ 2,641
                                                      =======  =======  =======

  The "joint ventures and limited partnerships" category includes net realized investment gains relating to real estate joint ventures' and partnerships' sales of their underlying invested assets, as described more fully in Note 2, "Other long-term investments," amounting to $91 million, $114 million and $177 million in 2000, 1999 and 1998, respectively.

  Based on the carrying value, assets categorized as "non-income producing" for the year ended December 31, 2000 included in fixed maturities, equity securities, mortgage loans on real estate and other long-term investments totaled $25 million, $8 million, $21 million and $16 million, respectively.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


5. INVESTMENTS (continued)

Net Unrealized Investment Gains (Losses)

  Net unrealized investment gains and losses on securities available for sale and certain other long-term investments are included in the Consolidated Statements of Financial Position as a component of "Accumulated other comprehensive income (loss)." Changes in these amounts include reclassification adjustments to exclude from "Other comprehensive income
(loss)" those items that are included as part of "Net income" for a period that had been part of "Other comprehensive income (loss)" in earlier periods. The amounts for the years ended December 31, are as follows:

                              Impact of unrealized investment gains (losses) on:
                          ------------------------------------------------------------
                                                                         Accumulated
                                                                            other
                                                                        comprehensive
                                                             Deferred   income (loss)
                          Unrealized   Deferred               income    related to net
                             gains      policy     Future       tax       unrealized
                          (losses) on acquisition  policy   (liability)   investment
                          investments    costs    benefits    benefit   gains (losses)
                          ----------- ----------- --------  ----------- --------------
                                                 (In Millions)
Balance, December 31,
 1997...................    $ 4,208     $ (349)   $ (1,144)   $ (963)      $ 1,752
Net investment gains
 (losses) on investments
 arising during the
 period.................        804        --          --       (282)          522
Reclassification
 adjustment for (gains)
 losses included in net
 income.................     (1,675)       --          --        588        (1,087)
Impact of net unrealized
 investment (gains)
 losses on deferred
 policy acquisition
 costs..................        --          89         --        (34)           55
Impact of net unrealized
 investment (gains)
 losses on future policy
 benefits...............        --         --           49       (19)           30
                            -------     ------    --------    ------       -------
Balance, December 31,
 1998...................      3,337       (260)     (1,095)     (710)        1,272
Net investment gains
 (losses) on investments
 arising during the
 period.................     (5,089)       --          --      1,845        (3,244)
Reclassification
 adjustment for (gains)
 losses included in net
 income.................        404        --          --       (146)          258
Impact of net unrealized
 investment (gains)
 losses on deferred
 policy acquisition
 costs..................        --         566         --       (213)          353
Impact of net unrealized
 investment (gains)
 losses on future policy
 benefits...............        --         --        1,092      (391)          701
                            -------     ------    --------    ------       -------
Balance, December 31,
 1999...................     (1,348)       306          (3)      385          (660)
Net investment gains
 (losses) on investments
 arising during the
 period.................      1,458        --          --       (540)          918
Reclassification
 adjustment for (gains)
 losses included in net
 income.................        621        --          --       (230)          391
Impact of net unrealized
 investment (gains)
 losses on deferred
 policy acquisition
 costs..................        --        (356)        --        132          (224)
Impact of net unrealized
 investment (gains)
 losses on future policy
 benefits...............        --         --         (101)       35           (66)
                            -------     ------    --------    ------       -------
Balance, December 31,
 2000...................    $   731     $  (50)   $   (104)   $ (218)      $   359
                            =======     ======    ========    ======       =======

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


5. INVESTMENTS (continued)

  The table below presents unrealized gains (losses) on investments by asset class:

                                                           As of December 31,
                                                          ----------------------
                                                          2000    1999     1998
                                                          ----  --------  ------
                                                             (In Millions)
    Fixed maturities....................................  $712  $ (2,118) $3,161
    Equity securities...................................    51       733     176
    Other long-term investments.........................   (32)       37     --
                                                          ----  --------  ------
    Unrealized gains (losses) on investments............  $731   $(1,348) $3,337
                                                          ====  ========  ======

Securities Pledged to Creditors

  The Company pledges investment securities it owns to unaffiliated parties through certain transactions including securities lending, securities sold under agreement to repurchase, and futures contracts. At December 31, 2000, the carrying value of investments pledged to third parties as reported in the Consolidated Statements of Financial Position included the following:

                                                                   (In Millions)
    Fixed maturities available for sale..........................     $20,080
    Trading account assets.......................................       5,796
    Separate account assets......................................       2,558
                                                                      -------
    Total securities pledged.....................................     $28,434
                                                                      =======

  In the normal course of its business activities, the Company accepts collateral that can be sold or repledged. The primary sources of this collateral are securities in customer accounts, securities purchased under agreements to resell and securities borrowed transactions. At December 31, 2000, the fair value of this collateral was approximately $19 billion of which $13 billion had either been sold or repledged.

6. DEFERRED POLICY ACQUISITION COSTS

  The balances of and changes in deferred policy acquisition costs as of and for the years ended December 31, are as follows:

                                                     2000     1999     1998
                                                    -------  -------  -------
                                                         (In Millions)
   Balance, beginning of year...................... $ 7,324  $ 6,462  $ 6,083
   Capitalization of commissions, sales and issue
    expenses.......................................   1,324    1,333    1,313
   Amortization....................................  (1,096)  (1,155)  (1,139)
   Change in unrealized investment gains and
    losses.........................................    (356)     566       89
   Foreign currency translation....................    (154)     118      116
   Acquisition of subsidiary ......................      21      --       --
                                                    -------  -------  -------
   Balance, end of year............................ $ 7,063  $ 7,324  $ 6,462
                                                    =======  =======  =======

7. POLICYHOLDERS' LIABILITIES

  Future policy benefits at December 31, are as follows:

                                                                  2000    1999
                                                                 ------- -------
                                                                  (In Millions)
   Life insurance............................................... $53,453 $51,512
   Annuities....................................................  13,398  13,502
   Other contract liabilities...................................   2,437   2,264
                                                                 ------- -------
   Total future policy benefits................................. $69,288 $67,278
                                                                 ======= =======

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


7. POLICYHOLDERS' LIABILITIES (continued)

  The Company's participating insurance is included within the Traditional Participating Products segment. Participating insurance represented 40% and 43% of domestic individual life insurance in force at December 31, 2000 and 1999, respectively, and 95%, 94% and 93% of domestic individual life insurance premiums for 2000, 1999 and 1998, respectively.

  Life insurance liabilities include reserves for death and endowment policy benefits, terminal dividends and certain health benefits. Annuity liabilities include reserves for life contingent immediate annuities and life contingent group annuities. Other contract liabilities primarily consist of unearned premium and benefit reserves for group health products.

  The following table highlights the key assumptions generally utilized in calculating these reserves:

Product                          Mortality         Interest Rate   Estimation Method
-------                          ---------         -------------   -----------------
Life insurance.......... Generally, rates          2.5% to 12.0% Net level premium
                         guaranteed in calculating               based on
                         cash surrender values                   non-forfeiture
                                                                 interest rate

Individual annuities.... Generally, 1971 and 1983  3.5% to 13.4% Present value of
                         Individual Annuity                      expected future
                         Mortality Tables with                   payments based on
                         certain modifications                   historical experience

Group annuities......... 1950 and 1971 Group       4.0% to 17.3% Present value of
                         Annuity Mortality Tables                expected future
                         with certain                            payments based on
                         modifications                           historical experience

Other contract                                     2.5% to 11.5% Present value of
 liabilities............                                         expected future
                                                                 payments based on
                                                                 historical experience

  Premium deficiency reserves are established, if necessary, when the liability for future policy benefits plus the present value of expected future gross premiums are determined to be insufficient to provide for expected future policy benefits and expenses and to recover any unamortized policy acquisition costs. Premium deficiency reserves have been recorded for the group single premium annuity business, which consists of limited-payment, long duration traditional and non-participating annuities; structured settlements and single premium immediate annuities with life contingencies; and for certain individual health policies. Liabilities of $2,002 million and $1,930 million are included in "Future policy benefits" with respect to these deficiencies at December 31, 2000 and 1999, respectively.

  Policyholders' account balances at December 31, are as follows:

                                                                2000    1999
                                                               ------- -------
                                                                (In Millions)
   Individual annuities....................................... $ 5,097 $ 5,248
   Group annuities............................................   2,022   2,176
   Guaranteed investment contracts and guaranteed interest
    accounts..................................................  12,852  13,429
   Interest-sensitive life contracts..........................   3,809   3,609
   Dividend accumulations and other...........................   8,942   8,318
                                                               ------- -------
   Policyholders' account balances............................ $32,722 $32,780
                                                               ======= =======

  Policyholders' account balances for interest-sensitive life and investment-type contracts represent an accumulation of account deposits plus credited interest less withdrawals, expenses and mortality charges.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


7. POLICYHOLDERS' LIABILITIES (continued)

  Certain contract provisions that determine the policyholder account balances are as follows:

Product                      Interest Rate     Withdrawal/Surrender Charges
-------                      -------------     ----------------------------
Individual annuities........ 3.0% to 16.0% 0% to 7% for up to 9 years

Group annuities............. 2.0% to 14.0% Contractually limited or subject to market value adjustment

Guaranteed investment                      Generally, subject to market value
 contracts and guaranteed                  withdrawal provisions for any funds
 interest accounts.......... 2.0% to 15.4% withdrawn other than for benefit responsive and contractual payments

Interest-sensitive life
 contracts.................. 2.0% to 10.8% Various up to 10 years

Dividend accumulations and                 Withdrawal or surrender
 other...................... 2.5% to 11.5% contractually limited or subject to market value adjustment

  Unpaid claims and claim adjustment expenses. The following table provides a reconciliation of the activity in the liability for unpaid claims and claim adjustment expenses for property and casualty insurance, which includes the Company's Property and Casualty Insurance segment, as well as the Company's wind-down commercial lines business, primarily environmental and asbestos-related claims, and accident and health insurance at December 31:

                                   2000                    1999                    1998
                          ----------------------- ----------------------- -----------------------
                           Accident    Property    Accident    Property    Accident    Property
                          and Health and Casualty and Health and Casualty and Health and Casualty
                          ---------- ------------ ---------- ------------ ---------- ------------
                                                       (In Millions)
Balance at January 1....     $420       $2,409      $1,090      $2,716      $1,857      $2,956
Less reinsurance
 recoverables, net......      378          451          52         533         810         535
                             ----       ------      ------      ------      ------      ------
Net balance at January
 1......................       42        1,958       1,038       2,183       1,047       2,421
                             ----       ------      ------      ------      ------      ------
Incurred related to:
 Current year...........      410        1,271       4,110       1,249       6,132       1,314
 Prior years............      (21)        (150)        (72)        (54)        (15)       (154)
                             ----       ------      ------      ------      ------      ------
Total incurred..........      389        1,121       4,038       1,195       6,117       1,160
                             ----       ------      ------      ------      ------      ------
Paid related to:
 Current year...........      380          842       3,397         700       5,287         717
 Prior years............       25          634         672         720         839         681
                             ----       ------      ------      ------      ------      ------
Total paid..............      405        1,476       4,069       1,420       6,126       1,398
                             ----       ------      ------      ------      ------      ------
Acquisitions
 (dispositions) (a).....      --          (363)       (965)        --          --          --
                             ----       ------      ------      ------      ------      ------
Net balance at December
 31.....................       26        1,240          42       1,958       1,038       2,183
Plus reinsurance
 recoverables, net......      246          608         378         451          52         533
                             ----       ------      ------      ------      ------      ------
Balance at December 31..     $272       $1,848        $420      $2,409      $1,090      $2,716
                             ====       ======      ======      ======      ======      ======

--------
(a) The reduction in the 2000 Property and Casualty balance is primarily attributable to the sale of Gibraltar Casualty Company; the 1999 Accident and Health reduction relates to the sale of Prudential's healthcare business.

  The Accident and Health reinsurance recoverable balance at December 31, 2000 and 1999 includes $239 million and $371 million, respectively, attributable to the Company's discontinued healthcare business. The Accident and Health balance at December 31 and January 1, 1998 includes amounts attributable to the Company's discontinued healthcare business of $1,026 million and $1,693 million, respectively.

  The unpaid claims and claim adjustment expenses presented above include estimates for liabilities associated with reported claims and for incurred but not reported claims based, in part, on the Company's experience. Changes in the estimated cost to settle unpaid claims are charged or credited to the Consolidated Statement of Operations periodically as the estimates are revised. Accident and Health unpaid claims liabilities are discounted using interest rates ranging from 3.5% to 7.5%.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


7. POLICYHOLDERS' LIABILITIES (continued)

  In 2000, 1999 and 1998, the amounts incurred for claims and claim adjustment expenses for property and casualty related to prior years were primarily driven by lower than anticipated losses for the auto line of business.

  The amounts incurred for claims and claim adjustment expense for Accident and Health related to prior years are primarily due to favorable changes in claim cost trends.

8. REINSURANCE

  The Company participates in reinsurance in order to provide additional capacity for future growth and limit the maximum net loss potential arising from large risks. Life reinsurance is accomplished through various plans of reinsurance, primarily yearly renewable term and coinsurance. Property and casualty reinsurance is placed on a pro-rata basis and excess of loss, including stop loss, basis. Reinsurance ceded arrangements do not discharge the Company as the primary insurer. Ceded balances would represent a liability of the Company in the event the reinsurers were unable to meet their obligations to the Company under the terms of the reinsurance agreements. Reinsurance premiums, commissions, expense reimbursements, benefits and reserves related to reinsured long-duration contracts are accounted for over the life of the underlying reinsured contracts using assumptions consistent with those used to account for the underlying contracts. The cost of reinsurance related to short-duration contracts is accounted for over the reinsurance contract period. Amounts recoverable from reinsurers, for both short and long-duration reinsurance arrangements, are estimated in a manner consistent with the claim liabilities and policy benefits associated with the reinsured policies.

  The tables presented below exclude amounts pertaining to the Company's discontinued healthcare operations. See Note 3 for a discussion of the Company's coinsurance agreement with Aetna.

  Reinsurance amounts included in the Consolidated Statements of Operations for the years ended December 31, were as follows:

                                                        2000     1999     1998
                                                       -------  -------  ------
                                                           (In Millions)
   Direct premiums.................................... $10,726  $10,121  $9,661
    Reinsurance assumed...............................      86       66      65
    Reinsurance ceded.................................    (591)    (659)   (678)
                                                       -------  -------  ------
   Premiums........................................... $10,221  $ 9,528  $9,048
                                                       =======  =======  ======
   Policyholders' benefits ceded...................... $   642  $   483  $  510
                                                       =======  =======  ======

  Reinsurance recoverables, included in "Other assets" in the Company's Consolidated Statements of Financial Position at December 31, were as follows:

                                                                    2000   1999
                                                                   ------ ------
                                                                   (In Millions)
   Life insurance................................................. $  674 $  576
   Property and casualty..........................................    628    473
   Other reinsurance..............................................     76     90
                                                                   ------ ------
                                                                   $1,378 $1,139
                                                                   ====== ======

  Three major reinsurance companies account for approximately 57% of the reinsurance recoverable at December 31, 2000. The Company periodically reviews the financial condition of its reinsurers and amounts recoverable therefrom in order to minimize its exposure to loss from reinsurer insolvencies, recording an allowance when necessary for uncollectible reinsurance.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


9. SHORT-TERM AND LONG-TERM DEBT

  Debt consists of the following at December 31:

  Short-term debt

                                                                 2000    1999
                                                                ------- -------
                                                                 (In Millions)
   Commercial paper (a)........................................ $ 7,686 $ 7,506
   Notes payable...............................................   2,728   2,598
   Current portion of long-term debt...........................     717     754
                                                                ------- -------
   Total short-term debt....................................... $11,131 $10,858
                                                                ======= =======

  The weighted average interest rate on outstanding short-term debt was approximately 6.4% and 5.2% at December 31, 2000 and 1999, respectively.

  Long-term debt

                                          Maturity
   Description                              Dates      Rate       2000   1999
   -----------                            --------- -----------  ------ ------
                                                                 (In Millions)
   Fixed rate notes...................... 2001-2023 5.89%-12.28% $  758 $1,161
   Floating rate notes ("FRN")........... 2001-2003         (b)     756    865
   Surplus notes......................... 2003-2025 6.875%-8.30%    988    987
   Commercial paper backed by long-term
    credit agreements (a)................                           --   2,500
                                                                 ------ ------
   Total long-term debt..................                        $2,502 $5,513
                                                                 ====== ======

--------
(a) At December 31, 1999, the Company classified $2.5 billion of its commercial paper as long-term debt. This classification was supported by long-term syndicated credit line agreements. The Company had the ability and intent to use those agreements, as necessary, to refinance debt on a long-term basis. As of December 31, 2000, the Company continues to have that ability, but no longer has the intention to use those agreements in the ordinary course of business.
(b) Floating interest rates are generally based on rates such as LIBOR, Constant Maturity Treasury and the Federal Funds Rate. Interest on the FRNs ranged from 0.10% to 7.08% for 2000 and from 6.17% to 14.00% for 1999. Included in the FRNs is an S&P 500 index linked note of $29 million with an interest rate based on the appreciation of the S&P 500 index, with a contractual cap of 14%. At December 31, 2000 and 1999, the rate was 0.10% and 14%, respectively. Excluding this note, floating interest rates ranged from 5.99% to 7.08% for 2000 and 6.17% to 7.56% for 1999.

  Several long-term debt agreements have restrictive covenants related to the total amount of debt, net tangible assets and other matters. At December 31, 2000 and 1999, the Company was in compliance with all debt covenants.

  Payment of interest and principal on the surplus notes issued after 1993, of which $689 million and $688 million were outstanding at December 31, 2000 and 1999 respectively, may be made only with the prior approval of the Commissioner of Insurance of the State of New Jersey ("the Commissioner"). The Commissioner could prohibit the payment of the interest and principal on the surplus notes if certain statutory capital requirements are not met. As of December 31, 2000 the Company has met these statutory capital requirements.

  In order to modify exposure to interest rate and currency exchange rate movements, the Company utilizes derivative instruments, primarily interest rate swaps, in conjunction with some of its debt issues. The effect of these derivative instruments is included in the calculation of the interest expense on the associated debt, and as a result, the effective interest rates on the debt may differ from the rates reflected in the tables above. Floating rates are determined by formulas and may be subject to certain minimum or maximum rates.

                                                                   (In Millions)
   Scheduled principal repayment of long-term debt
   2002...........................................................    $  756
   2003...........................................................       650
   2004...........................................................        55
   2005...........................................................        58
   2006 and thereafter............................................       983
                                                                      ------
   Total..........................................................    $2,502
                                                                      ======

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


9. SHORT-TERM AND LONG-TERM DEBT (continued)

  At December 31, 2000, the Company had $4,332 million in lines of credit from numerous financial institutions, all of which were unused. These lines of credit generally have terms ranging from one to five years.

  The Company issues commercial paper primarily to manage operating cash flows and existing commitments, meet working capital needs and take advantage of current investment opportunities. A portion of commercial paper borrowings are supported by $3,500 million of the Company's existing lines of credit. At December 31, 2000 and 1999, the weighted average maturity of commercial paper outstanding was 25 and 23 days, respectively.

  Interest expense for short-term and long-term debt was $1,056 million, $863 million and $917 million, for the years ended December 31, 2000, 1999 and 1998, respectively. Securities business related interest expense of $456 million, $312 million and $369 million in 2000, 1999 and 1998, respectively, is included in "Net investment income."

10. EMPLOYEE BENEFIT PLANS

 Pension and Other Postretirement Plans

  The Company has funded non-contributory defined benefit pension plans which cover substantially all of its employees. The Company also has several non-funded non-contributory defined benefit plans covering certain executives. Benefits are generally based on career average earnings and credited length of service. The Company's funding policy is to contribute annually an amount necessary to satisfy the Internal Revenue Code contribution guidelines.

  The Company provides certain life insurance and healthcare benefits ("Other postretirement benefits") for its retired employees, their beneficiaries and covered dependents. The healthcare plan is contributory; the life insurance plan is non-contributory.

  Substantially all of the Company's employees may become eligible to receive benefits if they retire after age 55 with at least 10 years of service or under certain circumstances after age 50 with at least 20 years of continuous service. These benefits are funded as considered necessary by Company management.

  The Company has elected to amortize its transition obligation for other postretirement benefits over 20 years.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


10. EMPLOYEE BENEFIT PLANS (continued)

  Prepaid and accrued benefits costs are included in "Other assets" and "Other liabilities," respectively, in the Company's Consolidated Statements of Financial Position. The status of these plans as of September 30, adjusted for fourth-quarter activity, is summarized below:

                                        Pension                Other
                                       Benefits       Postretirement Benefits
                                    ----------------  ------------------------
                                     2000     1999       2000         1999
                                    -------  -------  -----------  -----------
                                                 (In Millions)
   Change in benefit obligation:
   Benefit obligation at the
    beginning of period...........  $(5,430) $(6,309) $    (1,941) $    (2,213)
   Service cost...................     (140)    (193)         (29)         (39)
   Interest cost..................     (427)    (410)        (151)        (141)
   Plan participants'
    contributions.................      --       --            (7)          (6)
   Amendments.....................      112       (2)         221           (2)
   Actuarial gains (losses).......       34      974         (262)         312
   Contractual termination
    benefits......................      (17)     (53)         --           --
   Special termination benefits...      --       (51)         --            (2)
   Curtailment....................      --       206          --            43
   Benefits paid..................      407      408          172          108
   Foreign currency changes.......      --       --             1           (1)
                                    -------  -------  -----------  -----------
   Benefit obligation at end of
    period........................  $(5,461) $(5,430) $    (1,996) $    (1,941)
                                    =======  =======  ===========  ===========
   Change in plan assets:
   Fair value of plan assets at
    beginning of period...........  $ 9,468  $ 8,427  $     1,548  $     1,422
   Actual return on plan assets...    1,270    1,442          170          213
   Transfer to third party........      --       (14)         --           --
   Employer contributions.........       25       21            7           15
   Plan participants'
    contributions.................      --       --             7            6
   Benefits paid..................     (407)    (408)        (172)        (108)
                                    -------  -------  -----------  -----------
   Fair value of plan assets at
    end of period.................  $10,356  $ 9,468  $     1,560  $     1,548
                                    =======  =======  ===========  ===========
   Funded status:
   Funded status at end of
    period........................  $ 4,895  $ 4,038  $      (436) $      (393)
   Unrecognized transition (asset)
    liability.....................     (342)    (448)         207          462
   Unrecognized prior service
    costs.........................       65      225            1            2
   Unrecognized actuarial net
    (gain)........................   (2,956)  (2,514)        (498)        (746)
   Effects of fourth quarter
    activity......................        9       (3)           2          --
                                    -------  -------  -----------  -----------
   Net amount recognized..........  $ 1,671  $ 1,298  $      (724) $      (675)
                                    =======  =======  ===========  ===========
   Amounts recognized in the
    Statements of Financial
    Position consist of:
   Prepaid benefit cost...........  $ 2,022  $ 1,601  $       --   $       --
   Accrued benefit liability......     (382)    (316)        (724)        (675)
   Intangible asset...............        7        6          --           --
   Accumulated other comprehensive
    income........................       24        7          --           --
                                    -------  -------  -----------  -----------
   Net amount recognized..........  $ 1,671  $ 1,298  $      (724) $      (675)
                                    =======  =======  ===========  ===========

  The projected benefit obligations, accumulated benefit obligations and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $464 million, $384 million and $1 million, respectively, as of September 30, 2000 and $401 million, $309 million and $0 million, respectively, as of September 30, 1999.

  Pension plan assets consist primarily of equity securities, bonds, real estate and short-term investments, of which $7,381 million and $6,534 million are included in Separate Account assets and liabilities at September 30, 2000 and 1999, respectively.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements

10. EMPLOYEE BENEFIT PLANS (continued)

  The benefit obligation for pensions decreased by a net $112 million in the year 2000 for the effect of a Cost of Living Adjustment ("COLA") and the introduction of the cash balance formula of ($134) million and $246 million, respectively. The COLA was effective as of July 1, 2000 and increased benefits, subject to a maximum, to retirees based upon their year of retirement. The introduction of the cash balance formula was a feature of the substantive plan as of the measurement date and is effective January 1, 2001 for new employees and January 1, 2002 for existing employees. Amendments to the pension plan that increase plan benefits are deferred as unrecognized prior service cost and amortized over the average future service period of active employees at the date of the amendment. Amendments to the pension plan that decrease plan benefits reduce unrecognized prior service and, to the extent of any excess, are amortized over the average future service period of active employees at the date of the amendment.

  Other postretirement plan assets consist of group and individual life insurance policies, group life and health contracts, common stocks, corporate debt securities, U.S. government securities and short-term investments. During 1999, the assets of group life and health contracts were transferred into common stocks, debt securities and short-term investments. Plan assets include $463 million and $434 million of Company insurance policies and contracts at September 30, 2000 and 1999, respectively.

  The benefit obligation for other postretirement benefits decreased by $221 million in the year 2000 for changes in the substantive plan made to medical, dental and life benefits for individuals retiring on or after January 1, 2001. The significant cost reduction features relate to the medical and life benefits. The Company adopted a cap that limits its long-term cost commitment to retiree medical coverage. The cap is defined as two times the estimated Company contribution toward the cost of coverage per retiree in 2000. The new life insurance plan provides a reduced benefit of $10,000 of life insurance to retirees. Amendments to postretirement plans that decrease plan benefits are recorded as a reduction in the transition obligation and, therefore, are amortized over the remaining amortization period of the transition obligation. Amendments to postretirement plans that increase the postretirement obligations are deferred as unrecognized prior service cost and amortized over the average remaining years to full eligibility for benefits of active plan participants at the date of the amendment.

  The pension benefits were amended during the time period presented to provide contractual termination benefits to certain plan participants whose employment had been terminated. Costs related to these amendments are reflected in contractual termination benefits in the table below.

  Net periodic benefit cost included in "General and administrative expenses" in the Company's Consolidated Statements of Operations for the years ended December 31, includes the following components:

                                                               Other
                                 Pension Benefits     Postretirement Benefits
                                 -------------------  -------------------------
                                 2000   1999   1998    2000     1999     1998
                                 -----  -----  -----  -------  -------  -------
                                               (In Millions)
   Components of net periodic
    benefits costs:
   Service cost................  $ 140  $ 193  $ 159  $    29  $    39  $    35
   Interest cost...............    427    410    397      150      141      142
   Expected return on plan
    assets.....................   (799)  (724)  (674)    (133)    (121)    (119)
   Amortization of transition
    amount.....................   (106)  (106)  (106)      36       47       47
   Amortization of prior
    service cost...............     47     45     45      --       --       --
   Amortization of actuarial
    net (gain) loss............    (77)     4      1      (24)     (10)    (13)
   Special termination
    benefits...................    --      51    --       --         2      --
   Curtailment (gain) loss.....    --    (122)     5      --       108      --
   Contractual termination
    benefits...................      6     48     14      --       --       --
                                 -----  -----  -----  -------  -------  -------
    Subtotal...................   (362)  (201)  (159)      58      206       92
   Less amounts related to
    discontinued operations....    --      84     25      --      (130)     (34)
                                 -----  -----  -----  -------  -------  -------
   Net periodic (benefit)
    cost.......................  $(362) $(117) $(134) $    58  $    76  $    58
                                 =====  =====  =====  =======  =======  =======

  Discontinued operations amounts for 1998 were included in loss from healthcare operations. The 1999 amounts were included in loss on disposal of healthcare operations. See Note 3 for a discussion of the disposal

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


10. EMPLOYEE BENEFIT PLANS (continued)

of the Company's healthcare business. Discontinued operations for pension benefits in 1999 includes $122 million of curtailment gains and $51 million of special termination benefit costs. Discontinued operations for postretirement benefits in 1999 includes $108 million of curtailment losses and $2 million of special termination benefit costs.

  The assumptions at September 30, used by the Company to calculate the benefit obligations as of that date and to determine the benefit cost in the subsequent year are as follows:


                             Pension Benefits    Other Postretirement Benefits
                             ----------------- ----------------------------------
                             2000  1999  1998     2000       1999        1998
                             ----- ----- ----- ---------- ----------- -----------
   Weighted-average
    assumptions:
   Discount rate (beginning
    of period).............  7.75% 6.50% 7.25%      7.75%       6.50%       7.25%
   Discount rate (end of
    period)................  7.75% 7.75% 6.50%      7.75%       7.75%       6.50%
   Rate of increase in
    compensation levels
    (beginning of period)..  4.50% 4.50% 4.50%      4.50%       4.50%       4.50%
   Rate of increase in
    compensation levels
    (end of period)........  4.50% 4.50% 4.50%      4.50%       4.50%       4.50%
   Expected return on plan
    assets.................  9.50% 9.50% 9.50%      9.00%       9.00%       9.00%
   Health care cost trend
    rates..................    --    --    --  7.10-9.50% 7.50-10.30% 7.80-11.00%
   Ultimate health care
    cost trend rate after
    gradual decrease until
    2006...................    --    --    --       5.00%       5.00%       5.00%

  Assumed healthcare cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage point increase and decrease in assumed health care cost trend rates would have the following effects:

                                                                  Other
                                                         Postretirement Benefits
                                                         -----------------------
                                                                  2000
                                                         -----------------------
                                                              (In Millions)
   One percentage point increase
   Increase in total service and interest costs.........          $ 11
   Increase in postretirement benefit obligation........           140

   One percentage point decrease
   Decrease in total service and interest costs.........          $ 10
   Decrease in postretirement benefit obligation........           123

 Postemployment Benefits

  The Company accrues postemployment benefits primarily for life and health benefits provided to former or inactive employees who are not retirees. The net accumulated liability for these benefits at December 31, 2000 and 1999 was $152 million and $157 million, respectively, and is included in "Other liabilities."

 Other Employee Benefits

  The Company sponsors voluntary savings plans for employees (401(k) plans). The plans provide for salary reduction contributions by employees and matching contributions by the Company of up to 3% of annual salary. The matching contributions by the Company included in "General and administrative expenses" are as follows:

                                                      401(k) Company Match
                                                      ------------------------
                                                       2000    1999     1998
                                                      ------  ------   -------
                                                         (In Millions)
   Company match....................................     $62     $60   $    54
   Less amounts related to discontinued operations..      --      (8)      (14)
                                                      ------  ------   -------
   401(k) Company match included in general and
    administrative expenses.........................     $62     $52   $    40
                                                      ======  ======   =======

  Discontinued operations amounts for 1998 were included in loss from healthcare operations. The 1999 amount was included in loss on disposal of healthcare operations.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


11. INCOME TAXES

  The components of income tax expense for the years ended December 31, were as follows:

                                                           2000   1999    1998
                                                           ----  ------  ------
                                                              (In Millions)
   Current tax expense (benefit):
    U.S..................................................  $362  $  614  $  883
    State and local......................................    31      84      54
    Foreign..............................................    41      (8)    148
                                                           ----  ------  ------
    Total................................................   434     690   1,085
   Deferred tax expense (benefit):
    U.S..................................................   (86)    206     (93)
    State and local......................................   (37)     44      (6)
    Foreign..............................................    95     102     (16)
                                                           ----  ------  ------
    Total................................................   (28)    352    (115)
                                                           ----  ------  ------
   Total income tax expense..............................  $406  $1,042  $  970
                                                           ====  ======  ======

  The Company's actual income tax expense for the years ended December 31, differs from the expected amount computed by applying the statutory federal income tax rate of 35% to income from continuing operations before income taxes for the following reasons:

                                                             2000   1999   1998
                                                             ----  ------  ----
                                                              (In Millions)
   Expected federal income tax expense.....................  $254  $  789  $909
   Equity tax..............................................   100     190    75
   Non-deductible expenses.................................    61      33    15
   Non-taxable investment income...........................   (42)    (78)  (62)
   State and local income taxes............................    (4)     83    31
   Other...................................................    37      25     2
                                                             ----  ------  ----
    Total income tax expense...............................  $406  $1,042  $970
                                                             ====  ======  ====

  Deferred tax assets and liabilities at December 31, resulted from the items listed in the following table:

                                                                  2000    1999
                                                                 ------  ------
                                                                 (In Millions)
   Deferred tax assets
    Insurance reserves.........................................  $1,371  $1,582
    Net operating loss carryforwards...........................     353     280
    Policyholder dividends.....................................     297     277
    Litigation related reserves................................      32      61
    Other......................................................     121      32
                                                                 ------  ------
    Deferred tax assets before valuation allowance.............   2,174   2,232
    Valuation allowance........................................     (38)    (24)
                                                                 ------  ------
    Deferred tax assets after valuation allowance..............   2,136   2,208
                                                                 ------  ------
   Deferred tax liabilities
    Deferred policy acquisition cost...........................   1,858   1,942
    Net unrealized investment gains (losses)...................     273    (497)
    Investments................................................     129     307
    Depreciation...............................................      71      59
                                                                 ------  ------
    Deferred tax liabilities...................................   2,331   1,811
                                                                 ------  ------
   Net deferred tax asset (liability)..........................  $ (195) $  397
                                                                 ======  ======

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


11. INCOME TAXES (continued)

  Management believes that based on its historical pattern of taxable income, the Company will produce sufficient income in the future to realize its deferred tax asset after valuation allowance. A valuation allowance has been recorded primarily related to tax benefits associated with foreign operations and state and local deferred tax assets. Adjustments to the valuation allowance will be made if there is a change in management's assessment of the amount of the deferred tax asset that is realizable. At December 31, 2000 and 1999, respectively, the Company had federal life net operating loss carryforwards of $848 million and $660 million, which expire in 2012. At December 31, 2000 and 1999, respectively, the Company had state operating loss carryforwards for tax purposes approximating $509 million and $570 million, which expire between 2001 and 2020.

  Deferred taxes are not provided on the undistributed earnings of foreign subsidiaries (considered to be permanent investments), which at December 31, 2000 were $743 million. Determining the tax liability that would arise if these earnings were remitted is not practicable.

  The Internal Revenue Service (the "Service") has completed all examinations of the consolidated federal income tax returns through 1992. The Service has examined the years 1993 through 1995. Discussions are being held with the Service with respect to proposed adjustments. Management, however, believes there are adequate defenses against, or sufficient reserves to provide for such adjustments. The Service has begun its examination of 1996.

12. STATUTORY NET INCOME AND SURPLUS

  Accounting practices used to prepare statutory financial statements for regulatory purposes differ in certain instances from GAAP. The following tables reconcile the Company's statutory net income and surplus determined in accordance with accounting practices prescribed or permitted by the New Jersey Department of Banking and Insurance, to net income and equity determined using
GAAP:

                                                         2000    1999    1998
                                                        ------  ------  -------
                                                            (In Millions)
   Statutory net income...............................  $  149  $  333  $ 1,247
   Adjustments to reconcile to net income on a GAAP
    basis:
    Insurance revenues and expenses...................     525     136     (117)
    Income taxes......................................     (47)    436      128
    Valuation of investments..........................    (135)    (27)    (143)
    Realized investment gains (losses)................    (494)     73    1,162
    Litigation and other reserves.....................     --     (102)  (1,150)
    Discontinued operations and other, net............     400     (36)     (21)
                                                        ------  ------  -------
   GAAP net income....................................  $  398  $  813  $ 1,106
                                                        ======  ======  =======

                                                              2000     1999
                                                             -------  -------
                                                              (In Millions)
   Statutory surplus.......................................  $ 8,640  $ 9,249
   Adjustments to reconcile to equity on a GAAP basis:
    Deferred policy acquisition costs......................    6,989    7,295
    Valuation of investments...............................    4,968    2,909
    Future policy benefits and policyholder account
     balances..............................................     (952)  (1,544)
    Non-admitted assets....................................    2,693    2,069
    Income taxes...........................................     (136)     522
    Surplus notes..........................................     (988)    (987)
    Discontinued operations and other, net.................     (606)    (222)
                                                             -------  -------
   GAAP equity.............................................  $20,608  $19,291
                                                             =======  =======

  The New York State Insurance Department recognizes only statutory accounting for determining and reporting the financial condition of an insurance company, for determining its solvency under the New York Insurance Law and for determining whether its financial condition warrants the payment of a dividend to its policyholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with GAAP in making such determinations.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


12. STATUTORY NET INCOME AND SURPLUS (continued)

  In March 1998, the National Association of Insurance Commissioners ("NAIC") adopted the Codification of Statutory Accounting Principles guidance ("Codification"), which replaces the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting as of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in certain areas. The Company has adopted the Codification guidance effective January 1, 2001, except the guidance related to pension and post-employment benefits which was adopted January 1, 2000. The Company has estimated the potential effect of the Codification guidance to have a favorable impact of at least $1 billion on the Company's surplus position, primarily as the result of the recognition of deferred tax assets.

13. OPERATING LEASES

  The Company occupies leased office space in many locations under various long-term leases and has entered into numerous leases covering the long-term use of computers and other equipment. At December 31, 2000, future minimum lease payments under non-cancelable operating leases are as follows:

                                                                   (In Millions)
   2001...........................................................    $   319
   2002...........................................................        269
   2003...........................................................        227
   2004...........................................................        190
   2005...........................................................        178
   Remaining years after 2005.....................................        897
                                                                      -------
   Total..........................................................    $ 2,080
                                                                      =======

  Rental expense incurred for the years ended December 31, 2000, 1999 and 1998 was $498 million, $456 million and $424 million, respectively, excluding expenses relating to the Company's healthcare business.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair values presented below have been determined by using available market information and by applying valuation methodologies. Considerable judgment is applied in interpreting data to develop the estimates of fair value. Estimated fair values may not be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair values. The following methods and assumptions were used in calculating the estimated fair values (for all other financial instruments presented in the table, the carrying values approximate estimated fair values).

 Fixed maturities and Equity securities

  Estimated fair values for fixed maturities and equity securities, other than private placement securities, are based on quoted market prices or estimates from independent pricing services. Generally, fair values for private placement fixed maturities are estimated using a discounted cash flow model which considers the current market spreads between the U.S. Treasury yield curve and corporate bond yield curve, adjusted for the type of issue, its current credit quality and its remaining average life. The fair value of certain non-performing private placement fixed maturities is based on amounts estimated by management.

 Mortgage loans on real estate

  The estimated fair value of mortgage loans on real estate is primarily based upon the present value of the expected future cash flows discounted at the appropriate U.S. Treasury rate, adjusted for the current market spread for similar quality mortgages.

 Policy loans

  The estimated fair value of policy loans is calculated using a discounted cash flow model based upon current U.S. Treasury rates and historical loan repayment patterns.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


14. FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

 Investment contracts

  For guaranteed investment contracts, income annuities, and other similar contracts without life contingencies, estimated fair values are derived using discounted projected cash flows, based on interest rates being offered for similar contracts with maturities consistent with those of the contracts being valued. For individual deferred annuities and other deposit liabilities, fair value approximates carrying value.

 Debt

  The estimated fair value of short-term and long-term debt is derived by using discount rates based on the borrowing rates currently available to the Company for debt with similar terms and remaining maturities.

  The following table discloses the carrying amounts and estimated fair values of the Company's financial instruments at December 31,

                                               2000                1999
                                        ------------------- -------------------
                                        Carrying Estimated  Carrying Estimated
                                         Amount  Fair Value  Amount  Fair Value
                                        -------- ---------- -------- ----------
                                                     (In Millions)
   FINANCIAL ASSETS:
   Other than trading:
   Fixed maturities:
    Available for sale................  $83,827   $83,827   $79,130   $79,130
    Held to maturity..................   12,448    12,615    14,237    14,112
   Equity securities..................    2,317     2,317     3,264     3,264
   Mortgage loans on real estate......   15,919    15,308    16,268    15,826
   Policy loans.......................    8,046     8,659     7,590     7,462
   Short-term investments.............    5,029     5,029     2,773     2,773
   Mortgage securitization inventory..    1,448     1,448       803       803
   Cash and cash equivalents..........    7,676     7,676     6,427     6,427
   Restricted cash and securities.....    2,196     2,196     4,082     4,082
   Separate account assets............   82,217    82,217    82,131    82,131

   Trading:
   Trading account assets.............  $ 7,217   $ 7,217   $ 9,741   $ 9,741
   Broker-dealer related receivables..   11,860    11,860    11,346    11,346
   Securities purchased under
    agreements to resell..............    5,395     5,395    13,944    13,944
   Cash collateral for borrowed
    securities........................    3,858     3,858     7,124     7,124

   FINANCIAL LIABILITIES:
   Other than trading:
   Investment contracts...............  $25,033   $25,359   $25,206   $25,394
   Securities sold under agreements to
    repurchase........................    7,162     7,162     4,260     4,260
   Cash collateral for loaned
    securities........................    4,762     4,762     2,582     2,582
   Short-term and long-term debt......   13,633    13,800    16,371    16,563
   Securities sold but not yet
    purchased.........................      157       157       --        --
   Separate account liabilities.......   82,217    82,217    82,131    82,131

   Trading:
   Broker-dealer related payables.....  $ 5,965   $ 5,965   $ 5,839   $ 5,839
   Securities sold under agreements to
    repurchase........................    7,848     7,848    20,338    20,338
   Cash collateral for loaned
    securities........................    6,291     6,291     8,193     8,193
   Securities sold but not yet
    purchased.........................    4,802     4,802     6,968     6,968

15. DERIVATIVE AND OFF-BALANCE SHEET CREDIT-RELATED INSTRUMENTS

  A derivative is a financial instrument whose price, performance or cash flow is based upon the actual or expected price, level, performance, value or cash flow of some external benchmark, such as interest rates, foreign exchange rates, securities, commodities, or various financial indices. Derivative financial instruments can be exchange-traded or contracted in the over-the-counter market and include swaps, futures, forwards and options contracts.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


15. DERIVATIVE AND OFF-BALANCE SHEET CREDIT-RELATED INSTRUMENTS (continued)

 Interest Rate Swaps

  The Company uses interest rate swaps to reduce market risk from changes in interest rates, to manage interest rate exposures arising from mismatches between assets and liabilities (including duration mismatches) and to hedge against changes in the value of assets it anticipates acquiring and other anticipated transactions and commitments. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. Generally, no cash is exchanged at the outset of the contract and no principal payments are made by either party. Cash is paid or received based on the terms of the swap. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by one counterparty at each due date. The fair value of swap agreements is estimated based on proprietary pricing models or market quotes.

  If swap agreements meet the criteria for hedge accounting, net interest receipts or payments are accrued and recognized over the life of the swap agreements as an adjustment to interest income or expense of the hedged item. Any unrealized gains or losses are not recognized until the hedged item is sold or matures. Gains or losses on early termination of interest rate swaps are deferred and amortized over the remaining period originally covered by the swaps. If the criteria for hedge accounting are not met, the swap agreements are accounted for at fair value with changes in fair value reported in current period earnings.

 Futures and Options

  The Company uses exchange-traded Treasury futures and options to reduce market risks from changes in interest rates, to alter mismatches between the duration of assets in a portfolio and the duration of liabilities supported by those assets, and to hedge against changes in the value of securities it owns or anticipates acquiring or selling. In exchange-traded futures transactions, the Company agrees to purchase or sell a specified number of contracts, the value of which are determined by the value of designated classes of Treasury securities, and to post variation margin on a daily basis in an amount equal to the difference in the daily market values of those contracts. The Company enters into exchange-traded futures and options with regulated futures commissions merchants who are members of a trading exchange. The fair value of those futures and options is based on market quotes.

  Treasury futures typically are used to hedge duration mismatches between assets and liabilities by replicating Treasury performance. Treasury futures move substantially in value as interest rates change and can be used to either modify or hedge existing interest rate risk. This strategy protects against the risk that cash flow requirements may necessitate liquidation of investments at unfavorable prices resulting from increases in interest rates. This strategy can be a more cost effective way of temporarily reducing the Company's exposure to a market decline than selling fixed income securities and purchasing a similar portfolio when such a decline is believed to be over.

  When the Company anticipates a significant decline in the stock market that will correspondingly affect its diversified portfolio, it may purchase put index options where the basket of securities in the index is appropriate to provide a hedge against a decrease in the value of the Company's equity portfolio or a portion thereof. This strategy effects an orderly sale of hedged securities. When the Company has large cash flows which it has allocated for investment in equity securities, it may purchase call index options as a temporary hedge against an increase in the price of the securities it intends to purchase. This hedge is intended to permit such investment transactions to be executed with less adverse market impact.

  If exchange-traded financial futures and options meet hedge accounting criteria, changes in their fair value are deferred and recognized as an adjustment to the carrying value of the hedged item. Deferred gains or losses from the hedges for interest-bearing financial instruments are amortized as a yield adjustment over the remaining lives of the hedged item. Financial futures that do not qualify as hedges are carried at fair value with changes in value reported in current earnings. The gains and losses associated with anticipatory transactions are not material.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


15. DERIVATIVE AND OFF-BALANCE SHEET CREDIT-RELATED INSTRUMENTS (continued)

 Currency Derivatives

  The Company uses currency derivatives, including exchange-traded currency futures and options, currency forwards and currency swaps, to reduce market risks from changes in currency exchange rates with respect to investments denominated in foreign currencies that the Company either holds or intends to acquire or sell.

  Under exchange-traded currency futures and options, the Company agrees to purchase or sell a specified number of contracts and to post variation margin on a daily basis in an amount equal to the difference in the daily market values of those contracts. The Company enters into exchange-traded currency futures and options with regulated futures commissions merchants who are members of a trading exchange.

  Under currency forwards, the Company agrees with other parties upon delivery of a specified amount of an identified currency at a specified future date. Typically, the price is agreed upon at the time of the contract and payment for such a contract is made at the specified future date.

  Under currency swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between one currency and another at a forward exchange rate and calculated by reference to an agreed principal amount. Generally, the principal amount of each currency is exchanged at the beginning and termination of the currency swap by each party. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by one counterparty for payments made in the same currency at each due date.

  If currency derivatives are effective as hedges of foreign currency translation and transaction exposures, gains or losses are recorded in a manner similar to the hedged item. If currency derivatives do not meet hedge accounting criteria, gains or losses from those derivatives are recognized in current earnings.


 Forwards

  The Company uses forwards to manage market risks relating to interest rates and commodities and trades in mortgage-backed securities forward contracts. The latter activity has been exited in connection with the restructuring of Prudential Securities Group's capital markets activities as discussed in Note
4. Typically, the price is agreed upon at the time of the contract and payment for such a contract is made at the specified future date.

  If the forwards qualify for hedge accounting treatment, gains or losses are recorded in a manner similar to the hedged items. If forwards do not meet hedge accounting criteria, gains or losses from those forwards are recognized in current period earnings.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


15. DERIVATIVE AND OFF-BALANCE SHEET CREDIT-RELATED INSTRUMENTS (continued)

  The tables below summarize the Company's outstanding positions by derivative instrument types as of December 31, 2000 and 1999. The amounts presented are classified as either trading or other than trading, based on management's intent at the time of contract inception and throughout the life of the contract. The table includes the estimated fair values of outstanding derivative positions only and does not include the changes in fair values of associated financial and non-financial assets and liabilities, which generally offset derivative notional amounts. The fair value amounts presented also do not reflect the netting of amounts pursuant to right of setoff, qualifying master netting agreements with counterparties or collateral arrangements.

                       Derivative Financial Instruments
                               December 31, 2000

                               Trading                 Other than Trading                   Total
                         ------------------- --------------------------------------- -------------------
                                                                      Non-Hedge
                                              Hedge Accounting       Accounting
                                             ------------------- -------------------
                                  Estimated           Estimated           Estimated           Estimated
                         Notional Fair Value Notional Fair Value Notional Fair Value Notional Fair Value
                         -------- ---------- -------- ---------- -------- ---------- -------- ----------
                                                          (In Millions)
Swap Instruments
Interest rate
 Asset.................. $ 9,693     $352      $--       $--      $1,908     $ 57    $11,601    $  409
 Liability..............  10,521      370       --        --       2,126       81     12,647       451
Currency
 Asset..................       7      --        --        --         383       31        390        31
 Liability..............      30       34       --        --         302       20        332        54
Equity and commodity
 Asset..................      55       14       --        --          46       17        101        31
 Liability..............      55       12       --        --         --       --          55        12
Forward contracts
Interest rate
 Asset..................   3,469       33       --        --         --       --       3,469        33
 Liability..............   3,319       33       --        --         --       --       3,319        33
Currency
 Asset..................   6,044      185       472         9      2,319       29      8,835       223
 Liability..............   5,897      195       429         9         27       79      6,353       283
Equity and commodity
 Asset..................   2,091       75       --        --         --       --       2,091        75
 Liability..............   1,923       75       --        --         --       --       1,923        75
Futures contracts
Interest rate
 Asset..................  11,582       14       --        --       2,410       55     13,992        69
 Liability..............   6,513       29       --        --       1,468       21      7,981        50
Equity and commodity
 Asset..................     782       27       --        --         --       --         782        27
 Liability..............   1,324       36       --        --         --       --       1,324        36
Option contracts
Interest rate
 Asset..................   4,141       48       --        --         --       --       4,141        48
 Liability..............   4,273       29       --        --         --       --       4,273        29
Currency
 Asset..................   1,108       27       --        --         --       --       1,108        27
 Liability..............   1,174       26       --        --         --       --       1,174        26
Equity and commodity
 Asset..................     175        3       --        --         --       --         175         3
 Liability..............     126        1       --        --         --       --         126         1
                         -------     ----      ----      ----     ------     ----    -------    ------
Total Derivatives:
 Assets................. $39,147     $778      $472      $  9     $7,066     $189    $46,685    $  976
                         =======     ====      ====      ====     ======     ====    =======    ======
 Liabilities............ $35,155     $840      $429      $  9     $3,923     $201    $39,507    $1,050
                         =======     ====      ====      ====     ======     ====    =======    ======

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                   Notes to Consolidated Financial Statements


15. DERIVATIVE AND OFF-BALANCE SHEET CREDIT-RELATED INSTRUMENTS (continued)

                        Derivative Financial Instruments
                               December 31, 1999

                              Trading                Other than Trading                 Total
                         ------------------ ------------------------------------- ------------------
                                                                   Non-Hedge
                                             Hedge Accounting      Accounting
                                            ------------------ ------------------
                                  Estimated          Estimated          Estimated          Estimated
                                    Fair               Fair               Fair               Fair
                         Notional   Value   Notional   Value   Notional   Value   Notional   Value
                         -------- --------- -------- --------- -------- --------- -------- ---------
                                                        (In Millions)
Swap Instruments
Interest rate
 Asset.................. $ 7,116    $151     $  --     $ --     $2,185    $146    $ 9,301    $297
 Liability..............   6,490     137        --       --      1,261      32      7,751     169
Currency
 Asset..................      24      45        343       30       --      --         367      75
 Liability..............      77      51        369       33       --      --         446      84
Equity and commodity
 Asset..................       8       9        --       --         47      13         55      22
 Liability..............       8       5        --       --        --      --           8       5
Forward contracts
Interest rate
 Asset..................  14,837     105        --       --        --      --      14,837     105
 Liability..............  12,459      84        --       --        --      --      12,459      84
Currency
 Asset..................  11,181     275         54        2     1,182      16     12,417     293
 Liability..............  10,377     247        841       16     1,347      21     12,565     284
Equity and commodity
 Asset..................   1,664      68        --       --        --      --       1,664      68
 Liability..............   1,592      60        --       --        --      --       1,592      60
Futures contracts
Interest rate
 Asset..................   2,374       2        --       --        800      14      3,174      16
 Liability..............   3,017       3        --       --      3,696      44      6,713      47
Equity and commodity
 Asset..................   2,283      44        --       --         71       4      2,354      48
 Liability..............     837      57        --       --         12      11        849      68
Option contracts
Interest rate
 Asset..................   3,725      22        --       --        --      --       3,725      22
 Liability..............   2,185      11        --       --         13     --       2,198      11
Currency
 Asset..................     613       5        --       --         10     --         623       5
 Liability..............   4,439       5        --       --         10     --       4,449       5
Equity and commodity
 Asset..................     340       6        --       --        --      --         340       6
 Liability..............     366       3        --       --        --      --         366       3
                         -------    ----     ------    -----    ------    ----    -------    ----
Total Derivatives:
 Assets................. $44,165    $732     $  397    $  32    $4,295    $193    $48,857    $957
                         =======    ====     ======    =====    ======    ====    =======    ====
 Liabilities............ $41,847    $663     $1,210    $  49    $6,339    $108    $49,396    $820
                         =======    ====     ======    =====    ======    ====    =======    ====

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


15. DERIVATIVE AND OFF-BALANCE SHEET CREDIT-RELATED INSTRUMENTS (continued)

  The following table discloses net trading revenues by derivative instrument types for the years ended December 31,

                                                            2000   1999   1998
                                                            -----  -----  -----
                                                              (In Millions)
   Swaps................................................... $ (17) $  16  $ (13)
   Forwards................................................    51     53     67
   Futures.................................................   (85)    80     (5)
   Options.................................................    (1)   (14)   --
                                                            -----  -----  -----
   Net trading revenues.................................... $ (52) $ 135  $  49
                                                            =====  =====  =====

  Average fair values for trading derivatives in an asset position during the years ended December 31, 2000 and 1999 were $579 million and $789 million, respectively, and for derivatives in a liability position were $630 million and $766 million, respectively. The average fair values do not reflect the netting of amounts pursuant to the right of offset or qualifying master netting agreements. Of those derivatives held for trading purposes at December 31, 2000, 72% of the notional amount consisted of interest rate derivatives, 20% consisted of foreign currency derivatives and 8% consisted of equity and commodity derivatives. Of those derivatives held for purposes other than trading at December 31, 2000, 66% of the notional amount consisted of interest rate derivatives, 33% consisted of foreign currency derivatives, and 1% consisted of equity and commodity derivatives.

 Credit Risk

  The Company is exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments. Generally, the current credit exposure of the Company's derivative contracts is limited to the fair value at the reporting date. The credit exposure of the Company's swaps transactions is represented by the fair value (market value) of contracts with a positive fair value (market value) at the reporting date. Because exchange-traded futures and options are effected through regulated exchanges, and positions are marked to market on a daily basis, the Company has little exposure to credit-related losses in the event of nonperformance by counterparties to such financial instruments. The credit exposure of exchange-traded instruments is represented by the negative change, if any, in the fair value (market value) of contracts from the fair value (market value) at the reporting date. The credit exposure of currency forwards is represented by the difference, if any, between the exchange rate specified in the contract and the exchange rate for the same currency at the reporting date.

  The Company manages credit risk by entering into transactions with creditworthy counterparties and obtaining collateral where appropriate and customary. The Company also attempts to minimize its exposure to credit risk through the use of various credit monitoring techniques. At December 31, 2000 and 1999, approximately 96% and 81%, respectively, of the net credit exposure for the Company from derivative contracts was with investment-grade counterparties. In addition, the Company enters into over-the-counter swaps pursuant to master agreements that provide for a single net payment to be made by one counterparty to another at each due date and upon termination. Likewise, the Company effects exchange-traded futures and options through regulated exchanges and positions are marked to market on a daily basis. These additional controls further reduce the Company's credit risk to derivatives counterparties. Internal controls are in place to ensure that derivative transactions are conducted in accordance with Company policy and guidelines. Those controls include limits, segregation of function and periodic management review, including quarterly review of General Account exposures by the Investment Committee of the Board of Directors, as well as daily monitoring for compliance with authorization and operating guidelines.

 Off-Balance-Sheet Credit-Related Instruments

  During the normal course of its business, the Company utilizes financial instruments with off-balance-sheet credit risk such as commitments, financial guarantees, loans sold with recourse and letters of credit. Commitments include commitments to purchase and sell mortgage loans, the underfunded portion of commitments to fund investments in private placement securities and unused credit card and home equity lines.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


15. DERIVATIVE AND OFF-BALANCE SHEET CREDIT-RELATED INSTRUMENTS (continued)

  In connection with the Company's consumer banking business, loan commitment for credit cards and home equity lines of credit and other lines of credit include agreements to lend up to specified limits to customers. It is anticipated that commitment amounts will only be partially drawn down based on overall customer usage patterns, and, therefore, do not necessarily represent future cash requirements. The Company evaluates each credit decision on such commitments at least annually and has the ability to cancel or suspend such lines at its option. The total available lines of credit card, home equity and other commitments were $1.6 billion, of which $0.8 billion remains available at December 31, 2000.

  Also, the Company enters into agreements with mortgage originators and others to provide financing on both a secured and an unsecured basis. Aggregate financing commitments on a secured basis, for periods of less than one year, approximate $3.3 billion, of which $1.8 billion remains available at December 31, 2000. Unsecured commitments approximate $0.1 billion, substantially all of which remains available at December 3l, 2000. This activity is being exited in conjunction with the restructuring of Prudential Securities capital markets activities, as discussed in Note 4.

  Other commitments primarily include commitments to purchase and sell mortgage loans and the unfunded portion of commitments to fund investments in private placement securities. These mortgage loans and private commitments were $2.0 billion, of which $0.9 billion remain available at December 31, 2000. Additionally, mortgage loans sold with recourse were $0.1 billion at December 31, 2000.

  The Company also provides financial guarantees incidental to other transactions and letters of credit that guarantee the performance of customers to third parties. These credit-related financial instruments have off-balance sheet credit risk because only their origination fees, if any, and accruals for probable losses, if any, are recognized until the obligation under the instrument is fulfilled or expires. These instruments can extend for several years and expirations are not concentrated in any period. The Company seeks to control credit risk associated with these instruments by limiting credit, maintaining collateral where customary and appropriate and performing other monitoring procedures. At December 31, 2000 financial guarantees and letters of credit issued by the Company were $0.8 billion.

16. SEGMENT INFORMATION

  The Company has organized its principal operations into Financial Services Businesses and a Traditional Participating Products segment. Within the Financial Services Businesses, the Company operates through four divisions which, together, encompass ten reportable segments. The four operating divisions within the Financial Services Businesses are: U.S. Consumer, Employee Benefits, International and Asset Management. The segments within the Financial Services Businesses as well as the Traditional Participating Products segment correspond to businesses for which discrete financial information is available and reviewed by management. Businesses that are not sufficiently material to warrant separate disclosure are included in Corporate and Other results. Collectively, the businesses that comprise the four operating divisions and Corporate and Other are referred to as the Financial Services Businesses.

  The U.S. Consumer division consists of the Individual Life Insurance, Private Client Group, Retail Investments and Property and Casualty Insurance segments. The Individual Life Insurance segment manufactures and distributes variable life, term life and other non-participating life insurance protection products to the United States retail market and distributes investment and protection products for other segments. The Private Client Group segment provides full service securities brokerage and financial advisory services, as well as consumer banking services, to retail customers in the United States. The Retail Investments segment provides mutual funds, variable and fixed annuities and wrap-fee products to retail customers in the United States. The Property and Casualty Insurance segment manufactures and distributes personal lines property and casualty insurance products, principally automobile and homeowners insurance, to the United States retail market.

  The Employee Benefits division consists of the Group Insurance and Other Employee Benefits segments. The Group Insurance segment manufactures and distributes group life, disability and related insurance products

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements

16. SEGMENT INFORMATION (continued)

in connection with employee and member benefit plans. The Other Employee Benefits segment provides products and services for defined contribution and other retirement plans as well as guaranteed investment contracts, group annuities and relocation services to employers. The Other Employee Benefits segment also markets real estate brokerage franchises to regional and local real estate brokers.

  The International division consists of the International Insurance and International Securities and Investments segments. The International Insurance segment manufactures and distributes individual life insurance products to the affluent retail market in Japan, Korea and six other Asian, Latin American and European countries. The International Securities and Investments segment provides full service securities brokerage, asset management and financial advisory services to retail and institutional clients outside of the United States.

  The Asset Management division consists of the Investment Management and Advisory Services and Other Asset Management segments. The Investment Management and Advisory Services segment provides institutional asset management products and services to unaffiliated institutional clients as well as management services for assets supporting products offered by other segments. The Other Asset Management segment includes equity trading and commercial mortgage securitization activities, as well as hedge portfolio results.

  Corporate and Other includes financial services businesses that are not included in other reportable segments as well as corporate-level activities. These businesses include international ventures, divested businesses and businesses that have not been divested but have been placed in wind-down status. The latter includes individual health insurance, group credit insurance and Canadian life insurance. The divested businesses include the results of the lead-managed equity underwriting for corporate issuers and institutional fixed income businesses of the Prudential Securities Group (see
Note 4), Gibraltar Casualty (see Note 17), residential first mortgage banking and certain Canadian businesses. Corporate-level activities include corporate expenses not allocated to any business segments, including the cost of company-wide initiatives, investment returns on unallocated equity, returns from a debt-financed investment portfolio, transactions with other segments and consolidating adjustments.

  As a mutual insurance company, most of the Company's individual life insurance and certain annuity products have been written on a "participating" basis, whereby policyholders are eligible to receive policyholder dividends reflecting policy experience. The Company will cease offering domestic participating insurance and annuity products in connection with the demutualization, if consummated. The liabilities of the individual in force participating products, together with the assets supporting them, will then be segregated for accounting purposes from the Company's other assets and liabilities. The liabilities and assets to be segregated, as well as other assets and equity that support these policies, and their financial results are reflected in the Traditional Participating Products segment, which is managed separately from the Financial Services Businesses.

  The following summary presents certain financial data of our operations based on their location:

                                                        2000    1999    1998
                                                       ------- ------- -------
                                                            (In Millions)
   Revenues:
   Domestic..........................................  $23,704 $24,382 $25,368
   International.....................................    2,840   2,186   1,656
                                                       ------- ------- -------
    Total revenues...................................  $26,544 $26,568 $27,024
                                                       ======= ======= =======
   Income from continuing operations before income
    taxes:
   Domestic..........................................  $   368 $ 1,939 $ 2,372
   International.....................................      359     316     225
                                                       ------- ------- -------
    Total income from continuing operations before
     income taxes....................................  $   727 $ 2,255 $ 2,597
                                                       ======= ======= =======

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


16. SEGMENT INFORMATION (continued)

  The accounting policies of the segments are the same as those described in
Note 2--"Summary of Significant Accounting Policies."

  In managing its business, the Company analyzes the operating performance of each segment using "adjusted operating income", which is a non-GAAP measure. "Adjusted operating income" is calculated by adjusting income from continuing operations before income taxes to exclude certain items. The items excluded are realized investment gains, net of losses and related charges; sales practices remedies and costs; demutualization expenses; and the gains, losses and contribution to income/loss of divested businesses which have been sold but do not qualify for "discontinued operations" treatment under GAAP. Businesses that the Company has placed in wind-down status but are not divested remain in "adjusted operating income." The Company's discontinued healthcare operations are excluded from "income from continuing operations before income taxes."

  The excluded items are important to an understanding of overall results of operations. "Adjusted operating income" is not a substitute for net income determined in accordance with GAAP and the Company's definition of "adjusted operating income" may differ from that used by other companies. However, the Company believes that the presentation of "adjusted operating income" as measured for management purposes enhances the understanding of results of operations by highlighting the results from ongoing operations and the underlying profitability factors of the Company's businesses.

  The Company excludes realized investment gains, net of losses and related charges, from "adjusted operating income" because the timing of transactions resulting in recognition of gains or losses is largely at the Company's discretion and the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities. Including the fluctuating effects of these transactions could distort trends in the underlying profitability of the businesses. The Company excludes sales practices remedies and costs because they relate to a substantial and identifiable non-recurring event. The Company excludes demutualization expenses as they are directly related to demutualization and could distort the trends associated with our business operations. The Company excludes the gains and losses and contribution to income/loss of divested businesses and related runoff operations because, as a result of the decision to dispose of these businesses, these results are not relevant to the profitability of the Company's ongoing operations and could distort the trends associated with ongoing businesses.

  The related charges offset against net realized investment gains and losses relates to policyholder dividends, amortization of deferred policy acquisition costs, and reserves for future policy benefits. Net realized investment gains is one of the elements that the Company considers in establishing the dividend scale, and the related policyholder dividend charge represents the estimated portion of the Company's expense charge for policyholder dividends that is attributed to net realized investment gains that the Company considers in determining the dividend scale. Deferred policy acquisition costs for certain investment-type products are amortized based on estimated gross profits, which include net realized investment gains and losses on the underlying invested assets, and the related charge for amortization of deferred policy acquisition costs represents the portion of this amortization associated with net realized investment gains and losses. The reserves for certain policies are adjusted when cash flows related to these policies are affected by net realized investment gains and losses, and the related charge for reserves for future policy benefits represents that adjustment.

  "Adjusted operating income" for each segment includes earnings on attributed equity established at a level which management considers necessary to support the segment's risks.

  Operating expenses specifically identifiable to a particular segment are allocated to that segment as incurred. Operating expenses not identifiable to a specific segment but which are incurred in connection with the generation of segment revenues are generally allocated based upon the segment's historical percentage of general and administrative expenses.

  The financial results of the International Insurance segment reflect the impact of currency hedging strategies, including internal hedges, whereby currency fluctuation exposure within annual reporting periods is assumed by Corporate and Other Operations.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


16. SEGMENT INFORMATION (continued)

  The Investment Management and Advisory Services segment revenues include intersegment revenues of $404 million, $381 million and $414 million in 2000, 1999 and 1998, respectively, which primarily consist of asset-based management fees from the businesses of the U.S. Consumer and Employee Benefits divisions and the Traditional Participating Products segment. Management has determined the intersegment fees for the various asset classes with reference to market rates. These fees are eliminated in consolidation.

  As discussed in Note 4, Capital Markets Restructuring, the Company has exited the lead-managed underwriting and institutional fixed income businesses. Results for these businesses are included in Divested Businesses in the tables that follow. Income from Continuing Operations before Income Taxes for these businesses was a loss of $73 million in 1998, income of $23 million in 1999 and a loss of $620 million in 2000. The loss in 2000 includes a restructuring charge of $476 million.

  The summary below reconciles adjusted operating income to income from continuing operations before income taxes:

                                                        Year ended December 31, 2000
                          -----------------------------------------------------------------------------------------
                                                              Reconciling Items
                          -----------------------------------------------------------------------------------------
                                                     Charges               Divested                    Income from
                                      Realized     Related to     Sales    Business                    Continuing
                          Adjusted   Investment     Realized    Practices and Related                  Operations
                          Operating     Gains         Gains     Remedies    Runoff    Demutualization Before Income
                           Income   (Losses), Net (Losses), Net and Costs Operations     Expenses         Taxes
                          --------- ------------- ------------- --------- ----------- --------------- -------------
                                                                (In Millions)
Individual Life
 Insurance..............   $  114       $  (6)        $ --        $ --       $ --          $ --          $  108
Private Client Group....      237         --            --          --         --            --             237
Retail Investments......      239          (8)            2         --         --            --             233
Property and Casualty
 Insurance..............      150          16           --          --         --            --             166
                           ------       -----         -----       -----      -----         -----         ------
 Total U.S. Consumer
  Division..............      740           2             2         --         --            --             744
                           ------       -----         -----       -----      -----         -----         ------
Group Insurance.........      158          (2)          --          --         --            --             156
Other Employee
 Benefits...............      229         (85)          (31)        --         --            --             113
                           ------       -----         -----       -----      -----         -----         ------
 Total Employee Benefits
  Division..............      387         (87)          (31)        --         --            --             269
                           ------       -----         -----       -----      -----         -----         ------
International
 Insurance..............      296         (15)          --          --         --            --             281
International Securities
 and Investments........       26         --            --          --         --            --              26
                           ------       -----         -----       -----      -----         -----         ------
 Total International
  Division..............      322         (15)          --          --         --            --             307
                           ------       -----         -----       -----      -----         -----         ------
Investment Management
 and Advisory Services..      154           1           --          --         --            --             155
Other Asset Management..      122         --            --          --         --            --             122
                           ------       -----         -----       -----      -----         -----         ------
 Total Asset Management
  Division..............      276           1           --          --         --            --             277
                           ------       -----         -----       -----      -----         -----         ------
Corporate and Other.....       (4)       (280)          --          --        (636)         (143)        (1,063)
                           ------       -----         -----       -----      -----         -----         ------
 Total -- Financial
  Services Businesses...    1,721        (379)          (29)        --        (636)         (143)           534
                           ------       -----         -----       -----      -----         -----         ------
Traditional
 Participating Products
 segment................      547          91          (445)        --         --            --             193
                           ------       -----         -----       -----      -----         -----         ------
 Total..................   $2,268       $(288)        $(474)      $ --       $(636)        $(143)        $  727
                           ======       =====         =====       =====      =====         =====         ======

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                   Notes to Consolidated Financial Statements


16. SEGMENT INFORMATION (continued)

                                                        Year ended December 31, 1999
                          -----------------------------------------------------------------------------------------
                                                              Reconciling Items
                          -----------------------------------------------------------------------------------------
                                                     Charges               Divested                    Income from
                                      Realized     Related to     Sales    Business                    Continuing
                          Adjusted   Investment     Realized    Practices and Related                  Operations
                          Operating     Gains         Gains     Remedies    Runoff    Demutualization Before Income
                           Income   (Losses), Net (Losses), Net and Costs Operations     Expenses         Taxes
                          --------- ------------- ------------- --------- ----------- --------------- -------------
                                                                (In Millions)
Individual Life
 Insurance..............   $  117       $(23)         $ --        $ --       $ --          $ --          $   94
Private Client Group....      224        --             --          --         --            --             224
Retail Investments......      174          5              1         --         --            --             180
Property and Casualty
 Insurance..............      152          9            --          --         --            --             161
                           ------       ----          -----       -----      -----         -----         ------
 Total U.S. Consumer
  Division..............      667        ( 9)             1         --         --            --             659
                           ------       ----          -----       -----      -----         -----         ------
Group Insurance.........      128         25            (10)        --         --            --             143
Other Employee
 Benefits...............      272        203           (133)        --         --            --             342
                           ------       ----          -----       -----      -----         -----         ------
 Total Employee Benefits
  Division..............      400        228           (143)        --         --            --             485
                           ------       ----          -----       -----      -----         -----         ------
International
 Insurance..............      218          9            --          --         --            --             227
International Securities
 and Investments........       15        --             --          --         --            --              15
                           ------       ----          -----       -----      -----         -----         ------
 Total International
  Division..............      233          9            --          --         --            --             242
                           ------       ----          -----       -----      -----         -----         ------
Investment Management
 and Advisory Services..      155          1            --          --         --            --             156
Other Asset Management..       97        --             --          --         --            --              97
                           ------       ----          -----       -----      -----         -----         ------
 Total Asset Management
  Division..............      252          1            --          --         --            --             253
                           ------       ----          -----       -----      -----         -----         ------
Corporate and Other.....      137        357            --         (100)       (47)          (75)           272
                           ------       ----          -----       -----      -----         -----         ------
 Total -- Financial
  Services Businesses...    1,689        586           (142)       (100)       (47)          (75)         1,911
                           ------       ----          -----       -----      -----         -----         ------
Traditional
 Participating Products
 segment................      316        338           (310)        --         --            --             344
                           ------       ----          -----       -----      -----         -----         ------
 Total..................   $2,005       $924          $(452)      $(100)     $ (47)        $ (75)        $2,255
                           ======       ====          =====       =====      =====         =====         ======

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                   Notes to Consolidated Financial Statements


16. SEGMENT INFORMATION (continued)

                                                        Year ended December 31, 1998
                          -----------------------------------------------------------------------------------------
                                                              Reconciling Items
                          -----------------------------------------------------------------------------------------
                                                     Charges               Divested                    Income from
                                      Realized     Related to     Sales    Business                    Continuing
                          Adjusted   Investment     Realized    Practices and Related                  Operations
                          Operating     Gains         Gains     Remedies    Runoff    Demutualization Before Income
                           Income   (Losses), Net (Losses), Net and Costs Operations     Expenses         Taxes
                          --------- ------------- ------------- --------- ----------- --------------- -------------
                                                                (In Millions)
Individual Life
 Insurance..............   $  178      $   18         $ --       $   --      $ --          $ --          $   196
Private Client Group....      114         --            --           --        --            --              114
Retail Investments......      249          97            (3)         --        --            --              343
Property and Casualty
 Insurance..............      311          16           --           --        --            --              327
                           ------      ------         -----      -------     -----         -----         -------
 Total U.S. Consumer
  Division..............      852         131            (3)         --        --            --              980
                           ------      ------         -----      -------     -----         -----         -------
Group Insurance.........       98         123           --           --        --            --              221
Other Employee
 Benefits...............      342         595          (222)         --        --            --              715
                           ------      ------         -----      -------     -----         -----         -------
 Total Employee Benefits
  Division..............      440         718          (222)         --        --            --              936
                           ------      ------         -----      -------     -----         -----         -------
International
 Insurance..............      144           9           --           --        --            --              153
International Securities
 and Investments........       13         --            --           --        --            --               13
                           ------      ------         -----      -------     -----         -----         -------
 Total International
  Division..............      157           9           --           --        --            --              166
                           ------      ------         -----      -------     -----         -----         -------
Investment Management
 and Advisory Services..      144           1           --           --        --            --              145
Other Asset Management..       22         --            --           --        --            --               22
                           ------      ------         -----      -------     -----         -----         -------
 Total Asset Management
  Division..............      166           1           --           --        --            --              167
                           ------      ------         -----      -------     -----         -----         -------
Corporate and Other.....      (34)         85           --        (1,150)     (196)          (24)         (1,319)
                           ------      ------         -----      -------     -----         -----         -------
 Total -- Financial
  Services Businesses...    1,581         944          (225)      (1,150)     (196)          (24)            930
                           ------      ------         -----      -------     -----         -----         -------
Traditional
 Participating Products
 segment................      206       1,697          (236)         --        --            --            1,667
                           ------      ------         -----      -------     -----         -----         -------
 Total..................   $1,787      $2,641         $(461)     $(1,150)    $(196)        $ (24)        $ 2,597
                           ======      ======         =====      =======     =====         =====         =======

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                   Notes to Consolidated Financial Statements


16. SEGMENT INFORMATION (continued)

  The summary below presents certain financial information for the Company's reportable segments:

                                                      Year ended December 31, 2000
                          --------------------------------------------------------------------------------------
                                                                 Interest                           Amortization
                                                               Credited to                          of Deferred
                                       Net                    Policyholders'                           Policy
                                    Investment Policyholders'    Account     Dividends to  Interest Acquisition
                          Revenues    Income      Benefits       Balances    Policyholders Expense     Costs
                          --------  ---------- -------------- -------------- ------------- -------- ------------
                                                              (In Millions)
Financial Services
 Businesses:
 Individual Life
  Insurance.............  $ 1,855     $  374      $   650         $  131        $   12       $ 10      $  172
 Private Client Group...    2,689        299          --             --            --         --          --
 Retail Investments.....    1,631        478          152            264             1          1         212
 Property and Casualty
  Insurance.............    1,840        193        1,045            --            --         --          365
                          -------     ------      -------         ------        ------       ----      ------
 Total U.S. Consumer
  Division..............    8,015      1,344        1,847            395            13         11         749
                          -------     ------      -------         ------        ------       ----      ------
 Group Insurance........    2,801        485        2,042            200           --          (1)          1
 Other Employee
  Benefits..............    2,885      2,332          930          1,024           --          44          22
                          -------     ------      -------         ------        ------       ----      ------
 Total Employee Benefits
  Division..............    5,686      2,817        2,972          1,224           --          43          23
                          -------     ------      -------         ------        ------       ----      ------
 International
  Insurance.............    1,920        129        1,265              2             1          4         145
 International
  Securities and
  Investments...........      704         66          --             --            --         --            1
                          -------     ------      -------         ------        ------       ----      ------
 Total International
  Division..............    2,624        195        1,265              2             1          4         146
                          -------     ------      -------         ------        ------       ----      ------
 Investment Management
  and Advisory
  Services..............      874         21          --             --            --           5         --
 Other Asset
  Management............      470         31          --             --            --         --          --
                          -------     ------      -------         ------        ------       ----      ------
 Total Asset Management
  Division..............    1,344         52          --             --            --           5         --
                          -------     ------      -------         ------        ------       ----      ------
 Corporate and Other....      283        816           23             (3)            4        385         (84)
                          -------     ------      -------         ------        ------       ----      ------
 Total..................   17,952      5,224        6,107          1,618            18        448         834
                          -------     ------      -------         ------        ------       ----      ------
Items Excluded From
 Adjusted Operating
 Income:
Realized investment
 gains, net of losses
 and related charges:
 Realized investment
  gains (losses), net...     (379)       --           --             --            --         --          --
 Related Charges:
 Reserves...............      --         --            36            --            --         --          --
 Amortization of
  deferred policy
  acquisition costs.....      --         --           --             --            --         --           (7)
                          -------     ------      -------         ------        ------       ----      ------
  Total realized
   investment gains, net
   of losses and related
   charges..............     (379)       --            36            --            --         --           (7)
                          -------     ------      -------         ------        ------       ----      ------
 Divested businesses and
  related runoff
  operations............      269        101           14            --            --         --          --
                          -------     ------      -------         ------        ------       ----      ------
  Total -- Financial
   Services Businesses..   17,842      5,325        6,157          1,618            18        448         827
                          -------     ------      -------         ------        ------       ----      ------
Traditional
 Participating Products
 segment................    8,611      4,172        4,483            133         2,261        152         269
Items Excluded From
 Adjusted Operating
 Income:
Realized investment
 gains, net of losses
 and related charges:
 Realized investment
  gains (losses), net...       91        --           --             --            --         --          --
 Related Charges:
 Dividends to
  policyholders.........      --         --           --             --            445        --          --
                          -------     ------      -------         ------        ------       ----      ------
  Total realized
   investment gains, net
   of losses and related
   charges..............       91        --           --             --            445        --          --
                          -------     ------      -------         ------        ------       ----      ------
  Total -- Traditional
   Participating
   Products segment.....    8,702      4,172        4,483            133         2,706        152         269
                          -------     ------      -------         ------        ------       ----      ------
  Total per Consolidated
   Financial
   Statements...........  $26,544     $9,497      $10,640         $1,751        $2,724       $600      $1,096
                          =======     ======      =======         ======        ======       ====      ======

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                   Notes to Consolidated Financial Statements


16. SEGMENT INFORMATION (continued)

                                                      Year ended December 31, 1999
                          -------------------------------------------------------------------------------------
                                                                Interest                           Amortization
                                                              Credited to                          of Deferred
                                      Net                    Policyholders'                           Policy
                                   Investment Policyholders'    Account     Dividends to  Interest Acquisition
                          Revenues   Income      Benefits       Balances    Policyholders Expense     Costs
                          -------- ---------- -------------- -------------- ------------- -------- ------------
                                                              (In Millions)
Financial Services
 Businesses:
 Individual Life
  Insurance.............  $ 1,723    $  316      $   519         $  126        $    8       $  4      $  185
 Private Client Group...    2,509       269          --             --            --         --          --
 Retail Investments.....    1,551       491          118            271           --           5         230
 Property and Casualty
  Insurance.............    1,747       197        1,100            --            --         --          350
                          -------    ------      -------         ------        ------       ----      ------
 Total U.S. Consumer
  Division..............    7,530     1,273        1,737            397             8          9         765
                          -------    ------      -------         ------        ------       ----      ------
 Group Insurance........    2,428       470        1,749            197           --         --          --
 Other Employee
  Benefits..............    3,014     2,460          997          1,086           --          51          10
                          -------    ------      -------         ------        ------       ----      ------
 Total Employee Benefits
  Division..............    5,442     2,930        2,746          1,283           --          51          10
                          -------    ------      -------         ------        ------       ----      ------
 International
  Insurance.............    1,522        99        1,031              1             2        --          102
 International
  Securities and
  Investments...........      580        54          --             --            --         --            1
                          -------    ------      -------         ------        ------       ----      ------
 Total International
  Division..............    2,102       153        1,031              1             2        --          103
                          -------    ------      -------         ------        ------       ----      ------
 Investment Management
  and Advisory
  Services..............      768         3          --             --            --         --          --
 Other Asset
  Management............      369        29          --             --            --         --          --
                          -------    ------      -------         ------        ------       ----      ------
 Total Asset Management
  Division..............    1,137        32          --             --            --         --          --
                          -------    ------      -------         ------        ------       ----      ------
 Corporate and Other....      566       926           80            --              5        420         (32)
                          -------    ------      -------         ------        ------       ----      ------
 Total..................   16,777     5,314        5,594          1,681            15        480         846
                          -------    ------      -------         ------        ------       ----      ------
Items Excluded From
 Adjusted Operating
 Income:
Realized investment
 gains, net of losses
 and related charges:
 Realized investment
  gains (losses), net...      586       --           --             --            --         --          --
 Related Charges:
 Reserves...............      --        --           147            --            --         --          --
 Amortization of
  deferred policy
  acquisition costs.....      --        --           --             --            --         --           (5)
                          -------    ------      -------         ------        ------       ----      ------
  Total realized
   investment gains, net
   of losses and related
   charges..............      586       --           147            --            --         --           (5)
                          -------    ------      -------         ------        ------       ----      ------
 Divested businesses and
  related runoff
  operations............      511       142           65            --            --         --          --
                          -------    ------      -------         ------        ------       ----      ------
  Total -- Financial
   Services Businesses..   17,874     5,456        5,806          1,681            15        480         841
                          -------    ------      -------         ------        ------       ----      ------
Traditional
 Participating Products
 segment................    8,356     3,911        4,420            130         2,246         71         314
Items Excluded From
 Adjusted Operating
 Income:
Realized investment
 gains, net of losses
 and related charges:
 Realized investment
  gains (losses), net...      338       --           --             --            --         --          --
 Related Charges:
 Dividends to
  policyholders.........      --        --           --             --            310        --          --
                          -------    ------      -------         ------        ------       ----      ------
  Total realized
   investment gains, net
   of losses and related
   charges..............      338       --           --             --            310        --          --
                          -------    ------      -------         ------        ------       ----      ------
  Total -- Traditional
   Participating
   Products segment.....    8,694     3,911        4,420            130         2,556         71         314
                          -------    ------      -------         ------        ------       ----      ------
  Total per Consolidated
   Financial
   Statements...........  $26,568    $9,367      $10,226         $1,811        $2,571       $551      $1,155
                          =======    ======      =======         ======        ======       ====      ======

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                   Notes to Consolidated Financial Statements


16. SEGMENT INFORMATION (continued)

                                                      Year ended December 31, 1998
                          -------------------------------------------------------------------------------------
                                                                Interest                           Amortization
                                                              Credited to                          of Deferred
                                      Net                    Policyholders'                           Policy
                                   Investment Policyholders'    Account     Dividends to  Interest Acquisition
                          Revenues   Income      Benefits       Balances    Policyholders Expense     Costs
                          -------- ---------- -------------- -------------- ------------- -------- ------------
                                                              (In Millions)
Financial Services
 Businesses:
 Individual Life
  Insurance.............  $ 1,674    $  300       $  525         $  117        $    5       $  4      $  185
 Private Client Group...    2,317       255          --             --            --         --          --
 Retail Investments.....    1,532       567          125            294           --           3         180
 Property and Casualty
  Insurance.............    1,812       223        1,070            --            --         --          340
                          -------    ------       ------         ------        ------       ----      ------
 Total U.S. Consumer
  Division..............    7,335     1,345        1,720            411             5          7         705
                          -------    ------       ------         ------        ------       ----      ------
 Group Insurance........    2,205       441        1,650            158           --           1         --
 Other Employee
  Benefits..............    3,258     2,730          991          1,278           --          28          10
                          -------    ------       ------         ------        ------       ----      ------
 Total Employee Benefits
  Division..............    5,463     3,171        2,641          1,436           --          29          10
                          -------    ------       ------         ------        ------       ----      ------
 International
  Insurance.............    1,090        65          742              3             2        --          103
 International
  Securities and
  Investments...........      532        55          --             --            --         --            1
                          -------    ------       ------         ------        ------       ----      ------
 Total International
  Division..............    1,622       120          742              3             2        --          104
                          -------    ------       ------         ------        ------       ----      ------
 Investment Management
  and Advisory
  Services..............      740         2          --             --            --         --            5
 Other Asset
  Management............      253         9          --             --            --         --          --
                          -------    ------       ------         ------        ------       ----      ------
 Total Asset Management
  Division..............      993        11          --             --            --         --            5
                          -------    ------       ------         ------        ------       ----      ------
 Corporate and Other....      313       894           20            --              5        446         (50)
                          -------    ------       ------         ------        ------       ----      ------
 Total..................   15,726     5,541        5,123          1,850            12        482         774
                          -------    ------       ------         ------        ------       ----      ------
Items Excluded From
 Adjusted Operating
 Income:
Realized investment
 gains, net of losses
 and related charges:
 Realized investment
  gains (losses), net...      944       --           --             --            --         --          --
 Related Charges:
 Reserves...............      --        --           218            --            --         --          --
 Amortization of
  deferred policy
  acquisition costs.....      --        --           --             --            --         --            7
                          -------    ------       ------         ------        ------       ----      ------
  Total realized
   investment gains, net
   of losses and related
   charges..............      944       --           218            --            --         --            7
                          -------    ------       ------         ------        ------       ----      ------
 Divested businesses and
  related runoff
  operations............      325       119           55            --            --         --          --
                          -------    ------       ------         ------        ------       ----      ------
  Total -- Financial
   Services Businesses..   16,995     5,660        5,396          1,850            12        482         781
                          -------    ------       ------         ------        ------       ----      ------
Traditional
 Participating Products
 segment................    8,332     3,794        4,390            103         2,229         66         358
Items Excluded From
 Adjusted Operating
 Income:
Realized investment
 gains, net of losses
 and related charges:
 Realized investment
  gains (losses), net...    1,697       --           --             --            --         --          --
 Related Charges:
 Dividends to
  policyholders.........      --        --           --             --            236        --          --
                          -------    ------       ------         ------        ------       ----      ------
  Total realized
   investment gains, net
   of losses and related
   charges..............    1,697       --           --             --            236        --          --
                          -------    ------       ------         ------        ------       ----      ------
  Total -- Traditional
   Participating
   Products segment.....   10,029     3,794        4,390            103         2,465         66         358
                          -------    ------       ------         ------        ------       ----      ------
  Total per Consolidated
   Financial
   Statements...........  $27,024    $9,454       $9,786         $1,953        $2,477       $548      $1,139
                          =======    ======       ======         ======        ======       ====      ======

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


16. SEGMENT INFORMATION (continued)

  The summary below presents total assets for the Company's reportable segments as of December 31, 2000, 1999 and 1998.

                                                                Assets
                                                      --------------------------
                                                        2000     1999     1998
                                                      -------- -------- --------
                                                            (In Millions)
   Individual Life Insurance........................  $ 22,992 $ 22,040 $ 20,406
   Private Client Group.............................    18,426   23,157   17,681
   Retail Investments...............................    27,042   28,658   25,594
   Property and Casualty Insurance..................     4,763    4,380    4,865
                                                      -------- -------- --------
    Total U.S. Consumer Division....................    73,223   78,235   68,546
                                                      -------- -------- --------
   Group Insurance..................................    15,891   13,850   12,014
   Other Employee Benefits..........................    59,926   60,105   67,702
                                                      -------- -------- --------
    Total Employee Benefits Division................    75,817   73,955   79,716
                                                      -------- -------- --------
   International Insurance..........................     6,726    5,804    4,329
   International Securities and Investments.........     3,644    3,471    3,460
                                                      -------- -------- --------
    Total International Division....................    10,370    9,275    7,789
                                                      -------- -------- --------
   Investment Management and Advisory Services......    20,251   18,174   18,421
   Other Asset Management...........................    10,351    7,384    5,716
                                                      -------- -------- --------
    Total Asset Management Division.................    30,602   25,558   24,137
                                                      -------- -------- --------
   Corporate and Other..............................    12,814   29,498   36,136
                                                      -------- -------- --------
    Total--Financial Services Businesses............   202,826  216,521  216,324
                                                      -------- -------- --------
   Traditional Participating Products segment.......    69,927   68,573   63,098
                                                      -------- -------- --------
    Total Assets....................................  $272,753 $285,094 $279,422
                                                      ======== ======== ========

17. CONTINGENCIES AND LITIGATION

 Contingencies

  On September 19, 2000, the Company sold Gibraltar Casualty Company ("Gibraltar"), a subsidiary engaged in the commercial property and casualty insurance business, to Everest Re Group, Ltd. ("Everest"). Upon closing of the sale, the Company entered into a stop-loss reinsurance agreement with Everest whereby the Company will reinsure Everest for up to 80% of the first $200 million of any adverse loss development in excess of Gibraltar's carried reserves as of the closing of the sale.

  The Company's property and casualty operations are subject to rate and other laws and regulations covering a range of trade and claim settlement practices. State insurance regulatory authorities have broad discretion in approving an insurer's proposed rates. A significant portion of the Company's automobile insurance is written in the state of New Jersey. Under certain circumstances, New Jersey insurance laws require an insurer to provide a refund or credit to policyholders based upon the profits earned on automobile insurance.

  The Company has reviewed its obligations retained in the sale of the healthcare operations under certain managed care arrangements for possible failure to comply with contractual and regulatory requirements.

  It is possible that the results of operations or the cash flow of the Company in a particular quarterly or annual period could be materially affected as a result of payments in connection with the matters discussed above depending, in part, upon the results of operations or cash flow for such period. Management believes, however, that ultimate payments in connection with these matters should not have a material adverse effect on the Company's financial position.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


17. CONTINGENCIES AND LITIGATION (continued)

 Litigation

  The Company is subject to legal and regulatory actions in the ordinary course of its businesses. Pending legal and regulatory actions include proceedings relating to aspects of our businesses and operations that are specific to the Company and proceedings that are typical of the businesses in which the Company operates, including in both cases businesses that have either been divested or placed in wind-down status. Some of these proceedings have been brought on behalf of various alleged classes of complainants. In certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages.

  In particular, the Company has been subject to substantial regulatory actions and civil litigation involving individual life insurance sales practices. In 1996, the Company entered into settlement agreements with relevant insurance regulatory authorities and plaintiffs in the principal life insurance sales practices class action lawsuit covering policyholders of individual permanent life insurance policies issued in the United States from 1982 to 1995. Pursuant to the settlements, the Company agreed to various changes to its sales and business practices controls, to a series of fines, and to provide specific forms of relief to eligible class members. Virtually all claims by class members filed in connection with the settlements have been resolved and virtually all aspects of the remediation program have been satisfied. While the approval of the class action settlement is now final, the Company remains subject to oversight and review by insurance regulators and other regulatory authorities with respect to its sales practices and the conduct of the remediation program. The U.S. District Court has also retained jurisdiction as to all matters relating to the administration, consummation, enforcement and interpretation of the settlements.

  As of December 31, 2000, the Company remained a party to approximately 61 individual sales practices actions filed by policyholders who "opted out" of the class action settlement relating to permanent life insurance policies the Company issued in the United States between 1982 and 1995. In addition, there were 48 sales practices actions pending that were filed by policyholders who were members of the class and who failed to "opt out" of the class action settlement. The Company believes that those actions are governed by the class settlement release and expects them to be enjoined and/or dismissed. Additional suits may be filed by class members who "opted out" of the class settlement or who failed to "opt out" but nevertheless seek to proceed against the Company. A number of the plaintiffs in these cases seek large and/or indeterminate amounts, including punitive or exemplary damages. Some of these actions are brought on behalf of multiple plaintiffs. It is possible that substantial punitive damages might be awarded in any of these actions and particularly in an action involving multiple plaintiffs.

  The Company believes that its reserves related to sales practices, as of December 31, 2000, are adequate. No incremental provisions were recorded in 2000. In 1999, 1998, 1997 and 1996, the Company recorded provisions in its Consolidated Statements of Operations of $100 million, $1,150 million, $2,030 million and $1,125 million, respectively, to provide for estimated remediation costs, and additional sales practices costs including related administrative costs, regulatory fines, penalties and related payments, litigation costs and settlements, including settlements associated with the resolution of claims of deceptive sales practices asserted by policyholders who elected to "opt-out" of the class action settlement and litigate their claims against the Company separately and other fees and expenses associated with the resolution of sales practices issues.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements


17. CONTINGENCIES AND LITIGATION (continued)

  The following table summarizes the Company's charges for the estimated total costs of sales practices remedies and additional sales practices costs and related liability balances as of the dates indicated:

                                                Year Ended December 31,
                                          --------------------------------------
                                          2000    1999     1998    1997    1996
                                          -----  -------  ------- ------- ------
                                                     (In Millions)
   Liability balance at beginning of
    period..............................  $ 891  $ 3,058  $ 2,553 $   963 $  --
   Charges to expense:
    Remedy costs........................    (54)     (99)     510   1,640    410
    Additional sales practices costs....     54      199      640     390    715
                                          -----  -------  ------- ------- ------
    Total charges to expense............    --       100    1,150   2,030  1,125
   Amounts paid or credited:
    Remedy costs........................    448    1,708      147     --     --
    Additional sales practices costs....    190      559      498     440    162
                                          -----  -------  ------- ------- ------
    Total amounts paid or credited......    638    2,267      645     440    162
                                          -----  -------  ------- ------- ------
   Liability balance at end of period...  $ 253  $   891  $ 3,058 $ 2,553 $  963
                                          =====  =======  ======= ======= ======

  In 1996, the Company recorded in its Consolidated Statement of Operations the cost of $410 million before taxes as a guaranteed minimum remediation expense pursuant to the settlement agreement. Management had no better information available at that time upon which to make a reasonable estimate of the losses associated with the settlement. Charges were also recorded in 1996 for estimated additional sales practices costs totaling $715 million before taxes.

  In 1997, management increased the estimated liability for the cost of remedying policyholder claims by $1,640 million before taxes. This increase was based on additional information derived from claim sampling techniques, the terms of the settlement and the number of claim forms received. The Company also recorded additional charges of $390 million before taxes to recognize the increase in estimated total additional sales practices costs.

  In 1998, the Company recorded an additional charge of $510 million before taxes to recognize the increase of the estimated total cost of remedying policyholder claims to a total of $2,560 million before taxes. This increase was based on (i) estimates derived from an analysis of claims actually remedied (including interest); (ii) a sample of claims still to be remedied;
(iii) an estimate of additional liabilities associated with a claimant's right to "appeal" the Company's decision; and (iv) an estimate of an additional liability associated with the results of an investigation by a court-appointed independent expert regarding the impact of the Company's failure to properly implement procedures to preserve all documents relevant to the class action and remediation program. The Company also recorded additional charges of $640 million before taxes to recognize the increase in estimated total additional sales practices costs.

  In 1999, the Company recorded an increase of $199 million of the estimate of total additional sales practices costs. This was offset by a $99 million release of the previously recorded liability relative to remedy costs reflecting a decrease in the estimate of the total costs of remedying policyholder claims.

  In 2000, the Company recorded an increase of $54 million of the estimate of total additional sales practices costs. This was partially offset by a $54 million release of the previously recorded liability relative to remedy costs reflecting a decrease in the estimate of the total costs of remedying policyholder claims.

  In addition, the Company retained all liabilities for the litigation associated with its discontinued healthcare business that existed at the date of closing with Aetna (August 6, 1999), or is commenced within two years of that date, with respect to claims relating to events that occurred prior to the closing date. This litigation includes purported class actions and individual suits involving various issues, including payment of claims, denial of benefits, vicarious liability for malpractice claims, and contract disputes with provider groups and former policyholders. Some of the purported class actions challenge practices of the Company's former managed care operations and assert nationwide classes. On October 23, 2000, by Order of the Judicial Panel on Multi-district

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                  Notes to Consolidated Financial Statements

17. CONTINGENCIES AND LITIGATION (continued)

Litigation, a number of these class actions were consolidated for pre-trial purposes, along with lawsuits pending against other managed health care companies, in the United States District Court for the Southern District of Florida in a consolidated proceeding captioned In Re Managed Care Litigation. Some of these class actions allege, among other things, misrepresentation of the level of services and quality of care, failure to disclose financial incentive agreements with physicians, interference with the physician-patient relationship, breach of contract and fiduciary duty, violations of and conspiracy to violate RICO, deprivation of plaintiffs' rights to the delivery of honest medical services and industry-wide conspiracy to defraud physicians by failing to pay under provider agreements and by unlawfully coercing providers to enter into agreements with unfair and unreasonable terms. The remedies sought include unspecified damages, restitution, disgorgement of profits, treble damages, punitive damages and injunctive relief. This litigation is in the preliminary stages.

  The Company's litigation is subject to many uncertainties, and given the complexity and scope, the outcomes cannot be predicted. It is possible that the results of operations or the cash flow of the Company in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. Management believes, however, that the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves, should not have a material adverse effect on the Company's financial position.

18. OTHER EVENTS

  The Company is currently seeking to acquire Kyoei Life Insurance Co., Ltd. ("Kyoei"), a financially troubled Japanese life insurer, subject to final completion of reorganization proceedings involving Kyoei under the Corporate Reorganization Law of Japan ("Reorganization Law"). Pursuant to these proceedings, on April 2, 2001, the Tokyo District Court approved a reorganization plan ("Reorganization Plan") providing for the restructuring of Kyoei's assets and liabilities. The Reorganization Plan is expected to become effective in April 2001. The Reorganization Plan includes the extinguishment of all existing stock of Kyoei for no consideration and the issuance of one million new shares of common stock. Under the Reorganization Plan, the Company will contribute approximately $437 million in cash to Kyoei's capital and acquire 100% of Kyoei's newly issued common stock and provide approximately $857 million to Kyoei in the form of a subordinated loan. There is no assurance that the Company will complete the proposed acquisition.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

             Supplemental Combining Statement of Financial Position
                        December 31, 2000 (In Millions)

                                           Financial   Traditional
                                            Services  Participating
                                           Businesses   Products    Consolidated
                                           ---------- ------------- ------------
ASSETS
Fixed maturities:
 Available for sale, at fair value.......   $ 46,172    $ 37,655      $ 83,827
 Held to maturity, at amortized cost.....      7,172       5,276        12,448
Trading account assets, at fair value....      7,217         --          7,217
Equity securities, available for sale, at
 fair value..............................        855       1,462         2,317
Mortgage loans on real estate............      8,177       7,742        15,919
Policy loans.............................      2,336       5,710         8,046
Securities purchased under agreements to
 resell..................................      5,395         --          5,395
Cash collateral for borrowed securities..      3,858         --          3,858
Other long-term investments..............      2,562       1,897         4,459
Short-term investments...................      2,498       2,531         5,029
                                            --------    --------      --------
 Total investments.......................     86,242      62,273       148,515
Cash and cash equivalents................      5,165       2,511         7,676
Accrued investment income................      1,002         914         1,916
Broker-dealer related receivables........     11,860         --         11,860
Deferred policy acquisition costs........      5,389       1,674         7,063
Other assets.............................     10,951       2,555        13,506
Separate account assets..................     82,217         --         82,217
                                            --------    --------      --------
 TOTAL ASSETS............................   $202,826    $ 69,927      $272,753
                                            ========    ========      ========
LIABILITIES AND ATTRIBUTED EQUITY
LIABILITIES
Future policy benefits...................   $ 23,274    $ 46,014      $ 69,288
Policyholders' account balances..........     27,320       5,402        32,722
Unpaid claims and claim adjustment
 expenses................................      2,120         --          2,120
Policyholders' dividends.................        222       1,241         1,463
Securities sold under agreements to
 repurchase..............................     11,162       3,848        15,010
Cash collateral for loaned securities....      9,283       1,770        11,053
Income taxes payable.....................      1,041         569         1,610
Broker-dealer related payables...........      5,965         --          5,965
Securities sold but not yet purchased....      4,959         --          4,959
Short-term debt..........................     10,893         238        11,131
Long-term debt...........................      1,476       1,026         2,502
Other liabilities........................      9,153       2,952        12,105
Separate account liabilities.............     82,217         --         82,217
                                            --------    --------      --------
 Total liabilities.......................    189,085      63,060       252,145
                                            --------    --------      --------
COMMITMENTS AND CONTINGENCIES
ATTRIBUTED EQUITY
Accumulated other comprehensive income
 (loss)..................................        497        (263)          234
Attributed Equity........................     13,244       7,130        20,374
                                            --------    --------      --------
 Total attributed equity.................     13,741       6,867        20,608
                                            --------    --------      --------
 TOTAL LIABILITIES AND ATTRIBUTED
  EQUITY.................................   $202,826     $69,927      $272,753
                                            ========    ========      ========

           See Notes to Supplemental Combining Financial Information

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                 Supplemental Combining Statement of Operations
                   Year Ended December 31, 2000 (In Millions)

                                          Financial   Traditional
                                           Services  Participating
                                          Businesses   Products    Consolidated
                                          ---------- ------------- ------------
REVENUES
Premiums................................   $ 5,901      $4,320       $10,221
Policy charges and fee income...........     1,639         --          1,639
Net investment income...................     5,224       4,172         9,396
Commissions and other income............     5,188         119         5,307
                                           -------      ------       -------
 Total revenues.........................    17,952       8,611        26,563
                                           -------      ------       -------
BENEFITS AND EXPENSES
Policyholders' benefits.................     6,107       4,483        10,590
Interest credited to policyholders'
 account balances.......................     1,618         133         1,751
Dividends to policyholders..............        18       2,261         2,279
General and administrative expenses.....     8,488       1,187         9,675
                                           -------      ------       -------
 Total benefits and expenses............    16,231       8,064        24,295
                                           -------      ------       -------
ADJUSTED OPERATING INCOME...............     1,721         547         2,268
                                           -------      ------       -------
Items excluded from adjusted operating
 income
 Realized investment gains (losses),
  net, and related charges:
  Realized investment gains (losses),
   net..................................      (379)         91          (288)
  Related charges.......................       (29)       (445)         (474)
                                           -------      ------       -------
  Total realized investment gains
   (losses), net, and related charges...      (408)       (354)         (762)
                                           -------      ------       -------
 Divested businesses....................      (636)        --           (636)
 Demutualization........................      (143)        --           (143)
                                           -------      ------       -------
INCOME FROM CONTINUING OPERATIONS BEFORE
 INCOME TAXES...........................       534         193           727
                                           -------      ------       -------
 Income tax expense.....................       300         106           406
                                           -------      ------       -------
INCOME FROM CONTINUING OPERATIONS.......   $   234      $   87       $   321
                                           =======      ======       =======


           See Notes to Supplemental Combining Financial Information

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

             Notes to Supplemental Combining Financial Information

1. BASIS OF PRESENTATION

  The supplemental financial information presents, on a combining basis, the consolidated GAAP results of The Prudential Insurance Company of America, separately reporting the results of the Financial Services Businesses and the Traditional Participating Products segment. The Financial Services Businesses and Traditional Participating Products segment are both fully integrated operations of The Prudential Insurance Company of America (the "Company") and are not separate legal entities.

  The Traditional Participating Products segment has historically sold participating insurance and annuity products, which, upon demutualization, will no longer be offered. The liabilities for these products will then be segregated, together with assets which will be used exclusively for the payment of guaranteed benefits and policyholder dividends, expenses and taxes with respect to these products, in a regulatory mechanism referred to as the "Closed Block." A minor portion of our Traditional Participating Products segment historically has consisted of other traditional insurance products that will not be included in the Closed Block. The Financial Services Businesses consist of the Company's individual life insurance operations (other than participating insurance products), mutual funds, fixed and variable annuities (other than participating annuity products), defined contribution and other retirement products, brokerage and financial advisory services and asset management services. The schedule presents the results of the Financial Services Businesses and Traditional Participating Products segment, as if they were separate reporting entities. This schedule is provided as supplemental information to the consolidated financial statements of the Company and should be read in conjunction with the audited consolidated financial statements of the Company.

  This combining supplemental schedule reflects the assets, liabilities, revenues and expenses directly attributable to the Financial Services Businesses and Traditional Participating Products segment, as well as allocations deemed reasonable by management in order to fairly present the financial position and results of operations of each business on a stand alone basis. While management considers the allocations utilized to be reasonable, management has the discretion to make operational and financial decisions which may affect the allocation methods and resulting assets, liabilities, revenues and expenses of each business. In addition, management has discretion over accounting policies and the appropriate allocation of earnings between the two businesses.

  The net investment income of the Financial Services Businesses and Traditional Participating Products segment includes earnings based upon the amount of equity management believes is necessary to support the business risks of each, which differs from equity included in the Statement of Financial Position.

  General corporate overhead not directly attributable to a specific business but which has been incurred in connection with the generation of the businesses revenues has generally been allocated based on each businesses' historical general and administrative expenses as a percentage of the total for the Company.

  Income taxes are allocated between the Financial Services Businesses and the Traditional Participating Products segment as if they were separate companies based on the taxable income, losses and other tax characterizations of each business. If a business generates benefits (such as net operating losses), it will be entitled to record such tax benefits to the extent they are expected to be utilized on a consolidated basis.

  In managing its business, the Company analyzes the operating performance of each segment using "adjusted operating income", which is a non-GAAP measure. "Adjusted operating income" is calculated by adjusting income from continuing operations before income taxes to exclude certain items. The items excluded are realized investment gains, net of losses and related charges; demutualization expenses; and the gains, losses and contribution to income/loss of divested businesses and related runoff operations which have been sold but do not qualify for "discontinued operations" treatment under GAAP. Businesses that the Company has placed in wind-down status but are not divested remain in "adjusted operating income." The Company's discontinued healthcare operations are excluded from "income from continuing operations before income taxes."

  The excluded items are important to an understanding of overall results of operations. "Adjusted operating income" is not a substitute for net income determined in accordance with GAAP and the Company's definition of "adjusted operating income" may differ from that used by other companies. However, the Company believes

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

             Notes to Supplemental Combining Financial Information


1. BASIS OF PRESENTATION (continued)

that the presentation of "adjusted operating income" as measured for management purposes enhances the understanding of results of operations by highlighting the results from ongoing operations and the underlying profitability factors of the Company's businesses.

  The Company excludes realized investment gains, net of losses and related charges, from "adjusted operating income" because the timing of transactions resulting in recognition of gains or losses is largely at the Company's discretion and the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities. Including the fluctuating effects of these transactions could distort trends in the underlying profitability of the businesses. The Company excludes demutualization expenses as they are directly related to demutualization and could distort the trend associated with business operations. The Company excludes the gains and losses and contribution to income/loss of divested business and related runoff operations because, as a result of the decision to dispose of these businesses, these results are not relevant to the profitability of the Company's ongoing operations and could distort the trends associated with ongoing businesses.

  The related charges offset against the net realized investment gains relate to policyholders' dividends, amortization of deferred policy acquisition costs, and reserves for future policy benefits. Net realized investment gains is one of the elements that the Company considers in establishing the dividend scale, and the related policyholder dividend charge represents the estimated portion of the Company's expense charge for policyholder dividends that is attributed to net realized investment gains that the Company considers in determining the dividend scale. Deferred policy acquisition costs for certain investment-type products are amortized based on estimated gross profits, which include net realized investment gains on the underlying invested assets, and the related charge for amortization of deferred policy acquisition costs represents the portion of this amortization associated with net realized investment gains. The reserves for certain policies are adjusted when cash flows related to these policies are affected by net realized investment gains, and the related charge for reserves for future policy benefits represents that adjustment.

  In periods subsequent to issuance of the Class B Stock and the establishment of the Closed Block Business, the measure of earnings used by management to evaluate results of the Closed Block Business will not include any adjustments to reflect results on an adjusted operating income basis.

2. DEMUTUALIZATION AND RECAPITALIZATION

  Upon demutualization, the Traditional Participating Products segment will be referred to as the "Closed Block Business" and will reflect the assets and liabilities of the Closed Block, the Surplus and Related Assets held outside of the Closed Block necessary to meet insurance regulatory capital requirements related to the products included within the Closed Block, and the initial excess of the book value of the Closed Block Liabilities over the Closed Block Assets. The Financial Services Businesses will then include the capital included in the Traditional Participating Products segment in excess of the amount necessary to support the Closed Block Business, and the other traditional insurance products previously included in the Traditional Participating Products segment but which will not be included in the Closed Block.

  In addition to Common Stock, the Company intends to issue Class B Stock, a separate class of common stock, in connection with its planned demutualization. The Common Stock will be designed to reflect the performance of the Financial Services Businesses without reflecting the returns of the Closed Block Business while the Class B Stock will be designed to reflect the performance of the Closed Block Business.

  The Company also intends to issue, upon demutualization, debt securities (the "IHC debt") through a newly-formed intermediate holding company of The Prudential Insurance Company of America. The proceeds of the IHC debt would be included in the Financial Services Businesses, while the liability reflecting the IHC debt would be included in the Closed Block Business.

  The issuance of the Common Stock is conditioned on the completion of the demutualization of the Company and the issuance of the Class B stock, but the issuance of the IHC Debt is not a condition to the completion of the issuance of the Common Stock.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

             Notes to Supplemental Combining Financial Information


2. DEMUTUALIZATION AND RECAPITALIZATION (continued)

  Dividends declared and paid on the Common Stock will depend upon the financial performance of the Financial Services Businesses. Dividends declared and paid on the Common Stock will not depend upon or be affected by the financial performance of the Closed Block Business, unless the Closed Block Business is in financial distress. Dividends declared and paid on the Common Stock also will not be affected by decisions with respect to dividend payments on the Class B Stock except as indicated in the following paragraph.

  Dividends declared and paid on the Class B Stock will depend upon the financial performance of the Closed Block Business and, as the Closed Block matures, the holders of the Class B Stock will receive the surplus of the Closed Block Business no longer required to support the Closed Block for regulatory purposes. Dividends on the Class B Stock will be payable in an aggregate amount per year at least equal to the lesser of (i) a "Target Dividend Amount" of $19.25 million or (ii) the "CB Distributable Cash Flow" for such year, which is a measure of the net cash flows of the Closed Block Business. Notwithstanding this formula, as with any common stock, the Company will retain the flexibility to suspend dividends on the Class B Stock; however, if CB Distributable Cash Flow exists for any period and Prudential Financial, Inc. chooses not to pay dividends on the Class B Stock in an aggregate amount at least equal to the lesser of the CB Distributable Cash Flow or the Target Dividend Amount for that period, then cash dividends cannot be paid on the Common Stock with respect to such period. The principal component of "CB Distributable Cash Flow" will be the amount by which Surplus and Related Assets, determined according to statutory accounting principles, exceed surplus that would be required for the Closed Block Business considered as a separate insurer; provided, however, that "CB Distributable Cash Flow" counts such excess only to the extent distributable as a dividend by The Prudential Insurance Company of America under specified (but not all) provisions of New Jersey insurance law. The Company currently anticipates that CB Distributable Cash Flow will substantially exceed the Target Dividend Amount.

  In the event of a liquidation, dissolution or winding-up of Prudential Financial, Inc., holders of Common Stock and holders of Class B Stock would be entitled to receive a proportionate share of the net assets of Prudential Financial, Inc. that remains after paying all liabilities and the liquidation preferences of any preferred stock, such proportion being based on the average market value per share of the Common Stock determined over a specified trading period ending 60 days after issuance and the issuance price per share of the Class B Stock.

  Since there is no legal separation of the two businesses, holders of Common Stock and holders, if any, of Class B Stock are common stockholders of Prudential Financial, Inc. and have a residual interest therein. Holders of Common Stock will have no interest in a legal entity representing the Financial Services Businesses and holders, if any, of Class B Stock have no interest in a legal entity representing the Closed Block Business and holders of each class of common stock will be subject to all of the risks associated with an investment in Prudential Financial, Inc.

  Net income for the Closed Block Business will be determined in accordance with GAAP, including expenses for the normal levels of amortization of deferred policy acquisition costs, investment management fees and interest expense associated with debt obligations. Cash flow between the Closed Block Business and the Financial Services Businesses will be determined based upon cash flows from the Closed Block using a policy servicing fee arrangement, a charge based upon insurance in-force and a charge determined based upon statutory cash premiums. To the extent actual expenses vary from these cash flow amounts, the difference will be recorded, on an after tax basis, as direct equity adjustments of the respective GAAP equity balances of each business.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

        Unaudited Interim Consolidated Statements of Financial Position
             September 30, 2001 and December 31, 2000 (In Millions)

                                         Pro Forma
                                       September  30, September 30, December 31,
                                            2001          2001          2000
                                       -------------- ------------- ------------
ASSETS
Fixed maturities:
 Available for sale, at fair value...     $113,059      $113,059      $ 83,827
 Held to maturity, at amortized
  cost...............................          532           532        12,448
Trading account assets, at fair
 value...............................        5,199         5,199         7,217
Equity securities, available for
 sale, at fair value.................        3,037         3,037         2,317
Commercial loans ....................       20,640        20,640        15,919
Policy loans.........................        8,750         8,750         8,046
Securities purchased under agreements
 to resell...........................        4,480         4,480         5,395
Cash collateral for borrowed
 securities..........................        3,963         3,963         3,858
Other long-term investments..........        5,117         5,117         4,459
Short-term investments...............        4,474         4,474         5,029
                                          --------      --------      --------
 Total investments...................      169,251       169,251       148,515
Cash and cash equivalents............       14,794        17,401         7,676
Accrued investment income............        1,871         1,871         1,916
Broker-dealer related receivables....        9,119         9,119        11,860
Deferred policy acquisition costs....        6,751         6,751         7,063
Other assets.........................       16,795        16,795        13,506
Separate account assets..............       74,523        74,523        82,217
                                          --------      --------      --------
 TOTAL ASSETS........................     $293,104      $295,711      $272,753
                                          ========      ========      ========
LIABILITIES AND EQUITY
LIABILITIES
Future policy benefits...............     $ 89,961       $88,982      $ 69,288
Policyholders' account balances......       43,680        43,680        32,722
Unpaid claims and claim adjustment
 expenses............................        2,005         2,005         2,120
Policyholders' dividends.............        2,237         2,237         1,463
Securities sold under agreements to
 repurchase..........................       15,171        15,171        15,010
Cash collateral for loaned
 securities..........................        7,805         7,805        11,053
Income taxes payable.................        1,704         1,712         1,610
Broker-dealer related payables.......        6,571         6,571         5,965
Securities sold but not yet
 purchased...........................        3,057         3,057         4,959
Short-term debt......................        9,848         9,848        11,131
Long-term debt.......................        3,214         3,214         2,502
Other liabilities....................       15,670        14,801        12,105
Separate account liabilities.........       74,523        74,523        82,217
                                          --------      --------      --------
 Total liabilities...................      275,446       273,606       252,145
                                          --------      --------      --------
COMMITMENTS AND CONTINGENCIES
EQUITY
Accumulated other comprehensive
 income .............................        1,379         1,379           234
Common stock.........................            5           --            --
Additional paid-in capital...........       16,274           --            --
Retained earnings....................          --         20,726        20,374
                                          --------      --------      --------
 Total equity........................       17,658        22,105        20,608
                                          --------      --------      --------
 TOTAL LIABILITIES AND EQUITY........     $293,104      $295,711      $272,753
                                          ========      ========      ========

        See Notes to Unaudited Interim Consolidated Financial Statements

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

            Unaudited Interim Consolidated Statements of Operations Nine Months Ended September 30, 2001 and 2000 (In Millions)

                                                                2001     2000
                                                               -------  -------
REVENUES
Premiums.....................................................  $ 9,112  $ 7,509
Policy charges and fee income................................    1,298    1,192
Net investment income........................................    6,895    7,057
Realized investment losses, net..............................     (270)    (151)
Commissions and other income.................................    3,332    4,272
                                                               -------  -------
 Total revenues..............................................   20,367   19,879
                                                               -------  -------
BENEFITS AND EXPENSES
Policyholders' benefits......................................    9,394    7,753
Interest credited to policyholders' account balances.........    1,338    1,321
Dividends to policyholders...................................    2,108    2,050
General and administrative expenses..........................    6,946    7,297
Demutualization expenses.....................................      199      113
                                                               -------  -------
 Total benefits and expenses.................................   19,985   18,534
                                                               -------  -------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES........      382    1,345
                                                               -------  -------
Income taxes.................................................       30      679
                                                               -------  -------
NET INCOME...................................................  $   352  $   666
                                                               =======  =======


        See Notes to Unaudited Interim Consolidated Financial Statements

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

         Unaudited Interim Consolidated Statements of Changes in Equity
   Nine Months Ended September 30, 2001 and Year Ended December 31, 2000 (In
                                   Millions)

                           Accumulated Other Comprehensive Income (Loss)
                          -----------------------------------------------
                                         Net                    Total
                            Foreign   Unrealized             Accumulated
                           Currency   Investment  Pension       Other
                          Translation   Gains    Liability  Comprehensive Retained  Total
                          Adjustments  (Losses)  Adjustment Income (Loss) Earnings Equity
                          ----------- ---------- ---------- ------------- -------- -------
Balance, December 31,
 1999...................       (18)       (660)       (7)        (685)     19,976   19,291
Comprehensive income:
 Net income.............                                                      398      398
 Other comprehensive
  income, net of tax:
 Change in foreign
  currency translation
  adjustments...........       (89)                               (89)                 (89)
 Change in net
  unrealized investment
  gains.................                 1,019                  1,019                1,019
 Additional pension
  liability adjustment..                             (11)         (11)                 (11)
                                                                                   -------
 Other comprehensive
  income................                                                               919
                                                                                   -------
Total comprehensive
 income.................                                                             1,317
                            ------      ------      ----       ------     -------  -------
Balance, December 31,
 2000...................    $ (107)     $  359      $(18)      $  234     $20,374  $20,608
Comprehensive income:
 Net income.............                                                      352      352
 Other comprehensive
  income, net of tax:
 Change in foreign
  currency translation
  adjustments...........       (41)                               (41)                 (41)
 Change in net
  unrealized investment
  gains.................                 1,186                  1,186                1,186
 Additional pension
  liability adjustment..                             --           --                   --
                                                                                   -------
 Other comprehensive
  income................                                                             1,145
                                                                                   -------
Total comprehensive
 income ................                                                             1,497
                            ------      ------      ----       ------     -------  -------
Balance, September 30,
 2001...................    $ (148)     $1,545      $(18)      $1,379     $20,726  $22,105
                            ======      ======      ====       ======     =======  =======


        See Notes to Unaudited Interim Consolidated Financial Statements

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

            Unaudited Interim Consolidated Statements of Cash Flows Nine Months Ended September 30, 2001 and 2000 (In Millions)

                                                               2001      2000
                                                             --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.................................................  $    352  $    666
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Realized investment gains, net............................       270       151
 Policy charges and fee income.............................      (347)      (80)
 Interest credited to policyholders' account balances......     1,338     1,321
 Depreciation and amortization, including premiums and
  discounts................................................       257       464
 Change in:
 Deferred policy acquisition costs.........................      (146)     (177)
 Future policy benefits and other insurance liabilities....       472       921
 Trading account assets....................................     2,124    (6,476)
 Income taxes payable......................................      (485)      589
 Broker-dealer related receivables/payables................     3,347      (936)
 Securities purchased under agreements to resell...........       915    (3,696)
 Cash collateral for borrowed securities...................      (105)     (999)
 Cash collateral for loaned securities.....................    (3,248)    1,643
 Securities sold but not yet purchased.....................    (1,902)    2,872
 Securities sold under agreements to repurchase............       161     9,541
 Other, net................................................      (482)   (1,116)
                                                             --------  --------
  Cash flows from operating activities.....................     2,521     4,688
                                                             --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale/maturity of:
 Fixed maturities, available for sale......................    93,465    56,526
 Fixed maturities, held to maturity........................       137     2,681
 Equity securities, available for sale.....................     3,329     2,350
 Commercial loans..........................................     4,503     1,104
 Other long-term investments...............................       526       621
Payments for the purchase of:
 Fixed maturities, available for sale......................   (95,132)  (58,716)
 Fixed maturities, held to maturity........................      (175)   (1,479)
 Equity securities, available for sale.....................    (1,469)   (2,145)
 Commercial loans..........................................    (1,153)     (871)
 Other long-term investments...............................    (1,073)     (559)
Cash acquired from Kyoei Life Insurance Co., Ltd. .........     5,912       --
Short-term investments.....................................       753      (717)
                                                             --------  --------
  Cash flows from (used in) investing activities...........     9,623    (1,205)
                                                             --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Policyholders' account deposits............................     4,785     4,960
Policyholders' account withdrawals.........................    (6,375)   (6,399)
Net increase (decrease) in short-term debt.................    (1,970)       73
Proceeds from the issuance of long-term debt...............     1,515       819
Repayments of long-term debt...............................      (374)     (554)
                                                             --------  --------
  Cash flows used in financing activities..................    (2,419)   (1,101)
                                                             --------  --------
NET INCREASE IN CASH AND CASH EQUIVALENTS..................     9,725     2,382
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...............     7,676     6,427
                                                             --------  --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...................  $ 17,401  $  8,809
                                                             ========  ========

        See Notes to Unaudited Interim Consolidated Financial Statements

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

         Notes to Unaudited Interim Consolidated Financial Statements

1. BUSINESS AND BASIS OF PRESENTATION

  The Prudential Insurance Company of America and its subsidiaries (collectively, "Prudential" or the "Company") provide financial services throughout the United States and in many foreign countries. The Company's businesses provide a full range of insurance, investment, securities and other financial products and services to both retail and institutional customers. Principal products and services provided include life insurance, property and casualty insurance, annuities, mutual funds, pension and retirement related investments and administration, asset management, and securities brokerage.

  The unaudited consolidated financial statements include the accounts of The Prudential Insurance Company of America, a mutual life insurance company, its majority-owned subsidiaries, and those partnerships and joint ventures in which the Company has a controlling financial interest, except in those instances where the Company cannot exercise control because the minority owners have substantive participating rights in the operating and capital decisions of the entity. All significant intercompany balances and transactions have been eliminated. Generally accepted accounting principles ("GAAP") require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and to disclose significant events that occurred during the reporting period and contingencies at the reporting date. Actual results could differ from those estimates. In the opinion of management, all adjustments necessary for a fair statement of the financial position and results of operations have been made. All such adjustments are of a normal, recurring nature. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the full year. These financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2000.

Demutualization

  On February 10, 1998, the Board of Directors of Prudential authorized its management to take the preliminary steps necessary to permit Prudential to demutualize and become a stock company. On July 1, 1998, legislation was enacted in New Jersey that would permit the demutualization to occur and that specified the process for demutualization. On December 15, 2000, the Board of Directors of Prudential unanimously adopted a Plan of Reorganization, which provides the framework under which Prudential will convert from a mutual structure to stock ownership. In May 2001, the Company completed the mailing of a policyholder information statement and ballot to eligible policyholders, with a voting period that ended July 31, 2001. In early August the Company submitted to the New Jersey Department of Banking and Insurance certified results of the vote, in which approximately 91% of the 4.1 million votes cast voted to approve the plan of reorganization. The New Jersey Commissioner of Banking and Insurance approved the plan of reorganization in October 2001. The Company anticipates completing the demutualization in the fourth quarter of 2001. However, there is no certainty that the demutualization will be completed in this time frame or that the necessary approvals will be obtained. It is also possible that after careful review, Prudential could decide not to demutualize or could decide to delay its plans.

  Prudential's management currently anticipates that Prudential's proposed plan of reorganization will include the establishment of a new holding company, Prudential Financial, Inc. ("PFI"), whose stock will be publicly traded. Prudential will become a direct or indirect wholly-owned subsidiary of PFI. Prudential's management also currently intends to propose that a corporate reorganization occur concurrently or within 30 days of the demutualization whereby the stock of various of Prudential's subsidiaries (including its property and casualty insurance companies, its principal securities brokerage companies, its international insurance companies, its principal asset management operations, and its international securities and investments, domestic banking, real estate franchise and relocation management operations), together with certain related assets and liabilities, would be dividended to PFI. If effected, the corporate reorganization can be expected to materially reduce invested assets, net income and total equity of Prudential, which would be an insurance subsidiary of PFI after the corporate reorganization, although it would have no effect on the consolidated assets, net income or total equity of PFI.

  The terms of the foregoing transactions have not been finalized by Prudential or approved by the applicable regulatory authorities and may be subject to change as the transactions develop. Prudential's demutualization could proceed without any one or all of these transactions, and there is no assurance that such transactions will be pursued.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

         Notes to Unaudited Interim Consolidated Financial Statements

2. DERIVATIVE AND OFF-BALANCE SHEET CREDIT-RELATED INSTRUMENTS

Adoption of Statement of Financial Accounting Standards No. 133

  The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, on January 1, 2001. The adoption of this statement did not have a material impact on the results of operations of the Company.

  The Company, upon its adoption of SFAS 133, reclassified approximately $12.1 billion of held-to-maturity securities as "available-for-sale" so that those securities would be eligible as hedged items in future fair-value and cash-flow hedge transactions. This reclassification resulted in a net unrealized gain of $94 million, net of tax, which was recorded as a component of "Accumulated other comprehensive income". Under the provisions of SFAS No. 133, such a reclassification does not call into question the Company's intent to hold current or future debt securities to their maturity.

Derivative Financial Instruments

  A derivative is a financial instrument whose value is derived from interest rates, foreign exchange rates, financial indices, or the value of securities or commodities. Derivative financial instruments used by the Company include swaps, futures, forwards and option contracts and may be exchange-traded or contracted in the over-the-counter market. The Company uses derivative financial instruments to seek to reduce market risk from changes in interest rates or foreign currency exchange rates and to alter interest rate or currency exposures arising from mismatches between assets and liabilities. Additionally, derivatives are used in the Company's broker-dealer operations and in a limited-purpose subsidiary for trading purposes.

  Derivatives held for trading purposes are used in the Company's broker-dealer operations and in a limited-purpose subsidiary primarily to meet the needs of customers by structuring transactions that allow customers to manage their exposure to interest rates, foreign exchange rates, indices or prices of securities and commodities. Trading derivative positions are valued daily, generally by obtaining quoted market prices or through the use of pricing models. Values are affected by changes in interest rates, currency exchange rates, credit spreads, market volatility and liquidity. The Company monitors these exposures through the use of various analytical techniques. The fair value of derivatives held for trading purposes recorded in "Trading account assets" and "Other liabilities" was $956 million and $1,023 million, respectively, as of September 30, 2001.

  Derivatives held for purposes other than trading are primarily used to seek to reduce exposure to interest rate and foreign currency risks associated with assets held or expected to be purchased or sold, and liabilities incurred or expected to be incurred. Additionally, other than trading derivatives are used to change the characteristics of the Company's asset/liability mix as part of the Company's risk management activities. The fair value of derivatives held for purposes other than trading recorded in "Other long-term investments" and "Other Liabilities" was $48 million and $6 million, respectively, as of September 30, 2001.

Accounting for Derivatives and Hedging Activities

Derivatives held for trading purposes

  Derivatives held for trading purposes are included at fair value in "Trading account assets", "Other liabilities" or "Broker-dealer related receivables/payables" in the Consolidated Statements of Financial Position, and realized and unrealized changes in fair value are included in "Commissions and other income" of the Consolidated Statements of Operations in the periods in which the changes occur. Cash flows from trading derivatives are reported in the operating activities section of the Consolidated Statements of Cash Flows.

Derivatives held for purposes other than trading

  Derivatives held for purposes other than trading are recognized on the Consolidated Statements of Financial Position at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value" hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

         Notes to Unaudited Interim Consolidated Financial Statements

2. DERIVATIVE AND OFF-BALANCE SHEET CREDIT-RELATED INSTRUMENTS (continued)

received or paid related to a recognized asset or liability ("cash flow" hedge), (3) a foreign-currency fair-value or cash-flow hedge ("foreign currency" hedge), (4) a hedge of a net investment in a foreign operation, (5) derivatives that do not qualify for hedge accounting.

  Changes in the fair value of a derivative that is highly effective as, and that is designated and qualifies as, a fair-value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current-period earnings as part of "Realized investment gains (losses), net". Changes in the fair value of a derivative that is highly effective as, and that is designated and qualifies as, a cash-flow hedge are recorded in "Accumulated other comprehensive income", until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings). At that time, the related portion of deferred gains or losses would be reclassified to the income statement classification of the hedged item. No component of the Company's derivatives used as fair value hedges was excluded from the assessment of the hedge effectiveness. The Company recorded a net loss of $64 million in "Accumulated other comprehensive income" as of September 30, 2001 for derivative instruments designated as cash-flow hedges. Changes in the fair value of derivatives that are highly effective as, and that are designated and qualify as, foreign-currency hedges are recorded in either current-period earnings or "Accumulated other comprehensive income", depending on whether the hedge transaction is a fair-value hedge (e.g., a hedge of a firm commitment that is to be settled in a foreign currency) or a cash-flow hedge (e.g., a foreign-currency-denominated forecasted transaction). If, however, a derivative is used as a hedge of a net investment in a foreign operation, its changes in fair value, to the extent effective as a hedge, are recorded in the cumulative translation adjustments account within other comprehensive income. For the nine months ended September 30, 2001, the Company recorded $50 million to cumulative translation adjustments account as a result of these hedges. If the Company's use of derivatives does not meet the criteria to apply hedge accounting as described above, the derivatives are recorded at fair value in "Other long-term investments" or "Other liabilities" in the Consolidated Statements of Financial Position, and changes in their fair value are included in current earnings without considering changes in fair value of the hedged assets or liabilities. Cash flows from other than trading derivatives are reported in the investing activities section in the Consolidated Statements of Cash Flows.


  The ineffective portion of a derivative, accounted for using hedge accounting as described above, is recorded in "Realized investment gains (losses), net". The ineffective portion of derivatives accounted for using both cash flow and fair value hedge accounting for the period ended September 30, 2001, did not have a material impact to the results of operations of the Company.

  For the nine months ended September 30, 2001, a pre-tax loss of $16 million was recorded and reclassified from other comprehensive income into current period earnings. It is anticipated that a pre-tax gain of approximately $20 million will be recorded and reclassified from other comprehensive income to earnings within the next twelve months. Within the Company's reported earnings, the amounts reclassified from other comprehensive income into earnings are offset by equal amounts pertaining to the hedged items. The maximum length for which variable cash flows are hedged is 22 years.

  The Company occasionally purchases a financial instrument that contains a derivative instrument that is "embedded" in the financial instrument. Upon purchasing the instrument, the Company assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the financial instrument (i.e., the host contract) and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and (2) a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract, carried at fair value, and changes in its fair value are included in "Realized investment gains (losses), net".

  The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

         Notes to Unaudited Interim Consolidated Financial Statements


2. DERIVATIVE AND OFF-BALANCE SHEET CREDIT-RELATED INSTRUMENTS (continued)

linking all derivatives that are designated as fair-value, cash-flow, or foreign-currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively, as described below.

  The Company discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including firm commitments or forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) the derivative is no longer designated as a hedge instrument, because a) it is unlikely that a forecasted transaction will occur; b) because a hedged firm commitment no longer meets the definition of a firm commitment; or c) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

  When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the derivative will continue to be carried on the balance sheet at its fair value, and the hedged asset or liability, which normally would not be carried at fair value, will no longer be adjusted for changes in fair value. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the derivative will continue to be carried on the balance sheet at its fair value, and any asset or liability that was recorded pursuant to recognition of the firm commitment will be removed from the balance sheet and recognized as a gain or loss in current-period earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current-period earnings. For the nine months ended September 30, 2001, there were no reclassifications to earnings due to firm commitments no longer deemed probable. Also, none of the Company's cash flow hedges have been discontinued because it was probable that the original forecasted transaction would not occur by the end of the originally specified time period documented at the inception of the hedging relationship.

 Roll Forward of Current Period Cash Flow Hedges in Other Comprehensive Income

                                 (In Millions)

     Additions due to Cumulative effect of change in accounting principle upon adoption of FAS 133 at 1/1/2001................... $  8
     Net deferred losses on cash flow hedges from 1/1/2001 -
      9/30/2001........................................................  (88)
     Amount reclassified into current period earnings..................   16
                                                                        ----
       Balance, September 30, 2001..................................... $(64)
                                                                        ====

3. NEW ACCOUNTING PRONOUNCEMENTS

  In September 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125". The Company has adopted the provisions of SFAS No. 140 relating to transfers and extinguishments of liabilities which are effective for periods occurring after March 31, 2001. The adoption did not have a material effect on the results of operations of the Company. The Company has adopted disclosures about collateral and for recognition and reclassification of collateral required under the statement for fiscal years ending after December 15, 2000.

  In June 2001, the FASB issued SFAS No. 141, "Business Combinations". SFAS No. 141 requires that the Company account for all business combinations in the scope of the statement using the purchase method. SFAS

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

         Notes to Unaudited Interim Consolidated Financial Statements


3. NEW ACCOUNTING PRONOUNCEMENTS (continued)

No. 141 is effective for business combinations initiated after June 30, 2001 and to business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. The Company will apply SFAS No. 141 to business combinations occurring during the periods for which the statement is effective.

  In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 requires that an intangible asset that is acquired either individually or with a group of other assets shall be initially recognized and measured based on fair value. An intangible asset with a finite life is amortized over its useful life to the reporting entity; an intangible asset with an indefinite useful life, including goodwill, is not amortized. All intangible assets shall be tested for impairment in accordance with the statement. SFAS No. 142 is effective for fiscal years beginning after March 15, 2001; however, goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the nonamortization and amortization provisions of this statement. The Company will adopt the provisions of SFAS 142 as of January 1, 2002 and is currently assessing the effect that this statement will have on its results of operations and financial position.

  In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB No. 30"), for the disposal of a segment of a business, eliminating the requirement that discontinued operations be measured at net realizable value or that entities include losses that have not yet occurred. This statement also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary.

  SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. An impairment for assets that are not considered to be disposed of is recognized only if the carrying amounts of long-lived assets are not recoverable and exceed their fair values. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations and cash flows that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively. The Company will comply with SFAS No. 144 for all applicable transactions occurring during periods for which the statement is effective. The Company is currently assessing the effect that this statement will have on its results of operations and financial position.

4. ACQUISITION OF KYOEI LIFE INSURANCE COMPANY, LTD.

  In April 2001, the Company completed the acquisition of Kyoei Life Insurance Co., Ltd. ("Kyoei"), a stock life insurance company located in Japan, which has been accounted for as a purchase. Kyoei was renamed Gibraltar Life Insurance Company, Ltd. ("Gibraltar Life") by the Company concurrent with the acquisition. Gibraltar Life provides financial services throughout Japan. Gibraltar Life primarily offers four types of insurance products: individual insurance, including life and indemnity health coverage; individual annuities; group life insurance; and group annuities. It distributes these products through an agency force and large employer groups. Gibraltar Life also has domestic and foreign subsidiaries, including non-insurance businesses, which are not material to its financial position or results of operations.

  On October 20, 2000, Gibraltar Life filed for reorganization under the Reorganization Law of Japan. The Reorganization Law, similar to Chapter 11 of the U.S. Bankruptcy Code, is intended to provide a mechanism for restructuring financially troubled companies by permitting the adjustment of the interests of creditors, shareholders and other interested parties. On October 20, 2000, the Tokyo District Court issued an order generally freezing the Company's assets and appointed an interim Trustee who, on October 23, 2000, was appointed as sole Trustee.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

         Notes to Unaudited Interim Consolidated Financial Statements


4. ACQUISITION OF KYOEI LIFE INSURANCE COMPANY, LTD. (continued)

  On April 2, 2001 the Tokyo District Court issued its official recognition order approving the Reorganization Plan, which has been submitted by the Trustee and approved by Gibraltar Life's creditors. The Reorganization Plan became effective immediately upon the issuance of the recognition order, and is binding upon Gibraltar Life, its creditors, including policyholders, its shareholders and other interested parties, whether or not they submitted claims or voted for or against the plan. The Reorganization Plan included the extinguishment of all existing stock for no consideration and the issuance of one million new shares of common stock. Pursuant to the Reorganization Plan, on April 19, 2001 the Company contributed (Yen)50 billion ($395 million) in cash to Gibraltar Life's capital and on April 20, 2001 received 100% of Gibraltar Life's newly issued common stock. The Company also provided (Yen)98 billion ($775 million) to Gibraltar Life in the form of a subordinated loan. On April 23, 2001, the Tokyo District Court declared the reorganization proceedings concluded and dismissed the Trustee.

  Under the Reorganization Plan, Gibraltar Life was restructured as follows:

 . Gibraltar Life was discharged from all financial indebtedness, retaining only liabilities under insurance policies and contracts, certain pension liabilities, liabilities incurred in the ordinary course of business and certain other claims approved by the Trustee. All existing shares of stock were extinguished without consideration.

 . Gibraltar Life's in force insurance policies, except for group life, collective term and reinsurance policies, were restructured as follows:

  * The guaranteed interest rate on in force policies was reduced to 1.75%.

  * Except for individual annuities, cash surrender values before surrender charges were reduced by an average of approximately 11%, and maturity values were reduced by 8%. Annuities will be subject to reductions only if they are surrendered.

  * Special surrender charges will be imposed on existing policies.

  * Although participating policies retain their current participating status, it is not anticipated that policy dividends will be paid in the near future.

 . In years four and eight following the recognition of the Reorganization Plan by the Tokyo District Court, a special dividend to certain Gibraltar Life policyholders will be payable based on 70% of net realized investment gains, if any, over the Trustee's valuation of real estate and loans, net of transaction costs and taxes. A liability will be recorded within policyholders' dividends for amounts expected to be distributed. The liability will be based on the difference between the current estimated fair values of loans and real estate at the date of the consolidated statement of financial position and the value of such assets included in the Reorganization Plan. The liability will be adjusted as purchase discounts and premiums on loans are accreted and amortized and as changes occur in estimates of fair value of loans and real estate that are expected to have an effect on the ultimate amount to be paid.

 . No funds were requested from the Life Insurance Policyholders Protection
  Corporation of Japan, which is the insurance industry guaranty fund in Japan.

  For purposes of inclusion in the Company's consolidated financial statements, Gibraltar Life has adopted a November 30 fiscal year end; therefore the Unaudited Consolidated Statement of Financial Position as of September 30, 2001 includes Gibraltar Life assets and liabilities as of August 31, 2001, and the Unaudited Statement of Operations for the nine months ended September 30, 2001 includes Gibraltar Life results for the period April 2, 2001 through August 31, 2001.

  The September 30, 2001 Unaudited Consolidated Statement of Financial Position includes Gibraltar Life assets and liabilities of $32.0 billion and $30.6 billion, respectively, and the Unaudited Statement of Operations for the nine months ended September 30, 2001 includes Gibraltar Life income from continuing operations before income taxes of $200 million. Pro forma information to reflect the acquisition of Gibraltar Life as if it had occurred as of an earlier date has been omitted, as the lack of continuity of operations of Gibraltar Life resulting from the implementation of the Reorganization Plan would render such pro forma information not meaningful.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

         Notes to Unaudited Interim Consolidated Financial Statements


4. ACQUISITION OF KYOEI LIFE INSURANCE COMPANY, LTD. (continued)

  The Unaudited Consolidated Statement of Financial Position as of September 30, 2001 includes Gibraltar Life value of business acquired ("VOBA") of $85 million. Gibraltar Life's VOBA was actuarially determined based on the present value of the projected future profits using the same assumptions that were used for computing the related liabilities, reduced for the cost of capital. However, the initial amount of VOBA was then reduced by the excess of the fair value of net assets acquired over the purchase price. VOBA will be amortized in proportion to the run-off of the associated business in force, at interest rates ranging from 1.30% to 2.00%. VOBA amortization expected to be recorded in each of the next five years is $12 million, $9 million, $8 million, $8 million and $7 million.

5. CAPITAL MARKETS RESTRUCTURING

  In the fourth quarter of 2000, Prudential Securities Group exited the lead managed equity underwriting for corporate issuers and institutional fixed income businesses. Exiting these businesses resulted in staff reductions of approximately 700 positions, including investment bankers, traders, analysts and other professional and support staff.

  At September 30, 2001, the remaining reserves for capital markets restructuring were $22.8 million, including $11.9 million for employee related costs.

6. TERRORIST ATTACKS ON THE UNITED STATES

  Losses from insurance claims arising in connection with the September 11, 2001 terrorist attacks, after release of existing reserves and reinsurance recoveries, had a negative effect on adjusted operating income and income from continuing operations before income taxes of approximately $50 million, and on net income of approximately $30 million, for the nine months ended September 30, 2001. These insurance losses are based on gross losses of approximately $220 million from group life, individual life, and property and casualty insurance claims. Approximately $37 million of the negative impact on adjusted operating income and income from continuing operations before income taxes related to the Financial Services Businesses, primarily in the Individual Life Insurance segment. The remainder of the losses related to the Traditional Participating Products segment.

7. SEGMENT INFORMATION

  The Company has organized its principal operations into Financial Services Businesses and a Traditional Participating Products segment. Within the Financial Services Businesses, the Company operates through four divisions which, together, encompass ten reportable segments. The four operating divisions within the Financial Services Businesses are: U.S. Consumer, Employee Benefits, International and Asset Management. The segments within the Financial Services Businesses as well as the Traditional Participating Products segment correspond to businesses for which discrete financial information is available and reviewed by management. Businesses that are not sufficiently material to warrant separate disclosure are included in Corporate and Other results. Collectively, the businesses that comprise the four operating divisions and Corporate and Other are referred to as the Financial Services Businesses.

  In managing its business, the Company analyzes the operating performance of each segment using "adjusted operating income", which is a non-GAAP measure. "Adjusted operating income" is calculated by adjusting income from continuing operations before income taxes to exclude certain items. The items excluded are realized investment gains, net of losses and related charges; sales practices remedies and costs; demutualization expenses; and the gains, losses and contribution to income/loss of divested businesses which have been sold but do not qualify for "discontinued operations" treatment under GAAP. Businesses that the Company has placed in wind-down status but are not divested remain in "adjusted operating income." In periods subsequent to the issuance of the Class B Stock and the establishment of the Closed Block Business, the measure of earnings used by management to evaluate results of the Closed Block Business will not include any adjustments to reflect results on an adjusted operating income basis.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

         Notes to Unaudited Interim Consolidated Financial Statements

7. SEGMENT INFORMATION (continued)

  The excluded items are important to an understanding of overall results of operations. "Adjusted operating income" is not a substitute for net income determined in accordance with GAAP and the Company's definition of "adjusted operating income" may differ from that used by other companies. However, the Company believes that the presentation of "adjusted operating income" as measured for management purposes enhances the understanding of results of operations by highlighting the results from ongoing operations and the underlying profitability factors of the Company's businesses.

  The Company excludes realized investment gains, net of losses and related charges, from "adjusted operating income" because the timing of transactions resulting in recognition of gains or losses is largely at the Company's discretion and the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities. Including the fluctuating effects of these transactions could distort trends in the underlying profitability of the businesses. The Company excludes sales practices remedies and costs because they relate to a substantial and identifiable non-recurring event. The Company excludes demutualization expenses as they are directly related to demutualization and could distort the trends associated with our business operations. The Company excludes the gains and losses and contribution to income/loss of divested businesses because, as a result of the decision to dispose of these businesses, these results are not relevant to the profitability of the Company's ongoing operations and could distort the trends associated with ongoing businesses.

  The related charges offset against net realized investment gains and losses relates to policyholder dividends, amortization of deferred policy acquisition costs, and reserves for future policy benefits. Net realized investment gains is one of the elements that the Company considers in establishing the domestic dividend scale and in providing for dividends to Gibraltar Life policyholders, and the related policyholder dividend charge represents the estimated portion of the Company's expense charge for policyholder dividends that is attributed to net realized investment gains that the Company considers in determining the dividend scale and Gibraltar Life dividends. Deferred policy acquisition costs for certain investment-type products are amortized based on estimated gross profits, which include net realized investment gains and losses on the underlying invested assets, and the related charge for amortization of deferred policy acquisition costs represents the portion of this amortization associated with net realized investment gains and losses. The reserves for certain policies are adjusted when cash flows related to these policies are affected by net realized investment gains, and the related charge for reserves for future policy benefits represents that adjustment.

  "Adjusted operating income" for each segment includes earnings on attributed equity established at a level which management considers necessary to support the segment's risks.

  Operating expenses specifically identifiable to a particular segment are allocated to that segment as incurred. Operating expenses not identifiable to a specific segment but which are incurred in connection with the generation of segment revenues are generally allocated based upon the segment's historical percentage of general and administrative expenses.

  The financial results of the International Insurance segment reflect the impact of currency hedging strategies, including internal hedges, whereby currency fluctuation exposure within reporting periods is assumed by Corporate and Other Operations.

  The Investment Management and Advisory Services segment revenues include intersegment revenues of $319 million and $313 million for the nine months ended September 30, 2001 and 2000, respectively, which primarily consist of asset-based management fees from the businesses of the U.S. Consumer and Employee Benefits divisions and the Traditional Participating Products segment. Management has determined the intersegment fees for the various asset classes with reference to market rates. These fees are eliminated in consolidation.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

         Notes to Unaudited Interim Consolidated Financial Statements

7. SEGMENT INFORMATION (continued)

  The summary below reconciles adjusted operating income to income from continuing operations before income taxes for the nine months ended September 30, 2001 and 2000.

                                                          2001
                          --------------------------------------------------------------------
                                                   Reconciling Items
                          --------------------------------------------------------------------
                                                                                   Income from
                                     Realized     Charges     Divested             Continuing
                                    Investment  Related to    Business             Operations
                          Adjusted    Gains      Realized    and Related  Demutu-    Before
                          Operating (Losses),      Gains       Runoff    alization   Income
                           Income      Net     (Losses), Net Operations  Expenses     Taxes
                          --------- ---------- ------------- ----------- --------- -----------
                                                     (In Millions)
Individual Life
 Insurance..............   $  242     $ (23)       $ --         $ --       $ --       $ 219
Private Client Group....     (160)       (2)         --           --         --        (162)
Retail Investments......      143       (51)          (1)         --         --          91
Property and Casualty
 Insurance..............       98        15          --           --         --         113
                           ------     -----        -----        -----      -----      -----
 Total U.S. Consumer
  Division..............      323       (61)          (1)         --         --         261
                           ------     -----        -----        -----      -----      -----
Group Insurance.........       49       (13)         --           --         --          36
Other Employee
 Benefits...............      110       (44)           4          --         --          70
                           ------     -----        -----        -----      -----      -----
 Total Employee Benefits
  Division..............      159       (57)           4          --         --         106
                           ------     -----        -----        -----      -----      -----
International
 Insurance..............      439        17          (10)         --         --         446
International Securities
 and Investments........      (41)      --           --           --         --         (41)
                           ------     -----        -----        -----      -----      -----
 Total International
  Division..............      398        17          (10)         --         --         405
                           ------     -----        -----        -----      -----      -----
Investment Management
 and Advisory Services..       91        (8)         --           --         --          83
Other Asset Management..       64       --           --           --         --          64
                           ------     -----        -----        -----      -----      -----
 Total Asset Management
  Division..............      155        (8)         --           --         --         147
                           ------     -----        -----        -----      -----      -----
Corporate and Other.....       55       112          --          (122)      (199)      (154)
                           ------     -----        -----        -----      -----      -----
 Total--Financial
  Services Businesses...    1,090         3           (7)        (122)      (199)       765
                           ------     -----        -----        -----      -----      -----
Traditional
 Participating Products
 segment................      289      (273)        (399)         --         --        (383)
                           ------     -----        -----        -----      -----      -----
 Total..................   $1,379     $(270)       $(406)       $(122)     $(199)     $ 382
                           ======     =====        =====        =====      =====      =====

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

          Notes to Unaudited Interim Consolidated Financial Statements


7. SEGMENT INFORMATION (continued)


                                                            2000
                          -------------------------------------------------------------------------
                                                      Reconciling Items
                          -------------------------------------------------------------------------
                                                              Divested                  Income from
                                     Realized     Charges     Business                  Continuing
                                    Investment  Related to      and                     Operations
                          Adjusted    Gains      Realized     Related                     Before
                          Operating (Losses),      Gains       Runoff   Demutualization   Income
                           Income      Net     (Losses), Net Operations    Expenses        Taxes
                          --------- ---------- ------------- ---------- --------------- -----------
                                                        (In Millions)
Individual Life
 Insurance..............   $  145     $  (4)       $ --         $--          $ --         $  141
Private Client Group....      278       --           --          --            --            278
Retail Investments......      214       (11)           4         --            --            207
Property and Casualty
 Insurance..............      165        11          --          --            --            176
                           ------     -----        -----        ----         -----        ------
 Total U.S. Consumer
  Division..............      802        (4)           4         --            --            802
                           ------     -----        -----        ----         -----        ------
Group Insurance.........       90        (4)         --          --            --             86
Other Employee
 Benefits...............      221      (123)           3         --            --            101
                           ------     -----        -----        ----         -----        ------
 Total Employee Benefits
  Division..............      311      (127)           3         --            --            187
                           ------     -----        -----        ----         -----        ------
International
 Insurance..............      211        20          --          --            --            231
International Securities
 and Investments........       51       --           --          --            --             51
                           ------     -----        -----        ----         -----        ------
 Total International
  Division..............      262        20          --          --            --            282
                           ------     -----        -----        ----         -----        ------
Investment Management
 and Advisory Services..      128         2          --          --            --            130
Other Asset Management..      108       --           --          --            --            108
                           ------     -----        -----        ----         -----        ------
 Total Asset Management
  Division..............      236         2          --          --            --            238
                           ------     -----        -----        ----         -----        ------
Corporate and Other.....       77      (107)         --          (69)         (113)         (212)
                           ------     -----        -----        ----         -----        ------
 Total--Financial
  Services Businesses...    1,688      (216)           7         (69)         (113)        1,297
                           ------     -----        -----        ----         -----        ------
Traditional
 Participating Products
 segment................      301        65         (318)        --            --             48
                           ------     -----        -----        ----         -----        ------
 Total..................   $1,989     $(151)       $(311)       $(69)        $(113)       $1,345
                           ======     =====        =====        ====         =====        ======

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

         Notes to Unaudited Interim Consolidated Financial Statements


7. SEGMENT INFORMATION (continued)

  Revenues for the Company's reportable segments for the nine months ended September 30, 2001 and 2000 are as follows:

                                                                  2001    2000
                                                                 ------- -------
                                                                  (In Millions)
Individual Life Insurance......................................  $ 1,371 $ 1,358
Private Client Group...........................................    1,628   2,095
Retail Investments.............................................    1,064   1,218
Property and Casualty Insurance................................    1,534   1,364
                                                                 ------- -------
 Total U.S. Consumer Division..................................    5,597   6,035
                                                                 ------- -------
Group Insurance................................................    2,399   2,035
Other Employee Benefits........................................    1,975   2,054
                                                                 ------- -------
 Total Employee Benefits Division..............................    4,374   4,089
                                                                 ------- -------
International Insurance........................................    2,973   1,428
International Securities and Investments.......................      413     545
                                                                 ------- -------
 Total International Division..................................    3,386   1,973
                                                                 ------- -------
Investment Management and Advisory Services....................      610     649
Other Asset Management.........................................      313     358
                                                                 ------- -------
Total Asset Management Division................................      923   1,007
                                                                 ------- -------
Corporate and Other............................................      220     379
                                                                 ------- -------
 Total--Financial Services Businesses..........................   14,500  13,483
                                                                 ------- -------
Traditional Participating Products segment.....................    5,867   6,396
                                                                 ------- -------
 Total.........................................................  $20,367 $19,879
                                                                 ======= =======

8. CONTINGENCIES AND LITIGATION

  A joint venture in which an affiliate of Prudential Securities Group is a participant brought an arbitration claim against Kyocera Corporation alleging, among other things, claims of breach of contract relating to the manufacture and distribution of computer disk drives. The arbitration panel decided in favor of the claimants. The Company's share of damages, with interest, would exceed $250 million. A federal district court in the Northern District of California has confirmed the award and entered judgment in favor of the claimants. Kyocera has appealed the decision to the United States Court of Appeals for the Ninth Circuit. As with any litigation, the outcome remains uncertain until all appeals have been concluded or the time to appeal has expired and, accordingly, the Company has not included the award in its results of operations.

  For further discussion of contingencies and litigation see Note 17 of the audited consolidated financial statements for the year ended December 31, 2000.

9. PRO FORMA INFORMATION

  The pro forma Statement of Financial Position as of September 30, 2001 gives effect to the demutualization as if it had occurred as of September 30, 2001. As a result of the demutualization, there will be a significant change to the capitalization of the Company. Accordingly, an unaudited pro forma column is shown to reflect that change in capitalization. The pro forma Statement of Financial Position is based on available information, including the plan of reorganization and other assumptions believed to be reasonable. However, the pro forma information does not reflect the proceeds of the initial public offering of the Common Stock or any other securities that may be issued at the time of demutualization. The pro forma Statement of Financial Position is not necessarily indicative of the consolidated financial position had the demutualization actually occurred on the date assumed and does not project or forecast the consolidated financial position for any future date.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

         Notes to Unaudited Interim Consolidated Financial Statements


9. PRO FORMA INFORMATION (continued)

  The pro forma Statement of Financial Position assumes the following:

  . payment of $2,607 million to eligible policyholders who will receive cash, based upon an assumed initial public offering price of $27.50 per share;

  . establishment of a liability of $979 million to fund policy credits to be distributed to certain policyholders in lieu of cash or Common Stock;

  . establishment of a liability of $817 million for cash payments to be made to or on behalf of policyholders whom we cannot locate;

  . establishment of a liability for non-recurring expenses of $44 million, net of tax benefit of $8 million, related to demutualization costs and expenses assumed to be incurred at the date of the demutualization; and

  . adjustment of retained earnings to reflect the above assumptions and reclassification of the remaining retained earnings to "Common stock" and "Additional paid-in capital" to reflect the demutualization.

  This pro forma information reflects the distribution to eligible policyholders and the reclassification of equity that is expected to occur at the time of demutualization.

10. QUARTERLY RESULTS OF OPERATIONS

  The quarterly results of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 are summarized in the table below:


                                      For The Three Months Ended:
                             -------------------------------------------------
                             December 31 (a) September 30  June 30    March 31
                             --------------- ------------  -------    --------
                                             (In Millions)
2000
----
Total revenues                   $6,665         $6,311     $6,730      $6,838
Total benefits and expenses       7,283          6,115      6,273       6,146
Income from continuing
 operations before income
 taxes                             (618)           196        457         692
Net income (loss)                  (268)(b)         67        223         376
2001
----
Total revenues                                  $6,399     $7,221      $6,747
Total benefits and expenses                      6,896      7,065       6,024
Income from continuing
 operations before income
 taxes                                            (497)       156         723
Net income (loss)                                 (280)(c)    195(d)      437

(a) Results for the three months ended December 31, 2000 include a pre-tax charge of $476 million in connection with the exiting, by Prudential Securities Group, of the lead-managed equity underwriting for corporate issuers and institutional fixed income businesses.
(b) Net loss for the three months ended December 31, 2000 includes a gain of $77 million, net of taxes of $44 million, representing a reduction of the previously recognized loss on disposal of the Company's discontinued healthcare business which was sold in 1999.
(c) Net income for the three months ended September 30, 2001 includes equity tax benefit of $100 million.
(d) Net income for the three months ended June 30, 2001 includes equity tax benefit of $100 million.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

        Unaudited Supplemental Combining Statement of Financial Position
                        September 30, 2001 (In Millions)

                                           Financial   Traditional
                                            Services  Participating
                                           Businesses   Products    Consolidated
                                           ---------- ------------- ------------
ASSETS
Fixed maturities:
 Available for sale, at fair value.......   $ 68,018     $45,041      $113,059
 Held to maturity, at amortized cost.....        532         --            532
Trading account assets, at fair value....      5,199         --          5,199
Equity securities, available for sale, at
 fair value..............................      2,026       1,011         3,037
Commercial loans.........................     12,756       7,884        20,640
Policy loans.............................      3,008       5,742         8,750
Securities purchased under agreements to
 resell..................................      4,480         --          4,480
Cash collateral for borrowed securities..      3,963         --          3,963
Other long-term investments..............      3,811       1,306         5,117
Short-term investments...................      2,773       1,701         4,474
                                            --------     -------      --------
 Total investments.......................    106,566      62,685       169,251
Cash and cash equivalents................     13,209       4,192        17,401
Accrued investment income................        977         894         1,871
Broker-dealer related receivables........      9,119         --          9,119
Deferred policy acquisition costs........      5,525       1,226         6,751
Other assets.............................     13,798       2,997        16,795
Separate account assets..................     74,523         --         74,523
                                            --------     -------      --------
 TOTAL ASSETS............................   $223,717     $71,994      $295,711
                                            ========     =======      ========
LIABILITIES AND ATTRIBUTED EQUITY
LIABILITIES
Future policy benefits...................   $ 41,932     $47,050      $ 88,982
Policyholder's account balances..........     38,206       5,474        43,680
Unpaid claims and claim adjustment
 expenses................................      2,005         --          2,005
Policyholders' dividends.................        963       1,274         2,237
Securities sold under agreements to
 repurchase..............................      9,479       5,692        15,171
Cash collateral for loaned securities....      6,264       1,541         7,805
Income taxes payable.....................      1,550         162         1,712
Broker-dealer related payables...........      6,571         --          6,571
Securities sold but not yet purchased....      3,057         --          3,057
Short-term debt..........................      9,720         128         9,848
Long-term debt...........................      2,983         231         3,214
Other liabilities........................     11,781       3,020        14,801
Separate account liabilities.............     74,523         --         74,523
                                            --------     -------      --------
 Total liabilities.......................    209,034      64,572       273,606
                                            --------     -------      --------
COMMITMENTS AND CONTINGENCIES
ATTRIBUTED EQUITY
Accumulated other comprehensive income...      1,102         277         1,379
Attributed equity........................     13,581       7,145        20,726
                                            --------     -------      --------
 Total attributed equity.................     14,683       7,422        22,105
                                            --------     -------      --------
 TOTAL LIABILITIES AND ATTRIBUTED
  EQUITY.................................   $223,717     $71,994      $295,711
                                            ========     =======      ========

      See Notes to Unaudited Supplemental Combining Financial Information

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

            Unaudited Supplemental Combining Statement of Operations
               Nine Months Ended September 30, 2001 (In Millions)

                                          Financial   Traditional
                                           Services  Participating
                                          Businesses   Products    Consolidated
                                          ---------- ------------- ------------
REVENUES
Premiums................................   $ 6,013      $3,099       $ 9,112
Policy charges and fee income...........     1,298         --          1,298
Net investment income...................     3,937       2,951         6,888
Commissions and other income............     3,264          90         3,354
                                           -------      ------       -------
 Total revenues.........................    14,512       6,140        20,652
                                           -------      ------       -------
BENEFIT AND EXPENSES
Policyholders' benefits.................     5,932       3,464         9,396
Interest credited to policyholders'
 account balances.......................     1,236         102         1,338
Dividends to policyholders..............       126       1,573         1,699
General and administrative expenses.....     6,128         712         6,840
                                           -------      ------       -------
 Total benefits and expenses............    13,422       5,851        19,273
                                           -------      ------       -------
ADJUSTED OPERATING INCOME...............     1,090         289         1,379
                                           -------      ------       -------
Items excluded from adjusted operating
 income
 Realized investment gains (losses),
  net, and related charges:
 Realized investment gains (losses),
  net...................................         3        (273)         (270)
 Related charges........................        (7)       (399)         (406)
                                           -------      ------       -------
 Total realized investment gains
  (losses), net, and related charges....        (4)       (672)         (676)
                                           -------      ------       -------
 Divested businesses....................      (122)        --           (122)
 Demutualization........................      (199)        --           (199)
                                           -------      ------       -------
INCOME (LOSS) FROM CONTINUING OPERATIONS
 BEFORE INCOME TAXES....................       765        (383)          382
                                           -------      ------       -------
 Income tax expense (benefit)...........        60         (30)           30
                                           -------      ------       -------
NET INCOME (LOSS).......................   $   705      $ (353)      $   352
                                           =======      ======       =======


      See Notes to Unaudited Supplemental Combining Financial Information

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

        Notes to Unaudited Supplemental Combining Financial Information

1. BASIS OF PRESENTATION

  The unaudited supplemental financial information presents, on a combining basis, the consolidated GAAP results of The Prudential Insurance Company of America, separately reporting the results of the Financial Services Businesses and the Traditional Participating Products segment. The Financial Services Businesses and Traditional Participating Products segment are both fully integrated operations of The Prudential Insurance Company of America (the "Company") and are not separate legal entities.

  The Traditional Participating Products segment has historically sold participating insurance and annuity products, which, upon demutualization, will no longer be offered. The liabilities for these products will then be segregated, together with assets which will be used exclusively for the payment of guaranteed benefits and policyholder dividends, expenses and taxes with respect to these products, in a regulatory mechanism referred to as the "Closed Block." A minor portion of our Traditional Participating Products segment historically has consisted of other traditional insurance products that will not be included in the Closed Block. The Financial Services Businesses consist of the Company's individual life insurance operations (other than participating insurance products), mutual funds, fixed and variable annuities (other than participating annuity products), defined contribution and other retirement products, brokerage and financial advisory services and asset management services. The schedule presents the results of the Financial Services Businesses and Traditional Participating Products segment, as if they were separate reporting entities. This schedule is provided as supplemental information to the consolidated financial statements of the Company and should be read in conjunction with the unaudited interim consolidated financial statements and audited annual consolidated financial statements of the Company.

  This combining supplemental schedule reflects the assets, liabilities, revenues and expenses directly attributable to the Financial Services Businesses and Traditional Participating Products segment, as well as allocations deemed reasonable by management in order to fairly present the financial position and results of operations of each business on a stand alone basis. While management considers the allocations utilized to be reasonable, management has the discretion to make operational and financial decisions which may affect the allocation methods and resulting assets, liabilities, revenues and expenses of each business. In addition, management has discretion over accounting policies and the appropriate allocation of earnings between the two businesses.

  The net investment income of the Financial Services Businesses and Traditional Participating Products segment includes earnings based upon the amount of equity management believes is necessary to support the business risks of each, which differs from equity included in the Statement of Financial Position.

  General corporate overhead not directly attributable to a specific business but which has been incurred in connection with the generation of the businesses revenues has generally been allocated based on each businesses' historical general and administrative expenses as a percentage of the total for the Company.

  Income taxes are allocated between the Financial Services Businesses and the Traditional Participating Products segment as if they were separate companies based on the taxable income, losses and other tax characterizations of each business. If a business generates benefits (such as net operating losses), it will be entitled to record such tax benefits to the extent they are expected to be utilized on a consolidated basis.

  In managing its business, the Company analyzes the operating performance of each segment using "adjusted operating income", which is a non-GAAP measure. "Adjusted operating income" is calculated by adjusting income from continuing operations before income taxes to exclude certain items. The items excluded are realized investment gains, net of losses and related charges; demutualization expenses; and the gains, losses and contribution to income/loss of divested businesses which have been sold but do not qualify for "discontinued operations" treatment under GAAP. Businesses that the Company has placed in wind-down status but are not divested remain in "adjusted operating income." The Company's discontinued healthcare operations are excluded from "income from continuing operations before income taxes."

  The excluded items are important to an understanding of overall results of operations. "Adjusted operating income" is not a substitute for net income determined in accordance with GAAP and the Company's definition of "adjusted operating income" may differ from that used by other companies. However, the Company believes

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

        Notes to Unaudited Supplemental Combining Financial Information


1. BASIS OF PRESENTATION (continued)

that the presentation of "adjusted operating income" as measured for management purposes enhances the understanding of results of operations by highlighting the results from ongoing operations and the underlying profitability factors of the Company's businesses.

  The Company excludes realized investment gains, net of losses and related charges, from "adjusted operating income" because the timing of transactions resulting in recognition of gains or losses is largely at the Company's discretion and the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities. Including the fluctuating effects of these transactions could distort trends in the underlying profitability of the businesses. The Company excludes demutualization expenses as they are directly related to demutualization and could distort the trend associated with business operations. The Company excludes the gains and losses and contribution to income/loss of divested business because, as a result of the decision to dispose of these businesses, these results are not relevant to the profitability of the Company's ongoing operations and could distort the trends associated with ongoing businesses.

  The related charges offset against the net realized investment gains relate to policyholders' dividends, amortization of deferred policy acquisition costs, and reserves for future policy benefits. Net realized investment gains is one of the elements that the Company considers in establishing the domestic dividend scale and in providing for dividends to Gibraltar Life policyholders, and the related policyholder dividend charge represents the estimated portion of the Company's expense charge for policyholder dividends that is attributed to net realized investment gains that the Company considers in determining the dividend scale and Gibraltar Life dividends. Deferred policy acquisition costs for certain investment-type products are amortized based on estimated gross profits, which include net realized investment gains on the underlying invested assets, and the related charge for amortization of deferred policy acquisition costs represents the portion of this amortization associated with net realized investment gains. The reserves for certain policies are adjusted when cash flows related to these policies are affected by net realized investment gains, and the related charge for reserves for future policy benefits represents that adjustment.

  In periods subsequent to issuance of the Class B Stock and the establishment of the Closed Block Business, the measure of earnings used by management to evaluate results of the Closed Block Business will not include any adjustments to reflect results on an adjusted operating income basis.

2. DEMUTUALIZATION AND RECAPITALIZATION

  Upon demutualization, the Traditional Participating Products segment will be referred to as the "Closed Block Business" and will reflect the assets and liabilities of the Closed Block, the Surplus and Related Assets held outside of the Closed Block necessary to meet insurance regulatory capital requirements related to the products included within the Closed Block, and the initial excess of the book value of the Closed Block Liabilities over the Closed Block Assets. The Financial Services Businesses will then include the capital included in the traditional Participating Products segment in excess of the amount necessary to support the Closed Block Business, and the other traditional insurance products previously included in the Traditional Participating Products segment but which will not be included in the Closed Block.

  In addition to Common Stock, the Company intends to issue Class B Stock, a separate class of common stock, in connection with its planned demutualization. The Common Stock will be designed to reflect the performance of the Financial Services Businesses without reflecting the returns of the Closed Block Business while the Class B Stock will be designed to reflect the performance of the Closed Block Business.

  The Company also intends to issue, upon demutualization, debt securities (the "IHC debt") through a newly-formed intermediate holding company of The Prudential Insurance Company of America. The proceeds of the IHC debt would be included in the Financial Services Businesses, while the liability reflecting the IHC debt would be included in the Closed Block Business.

  The issuance of the Common Stock is conditioned on the completion of the demutualization of the Company and the issuance of the Class B stock, but the issuance of the IHC debt is not a condition to the completion of the issuance of the Common Stock.

  Dividends declared and paid on the Common Stock will depend upon the financial performance of the Financial Services Businesses. Dividends declared and paid on the Common Stock will not depend upon or be affected by the financial performance of the Closed Block Business, unless the Closed Block Business is in financial distress. Dividends declared and paid on the Common Stock also will not be affected by decisions with respect to dividend payments on the Class B Stock except as indicated in the following paragraph.

  Dividends declared and paid on the Class B Stock will depend upon the financial performance of the Closed Block Business and, as the Closed Block matures, the holders of the Class B Stock will receive the surplus of the Closed Block Business no longer required to support the Closed Block for regulatory purposes. Dividends on the Class B Stock will be payable in an aggregate amount per year at least equal to the lesser of (i) a "Target Dividend Amount" of $19.25 million or (ii) the "CB Distributable Cash Flow" for such year, which is a measure of the net cash flows of the Closed Block Business. Notwithstanding this formula, as with any common stock, the Company will retain the flexibility to suspend dividends on the Class B Stock; however, if CB Distributable Cash Flow exists for any period and Prudential Financial, Inc. chooses not to pay dividends on the Class B Stock in an aggregate amount at least equal to the lesser of the CB Distributable Cash Flow or the Target Dividend Amount for that period, then cash dividends cannot be paid on the Common Stock with respect to such period. The principal component of "CB Distributable Cash Flow" will be the amount by which Surplus and Related Assets, determined according to statutory accounting principles, exceed surplus that would be required for the Closed Block Business considered as a separate insurer; provided, however, that "CB Distributable Cash Flow" counts such excess only to the extent distributable as a dividend by The Prudential Insurance Company of America under specified (but not all) provisions of New Jersey insurance law. The Company currently anticipates that CB Distributable Cash Flow will substantially exceed the Target Dividend Amount.

  In the event of a liquidation, dissolution or winding-up of Prudential Financial, Inc., holders of Common Stock and holders of Class B Stock would be entitled to receive a proportionate share of the net assets of Prudential Financial, Inc. that remains after paying all liabilities and the liquidation preferences of any preferred stock, such proportion being based on the average market value per share of the Common Stock determined over a specified trading period ending 60 days after issuance and the issuance price per share of the Class B Stock.

  Since there is no legal separation of the two businesses, holders of Common Stock and holders, if any, of Class B Stock are common stockholders of Prudential Financial, Inc. and have a residual interest therein. Holders of Common Stock will have no interest in a legal entity representing the Financial Services Businesses and holders, if any, of Class B Stock have no interest in a legal entity representing the Closed Block Business and holders of each class of common stock will be subject to all of the risks associated with an investment in Prudential Financial, Inc.

  Net income for the Closed Block Business will be determined in accordance with GAAP, including expenses for the normal levels of amortization of deferred policy acquisition costs, investment management fees and interest expense associated with debt obligations. Cash flow between the Closed Block Business and the Financial Services Businesses will be determined based upon cash flows from the Closed Block using a policy servicing fee arrangement, a charge based upon insurance in-force and a charge determined based upon statutory cash premiums. To the extent actual expenses vary from these cash flow amounts, the difference will be recorded, on an after tax basis, as direct equity adjustments of the respective GAAP equity balances of each business.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Prudential Financial, Inc.

  In our opinion, the accompanying statement of financial position presents fairly, in all material respects, the financial position of Prudential Financial, Inc. at September 30, 2001 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit of the statement of financial position provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
November 12, 2001

                           PRUDENTIAL FINANCIAL, INC.

                        Statement of Financial Position
                               September 30, 2001
                                  (In dollars)

ASSETS
Cash................................................................  $      500
Deferred commitment fee.............................................   2,000,000
                                                                      ----------
 TOTAL ASSETS.......................................................  $2,000,500
                                                                      ==========
STOCKHOLDER'S EQUITY
Common stock, par value $1.00 per share, 500 shares authorized,
 issued and outstanding.............................................  $      500
Additional paid-in capital..........................................   2,000,000
                                                                      ----------
 TOTAL STOCKHOLDER'S EQUITY.........................................  $2,000,500
                                                                      ==========




                  See Notes to Statement of Financial Position

                          PRUDENTIAL FINANCIAL, INC.

                   Notes to Statement of Financial Position

1. ORGANIZATION

  Prudential Financial, Inc. (the "Holding Company") was incorporated on December 28, 1999 as a wholly- owned subsidiary of The Prudential Insurance Company of America ("Prudential"), a New Jersey mutual life insurance company. The Holding Company was organized for the purpose of becoming the ultimate parent company of Prudential and its subsidiaries upon the completion of Prudential's reorganization from a mutual life insurance company to a stock life insurance company (the "demutualization").

  Assuming Prudential's reorganization to a stock life insurance company becomes effective, Prudential will become an indirect wholly-owned subsidiary of the Holding Company. In addition, pursuant to the destacking of subsidiaries included within the Plan of Reorganization, the companies constituting Prudential's property and casualty insurance companies, principal securities brokerage companies, international insurance companies, principal asset management operations, and international securities and investments, domestic banking, and real estate franchise and relocation management operations also will become indirect wholly owned subsidiaries of the Holding Company.

  In addition to its initial funding of $500, Prudential contributed an additional $2 million to the Holding Company in April 2001.

2. BASIS OF PRESENTATION

  These financial statements have been prepared consistent with, and should be read in conjunction with The Prudential Insurance Company of America's Consolidated Financial Statements and Notes thereto presented elsewhere in this registration statement.

3. DEFERRED COMMITMENT FEE

  In April 2001, the Holding Company entered into a subscription agreement whereby institutional investors agreed to purchase 2.0 million shares of Class B Stock at the time of Prudential's demutualization. In connection with the subscription agreement, the Holding Company paid a commitment fee of $2 million to investors, which has been recorded as "Deferred commitment fee" on the statement of financial position as of September 30, 2001. Assuming the Holding Company issues the Class B Stock, the commitment fee will be charged, at the time of issuance, to "Additional paid-in capital". There is no assurance that the Class B Stock will ultimately be issued. If management ultimately decides not to issue the Class B Stock the commitment fee will then be written-off as expense in the period such decision is made.

4. DIVIDEND RESTRICTIONS

  The Holding Company's principal sources of revenues to meet its obligations, including the payment of shareholder dividends and operating expenses, will be dividends and interest from its subsidiaries. The regulated insurance, broker-dealer and various other subsidiaries, which will become subsidiaries of the Holding Company, will be subject to regulatory limitations on their payment of dividends and other transfers of funds to the Holding Company.

  New Jersey insurance law provides that dividends or distributions may be declared or paid by Prudential without prior regulatory approval only from unassigned surplus, as determined pursuant to statutory accounting principles ("SAP"), less unrealized capital gains and certain other adjustments. Upon demutualization, unassigned surplus will be reduced to zero, thereby limiting Prudential's ability to pay a dividend immediately following demutualization. Prudential must obtain prior approval of the New Jersey insurance regulator prior to paying a dividend and if the dividend, together with other dividends or distributions made within the preceding twelve months, would exceed the above limit, obtain a non-disapproval from the New Jersey insurance regulator. Upon reorganization, any dividends or distributions paid by Prudential to the Holding Company will be subject to the above restrictions.

  The laws regulating dividends of the Holding Company's other insurance subsidiaries domiciled in other states are similar, but not identical, to New Jersey's. In addition, upon reorganization, the net capital rules to which the broker-dealer subsidiaries are subject may limit their ability to pay dividends to the Holding Company. The laws of foreign countries may also limit the ability of our insurance and other subsidiaries organized in those countries to pay dividends to Prudential Financial, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Gibraltar Life Insurance Company, Ltd.

  In our opinion, the accompanying consolidated statement of financial position presents fairly, in all material respects, the financial position of Gibraltar Life Insurance Company, Ltd. and its subsidiaries at April 2, 2001, in conformity with accounting principles generally accepted in the United States of America. This consolidated statement of financial position is the responsibility of the Company's management; our responsibility is to express an opinion on this consolidated statement of financial position based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statement of financial position is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statement of financial position, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated statement of financial position presentation. We believe that our audit of the consolidated statement of financial position provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers

Tokyo, Japan
August 10, 2001

                     GIBRALTAR LIFE INSURANCE COMPANY, LTD.

                  Consolidated Statement of Financial Position
                          April 2, 2001 (In Millions)

ASSETS
Fixed maturities, available for sale, at fair value.................... $12,530
Equity securities, available for sale, at fair value...................   2,760
Trading account assets, at fair value..................................     100
Loans:
 Commercial and consumer loans.........................................   3,380
 Mortgage loans on real estate.........................................     580
 Loans held for sale...................................................   3,652
Investment real estate.................................................     365
Policy loans...........................................................     482
Other investments......................................................      99
                                                                        -------
   Total investments...................................................  23,948

Cash and cash equivalents..............................................   5,912
Receivable for common stock and subordinated debt......................   1,170
Deferred income taxes..................................................     217
Other assets...........................................................     862
                                                                        -------
   TOTAL ASSETS........................................................ $32,109
                                                                        =======
LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES
Future policy benefits................................................. $18,054
Policyholders' account balances........................................  10,946
Policyholders' dividends...............................................     715
Subordinated debt......................................................     775
Other liabilities......................................................   1,224
                                                                        -------
   Total liabilities...................................................  31,714
                                                                        -------
COMMITMENTS AND CONTINGENCIES (See Note 11)
STOCKHOLDER'S EQUITY
Common stock, (Yen)50,000 par value,
 2,000,000 shares authorized,
 1,000,000 shares to be issued (See Note 2)............................     395
                                                                        -------
   Total equity........................................................     395
                                                                        -------
   TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.......................... $32,109
                                                                        =======


           See Notes to Consolidated Statement of Financial Position

                    GIBRALTAR LIFE INSURANCE COMPANY, LTD.

             Notes to Consolidated Statement of Financial Position

1. BUSINESS

  Gibraltar Life Insurance Company, Ltd., formerly known as Kyoei Life Insurance Co., Ltd., is a stock life insurance company incorporated in Japan. Gibraltar Life Insurance Company, Ltd. and its subsidiaries (collectively, "Gibraltar Life" or the "Company") provides financial services primarily throughout Japan. Gibraltar Life primarily offers four types of insurance products: individual insurance, including life and indemnity health coverage; individual annuities; group life insurance; and group annuities. It distributes products through an agency force and large employer groups. Gibraltar Life also has domestic and foreign subsidiaries, including non-insurance businesses, which are not material to its financial position.

2. REORGANIZATION AND PURCHASE

  On October 20, 2000, the Company filed for reorganization under the Reorganization Law of Japan. The Reorganization Law, similar to Chapter 11 of the U.S. Bankruptcy Code, is intended to provide a mechanism for restructuring financially troubled companies by permitting the adjustment of the interests of creditors, shareholders and other interested parties. On October 20, 2000, the Tokyo District Court issued an order generally freezing the Company's assets and appointed an interim Trustee who, on October 23, 2000, was appointed as sole Trustee.

  On February 14, 2001, the Trustee submitted the Reorganization Plan to the Tokyo District Court. According to the adjusted asset valuation provided in the Reorganization Plan, the Trustee's valuation of assets totaled
(Yen)4,089.0 billion ($33.0 billion) as of October 23, 2000. Prior to liability adjustments provided under the Reorganization Plan, the Trustee's valuation of liabilities totaled (Yen)4,414.5 billion ($35.6 billion) as of October 23, 2000, resulting in a negative net worth of (Yen)325.5 billion ($2.6 billion).

  The Company's creditors approved the Reorganization Plan and on April 2, 2001 the Tokyo District Court issued its official recognition order approving the Reorganization Plan. The Reorganization Plan became effective immediately upon the issuance of the recognition order, and is binding upon the Company, its creditors, including policyholders, its shareholders and other interested parties, whether or not they submitted claims or voted for or against the plan. The newly appointed Gibraltar Life management team formally took control of the Company on April 2, 2001 and on the same date the Company's name was changed to "Gibraltar Life Insurance Company, Ltd." The Reorganization Plan included the extinguishment of all existing stock for no consideration and the issuance of one million new shares of common stock. Pursuant to the Reorganization Plan, on April 19, 2001 The Prudential Insurance Company of America ("Prudential") through an indirect wholly-owned subsidiary contributed
(Yen)50 billion ($395 million) in cash to the Company's capital and on April 20, 2001 received 100% of the Company's newly issued common stock. Prudential also provided (Yen)98 billion ($775 million) to the Company in the form of a subordinated loan. On April 23, 2001, the Tokyo District Court declared the reorganization proceedings concluded and dismissed the Trustee.

  Under the Reorganization Plan, the Company was restructured as follows:

  . The Company was discharged from all financial indebtedness, retaining only liabilities under insurance policies and contracts, certain pension liabilities, liabilities incurred in the ordinary course of business and certain other claims approved by the Trustee. All existing shares of stock were extinguished without consideration.

  . The Company's in force insurance policies, except for group life, collective term and reinsurance policies, were restructured as follows:

   . The guaranteed interest rate on in force policies was reduced to 1.75%.

   . Except for individual annuities, cash surrender values before surrender charges were reduced by an average of approximately 11%, and maturity values were reduced by 8%. Annuities will be subject to reductions only if they are surrendered.

   . Special surrender charges will be imposed on existing policies.

                    GIBRALTAR LIFE INSURANCE COMPANY, LTD.

             Notes to Consolidated Statement of Financial Position


2. REORGANIZATION AND PURCHASE (continued)

   . Although participating policies retain their current participating status, it is not anticipated that policy dividends will be paid in the near future.

  . In years four and eight following the recognition of the Reorganization
    Plan by the Tokyo District Court, a special dividend to policyholders will be payable based on 70% of net gains, if any, over the Trustee's valuation of real estate and loans, net of transaction costs and taxes.

  . No funds were requested from the Life Insurance Policyholders Protection
    Corporation of Japan, which is the insurance industry guaranty fund in Japan.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The consolidated statement of financial position, as a result of the Company's emergence from reorganization and its acquisition by Prudential, has been prepared using a new basis of accounting reflecting the estimated fair values of assets and liabilities. The accounting policies that follow describe the methods and assumptions used to establish the new basis of accounting.

  The consolidated statement of financial position is as of April 2, 2001, the date used by Prudential for accounting purposes as its acquisition date of the Company and the date when the District Court of Tokyo recognized the Reorganization Plan. The consolidated statement of financial position reflects Prudential's investment in the Company's common stock and subordinated debt, and the related receivable from Prudential. The Company received the cash proceeds from Prudential on April 19, 2001 and issued the corresponding shares of common stock and subordinated debt to Prudential on April 20, 2001.

  The consolidated statement of financial position includes the accounts of Gibraltar Life Insurance Company, Ltd., and its majority-owned subsidiaries, except in those instances which the Company's control is deemed to be temporary. The consolidated statement of financial position has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). All significant intercompany balances and transactions have been eliminated.

 Use of Estimates

  The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including investment assets and the liability for future policy benefits, at the date of the consolidated statement of financial position. Actual amounts realized or paid could differ from those estimates.

 Investments

  Fixed maturities are classified as available for sale and carried at estimated fair values based on quoted market prices for listed securities, and discounted cash flow methods for unlisted securities using risk-adjusted discount rates.

  Equity securities are classified as available for sale and include common and non-redeemable preferred stock and investments in mutual funds. They are carried at estimated fair values based on quoted market prices for listed equities and investments in mutual funds, and other appropriate valuation methods for unlisted equities.

  Trading account assets are carried at estimated fair values based on quoted market prices.

  Commercial and consumer loans and mortgage loans on real estate held for investment are carried at estimated fair values, net of unearned income and an allowance for loan losses. The estimated fair values have been determined using discounted cash flow methods using risk-adjusted discount rates. The estimated fair values of small-balance homogeneous consumer loans were determined on a portfolio basis using a loan securitization valuation method.

                    GIBRALTAR LIFE INSURANCE COMPANY, LTD.

             Notes to Consolidated Statement of Financial Position


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  The Company's allowance for loan losses is comprised of specific allowances for impaired loans and a portfolio allowance for small-balance homogenous loans. Specific loans are considered impaired when it is probable that amounts due will not be collected according to their contractual terms. The allowance is measured as the difference between the unpaid principal balance and the present value of expected future cash flows discounted at risk-adjusted discount rates or at the fair value of collateral. The portfolio allowance for small-balance homogeneous loans is based on the Company's prior experience with similar loans.

  Loans held for sale are carried at estimated fair values, less estimated selling costs. Estimated fair values of commercial loans held for sale were determined using estimated market prices obtained from third parties. Estimated fair values for certain consumer and residential mortgage loans held for sale were determined based on bids received in a competitive auction for a participation interest in the portfolio. The Company presently plans to sell this portfolio in a securitization transaction. Due to the relatively few securitization transactions that have occurred in the local markets for similar loans, the amount that the Company will ultimately realize from this portfolio could differ materially in the near term from the amount recorded as estimated fair value of this portfolio.

  Investment real estate includes both real estate that the Company has the intent to hold for the production of income and real estate held for sale. Real estate held for the production of income is stated at estimated fair values, generally based on appraisers' valuations. Real estate held for sale is stated at estimated fair values, generally based on appraisers' valuations, less estimated selling costs.

  Policy loans generally are carried at estimated fair values calculated using a discounted cash flow method and current risk-free interest rates in Japan and historical loan repayment patterns. Policy loans that are in excess of the related restructured policy cash surrender value are carried at the policy cash surrender value.

  Other investments primarily represent retained interests in securitized loans, which are carried at estimated fair values. The estimated fair values of retained interests in securitized loans are calculated as the residual amounts of the fair values of the underlying loans after deducting the fair values of the senior beneficial interests. The fair values of the underlying loans and the senior beneficial interests are determined using discounted cash flow methods using risk-adjusted discount rates.

  Other investments also include other beneficial interests in trust certificates, which are carried at estimated fair values determined using discounted cash flow methods using risk-adjusted discount rates.

 Cash and cash equivalents

  Cash and cash equivalents include cash on hand, amounts due from banks, money market instruments, and other instruments with maturities of three months or less when purchased.

 Other assets

  Other assets include short-term accounts receivable, property and equipment, accrued investment income and value of business acquired ("VOBA").

  The Company's VOBA of $68 million was actuarially determined based on the present value of the projected future profits using the same assumptions that were used for computing the related liabilities, reduced for the cost of capital. However, the initial amount of VOBA was then reduced by the excess of the fair value of net assets acquired over the purchase price. VOBA will be amortized in proportion to the run-off of the associated business in force, at interest rates ranging from 1.30% to 2.00%. VOBA amortization expected to be recorded in each of the next five years is $9 million, $7 million, $6 million, $6 million and $5 million.

  Short-term accounts receivable were $560 million, property and equipment was $126 million and accrued investment income was $108 million.

                    GIBRALTAR LIFE INSURANCE COMPANY, LTD.

             Notes to Consolidated Statement of Financial Position


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

 Policyholders' dividends

  Policyholders' dividends include amounts for a special dividend ("Special Dividend") expected to be distributed from net gains, if any, on certain assets to policyholders whose policy reserves were reduced pursuant to the Reorganization Plan. Policyholders' dividends also include provisions for experience-rated premium adjustments on group insurance. As a result of the Company's reorganization, other than the Special Dividend, it is not anticipated that policyholders' dividends will be paid in the near future on individual life insurance.

  The liability for the Special Dividend is based on the difference between the current estimated fair values of loans and real estate at the date of the consolidated statement of financial position and the value of such assets included in the Reorganization Plan. The liability for this Special Dividend will be adjusted as purchase discounts and premiums on loans are accreted and amortized and as changes occur in estimates of fair value of loans and real estate that are expected to have an effect on the ultimate Special Dividend to be paid.

 Other liabilities

  Other liabilities primarily include liabilities for employee benefit plans and guaranty fund assessments. The estimated liability for employee benefit plans represents the actuarially determined projected benefit obligations. The Company accrues amounts for guaranty fund assessments when an obligating event occurs, an assessment is probable, and the amount is reasonably estimable. The liability for guaranty fund assessments was $126 million.

 Foreign currency translation adjustments

  The Company maintains its accounting records and prepared its consolidated statement of financial position in its functional currency, the Japanese yen. The statements of financial position of foreign subsidiaries reported in other than Japanese yen were translated into Japanese yen for consolidation purposes using the exchange rate at the date of the consolidated statement of financial position.

  The accompanying consolidated statement of financial position was translated into U.S. dollars using the exchange rate at the date of the consolidated statement of financial position of (Yen)126.44 = U.S. $1.

                     GIBRALTAR LIFE INSURANCE COMPANY, LTD.

             Notes to Consolidated Statement of Financial Position

4. INVESTMENTS

Fixed maturities and equity securities

  The following table provides additional information on the estimated fair values of fixed maturities and equity securities (excluding trading account assets):

                                                                   (In Millions)
   Fixed maturities available for sale
   Japanese national government bonds.............................   $ 8,494
   Japanese prefectural and municipal government bonds............       186
   Japanese corporate securities..................................     3,129
   Foreign corporate securities...................................       721
                                                                     -------
   Total fixed maturities available for sale......................   $12,530
                                                                     =======
   Equity securities available for sale...........................   $ 2,760

  Approximately 78% of Gibraltar's equity securities are publicly traded on the Tokyo Stock Exchange or the Osaka Stock Exchange.

  The estimated fair values of fixed maturities by contractual maturities are shown below:

                                                                   (In Millions)
   Due in one year or less.......................................     $ 1,640
   Due after one year through five years.........................       3,493
   Due after five years through ten years........................       4,719
   Due after ten years...........................................       2,678
                                                                      -------
    Total........................................................     $12,530
                                                                      =======

  Actual maturities may differ from contractual maturities because issuers have the right to call or prepay obligations.

Loans held for investment

 Commercial and consumer loans

  The composition of the commercial and consumer loan portfolio and the related allowance for loan losses was as follows:

                                            Contractual Allowance for Estimated
                                              Amount     Loan Losses  Fair Value
                                            ----------- ------------- ----------
                                                       (In Millions)
   Japanese Domestic
   Banks..................................    $1,389        $ --        $1,389
   Other financial institutions...........     1,395         (280)       1,115
   Commercial and industrial..............       334         (107)         227
   Consumer...............................       196           (3)         193
   Other..................................       141          --           141
                                              ------        -----       ------
    Sub-total.............................     3,455         (390)       3,065
   Foreign................................       315          --           315
                                              ------        -----       ------
    Total.................................    $3,770        $(390)      $3,380
                                              ======        =====       ======

  Foreign loans were predominantly to banks in Southeast Asia.

  Impaired commercial and consumer loans identified in management's specific review of probable loan losses and the related allowance for loan losses were as follows:

                                                                   (In Millions)
   Impaired loans with allowance for loan losses..................     $427
   Allowance for loan losses......................................     (387)
                                                                       ----
   Estimated fair value of impaired loans.........................     $ 40
                                                                       ====

                    GIBRALTAR LIFE INSURANCE COMPANY, LTD.

             Notes to Consolidated Statement of Financial Position

4. INVESTMENTS (continued)

 Mortgage loans on real estate

  Mortgage loans were collateralized by the following property types:

                                                                          % of
                                                                   Amount Total
                                                                   ------ -----
                                                                       (In
                                                                    Millions)
   Office Buildings..............................................   $376   40.5%
   Residential properties........................................    506   54.5%
   Other.........................................................     47    5.0%
                                                                    ----  -----
    Subtotal.....................................................    929  100.0%
                                                                          =====
   Allowance for loan losses.....................................   (349)
                                                                    ----
   Estimated fair value..........................................   $580
                                                                    ====

  Real estate collateralizing mortgage loans was geographically dispersed throughout Japan.

  Impaired mortgage loans and the related allowance for loan losses were as follows:

                                                                  (In Millions)
   Impaired mortgage loans with allowance for loan losses........     $440
   Impaired mortgage loans with no allowance for loan losses.....        3
   Allowance for loan losses.....................................     (329)
                                                                      ----
   Estimated fair value of impaired mortgage loans...............     $114
                                                                      ====

  Impaired mortgage loans with no allowance for loan losses were loans for which all cash flows due under the loan contract were expected to be received, with interest for late payments, but not in accordance with the terms of the contract.

Loans held for sale

  The estimated fair value of loans held for sale was as follows:

                                                                   (In Millions)
   Japanese Domestic
   Banks.........................................................     $  683
   Other financial institutions..................................        804
   Commercial and industrial.....................................        441
   Consumer......................................................        485
   Residential mortgage loans....................................      1,146
                                                                      ------
    Sub-total....................................................      3,559
   Foreign.......................................................         93
                                                                      ------
   Total.........................................................     $3,652
                                                                      ======

  Foreign loans were predominantly to banks in Southeast Asia. Residential mortgage loans were collateralized by properties, which were geographically dispersed throughout Japan.

Investment real estate

  Included in investment real estate were $201 million of office buildings held for sale.

  Certain properties were leased to third parties and non-consolidated affiliates. The terms of most leases were two or three years and include options for renewal. Minimum future rentals under non-cancelable operating leases were not material.

                    GIBRALTAR LIFE INSURANCE COMPANY, LTD.

             Notes to Consolidated Statement of Financial Position

4. INVESTMENTS (continued)

Other investments

  During 1999, the Company securitized certain commercial loans (the "underlying loans") with unpaid principal balance of $565 million, all of which remains outstanding at April 2, 2001. The Company derecognized $483 million of the principal of the underlying loans and recorded its retained interests in $82 million of the principal amount of the underlying loans within other investments. The Company retained credit risk up to the principal amount of its retained interests. None of the underlying loans were delinquent on payments of principal or interest at April 2, 2001.

  The retained interests are carried at their estimated fair values of $76 million.

Restricted assets and special deposits

  Certain Japanese government bonds included in fixed maturities available for sale were pledged as collateral. Assets with an estimated fair value of $76 million were pledged as collateral to indemnify certain risks associated with securitized loans sold to banks and other financing institutions. Assets valued at $135 million were pledged pursuant to insurance regulations as collateral to support borrowings of the Japanese insurance industry guaranty funds.

5. POLICYHOLDERS' LIABILITIES

  Future policy benefits were $18,054 million and include reserves for death and endowment policy benefits, certain health benefits and reserves for annuities in payout with life contingencies.

  Future policy benefits are estimated as the present value of future benefits and expenses less the present value of future net premiums using assumptions for mortality, persistency (surrender) and interest, with appropriate provision for adverse deviations. The following table highlights the key assumptions generally utilized in calculating these reserves:

   Product                                      Mortality                      Interest Rate
   -------                                      ---------                      -------------
   Life insurance.......... Based on recent company experience covering fiscal 1.30% to 1.88%
                            years 1993 to 1997
   Annuities............... Based on company pricing assumptions which reflect 1.30% to 1.88%
                            recent company experience

  As a result of the Company's recent emergence from reorganization proceedings and the reduction in the benefits for in force policies the Company has assumed a higher than normal level of surrenders in the near term. Surrender rate assumptions for years of operations, commencing at the date of reorganization, are 6% in the first year and 4% thereafter for paid-up policies and 2% to 38% in the first year, 3% to 14% in the second year, and 6% to 10% thereafter for premium-paying policies. Actual surrender experience of the Company in the near term may be significantly different from that assumed in estimating future policy benefits. In order to protect the Company from a high level of surrenders following its emergence from reorganization, moratorium surrender charges were imposed as part of the Reorganization Plan. Moratorium surrender charges under the Reorganization Plan are as follows for each year ending March 31:

   2002      2003         2004         2005         2006         2007         2008         2009
   ----      ----         ----         ----         ----         ----         ----         ----
   15%        14%          12%          10%           8%           6%           4%           2%

  Future policy benefits include an estimate of unpaid claims and claim adjustment expenses for reported claims and for incurred but not reported claims based, in part, on the Company's experience.

  Policyholders' account balances were $10,946 million and, for investment-type contracts, represent either the estimated fair value of such contracts, or an accumulation of account deposits plus credited interest less withdrawals, expenses and mortality charges. The fair values for contracts with no specific account value are the

                    GIBRALTAR LIFE INSURANCE COMPANY, LTD.

             Notes to Consolidated Statement of Financial Position

5. POLICYHOLDERS' LIABILITIES (continued)

present value of future benefits and expenses, less any future gross premiums, using best estimate assumptions and discount rates ranging from 0.50% to 1.75%. For investment-type contracts with specific account values the credited interest rates range from 0.50% to 1.50%.

Policyholders' Dividends

  The majority of the Company's participating insurance is in its individual life insurance business. Substantially all of the individual life insurance in force is participating or semi-participating (i.e., dividends for excess interest only). As a result of the Company's reorganization, it is not anticipated that policyholders' dividends, other than the Special Dividend, will be paid in the near future on individual life insurance.

  As part of the Reorganization Plan submitted by the Trustee, a Special Dividend is expected to be distributed to policyholders whose policy reserves were reduced by the Reorganization Plan. The amount of the Special Dividend will be finally determined at the end of the eighth year following the reorganization of Gibraltar (at March 31, 2009). The amount of the Special Dividend generally will be equal to 70% of the net gain realized from the disposition or collection of loans and real estate, net of transaction costs and taxes, over the value of such assets included in the Reorganization Plan. If any loans or real estate existing at the date of the reorganization remain unsold or uncollected at the end of the eighth year, an appraisal of their fair market value will be made. Such value will be considered the sales proceeds in a deemed sale of those assets at that date for purposes of determining the net gain.

  A preliminary determination of the net gain will be made at the end of the fourth year following the reorganization. This determination will be based on net gains from loans and real estate actually sold, loans fully collected, and loans fully written off, by that date. There will not be any deemed sale of assets remaining at the end of the fourth year. If net gains exist at the fourth year determination date but net losses are incurred between the fourth and eighth year determinations, no distribution will be made at the eighth year and no adjustment will be made with respect to the earlier fourth year distribution.

  Fourth and eighth year distributions will be made to policyholders whose policies are in force at the determination date who will receive an increased amount of paid-up insurance at their next policy anniversary. Policyholders (or beneficiaries) whose policies have matured by their terms or because of an insured event (e.g., death) will receive a cash settlement. Policies that have matured at the fourth year distribution will not receive any part of the eighth year distribution. At both the fourth and eighth year distributions policyholders who have surrendered their policies prior to the respective determination date will receive nothing. Amounts that otherwise would have been distributed to surrendered policies (or, with respect to the eighth year determination, policies that matured prior to the fourth year distribution) will be included in amounts distributed to remaining policies. No interest accrues on the amount of the Special Dividend from the date net gains are realized to the determination date or distribution date.

  A liability of $635 million has been recorded for the Special Dividend.

  Policyholders' dividends also include $80 million of accrued experience-rated premium adjustments for group insurance.

6. EMPLOYEE BENEFIT PLANS

 Defined Benefit Plans

  The Company has several unfunded, non-contributory defined benefit plans. The Qualified Pension Plan covers all employees except for the sales force. Other plans include the Company Pension Plan covering the sales force and officers and the Retirement Accumulation Plan covering all employees. The Director Pension Plan and the Director Retirement Accumulation Plan, which are generally designed to cover benefits lost when employees are appointed as directors, are also provided. Benefits are generally based on career average or final

                    GIBRALTAR LIFE INSURANCE COMPANY, LTD.

             Notes to Consolidated Statement of Financial Position

6. EMPLOYEE BENEFIT PLANS (continued)

salary and credited length of service. Substantially all of the Company's employees become eligible to receive benefits under the applicable plans if they have at least 20 years of service with the Company. Employees are vested with the Retirement Accumulation Plan after two years of service.

  The projected benefit obligations of $765 million were included in "Other liabilities" in the consolidated statement of financial position.

  Weighted-average assumptions used to calculate the projected benefit obligations were as follows:

   Discount rate.................................................      2.5%
   Rate of increase in compensation levels.......................      2.0%

7. INCOME TAXES

  Deferred tax assets and liabilities resulted from the items listed in the following table:

                                                                   (In Millions)
                                                                   -------------
   Deferred tax assets
    Investments..................................................      $413
    Net operating loss carryforwards.............................        56
    Employee benefits............................................       260
    Other........................................................        51
                                                                       ----
    Deferred tax assets..........................................       780
                                                                       ----
   Deferred tax liabilities
    Insurance reserves...........................................       524
    Depreciation.................................................        39
                                                                       ----
    Deferred tax liabilities.....................................       563
                                                                       ----
   Net deferred tax asset........................................      $217
                                                                       ====

  At April 2, 2001, the Company had a net operating loss carryforward of $117 million with respect to the Japanese national income taxes, which expires in 2006. The Company had a local net operating loss carryforward of $352 of which $235 and $117 will expire in 2005 and 2006, respectively.

8. CREDIT RISK

  Credit risk is managed by entering into transactions with creditworthy counterparties and obtaining collateral when appropriate and customary. The Company also attempts to minimize its exposure to credit risk by active credit monitoring.

Off-Balance-Sheet Credit-Related Instruments

  During the normal course of its business, the Company is party to credit-related financial instruments with off-balance sheet risk to meet the financing needs of its customers. Commitments outstanding at April 2, 2001 were not material.

                    GIBRALTAR LIFE INSURANCE COMPANY, LTD.

             Notes to Consolidated Statement of Financial Position

8. CREDIT RISK (continued)

Credit risk concentrations

  The Company had gross exposures in excess of 10% of stockholder's equity to the following companies and their affiliates:

                                                              Guarantees
                                                                  of
                               Fixed      Equity   Commercial  Consumer
                             Maturities Securities   Loans      Loans    Total
                             ---------- ---------- ---------- ---------- ------
                                               (In Millions)
   Japanese Government
    Bonds and Government
    Guaranteed.............    $9,187      $--        $--        $--     $9,187
   Mizuho Holdings, Inc....       617        26        315        --        958
   Sumitomo Mitsui Banking
    Corporation............        38        16        740        134       928
   Shinsei Bank, Limited...       157       --         527        --        684
   JACCS...................       --        --         --         435       435
   Mitsubishi Tokyo
    Financial Group, Inc...        49       100        229        --        378
   Orient Corp.............       --        --         --         345       345
   Orix Corporation........       --         40        275        --        315
   Shinkin Central Bank....       235       --         --         --        235
   United Financial of
    Japan..................       --         15        195        --        210
   Aiful Corporation.......       --         19        153        --        172
   Asahigin Guarantee Co.,
    Ltd....................       --        --         --         165       165
   The Resolution and
    Collection
    Corporation............       --        --         161        --        161
   Real Estate Credit
    Guarantee Co., Ltd.....       --        --         --         154       154
   Takefuji Corporation....         2         9        142        --        153
   Nippon Telegraph and
    Telephone Corporation..        10       114         28        --        152
   Kokunai Credit Co.,
    Ltd....................       --        --          10        127       137
   Tokyo Metropolitan
    Government.............       132       --         --         --        132
   All Nippon Airways Co.,
    Ltd....................        19       109          2        --        130
   Mitsui Fudosan Loan &
    Guarantee Co., Ltd.....       --        --         --         130       130
   Toshiba Corporation.....        29         6         20         68       123
   The San-ei Building.....       --        --         115        --        115
   Nippon Shinpan..........       --          1         21         82       104
   Acom Co., Ltd...........       --          5        106        --        111
   Public Corporation for
    Improvement on Housing
    Development (jyutaku-
    kairyou-kousya)........       --        --         --         109       109
   IBJ Leasing Co., Ltd....       --        --         102        --        102
   Investments and loans to
    28 other companies and
    their affiliates with
    exposures of between
    $39 million and $100
    million................       249       324        894         86     1,553

9. STATUTORY REQUIREMENTS AND DIVIDEND RESTRICTIONS

  Under the Insurance Business Law of Japan, the minimum acceptable solvency margin ratio is 200%. Resident insurers are also required to maintain minimum share capital of (Yen)1 billion. The Company's solvency margin ratio was 697.8% and share capital was (Yen)50 billion.

  The Insurance Business Law stipulates that an amount equal to at least 20% of cash dividends be appropriated as a legal reserve until such reserve equals stated capital. This reserve is not available for dividends but may be used to reduce a deficit or may be transferred to stated capital. Pursuant to the terms of the Reorganization plan, the Company may not pay dividends to its stockholder until certain restrictions of the Reorganization Plan have been satisfied.

10. RELATED PARTIES

  On April 19, 2001, Prudential provided $775 million to the Company in the form of subordinated debt. The subordinated debt matures in 2021 and bears interest at a 2.5% annual rate, payable semi-annually.

                    GIBRALTAR LIFE INSURANCE COMPANY, LTD.

             Notes to Consolidated Statement of Financial Position


11. COMMITMENTS AND CONTINGENCIES

 Operating leases

  The Company has entered into leases to use certain real estate and equipment. Most of the leases have a term of two or three years and include options for renewal. Future minimum lease payments under non-cancelable operating leases were not material.

 Litigation

  Various lawsuits against the Company have arisen in the course of the Company's business. In certain of these matters, large and/or indeterminate amounts are sought. In the opinion of the Company, any ultimate liability that could result from such litigation would not have a material effect on the Company's financial position.

                                                                        ANNEX A

                              ACTUARIAL OPINIONS



                                    [LOGO]
                          Milliman & Robertson, Inc.
                            Actuaries & Consultants
                       Internationally WOODROW MILLIMAN

                                                              December 12, 2000


The Board of Directors
The Prudential Insurance Company of America
Prudential Plaza
Newark, NJ 07102

Re: Plan of Reorganization of The Prudential Insurance Company of America

                        STATEMENT OF ACTUARIAL OPINION

Subject of this Opinion

This opinion letter relates to the actuarial aspects of the proposed Reorganization of The Prudential Insurance Company of America ("Prudential") pursuant to its Plan of Reorganization (the "Plan") as presented to Prudential's Board of Directors on December 12, 2000 for its consideration and adoption. The specific opinions set forth herein relate to the proposed allocation of consideration among Eligible Policyholders and the creation and funding of a Closed Block, each of which is described in the Plan.

Capitalized items have the same meaning in this opinion as they have in the Plan.

Qualifications and Usage

I, Daniel J. McCarthy, am associated with the firm of Milliman & Robertson, Inc., ("M&R") and am a Member of the American Academy of Actuaries, qualified under the Academy's Qualification Standards to render the opinions set forth herein. The Plan is based on authority in Chapter 17C of Title 17 of the New Jersey Revised Statutes ("Chapter 17C"). The opinions set forth herein are not legal opinions concerning the Plan but rather reflect the application of actuarial concepts and standards of practice to the provisions thereof.

I am aware that this opinion letter will be furnished to the New Jersey Department of Banking and Insurance for its use in determining the fairness of the Plan, and to Prudential's Eligible Policyholders as part of the Policyholder Information Booklet that will be delivered to them, and I consent to the use of this letter for those purposes.

Reliance

In forming the opinions set forth in this memorandum, I have received from Prudential extensive information concerning Prudential's past and present practices and financial results. I, and other M&R staff acting under my direction, met with Prudential personnel and defined the information we require; in all cases, we were provided with the information we requested to the extent that it was available or could be developed from Prudential's records. We have made no independent verification of this information, although we have reviewed it where practicable for general reasonableness and internal consistency. I have relied on this information, which was provided under the general direction of Helen Galt, Prudential's Company Actuary. My opinions depend on the substantial accuracy of this information.

Process

In all cases, I and other M&R staff acting under my direction either derived the results on which my opinions rest or reviewed derivations carried out by Prudential employees.

Opinion #1

Under the Plan, consideration is to be distributed to each Eligible Policyholder in exchange for his or her Membership Interest. In my opinion, the methodology and underlying assumptions for allocation of consideration among Prudential's Eligible Policyholders that are set forth in Article VII of the Plan (including the Allocation Principles and Methodology, an Exhibit thereto) are reasonable and appropriate, and the resulting allocation of consideration is fair and equitable.

Discussion

General description of the method of allocation. Section 3(c)(2) of Chapter 17C requires that "the method for allocating consideration among eligible policyholders shall be fair and equitable", and requires that "the method shall provide for each eligible policyholder to receive (a) a fixed component of consideration or a variable component of consideration, or both; or (b) any other component of consideration acceptable to the commissioner". Under the Plan, each Eligible Policyholder will be allocated a Basic Fixed Component of consideration; i.e., a value, expressed in terms of shares of stock, that is independent of the Eligible Policyholder's Actuarial Contribution. In addition, each Eligible Policyholder will be allocated a Basic Variable Component of consideration if the Actuarial Contribution of any of the Eligible Policies owned by the Eligible Policyholder is positive. As defined in the Plan, Actuarial Contribution means, with respect to a particular Eligible Policy, the contribution that such Eligible Policy is estimated to have made to the Company's surplus, plus the estimated contribution that such Eligible Policy is expected to make to surplus in the future, in each case as determined in accordance with the principles and methodology set forth in
Article VII and the "Allocation Principles and Methodology" Exhibit of the Plan. For each Eligible Policyholder who received a Basic Variable Component of consideration, that Eligible Policyholder's share of the sum of all consideration distributed via the Basic Variable Component is the ratio of:

  (a) the sum of the positive Actuarial Contributions of all Eligible Policies owned by the Eligible Policyholder, to

  (b) the sum of all positive Actuarial Contributions of all Eligible Policies owned by all Eligible Policyholders.

Appropriateness of the "contribution to surplus" method. Most of the consideration allocated to Eligible Policyholders is allocated via the Basic Variable Component, using the "contribution to surplus" method. The contribution to surplus method is recognized in the actuarial literature as an appropriate allocation method. In particular, Actuarial Standard of Practice 37 ("ASOP 37"), which is the most authoritative guidance available to actuaries on this subject, states in part, "The variable component of consideration should be allocated on the basis of the actuarial contribution." ASOP 37 (which was adopted by the Actuarial Standards Board in June, 2000 with an effective date of December 15, 2000) defines "actuarial contribution," in the relevant part, to be "The contributions that a particular policy . . . has made to the company's statutory surplus . . . plus the present value of contributions that the same policy . . . is expected to make in the future." This is consistent with the definition in the Plan. I therefore find that the use of "contribution to surplus" as the principal basis underlying the allocation of consideration is reasonable and appropriate. I further find that, in the Plan, the contribution to surplus method has been implemented in a reasonable manner, consistent with Prudential's past and present business practices and consistent with relevant actuarial literature.

Appropriateness of the Basic Fixed Component. Consideration is also allocated to Eligible Policyholders via the Basic Fixed Component, in which each Eligible Policyholder is allocated a fixed number of shares of common stock without regard to the Actuarial Contribution of that Eligible Policyholder or of the class or classes in which policies held by the Eligible Policyholder happen to reside. This element of the allocation assures that each Eligible Policyholder will receive some distribution, and is consistent with overall concepts of equity. Under the Plan, the percentage of the total consideration that is allocated in this manner is small relative to that allocated in proportion to positive actuarial contributions, which is appropriate. I find that including a minimum allocation to each Eligible Policyholder using the Basic Fixed Component is reasonable and appropriate.

Appropriateness of certain adjustments provided for in the Plan. The Plan provides for certain adjustments to the amount otherwise calculated (i.e., the sum of the Basic Fixed Component and any Basic Variable Component) with respect to certain Eligible Policyholders. These adjustments, and the Eligible Policyholders to which each applies, are discussed below.

  a. Additional Components. Section 7.1 of the Plan defines the basis under which an Additional Fixed Component and an Additional Variable Component will be allocated to Eligible Policyholders who do not receive shares of stock as a form of consideration with respect to any of his or her Eligible Policies. (For purposes of this opinion, I will refer to the Additional Fixed Component and the Additional Variable Component together as "Additional Components".) This adjustment has the effect of increasing the amount of consideration by approximately 10% of the amount otherwise calculated, subject to a minimum of two additional shares. The aggregate amount of the Additional Components reasonably reflects the value of the savings that Prudential expects to achieve by virtue of providing shareholder services to smaller number of shareholders than there would have been if all Eligible Policyholders had received shares of stock and how that value might be reflected in Prudential's IPO price.

  b. Top-up Period. Section 7.5 of the Plan defines the basis under which this adjustment is made with respect to Eligible Policyholders who receive cash or policy credits as a form of consideration with respect to any of his or her Eligible Policies if the average trading price of the stock in the 20 days following the IPO exceeds the Initial Stock Price by more than 10%. In such event, such Eligible Policyholders receive additional consideration equal to the product of (x) and (y), where (x) equals the excess of (i) the ratio of the average trading price to the Initial Stock Price over (ii) 1.1, and (y) equals the amount of their calculated consideration (i.e., the sum of the Basic Fixed Component, any Basic Variable Component, and any Additional Components) on such Eligible Policies. This adjustment cannot exceed 10% of the calculated consideration (i.e., if the rate of appreciation exceeds 20%, the adjustment is 10%).

I have considered the effect of these two adjustments. I note that:

  a. The Additional Components adjustment has the effect of reflecting, in the allocation of consideration provided to each Eligible Policyholder who does not receive shares of stock in exchange for his or her membership interest, the value associated with anticipated savings in shareholder servicing costs that they make possible by not receiving shares of stock.

  b. The Top-up Period adjustment has the effect of providing assurance to Eligible Policyholders who receive cash or policy credits that if the use of the Initial Stock Price of the stock in determining the value distributed to such Eligible Policyholders in exchange for their membership interests does not fully reflect the value of those interests--as would be demonstrated if the price of the stock rises significantly during a short period after the IPO--the amount distributed to them will be adjusted to reflect appropriately the value of their membership interests.

  c. The Top-up Period adjustment is integrated with the Additional Components adjustment. It takes into account that by virtue of the Additional Components adjustment, Eligible Policyholders who do not receive shares of stock, who constitute the vast majority of those to whom the Top-up Period adjustment applies, will already have been allocated value that is approximately equal to the additional value they would have derived from receiving shares of stock if any short-term increase in the price of the stock is 10% or less. It thus provides additional consideration only if any short-term increase in the price of the stock exceeds 10%.

I find that the application of these adjustments in determining the amount of consideration allocable to Eligible Policyholders who receive cash or policy credits is fair and equitable because:

  i. it reflects, in valuing their Membership Interests, the element of that value that is associated with savings in shareholder servicing costs, and

  ii. it enables an adjustment in valuing their Membership Interests, essentially analogous to the adjustment that takes place on the part of Eligible Policyholders who receive only shares of stock, in the event that there is a significant increase in the price of the stock in the short term.

In making this finding, I have taken into account the history of short-term Post-IPO price movements of the shares of stock of demutualized life insurers.

The effect of different forms of consideration. As noted above, in considering the fairness of the allocation I have taken into account that different classes of Eligible Policyholders will receive one or more different forms of consideration. I find that the above-described allocation of demutualization consideration among Eligible Policyholders results in a distribution to each class of Eligible Policyholders in exchange for their Membership Interests, whether in stock, policy credits or cash, that appropriately reflects their share of the aggregate value that is being distributed in the exchange.

Appropriateness of the definition of "Eligible Policyholder." In considering the fairness of the allocation, I have taken into account the definition of "Eligible Policyholder" set forth in the Plan. This definition differs in certain respects from definitions used in some prior demutualizations, but I consider it to be consistent with Prudential's business practices, consistent with approaches prescribed or permitted by the Chapter 17C, and reasonable when taken in conjunction with the overall method for allocation of consideration. I have also considered that, under the Plan, Eligible Policies affect the allocation of the Aggregate Basic Variable Component, if their Actuarial Contributions are positive, whether they are "participating" or "non-participating" policies. In light of Prudential's business practices, I find this approach to be fair and equitable.

Opinion #2

In my opinion:

  A. The purpose of the Closed Block, as set forth in Article IX of the Plan, is appropriate.

  B. The arrangements for the establishment, operation and funding of the Closed Block as set forth in Article IX of the Plan (including the Closed Block Memorandum, and Exhibit thereto), are reasonable.

  C. The selection of the assets used to fund Prudential's Closed Block as of July 1, 2000 is consistent with the Plan of Reorganization and with the actuarial assumptions (as described in the Closed Block Memorandum) that were used for funding the Closed Block.

  D. The $48.7 billion of assets used to fund the Closed Block is an amount that is expected to be reasonably sufficient to meet the objective of supporting the Closed Block Policies (including but not limited to the payment of claims, certain expenses, and taxes) and providing for continuation of the dividend scales in effect on the Adoption Date if the experience underlying such dividend scales continues. Attachment 1 to this letter provides the Closed Block statutory balance sheet as of July 1, 2000, consistent with the funding of the Closed Block.

  E. Article IX of the Plan also provides for the appropriate adjustment of the dividend scales if the underlying experience changes from that underlying the dividend scales in effect for 2000 and is in conformity with the provisions of Chapter 17C dealing with closed blocks.

  F. The Funding Adjustment Charges specified for the Closed Block (set forth in Attachment 2 to this letter) are consistent with the Plan of Reorganization and with the actuarial assumptions that were used for the establishment of these charges.

Discussion

Appropriateness of the purpose of the Closed Block. As to (A) above, Section 3(d) of Chapter 17C requires that the Plan provide for the reasonable dividend expectations of policyholders through establishment of a closed block or other method acceptable to the commissioner. Chapter 17C also provides that any such method may be limited to participating individual life insurance policies and participating individual annuity contracts with experience-based dividend scales. Further, Chapter 17C provides that assets are to be allocated to the Closed Block in an amount expected to be reasonably sufficient to meet the objective of supporting the Closed Block Policies and providing for continuation of the dividend scales in effect on the Adoption Dated if the experience underlying such dividend scales continues. Article IX of the Plan makes provision for establishing a Closed Block having a purpose consistent with that specified by Chapter 17C. My opinion that the purpose is appropriate is based on this consistency as well as its consistency with Actuarial Standard of Practice 33 ("ASOP 33"), with the report of the Society of Actuaries Task Force on Mutual Life Insurance Company Conversion, and with the purposes of other closed blocks that have been established in recent years.

Appropriateness of the arrangements for the establishment, operation and funding of the Closed Block. As to (B), (C), (D), and (E) above, the Closed Block Memorandum describes the process by which assets will be allocated to the Closed Block as of the Closed Block Funding Date, July 1, 2000. The process has three essential steps:

1. Defining the elements that constitute the experience underlying the dividend scales in effect for 2000.

2. Defining the projection process used, in conjunction with (1), to determine the cash flow requirements of the Closed Block for each year of its projected future existence.

3. Selecting assets whose cash flows, when taken in conjunction with anticipated future revenues from Closed Block Policies and future reinvestment of available Closed Block assets, will provide funds to meet the cash requirements of the Closed Block.

I find that the elements of experience underlying the dividend scales in effect for 2000 have been determined correctly and that the process is consistent with normal actuarial techniques for determining cash flow requirements. In particular, I find that--because the dividend scales adopted by Prudential have been essentially unchanged for the four-year period 1997-2000--it is appropriate to determine the elements of experience by averaging, for each element, the experience underlying the scales adopted in the four years ending with year 2000.

I find that the funding of the Closed Block is appropriate, because the initial Closed Block assets are reasonably sufficient to enable the Closed Block to provide for the guaranteed benefits, certain expenses and taxes associated with Closed Block policies, and to provide for the continuation of the dividend scales in effect for the year 2000 if the experience underlying those scales (including the portfolio interest rates) continues. In connection with these findings, I have noted that the funding of the Closed Block provides for a fixed cost of servicing the policies included in it and the Closed Block Memorandum provides specifically that such fixed administrative expenses shall be charged to the Closed Block. I have considered these arrangements in light of the fact that Prudential, rather than the Closed Block policyholders, bears the financial risk for future changes in administrative expense levels.

I have also taken into account the fact that the investment policies and guidelines that the Investment Committee of the Board adopted for the Closed Block represent a general continuation of the investment policies and guidelines that have been applicable in the past for the portfolio of assets associated with Prudential's obligations for policies that have been placed in the Closed Block.

I also find that the criteria set forth in Article IX of the Plan for modifying the dividend scales if the experience changes are such that, if followed, the Closed Block Policies will be treated in a manner consistent with Prudential's current dividend practices. In connection with this finding, I have noted that the Plan requires Prudential to submit by June 1 of the fifth calendar year following the calendar year of the Effective Date and every five years thereafter a report, prepared in accordance with applicable actuarial standards, of an independent actuary, who shall be a member of the American Academy of Actuaries, concerning the operations of the Closed Block. The presence of this requirement helps to assure that Closed Block operations in general, and dividend scale changes in particular, are consistent with the purpose of the Closed Block.

Finally, I find that the funding and operation of the Closed Block as set forth in Article IX of the Plan are consistent with current actuarial practice as set forth in ASOP 33. In particular, I find that--under the circumstances described above--the use of the four-year averaging technique in determining the elements of experience is consistent with the guidance of ASOP 33 that experience elements should reflect ". . .recent experience underlying the current dividend scales."

Appropriateness of Funding Adjustment Charges. As to (F) above, the Funding Adjustment Charges are appropriate because, with respect to Closed Block Policies issued on or after the Closed Block Funding Date (July 1, 2000) and prior to the Effective Date, they will place the Closed Block in a neutral financial position--i.e., the Closed Block's assets will be neither more nor less sufficient in relation to its obligations by virtue of the inclusion of these policies in the Closed Block than would have been the case had the policies not been included in the Closed Block. The Funding Adjustment Charges have been calculated so that they remove from the Closed Block, with respect to policies to which they apply, the sum of (a) expenses and commissions provided for in the pricing of the policies for which the Closed Block is not financially responsible, and (b) the present value of any expected future profits that would enure to Prudential after provision for policyholder dividends.

Opinion #3

In my opinion, the definition of the Closed Block Policies included in the Closed Block as set forth in Article I of the Plan is fair and reasonable, and is consistent with the provisions of Chapter 17C. Section 9.5 of the Plan provides other methods for protecting the reasonable dividend expectations for certain dividend-paying policies not in the Closed Block. In my opinion, these other methods are reasonable and appropriate.

Discussion

Article I of the Plan defines the Closed Block Policies referred to in Article IX of the Plan. This definition provides that certain classes of policies in force on the Closed Block Funding Date, or on any date between that date and the Effective Date, will be included in the Closed Block provided that they are in force on the Effective Date. The policies so provided for are, in general, individual life insurance policies and certain retirement annuity contracts in classes for which Prudential's 2000 dividend scale provides for experience-based dividends. This is consistent with the purpose of the Closed Block, which is to provide assurance of the future dividend treatment of such policies and contracts.

For certain small classes of individual life policies, individual health policies, individual annuity contracts, and supplementary contracts with current dividend scales but which are excluded from the Closed Block, the Plan provides reasonable assurances as to the continuation of the current dividend practices in the future. Such assurances are an appropriate way in which to deal with special classes of policies.

Scope of Opinions #2 and #3

Section 9.4 of the Plan provides for the establishment of a Canadian Closed Block. The Canadian Closed Block was funded with assets in the amount of C$170 million as of July 1, 2000. Attachment 3 to this letter provides the statutory balance sheet for the Canadian Closed Block as of July 1, 2000 consistent with the funding of the Canadian Closed Block. Such funding was based on experience appropriate for the Canadian Closed Block. Opinions #2 and #3 above apply both to the Canadian Closed Block and to the Closed Block covering all other Closed Block Policies.

                                          Yours sincerely

                                          /s/ Daniel J. McCarthy
                                          Daniel J. McCarthy
                                          Consulting Actuary

                                  Attachment 1

                                US Closed Block
                          Balance Sheet--July 1, 2000
                            (amounts in $ millions)

Assets
  Bonds.................................................................  34,250
  Preferred Stock.......................................................      17
  Common Stock--Unaffiliated............................................   1,581
  Mortgage Loans........................................................   5,120
  Investment Real Estate................................................      38
  Policy Loans--Non-securitized.........................................   5,670
  Policy Loans--Securitized.............................................     169
  Cash and Other Short-term Investments.................................       4
  Other Long-term Investments ..........................................   1,072
  Accrued Investment Income.............................................     683
  Other Miscellaneous Assets............................................      12
  Premiums Receivable...................................................      93
                                                                         -------
Total Assets............................................................  48,709
                                                                         =======
Liabilities
  Future Policy Benefits/Aggregate Reserve..............................  43,131
  Policyholder Account Balance (Dividend Accumulations).................   5,205
  Unpaid Claims.........................................................      68
  Policyholder Dividends................................................   2,415
  Other Policyholder Related Liabilities................................      23
  General Expenses Due & Accrued........................................       1
  Unearned Investment Income............................................       5
                                                                         -------
Total Liabilities.......................................................  50,848
                                                                         =======
Surplus................................................................. (2,139)

                                  Attachment 2

                           Funding Adjustment Charges

  Funding Adjustment charges for Closed Block Policies that are issued on or after the Closed Block Funding Date, but on or before the Effective Date of the Plan are as follows:

                                                          Percent of First Year
                                                            Recurring Premium
                                                          (Annualized, including
                                                          riders, modal loadings
Series                                                       and policy fees)
------                                                    ----------------------
Gibraltar................................................          125%
Estate...................................................          151%
Legacy...................................................          182%

                                  Attachment 3

                             Canadian Closed Block
                          Balance Sheet--July 1, 2000
                            (amounts in C$millions)

Assets
  Bonds..................................................................... 143
  Preferred Stock...........................................................   0
  Common Stock--Unaffiliated................................................  21
  Mortgage Loans............................................................   0
  Investment Real Estate....................................................   0
  Policy Loans--Non-securitized.............................................   4
  Policy Loans--Securitized.................................................   0
  Cash and Other Short-term Investments.....................................   0
  Other Long-term Investments...............................................   0
  Accrued Investment Income.................................................   2
  Other Miscellaneous Invested Assets.......................................   0
  Premiums Receivable.......................................................   0
                                                                             ---
Total Assets................................................................ 170
                                                                             ===
Liabilities
  Future Policy Benefits/Aggregate Reserve.................................. 157
  Policyholder Account Balance (Dividend Accumulations).....................   0
  Unpaid Claims.............................................................   0
  Policyholder Dividends....................................................   4
  Other Policyholder Related Liabilities....................................   1
  General Expenses Due & Accrued............................................   0
  Unearned Investment Income................................................   0
  Remittances & Items Not Allocated.........................................   0
                                                                             ---
Total Liabilities........................................................... 162
                                                                             ===
Surplus.....................................................................   8

                                   GLOSSARY

  The following Glossary includes definitions of certain insurance and other terms.

A.M. Best.............  A.M. Best Company, a rating agency. See "claims-paying ratings" for an explanation of A.M. Best's ratings. A.M. Best does not provide credit ratings.

account values........  the amounts of investment products held for the benefit of policyholders or contractholders. For mutual funds, account value is equal to fair market value.


annuity...............  a contract that provides for periodic payments to an annuitant for a specified period of time, often until the annuitant's death.

asset valuation
reserve (or AVR)......  a reserve required under statutory accounting principles designed to offset potential credit-related and equity-related investment losses on all invested asset categories excluding cash, policy loans, premium notes, collateral notes and income receivables; the reserve is not included in financial statements prepared in accordance with generally accepted accounting principles.

assets under
management (or AUM)...  assets we manage directly in our proprietary products, such as our mutual funds and variable annuities, in our separate accounts and in our general account, and assets invested in investment options included in our products that are managed by third-party sub-managers (i.e., the non-proprietary investment options in our products).

Businesses............  the Financial Services Businesses and the Closed Block
                        Business, collectively.

cede..................  reinsuring with another insurance company all or a portion of the risk we insure.
claims-paying
ratings...............  the opinions of rating agencies regarding the financial ability of an insurance company to meet its obligations under its insurance policies.

                        A.M. Best's claims-paying ratings for insurance companies currently range from "A++ (superior)" to "F (in liquidation)". A.M. Best's ratings reflect its opinion of an insurance company's financial strength, operating performance and ability to meet its obligations to policyholders. A.M. Best considers "A" and "A-" rated companies to have a strong ability to meet their ongoing obligations to policyholders and "B++" companies to have a good ability to meet their ongoing obligations to policyholders.

                        Fitch's claims-paying ratings (sometimes referred to as "financial strength" ratings) currently range from "AAA (negligible risk factors)" to "DD (company is under an order of liquidation)". Fitch's ratings reflect its assessment of the likelihood of timely payment of policyholder and contractholder obligations. According to Fitch, "AA-" companies have very high claims-paying ability, strong protection factors and modest risk which may vary slightly over time due to economic and/or underwriting conditions.

                        Moody's insurance claims-paying ratings (sometimes referred to as "financial strength" ratings) currently range from "Aaa (exceptional)" to "C (lowest rated)". Moody's insurance ratings reflect the ability of insurance companies to repay punctually senior policy-holder claims and obligations. Moody's indicates that "A1" rated insurance companies offer good financial security, but elements may be present which suggest a susceptibility to impairment sometime in the future.

                        S&P claims-paying ratings currently range from "AAA (superior)" to "CCC (extremely vulnerable)". These ratings reflect S&P's opinion of an operating insurance company's financial capacity to meet the obligations of its insurance policies in accordance with their terms. According to S&P's publications,

                        "A+" rated insurance companies have strong financial security characteristics, but are somewhat more likely to be affected by adverse business conditions than insurers with higher ratings. The symbol (+) following "A" shows a company's relative standing within the "A" rating category.

Closed Block..........  under the plan of reorganization, The Prudential
                        Insurance Company of America will establish a Closed Block for certain individual life insurance policies and annuities issued by The Prudential Insurance Company of America. The policies that we will include in the Closed Block are specified traditional individual and joint whole life insurance policies, individual term life insurance policies and individual retirement annuity contracts that are in force on the effective date of the reorganization and on which we are currently paying or expect to pay experience-based policy dividends. The purpose of the Closed Block is to provide for the reasonable expectations for future policy dividends after demutualization of the holders of the policies included in the Closed Block.

Closed Block Assets...  consists of (i) those assets allocated to the Closed
                        Block as of July 1, 2000, (ii) cash flows from such assets, (iii) assets resulting from the reinvestment of such cash flows, (iv) cash flows from the policies included in the Closed Block, and (v) assets resulting from the investment of such cash flows. Closed Block Assets shall include policy loans, accrued interest on any of the foregoing assets and due premiums on the policies included in the Closed Block. Closed Block Assets does not include assets included in the Canadian closed block.

Closed Block
Liabilities...........  those liabilities of the Closed Block associated with the Closed Block Assets.

corporate-owned life
insurance.............  life insurance policies on a company's employees that are owned by a company and often used to fund employee benefits.


crediting rate........  the interest rate credited on a life insurance policy or annuity contract, which may be a guaranteed fixed rate, a variable rate or some combination of both.


credit ratings........  the opinions of rating agencies regarding an entity's ability to repay its indebtedness.

                        Moody's credit ratings currently range from "Aaa (best quality)" to "C (lowest rated)". Moody's credit ratings grade debt according to its investment quality. Moody's considers "A2" and "A3" rated debt to be upper medium grade obligations, and that while factors giving security to principal and interest are considered adequate, elements may be present that suggest a susceptibility to impairment sometime in the future.

                        An S&P credit rating is a current opinion of the creditworthiness of an obligor with respect to a specific financial obligation, a specific class of financial obligations or a specific financial program. S&P's long-term issue credit ratings range from "AAA (highest rating)" to "D (payment default)". S&P publications indicate that an "A+" rated issue is somewhat more susceptible to the adverse effects of changes in circumstances and economic condition than obligations in higher rated categories; however, the obligor's capacity to meet its financial commitment to the obligation is still strong. S&P short-term ratings range from "A-1 (highest category)" to "D (payment default)". Within the A-1 category some obligations are designated with a plus sign (+) indicating that the obligor's capacity to meet its financial commitment on the obligation is extremely strong.

deferred policy
acquisition costs (or
DAC)..................  commissions and other selling expenses that vary with and are directly related to the production of business and that are deferred and amortized to achieve a matching of revenues and expenses when reported in financial statements prepared in conformity with generally accepted accounting principles.

defined benefit
retirement or pension
plan..................  a pension plan that promises to pay a specified amount to each eligible plan member who retires.

defined contribution
plan..................  a plan established under Section 401(a), 401(k),
                        403(b) or 457(b) of the Internal Revenue Code, under which the benefits to a participant depend on the investment return on the participant's account.

earned premiums.......  the portion of a premium, net of any amount ceded, that represents coverage already provided or that belongs to the insurer based on the part of the policy period that has passed.

first year direct
written premium.......  total annual premiums on new sales of our own property and casualty insurance products before consideration of reinsurance assumed or ceded.

Fitch.................  Fitch, Inc. (formerly Duff & Phelps, Inc.), a rating agency. See "claims-paying ratings" for an explanation of Fitch's ratings.

fixed annuities.......  an annuity under which the interest rate credited on the annuity during the accumulation phase is a fixed rate, which may change periodically, until it matures.

general account.......  all of the assets of our insurance companies recognized for statutory accounting purposes other than those specifically allocated to a separate account. We bear the risk of our investments held in our general account.

general account GIC...  a guaranteed investment rate contract under which the guaranteed return is supported by general account investments.

guaranteed investment
contract (or GIC).....  a group contract that guarantees a minimum rate of return, which may be fixed or floating, on the amount invested.

guaranteed products...  group annuity contracts, guaranteed investment contracts, structured settlements and funding agreements.

immediate annuities...  annuity contracts under which the benefits payable to the annuitant begin to be paid within one year of contract issuance.

incurred losses.......  the total losses and loss adjustment expenses paid, plus the change in loss and loss adjustment expense reserves, including incurred but not reported losses, sustained by an insurance or reinsurance company under its policies or other insurance or reinsurance contracts.

in force..............  policies and contracts reflected on our applicable records that have not expired or been terminated as of a given date.

interest maintenance
reserve...............  the interest maintenance reserve, recorded under statutory accounting principles, captures realized capital gains and losses resulting from changes in the general level of interest rates. These gains and losses are to be amortized into investment income over the expected remaining life of the investments sold.

interest-sensitive
life insurance........  a cash value life insurance policy with a separately identified policyholder fund to which interest is credited and charges are deducted and with benefits that are tied to the fluctuation in investment result.

LIMRA.................  Life Insurance Marketing and Research Association.

long-term care
insurance.............  insurance that protects the insured from certain costs of care at home or in an outside facility, but not medical insurance.

loss adjustment
expense...............  the expense involved in settling a property and casualty loss, excluding the actual value of the loss.

market-making.........  maintaining bids and offer prices in a given security.

Moody's...............  Moody's Investors Service, Inc., a rating agency. See
                        "claims-paying ratings" and "credit ratings" for an explanation of Moody's ratings.

morbidity.............  the incidence of disease or disability in a specific population over a specific period of time.

mortality.............  the number of deaths in a specific population over a specific period of time.

NAIC..................  the National Association of Insurance Commissioners,
                        an organization of insurance regulators from the 50 states, the District of Columbia and the four U.S. territories.

new annualized
premium...............  premium payments related only to new sales and calculated as if they were consistently paid for the year of the sale even if they were actually paid for only a portion of the year of the sale.

non-participating
policy or annuity.....  policies and annuities under which the policyholder/contractholder does not have a right to participate in the divisible surplus of the issuer to the extent dividends are apportioned thereon.

non-proprietary (or
non-proprietary
product or non-
proprietary
investment option)....  those of our investment products, or investment options within our investment products, that are managed by a third party.

participating policy
or annuity............  policies and annuities under which the policyholder/contractholder has a right to participate in the divisible surplus of the issuer to the extent dividends are apportioned thereon.

permanent life
insurance.............  a general term for life policies, including traditional whole, variable and universal life, that remain in force so long as their premiums are paid or achieve paid-up status.

persistency...........  measurement by premiums of the percentage of insurance policies or annuity contracts remaining in force between specified measurement dates.

personal lines
property and casualty
insurance.............  property and casualty insurance sold to individuals rather than businesses, including homeowners and automobile insurance.

plan of
reorganization........  dated as of December 15, 2000 (together with all exhibits and schedules), as originally adopted, and amended, supplemented or modified from time to time.

policy charges........  fees from an insurance policy or annuity contract other than for insurance risks, for example, penalties for early surrender or late premium payment.

policy loans..........  loans from an insurer secured by the cash surrender value of a life insurance policy.


premiums..............  payments and considerations received on insurance policies issued or reinsured by an insurance company. Under generally accepted accounting principles, premiums on variable life and other investment-type contracts are not accounted for as revenues.

proprietary (or
proprietary product
or proprietary
option)...............  those of our investment products, or investment options within our investment products, that we manage directly on behalf of our clients (rather than depositing them to be managed by a third-party).

reinsurance...........  the ceding by one insurance company (the "reinsured")
                        to another (the "reinsurer") of all or a portion of a risk for a premium. The ceding of risk to a reinsurer, other than in the case of assumption reinsurance, does not relieve the original insurer (i.e., the reinsured) of its liability to the insured.

repurchase
agreement.............  an agreement between a seller and a buyer, whereby the seller agrees to sell securities and to repurchase them at an agreed upon price and generally at a stated time.

reserves..............  amounts recorded as a liability in order to provide for anticipated pay-outs such as benefits, dividends or contingencies.

reverse repurchase
agreement.............  an agreement between a seller and a buyer, whereby the buyer agrees to purchase securities and to resell them at an agreed upon price and generally at a stated time.

risk-based capital
(or RBC) ratio........  a tool used by insurance regulators to analyze an insurance company's total adjusted capital, taking into consideration the risks associated with the company's particular assets, the risk that losses will be worse than expected, the company's exposure to interest rate risks, and other business risks. The risk based capital ratio is a well accepted measure of the strength of a company's capitalization.

S&P...................  Standard & Poor's Ratings Group, a rating agency. See
                        "claims-paying ratings" and "credit ratings" for an explanation of S&P's ratings.

separate accounts.....  assets of our insurance companies allocated under certain policies and contracts that are segregated from the general account and other separate accounts. The policyholder or contractholder bears the risk of investments held in a separate account.

statutory accounting
principles............  accounting practices prescribed or permitted by an insurer's domiciliary state insurance regulator for purposes of financial reporting to regulators.

structured
settlements...........  customized annuities used to provide to a claimant ongoing periodic payments instead of a lump sum payment.

Surplus and Related
Assets................  the Closed Block Assets and Closed Block Liabilities
                        are supported by additional assets outside the Closed Block that The Prudential Insurance Company of America will need to hold to meet capital requirements related to policies in the Closed Block ("Surplus Assets"), as well as invested assets held outside the Closed Block that represent the difference between the Closed Block Assets and the sum of the Closed Block Liabilities and the interest maintenance reserve (the "Related Assets").

surrender charge......  an amount specified in our insurance policies and annuity contracts that we charge a policyholder or contractholder for early cancellation of or withdrawal under that policy or contract.

surrenders and
withdrawals...........  amounts taken from life insurance policies and annuity contracts representing the full or partial values of these policies or contracts.

term life insurance...  life insurance written for a specified period and under which no cash value is generally available on surrender.

traditional whole
life insurance........  a life insurance policy that offers the beneficiary benefits in the event of the insured's death for the whole of life, provided premiums have been paid when due; it also allows for the buildup of cash value but has no investment feature.

trust-owned life
insurance.............  life insurance policies on a company's employees owned by a trust created by the company and generally used to fund employee benefits.

underwriting..........  the process of examining, accepting or rejecting insurance risks and classifying those risks that are accepted, in order to charge policyholders an appropriate premium.

unit investment
trust.................  unit investment trusts purchase a fixed portfolio of income-producing securities, such as corporate, municipal, or government bonds, mortgage-backed securities, common stock or preferred stock. Unit holders receive an undivided interest in both the principal and the income portion of the portfolio in proportion to the amount of capital they invest.

universal life
insurance.............  interest-sensitive life insurance under which separately identified interest and mortality and expense charges are made to the policy fund, typically with flexible premiums.

variable annuity......  an annuity contract under which values during the accumulation phase fluctuate according to the investment performance of a separate account or accounts supporting such contract that is/are designated by the contractholder.

variable life
insurance.............  life insurance policy under which the benefits payable to the beneficiary upon the death of the insured or the surrender of the policy will vary to reflect the investment performance of a separate account or accounts supporting such policy that is/are designated by the contractholder.

variable universal
life insurance........  a form of variable life insurance where the timing or amount of one or more premium payments may be varied.

wrap-fee products.....  investment products generating asset-based fees in which the funds of the customer are generally invested in other investment products such as mutual funds.

written premiums......  the aggregate amount of premiums written by an insurer during a specific period of time, including both earned and unearned premiums.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  34
Use of Proceeds..........................................................  54
Dividend Policy..........................................................  55
Capitalization...........................................................  56
Ratio of Earnings to Fixed Charges.......................................  57
Selected Consolidated Financial and Other Information....................  58
Unaudited Pro Forma Condensed Consolidated Financial Information.........  64
Unaudited Pro Forma Supplementary Information............................  83
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  86
Acquisition of Kyoei Life Insurance Co., Ltd. ........................... 158
Demutualization and Related Transactions................................. 170
Business................................................................. 184
Management............................................................... 240
Ownership of Common Stock................................................ 255
Certain Relationships and Related Transactions........................... 256
Shares Eligible for Future Sale.......................................... 257
Prudential Financial Capital Trust I..................................... 258
Description of the Equity Security Units................................. 260
U.S. Federal Income Tax Consequences..................................... 297
Certain ERISA Considerations............................................. 303
Description of Capital Stock............................................. 304
Underwriting............................................................. 312
Validity of the Equity Security Units.................................... 315
Experts.................................................................. 315
Available Information.................................................... 316
Consolidated Financial Statements........................................ F-1
Actuarial Opinions....................................................... A-1
Glossary................................................................. G-1

                               ----------------

 Through and including      , 2002 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                               10,000,000 Units

                          Prudential Financial, Inc.
                     Prudential Financial Capital Trust I

                            % Equity Security Units

                               ----------------

                          [LOGO] Prudential Financial

                               ----------------

                             Goldman, Sachs & Co.
                             Prudential Securities

                          Credit Suisse First Boston
                           Deutsche Banc Alex. Brown
                                Lehman Brothers
                              Merrill Lynch & Co.
                                Morgan Stanley
                             Salomon Smith Barney
                       The Williams Capital Group, L.P.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following is a statement of the estimated expenses, other than underwriting discounts and commissions, to be incurred in connection with the distribution of the securities registered under this Registration Statement.

                                                                        Amount
                                                                      to be paid
                                                                      ----------
Securities and Exchange Commission registration fee.................  $  287,500
NASD fees and expenses..............................................      30,500
Legal fees and expenses.............................................     750,000
Fees and expenses of qualification under state securities laws (in-
 cluding legal fees)................................................       2,000
NYSE listing fees and expenses......................................      35,275
Accounting fees and expenses........................................     500,000
Printing and engraving fees.........................................     640,000
Trustee's and agent's fees and expenses.............................     105,000
Rating agency fees and expenses.....................................     250,000
Miscellaneous.......................................................      15,000
                                                                      ----------
 Total..............................................................  $2,615,275
                                                                      ==========

Item 14. Indemnification of Directors and Officers

  The New Jersey Business Corporation Act provides that a New Jersey corporation is required to indemnify a director or officer against his or her expenses to the extent that such director or officer has been successful on the merits or otherwise in any proceeding against such director or officer as by reason of his or being or having been such director or officer. A New Jersey corporation also has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (or in the case of a proceeding by or in the right of the corporation, upon an appropriate determination by a court); and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

  Prudential Financial, Inc.'s certificate of incorporation provides that no director shall be personally liable to Prudential Financial, Inc. or any of its shareholders for damages for breach of duty as a director, except for liability based upon an act or omission (i) in breach of the director's duty of loyalty to Prudential Financial, Inc. or its stockholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such director of an improper personal benefit.

  The by-laws of Prudential Financial, Inc. provide that Prudential Financial, Inc. shall indemnify the following persons:

  (a) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (including any appeal thereon) (other than an action by or in the right of Prudential Financial, Inc.) by reason of the fact that such person is or was a director, officer, or employee of Prudential Financial, Inc., or is or was serving at the request of Prudential Financial, Inc. as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including reasonable costs, disbursements and attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Prudential Financial, Inc., and, with respect to any criminal action or proceeding, such person has no reasonable cause to believe his or her conduct was unlawful; or

  (b) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (whether civil, criminal, administrative, arbitrative or investigative) by or in the right of Prudential Financial, Inc. to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, or employee of Prudential Financial, Inc., or is or was serving at the request of Prudential Financial, Inc. as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including reasonable costs, disbursements and attorneys' fees) judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Prudential Financial, Inc.; provided, however, that no indemnification shall be made in respect of any claim, issue or matter if a judgment or final adjudication adverse to such person establishes that his or her acts or omissions (i) were in breach of his or her duty of loyalty to Prudential Financial, Inc. or its shareholders, (ii) were not in good faith or involved a knowing violation of law or (iii) resulted in receipt by such person of an improper personal benefit.

  For directors and officers of the level of Senior Vice President or above, the determination of entitlement to indemnification must be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the shareholders.

  Policies of insurance are maintained by the Registrant with unrelated insurers under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

  Reference is also made to Section 9 of the Underwriting Agreement filed as
Exhibit 1.1 to the Registration Statement for information concerning the Underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

  The declaration of trust of Prudential Financial Capital Trust I provides that no trustee, affiliate of any trustee or any officers, directors, stockholders, members, partners, employees, representatives or agents of any trustee or any employee or agent of Prudential Financial Capital Trust I or its affiliates, each referred to as an indemnified person, shall be liable, responsible or accountable in damages or otherwise to any employee or agent of Prudential Financial Capital Trust I or its affiliates or any officers, directors, stockholders, employees, representatives or agents of Prudential Financial, Inc. or its affiliates, or to any holders of trust securities of Prudential Financial Capital Trust I for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such indemnified person in good faith on behalf of Prudential Financial Capital Trust I and in a manner such indemnified person reasonably believed to be within the scope of the authority conferred on such indemnified person by the declaration of trust or by law, except that an indemnified person shall be liable for any such loss, damage or claim incurred by reason of such indemnified person's gross negligence (or, in the case of the property trustee of Prudential Financial Capital Trust I, negligence) or willful misconduct with respect to such acts or omissions. The declaration of trust also provides that, to the fullest extent permitted by applicable law, Prudential Financial, Inc. shall indemnify and hold harmless each indemnified person from and against any loss, damage or claim incurred by such indemnified person by reason of any act or omission performed or omitted by such indemnified person in good faith on behalf of Prudential Financial Capital Trust I and in a manner such indemnified person in good faith on behalf of Prudential Financial Capital Trust I and in a manner such indemnified person reasonably believed to be within the scope of authority conferred on such indemnified person by the declaration of trust, except that no indemnified person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such indemnified person by reason of gross negligence (or, in the case of the property trustee of Prudential Financial Capital Trust I, negligence) or willful misconduct with respect to such acts or omissions. Each declaration of trust further provides that to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an indemnified person in defending any claim, demand, action, suit or the final disposition of such claim, demand, action, suit or proceeding shall, from time to time, be advanced by Prudential Financial, Inc. prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by Prudential Financial, Inc. of an undertaking by or on behalf of the indemnified person to repay such amount if it shall be determined that the indemnified person is not entitled to be indemnified pursuant to the declaration of trust.

Item 15. Recent Sales of Unregistered Securities

  Prudential Financial, Inc. will distribute to certain eligible policyholders approximately 456.3 million shares of Common Stock in the demutualization. Exemption from registration under the Securities Act for such distribution will be available under Section 3(a)(10) of the Securities Act based on the New Jersey Insurance Commissioner's approval of the Plan of Reorganization.

  Prudential Financial, Inc. expects to sell up to 2.0 million shares of Class B Stock to institutional accredited investors concurrently with the offering of the Common Stock at an aggregate offering price of approximately $175 million. The shares of Class B Stock will be offered and sold pursuant to the exemption from registration available under Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

 (a) Exhibits


  1.1  Form of Underwriting Agreement.

  2.1  Plan of Reorganization (incorporated by reference to Exhibit 2.1 to
       Prudential Financial, Inc.'s Registration Statement on Form S-1 (No.
       333-58524)).**

  3.1  Form of Amended and Restated Certificate of Incorporation of Prudential
       Financial, Inc. (incorporated by reference to Exhibit 3.1 to Prudential
       Financial, Inc.'s Registration Statement on Form S-1 (No. 333-58524)).**

  3.2 Form of By-Laws of Prudential Financial, Inc. (incorporated by reference to Exhibit 3.2 to Prudential Financial, Inc.'s Registration Statement on
       Form S-1 (No. 333-58524)).**

  4.1  Form of Indenture between Prudential Financial, Inc. and JPMorgan Chase
       Bank, as trustee, relating to the debt securities.

  4.2  Form of First Supplemental Indenture between Prudential Financial, Inc.
       and JPMorgan Chase Bank, as trustee, relating to the Debentures.

  4.3  Certificate of Trust of Prudential Financial Capital Trust I.**

  4.4  Declaration of Trust of Prudential Financial Capital Trust I.**

  4.5  Form of Amended and Restated Declaration of Trust of Prudential
       Financial Capital Trust I.

  4.6  Form of Redeemable Capital Securities Guarantee Agreement for Prudential
       Financial Capital Trust I.

  4.7  Form of Redeemable Capital Security Certificate of Prudential Financial
       Capital Trust I (included in Exhibit 4.5).

  4.8  Form of Purchase Contract Agreement.

  4.9  Form of Common Securities Guarantee Agreement.**

  4.10 Form of Pledge Agreement.

  4.11 Form of Debenture (included in Exhibit 4.2).

  4.12 Form of Normal Unit (included in Exhibit 4.8).

  4.13 Form of Stripped Unit (included in Exhibit 4.8).

  4.14 Form of certificate for the Common Stock of Prudential Financial, Inc., par value $.01 per share (incorporated by reference to Exhibit 4.1 to Prudential Financial, Inc.'s Registration Statement on Form S-1 (No.
       333-58524)).**

  4.15 Form of Shareholders' Rights Plan (incorporated by reference to Exhibit
       4.2 to Prudential Financial, Inc.'s Registration Statement on Form S-1
       (No. 333-58524)).**

  4.16 Upon the request of the Securities and Exchange Commission, Prudential
       Financial, Inc. will furnish copies of all instruments defining the rights of holders of long-term debt of Prudential Financial, Inc.

  4.17 Subscription Agreement for Class B Stock. (incorporated by reference to
       Exhibit 4.4 to Prudential Financial, Inc.'s Registration Statement on
       Form S-1 (No. 333-58524)).**

  4.18 Commitment letter relating to insurance of the IHC debt (incorporated by reference to Exhibit 4.5 to Prudential Financial, Inc.'s Registration
       Statement on Form S-1 (No. 333-58524)).**

  4.19 Inter-Business Transfer and Allocation Policies relating to the
       Financial Services Businesses and the Closed Block Business
       (incorporated by reference to Exhibit 4.6 to Prudential Financial,
       Inc.'s Registration Statement on Form S-1 (No. 333-58524)).**

  5.1  Opinion of Sullivan & Cromwell.**

  5.2  Opinion of Richards, Layton & Finger, P.A.**

  5.3  Opinion of McCarter & English, LLP.**

  8.1  Opinion of McDermott, Will & Emery as to certain tax matters.

 10.1 Support Agreement between the Prudential Insurance Company of America and Prudential Funding Corporation dated as of March 18, 1982
       (incorporated by reference to Exhibit 10.1 to Prudential Financial,
       Inc.'s Registration Statement on Form S-1 (No. 333-58524)).**

 10.2 Stipulation of Settlement--United States District Court for the District of New Jersey, in re: The Prudential Insurance Company of America Sales
       Practices Litigation, MDL No. 1061, Master Docket No. 95-4704 (AMW)
       (Document dated October 28, 1996) (incorporated by reference to Exhibit
       10.2 to Prudential Financial, Inc.'s Registration Statement on Form S-1
       (No. 333-58524)).**

 10.3 Amendment to Stipulation of Settlement--United States District Court for the District of New Jersey, in re: The Prudential Insurance Company of
       America Sales Practices Litigation, MDL No. 1061, Master Docket No. 95-
       4704 (AMW) (Original filed February 24, 1997) (Document dated February
       22, 1997) (incorporated by reference to Exhibit 10.3 to Prudential
       Financial, Inc.'s Registration Statement on Form S-1 (No. 333-58524)).**

 10.4  The Prudential Insurance Company of America Deferred Compensation Plan
       (incorporated by reference to Exhibit 10.4 to Prudential Financial,
       Inc.'s Registration Statement on Form S-1 (No. 333-58524)).**
 10.5  The Prudential Deferred Compensation Plan for Non-Employee Directors
       (incorporated by reference to Exhibit 10.5 to Prudential Financial,
       Inc.'s Registration Statement on Form S-1 (No. 333-58524)).**
 10.6  The Pension Plan for Non-Employee Directors of The Prudential Insurance
       Company of America (incorporated by reference to Exhibit 10.6 to Prudential Financial, Inc.'s Registration Statement on Form S-1 (No.
       333-58524)).**
 10.7 2001 Prudential Long-Term Performance Unit Plan (incorporated by reference to Exhibit 10.7 to Prudential Financial, Inc.'s Registration
       Statement on Form S-1 (No. 333-58524)).**
 10.8 2000 Prudential Long-Term Performance Unit Plan (incorporated by reference to Exhibit 10.8 to Prudential Financial, Inc.'s Registration
       Statement on Form S-1 (No. 333-58524)).**
 10.9 1999 Prudential Long-Term Performance Unit Plan (incorporated by reference to Exhibit 10.9 to Prudential Financial, Inc.'s Registration
       Statement on Form S-1 (No. 333-58524)).**
 10.10 1998 Amended Prudential Long-Term Performance Unit Plan (incorporated by reference to Exhibit 10.10 to Prudential Financial, Inc.'s Registration
       Statement on Form S-1 (No. 333-58524)).**
 10.11 1998 Prudential Annual Incentive Plan (incorporated by reference to
       Exhibit 10.11 to Prudential Financial, Inc.'s Registration Statement on
       Form S-1 (No. 333-58524)).**
 10.12 Prudential Financial, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.12 to Prudential Financial, Inc.'s Registration Statement on Form S-1 (No. 333-58524)).**
 10.13 Prudential Supplemental Retirement Plan (incorporated by reference to
       Exhibit 10.13 to Prudential Financial, Inc.'s Registration Statement on
       Form S-1 (No. 333-58524)).**
 10.14 Prudential Supplemental Employee Savings Plan (incorporated by reference to Exhibit 10.14 to Prudential Financial, Inc.'s Registration Statement on Form S-1 (No. 333-58524)).**
 10.15 Prudential Severance Plan for Senior Executives (incorporated by reference to Exhibit 10.15 to Prudential Financial, Inc.'s Registration
       Statement on Form S-1 (No. 333-58524)).**

 12.1  Statement of Ratio of Earnings to Fixed Charges.**

 21.1  Subsidiaries of Prudential Financial, Inc. (incorporated by reference to
       Exhibit 21.1 to Prudential Financial, Inc.'s Registration Statement on
       Form S-1 (No. 333-58524)).**

 23.1  Consent of PricewaterhouseCoopers LLP.

 23.2 Consent of Sullivan & Cromwell (included in Exhibit 5.1).**

 23.3 Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2).**

 23.4 Consent of McCarter & English, LLP (included in Exhibit 5.3).**

 23.5 Consent of Milliman USA.

 23.6 Consent of PricewaterhouseCoopers.

 23.7 Consent of McDermott, Will & Emery (included in Exhibit 8.1).

 24.1 Powers of Attorney.**

 25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank as trustee under the Indenture.**

 25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, as property trustee under the Amended and Restated Declaration of Trust for Prudential Financial Capital Trust I.**

 25.3 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, as guarantee trustee under the Redeemable Capital
      Securities Guarantee Agreement.**

--------


** Previously filed.

(b) Financial Statement Schedules

Schedule I    Summary of Investments Other Than Investments in Related Parties
Schedule III  Supplementary Insurance Information
Schedule IV   Reinsurance
Schedule V    Valuation and Qualifying Accounts

Item 17. Undertakings

  The undersigned Registrant hereby undertakes:

    (a) To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under "Item 14, Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (c)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, New Jersey on the 10th day of December, 2001.


                                          Prudential Financial, Inc.

                                             /s/ Mark B. Grier

                                          By: _____________________________

                                             Name: Mark B. Grier


                                             Title: Executive Vice President


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 10, 2001:



                 Name                                         Title
                 ----                                         -----
           Arthur F. Ryan*                          Chairman, Chief Executive
______________________________________               Officer, President and
            Arthur F. Ryan                           Director

         Richard J. Carbone*                        Chief Financial Officer
______________________________________               (Principal Financial
          Richard J. Carbone                         Officer)

          Anthony S. Piszel*                        Controller
______________________________________               (Principal Accounting
          Anthony S. Piszel                          Officer)

          Franklin E. Agnew*                        Director
______________________________________
          Franklin E. Agnew

         Frederic K. Becker*                        Director
______________________________________
          Frederic K. Becker

         Gilbert F. Casellas*                       Director
______________________________________
         Gilbert F. Casellas

           James G. Cullen*                         Director
______________________________________
           James G. Cullen

          Carolyne K. Davis*                        Director
______________________________________
          Carolyne K. Davis

          Allan D. Gilmour*                         Director
______________________________________
           Allan D. Gilmour

        William H. Gray, III*                       Director
______________________________________
         William H. Gray, III

            Jon F. Hanson*                          Director
______________________________________
            Jon F. Hanson

            Glen H. Hiner*                          Director
______________________________________
            Glen H. Hiner

                 Name                                         Title
                 ----                                         -----
         Constance J. Horner*                       Director
______________________________________
         Constance J. Horner

          Gaynor N. Kelley*                         Director
______________________________________
           Gaynor N. Kelley

          Burton G. Malkiel*                        Director
______________________________________
          Burton G. Malkiel

         Ida F. S. Schmertz*                        Director
______________________________________
          Ida F. S. Schmertz

          Charles R. Sitter*                        Director
______________________________________
          Charles R. Sitter

          Donald L. Staheli*                        Director
______________________________________
          Donald L. Staheli

         Richard M. Thomson*                        Director
______________________________________
          Richard M. Thomson

           James A. Unruh*                          Director
______________________________________
            James A. Unruh

         Pindaros R. Vagelos*                       Director
______________________________________
         Pindaros R. Vagelos

         Stanley C. Van Ness*                       Director
______________________________________
         Stanley C. Van Ness

           Paul A. Volcker*                         Director
______________________________________
           Paul A. Volcker

          /s/ Mark B. Grier
By: *_________________________________
   Mark B. Grier, Attorney-in-fact

                                   SIGNATURES

  Pursuant to the requirements of the Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, New Jersey on December 10, 2001.


                                          Prudential Financial Capital Trust I

                                          By Prudential Financial, Inc., as
                                             sponsor

                                             /s/ C. Edward Chaplin

                                          By: _________________________________
                                            Name: C. Edward Chaplin
                                            Title:Senior V.P. & Treasurer

                     Report of Independent Accountants on
                         Financial Statement Schedules

To the Board of Directors and Policyholders of The Prudential Insurance Company of America

  Our audits of the consolidated financial statements referred to in our report dated March 13, 2001, except for Note 18, as to which the date is April 2, 2001, appearing in the prospectus also included an audit of the Financial Statement Schedules listed in Item 16(b) of this Registration Statement. In our opinion, these Financial Statement Schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 13, 2001

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                  Schedule I
       Summary of Investments Other Than Investments in Related Parties
                     As of December 31, 2000 (In Millions)

                                                                    Amount at
                                                                      which
                                                                  shown in the
Type of Investment                               Cost(1)   Value  balance sheet
------------------                               -------- ------- -------------
Fixed maturities, available for sale:
 Bonds:
 United States Government and government
  agencies and authorities...................... $  7,068 $ 7,424   $  7,424
 States, municipalities and political
  subdivisions..................................    3,012   3,173      3,173
 Foreign governments............................    4,393   4,570      4,570
 Mortgage-backed securities.....................    6,512   6,686      6,686
 Public utilities...............................   13,185  13,110     13,110
 Convertibles and bonds with warrants
  attached......................................       95     110        110
 All other corporate bonds......................   48,499  48,364     48,364
 Certificates of deposit........................      --      --         --
 Redeemable preferred stock.....................      351     390        390
                                                 -------- -------   --------
   Total fixed maturities, available for sale... $ 83,115 $83,827   $ 83,827
                                                 -------- -------   --------
Fixed maturities, held to maturity:
 Bonds:
 United States Government and government
  agencies and authorities...................... $      7 $     7   $      7
 States, municipalities and political
  subdivisions..................................       40      40         40
 Foreign governments............................      193     206        193
 Mortgage-backed securities.....................      --      --         --
 Public utilities...............................    2,421   2,579      2,421
 Convertibles and bonds with warrants
  attached......................................      --      --         --
 All other corporate bonds......................    9,787   9,783      9,787
 Certificates of deposit........................      --      --         --
 Redeemable preferred stock.....................      --      --         --
                                                 -------- -------   --------
   Total fixed maturities, held to maturity..... $ 12,448 $12,615   $ 12,448
                                                 -------- -------   --------
Equity securities:
 Common Stocks:
 Public utilities............................... $     43 $    44   $     44
 Banks, trust and insurance companies...........      134     209        209
 Industrial, miscellaneous and other............    1,976   1,944      1,944
 Nonredeemable preferred stocks.................      113     120        120
                                                 -------- -------   --------
   Total equity securities...................... $  2,266 $ 2,317   $  2,317
                                                 -------- -------   --------
Mortgage loans on real estate................... $ 15,919           $ 15,919
Policy loans....................................    8,046              8,046
Cash collateral for borrowed securities.........    3,858              3,858
Securities purchased under agreements to
 resell.........................................    5,395              5,395
Trading account assets (2)......................    7,217              7,217
Short-term investments..........................    5,029              5,029
Other long-term investments.....................    4,459              4,459
                                                 --------           --------
   Total investments............................ $147,752           $148,515
                                                 ========           ========

--------
(1) Original cost of equities and, as to fixed maturities, original cost reduced by repayments and adjusted for amortization of premiums and accretion of discounts.
(2) At fair value.

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                 Schedule III
                      Supplementary Insurance Information
         As of and for the year ended December 31, 2000 (In Millions)

                                                                           Premiums,
                    Deferred                                                Policy              Benefits, Claims,
                     Policy      Future Policy              Other Policy    Charges     Net        Losses and
                   Acquisition Benefits, Losses, Unearned    Claims and     and Fee  Investment    Settlement     Amortization
     Segment          Costs    Claims, Expenses  Premium  Benefits Payable  Income     Income       Expenses         of DAC
     -------       ----------- ----------------- -------- ---------------- --------- ---------- ----------------- ------------
Individual Life
Insurance........    $3,090         $ 1,541         --        $ 3,532       $ 1,328    $  374        $   793         $  172
Private Client
Group............       --              --          --            --            --        299            --             --
Retail
Investments......       682             795         --          4,907           355       478            421            206
Property and
Casualty
Insurance........       137           1,837        $577           --          1,639       193          1,045            365
                     ------         -------        ----       -------       -------    ------        -------         ------
 U.S. Consumer
 Division........     3,909           4,173         577         8,439         3,322     1,344          2,259            743
                     ------         -------        ----       -------       -------    ------        -------         ------
Group Insurance..        12           2,822         113         3,546         2,292       485          2,242              1
Other Employee
Benefits.........        76          12,581         --         15,338           149     2,332          1,986             21
                     ------         -------        ----       -------       -------    ------        -------         ------
 Employee
 Benefits
 Division........        88          15,403         113        18,884         2,441     2,817          4,228             22
                     ------         -------        ----       -------       -------    ------        -------         ------
International
Insurance........     1,425           4,536         --            131         1,773       129          1,268            145
International
Securities and
Investments......       --              --          --            --            --         66            --               1
                     ------         -------        ----       -------       -------    ------        -------         ------
 International
 Division........     1,425           4,536         --            131         1,773       195          1,268            146
                     ------         -------        ----       -------       -------    ------        -------         ------
Investment
Management and
Advisory
Services.........       --              --          --            --            --         21            --             --
Other Asset
Management.......       --              --          --            --            --         31            --             --
                     ------         -------        ----       -------       -------    ------        -------         ------
 Asset Management
 Division........       --              --          --                          --         52            --             --
                     ------         -------        ----       -------       -------    ------        -------         ------
Corporate and
Other............       (33)            574          18            88             4       917             38            (84)
                     ------         -------        ----       -------       -------    ------        -------         ------
Total Financial
Services
Businesses.......     5,389          24,686         708        27,542         7,540     5,325          7,793            827
                     ------         -------        ----       -------       -------    ------        -------         ------
Traditional
Participating
Products.........     1,674          46,014         --          6,643         4,320     4,172          7,322            269
                     ------         -------        ----       -------       -------    ------        -------         ------
 Total...........    $7,063         $70,700        $708       $34,185       $11,860    $9,497        $15,115         $1,096
                     ======         =======        ====       =======       =======    ======        =======         ======
                     Other
                   Operating Premiums
     Segment       Expenses  Written
     -------       --------- --------
Individual Life
Insurance........   $  776       --
Private Client
Group............    2,452       --
Retail
Investments......      764       --
Property and
Casualty
Insurance........      280    $1,637
                   --------- --------
 U.S. Consumer
 Division........    4,272     1,637
                   --------- --------
Group Insurance..      400       --
Other Employee
Benefits.........      681       --
                   --------- --------
 Employee
 Benefits
 Division........    1,081       --
                   --------- --------
International
Insurance........      211       --
International
Securities and
Investments......      677       --
                   --------- --------
 International
 Division........      888       --
                   --------- --------
Investment
Management and
Advisory
Services.........      719       --
Other Asset
Management.......      348       --
                   --------- --------
 Asset Management
 Division........    1,067       --
                   --------- --------
Corporate and
Other............    1,380       --
                   --------- --------
Total Financial
Services
Businesses.......    8,688     1,637
                   --------- --------
Traditional
Participating
Products.........      918       --
                   --------- --------
 Total...........   $9,606    $1,637
                   ========= ========

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                 Schedule III
                      Supplementary Insurance Information
         As of and for the year ended December 31, 1999 (In Millions)

                                                                           Premiums,
                    Deferred                                                Policy              Benefits, Claims,
                     Policy      Future Policy              Other Policy    Charges     Net        Losses and
                   Acquisition Benefits, Losses, Unearned    Claims and     and Fee  Investment    Settlement     Amortization
     Segment          Costs    Claims, Expenses  Premium  Benefits Payable  Income     Income       Expenses         of DAC
     -------       ----------- ----------------- -------- ---------------- --------- ---------- ----------------- ------------
Individual Life
Insurance........    $2,807         $ 1,360         --        $ 3,303       $ 1,299    $  316        $   653         $  185
Private Client
Group............       --              --          --            --            --        269            --             --
Retail
Investments......       693             782         --          5,065           316       491            389            229
Property and
Casualty
Insurance........       110           1,758        $494           --          1,548       197          1,100            350
                     ------         -------        ----       -------       -------    ------        -------         ------
 U.S. Consumer
 Division........     3,610           3,900         494         8,368         3,163     1,273          2,142            764
                     ------         -------        ----       -------       -------    ------        -------         ------
Group Insurance..         2           2,581         117         3,150         1,927       470          1,956            --
Other Employee
Benefits.........       103          12,717         --         16,090           163     2,460          2,220              6
                     ------         -------        ----       -------       -------    ------        -------         ------
 Employee
 Benefits
 Division........       105          15,298         117        19,240         2,090     2,930          4,176              6
                     ------         -------        ----       -------       -------    ------        -------         ------
International
Insurance........     1,325           3,971           1            55         1,422        99          1,034            102
International
Securities and
Investments......       --              --          --            --            --         54            --               1
                     ------         -------        ----       -------       -------    ------        -------         ------
 International
 Division........     1,325           3,971           1            55         1,422       153          1,034            103
                     ------         -------        ----       -------       -------    ------        -------         ------
Investment
Management and
Advisory
Services.........       --              --          --            --            --          3            --             --
Other Asset
Management.......       --              --          --            --            --         29            --             --
                     ------         -------        ----       -------       -------    ------        -------         ------
 Asset Management
 Division........       --              --          --            --            --         32            --             --
                     ------         -------        ----       -------       -------    ------        -------         ------
Corporate and
Other............        (9)          1,671          40           116            93     1,068            150            (32)
                     ------         -------        ----       -------       -------    ------        -------         ------
Total Financial
Services
Businesses.......     5,031          24,840         652        27,779         6,768     5,456          7,502            841
                     ------         -------        ----       -------       -------    ------        -------         ------
Traditional
Participating
Products.........     2,293          44,615         --          6,485         4,276     3,911          7,106            314
                     ------         -------        ----       -------       -------    ------        -------         ------
 Total...........    $7,324         $69,455        $652       $34,264       $11,044    $9,367        $14,608         $1,155
                     ======         =======        ====       =======       =======    ======        =======         ======
                     Other
                   Operating Premiums
     Segment       Expenses  Written
     -------       --------- --------
Individual Life
Insurance........   $  768       --
Private Client
Group............    2,285       --
Retail
Investments......      756       --
Property and
Casualty
Insurance........      145    $1,500
                   --------- --------
 U.S. Consumer
 Division........    3,954     1,500
                   --------- --------
Group Insurance..      354       --
Other Employee
Benefits.........      649       --
                   --------- --------
 Employee
 Benefits
 Division........    1,003       --
                   --------- --------
International
Insurance........      168       --
International
Securities and
Investments......      564       --
                   --------- --------
 International
 Division........      732       --
                   --------- --------
Investment
Management and
Advisory
Services.........      613       --
Other Asset
Management.......      271       --
                   --------- --------
 Asset Management
 Division........      884       --
                   --------- --------
Corporate and
Other............    1,102       --
                   --------- --------
Total Financial
Services
Businesses.......    7,675     1,500
                   --------- --------
Traditional
Participating
Products.........      930       --
                   --------- --------
 Total...........   $8,605    $1,500
                   ========= ========

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                 Schedule III
                      Supplementary Insurance Information
         As of and for the year ended December 31, 1998 (In Millions)

                                                                           Premiums,
                    Deferred                                                Policy              Benefits, Claims,
                     Policy      Future Policy              Other Policy    Charges     Net        Losses and
                   Acquisition Benefits, Losses, Unearned    Claims and     and Fee  Investment    Settlement     Amortization
     Segment          Costs    Claims, Expenses  Premium  Benefits Payable  Income     Income       Expenses         of DAC
     -------       ----------- ----------------- -------- ---------------- --------- ---------- ----------------- ------------
Individual Life
Insurance........    $2,748         $ 1,144         --        $ 3,146       $ 1,284    $  300        $   647         $  185
Private Client
Group............       --              --          --            --            --        255            --             --
Retail
Investments......       621             860         --          5,475           284       567            419            183
Property and
Casualty
Insurance........       108           2,025        $547           --          1,581       223          1,070            340
                     ------         -------        ----       -------       -------    ------        -------         ------
 U.S. Consumer
 Division             3,477           4,029         547         8,621         3,149     1,345          2,136            708
                     ------         -------        ----       -------       -------    ------        -------         ------
Group Insurance..       --            2,496          18         3,253         1,755       441          1,808            --
Other Employee
Benefits.........        60          13,868         --         17,246           156     2,730          2,487             14
                     ------         -------        ----       -------       -------    ------        -------         ------
 Employee
 Benefits
 Division........        60          16,364          18        20,499         1,911     3,171          4,295             14
                     ------         -------        ----       -------       -------    ------        -------         ------
International
Insurance........       972           2,672         --             97         1,010        65            747            103
International
Securities and
Investments......       --              --          --            --            --         55            --               1
                     ------         -------        ----       -------       -------    ------        -------         ------
 International
 Division........       972           2,672         --             97         1,010       120            747            104
                     ------         -------        ----       -------       -------    ------        -------         ------
Investment
Management and
Advisory
Services.........       --              --          --            --             (3)        2            --               5
Other Asset
Management.......       --              --          --            --            --          9            --             --
                     ------         -------        ----       -------       -------    ------        -------         ------
 Asset Management
 Division........       --              --          --            --             (3)       11            --               5
                     ------         -------        ----       -------       -------    ------        -------         ------
Corporate and
Other............       (21)          2,761          95            67            86     1,013             80            (50)
                     ------         -------        ----       -------       -------    ------        -------         ------
Total Financial
Services
Businesses.......     4,488          25,826         660        29,284         6,153     5,660          7,258            781
                     ------         -------        ----       -------       -------    ------        -------         ------
Traditional
Participating
Products.........     1,974          43,579         --          6,397         4,360     3,794          6,958            358
                     ------         -------        ----       -------       -------    ------        -------         ------
 Total...........    $6,462         $69,405        $660       $35,681       $10,513    $9,454        $14,216         $1,139
                     ======         =======        ====       =======       =======    ======        =======         ======
                     Other
                   Operating Premiums
     Segment       Expenses  Written
     -------       --------- --------
Individual Life
Insurance........   $  664       --
Private Client
Group............    2,203       --
Retail
Investments......      684       --
Property and
Casualty
Insurance........       91    $1,548
                   --------- --------
 U.S. Consumer
 Division            3,642     1,548
                   --------- --------
Group Insurance..      299       --
Other Employee
Benefits.........      637       --
                   --------- --------
 Employee
 Benefits
 Division........      936       --
                   --------- --------
International
Insurance........       96       --
International
Securities and
Investments......      519       --
                   --------- --------
 International
 Division........      615       --
                   --------- --------
Investment
Management and
Advisory
Services.........      591       --
Other Asset
Management.......      231       --
                   --------- --------
 Asset Management
 Division........      822       --
                   --------- --------
Corporate and
Other............    1,997       --
                   --------- --------
Total Financial
Services
Businesses.......    8,012     1,548
                   --------- --------
Traditional
Participating
Products.........    1,045       --
                   --------- --------
 Total...........   $9,057    $1,548
                   ========= ========

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                  Schedule IV
                                  Reinsurance
       For the Years Ended December 31, 2000, 1999 and 1998 (In Millions)

                                                                                 Percentage of
                                       Ceded to Other  Assumed from              Amount Assumed
                          Gross Amount   Companies    Other Companies Net Amount     to Net
                          ------------ -------------- --------------- ---------- --------------
2000
Life Insurance Face
 Amount In Force........   $1,324,453     $72,044         $6,866      $1,259,275      0.5%
                           ==========     =======         ======      ==========      ===
Premiums:
 Life Insurance.........   $    8,529     $   483         $   42      $    8,088      0.5%
 Accident and Health
  Insurance.............          506          15              3             494      0.6%
 Property & Liability
  Insurance.............        1,691          93             41           1,639      2.5%
                           ----------     -------         ------      ----------      ---
 Total Premiums.........   $   10,726     $   591         $   86      $   10,221      0.8%
                           ==========     =======         ======      ==========      ===
1999
Life Insurance Face
 Amount In Force........   $1,215,752     $75,151         $7,901      $1,148,502      0.7%
                           ==========     =======         ======      ==========      ===
Premiums:
 Life Insurance.........   $    8,006     $   489         $   29      $    7,546      0.4%
 Accident and Health
  Insurance.............          542         109            --              433      --
 Property & Liability
  Insurance.............        1,573          61             37           1,549      2.4%
                           ----------     -------         ------      ----------      ---
 Total Premiums.........   $   10,121     $   659         $   66      $    9,528      0.7%
                           ==========     =======         ======      ==========      ===
1998
Life Insurance Face
 Amount In Force........   $1,128,919     $65,317         $7,168      $1,070,770      0.7%
                           ==========     =======         ======      ==========      ===
Premiums:
 Life Insurance.........   $    7,537     $   506         $   24      $    7,055      0.3%
 Accident and Health
  Insurance.............          409           4            --              405      --
 Property & Liability
  Insurance.............        1,715         168             41           1,588      2.6%
                           ----------     -------         ------      ----------      ---
 Total Premiums.........   $    9,661     $   678         $   65      $    9,048      0.7%
                           ==========     =======         ======      ==========      ===

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                   Schedule V
                       Valuation and Qualifying Accounts
       For the years ended December 31, 2000, 1999 and 1998 (In Millions)

                                               Additions
                          ----------------------------------------------------
                           Balance   Charged to  Charged              Balance
                           at Beg.     Costs     to Other             at End
Description               of Period and Expenses Accounts Deductions of Period
-----------               --------- ------------ -------- ---------- ---------
2000
Allowance for losses on
 mortgage loans on real
 estate..................   $221       $  17      $ --       $ 13(a)   $225
Valuation allowance on
 deferred tax asset......     24          18        --          4(c)     38
                            ----       -----      -----      ----      ----
                            $245       $  35      $ --       $ 17      $263
                            ====       =====      =====      ====      ====
1999
Allowance for losses on
 mortgage loans on real
 estate..................   $427       $ --       $ --       $206(b)   $221
Valuation allowance on
 deferred tax asset......     13          17        --          6(c)     24
                            ----       -----      -----      ----      ----
                            $440       $  17      $ --       $212      $245
                            ====       =====      =====      ====      ====
1998
Allowance for losses on
 mortgage loans on real
 estate..................   $450       $ --       $ --       $ 23(d)   $427
Valuation allowance on
 deferred tax asset......     18           1        --          6(c)     13
                            ----       -----      -----      ----      ----
                            $468       $   1      $ --       $ 29      $440
                            ====       =====      =====      ====      ====

--------
(a) Represents $13 million of charge-offs, net of recoveries.
(b) Represents $201 million of release of allowance for losses and $5 million of charge-offs, net of recoveries.
(c) Represents utilization of foreign tax credit ($4 million, $6 million and $6 million in 2000, 1999 and 1998, respectively).
(d) Represents $23 million of charge-offs, net of recoveries.

                               Index to Exhibits


                                                                   Sequentially
 Exhibit                                                             Numbered
   No.                         Description                             Page
 ------- -------------------------------------------------------   ------------
  1.1    Form of Underwriting Agreement.
  2.1    Plan of Reorganization (incorporated by reference to
         Exhibit 2.1 to Prudential Financial, Inc.'s
         Registration Statement on Form S-1 (No. 333-58524)).**
  3.1    Form of Amended and Restated Certificate of
         Incorporation of Prudential Financial, Inc.
         (incorporated by reference to Exhibit 3.1 to Prudential
         Financial, Inc.'s Registration Statement on Form S-1
         (No. 333-58524)).**
  3.2    Form of By-Laws of Prudential Financial, Inc.
         (incorporated by reference to Exhibit 3.2 to Prudential
         Financial, Inc.'s Registration Statement on Form S-1
         (No. 333-58524)).**
  4.1    Form of Indenture between Prudential Financial, Inc.
         and JPMorgan Chase Bank, as trustee, relating to the
         debt securities.
  4.2    Form of First Supplemental Indenture between Prudential
         Financial, Inc. and JPMorgan Chase Bank, as trustee,
         relating to the Debentures.
  4.3    Certificate of Trust of Prudential Financial Capital
         Trust I.**
  4.4    Declaration of Trust of Prudential Financial Capital
         Trust I.**
  4.5    Form of Amended and Restated Declaration of Trust of
         Prudential Financial Capital Trust I.
  4.6    Form of Redeemable Capital Securities Guarantee
         Agreement for Prudential Financial Capital Trust I.
  4.7    Form of Redeemable Capital Security Certificate of
         Prudential Financial Capital Trust I (included in
         Exhibit 4.5).
  4.8    Form of Purchase Contract Agreement.
  4.9    Form of Common Securities Guarantee Agreement.**
  4.10   Form of Pledge Agreement.
  4.11   Form of Debenture (included in Exhibit 4.2).
  4.12   Form of Normal Unit (included in Exhibit 4.8).
  4.13   Form of Stripped Unit (included in Exhibit 4.8).
  4.14   Form of certificate for the Common Stock of Prudential
         Financial, Inc., par value $.01 per share (incorporated
         by reference to Exhibit 4.1 to Prudential Financial,
         Inc.'s Registration Statement on Form S-1 (No. 333-
         58524)).**
  4.15   Form of Shareholders' Rights Plan (incorporated by
         reference to Exhibit 4.2 to Prudential Financial,
         Inc.'s Registration Statement on Form S-1 (No. 333-
         58524)).**
  4.16   Upon the request of the Securities and Exchange
         Commission, Prudential Financial, Inc. will furnish
         copies of all instruments defining the rights of
         holders of long-term debt of Prudential Financial, Inc.
  4.17   Subscription Agreement for Class B Stock (incorporated
         by reference to Exhibit 4.4 to Prudential Financial,
         Inc.'s Registration Statement on Form S-1 (No. 333-
         58524)).**
  4.18   Commitment letter relating to insurance of the IHC debt
         (incorporated by reference to Exhibit 4.5 to Prudential
         Financial, Inc.'s Registration Statement on Form S-1
         (No. 333-58524)).**
  4.19   Inter-Business Transfer and Allocation Policies
         relating to the Financial Services Businesses and the
         Closed Block Business (incorporated by reference to
         Exhibit 4.6 to Prudential Financial, Inc.'s
         Registration Statement on Form S-1 (No. 333-58524)).**

                                                                   Sequentially
 Exhibit                                                             Numbered
   No.                         Description                             Page
 ------- -------------------------------------------------------   ------------
  5.1    Opinion of Sullivan & Cromwell.**
  5.2    Opinion of Richards, Layton & Finger, P.A.**
  5.3    Opinion of McCarter & English, LLP.**
  8.1    Opinion of McDermott, Will & Emery as to certain tax
         matters.
 10.1    Support Agreement between the Prudential Insurance
         Company of America and Prudential Funding Corporation
         dated as of March 18, 1982 (incorporated by reference
         to Exhibit 10.1 to Prudential Financial, Inc.'s
         Registration Statement on Form S-1 (No. 333-58524)).**
 10.2    Stipulation of Settlement--United States District Court
         for the District of New Jersey, in re: The Prudential
         Insurance Company of America Sales Practices
         Litigation, MDL No. 1061, Master Docket No. 95-4704
         (AMW) (Document dated October 28, 1996) (incorporated
         by reference to Exhibit 10.2 to Prudential Financial,
         Inc.'s Registration Statement on Form S-1 (No. 333-
         58524)).**
 10.3    Amendment to Stipulation of Settlement--United States
         District Court for the District of New Jersey, in re:
         The Prudential Insurance Company of America Sales
         Practices Litigation, MDL No. 1061, Master Docket No.
         95-4704 (AMW) (Original filed February 24, 1997)
         (Document dated February 22, 1997) (incorporated by
         reference to Exhibit 10.3 to Prudential Financial,
         Inc.'s Registration Statement on Form S-1 (No. 333-
         58524)).**
 10.4    The Prudential Insurance Company of America Deferred
         Compensation Plan (incorporated by reference to Exhibit
         10.4 to Prudential Financial, Inc.'s Registration
         Statement on Form S-1 (No. 333-58524)).**
 10.5    The Prudential Deferred Compensation Plan for Non-
         Employee Directors (incorporated by reference to
         Exhibit 10.5 to Prudential Financial, Inc.'s
         Registration Statement on Form S-1 (No. 333-58524)).**
 10.6    The Pension Plan for Non-Employee Directors of The
         Prudential Insurance Company of America (incorporated
         by reference to Exhibit 10.6 to Prudential Financial,
         Inc.'s Registration Statement on Form S-1 (No. 333-
         58524)).**
 10.7    2001 Prudential Long-Term Performance Unit Plan
         (incorporated by reference to Exhibit 10.7 to
         Prudential Financial, Inc.'s Registration Statement on
         Form S-1 (No. 333-58524)).**
 10.8    2000 Prudential Long-Term Performance Unit Plan
         (incorporated by reference to Exhibit 10.8 to
         Prudential Financial, Inc.'s Registration Statement on
         Form S-1 (No. 333-58524)).**
 10.9    1999 Prudential Long-Term Performance Unit Plan
         (incorporated by reference to Exhibit 10.9 to
         Prudential Financial, Inc.'s Registration Statement on
         Form S-1 (No. 333-58524)).**
 10.10   1998 Amended Prudential Long-Term Performance Unit Plan
         (incorporated by reference to Exhibit 10.10 to
         Prudential Financial, Inc.'s Registration Statement on
         Form S-1 (No. 333-58524)).**
 10.11   1998 Prudential Annual Incentive Plan (incorporated by
         reference to Exhibit 10.11 to Prudential Financial,
         Inc.'s Registration Statement on Form S-1 (No. 333-
         58524)).**
 10.12   Prudential Financial, Inc. Stock Option Plan
         (incorporated by reference to Exhibit 10.12 to
         Prudential Financial, Inc.'s Registration Statement on
         Form S-1 (No. 333-58524)).**
 10.13   Prudential Supplemental Retirement Plan (incorporated
         by reference to Exhibit 10.13 to Prudential Financial,
         Inc.'s Registration Statement on Form S-1 (No. 333-
         58524)).**
 10.14   Prudential Supplemental Employee Savings Plan
         (incorporated by reference to Exhibit 10.14 to
         Prudential Financial, Inc.'s Registration Statement on
         Form S-1 (No. 333-58524)).**
 10.15   Prudential Severance Plan for Senior Executives
         (incorporated by reference to Exhibit 10.15 to
         Prudential Financial, Inc.'s Registration Statement on
         Form S-1 (No. 333-58524)).**

                                                                   Sequentially
 Exhibit                                                             Numbered
   No.                         Description                             Page
 ------- -------------------------------------------------------   ------------
 12.1    Statement of Ratio of Earnings to Fixed Charges.**
 21.1    Subsidiaries of Prudential Financial, Inc.
         (incorporated by reference to Exhibit 21.1 to
         Prudential Financial, Inc.'s Registration Statement on
         Form S-1 (No. 333-58524)).**
 23.1    Consent of PricewaterhouseCoopers LLP.
 23.2    Consent of Sullivan & Cromwell (included in Exhibit
         5.1).**
 23.3    Consent of Richards, Layton & Finger, P.A. (included in
         Exhibit 5.2).**
 23.4    Consent of McCarter & English, LLP (included in Exhibit
         5.3).**
 23.5    Consent of Milliman USA.
 23.6    Consent of PricewaterhouseCoopers.
 23.7    Consent of McDermott, Will & Emery (included in Exhibit
         8.1).
 24.1    Powers of Attorney.**
 25.1    Form T-1 Statement of Eligibility under the Trust
         Indenture Act of 1939 of JPMorgan Chase Bank, as
         trustee under the Indenture.**
 25.2    Form T-1 Statement of Eligibility under the Trust
         Indenture Act of 1939 of JPMorgan Chase Bank, as
         property trustee under the Amended and Restated
         Declaration of Trust for Prudential Financial Capital
         Trust I.**
 25.3    Form T-1 Statement of Eligibility for JPMorgan Chase
         Bank, as guarantee trustee under the Redeemable Capital
         Securities Guarantee Agreement.**

--------


**Previously filed.